     As Filed With The Securities And Exchange Commission On April 16, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                           DATA CRITICAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                --------------

           Delaware                         3670                       91-1901482
 (State or other jurisdiction         (Primary Standard             (I.R.S. Employer
     of incorporation or          Industrial Classification      Identification Number)
        organization)                      Number)

                      19820 North Creek Parkway, Suite 100
                               Bothell, WA 98011
                                 (425) 482-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------
                               RICHARD L. EARNEST
                            Chief Executive Officer
                           Data Critical Corporation
                      19820 North Creek Parkway, Suite 100
                               Bothell, WA 98011
                                 (425) 482-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                   Scott J. Moore                                       Douglas F. Higham
                Michael C. Petronio                                    Scott E. McConnell
                 Pamela M. Almaguer                              Higham, McConnell & Dunning LLP
         Orrick, Herrington & Sutcliffe LLP                        28202 Cabot Road, Suite 450
            719 Second Avenue, Suite 900                             Laguna Niguel, CA 92677
                 Seattle, WA 98104

                                --------------
  Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective and the effective time of the proposed merger of Viper Acquisition Corp., a wholly owned subsidiary of the registrant, with and into VitalCom Inc. as described in the Agreement and Plan of Merger, dated as of March 12, 2001, attached as Appendix A to the joint proxy statement/prospectus forming a part of this registration statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                              Proposed        Proposed
 Title of each class of        Amount         maximum          maximum       Amount of
    securities to be           to be       offering price     aggregate     registration
       registered          registered(1)      per unit    offering price(2)    fee(3)
----------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share.......   5,206,400 shares     $1.41         $7,341,024        $1,836
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of the registrant's common stock that may be issued to the former stockholders of VitalCom Inc. in the merger, using an exchange ratio of 0.62 shares of the registrant's common stock for each share of VitalCom common stock.
(2) Based on 8,397,419 shares of VitalCom common stock, par value $0.0001 per share, which is the maximum number of shares of VitalCom common stock that may be outstanding immediately prior to the merger.
(3) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $1.41 per share of Data Critical common stock (the average of the high and low price per share of Data Critical common stock as reported on the Nasdaq National Market on April 9, 2001), and the maximum number of shares of Data Critical common stock that may be outstanding immediately prior to the consummation of the transactions contemplated in the merger agreement, as set forth in footnote (2) above.

                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [LOGO OF DATA CRITICAL]

                                                     , 2001

   Dear Stockholder:

   We cordially invite you to attend Data Critical Corporation's 2001 annual
meeting of stockholders. The annual meeting will be held on         , 2001, at
9:00 a.m. local time, at our headquarters, which are located at 19820 North Creek Parkway, Suite 100, Bothell, Washington 98011.

   At the annual meeting, you will be asked to:

  . approve the issuance of Data Critical common stock in a proposed merger with VitalCom Inc.;

  . approve an amendment to the Data Critical Corporation 1999 Stock Option
    Plan;

  . elect two directors to our board of directors; and

  . ratify the appointment of Arthur Andersen LLP as our independent public accountants for the 2001 fiscal year.

   The Data Critical common stock is listed on the Nasdaq National Market under the symbol "DCCA." The VitalCom common stock is listed on the Nasdaq Smallcap Market under the symbol "VCOM."

   The board of directors recommends that you vote "FOR" the issuance of common stock in the merger, "FOR" the amendment to our 1999 Stock Option Plan, "FOR" the election of the nominees for director, and "FOR" the ratification of Arthur Andersen LLP as our independent public accountants.

   Attached is a notice of annual meeting of stockholders and a joint proxy statement/prospectus, which describes the merger in detail. For your convenience, the first two pages of the joint proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the joint proxy statement/prospectus carefully. In particular, you should carefully consider the discussion under the heading "Risk Factors" beginning on page 14.

   You should also read carefully the accompanying notice of annual meeting of stockholders and the section entitled "The annual meeting of Data Critical stockholders--Other proposals" beginning on page 103 for additional information about the other proposals being presented to Data Critical stockholders.

   Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure that your shares are represented at the annual meeting. Your stock will be voted in accordance with the instructions you give in your proxy. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. We greatly appreciate your prompt cooperation.

                                          Sincerely,

                                          /s/ Richard L. Earnest

                                          Richard L. Earnest
                                          Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                           DATA CRITICAL CORPORATION
                      19820 North Creek Parkway, Suite 100
                               Bothell, WA 98011
                                 (425) 482-7000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held           , 2001

   We will hold the annual meeting of stockholders of Data Critical Corporation, a Delaware corporation, at our headquarters, located at 19820
North Creek Parkway, Suite 100, Bothell, Washington 98011 on             ,
2001, at 9:00 a.m. local time for the following purposes:

  1. to consider a proposal to approve the issuance of shares of Data Critical common stock in the merger of Viper Acquisition Corp., a wholly owned subsidiary of Data Critical, with and into VitalCom Inc., a Delaware corporation, in which, among other things:

    . each outstanding share of VitalCom common stock (other than shares held by stockholders who have properly exercised their appraisal rights) will be exchanged for 0.62 shares of Data Critical common stock; and

    . Data Critical will assume VitalCom's 1993 Stock Option Plan and 1996 Stock Option Plan and assume each option outstanding under the VitalCom stock option plans.

  2. to consider a proposal to amend the Data Critical Corporation 1999 Stock Option Plan to increase the total number of shares of Data Critical common stock that can be issued under the plan;

  3. to elect two Class II directors to the Data Critical board of directors, who will hold office until the third annual meeting of stockholders following their election or until their successors are elected and qualified;

  4. to ratify the Data Critical board's appointment of Arthur Andersen LLP as our independent public accountants; and

  5. such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

   Data Critical's board of directors has determined that the merger is advisable and fair to, and in the best interests of, Data Critical and its stockholders, has approved the merger and the merger agreement and unanimously recommends that you vote "FOR" approving the issuance of shares of Data Critical common stock in connection with the merger. The board also recommends that you vote "FOR" amending the Data Critical Corporation 1999 Stock Option Plan, "FOR" electing the board's nominees for director and "FOR" ratifying the board's appointment of Data Critical's independent public accountants.

   The Data Critical board of directors has fixed the close of business on
       , 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment of the annual meeting. Only holders of record of Data Critical common stock at the close of business on the record date are entitled to vote at the annual meeting. The directors elected will be the two candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. Approval of each of the other three proposals to be considered at the annual meeting requires the affirmative vote of a majority of the shares of the Data Critical common stock present in person or by proxy at the annual meeting if a quorum is present.

   In considering whether to approve the issuance of shares in connection with the merger, you should carefully read this joint proxy statement/prospectus in its entirety. In particular, you should review the matters referred to under "Risk Factors" starting on page 14.

   You are cordially invited to attend the annual meeting. To ensure that you are represented at the annual meeting, however, we urge you to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-paid envelope for that purpose. If you attend the annual meeting, you may vote in person even if you have returned a proxy.

                                          By order of the board of directors,

                                          /s/ Michael E. Singer

                                          Michael E. Singer
                                          Executive Vice President, Corporate
                                          Development, Chief Financial
                                          Officer, Director and Assistant
                                          Secretary

Bothell, Washington
          , 2001

                               [LOGO OF VITALCOM]

                                                    , 2001

   Dear Stockholder:

   We cordially invite you to attend a special meeting of the stockholders of
VitalCom Inc., which will be held on          , 2001, at 9:00 a.m. local time,
at our headquarters at 15222 Del Amo Avenue, Tustin, California 92860.

   At the special meeting, you will be asked to approve a merger agreement that will combine our company with Data Critical Corporation. In the merger, you will be entitled to receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock you own.

   The Data Critical common stock is listed on the Nasdaq National Market under the symbol "DCCA." The VitalCom common stock is listed on the Nasdaq Smallcap Market under the symbol "VCOM."


   The merger cannot be completed unless the holders of at least a majority of the outstanding shares of VitalCom common stock as of the record date vote in favor of adopting the merger agreement. Holders of approximately 61% of the outstanding VitalCom common stock have executed voting agreements agreeing to vote their VitalCom shares in favor of adopting the merger agreement. These VitalCom stockholders have also irrevocably appointed Data Critical representatives as proxies to vote their VitalCom shares in favor of adoption of the merger agreement. Consequently, the voting agreements effectively ensure that the required approval by VitalCom stockholders will be obtained, regardless of whether or how other VitalCom stockholders vote their shares. This is true even if the VitalCom board of directors withdraws or modifies its unanimous recommendation that VitalCom stockholders vote in favor of adoption of the merger agreement. Only holders of VitalCom common stock at the close of
business on         , 2001 will be entitled to vote at the special meeting.

   VitalCom's board of directors has determined that the merger is advisable and fair to, and in the best interests of, VitalCom and its stockholders. The board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" adopting the merger agreement.

   Attached is a notice of special meeting to stockholders and a joint proxy statement/prospectus, which describes the merger in detail. For your convenience, the first two pages of the joint proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the joint proxy statement/prospectus carefully. In particular, you should carefully consider the discussion under the heading "Risk Factors" beginning on page 14.

   Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure that your shares are represented at the special meeting. Your stock will be voted in accordance with the instructions you give in your proxy. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ Frank T. Sample

                                          Frank T. Sample
                                          President and Chief Executive
                                           Officer

                                 VITALCOM INC.
                              15222 Del Amo Avenue
                                Tustin, CA 92680
                                 (714) 546-0147

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held           , 2001

   We will hold a special meeting of stockholders of VitalCom Inc., a Delaware corporation, at our headquarters, located at 15222 Del Amo Avenue, Tustin,
California 92680 on             , 2001, at 9:00 a.m. local time for the
following purposes:

  1. To consider a proposal to adopt the Agreement and Plan of Merger dated as of March 12, 2001 by and among VitalCom, Data Critical Corporation and Viper Acquisition Corp., a wholly owned subsidiary of Data Critical, pursuant to which Viper Acquisition Corp. will merge with and into VitalCom. In the merger, VitalCom stockholders will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock that they hold (other than those shares for which stockholders have properly exercised their appraisal rights), and VitalCom will become a wholly owned subsidiary of Data Critical; and

  2. To transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

   The VitalCom board of directors has determined that the merger is advisable and fair to, and in the best interests of, VitalCom and its stockholders, has unanimously approved the merger and unanimously recommends that you vote "FOR" adopting the merger agreement.

   The VitalCom board of directors has fixed the close of business on
            , 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of VitalCom common stock at the close of business on the record date are entitled to vote at the special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of VitalCom common stock.

   Holders of approximately 61% of the outstanding VitalCom common stock have executed voting agreements agreeing to vote their VitalCom shares in favor of adopting the merger agreement. These VitalCom stockholders have also irrevocably appointed Data Critical representatives as proxies to vote their VitalCom shares in favor of adopting the merger agreement. Consequently, the voting agreements effectively ensure that the required approval by VitalCom stockholders will be obtained, regardless of whether or how other VitalCom stockholders vote their shares. This is true even if the VitalCom board of directors withdraws or modifies its unanimous recommendation that VitalCom stockholders vote in favor of adoption of the merger agreement.

   As a holder of VitalCom common stock, you have certain appraisal rights with respect to the proposed merger. In order to exercise your appraisal rights, you must not vote in favor of adopting the merger agreement. Your appraisal rights are governed by specific legal provisions contained in section 262 of the Delaware General Corporation Law. A summary of section 262 is included in this joint proxy statement/prospectus in the section entitled "The Special Meeting of VitalCom Stockholders--Appraisal rights." The complete text of section 262 of the Delaware General Corporation Law is attached as Appendix D to this joint proxy statement/prospectus. If VitalCom stockholders beneficially holding more than 10% of VitalCom common stock outstanding as of the VitalCom record date properly exercise their appraisal rights under Delaware law, then Data Critical will not be obligated to complete the merger. However, Data Critical may nevertheless waive its right not to complete the merger if the 10% threshold is exceeded.

   This notice constitutes notice of your appraisal rights as such notice is required under the Delaware General Corporation Law.

   In considering whether to vote in favor of adopting the merger agreement, you should carefully read this joint proxy statement/prospectus in its entirety. In particular, you should read the matters referred to under "Risk Factors" starting on page 14.

   You are cordially invited to attend the special meeting. To ensure that you are represented at the special meeting, however, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible. We have enclosed a postage-paid envelope for that purpose. If you attend the special meeting, you may vote in person even if you have returned your proxy card.

                                          By order of the board of directors,

                                          /s/ Scott E. Lamb

                                          Scott E. Lamb
                                          Secretary

Tustin, California
          , 2001

   For a discussion of significant matters that should be considered before voting at the VitalCom special meeting or the Data Critical annual meeting, see "Risk Factors" beginning on page 14.

   The joint proxy statement/prospectus is dated             , 2001, and is
first being mailed to stockholders of Data Critical and VitalCom on or about
            , 2001.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Data Critical common stock to be issued in connection with the merger or passed upon the adequacy or accuracy of the joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   The joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.


    The joint proxy statement/prospectus incorporates important business and financial information about Data Critical and VitalCom that is not included in or delivered with the joint proxy statement/prospectus. This information is available without charge to Data Critical stockholders and VitalCom stockholders upon written or oral request. Stockholders should contact: Data Critical Corporation, 19820 North Creek Parkway, Suite 100, Bothell, Washington 98011, Attention: Investor Relations, phone number:
 (425) 482-7000 or VitalCom Inc., 15222 Del Amo Avenue, Tustin, California 92680, Attention: Investor Relations, phone number: (714) 546-0147.

    To obtain timely delivery of requested documents before the Data Critical annual meeting and the VitalCom special meeting, you must request
 them no later than             , 2001, which is five business days before
 the date of the annual meeting and the special meeting.

    Also see "Where You Can Find More Information" on page 4 in the joint proxy statement/prospectus.

                             TABLE OF CONTENTS FOR
                        JOINT PROXY STATEMENT/PROSPECTUS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE DATA CRITICAL/VITALCOM MERGER.............   1

WHO CAN HELP ANSWER YOUR QUESTIONS?.......................................   3

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY
 STATEMENT/PROSPECTUS.....................................................   4

WHERE YOU CAN FIND MORE INFORMATION.......................................   4

FORWARD-LOOKING STATEMENTS................................................   5

TRADEMARKS................................................................   5

SUMMARY...................................................................   6

  The Companies...........................................................   6

  The Stockholder Meetings................................................   7

  The Merger..............................................................   9

COMPARATIVE PER SHARE DATA................................................  12

COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY.........................  13

RISK FACTORS..............................................................  14

  Risks related to the merger.............................................  14

  Risks related to Data Critical..........................................  17

  Risks related to VitalCom...............................................  33

THE ANNUAL MEETING OF DATA CRITICAL STOCKHOLDERS--DATA CRITICAL MERGER
 PROPOSAL.................................................................  39

  Date, time and place of the annual meeting..............................  39

  Purposes of the annual meeting..........................................  39

  Recommendation of the Data Critical board of directors regarding the
   Data Critical merger proposal..........................................  40

  Record date and voting power............................................  40

  Voting and revocation of proxies........................................  40

  Quorum; required vote...................................................  40

  Solicitation of proxies.................................................  41

  Other matters...........................................................  41

THE SPECIAL MEETING OF VITALCOM STOCKHOLDERS..............................  42

  Date, time and place of the VitalCom special meeting....................  42

  Purposes of the VitalCom special meeting................................  42

  Recommendation of the VitalCom board of directors.......................  42

  Record date and voting power............................................  42

  Voting and revocation of proxies........................................  42

  Quorum; required vote...................................................  42

  Voting agreements.......................................................  43

  Solicitation of proxies.................................................  43

                                                                           PAGE
                                                                           ----
  Appraisal rights........................................................  43

  Other matters...........................................................  45

INFORMATION ABOUT DATA CRITICAL...........................................  46

INFORMATION ABOUT VITALCOM................................................  47

OWNERSHIP OF DATA CRITICAL CAPITAL STOCK..................................  48

OWNERSHIP OF DATA VITALCOM CAPITAL STOCK..................................  50

THE MERGER................................................................  52

  General description.....................................................  52

  Management and operations following the merger..........................  52

  Background of the transaction...........................................  52

  Joint reasons for the merger............................................  54

  Recommendations of Data Critical's board; Data Critical's reasons for the merger.............................................................  55

  Recommendations of VitalCom's board; VitalCom's reasons for the merger..  57

  Opinion of Data Critical's financial advisor............................  59

  Opinion of VitalCom's financial advisor.................................  64

  Interests of VitalCom's officers and directors in the merger............  72

  Material U.S. federal income tax consequences...........................  74

  Accounting treatment....................................................  76

  Regulatory filings and approvals required to complete the merger........  76

  Resale restrictions.....................................................  76

  Voting agreements.......................................................  77

TERMS OF THE MERGER.......................................................  78

  The merger..............................................................  78

  Effective time of the merger............................................  78

  Conversion of securities................................................  78

  Employee plan and benefit arrangements..................................  78

  VitalCom stock options..................................................  79

  Exchange of shares......................................................  79

  Representations and warranties..........................................  80

  Conduct of VitalCom's business prior to completion of the merger........  82

  Conduct of Data Critical's business prior to completion of the merger...  84

  Covenants...............................................................  84

  No other negotiations involving VitalCom................................  85

  No other negotiations involving Data Critical...........................  87

  Indemnification.........................................................  89

  Conditions..............................................................  89

  Termination of the merger agreement.....................................  91

  Expenses; Termination fees..............................................  93

                                                                         PAGE
                                                                         -----
  Amendment; Extension; Waiver..........................................    94

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS............    95

  Unaudited Pro Forma Condensed Combining Balance Sheet.................    96

  Unaudited Pro Forma Condensed Combining Statements of Operations......    97

  Notes to Unaudited Pro Forma Condensed Combining Financial
   Statements...........................................................    99

COMPARISON OF RIGHTS OF HOLDERS OF DATA CRITICAL CAPITAL STOCK AND
 VITALCOM CAPITAL STOCK.................................................   100

THE ANNUAL MEETING OF DATA CRITICAL STOCKHOLDERS--OTHER PROPOSALS.......   103

EXPERTS.................................................................   115

LEGAL MATTERS...........................................................   115

STOCKHOLDER PROPOSALS...................................................   115

INDEX TO FINANCIAL STATEMENTS........................................... FIN-1

  APPENDIX A -- Agreement and Plan of Merger dated as of March 12, 2001

  APPENDIX B -- Fairness Opinion of U.S. Bancorp Piper Jaffray Inc.

  APPENDIX C -- Fairness Opinion of Pinnacle Partners, Inc.

  APPENDIX D -- Section 262 of the Delaware General Corporation Law

  APPENDIX E -- Annual Report on Form 10-K of Data Critical for the fiscal year ended December 31, 2000

  APPENDIX F -- Annual Report on Form 10-K of VitalCom for the fiscal year ended December 31, 2000

  APPENDIX G -- Data Critical Corporation 1999 Stock Option Plan

  APPENDIX H -- Data Critical Corporation Charter for the Audit Committee of
                the Board of Directors

         QUESTIONS AND ANSWERS ABOUT THE DATA CRITICAL/VITALCOM MERGER

Q: Why are Data Critical and VitalCom proposing to merge?

A: Data Critical and VitalCom believe that the merger will bring two leaders in the wireless hospital communications market together into a single company that will enjoy the benefits of scale, superior technology, broader product offerings, a wider customer base and a lower cost structure. Data Critical has concentrated on decentralized wireless communications and has a number of distribution and marketing arrangements with key industry participants. VitalCom has focused on the centralized monitoring market and has developed innovative technology with far-reaching application to the wireless hospital communications market. The companies believe that by combining they will be better able to compete, take advantage of market opportunities, and serve the needs of their customers than either company could independently. The merger offers the opportunity to combine and leverage two highly complimentary product lines, technologies and customer bases to the combined company's benefit, while reducing overall costs by consolidating and reducing corporate overhead, corporate and regulatory compliance expenses, and engineering, manufacturing, management and sales functions-with the ultimate goal of accelerating the path to profitability.

Q: If I am a VitalCom stockholder, what will I receive in the merger?

A: If the merger is completed, you will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock that you own (other than shares for which you have properly exercised your appraisal rights).

Data Critical will not issue fractions of its shares to you in the merger. Instead, you will receive cash equal to the product of the applicable fraction multiplied by the average of the last reported sales prices of Data Critical common stock for the last 20 consecutive trading days immediately preceding the effective date of the merger.

Q: If I am a Data Critical stockholder, how will the merger affect me?

A: While the merger will not directly affect your shares of Data Critical stock, your ownership percentage of the combined entity will be diluted. Based on the capitalization of Data Critical on March 12, 2001, existing Data Critical stockholders will own approximately 70% of the combined company, and the former VitalCom stockholders will own approximately 30% of the combined company.

Q: Will the exchange ratio change if the price of Data Critical common stock or VitalCom common stock fluctuates?

A: No. The exchange ratio of 0.62 is fixed, and will not be adjusted for any changes in the market price of either Data Critical common stock or VitalCom common stock.

Q: Will the shares of Data Critical common stock issued in the merger be freely transferrable?

A: All shares of Data Critical common stock received by VitalCom stockholders in the merger will be unrestricted and freely transferable, other than shares received by VitalCom stockholders who are deemed to be affiliates of VitalCom or Data Critical. These affiliates will only be able to sell their shares in accordance with the resale restrictions of Rule 145 of the Securities Act.

Q: What stockholder votes are required to complete the merger?

A: A majority of the outstanding shares of VitalCom common stock entitled to vote must vote in favor of adopting the merger agreement. In addition, a majority of the shares present in person or by proxy at the Data Critical annual meeting must vote in favor of issuing the Data Critical common stock to VitalCom stockholders in the merger.

Holders of approximately 61% of the outstanding VitalCom common stock have executed voting agreements agreeing to vote their VitalCom shares in favor of adopting the merger agreement. These VitalCom stockholders have also irrevocably appointed Data Critical representatives as proxies to vote their VitalCom shares in favor of adoption of the merger agreement. Consequently, the voting agreements effectively ensure that the required approval by VitalCom stockholders will be obtained, regardless of whether or how other VitalCom stockholders vote their shares. This is true even if the VitalCom board of directors withdraws or modifies its unanimous recommendation that VitalCom stockholders vote in favor of adoption of the merger agreement.

Q: How can I vote?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, you should indicate on your proxy card how you want to vote, and sign, date and mail the proxy card in the enclosed return envelope as soon as possible so that your shares are represented at the VitalCom special meeting or Data Critical annual meeting.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You may revoke your signed proxy at any time before it is voted at Data Critical's or VitalCom's stockholders meeting. To revoke your proxy you may execute and deliver a proxy with a later date or a written notice of revocation to the corporate secretary (or, if your proxy relates to shares of Data Critical common stock, the assistant secretary). You may also revoke your signed proxy by attending the stockholder meeting and voting in person.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to the directions your broker provides.

Q: What will happen to my vote if I don't return or mark my proxy card?

A: If you are a Data Critical stockholder and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote "FOR" the proposals presented at the meeting. If you are a Data Critical stockholder and you fail to return your proxy card, it will have no effect on the vote taken at the annual meeting.

If you are a VitalCom stockholder and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adopting the merger agreement. If you are a VitalCom stockholder and you fail to return your proxy card, it will have the same effect as a vote against adopting the merger agreement.

Q: Should VitalCom stockholders send in their stock certificates now?

A: No. After the merger is completed, Data Critical or its exchange agent will send you written instructions for exchanging your VitalCom stock certificates for Data Critical stock certificates.

Q: When do you expect to complete the merger?

A: Both companies are working toward completing the merger as quickly as possible. In addition to several other closing conditions, we must obtain approval from the stockholders of both Data Critical and VitalCom before we can complete the merger. If we obtain all necessary approvals and the other closing
conditions are satisfied, we hope to complete the merger in              2001.

Q: If I am a VitalCom stockholder, what are the tax consequences of the merger to me?

A: In most cases, the exchange of shares by VitalCom stockholders will be "tax-free" for federal income tax purposes. However, you may have to report a taxable gain or loss if, and to the extent that, you receive cash upon proper exercise of your appraisal rights or for fractional shares. To review the tax consequences to you and to VitalCom in more detail, see the discussion under the heading "The Merger--Material U.S. federal income tax consequences" beginning on page 74. You should also consult your tax advisor.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

   If you have additional questions about this joint proxy statement/prospectus, you should contact:

                           Data Critical Corporation
                      19820 North Creek Parkway, Suite 100
                               Bothell, WA 98011
                          Phone Number: (425) 482-7000
                         Attention: Investor Relations

                                 VitalCom Inc.
                              15222 Del Amo Avenue
                                Tustin, CA 92680
                          Phone Number: (714) 546-0147
                             Attention: Cheryl Isen

   If you are a Data Critical stockholder and you have additional questions about solicitation of your proxy, you should contact:

                          Mellon Investor Services LLC
                               85 Challenger Road
                           Ridgefield Park, NJ 07660
                                 (917) 320-6285

 DOCUMENTS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS

   The following documents that were filed with the SEC are attached as appendices to this joint proxy statement/prospectus:

  . Data Critical's annual report on Form 10-K for the fiscal year ended December 31, 2000; and

  . VitalCom's annual report on Form 10-K for the fiscal year ended December 31, 2000.

   This joint proxy statement/prospectus also incorporates by reference some documents that are not presented in or delivered with this joint proxy statement/prospectus. These include:

  . Data Critical's current reports on Form 8-K filed January 16, 2001, January 23, 2001, February 9, 2001, February 27, 2001, two filed March 27, 2001 and one filed April 12, 2001.

   All information in the documents incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information included in or incorporated by reference from subsequently filed documents into this joint proxy statement/prospectus.

   We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon their written or oral request. Requests for documents filed by Data Critical should be delivered to Assistant Secretary, Data Critical Corporation, 19820 North Creek Parkway, Suite 100, Bothell, Washington 98011. Requests for documents filed by VitalCom should be delivered to Secretary, VitalCom Inc., 15222 Del Amo Avenue, Tustin, California 92680.

                      WHERE YOU CAN FIND MORE INFORMATION

   Data Critical and VitalCom file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Data Critical and VitalCom at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Data Critical's and VitalCom's filings are also available to the public from commercial document retrieval services and on the Internet at http://www.sec.gov.

   Data Critical filed a registration statement on Form S-4 with the SEC to register the Data Critical common stock to be issued to VitalCom stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by the SEC's rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This joint proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

   Neither Data Critical nor VitalCom has authorized anyone to give any information regarding the solicitation of consents or the offering of shares of Data Critical common stock that is different from the information contained in this joint proxy statement/prospectus and the documents to which we have referred you. This is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer or solicitation. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any time after the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Data Critical common stock in the merger should imply anything to the contrary.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements in this joint proxy statement/prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the plans, objectives, expectations, intentions and future financial performance of Data Critical, VitalCom and the combined company and other statements that are not historical facts. We use words such as anticipates, believes, expects, future and intends, and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. You should not unduly rely on these forward-looking statements. Actual results could differ significantly from those anticipated in the forward-looking statements for many reasons, including the risks described under "Risk Factors" beginning on page 14 of this joint proxy statement/prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Data Critical's annual report on Form 10-K and in VitalCom's annual report on Form 10-K. All forward-looking statements included in this joint proxy statement/prospectus are made as of the date hereof, based on information available to us as of the date hereof. Neither Data Critical nor VitalCom is obligated to update any forward-looking statement or risk factor.

                                   TRADEMARKS

   StatView(TM), AlarmView(TM), FlexView(R), ECGStat(TM), Wireless Telemedicine(TM), WT(TM), CardioVoice(TM), WebChart(TM), WebChart
Cardiovascular(TM), PocketChart(TM), unwiredDr(TM), Paceart(R) and the Data Critical Corporation name and corporate logo are all trademarks of Data Critical Corporation. Data Critical also has other trademarks that it uses in its business.

   VitalCom(R), OpenNet(R), SiteLink(R), PatientNet(TM) and Patient Browser(TM) are all trademarks of VitalCom Inc. VitalCom has other trademarks that it uses in its business.

   This joint proxy statement/prospectus may also include trade names and trademarks of companies other than Data Critical or VitalCom. Our use of any third-party trade name or trademark in this joint proxy statement/prospectus is in an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercially using or infringing any trade name or trademark.

                                    SUMMARY

   This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the documents to which we have referred you.

   VitalCom has provided the information in this joint proxy statement/prospectus about VitalCom, and Data Critical has provided the information in this joint proxy statement/prospectus about Data Critical.

                                 The Companies

   Data Critical. Data Critical Corporation is a leader in the design, manufacture, marketing and support of wireless health information communication systems for use by hospitals and physicians. Data Critical's technology enables access to patient-specific vital signs and other diagnostic data. Its systems transmit complex and time-critical patient data over a wireless network and enable remote access through either its proprietary interactive device, a personal computer or the Internet. Its systems are designed to enhance the quality, cost, efficiency, safety and outcome of healthcare.

   Data Critical was incorporated in Oklahoma in October 1992 under the name Intellicomm Corp. The company changed its name to Data Critical Corporation in October 1993 and reincorporated in Delaware in March 1998. Data Critical's principal executive offices are located at 19820 North Creek Parkway, Suite 100, Bothell, WA 98011, and its telephone number is (425) 482-7000.

   VitalCom. VitalCom Inc. is a leading developer of some of the country's largest open and wireless patient information networks for healthcare enterprises. VitalCom's PatientNet system creates an enterprise-wide wireless infrastructure and collects patient information from other manufacturers' monitoring and bedside devices. The patient information is analyzed using sophisticated arrhythmia detection software. PatientNet provides caregivers with time-critical access to patient information, including notification of critical patient events in real time. This information can be distributed via the Internet, a hospital-wide wireless local area network, or LAN, or a hospital intranet. A wide area network, or WAN, can be used to link multiple hospital facilities to information in the PatientNet system.

   VitalCom was incorporated in California in June 1992 under the name Pacific Communications, Inc. The company changed its name to New PCI, Inc. and reincorporated in Delaware in December 1992. In December 1995, New PCI, Inc. merged with ACCUCORE, Inc., a Delaware corporation. ACCUCORE changed its name to VitalCom Inc. in January 1996. VitalCom's principal executive offices are located at 15222 Del Amo Avenue, Tustin, CA 92680, and its telephone number is
(714) 546-0147.

                            The Stockholder Meetings

The Data Critical annual meeting (see page 39 and page 103).

   The annual meeting of Data Critical stockholders will be held at Data Critical's headquarters, located at 19820 North Creek Parkway, Suite 100,
Bothell, Washington on        , 2001 at 9:00 a.m. local time. At the annual
meeting, Data Critical will ask its stockholders to:

  . approve the issuance of shares of Data Critical common stock in the merger.

   This proposal is referred to in this joint proxy statement/prospectus as the Data Critical merger proposal. In addition to the Data Critical merger proposal, at the annual meeting Data Critical stockholders will consider and vote on proposals to:

  . increase the total number of shares of Data Critical common stock that can be issued under the 1999 Data Critical Stock Option Plan;

  .  elect two Class II directors; and

  .  confirm the appointment of its independent auditors.

   Data Critical stockholders may also consider and vote on such other matters as may be properly brought before the annual meeting.

Data Critical record date and voting power (see page 40).

   Only holders of record of Data Critical common stock at the close of
business on         , 2001, the record date, are entitled to notice of and to
vote at the annual meeting. There were approximately       holders of record of
Data Critical common stock at the close of business on the record date, with
approximately           shares of Data Critical common stock issued and
outstanding. Each stockholder of record of Data Critical common stock is entitled to cast one vote per share on each matter submitted for stockholder approval.

Data Critical vote required (see page 40).

   The two nominees for director who receive the most votes at the annual meeting will be elected. Approval of each of the other three proposals to be presented at the annual meeting, including the proposal to approve the issuance of Data Critical common stock in the merger, requires the affirmative vote of a majority of all shares of Data Critical common stock present, in person or by proxy, at the Data Critical annual meeting.

   As of the record date, the directors and executive officers of Data Critical
owned approximately           shares, or    % of the outstanding shares of Data
Critical common stock entitled to vote at the annual meeting.

The VitalCom special meeting (see page 42).

   The special meeting of VitalCom stockholders will be held at VitalCom's
headquarters, located at 15222 Del Amo Avenue, Tustin, California, on        ,
2001 at 9:00 a.m. local time. At the special meeting, VitalCom will ask its stockholders to adopt the merger agreement.

   VitalCom stockholders may also consider and vote on such other matters as may be properly brought before the special meeting.

VitalCom record date and voting power (see page 42).

   Only holders of record of VitalCom common stock at the close of business on
        , 2001, the record date, are entitled to notice of and to vote at the
VitalCom special meeting. There were approximately       holders of record of
VitalCom common stock at the close of business on the record date, with shares of VitalCom common stock issued and outstanding. Each stockholder of VitalCom common stock is entitled to cast one vote per share on each matter submitted for stockholder approval.

VitalCom vote required (see page 42).

   Adoption of the merger agreement requires the affirmative vote of a majority of all shares of VitalCom common stock outstanding on the record date.

   As of the record date, the directors and executive officers of VitalCom
owned approximately           shares, or    % of the outstanding shares of
VitalCom common stock entitled to vote at the special meeting.

Voting agreements (see page 43 and page 77).

   Several VitalCom stockholders have entered into voting agreements with Data Critical, in which they agreed to vote their shares of VitalCom common stock in favor of adopting the merger agreement. They also granted irrevocable proxies to executive officers of Data Critical to vote their shares of VitalCom common stock at the special meeting. Approximately 4,921,230 shares of VitalCom common stock, or approximately 61% of the outstanding shares, are subject to the voting agreements and irrevocable proxies. Consequently, the voting agreements effectively ensure that the required approval by VitalCom stockholders will be obtained, regardless of whether or how other VitalCom stockholders vote their shares. This is true even if the VitalCom board of directors withdraws or modifies its unanimous recommendation that VitalCom stockholders vote in favor of adoption of the merger agreement.

                                   The Merger

Ownership and existence of VitalCom after the merger (see page 52).

   If the merger is completed, Viper Acquisition Corp., a wholly owned subsidiary of Data Critical, also referred to as Viper, will merge with and into VitalCom. VitalCom will survive as a wholly owned subsidiary of Data Critical. Each stockholder that owned common stock in VitalCom before the merger (other than those who properly exercise their appraisal rights under Delaware law), will receive Data Critical common stock in the merger.

Management and operations following the merger (see page 52).

   Before the merger, Data Critical's board of directors consisted of seven members. After the merger, it will consist of eight members. Frank T. Sample, president, chief executive officer and chairman of the board of VitalCom will join the Data Critical board of directors. Elizabeth H. Weatherman, a designee of Warburg, Pincus Ventures, L.P., will also join the Data Critical board of directors. One member of Data Critical's current board of directors, George M. Middlemas, will resign upon the effective time of the merger. Mr. Sample will become the vice chairman of Data Critical and group president of VitalCom following the merger. Additional announcements regarding the specific composition of Data Critical's management team will follow.

What VitalCom stockholders will receive (see page 78).

   Based on VitalCom's capitalization on March 12, 2001, the last trading day before the announcement of the merger, VitalCom stockholders will receive a total of approximately 5,125,180 shares of Data Critical common stock in the merger. This is equal to 0.62 shares of Data Critical common stock for each outstanding share of VitalCom common stock.

   VitalCom stockholders will not receive fractional shares. Instead, each VitalCom stockholder otherwise entitled to a fraction of a share of Data Critical common stock will receive cash. The amount of cash will be equal to the product of the fraction multiplied by the average closing price of Data Critical common stock for the 20 consecutive trading days ending on the trading day immediately preceding the effective time of the merger.

   Based on Data Critical's capitalization on March 12, 2001, the holders of VitalCom common stock will hold approximately 30% of the total number of shares of Data Critical common stock outstanding immediately after completion of the merger.

If you are a VitalCom stockholder, do not send in your VitalCom stock certificates until instructed to do so after the merger is completed. After the merger is completed Data Critical or its exchange agent will instruct VitalCom stockholders how to exchange their VitalCom stock certificates.

   If you are a Data Critical stockholder, you will keep your existing Data Critical stock certificates.

Interests of VitalCom officers and directors in the merger (see page 72).

   In considering the VitalCom board of directors' recommendation that you vote "FOR" the adoption of the merger agreement, you should be aware that some officers and directors of VitalCom have interests in the merger that are different from, or in addition to, your interests. These interests involve employment agreements, consulting arrangements, accelerated vesting of stock options, incentive payments, severance plans and post-merger indemnification by Data Critical.

Conditions to the merger (see page 89).

   The obligations of Data Critical and VitalCom to complete the merger are contingent on a number of conditions described in this joint proxy statement/prospectus being satisfied or waived.

Termination of the merger agreement; termination fees (see page 91).

   Data Critical and VitalCom may terminate the merger agreement under a number of circumstances described in this joint proxy statement/prospectus. If Data Critical terminates the merger agreement because its board (1) withdraws its recommendation or (2) approves an offer to participate in a different transaction that precludes the merger, Data Critical will be required to pay VitalCom a termination fee of $500,000. If VitalCom terminates the merger agreement because (1) its board withdraws its recommendation, (2) VitalCom signs a letter of intent with another potential acquirer or (3) VitalCom breaches its agreement not to solicit other buyers, VitalCom will be required to pay Data Critical a termination fee of $500,000. In addition, if VitalCom completes a merger with another party within one year after termination of its merger agreement with Data Critical, it will be required to pay Data Critical $1,000,000 minus any previously paid termination fee.

Completion of the merger.

   Assuming that both Data Critical and VitalCom satisfy or waive all of the conditions to effectiveness of the merger, Data Critical and VitalCom currently
anticipate that the merger will be completed in            2001.

Accounting treatment (see page 76).

   The merger will be accounted for as a purchase.

Opinions of financial advisors (see page 59).

   Data Critical retained U.S. Bancorp Piper Jaffray to provide financial advice with respect to the merger and render an opinion as to the fairness of the merger consideration, from a financial point of view, to Data Critical. On March 12, 2001, U.S. Bancorp Piper Jaffray rendered its oral opinion (subsequently confirmed in writing) to the Data Critical board of directors that the merger consideration to be paid by Data Critical to VitalCom stockholders in the merger is fair, from a financial point of view to Data Critical.

   VitalCom retained Pinnacle Partners, Inc. to provide financial advice with respect to the merger and render an opinion as to the fairness of the exchange ratio in the merger, from a financial point of view, to VitalCom's stockholders. On March 12, 2001, Pinnacle Partners, Inc., rendered its oral opinion (subsequently affirmed in writing) to the VitalCom board of directors that the exchange ratio in the merger is fair, from a financial point of view, to VitalCom's stockholders.

   The final opinions of U.S. Bancorp Piper Jaffray and Pinnacle Partners, Inc. are attached as Appendices B and C to this joint proxy statement/prospectus. We encourage you to read these opinions. These opinions address only the fairness of the merger consideration to Data Critical and the exchange ratio to VitalCom stockholders from a financial point of view, and you should not consider them a recommendation as to how you should vote.

Material U.S. federal income tax consequences (see page 74).

   VitalCom stockholders. The merger has been structured so that most VitalCom stockholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except for tax payable because of cash received by VitalCom stockholders instead of fractional shares of Data Critical common stock or pursuant to their appraisal rights.

   Data Critical stockholders. The merger will not be a taxable event for Data Critical stockholders.

Appraisal rights (see page 43).

   VitalCom stockholders. Under Delaware law, VitalCom stockholders who do not vote in favor of adopting the merger agreement are entitled to appraisal rights in connection with the merger and to receive the fair value of their shares in cash rather than shares of Data Critical common stock as specified in the merger agreement. If you properly request appraisal, the fair value of your shares will be determined by the Delaware Court of Chancery and may be less than or greater than the value of the consideration to be paid to VitalCom stockholders who do not seek appraisal. This right to appraisal is subject to a number of restrictions and technical requirements. If you fail to strictly comply with all of the restrictions and requirements, you will lose your appraisal rights. Generally, in order to exercise your appraisal rights you must:

  . send a written demand to VitalCom for appraisal in compliance with the Delaware General Corporation Law before the proposal to adopt the merger agreement is voted on;

  .  not vote in favor of adopting the merger agreement; and

  . continuously hold your VitalCom common stock from the date you make the demand for appraisal through the completion of the merger.

   Merely voting against the merger will not protect your rights to an appraisal. The requirements under Delaware law for exercising appraisal rights are described in further detail in the section of this joint proxy statement/prospectus entitled "The Special Meeting of VitalCom stockholders-- Appraisal rights" beginning on page 43. The complete text of section 262 of the Delaware General Corporation Law is attached as Appendix D to this joint proxy statement/prospectus.

   If you vote in favor of adopting the merger agreement, you will waive your rights to seek appraisal of your shares of VitalCom common stock under Delaware law.

   If VitalCom stockholders beneficially holding more than 10% of VitalCom common stock outstanding as of the VitalCom record date properly exercise their appraisal rights under Delaware law, then Data Critical will not be obligated to complete the merger. However, Data Critical may nevertheless waive its right not to complete the merger if the 10% threshold is exceeded.

   Data Critical stockholders. Under Delaware law, Data Critical stockholders are not entitled to appraisal rights in connection with the merger.

Listing of Data Critical common stock

   The shares of Data Critical common stock to be issued in the merger will be listed on the Nasdaq National Market.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth:

  . unaudited historical basic and diluted loss and book value per share data of Data Critical and VitalCom as of and for the year ended December 31, 2000;

  . unaudited pro forma consolidated basic and diluted net loss and book value per share data of Data Critical and VitalCom after giving effect to the merger as a purchase, based on an exchange ratio of 0.62 and resulting in 5,125,180 shares of Data Critical common stock to be issued in exchange for outstanding shares of VitalCom common stock in the merger;

  . unaudited equivalent pro forma consolidated basic and diluted net loss and book value per share data is based upon Data Critical's unaudited pro forma per share data as of and for the year ended December 31, 2000.

   You should read this information along with the selected historical financial information, the unaudited pro forma condensed combining financial statements, the separate consolidated financial statements and notes to the consolidated financial statements of Data Critical and VitalCom included elsewhere in this joint proxy statement/prospectus.

   The unaudited pro forma consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, is not necessarily indicative of the operating results or financial position that would have been achieved if Data Critical and VitalCom had completed the merger at the beginning of the periods presented and you should not construe the data as representative of future operating results of the combined company. The pro forma does not reflect any costs associated with the integration and consolidation of the companies anticipated by the management of Data Critical.

                                                   As of and for the year ended
                                                        December 31, 2000
                                                   ----------------------------
Historical -- Data Critical:
 Basic and diluted net loss per share............             $(1.20)
 Book value per share(1).........................             $ 2.99

Historical -- VitalCom:
 Basic and diluted net loss per share............             $(0.79)
 Book value per share(1).........................             $ 1.26

Pro Forma Consolidated:
 Basic and diluted net loss per share............             $(1.34)
 Book value per share............................             $ 2.73

Equivalent Pro Forma Consolidated -- per VitalCom
 share:
 Basic and diluted net loss per share(2).........             $(0.83)
 Book value per share(2).........................             $ 1.69

--------
(1) Computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period.

(2) Computed by multiplying Data Critical's pro forma consolidated basic and diluted net loss per share and pro forma consolidated book value per common share by the exchange ratio of 0.62.

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

   Data Critical common stock has been traded on the Nasdaq National Market under the symbol "DCCA" since November 9, 1999, the date of Data Critical's initial public offering. VitalCom common stock was traded on the Nasdaq National Market from February 14, 1996, the date of VitalCom's initial public offering, until September 27, 1999, and has been traded on the Nasdaq Smallcap Market under the symbol "VCOM" since September 28, 1999.

   The following table lists, for the periods indicated, the quarterly high and low sales prices per share of Data Critical common stock and VitalCom common stock.

                               Data Critical Common Stock  VitalCom Common Stock
                               --------------------------- ---------------------
                                   High           Low         High       Low
                               ------------- ------------- ---------------------
1999
 First Quarter................           N/A           N/A      $3.00      $1.16
 Second Quarter...............           N/A           N/A       2.25       1.06
 Third Quarter................           N/A           N/A       2.38       1.75
 Fourth Quarter (1)...........        $16.73         $9.00       3.50       0.75
2000
 First Quarter................        $50.75        $12.50      $8.38      $1.56
 Second Quarter...............         23.94          5.50       3.38       1.13
 Third Quarter................         15.56          7.19       3.25       1.31
 Fourth Quarter...............          7.56          1.25       5.25       1.00

--------
(1) The high and low prices indicated for Data Critical during this period are from November 9, 1999, the date of Data Critical's initial public offering.

   The following table sets forth the closing sale prices per share of Data Critical common stock as reported on the Nasdaq National Market and VitalCom common stock as reported on the Nasdaq Smallcap Market. In addition, the table sets forth the estimated equivalent per share price of VitalCom common stock on March 12, 2001, the last trading day before the proposed merger was publicly announced, and on April 12, 2001, the most recent practicable date prior to the date of this joint proxy statement/prospectus. This table also lists the equivalent per share price of VitalCom common stock on those days. The estimated equivalent price per share is equal to the per share price of Data Critical common stock multiplied by the exchange ratio of 0.62 shares of Data Critical common stock for each share of VitalCom common stock.

                                                            Estimated equivalent
                             Data Critical     VitalCom           VitalCom
                            per share price per share price   per share price
                            --------------- --------------- --------------------
March 12, 2001.............      $2.13           $1.81             $1.32
April 12, 2001.............       1.72            1.18              0.73

   As of April 12, 2001, there were approximately 186 holders of record of Data Critical common stock.

   After the merger, Data Critical's common stock will continue to be traded on the Nasdaq National Market under the symbol "DCCA". There will no longer be any public market for VitalCom common stock.

   Neither Data Critical nor VitalCom has ever declared or paid cash dividends on shares of its common stock. Data Critical has a general policy to retain earnings for use in its business. The actual prices of shares of Data Critical and VitalCom common stock fluctuate continuously and we cannot guarantee or predict the Data Critical and VitalCom prices per share up to or at the time they complete the merger.

                                  RISK FACTORS

   The merger involves a high degree of risk. Also, by voting in favor of adoption of the merger agreement, VitalCom stockholders will be choosing to invest in Data Critical common stock. An investment in Data Critical common stock involves a high degree of risk. You should consider the following risk factors in evaluating whether to adopt the merger agreement (or, in the case of Data Critical stockholders, in evaluating whether to vote in favor of the issuance of shares of Data Critical common stock in connection with the merger). You should consider these factors in conjunction with the other information contained in this joint proxy statement/prospectus and the appendices to this joint proxy statement/prospectus. If any of the following risks actually occur, the business, financial condition and results of operations of either or both of Data Critical and VitalCom may be seriously harmed. In such case, the trading price of Data Critical common stock may decline, and you may lose all or part of your investment.

Risks related to the merger

Integration of operations will be complex, time consuming and expensive and may adversely affect the results of operations of the combined company.

   The anticipated benefits of the merger will depend in part on whether Data Critical and VitalCom can integrate their operations in an efficient and effective manner. Integrating Data Critical and VitalCom will be a complex, time-consuming and expensive process. Successful integration will require favorably combining each company's:

  . business culture and management style;

  . business operations, including manufacturing, sales, marketing and distribution operations;

  . strategic business goals;

  . business development efforts;

  . geographically separate facilities; and

  . research and development efforts.

   The combined company may not accomplish this integration successfully. The diversion of management's attention to the integration effort and any difficulty encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and the combined company may have difficulty retaining key scientists, managers and other employees. Finally, even if integration is successful, the combined company may not achieve the cost savings originally expected or intended as a result of the merger. If the combined company cannot successfully accomplish integration of Data Critical's and VitalCom's operations efficiently or effectively, the combined company's business will be harmed.

The merger will result in costs of integration and transaction expenses that could adversely affect combined financial results.

   If the benefits of the merger do not exceed the costs of the merger, including the dilution to the Data Critical stockholders resulting from the issuance of shares of Data Critical common stock in the merger, Data Critical's financial results, including earnings per share, could be harmed. Data Critical and VitalCom estimate that they will incur aggregate direct transaction costs of approximately $2.1 million associated with the merger and related severance costs of approximately $0.3 million. Data Critical also expects to incur integration costs after completion of the merger.

   Actual costs may substantially exceed Data Critical's expectations. In addition, unanticipated expenses associated with integrating the two companies may arise. As a result Data Critical's business may be harmed. Data Critical expects to incur a non-cash charge, currently estimated to be $1.8 million, in the second quarter of 2001 to reflect Data Critical's write-off of VitalCom's in-process research and development efforts. Data Critical may also incur additional charges in subsequent quarters to reflect costs associated with the merger.

The combined company will need additional capital, and its ability to secure additional funding is uncertain.

   The combined company will require substantial capital resources to conduct its operations. The combined company's future capital requirements will depend on many factors, including:

  . the time and costs involved in completing the merger and integrating the two companies, including integration of each company's operations and technology;

  . the ability of the combined company to expand its product line and increase sales;

  . the costs involved in developing, acquiring or licensing new technologies and products;

  . the ability of the combined company to maintain and establish corporate partnerships, distribution channels and licensing arrangements;

  . the ability of the combined company to respond to competitive pressures;

  . the ability of the combined company to realize long-term cost savings as a result of the merger;

  . the costs involved in developing or acquiring complementary businesses;

  . the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

  . the time and costs involved in obtaining regulatory approvals for new products;

  . the time and costs involved in taking advantage of unexpected opportunities; and

  . other factors not within the combined company's control.

   Data Critical and VitalCom expect that the combined company's cash resources on completion of the merger will be sufficient to meet planned capital requirements for at least the next 12 months. However, if these cash resources and cash generated from operations are insufficient to satisfy working capital and capital expenditure requirements, the combined company may be required to sell additional equity or debt securities or obtain additional credit facilities. Additional capital may be unavailable on satisfactory terms, if at all. The failure to raise additional capital on acceptable terms when needed would require the combined company to scale back operations, reduce its work force and sell or license technology it would otherwise seek to develop or commercialize itself. The inability to raise adequate additional capital in a timely manner could force the combined company to forgo business opportunities, curtail product and business development or even cease operations.

The fixed exchange ratio may lessen the consideration being paid to VitalCom stockholders in the merger or, conversely, may result in Data Critical paying more in the merger than originally expected.

   Each outstanding share of VitalCom common stock, other than shares held by VitalCom stockholders who have properly exercised their appraisal rights, will convert into 0.62 shares of Data Critical common stock on completion of the merger. This exchange ratio will not be adjusted for changes in the market price of either Data Critical common stock or VitalCom common stock prior to completion of the merger. The market price of Data Critical common stock may vary significantly between now and the completion of the merger. If the market price for Data Critical common stock increases or decreases before completion of the merger, the market value of the Data Critical common stock issued in the merger would correspondingly increase or decrease. VitalCom stockholders will not be compensated for decreases in the market price of Data Critical common stock. Similarly, Data Critical will not receive any extra benefit for increases in the market price of Data Critical common stock, and instead may be forced to recognize additional goodwill, which would reduce the combined company's future financial results, including earnings per share.

The issuance of Data Critical common stock in the merger will dilute the interest of current stockholders and could reduce the financial performance of the combined company on a per share basis.

   After the merger is completed, current holders of Data Critical common stock will own a smaller percentage of Data Critical and its voting stock than they currently own. VitalCom stockholders will own a smaller percentage of Data Critical than they currently own of VitalCom. Consequently, both Data Critical and VitalCom stockholders will be less able to exercise influence over company management and policies than they were before the merger. In addition, the issuance of Data Critical common stock in the merger may reduce Data Critical's net income per share from anticipated levels, and could reduce the market price of Data Critical common stock unless the combined company can achieve revenue growth or cost savings sufficient to offset the dilutive effect of the issuance.

The merger will result in a change of control of management of VitalCom and may adversely affect the returns of VitalCom stockholders.

   As a result of the merger, VitalCom stockholders will lose the chance to invest in the development and exploitation of VitalCom's products on a stand-alone basis. Additionally, the combined company will have different management than VitalCom's current management. The management of the combined company may make strategic and operational decisions different from those of VitalCom's current management. The combined company may not achieve financial results equal or superior to the financial results that VitalCom would have achieved had the companies remained independent. Accordingly, stockholders of VitalCom may suffer lower returns on their investment as a result of the merger.

Some VitalCom stockholders have agreed not to sell their Data Critical common stock for 90 days after the merger, following which Data Critical's stock price may suffer.

   Some VitalCom stockholders have agreed, as part of their voting agreements with Data Critical, not to sell the Data Critical common stock they receive in the merger for 90 days after the merger. At the end of this period, these holders will be able to sell their Data Critical common stock to the public. Sales of any significant portion of these shares in the public market after the restrictive period, or the perception that these sales could occur, could cause the market price of Data Critical common stock to fall.

The market price of Data Critical common stock may decrease as a result of the merger.

   The market price of Data Critical common stock may decrease significantly if, among other things:

  . the integration of Data Critical's and VitalCom's operations is unsuccessful;

  . the combined company does not experience business synergies quickly, or to the extent expected by financial analysts;

  . accounting rules do not permit the combined company to immediately write off a significant amount of the purchase price of the merger as attributable to in-process research and development; or

  . the increased asset value of the combined company as a result of the merger does not meet the expectations of financial analysts.

   If the market price of Data Critical common stock decreases, you may lose all or part of your investment.

The combined company's products may compete with the products of current Data Critical strategic partners, which could result in conflict and reduced revenues.

   VitalCom's existing products compete with the products of several companies, including Agilent Technologies, Inc., from whom Data Critical currently derives substantial revenues. Thus, as a result of the merger, the combined company will be competing directly with at least one of its largest customers. At present, none of the products being provided to Agilent by Data Critical are directly impacted by competing products offered by VitalCom. However, Agilent may nevertheless elect to end its relationship with Data Critical or, alternately, reduce the volume of products it purchases in response to the competitive pressures between Agilent and the combined company. If this happens, the combined company's revenues and results of operations will suffer.

Data Critical's proprietary technology may be incompatible with VitalCom's technology.

   Both Data Critical and VitalCom believe that combining technologies of the two companies will enable the combined company to develop products that are technologically superior to those of its competitors. However, the technologies of the two companies, when combined, may not yield any technological advances. In addition, if the technologies of the two companies are not readily compatible, or are incompatible, then the combined company may experience substantial delays in, or impediments to, integrating their technologies and introducing new products. This may result in excess costs or customer defections, and the combined company may lose any technological advantage that it has or had over its competitors. If this happens, the revenues and results of operations of the combined company will be harmed.

Even if Data Critical and VitalCom are successful in combining their technologies, the business of the combined company will be unsuccessful if new technologies and related products are rejected by the marketplace.

   The combined company's success depends upon hospitals accepting its products. Even if Data Critical and VitalCom are successful in combining their technologies, the marketplace may reject products and technologies that are new to the marketplace. The marketplace may be reluctant to use the combined company's information delivery systems because of negative assumptions or perceptions regarding its products and technologies. If the combined company is unable to create or maintain a market for new products, its business will be harmed.

The combined company will inherit the risks of both Data Critical and VitalCom as such risks existed before the merger.

   VitalCom will represent a substantial portion of the operations, businesses and results of the combined company. As a result, the combined company will be susceptible to the risks identified below in this joint proxy statement/prospectus related to each of Data Critical and VitalCom. The occurrence of any of the risks identified with respect to either Data Critical or VitalCom will likely result in harm to the combined company.

Risks related to Data Critical

Data Critical has incurred losses since inception and may never be profitable, which could result in a decline in the value of its common stock and a loss of your investment.

   Data Critical expects to continue to incur operating losses for at least the next 12 to 18 months, and possibly longer. Data Critical experienced net losses of $8.6 million from inception through December 31, 1997, $5.8 million in 1998, $6.8 million in 1999 and an additional $13.9 million in 2000. As of December 31, 2000, Data Critical's accumulated deficit was approximately $39.0 million. Data Critical anticipates incurring significant marketing, product development and general and administrative expenses and, as a result, Data Critical will need to generate significantly higher revenue to achieve and sustain profitability. Data Critical may never earn profits and, if the company does become profitable, it may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the market price of Data Critical's stock may decline.

Data Critical's inability to maintain or expand sales of StatView or its other Hospital Systems will reduce its revenue.

   During 1998 and 1999, all of Data Critical's revenue was derived from sales of its Hospital Systems. A substantial portion of these sales came from sales of StatView. During 2000, approximately 90% of Data Critical's total revenue was derived from sales of its Hospital Systems and approximately 76% of its total revenue was attributable to sales of StatView. Data Critical expects sales of its Hospital Systems will continue to represent a substantial portion of its total revenue for at least the next 18 to 24 months. Any factors that reduce the pricing of, demand for or market acceptance of Data Critical's Hospital Systems or StatView, including competition or technological change, could significantly reduce Data Critical's revenue and harm its business.

Data Critical's business may fail if Medtronic Physio-Control or Agilent do not successfully perform their agreements with Data Critical.

   By entering into its distribution agreement with Medtronic Physio-Control and Data Critical's new license agreement with Agilent, Data Critical now relies on these two companies for sales and installations of most of its Hospital Systems. Prior to this change, direct sales of Data Critical's three key products-StatView, AlarmView and FlexView-accounted for the majority of the total sales of Data Critical's Hospital Systems. These sales equaled 68% of total sales for 2000. Consistent with Data Critical's new distribution model, Data Critical transferred substantially all of its Hospital Systems sales and installation force to Medtronic Physio-Control.

   Pursuant to Data Critical's agreement with Medtronic Physio-Control, Medtronic Physio-Control has agreed to:

  . integrate Data Critical's old Hospital System sales force with Medtronic
    Physio-Control's existing sales force;

  . train the existing Medtronic Physio-Control sales force to sell Data
    Critical's Hospital Systems, including StatView, AlarmView and FlexView;

  . market and distribute Data Critical's products, including StatView, AlarmView and FlexView;

  . include Data Critical's products in international sales and marketing programs;

  . include Data Critical's products in Medtronic Physio-Control's national accounts contracts, which provide access to large national hospital chains;

  . include Data Critical's products in the global healthcare exchange, an on-line marketplace for medical devices and healthcare products;

  . provide installation and field services for Data Critical's Hospital
    Systems; and

  . meet minimum sales and end-user distribution levels.

   If Medtronic Physio-Control and Agilent do not successfully perform, Data Critical will need to rebuild its direct sales and installation forces or find a new distributor to sell its products. If Data Critical is unsuccessful finding alternate means to distribute its products, its business may fail.

Because Data Critical's existing capital resources may be insufficient to fund its product and business development efforts, it may have to curtail or cease operations.

   Although Data Critical expects that its current cash resources are sufficient to meet its planned capital requirements for at least the next 12 months, Data Critical may need to raise additional capital sooner than presently anticipated to:

  . support expansion;

  . develop new or enhanced systems;

  . respond to competitive pressures;

  . acquire complementary businesses or technologies; or

  . take advantage of other unanticipated opportunities.

   If cash generated from operations is insufficient to satisfy Data Critical's working capital and capital expenditure requirements, Data Critical may be required to sell additional equity or debt securities or obtain additional credit facilities. Additional capital, if needed, may be unavailable on satisfactory terms, if at all. Data Critical's failure to raise additional capital on acceptable terms when needed would require the company to scale back its operations, reduce its work force and sell or license to others technology it would otherwise seek to develop or commercialize itself. Data Critical's inability to raise adequate additional capital in a timely manner could force the company to forego business opportunities, curtail its development or even cease operations.

Data Critical's competing methods of distributing its Hospital Systems may cause conflicts among its partners and distributors and confusion of the end-user, resulting in harm to its business.

   Data Critical distributes its Hospital Products both through its distribution partners and its OEM partners. In some cases these two channels compete for sales to the same end customers. These conflicts could lead to disputes between Data Critical's partners, disputes between the company and its partners and confusion of the end customer. Data Critical's failure to manage these issues successfully could result in harm to Data Critical's distribution process and reduce its revenues.

If Agilent or Medtronic Physio-Control fail to distribute Data Critical's products to their customers, Data Critical could receive reduced minimum payment guaranties or its relationships with those companies could end, resulting in significant harm to its business.

   Under their agreements with Data Critical, Medtronic Physio-Control and Agilent guaranty Data Critical minimum quarterly revenues. If either company fails to meet those minimums through sales to its customers in any quarter, it is obligated to meet its minimums by purchasing product from Data Critical for its own account.

   Under Data Critical's license agreement with Agilent, Data Critical has agreed to the amount of the minimums for each quarter of 2001 and 2002. The parties have agreed to renegotiate minimums annually thereafter. If the parties fail to agree on minimums for any subsequent period, the license arrangement may cease to be exclusive and the guarantied payment obligation will be terminated.

   Under the Medtronic Physio-Control distribution agreement, the guarantied obligations are renegotiated annually for periods after 2001 to levels reflective of actual historical sales by Medtronic Physio-Control to its customers. The Medtronic Physio-Control agreement allows Data Critical to terminate the agreement in the event that Medtronic Physio-Control fails to sell a specified percentage of its minimum sales obligations to its customers in two consecutive quarters. This minimum end-user distribution percentage target was not met in the first quarter of 2001.

   Pursuant to these agreements, the minimum payment obligations of Agilent and Medtronic Physio-Control may be reduced or, in the case of Medtronic Physio-Control, the agreement terminated. If this happens and

Data Critical is unable to find an alternate means to distribute its products and services, its business will be substantially harmed.

If Data Critical's relationships with its strategic corporate partners are not successful, its business will be harmed.

   Data Critical depends on several of its partners for key functions, such as sales and distribution of its products. Data Critical's key distribution partners, such as Medtronic Physio-Control, Agilent, Edwards Lifesciences and Tyco, have substantially more resources than Data Critical does. In most cases, Data Critical is more dependent on these relationships than are its partners. Because of these disparities, Data Critical may be:

  . unable to fully enforce its rights under its agreement with its partners;

  . forced to renegotiate key terms of its agreements, such as pricing and minimum sales requirements; and

  . unable to replace services provided to Data Critical by its corporate partners if these relationships fail.

   If Data Critical is unable to successfully manage its relationships with its corporate partners, its business will be unsuccessful.

Data Critical's quarterly financial results are likely to fluctuate and are not an indication of the company's future performance.

   Data Critical's revenue in any quarter depends significantly on the timing of systems shipped and installations completed. Any unexpected delays or cancellations of shipments or installations at the end of a quarter could substantially reduce revenue in that quarter, hurt its revenue and impair its business in future periods. Because Data Critical does not know when, or if, its potential customers will place orders, finalize contracts and permit installation, the company cannot accurately predict revenue and profitability for future quarters. In addition, Data Critical receives higher revenue and gross margin on direct sales, including those made through its alliances with strategic partners, than it does on OEM sales. Consequently, the mix of sales between distribution channels will have a significant impact on quarterly and annual revenue and profitability.

   Because the market for Data Critical's Hospital Systems and Physician Systems are new and evolving, it is very difficult to predict future financial results. Data Critical plans to significantly increase its marketing, research and development and general and administrative expenses in 2001. Data Critical's expenses are partially based on its expectations regarding future revenues, and are largely fixed in nature, particularly in the short term. As a result, if its revenues in a period do not meet its expectations, its stock price will likely suffer.

   As a result of Data Critical's distribution alliances with Medtronic Physio-Control and Agilent, and the significant role each company plays in distributing its products, its quarterly financial results are likely to fluctuate based on the sales of its products made by these companies.

   Data Critical believes that quarter-to-quarter comparisons of its financial statements are not meaningful. It is likely that in future quarters Data Critical's revenue and earnings may be below the expectations of securities analysts and investors and, as a result, the price of its common stock may decline. Data Critical's revenue and earnings have varied in the past, and Data Critical expects that they will continue to vary significantly from quarter to quarter.

Failure to complete the merger could negatively impact Data Critical's stock price and future business and operations.

   If the merger is not completed, Data Critical may be subject to a number of risks, including the following:

  . if the current market price of Data Critical common stock reflects an assumption by the market that the merger will occur, then the price of Data Critical common stock may decline;

  . Data Critical may be required to pay VitalCom a termination fee as described below in "Terms of the Merger--Expenses; Termination Fees";

  . various costs related to the merger, such as legal and accounting fees and the expenses and fairness opinion fees of Data Critical's financial advisor, must be paid even if the merger is not completed; and

  . it might be difficult for Data Critical to enter into a transaction similar to the merger or to otherwise make acquisitions for a period of time.

Data Critical's business will be unsuccessful if its technology and products are rejected by the marketplace.

   Data Critical's Hospital Systems' success depends on hospitals accepting its products. The marketplace may reject its Hospital Systems' methods of wirelessly transmitting time-critical patient data through networked or non-networked monitoring equipment. The wireless transmission of time-critical patient data is new to the marketplace. The marketplace may be reluctant to use Data Critical's information delivery systems because of negative assumptions or perceptions regarding the reliability, accuracy, security and safety of transmitting complex and time-critical patient data over wireless devices. If Data Critical is unable to create or maintain a market for its products, its business will fail.

   Additionally, acceptance of Data Critical's Physician Systems and Hospital Systems, such as those developed by its Paceart division, requires a fundamental change in the way personal medical information is communicated and managed by doctors and patients. Patients may be unwilling to store personal medical information on Data Critical's Internet databases. Physicians may be unwilling to administer healthcare remotely or to integrate Data Critical's products into their daily office workflow. The marketplace may reject the use of the Internet or wireless technology to transmit personal or sensitive patient information. If this happens, Data Critical's business may suffer.

   Data Critical believes the acceptance of its products depends on increased visibility of its products throughout the market. Data Critical's business will fail if it fails to distribute its products sufficiently to gain market acceptance and validate its technology.

Data Critical depends on third-party single-source and limited-source suppliers for necessary components for its Hospital Systems, which could impede its ability to supply product and harm its revenue and business.

   Data Critical uses third-party suppliers and manufacturers to purchase necessary components and to manufacture and test key parts of its Hospital Systems, including the StatView receiver and the AlarmView transmitter. Certain components, including the bitmap display, are presently only available from a single source. Other parts and components that Data Critical relies on are available from limited sources. Because Data Critical's choice of suppliers is limited, it may be unable to obtain key components in sufficient quantities, if at all, or at commercially reasonable prices. If this happens:

  . Data Critical's manufacturing costs could increase;

  . its delivery of finished product could be delayed;

  . customers could delay payment or cancel orders;

  . its production process could become economically unfeasible; and

  . its revenues could decline.

Data Critical's business will be harmed if it is unable to keep pace with technological innovation in its industry.

   The industries in which Data Critical operates are characterized by rapid technological change, changes in end-user preferences and the emergence of new industry standards and practices that could render its existing systems and proprietary technology obsolete. Data Critical's success depends, in part, on its ability to continue to enhance its existing systems and to develop new systems that meet the changing needs of its customers. If Data Critical is unable to develop and introduce in a timely manner new and enhanced systems that incorporate the latest developments in medical equipment and wireless communications technologies, its sales will be harmed. The pace of change in information-dependent markets, such as the healthcare industry, is rapid and there are frequent new product introductions and evolving industry standards. Data Critical may be unsuccessful in responding to technological developments and changing customer needs. In addition, Data Critical's systems may become obsolete due to the adoption of new technologies or standards by its customers or competitors. Data Critical has experienced development delays in the past and may experience similar or more significant delays in the future. Difficulties in system development could materially delay or even prevent the successful introduction or marketing of new or enhanced systems, which could substantially harm Data Critical's business. Data Critical's inability to successfully develop, introduce and market new or enhanced products or services may harm its business.

If Data Critical is unable to successfully integrate the companies and businesses that it has acquired or may in the future acquire, its business may suffer.

   Data Critical acquired the businesses of Physix in 1999 and Elixis and Paceart in 2000. In March 2001, Data Critical agreed to acquire VitalCom. Data Critical may make additional acquisitions in the future. Acquisitions entail numerous risks, including:

  . integration of the operations, products, management and employees of the companies involved;

  . retention of key employees;

  . diversion of management's attention; and

  . uncertainties in Data Critical's ability to maintain key business relationships that the acquired entities have established.

   In addition, if Data Critical undertakes future acquisitions, it may issue dilutive securities, assume or incur additional debt obligations, incur large one-time expenses, and acquire intangible assets that would result in significant future expense. Also, the Financial Accounting Standards Board, or FASB, is contemplating eliminating pooling of interests accounting for acquisitions and has voted to eliminate the immediate write-off of acquired in-process research and development. The effect of these changes would be to increase the portion of the purchase price for any future acquisitions that must be charged to Data Critical's cost of revenues and operating expenses in the periods following any such acquisitions. Any of these events could substantially harm Data Critical's business.

Data Critical's investments in other companies may decline in value, which would negatively impact Data Critical's earnings and liquidity.

   Data Critical has in the past, and may in the future, make investments in other companies in the e-commerce healthcare market. The value of those investments may decline. If this happens, Data Critical could be required to write off some or all of those investments, and its earnings and liquidity would suffer.

Data Critical's infrastructure may be unable to keep pace with, and as a result hinder, its growth.

   Data Critical has rapidly and significantly expanded its operations and expects this expansion to continue. Data Critical's revenue grew from $471,000 in 1997 to $4.1 million in 1998, and from $9.5 million in 1999 to $17.8 million in 2000. Upon stockholder approval, Data Critical's agreement to acquire VitalCom will result in significant expenses arising out of the integration of VitalCom into its company and operations. Data Critical expects to face increasing daily operational challenges as its business continues to grow, and may fail to properly manage its growth, which could result in substantially reduced revenue and earnings.

Data Critical's Hospital Systems and Physician Systems businesses may not be able to effectively compete in their respective markets, which would harm Data Critical's growth and revenue.

   Data Critical's Hospital Systems business faces competition from a number of companies, including SpaceLabs Medical, Inc. Many other companies selling products using traditional methods of patient monitoring, including direct patient oversight and monitoring through wired systems and voice communications, are well positioned to compete with Data Critical's Hospital Systems business. If these companies enter this market, Data Critical may be unable to effectively compete and its growth and revenue may suffer.

   In addition, the Internet healthcare industry in which Data Critical's Physician Systems business competes is intensely competitive and is subject to fragmentation, high growth and rapid technological change. Data Critical may face significant competition from traditional healthcare information system vendors and Internet healthcare companies as they expand their product offerings. Many of these companies have significantly greater financial resources, more established brand names and larger installed customer bases than Data Critical. Data Critical may be unable to compete successfully against these organizations and its growth and revenue may suffer. Furthermore, the physician market is extremely difficult to access or to obtain significant market share. As a result, Data Critical is uncertain of the prospects for success of its Physician Systems, particularly its unwiredDr product line.

   Many of Data Critical's potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition and a larger installed base of customers than Data Critical. Many of Data Critical's potential competitors may also have well-established relationships with its existing and prospective customers. Due to these and other advantages, Data Critical's potential competitors may develop products comparable or superior to Data Critical's systems or adapt more quickly to new technologies, evolving industry standards, new product introductions or changing customer requirements. In addition, there is the possibility that one or more of Data Critical's strategic partners or other medical equipment manufacturers may decide to develop products that directly compete with our systems. Data Critical also expects that competition will increase as a result of medical equipment, wireless and software industry consolidation. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could cause Data Critical's revenue to decline.

Failure to expand and adapt Data Critical's network infrastructure to accommodate increased use by its customers could make it difficult to successfully implement Data Critical's Physician Systems business model and could harm its business.

   To successfully implement its Physician Systems business model, Data Critical must continue to expand and adapt its network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. Data Critical's infrastructure may not accommodate increased use while maintaining acceptable overall performance. To date, Data Critical has processed a limited number and variety of Internet-based transactions. In addition, its Physician Systems have only been used by a limited number of physicians and healthcare consumers. An unexpectedly large increase in

  . its volume or pace of traffic on Data Critical's web site;

  . the number of physicians using its Physician Systems;

  . its other Internet-based products and services; or

  . orders placed by customers

may require Data Critical to expand and further upgrade its technology. Failure to expand or upgrade this technology could result in poor product performance, customer dissatisfaction and limitations on growth of the business, which could harm revenue and Data Critical's business.

If Data Critical loses members of its senior management team, or if Data Critical does not timely hire a permanent chief executive officer, Data Critical may be unable to successfully manage its business or achieve its objectives.

   Data Critical's success will depend significantly on the continued contributions of its senior management team, many of whom would be difficult to replace. In particular, Data Critical believes that its future success depends on Jeffrey Brown, chairman of the board; Dr. David Albert, chief scientist and chairman emeritus of the board; and Michael Singer, executive vice president of corporate development and chief financial officer.

   Data Critical currently has a new interim chief executive officer who has held that position since February 2001. Data Critical is currently conducting a search for a permanent chief executive officer. The search may be hindered by a number of factors outside Data Critical's control, including limitations on the number of qualified candidates, hiring competition from similarly situated companies and/or the unwillingness of qualified candidates to relocate near the company's business headquarters. If Data Critical does not hire a permanent chief executive officer in a timely manner, or it is unable to find a qualified candidate, it may be unable to manage its business successfully or otherwise achieve its objectives, which would harm its business.

Data Critical may be unable to hire and retain the personnel necessary to support its expanding business, which could threaten its future growth.

   Data Critical believes its future success will depend in large part on its ability to identify, attract and retain engineering, marketing, and customer service and support personnel. Because of the complexity of Data Critical's systems and technologies, Data Critical needs to retain and hire engineers with high levels of experience in designing complex systems. In addition, although Data Critical has recently entered into a strategic distribution alliance with an intent to enhance its product distribution capabilities, Data Critical may need to nevertheless substantially expand its sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of its systems. Data Critical's systems require a sophisticated sales effort targeted at several people within the information technology departments of its prospective customers. Data Critical will also need to increase its customer service and support organization to support new customers and the expanding needs of existing customers.

   There are a limited number of people with the necessary technical skills Data Critical requires. Data Critical must compete with many other companies for these personnel, and cannot assure you that it will be able to hire and retain them in sufficient numbers. Failure to hire and retain the personnel necessary to support Data Critical's expanding business could threaten its future growth and harm its business.

Data Critical's patents and proprietary technology may not provide it with any benefit, and the patents of others may prevent Data Critical from commercializing its products, which could harm its business.

   Data Critical's ability to compete effectively will depend in part on its ability to develop, maintain and/or license proprietary aspects of its technology, and to operate without infringing the proprietary rights of others. Data Critical's patents may not adequately protect its technology from the competing use of others. In addition, patent applications Data Critical files may not result in the issuance of any patents.

   Data Critical's products incorporate technologies that are the subject of patents issued to, or patent applications filed by, others. Data Critical has obtained licenses for some technologies and may negotiate to obtain additional licenses for technologies patented by others. However, Data Critical may not be able to obtain licenses for technology patented by others on commercially reasonable terms, if at all, or develop alternative technology. Data Critical's current and future proprietary technology and licenses of technology may not be adequate for the operation of its business. The failure to obtain necessary patents and licenses or to identify and implement alternative technologies would prevent Data Critical from commercializing some of its products under development and would harm its business.

Litigation or enforcement of claims of intellectual property infringement could require Data Critical to spend substantial amounts of money and could impair its operations.

   Data Critical may become subject to infringement claims and litigation or interference proceedings to determine the right to use, sell or license intellectual property rights. Data Critical has received correspondence from other parties asserting ownership of intellectual property that is or may be incorporated in its products and products under development. In addition, Data Critical has notified other parties of the existence of patents or trademarks owned or licensed by Data Critical that Data Critical believes may be incorporated in those parties' products. Some of this correspondence has included offers to negotiate the licensing of the intellectual property. These matters may result in litigation to determine the enforceability, scope and validity of the intellectual property. Litigation, if initiated and successful against Data Critical, could seek to recover damages as a result of any sales of the products and to enjoin further sales of such products, either of which could cause harm to Data Critical's business.

   Litigation may result in significant expenses to Data Critical and significant diversion of effort by Data Critical's technical and management personnel, regardless of the outcome. Litigation could result in Data Critical's patent or trademark applications not having priority over others, or failing to provide protection against competitors with similar intellectual property. Any patents or trademarks issued to Data Critical may be challenged, invalidated or circumvented in the future and the competitive advantage provided by the rights created under the patents, trademarks or licenses lost. The outcome of litigation is inherently uncertain and Data Critical cannot assure you that a court would not find the third-party claims valid or that Data Critical had no successful defense to such claims. An adverse outcome in litigation or the failure to obtain a necessary license could subject us to significant liability and could prevent Data Critical from selling its products. If this occurs, Data Critical's business could be harmed.

   Data Critical also relies on trade secrets, technical know-how and continuing invention to develop and maintain its competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Data Critical's trade secrets or disclose such technology, and Data Critical may be unable to protect its trade secrets or its rights to its trade secrets, which could harm Data Critical's business.

If Data Critical's existing licensing relationship with the licensor of key wireless technology is terminated, its potential revenues and business would be harmed.

   Data Critical currently holds an exclusive license from a third-party licensor of key wireless technology that allows Data Critical to manufacture and produce a significant portion of its wireless monitoring and networking devices based on certain portions of the licensor's patented technology. In exchange for this exclusive license, Data Critical must pay royalties to the licensor for each device manufactured that incorporates the licensor's patented technology.

   Data Critical's ability to successfully develop, manufacture and market its products depends significantly on its ability to maintain its relationship and license terms with this licensor. Data Critical's license agreement with this licensor may be terminated early on short notice by the licensor under certain circumstances, including the breach of a material term by Data Critical or a change in control of Data Critical that is materially adverse to the licensor. Additionally, if Data Critical fails to pay royalty payments to this licensor or otherwise fails to perform its obligations under its license agreement, the licensor can terminate the license. If the licensor terminates its agreement with Data Critical, Data Critical would have limited means to commercialize its products and its revenue would be significantly reduced. The early termination of this license would harm Data Critical's business.

Federal and state legislation and regulation affecting the healthcare industry could severely restrict Data Critical's ability to operate its business and harm its revenues.

   Data Critical is subject to federal and state legislation and regulation affecting the healthcare industry. The federal and state governments extensively regulate the confidentiality and release of patient records. Additional legislation governing the distribution of medical records and health information has been proposed and, in some cases, enacted, at both the federal and state levels. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, Data Critical may be restricted or prevented from delivering patient records or health information electronically.

   Other legislation currently being considered at the federal level could also negatively affect Data Critical's business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, and prescribes security measures and other provisions that are to take effect in 2003. Because Data Critical intends to market some of its services as meeting these regulatory requirements, its success will also depend on other healthcare participants complying with these regulations.

   A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibits payments that are intended to induce physicians or others to acquire, arrange for or recommend the acquisition of healthcare products or services. Another federal law, commonly known as the Stark law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. The application and interpretation of these laws are complex and difficult to predict and could constrain Data Critical's financial and marketing relationships.

   These laws and other existing or newly enacted laws and regulations applicable to the healthcare industry could harm Data Critical's business.

State restrictions on the practice of medicine may negatively affect Data Critical's activities and reduce its revenues.

   The laws in some states prohibit some business entities, such as Data Critical, from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." These laws generally prohibit Data Critical from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. Some states have similar prohibitions on corporate practice and licensure requirements for other regulated healthcare professions (for example, nurse practitioners or pharmacists). These laws restrict Data Critical's activities and the extent to which Data Critical can provide medical advice to consumers and physicians. If challenged, Data Critical's activities may not be found to be in compliance with these laws. To the extent that Data Critical expands internationally, it may face similar restrictions on its activities outside the United States. These laws and other existing or newly enacted laws and regulations applicable to the healthcare industry could harm Data Critical's business.

The Internet is subject to many legal uncertainties and potential government regulations that may decrease demand for Data Critical's systems, increase its cost of doing business or otherwise substantially harm its revenues and business operations.

   Data Critical's Physician Systems business model is subject to evolving government regulation of the Internet. Current and future laws and regulations could severely restrict Data Critical's ability to operate its business. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for Data Critical's Physician Systems, increase its cost of doing business and harm its business.

   Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. For example, although it was held unconstitutional, in part, the Communications Decency Act of 1996 prohibited the transmission over the Internet of various types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission, or FCC, in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long-distance telephone carriers and to impose access fees on the Internet service providers.

   The United States or foreign nations may adopt legislation aimed at protecting Internet users' privacy. This legislation could increase our cost of doing business and negatively affect our financial results. For example, the Federal Trade Commission, or FTC, began enforcing requirements under the Children's Online Privacy Protection Act in April 2000. The act applies to the online collection of personal information from children under 13, and imposes significant compliance burdens and potential penalties on operators of web sites that collect covered information. Similarly, European nations have implemented a European Union Data Privacy Directive regulating the transmission and storage of personal information and data. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States. In some cases, such as the European Directive, these comprehensive privacy proposals include special rules that provide added protections for sensitive information, including information about health and medical conditions.

   The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is also uncertain and may take years to resolve. Demand for Data Critical's Physician Systems may be negatively affected by additional regulation of the Internet in these areas.

   Compliance with state and federal laws that protect individual health information may limit Data Critical's plans to collect, use and disclose that information, restrict Data Critical's growth and add substantial cost, which could harm its business.

If Data Critical fails to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, Data Critical's business could be harmed.

   Consumers sometimes enter private health information about themselves or their family members when using Data Critical's services. Physicians or other healthcare professionals who use Data Critical's products will directly enter health information about their patients, including information that constitutes a medical record under applicable law, that Data Critical will store on its computer systems. Also, Data Critical's systems record use patterns when consumers access Data Critical's databases that may reveal health-related information or other private information about the user. Numerous federal and state laws and regulations, the common law, and contractual obligations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

  . state privacy and confidentiality laws;

  . Data Critical's contracts with customers and partners;

  . state laws regulating healthcare professionals such as physicians, pharmacists and nurse practitioners;

  . Medicaid laws;

  . the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Department of Health and Human Services; and

  . Health Care Financing Administration standards for Internet transmission of health data.

   The U.S. Congress has considered proposed legislation that would establish a new federal standard for protecting and using health information. In addition, the laws of other countries also govern using and disclosing of health information. Any failure by Data Critical or its personnel or partners to comply with any of these legal and other requirements could result in material liability. Although Data Critical has systems in place for safeguarding patient health information from unauthorized disclosure, these systems may not preclude successful claims against Data Critical for violation of applicable law or other requirements. Other third-party sites or links that consumers access through Data Critical's web sites also may not maintain systems to safeguard this health information, or may circumvent systems Data Critical puts in place to protect the information from disclosure. In some cases, Data Critical may place its content on computers that are under the physical control of others, which may increase the risk of an inappropriate disclosure of health information. For example, Data Critical currently contracts out the hosting of its web sites to third parties. In addition, future laws or changes in current laws may necessitate costly adaptations to Data Critical's systems.

   In early 2001, the Department of Health and Human Services finalized proposed regulations at the federal level authorized under the Health Insurance Portability and Accountability Act of 1996. These regulations establish a new federal standard for privacy of health information. These regulations, which will not be applicable any sooner than April 2003, may directly regulate some aspects of our business. Achieving compliance with these regulations could cost Data Critical significant amounts or delay or prevent implementation of its business model. Any noncompliance by Data Critical could result in civil and criminal penalties. In addition, development of related federal and state regulations and policies on confidentiality of health information could restrict Data Critical's activities, add substantial costs of compliance and harm Data Critical's business.

   Data Critical intends to develop medical information systems and market research services that it will use to collect, analyze and report aggregate medical care, medical research, outcomes and financial data pertaining to items such as prescribing patterns and usage habits. Some states have enacted legislation regulating the aggregation of health information and the manipulation, use and ownership of that aggregated data, even when the data does not reveal the patient's identity. Because this area of the law is rapidly changing, Data Critical's collection, analysis and reporting of aggregate healthcare data maintained in its database may not at all times and in all respects comply with laws or regulations governing the ownership, collection and use of this data. Future laws or changes in current laws governing the ownership, collection and use of aggregate healthcare data may necessitate costly adaptations to Data Critical's systems or limit its ability to use this data, which would harm Data Critical's business.

   Furthermore, Data Critical may expand sales of its systems to international markets. An expansion would require Data Critical to comply with a wide variety of foreign laws and practices, tariffs and other trade barriers. If Data Critical fails to obtain the necessary regulatory approvals in foreign markets on a timely basis, its revenue could be significantly reduced.

Data Critical may experience substantial delays or difficulties in obtaining required governmental approvals, which would hinder its ability to provide its existing systems or introduce future systems and could cause its sales and stock price to decline.

   As a manufacturer of wireless telecommunications systems, Data Critical is regulated under the Communications Act of 1934 and FCC regulations, as well as the applicable laws and regulations of the various states administered by state public service commissions. Regulatory requirements affecting Data Critical's operations may change. Any changes may hurt Data Critical's business by hindering its ability to compete with other wireless telecommunications product manufacturers, to continue providing its existing services or to introduce future systems or system enhancements.

   One example of a change of this type is the recent adoption by the FCC of new rules relating to new frequency transmission standards for medical equipment. Data Critical's wireless communication products currently transmit in the UHF 450 MHz to 470 MHz radio bands. In order to reduce interference to wireless medical transmissions from other signals, most notably those of television stations using High Definition Television (HDTV), the FCC has designated a new transmission band for wireless medical equipment in the UHF 608 MHz to 614 MHz band. The FCC has announced that it will not certify any medical equipment which transmits in the old band after October 2002-meaning that any new products for which such certification is sought after that time must comply with the new transmission standards. Failure to comply with these new standards could prevent Data Critical from introducing new products to the market and substantially reduce the market for any of Data Critical's non-compliant products. Either of these circumstances could harm Data Critical's business.

   The manufacturing, marketing and sales of medical devices, including many of Data Critical's products, are subject to regulation by the FDA. In addition, certain material changes or modifications to the intended use, labeling or manufacturing of cleared or approved medical devices are also subject to FDA clearance or approval. Generally, before a new medical device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance by filing a 510(k) pre-market notification or obtaining approval of a pre-market approval, or PMA, application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed device for which the FDA has not called for PMA's, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k) pre-market notification. The 510(k) pre-market notification may need to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA. If a manufacturer or distributor of a medical device cannot establish substantial equivalence, the proposed device must be approved through a PMA application, which must be supported by statistical analysis of clinical data. The PMA application approval process can be expensive, uncertain and lengthy. To date, Data Critical has received clearance from the FDA to market its current products through the 510(k) pre-market notification process. Failure to receive or delays in receipt of FDA clearances or approvals, including the need for extensive clinical trials or additional data as a prerequisite to clearance or approval, could substantially harm Data Critical's business, operating results and financial condition. Sales of medical devices and components outside of the United States are subject to international regulatory requirements that vary from country to country. Data Critical may be unable to obtain further clearance or approvals for its products or components on a timely basis, if at all. Delays in receipt of, loss of, or failure to receive, FDA approvals or clearances could harm Data Critical's business.

   Because Data Critical is a provider of healthcare-related systems, extensive and frequently changing federal regulations govern the licensing, conduct of operations, and other aspects of its business. Federal certification and licensing programs establish standards for day-to-day operation of Data Critical's research and manufacturing facilities. Regulatory agencies verify Data Critical's compliance with these standards through periodic inspections. Although Data Critical has been found to be in compliance with all these standards to date, its facilities may fail future inspections conducted to ensure compliance with federal or any other applicable licensing or certification laws. Any such failure could harm Data Critical's business.

FDA and FTC regulations on advertising and promotional activities may be burdensome and may negatively affect Data Critical's ability to provide some applications or services, which could lead to higher-than-anticipated costs or lower-than-anticipated revenue.

   Complying with FDA and FTC regulations may be time consuming, burdensome and expensive and could negatively affect Data Critical's ability to continue providing some of its Internet systems, or to introduce new Internet systems in a timely manner. This may result in higher-than-anticipated costs or lower-than-anticipated revenues.

   Any current or future regulatory requirements that the FDA or the FTC impose on Data Critical or its advertisers and sponsors could harm Data Critical by:

  . making it harder to persuade pharmaceutical, biotechnology and medical device companies to advertise or promote their products on Data Critical's web sites, or to sponsor programs that Data Critical offers to healthcare professionals and the public;

  . restricting Data Critical's ability to continue to provide some of its services or content, or to introduce new services or content in a timely manner; or

  . making it more expensive and time consuming to comply with new requirements.

As a result, Data Critical might lose advertising or sponsorship revenue, spend significant amounts of its limited resources on regulatory experts in the area of FDA or FTC compliance, or receive adverse publicity that harms its business. In addition to existing FDA and FTC regulation of advertising and promotion by pharmaceutical, biotechnology and medical device companies, Data Critical's business faces a potential risk of increased FDA and FTC regulation of these activities in an online context.

Changes in existing FDA regulatory requirements or policies, or Data Critical's failure to comply with current or future requirements or adoption of new requirements could increase the cost of both Data Critical's Hospital Systems and Physician Systems business models and cause Data Critical's revenues to decline.

   Many of Data Critical's products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act and require pre-market notification clearance or approval by the FDA before they can be sold to the public. Generally, before a new medical device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance by filing a 510(k) pre-market notification or by obtaining approval of a PMA-a much more expensive, time consuming and uncertain process requiring statistical analysis of clinical data. To date Data Critical has received clearance on all of its products under the 510(k) process and has not been required to file a PMA application. It is possible, however, that the FDA requirements for clearance of its products may change. In fact, the FDA recently published a proposed rule that would require over forty devices-although none of Data Critical's-to receive PMA approvals or be discontinued for sale. Changes requiring Data Critical to modify its compliance procedures may be costly and time consuming and could interrupt or terminate the sales of certain of Data Critical's products. This could harm Data Critical's business.

   In addition, Data Critical faces potential FDA regulation of software that Data Critical develops for use with its Hospital Systems and/or its Physician Systems. Some computer applications and software are considered medical devices and are subject to regulation by the FDA. To the extent that FDA regulations are applicable to any of Data Critical's software products and services, it will be time consuming, burdensome and expensive to comply with those regulations and could delay or prevent introduction of new software products or services.

   While the FDA's policies regarding the regulation of software are evolving, based on the FDA's informal policy statements regarding the scope of its regulation of stand-alone software, Data Critical does not believe that its current Physician Systems are subject to FDA regulation as medical devices or, alternatively, that the systems are exempt devices under the FDA's rules. However, the FDA may take the view that some of Data Critical's current or future Physician Systems are medical devices and, therefore, are subject to regulation, or the FDA may change its policies or regulations with respect to regulation of software or Internet technologies. Also, Data Critical may expand its Internet-based system offerings into areas that subject it to FDA regulation. If the FDA finds that Data Critical's software is subject to regulation as a medical device, the applicable regulatory controls could include both premarket and postmarket requirements that could be costly and time consuming and could harm Data Critical's business.

Political, economic and regulatory changes and consolidation in the healthcare industry could force Data Critical to make costly modifications to how Data Critical prices and sells its systems, which could substantially reduce revenues and harm its business.

   The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause Data Critical to make unplanned modifications to its systems or result in delays or cancellations of orders. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state levels. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing or postponing investment decisions, including investments in Data Critical's systems. Data Critical does not know what effect these proposals would have on its business. Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for Data Critical's systems. If Data Critical is forced to reduce its prices, its business may be harmed.

Data Critical's activities may expose it to malpractice and other liabilities inherent in healthcare delivery, which could substantially harm its business.

   Data Critical may be exposed to malpractice or other liabilities against which it may not be adequately insured, resulting in substantial harm to its business. Data Critical's systems provide data for use by physicians, consumers and other healthcare participants. This data may be obtained from Data Critical's physician customers, strategic partners, other third parties or, with patient consent, from the aggregation of patient health records. Claims for injuries relating to the use of this data may be made in the future. Also, patients who file lawsuits against doctors often name as defendants all persons or companies with any relationship to the doctors. As a result, patients may file lawsuits against Data Critical based on treatment provided by physicians who use Data Critical's systems. In addition, a court or government agency may take the position that Data Critical's delivery of health information directly, including through licensed physicians, or by delivery of information by a third-party site that a consumer accesses through Data Critical's web sites, exposes Data Critical to malpractice or other personal injury liability for wrongful delivery of healthcare services or erroneous health information. The amount of insurance Data Critical maintains with insurance carriers may be insufficient to cover all of the losses Data Critical might incur from these claims and legal actions. In addition, insurance for some risks is difficult, impossible or too costly to obtain and, as a result, Data Critical may be unable to purchase insurance for some types of risks.

If Data Critical's customers experience system defects, delays in transmission or security breaches with Data Critical's systems, Data Critical could face damage to its business reputation and potential legal liability.

   Data Critical's customer satisfaction and reputation could be harmed if Data Critical or its customers experience any system defects, delays, failures or loss of data. Data Critical depends on the efficient operation of wireless networks and the Internet for communication. A major catastrophic event or other event beyond its control, including a major security breach in the transmission of data on its systems or a well-publicized compromise of Internet security, could cause loss of revenue and market share, damage Data Critical's reputation and result in liability. In addition, Data Critical's systems may be vulnerable to computer viruses, programming errors, attacks by third parties or similar disruptive problems. Furthermore, patient care could suffer and Data Critical could be liable if its systems fail to deliver correct information in a timely manner. Data Critical has experienced defects in its products in the past, including its StatView receivers, which were the subject of a voluntary field action. Data Critical may experience defects in the future. Data Critical's contracts attempt to limit its liability arising from its errors. These provisions may not be enforceable, however, and even if enforceable, they may not protect Data Critical from future liability. While Data Critical has general liability and product liability insurance, including coverage for errors and omissions, it may be unable to obtain or continue this insurance on reasonable terms in the future. In addition, Data Critical's insurance may be insufficient to cover large claims, and its insurer could disclaim coverage on claims. If Data Critical is liable for an uninsured or underinsured claim, or if its premiums increase significantly, its business could be harmed.

Data Critical may have significant product liability exposure, which could adversely affect the viability of its business.

   The testing, manufacturing and marketing of medical devices entails an inherent risk of product liability claims. Data Critical has experienced defects in its products in the past, including its StatView receivers, which were the subject of a voluntary field action. Data Critical may experience defects in the future. These defects could potentially result in liability to Data Critical. Potential product liability claims may exceed the amount of Data Critical's insurance coverage or may be excluded from coverage under the terms of the policy. Data Critical's existing insurance may not be renewable at a cost and level of coverage comparable to that presently in effect, if at all. In the event that Data Critical is held liable for a claim against which it is not indemnified or for damages exceeding the limits of its insurance coverage, that claim could exceed its total assets and could harm its business.

Significant fluctuations in the market price of Data Critical's common stock could result in securities class action claims against Data Critical, which could harm its business.

   The trading price of Data Critical's common stock has been and may continue to be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may decrease the trading price of Data Critical's common stock, regardless of Data Critical's actual operating performance, and may make it difficult for you to resell your shares at or above the price at which you purchased them. Securities class action claims have been brought against companies in the past where volatility of the market price of that company's securities has taken place. This kind of litigation could be very costly and could divert Data Critical management's attention and resources. Any negative determination in this litigation could also subject Data Critical to significant liabilities, any or all of which could harm Data Critical.

State laws, Data Critical's certificate of incorporation, its stockholder rights plan and certain provisions in its important contracts may inhibit potential acquisition bids that could be beneficial for stockholders.

   Delaware law and Washington law may inhibit potential acquisition proposals. Data Critical is restricted by the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents Data Critical from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder.

   For purposes of Delaware law, a business combination includes a merger or consolidation or the sale of more than 10% of our assets. In general, Delaware law defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by the entity or person. Under Delaware law, a Delaware corporation may opt out of the antitakeover provisions. Data Critical does not intend to "opt out" of these antitakeover provisions of Delaware law. The laws of Washington, where Data Critical's principal executive offices are located, also impose restrictions on some transactions between foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with exceptions, from engaging in significant business transactions with an acquiring person for a period of five years after the acquisition, unless the transaction or acquisition of the shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. A corporation may not "opt out" of this statute and, therefore, Data Critical anticipates this statute will apply to it. Depending on whether Data Critical meets the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control of Data Critical.

   In addition, Data Critical has adopted provisions in its certificate of incorporation that may discourage potential acquisition proposals and delay or prevent a change in control of Data Critical. These provisions include the following:

  . Data Critical's board of directors may issue up to 3 million shares of preferred stock and determine the applicable powers, preferences and rights and the qualifications, limitations or restrictions of the stock, including voting rights, without any vote or further action by stockholders;

  . Data Critical's directors are elected to staggered three-year terms;

  . stockholders cannot call special meetings;

  . the nomination of a Data Critical director or the taking of certain actions requires advance notice; and

  . Data Critical stockholders cannot take action by written consent.

   In accordance with the above-described provisions, Data Critical's board of directors adopted a stockholder rights plan on June 14, 2000. Upon any person so acquiring 20% or more of Data Critical's common stock (other than in a transaction approved by the board of directors), the rights would entitle the holders (other than the acquiring holder) to acquire (by paying the then current Exercise Price) shares of our common stock having a market value equal to twice the then current Exercise Price. If after the rights become exercisable and Data Critical is subsequently acquired by another company or person, the rights would further entitle the holder to acquire shares of the common stock of the acquiring entity (by payment of the Exercise Price), again having a market value of twice the then current Exercise Price. The certificate of designations of Data Critical's Series A participating Preferred Stock, which creates the purchase rights, has been filed as an exhibit to Data Critical's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and you should refer to that registration statement for the complete terms and conditions of the rights.

   Finally, Data Critical has entered into commercial agreements containing change-of-control provisions that may inhibit potential acquisitions of Data Critical. A change of control of Data Critical may result in the loss or material modification of some of Data Critical's commercial agreements, including agreements that provide Data Critical with significant amounts of revenue or access to material technology. The loss of such contracts would make Data Critical less valuable, and thus less attractive to potential acquirors.

Risks related to VitalCom

Failure to complete the merger could negatively impact VitalCom's stock price and future business and operations.

   If the merger is not completed, VitalCom may be subject to a number of risks, including the following:

  . if the current market price of VitalCom common stock reflects an assumption by the market that the merger will occur, then the price of VitalCom common stock may decline;

  . VitalCom may be required to pay Data Critical a termination fee as described below in "Terms of the merger--Expenses; Termination fees";

  . various costs related to the merger, such as legal and accounting fees and the expenses and fairness opinion fees of VitalCom's financial advisor, must be paid even if the merger is not completed;

  . possible uncertainty on the part of its customers, potential customers, and employees concerning VitalCom's plans for the future; and

  . it might be difficult for VitalCom to enter into a transaction similar to the merger or to make acquisitions for a period of time.

VitalCom's sales of enterprise-wide monitoring systems have been lower than expected, and VitalCom's future success is dependant, in part, on its ability to achieve greater sales of those products.

   Since 1995, VitalCom's sales levels for its enterprise-wide monitoring systems have been lower than expected. VitalCom has also invested in infrastructure and incurred expenses at levels that reflected its expectation of higher sales. As a result, VitalCom has incurred net losses in each year since 1995. If VitalCom does not successfully increase sales of its enterprise-wide monitoring systems in future periods, its business, operating results and financial condition will continue to be materially adversely affected. In addition, although VitalCom has installed its enterprise-wide monitoring products in more than 100 hospitals, its products may be rejected by the market, resulting in lower sales.

VitalCom has focused its research and development and new product efforts on products that use bands that the FCC recently assigned to medical devices, and VitalCom's future success is dependent, in part, on its ability to achieve adequate sales of those products.

   VitalCom joined a task force created in 1998 by the American Hospital Association, or AHA, and the FDA. The task force was formed to respond to issues of potential interference by HDTV, land mobile users and low-power television with the frequencies of wireless patient-monitoring devices known as telemetry devices. The task force's mission was to identify protected spectrum candidates for future medical telemetry use, evaluate such use and make recommendations to the FCC. The task force petitioned the FCC to allocate the UHF 608 MHz to 614 MHz band primarily for medical use. In June 2000 the FCC approved a new rule requiring hospitals and independent healthcare networks to evaluate whether their medical telemetry systems are at risk of interference by other types of devices and to take appropriate measures to reduce that risk. The FCC recommended that hospitals and healthcare networks use telemetry systems operating in the new wireless medical telemetry service, or WMTS, frequency bands. VitalCom has spent considerable amounts of money researching and developing products that operate in the new band, and its business, operating results and financial condition could be substantially harmed if hospitals and independent healthcare networks decide not to move their wireless telemetry systems to the new band. Developing radio frequency transmitter and receiver products is complicated and expensive and has diverted VitalCom's research and development resources from other projects. VitalCom's competitors may gain a competitive advantage over VitalCom if the new frequency does not become widely accepted, and any additional development costs associated with expanding VitalCom's UHF radio frequency product offerings could substantially harm VitalCom's business, operating results and financial condition. Future regulatory changes could significantly affect VitalCom's operations by diverting its development efforts, making current products obsolete or increasing the opportunity for additional competition, which could substantially harm VitalCom's business, operating results and financial condition.

A substantial portion of VitalCom's total sales are made to two customers and the loss of, or a reduction in sales to, either of these two customers would have a significant adverse effect on VitalCom's business.

   VitalCom's OEM product sales, which represented approximately 58%, 69% and 52% of its total net revenues in 1998, 1999 and 2000, have historically been to a small number of OEM customers. In 1998, Quinton Instrument Company and Datascope Corporation accounted for approximately 20% and 23% of VitalCom's total revenues. In 1999, Quinton and Datascope accounted for approximately 24% and 34% of VitalCom's total revenues. In 2000, Quinton and Datascope accounted for 14% and 28% of VitalCom's total revenues. If VitalCom lost either of these customers, or either of these customers reduced the amount of products it purchases from VitalCom, it would substantially harm VitalCom's business, operating results and financial condition.

VitalCom's quarterly operating results often fluctuate significantly, due in part to fluctuating revenues that are difficult to predict and VitalCom's inability to cut costs significantly when revenues decline.

   VitalCom's quarterly operating results have fluctuated in the past and may fluctuate significantly from quarter to quarter in the future as a result of a number of factors, including:

  . the size and timing of orders;

  . the length of the sales cycle;

  . VitalCom's success in expanding its sales and marketing programs and the effects of changes in sales force alignment;

  . the ability of VitalCom's customers to obtain budget allocations for the purchase of VitalCom's products;

  . changes in pricing policies or price reductions by VitalCom or its competitors;

  . the mix of sales between enterprise-wide monitoring systems and OEM products;

  . the timing of new product announcements and introductions by VitalCom or its competitors;

  . deferrals of customer orders in anticipation of new products or product enhancements;

  . VitalCom's ability to develop, introduce and market new products and product enhancements;

  . market acceptance of new products or product enhancements;

  . VitalCom's ability to control costs;

  . the availability of components;

  . costs of responding to software "bugs" or errors;

  . regulatory compliance and timing of regulatory clearances;

  . changes in government regulations and other regulatory developments; and

  . general economic factors.

   VitalCom generally ships its products as orders are received and, as a result, has historically operated with limited backlog. VitalCom's sales in any quarter therefore depend on orders booked and shipped in that quarter and are not predictable with any degree of certainty. A large percentage of any quarter's shipments have historically been booked in the last weeks of the quarter, which also contributes to VitalCom's inability to predict its quarterly results. A significant portion of VitalCom's expenses is relatively fixed, and the amount and timing of increases in expenses are based in large part on VitalCom's expectations of future revenues. If revenues are lower than expected in a quarter, the harm of this shortfall to VitalCom's business may be magnified by the fact that VitalCom is unable to maintain gross margins or to decrease spending to compensate for the revenue shortfall. This dynamic has contributed to VitalCom's net losses in the past. In addition, VitalCom has sometimes experienced lower sales in the first quarter than in the preceding fourth quarter and flat sales in the third quarter. These seasonal variations are due, in part, to customer budget cycles.

The sales cycle for VitalCom's enterprise-wide monitoring systems is long, which requires that VitalCom expend substantial amounts of money pursuing potential sales that may not be completed.

   Because replacement or substantial upgrades to clinical information systems typically involves a major commitment of capital, healthcare providers generally undergo an extended review and approval process before making such an expenditure. This review and approval process is becoming more complex, more financially oriented and increasingly subject to overall integration into the hospital's information systems planning. The sales cycle for VitalCom's enterprise-wide monitoring systems has typically been nine to eighteen months from the time VitalCom initially contacts a customer to the time it receives a purchase order. VitalCom expends substantial time, effort and money during the sales cycle preparing a contract proposal and negotiating a purchase order without any guarantee that the potential customer will ultimately purchase a system. Any significant or ongoing failure to reach definitive agreements with customers has in the past, and may in the future, substantially harm VitalCom's business, operating results and financial condition.

Intense competition in the healthcare industry may limit sales of VitalCom's products.

   VitalCom's enterprise-wide monitoring systems compete with systems offered by a number of other companies, including Agilent, SpaceLabs, Inc. and GEMS IT, which all have significantly greater financial, technical, research and development and marketing resources than VitalCom. In addition, many of these competitors have longstanding relationships with acute-care hospitals and independent healthcare delivery networks, or IHDNs. As a result of these relationships, VitalCom may be unable to sell its products to those hospitals or IHDNs or otherwise compete successfully against these larger competitors. While VitalCom is not aware of any competing open system multi-parameter enterprise-wide monitoring systems currently available, VitalCom's OpenNet applications may face significant competition in the future from healthcare information systems, or HCIS, providers, patient-monitoring companies, life-support device companies and general-purpose data network providers. Some or all of these potential competitors may elect to enter this market and compete with VitalCom using significantly greater financial, technical, research and development and marketing resources than are available to VitalCom. In addition, VitalCom's success in selling its multi-parameter OpenNet networks to hospitals and IHDNs will depend to a large extent on OpenNet's ability to interface with patient-monitoring and life-support devices of other vendors. Any action on the part of other vendors to make interfacing more difficult or impossible could substantially harm VitalCom's business, operating results and financial condition. The market for VitalCom's OEM products is intensely competitive. VitalCom sells its products to a range of patient-monitoring and life-support device companies, many of which have significantly greater financial, technical, research and development and marketing resources than VitalCom. VitalCom cannot assure you that current OEM customers will not elect to design and manufacture patient-monitoring and system components to compete with those currently offered by VitalCom or contract with other OEM suppliers. If this occurs, it could substantially harm VitalCom's business, operating results and financial condition.

   In addition, VitalCom may in the future elect to incorporate the hardware and software for larger networks into its OEM products that are intended for use in specialty departments of hospitals. This would enable those OEM products to provide real-time distribution of information to remote viewing stations. This could, however, result in VitalCom facing competition from its OEM customers to the extent that hospitals purchase the smaller departmental systems of VitalCom's OEM customers for facility-wide use instead of VitalCom's enterprise-wide monitoring systems. If this occurs, VitalCom's business, operating results and financial condition could be substantially harmed.

If VitalCom fails to develop new products and enhance existing products to keep pace with technological developments, its sales will be hindered.

   Many aspects of the medical equipment industry are undergoing rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. Historically, VitalCom derived substantially all of its revenue from sales of its enterprise-wide monitoring systems and OEM products. VitalCom believes that, as the market for these products matures, VitalCom's future success will depend on its ability to develop and introduce on a timely basis new products and product enhancements that keep pace with technological developments and that address the increasingly sophisticated needs of acute-care hospitals and IHDNs. If other companies introduce competing products embodying new technologies or new industry standards emerge, these developments could render VitalCom's existing products unmarketable or obsolete. If VitalCom is unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or customer requirements, or if VitalCom's new products or product enhancements, such as SiteLink, do not achieve market acceptance, VitalCom's business, operating results and financial condition will be substantially harmed.

Uncertainty and consolidation in the healthcare industry could have a negative impact on the sales of VitalCom's products.

   The healthcare industry is subject to changing political, economic and regulatory influences that may affect healthcare providers' procurement practices and operation. Many healthcare providers are consolidating to create larger hospitals and IHDNs, resulting in a smaller number of potential customers with increased bargaining power. This could lead to reductions in the prices VitalCom can obtain for its products. These larger hospitals and IHDNs may concentrate their purchases on a small number of preferred vendors with which they have had longstanding relationships. VitalCom may be unable to sell to such hospitals or IHDNs or that it will be able to compete successfully with other vendors. The impact of these developments in the healthcare industry is difficult to predict and could substantially harm VitalCom's business, operating results and financial condition.

Failure or delay in obtaining required government approval of VitalCom's future products or product enhancements could harm its sales.

   The manufacturing, marketing and sales of medical devices, including VitalCom's products, are subject to extensive regulation by numerous governmental authorities. In the United States, VitalCom's products are regulated by the FDA. VitalCom has received FDA clearance to market its current products through the 510(k) pre-market notification process. VitalCom cannot assure you that a similar 510(k) clearance for any future product or enhancement of an existing product will be granted or that the process will not be lengthy. If VitalCom cannot establish that a product is "substantially equivalent" to certain legally marketed devices, or if FDA regulatory changes currently under consideration with respect to arrhythmia software are adopted, the 510(k) clearance procedure will be unavailable and VitalCom will be required to utilize the longer and more expensive PMA process. If the FDA enacts regulatory changes it is currently considering, VitalCom's PatientNet system may require PMA unless VitalCom successfully petitions the FDA for a reclassification of that product to a lower standard for approval. If VitalCom fails to receive, or experiences delays in receiving, FDA clearances or approvals, or is required to undertake extensive clinical trials or provide additional data as a prerequisite to clearance or approval, VitalCom may be prohibited from selling its PatientNet system or other products. If this occurs, VitalCom's business will be substantially harmed. Sales of medical devices and components outside of the United States are subject to international regulatory requirements that vary from country to country.

   VitalCom's radio frequency transmitter devices are subject to regulation by the FCC, and VitalCom must obtain applicable approvals before those products are shipped. VitalCom believes that all of its products designated for sale in the United States meet applicable FCC regulations, including those governing electromagnetic emissions. The FCC approval process involves the collection of test data demonstrating that the product meets the requirements stated in the FCC's regulations. This data is then included as part of a report and application for approval that is submitted to the FCC. The FCC may grant approval, request additional information, or withhold approval. Any failure of VitalCom's products to conform to governmental regulations or any delay in obtaining, or failure to obtain, required FCC approvals in the future, if any, could cause the delay or loss of sales of VitalCom's products and therefore substantially harm VitalCom's business, operating results and financial condition.

VitalCom's competitors may be able to duplicate its products, and VitalCom may be subject to claims that its products violate the proprietary rights of others.

   VitalCom relies on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its intellectual property. VitalCom seeks to protect its software, circuitry documentation and other written materials under trade secret and copyright laws, which afford only limited protection. VitalCom cannot assure you that its protective measures for proprietary rights will be adequate. Further, competitors may independently develop similar or superior technology, duplicate its products or otherwise circumvent its intellectual property rights used in its products. VitalCom also cannot assure you that third parties will not in the future claim infringement by VitalCom with respect to current or future products or proprietary rights. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, delay or prevent product shipments or require VitalCom to enter into costly royalty or licensing agreements. The impact of any of these developments could substantially harm VitalCom's business, operating results and financial condition.

VitalCom may face lawsuits based on claims that its products did not perform properly.

   Some of VitalCom's products provide applications that transmit information about patient physiological status or other clinically critical information. Any failure by VitalCom's products to provide accurate and timely information could result in product liability and warranty claims against VitalCom by its customers or their patients. VitalCom maintains insurance against claims associated with the use of its products, but its insurance coverage may not adequately cover any claim asserted against it. A successful claim in excess of VitalCom's insurance coverage or outside the scope of its insurance coverage could substantially harm VitalCom's business, operating results and financial condition. Even unsuccessful claims could require VitalCom to expend substantial funds for litigation and divert management time and resources.

VitalCom uses some components in its products that are available from only one or a small number of suppliers, and VitalCom's sales would be hindered if VitalCom experiences difficulty in buying those components.

   Some of VitalCom's products utilize components that are currently available only from a single or a limited number of sources, have been available only on an allocation basis in the past and could be in scarce supply again in the future. If VitalCom is at any time unable to obtain components in the amounts needed at the time it needs them or at commercially reasonable prices, this could result in delays in product introductions, interruption in product shipments or increases in product costs. VitalCom's business, operating results and financial condition could be substantially harmed until alternative sources could be developed or design and manufacturing changes could be completed. In addition, certain components, subassemblies and systems used by VitalCom are sometimes discontinued by manufacturers, requiring VitalCom to replace them with an equivalent product or, if no such equivalent can be identified, to modify and re-validate the product design. If VitalCom is at any time unavailable to obtain such components on a timely basis or at commercially reasonable prices or to redesign the product in a timely manner, it could substantially harm VitalCom's business, operating results and financial condition until alternative sources could be developed or design and manufacturing changes could be completed.

VitalCom's business has been negatively impacted in recent years by turnover in its management team.

   A number of changes in VitalCom's management team have occurred in recent years. VitalCom's chief executive officer changed in 1997, its vice president, research and development changed in 1998, its vice president, sales and chief financial officer changed in 1999, and its vice president of sales changed in 2000. These management changes have caused disruptions in VitalCom's day-to-day operations, have interrupted continuity in customer relationships and have created delays in sales cycles and product release schedules. Although VitalCom believes that its existing senior management will successfully improve VitalCom's business, operating results and financial condition, VitalCom cannot assure you that these changes have not substantially harmed, and will not in future periods substantially harm, its business, operating results and financial condition.

VitalCom may not be able to hire and retain the personnel that are required for the success of its business.

   VitalCom's success depends to a large extent on its ability to attract and retain key personnel. If VitalCom lost the services, either temporarily or permanently, of any of the members of its senior management team or other key employees, particularly in sales and marketing and research and development, it could materially adversely affect VitalCom's business, operating results and financial condition. In addition, VitalCom's future success depends to a large extent on its ability to attract and retain additional key management, sales and marketing and research and development personnel. Competition for such personnel is intense. VitalCom cannot assure you that it will successfully attract and retain such personnel, and the failure to do so could substantially harm its business, operating results and financial condition.

               THE ANNUAL MEETING OF DATA CRITICAL STOCKHOLDERS--
                         DATA CRITICAL MERGER PROPOSAL

Date, time and place of the annual meeting

   Data Critical will hold its annual meeting of stockholders on        , 2001
at its principal executive offices, located at 19820 North Creek Parkway, Suite
100, Bothell, Washington 98011 on          , 2001 at 9:00 a.m., local time.
Data Critical is sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Data Critical board of directors for use at the annual meeting and any adjournments or postponements of the annual meeting. The approximate date of mailing this joint proxy
statement/prospectus and the accompanying proxy is       , 2001.

Purposes of the annual meeting

   The purposes of the annual meeting are to consider and vote on the following proposals:

     Proposal No. 1

     A proposal to approve the issuance of shares of Data Critical common stock in connection with the merger of Viper Acquisition Corp., a wholly owned subsidiary of Data Critical, with and into VitalCom Inc., a Delaware corporation, whereby, among other things:

    . each outstanding share of VitalCom common stock (other than shares held by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive 0.62 shares of Data Critical common stock; and

    . Data Critical will assume VitalCom's 1993 Stock Option Plan and 1996 Stock Option Plan, whereby each outstanding option to acquire a share of VitalCom common stock will be converted into an option to acquire 0.62 shares of Data Critical common stock for an exercise price equal to the former exercise price of the VitalCom option divided by 0.62.

   At the annual meeting, in addition to the Data Critical merger proposal described above, Data Critical stockholders will also consider and vote on the following proposals:

     Proposal No. 2

     A proposal to amend the Data Critical Corporation 1999 Stock Option Plan to increase the total number of shares of Data Critical common stock that can be issued under the plan.

     Proposal No. 3

     A proposal to elect two Class II directors to Data Critical's board of directors.

     Proposal No. 4

     A proposal to ratify the board's appointment of Arthur Andersen LLP as Data Critical's independent public accountants for the 2001 fiscal year.

     Data Critical stockholders will also conduct any other business that properly comes before the annual meeting or any postponement or adjournment of the annual meeting.

   For further discussion of Proposals 2, 3 and 4, including the Data Critical board's recommendations regarding these proposals and the quorum and vote required, see "The Annual Meeting of Data Critical Stockholders--Other Proposals" beginning on p. 103.

Recommendation of the Data Critical board of directors regarding the Data Critical merger proposal

   The Data Critical board of directors has concluded that the merger and the issuance of shares of Data Critical's common stock in connection with the merger is advisable to, and in the best interests of Data Critical and its stockholders and has unanimously approved the merger and the issuance of shares of Data Critical common stock in connection with the merger. Accordingly, the board of directors unanimously recommends that Data Critical stockholders vote "FOR" the Data Critical merger proposal.

Record date and voting power

   Only Data Critical stockholders of record at the close of business on the
record date of        , 2001 are entitled to notice of, and to vote at, the
Data Critical annual meeting. As of the record date, there were         shares
of Data Critical common stock issued and outstanding and        holders of
record of Data Critical common stock. Each stockholder of record of Data Critical common stock is entitled to cast one vote per share on each matter submitted for stockholder approval.

Voting and revocation of proxies

   Votes may be cast in person or by a properly executed proxy on each matter properly submitted for the vote of Data Critical stockholders at the Data Critical annual meeting. All properly executed proxies that are not revoked will be voted at the annual meeting in accordance with the instructions contained in the proxy.

   A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the annual meeting by:

  . executing and delivering to Data Critical's assistant secretary a proxy for the same shares but bearing a later date;

  . delivering to Data Critical's assistant secretary a written notice of revocation; or

  . attending the annual meeting and voting in person.

   Merely attending the annual meeting, however, will not in and of itself revoke a proxy-you must vote your shares in person in order for your previously-delivered proxy to be revoked.

Quorum; required vote

   The presence, in person or by proxy, at the annual meeting of holders of a majority of the shares of Data Critical common stock outstanding as of the close of business on the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will count toward establishing a quorum. Broker nonvotes occur when brokers, who hold stock in street name for customers who are the beneficial owners of those shares, do not receive instructions from the beneficial owners about how to vote their shares. The affirmative vote of a majority of the shares of Data Critical common stock present, in person or by proxy, at the annual meeting is required to approve the Data Critical merger proposal. Broker nonvotes will have no effect on the Data Critical merger proposal because they will not represent votes cast on the proposal. Abstentions will have the same effect as a vote "against" approval of the Data Critical merger proposal.

   If you are a Data Critical stockholder and you sign, date and return your proxy without indicating how you wish to vote, your proxy will be counted as a vote "FOR" all the proposals submitted at the Data Critical annual meeting, including the Data Critical merger proposal.

   On the record date for the annual meeting, the directors and officers of
Data Critical owned approximately         shares, or   % of the outstanding
shares of Data Critical common stock entitled to vote at the annual meeting.

Solicitation of proxies

   In addition to soliciting by mail, Data Critical's directors, officers, employees and agents may solicit proxies from Data Critical's stockholders by personal interview, telephone, telegram or otherwise. Data Critical will bear the costs of soliciting proxies from its stockholders, except that Data Critical and VitalCom will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Data Critical common stock for forwarding solicitation materials to the beneficial owners of our common stock. Data Critical will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred in connection with forwarding solicitation materials. Data Critical has engaged Mellon Investor Services LLC to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in soliciting proxies from Data Critical stockholders for a fee of approximately $4,500 plus reasonable out-of-pocket expenses.

Other matters

   At the date of this joint proxy statement/prospectus, the Data Critical board of directors does not know of any business to be presented at the Data Critical annual meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. Should any other matter be properly brought before the annual meeting by Data Critical's board of directors, a supplement or amendment to this joint proxy statement/prospectus describing the matter will be sent to all Data Critical stockholders entitled to vote.

   The matters to be considered at the Data Critical annual meeting are of great importance to the stockholders of Data Critical. Accordingly, Data Critical urges Data Critical stockholders to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                  THE SPECIAL MEETING OF VITALCOM STOCKHOLDERS

Date, time and place of the VitalCom special meeting

   VitalCom will hold a special meeting of stockholders on         , 2001 at
its principal executive offices, located at 15222 Del Amo Avenue, Tustin, California, commencing at 9:00 a.m. local time. VitalCom is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the VitalCom board of directors for use at the VitalCom special meeting and any adjournment or postponement of the special meeting. The approximate date of mailing this joint proxy statement/prospectus
and the accompanying proxy is       , 2001.

Purposes of the VitalCom special meeting

   The purposes of the special meeting are to consider and vote upon a proposal to adopt the merger agreement and to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the VitalCom board of directors

   The VitalCom board of directors has concluded that the proposal to adopt the merger agreement is advisable and in the best interests of VitalCom and its stockholders and has unanimously approved the merger agreement. Accordingly, the VitalCom board of directors unanimously recommends that VitalCom stockholders vote "FOR" the adoption of the merger agreement.

Record date and voting power

   Only holders of record of VitalCom common stock at the close of business on
the record date,        , 2001, are entitled to notice of, and to vote at, the
special meeting. There were approximately     holders of record of VitalCom
common stock at the close of business on the record date, with           shares
of VitalCom common stock issued and outstanding. Each share of VitalCom common stock entitles its holder to one vote on each matter submitted for stockholder approval at the special meeting.

Voting and revocation of proxies

   Votes may be made in person or by a properly executed proxy on each matter properly submitted to a vote of VitalCom stockholders at the special meeting. All properly executed proxies that are not revoked will be voted at the special meeting according to the instructions contained in the proxy.

   If a holder of VitalCom common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted "FOR" adopting the merger agreement in accordance with the recommendation of the VitalCom board of directors. A VitalCom stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the special meeting by

  . executing and delivering to VitalCom's secretary a proxy for the same shares but bearing a later date;

  . delivering to VitalCom's secretary a written notice of revocation; or

  . attending the special meeting and voting in person. Merely attending the special meeting, however, will not in and of itself revoke a proxy-you must vote your shares in person in order for your previously-delivered proxy to be revoked.

Quorum; required vote

   The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of VitalCom common stock outstanding as of the close of business on the record date is necessary to constitute a quorum at the meeting. For this purpose, abstentions and broker nonvotes will count toward establishment of a quorum. Broker nonvotes occur when brokers, who hold stock in street name for customers who are the beneficial owners of those shares, do not receive instructions from the beneficial owners about how to vote their shares. The affirmative vote of the holders of a majority of the shares of VitalCom common stock outstanding as of the record date is required to adopt the merger agreement. In determining whether the proposal to adopt the merger agreement has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as a vote against the proposal to adopt the merger agreement.

   If you are a VitalCom stockholder and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for adopting the merger agreement. If you are a VitalCom stockholder and you fail to return your proxy card, it will have the same effect as a vote against the proposal to adopt the merger agreement.

   On the record date for the special meeting, the directors and executive
officers of VitalCom owned approximately [             ] shares, or         %
of the outstanding shares of VitalCom common stock entitled to vote at the meeting. Based on the number of shares of VitalCom common stock outstanding on the record date, the affirmative vote of holders of at least shares of VitalCom common stock at the VitalCom special meeting is necessary to adopt the merger agreement.

Voting agreements

   Warburg, Pincus Ventures, L.P., ABS Capital Partners, L.P., Vertical Fund Associates, L.P., Vertical Life Sciences, L.P., Frank T. Sample, Warren J. Cawley, John R. Graham, Stephen E. Hannah and Cheryl L. Isen have each entered into voting agreements with Data Critical dated as of March 12, 2001. They have agreed in the voting agreements to vote all shares of VitalCom common stock owned by them as of the record date in favor of the proposal to adopt the merger agreement. They also granted representatives of Data Critical irrevocable proxies to vote their shares of VitalCom common stock in favor of the proposal to adopt the merger agreement. Approximately 4,921,230 shares of VitalCom common stock, which represents approximately 61% of the outstanding shares of VitalCom common stock as of the record date, are subject to these voting agreements and irrevocable proxies.

   Consequently, the voting agreements effectively ensure that the required approval by VitalCom stockholders will be obtained, regardless of whether or how other VitalCom stockholders vote their shares. This is true even if the VitalCom board of directors withdraws or modifies its unanimous recommendation that VitalCom stockholders vote in favor of adoption of the merger agreement.

Solicitation of proxies

   In addition to soliciting by mail, VitalCom's directors, officers, employees and agents may solicit proxies from VitalCom stockholders by personal interview, telephone, telegram or otherwise. VitalCom will bear the costs of the soliciting of proxies from its stockholders, except that Data Critical and VitalCom will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of VitalCom common stock for forwarding solicitation materials to the beneficial owners of VitalCom common stock. VitalCom will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with forwarding solicitation materials.

Appraisal rights

   Under section 262 of the Delaware General Corporation law, a VitalCom stockholder who desires to object to the merger and to receive cash in the amount of the appraised fair market value of his, her or its shares of VitalCom common stock, instead of shares of Data Critical common stock, must follow the procedure described below. Only those VitalCom stockholders entitled to vote on the merger are entitled to receive an appraisal of the fair value of their shares. All of the holders of VitalCom common stock as of the record date for the VitalCom special meeting are entitled to vote on the proposal to adopt the merger agreement and all of the holders (except for those who have signed voting agreements as described above) may object to the merger and receive cash in the amount of the appraised fair value of their shares, instead of shares of Data Critical common stock.

   The following is a summary of appraisal rights under Delaware law. This summary is qualified in its entirety by reference to section 262 of the Delaware General Corporation Law, which is attached as Appendix D of this joint proxy statement/prospectus. Failure to strictly follow the procedures set forth in section 262 of the Delaware General Corporation Law may result in the loss, termination or waiver of your rights to appraisal of your VitalCom shares. A VitalCom stockholder who signs a proxy card approving the adoption of the merger agreement or who returns a blank executed proxy will not have a right to assert appraisal rights.

   Each VitalCom stockholder who wishes to seek an appraisal must deliver a written demand for appraisal to VitalCom and must not vote in favor of adopting the merger agreement. The written demand must be received by VitalCom before the stockholder vote on the merger agreement takes place at the special meeting. The written demand must be separate from any proxy or vote abstaining from or voting against adopting the merger agreement. Merely voting against adopting the merger agreement or abstaining from the vote will not preserve a VitalCom stockholder's appraisal rights.

   A VitalCom stockholder who wishes to exercise appraisal rights should mail or deliver a written demand to VitalCom at its executive offices set forth in the section entitled "Summary--The Companies" beginning on page 6 in this joint proxy statement/prospectus or, alternatively, should deliver the written demand to VitalCom at VitalCom's special meeting. The written demand should specify the stockholder's name and mailing address and the number of shares of VitalCom common stock owned by the stockholder. Each VitalCom stockholder who elects to exercise appraisal rights is responsible for ensuring that his, her or its written demand is received by VitalCom before the vote occurs at the VitalCom special meeting.

   If the merger is completed, VitalCom must provide notice of the effective date of the merger to all VitalCom stockholders who have complied with the notice and voting requirements within 10 days of the effective time of the merger.

   A stockholder who wishes to withdraw his, her or its demand for appraisal rights must do so within 60 days after the merger becomes effective. A stockholder may also withdraw a demand for appraisal rights after the 60 days have passed, but only with VitalCom's written consent. A stockholder who effectively withdraws his, her or its demand for appraisal will receive the merger consideration provided for in the merger agreement.

   Within 120 days after the effective time of the merger, any VitalCom stockholder who has complied with the notice and voting requirements of section 262 is entitled, after written request to VitalCom, to receive a statement listing the aggregate number of shares of VitalCom common stock with respect to which VitalCom received timely demands for appraisal and that were not voted in favor of adopting the merger agreement. Also within 120 days after the effective time of the merger, either VitalCom or any holder of VitalCom common stock who has complied with the above requirements for seeking appraisal may file a petition with the Delaware Court of Chancery. This petition should request that the court determine the value of the shares of VitalCom common stock held by all of the stockholders entitled to appraisal rights. Stockholders who intend to exercise their appraisal rights should file this petition, as VitalCom has no intention at this time of making the filing. Because VitalCom has no obligation to file the petition, if no stockholder files a petition within 120 days after the effective time of the merger, all stockholders will lose their appraisal right. If the court receives a qualifying petition from a stockholder, it will send a copy to VitalCom. Within 20 days of receipt of the petition, VitalCom is required to file a list with the Register of the Chancery setting forth the names and addresses of all stockholders who have made demands for appraisal and with whom VitalCom has not reached an agreement as to the value of their shares.

   If a petition for appraisal is timely filed, the court will determine at a hearing which VitalCom stockholders are entitled to appraisal rights and will appraise the shares of VitalCom common stock held by those stockholders. The court will determine the fair value of such shares after taking into account all relevant factors, but excluding any value arising from the accomplishment or expectation of the merger.

   VitalCom stockholders that are considering seeking appraisal should be aware that the fair value of their shares determined under section 262 could be more than, the same as, or less than the value of the Data Critical shares they would otherwise receive in the merger. Stockholders should also be aware that the opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under section 262.

   The provisions of section 262 are technical and complex. Stockholders who fail to comply strictly with the procedures of section 262 will lose their appraisal rights. VitalCom stockholders who wish to exercise appraisal rights and obtain appraisal of the fair value of their VitalCom common stock should consult an attorney.

   If VitalCom stockholders beneficially holding more than 10% of VitalCom common stock outstanding as of the VitalCom record date properly exercise their appraisal rights under Delaware law, then Data Critical will not be obligated to complete the merger. However, Data Critical may nevertheless waive its right not to complete the merger if the 10% threshold is exceeded.

Other matters

   At the date of this joint proxy statement/prospectus, the VitalCom board of directors does not know of any business to be presented at the VitalCom special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If the VitalCom board of directors should bring any other matter before the special meeting, a supplement or amendment to this joint proxy statement/prospectus describing the matter will be sent to all VitalCom stockholders entitled to vote.

   The matters to be considered at the VitalCom special meeting are of great importance to the stockholders of VitalCom. Accordingly, we urge VitalCom stockholders to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                        INFORMATION ABOUT DATA CRITICAL

   This joint proxy statement/prospectus includes Data Critical's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is attached as Appendix E to this joint proxy statement/prospectus. Please read Appendix E for detailed information concerning Data Critical and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.

   Data Critical is a leader in the design, manufacture, marketing and support of wireless health information communications systems for use by hospitals and physicians who seek to manage and access patient-specific vital signs and other diagnostic data. Data Critical's systems transmit complex and time-critical patient data over a wireless network and enable remote caregiver access through either Data Critical's proprietary interactive device, a personal computer or the Internet. Data Critical's systems are designed with a goal of enhancing the quality, cost, efficiency, safety and outcome of healthcare.

   The recent proliferation of wireless, hand-held communication devices-- including personal digital assistants, wireless receivers and smart phones--is fostering development of information-intensive applications that aim to increase caregiver productivity and efficiency. At the same time, healthcare facilities--including hospitals and extended care facilities--seek reduced costs and enhanced workforce productivity. These healthcare facilities aim to improve the response time, decision-making quality and productivity of caregivers, including physicians and nurses, who treat patients in life-critical situations.

   Data Critical's products extend the power of wireless technology to the healthcare industry by employing a family of hardware and software systems that transmit complex time-critical patient data over wireless networks or through the Internet. Data Critical's systems can transmit such patient data to one or more caregivers rapidly and simultaneously, and can provide caregivers with remote access to such patient information. Data Critical believes that its wireless alarm notification products:

  . increase caregiver productivity by enabling caregivers to monitor patients remotely while performing multiple other tasks throughout the hospital;

  . improve the quality of patient care by reducing the risk of miscommunication among caregivers;

  . are easy to use and can be deployed rapidly throughout a hospital with minimum training requirements;

  . are designed with open architecture that enables easy interface and integration with the patient monitoring products of other companies; and

  . ensure the security and confidentiality of sensitive patient information.

   Within the healthcare industry, Data Critical focuses on the hospital and physician markets. Data Critical derives substantially all of its revenue from two operating segments, Hospital Systems and Physician Systems. Data Critical's Hospital Systems use a wireless receiver or monitor to provide in-hospital caregivers with remote access and alarm notification of current patient monitoring information. Hospital Systems accounted for approximately 90% of Data Critical's revenue in 2000 and 100% of revenue in 1999 and 1998. Data Critical's Physician Systems provide physicians with remote and Internet access to comprehensive patient information through cell phones, pagers and handheld computers. Data Critical had 4,500 licensed users of its Physicians Systems as of December 31, 2000.

                           INFORMATION ABOUT VITALCOM

   This joint proxy statement/prospectus includes VitalCom's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is attached as Appendix F to this joint proxy statement/prospectus. Please read Appendix F for detailed information concerning VitalCom and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.

   VitalCom provides solutions that help large healthcare organizations improve care quality and more efficiently manage the care process, helping to reduce care-related expenditures. VitalCom's solutions include an advanced technical infrastructure based upon three fundamentals: (1) collection of time critical patient information through an open, wireless network; (2) data analysis using sophisticated software to reduce false alarms, provide a common look/feel and patient history analysis; and (3) real-time data distribution using local area networks, wide area networks, and Internet-based technologies. In addition to creating the technical infrastructure, VitalCom uses information gathered from a clinical assessment process to recommend care process changes that optimize the value of the technology and help to standardize monitoring quality across the health system, and improve the flow of critical patient information to care providers. The result is faster access to information critical to making informed care decisions, and an improved ability to manage patient flow problems including bottlenecks and transfers, which can lead to improved care, satisfaction and reduced costs.

   VitalCom's PatientNet system collects patient monitoring or life support data from VitalCom's proprietary ECG monitors and other manufacturers' bedside devices and sends the data over a radio frequency network to a central surveillance room. Trained technicians staffing the central surveillance room evaluate information acquired from ambulatory and point-of-care monitors for 48 to 56 patients each. In case of a patient emergency or other significant event, technicians use an integrated paging system to immediately contact the appropriate caregiver. Because the networks continuously distribute real-time patient information to patient viewers located throughout the healthcare enterprise, caregivers have immediate access to a patient's status. VitalCom believes that its PatientNet system enables hospitals to shorten patient stays in costly intensive care units, increase medical staff productivity, reduce costly patient transfers and improve facility utilization. Since its introduction in 1991, VitalCom's enterprise-wide monitoring systems have been installed in more than 100 acute care facilities, with the largest network providing central surveillance of up to 300 patients located in multiple buildings. VitalCom's direct sales force sells the PatientNet system to large acute-care hospitals and integrated health delivery networks.

   VitalCom's OEM channel sells central monitoring systems, as well as individual components for use in equipment manufacturers' and/or integrators' monitoring products. OEM products that VitalCom offers acquire data from VitalCom's ambulatory ECG monitor and from the OEM customer's bedside monitoring devices or life-support equipment. VitalCom develops central monitoring system and display software for each OEM customer specifically to meet its client's specifications.

                    OWNERSHIP OF DATA CRITICAL CAPITAL STOCK

   The following table provides information with respect to the beneficial ownership of shares of Data Critical's common stock as of March 28, 2001 by

  . each person that Data Critical knows beneficially owns more than 5% of its common stock;

  .  each of Data Critical's directors;

  . each of the named executive officers listed in the summary compensation table in Data Critical's annual report on Form 10-K for the year ended December 31, 2000 (which is attached as Appendix E to this joint proxy statement/prospectus); and

  .  all of Data Critical's directors and executive officers as a group.

   The percentage ownership data is based on 12,038,165 shares of Data Critical's common stock outstanding as of March 28, 2001. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 28, 2001 are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, Data Critical believes that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the business mailing address of each stockholder listed below is: 19820 North Creek Parkway, Suite 100, Bothell, Washington 98011.

                                                                    Percent of
                                             Amount and Nature of     Common
   Name and Address of Beneficial Owner     Beneficial Ownership(1) Stock(1)(2)
   ------------------------------------     ----------------------- -----------
   Aether Systems, Inc. ..................         1,230,770           10.2%
    11460 Cronridge Drive
    Owing Mills, MD 21117
   Special Situations Fund III, L.P.
   Special Situations Cayman Fund, L.P.
    c/o Austin W. Marxe and David
     Greenhouse(3)........................         1,123,000            9.3%
    153 East 53rd Street
    New York, NY 10022
   Oshkim Limited Partners,
   Kimberlin Family Partners, L.P.,
   Spencer Trask Holdings, Inc.(4)........           942,981            7.8%
    c/o Kevin Kimberlin
    535 Madison Ave., 18th Floor
    New York, NY 10022
   Apex Investment Fund II, L.P.(5).......           715,475            5.9%
    c/o George Middlemas
    233 South Wacker Dr., Suite 9500
    Chicago, IL 60606
   Dimension Fund Advisors, Inc. .........           660,300            5.5%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, CA 90401
   David E. Albert, M.D.(6)...............           530,937            4.4%
   Jeffrey S. Brown(7)....................           350,676            2.8%
   Michael E. Singer(8)...................           195,153            1.6%
   Bradley R. Harlow(9)...................            48,125             *
   Richard L. Earnest(10).................            36,041             *
   Robert A. May(11)......................            29,062             *
   David Swedlow(12)......................            26,125             *
   John Atanasoff(13).....................             2,500             *
   All directors and executive officers as
    a group (10 persons)(14)..............         1,930,864           15.2%

--------
  *   Less than 1%.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable within 60 days after March 28, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 843, 800 shares held by Special Situations Fund III, L.P. and 279,200 shares held by Special Situations Cayman Fund, L.P.

 (4) Includes 582,906 shares and immediately exercisable warrants to purchase 93,750 shares held by Kimberlin Family Partners, L.P.; 218,875 shares and immediately exercisable warrants to purchase 8,388 shares held by Oshkim Limited Partners, L.P. and 39,062 shares held by Oshkim Family Partners.

 (5) Includes 663,393 shares and immediately exercisable warrants to purchase 28,332 shares held by Apex Investment Fund II, L.P. and 6,250 shares and 17,500 shares subject to options exercisable and vested within 60 days of March 28, 2001 held by Mr. Middlemas. George Middlemas, a director of Data Critical, is a general partner of Apex Management Partnership, G.P., a general partner of Apex Investment Fund II, L.P., and as such may be deemed to share voting and investment power with respect to such shares. Mr. Middlemas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

 (6) Includes 5,000 shares subject to options exercisable within 60 days of March 28, 2001 and 65,700 shares held equally in four separate irrevocable trusts in the following names; Luke Douglas Mark Albert; Michael Harmon Albert; Kathryn Marie Albert; and Carl David Albert.

 (7) Includes 347,208 shares subject to options exercisable within 60 days of March 28, 2001.

 (8) Includes 118,208 shares subject to options exercisable within 60 days of March 28, 2001 and 52,100 shares held by Michael and Ellen Singer Trust and 12,500 shares held equally in two separate irrevocable trusts in the names of Scott Singer and Abigail Singer.

 (9) Includes 50,520 shares subject to options exercisable within 60 days of March 28, 2001.

(10) Includes 36,041 shares subject to options exercisable within 60 days of March 28, 2001.

(11) Includes 26,718 shares subject to options exercisable within 60 days of March 28, 2001.

(12) Includes 26,125 shares subject to options exercisable within 60 days of March 28, 2001.

(13) Includes 2,500 shares subject to options exercisable within 60 days of March 28, 2001.

(14) Includes 599,820 shares subject to options exercisable within 60 days of March 28, 2001. Includes 1,272,712 shares and immediately exercisable warrants to purchase 28,332 shares held by entities affiliated with certain Data Critical directors as described in footnote (5).

   Further information about the directors and officers of Data Critical after the merger can be found in Part III of Data Critical's annual report on Form 10-K, attached as Appendix E to this joint proxy statement/prospectus. In addition, information about Frank T. Sample can be found in Part III of VitalCom's annual report on Form 10-K, attached as Appendix F to this joint proxy statement/prospectus. Such information is incorporated by reference into this joint proxy statement/prospectus.

                      OWNERSHIP OF VITALCOM CAPITAL STOCK

   The following table provides information with respect to the beneficial ownership of VitalCom's common stock as of March 16, 2001 by

  . each person that VitalCom knows beneficially owns more than 5% percent of its common stock;

  .  each of VitalCom's directors;

  . each of the named executive officers listed in the summary compensation table in VitalCom's annual report on Form 10-K for the year ended December 31, 2000 (which is attached as Appendix F to this joint proxy statement/prospectus), and

  .  all of VitalCom's directors and executive officers as a group.

   The percentage ownership data is based on 8,266,419 shares of VitalCom's common stock outstanding as of April 1, 2000. Under the rules of the SEC, beneficial ownership includes shares over which the indicated owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of April 2, 2001 are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, VitalCom believes that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the business mailing address of each stockholder listed below is: 15222 Del Amo Avenue, Tustin, California 92780.

                                         Shares
                                      Beneficially
                                          Owned
                                    -----------------
          Name and Address           Number   Percent
          ----------------          --------- -------
   Warburg, Pincus Ventures,
    L.P.(1).......................  3,915,181  44.1%
    466 Lexington Avenue, 10th
     Floor
    New York, NY 10017
   ABS Capital Partners, L.P.(2)..    457,062   5.2
    One South Street
    Baltimore, MD 21202
   Frank T. Sample(3).............    623,971   7.0
   Elizabeth H. Weatherman(4).....  3,915,181  44.1
   Jack W. Lasersohn (5)..........    274,141   3.1
   Timothy T. Weglicki(6).........    457,062   5.2
   Warren J. Cawley(7)............    122,956   1.4
   John R. Graham(8)..............    215,040   2.4
   Stephen E. Hannah(9)...........     43,673     *
   Cheryl L. Isen(10)................  38,914     *
   Scott E. Lamb..................        --      *
   All executive officers and
    directors as a group (9
    persons)(11)....................5,690,938. 64.1

--------
  *  Less than one percent of the outstanding common stock.

 (1) The sole general partner of Warburg, Pincus Ventures, L.P., or Ventures, is Warburg, Pincus & Co., a New York general partnership. E.M. Warburg, Pincus & Co., LLC, a New York limited liability company, or EMW LLC, manages Ventures. The members of EMW LLC are substantially the same as the partners of Warburg, Pincus & Co. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of EMW LLC and may be deemed to control both Warburg, Pincus & Co. and EMW LLC. Warburg, Pincus & Co. has a 15% interest in the profits of Ventures as the general partner, and also owns approximately 1.5% of the limited partnership interests in Ventures.

 (2)  The sole general partner of ABS Capital Partners, L.P. is ABS Partners,
      L.P.

 (3) Includes 585,000 shares subject to options exercisable within 60 days of March 16, 2001.

 (4) Represents shares owned by Warburg, Pincus Ventures, L.P. Elizabeth H. Weatherman, one of VitalCom's directors, is a managing director and a member of EMW LLC and a general partner of Warburg, Pincus & Co and as such Ms. Weatherman may be deemed to share voting and investment power with respect to such shares. Ms. Weatherman disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest.

 (5) Includes 9,700 shares owned by Vertical Life Sciences, L.P., of which The Vertical Group, LP. is the sole general partner, and 264,441 shares owned by Vertical Fund Associates, L.P. Jack W. Lasersohn, one of VitalCom's directors, is general partner of The Vertical Group, L.P., and, as such Mr. Lasersohn may be deemed to share voting and investment power with respect to such shares. Mr. Lasersohn disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

 (6) Represents shares held by ABS Capital Partners, L.P. Timothy T. Weglicki, one of VitalCom's directors, is a general partner of ABS Partners, L.P., the sole general partner of ABS Capital Partners, L.P., and as such Mr. Weglicki may be deemed to share voting and investment power with respect to such shares. Mr. Weglicki disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

 (7) Includes 54,786 shares subject to options exercisable within 60 days of March 16, 2001.

 (8) Includes 73,882 shares subject to options exercisable within 60 days of March 16, 2001.

 (9) Includes 39,375 shares subject to options exercisable within 60 days of March 16, 2001.

(10) Includes 29,689 shares subject to options exercisable within 60 days of March 16, 2001.

(11) Includes 782,732 shares subject to options exercisable within 60 days of March 16, 2001. Includes 4,646,384 shares held by entities affiliated with certain directors as described in footnotes (4), (5) and (6).

                                   THE MERGER

   The following discussion summarizes the proposed merger and related transactions. The following is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of, and conditions to, the merger and related transactions are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Appendix A. Statements made in this joint proxy statement/prospectus about the terms and conditions of the merger and such related transactions are qualified in their respective entireties by reference to, and you are urged to read carefully the more detailed information set forth in, the merger agreement and the other documents attached to this joint proxy statement/prospectus.

General description

   Pursuant to the merger agreement:

  . Viper, a wholly owned subsidiary of Data Critical, will merge with and into VitalCom;

  . each outstanding share of VitalCom common stock, other than shares owned by VitalCom and those held by stockholders who have properly exercised their appraisal rights, will be converted into 0.62 shares of Data Critical common stock;

  . each outstanding option to purchase one share of VitalCom common stock held by a VitalCom employee that is not exercised or terminated prior to, or as a result of, the merger will be assumed by Data Critical and will become an option to purchase 0.62 shares of Data Critical common stock at an exercise price based on the exchange ratio; and

  . upon completion of the merger, Viper will cease to exist, and VitalCom will continue as a wholly owned subsidiary of Data Critical.

Management and operations following the merger

   Before the merger, the Data Critical board of directors consisted of seven members. After the merger, it will consist of eight members. Frank T. Sample, president, chief executive officer and chairman of the board of VitalCom, and Elizabeth H. Weatherman, a designee of Warburg, Pincus Ventures, L.P., will join the Data Critical board of directors. One member of Data Critical's current board of directors, George M. Middlemas, will resign effective upon the closing of the merger. Mr. Sample will become the vice chairman of Data Critical and group president of VitalCom following the merger. Additional announcements regarding the specific composition of Data Critical's management team will follow.

Background of the transaction

   On January 5, 2000, VitalCom retained Pinnacle Partners, Inc. to be its financial advisor in connection with any potential mergers, acquisitions, or similar transactions.

   On May 26, 2000, Mr. Michael E. Singer of Data Critical met with Mr. Frank
T. Sample of VitalCom to discuss general business and industry trends and potential business, product distribution, licensing or affiliation opportunities between the two companies.

   Between May 26, 2000 and July 24, 2000, conversations between the two companies continued and evolved into discussions regarding the possibility of combining the two companies.

   On July 24, 2000, Data Critical and VitalCom entered into a mutual non-disclosure agreement. Also on July 24, 2000, Mr. Singer, Mr. Sample and Mr. Jeffrey Brown of Data Critical, together with other members of the management teams of both companies, met at Data Critical's offices in Bothell, Washington. During the July 24 meeting, each company made a general presentation regarding its business, products and customers.

Following the July 24 meeting, Data Critical hired U.S. Bancorp Piper Jaffray to be its financial advisor. Data Critical also engaged A.G. Edwards to provide specific financial analysis relating to the transaction.

   Discussions were held during early August regarding potential proposed structures for a combination. On or about August 16, 2000, Pinnacle Partners prepared and distributed a confidential presentation to the board of directors of VitalCom analyzing the proposed transaction. The board of directors of VitalCom met to consider the proposed transaction, the analysis provided by Pinnacle Partners and other alternatives. On August 18, 2000, the parties entered into a letter agreement containing non-binding indicative terms for a proposed transaction and a binding 21-day prohibition on negotiations by VitalCom with third parties. On August 22, 2000, officers of VitalCom participated in a conference call with Data Critical and its financial advisors to discuss and explore the due diligence process. On August 29, 2000, management personnel of each company, together with each company's financial advisors, met in Orange County, California. During the August 29 meeting, Data Critical conducted initial exploratory due diligence of VitalCom's business. The August 29 meeting also included a mutual presentation of financial information and an analysis of VitalCom's sales pipeline and backlog, business plans and results of operation. On September 1, 2000, a meeting took place at Data Critical's offices in Bothell, at which Data Critical presented information regarding its businesses, prospects and results of operations.

   After the September 1 meeting, the companies continued to exchange business information and to periodically engage in telephone discussions to formulate a proposal for the combination of the two companies. Each company's management, working with their financial advisors, also independently analyzed the potential for a combination.

   On September 21, 2000, Mr. Singer, Mr. Sample, Mr. Patrick Doherty of A.G. Edwards, Mr. Marc Cabrera of Pinnacle Partners and a representative of U.S. Bancorp Piper Jaffray took part in a conference call to discuss possible terms of a combination of the two companies. The parties did not agree on terms at that time, and agreed to terminate discussions.

   On January 23, 2001, VitalCom's board of directors met and discussed, among other things, renewing conversations with Data Critical about a possible combination. On January 25, 2001 and again on January 27, 2001, Mr. Brown and Mr. Sample met and resumed discussion regarding a combination of the companies.

   On February 2, 2001, Data Critical's board met and discussed, among other things, the possibility of a combination with VitalCom. At a meeting of Data Critical's board of directors on February 9, 2001, Mr. Singer and a representative of U.S. Bancorp Piper Jaffray discussed possible terms of a proposed combination. The Data Critical board of directors authorized senior management to continue discussions with VitalCom regarding the potential acquisition. Data Critical and VitalCom continued to discuss the terms and conditions of the proposed merger agreement on a regular basis. Data Critical's board of directors met on February 12, 2000 and February 13, 2000 to receive updates from Data Critical's management and to consider terms of the proposed combination.

   On February 13 and 14, 2001, representatives of the two companies and their attorneys met at VitalCom's headquarters in Tustin, California to continue business due diligence and commence legal due diligence of VitalCom. On February 15 and 16, 2001, representatives of the two companies and their attorneys met at Data Critical's principal offices in Bothell to continue business and legal due diligence of Data Critical.

   Over the next few weeks, Data Critical, VitalCom and their financial advisors and legal counsel participated in conferences regarding pricing considerations and the negotiation of terms and conditions of the proposed merger agreement. Both Data Critical and VitalCom continued examinations of each other's business. Data Critical's board of directors met five additional times during this period to receive updates and evaluate the status of the transaction. During this time, VitalCom's board of directors also had numerous discussions and exchanged correspondence regarding the transaction.

   On March 12, 2001, the VitalCom board of directors held a special meeting to review the status of final negotiations with Data Critical. At this meeting, Mr. Sample and VitalCom's legal counsel presented the final terms of the merger agreement. Also at this meeting, Pinnacle Partners rendered its oral opinion to the board, which Pinnacle Partners confirmed by delivery of a written opinion dated March 12, 2001, to the effect that, as of March 12, 2001 and based on and subject to the matters stated in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the VitalCom stockholders. After considering the presentations made by Pinnacle Partners and VitalCom's attorneys and the factors described in "The Merger--Joint reasons for the merger" and "--Recommendation of VitalCom's board; VitalCom's reasons for the merger," the VitalCom board unanimously approved the proposed transaction and the merger agreement. The VitalCom board authorized the executive officers of VitalCom to negotiate any final changes necessary to the merger agreement and related ancillary documents on behalf of VitalCom and determined to recommend to VitalCom's stockholders that the VitalCom stockholders vote to adopt the merger agreement.

   On March 12, 2001, the Data Critical board of directors held a special meeting to review the status of final negotiations with VitalCom. At this meeting, Mr. Singer and Data Critical's legal counsel presented the final terms of the merger agreement. Also at this meeting, U.S. Bancorp Piper Jaffray rendered its oral opinion to the board, which U.S. Bancorp Piper Jaffray confirmed by delivery of a written opinion dated March 12, 2001, to the effect that, as of March 12, 2001 and based on and subject to the matters stated in its opinion, the proposed consideration to be paid to the VitalCom stockholders was fair, from a financial point of view, to Data Critical. After considering the presentations made by U.S. Bancorp Piper Jaffray and Data Critical's attorneys and the factors described in "The Merger--Joint reasons for the merger" and "--Recommendation of Data Critical's board; Data Critical's reasons for the merger," the Data Critical board unanimously approved the proposed transaction and the merger agreement. The Data Critical board authorized the executive officers of Data Critical to negotiate any final changes necessary to the merger agreement and related ancillary documents on behalf of Data Critical and determined to recommend to Data Critical's stockholders that they vote to approve the issuance of shares of Data Critical common stock in the merger.

   After the close of the stock market on March 12, 2001, Data Critical and VitalCom executed the merger agreement and the ancillary documents, and issued a joint press release announcing the execution of the merger agreement.

Joint reasons for the merger

   The boards of directors of both Data Critical and VitalCom based their decisions to recommend the proposed merger on their belief that the merger will jointly benefit Data Critical and VitalCom and their stockholders in a number of ways, including the following:

  . Benefits of scale. The merger will create a larger, combined company with:

   . greater technological, financial and business resources;

   . a more diversified product base;

   . greater product research and development capabilities;

   . an expanded distribution and OEM network;

   . an increased ability to compete effectively for business and sales;

   . greater brand recognition;

   . an enhanced ability to negotiate more favorable terms in its commercial dealings; and

   . greater cost efficiency resulting from the elimination and reduction of redundant corporate overhead.

  . Benefits of Diversification. The merger will combine two different, but complimentary, product lines. The combined company's diverse product line will offer a broader and more comprehensive family of wireless products to the hospital market, as compared to the product lines of competitors or by either Data Critical or VitalCom independently. By leveraging each company's existing customer and strategic relationships, the combined company could expand its customer base and establish a market leadership position in the market for wireless hospital products.

  . Synergistic Technology. The combination of the two companies' technologies and research and development operations are expected to result in substantial synergies and potential technological superiority over competing products.

  . Increased Prospects for Profitability. The increased scale, potential synergies, product diversification and enhanced market position of the combined company are expected to improve the combined company's prospect for near-term profitability.

Recommendations of Data Critical's board; Data Critical's reasons for the merger

   The Data Critical board of directors has unanimously approved the merger and the merger agreement and has determined that the terms of the merger are fair to, and in the best interests of, Data Critical and its stockholders. Accordingly, the Data Critical board of directors unanimously recommends that Data Critical's stockholders vote "FOR" approval of the issuance of shares of common stock in the merger. In addition to the anticipated joint benefits described above, the Data Critical board of directors believes that there are additional reasons the merger will be beneficial to Data Critical and its stockholders:

  . New Sales Opportunities. The merger will expand Data Critical's product base, will provide increased sales opportunities with current Data Critical customers and strategic partners and will create opportunities for introduction and cross-selling of Data Critical products to VitalCom's customers and strategic partners.

  . New Technology. The merger will provide Data Critical with new and additional technology that could not be created independently by Data Critical without significant time and expense.

   In the course of its deliberations, Data Critical's board of directors reviewed and considered a number of other factors relevant to the merger, including the following:

  . information regarding historical market prices and other information with respect to VitalCom common stock and Data Critical common stock, and the financial performance and condition, assets, liabilities, business operations, and prospects of each of VitalCom and Data Critical and their projected future values as separate entities and on a combined basis;

  . the potential financial impact of the merger on Data Critical, including its stock price, cash balance, revenue and earnings;

  . the current and prospective economic and competitive environment facing not only Data Critical, but also the healthcare information technology sector in general;

  . the competitive advantages that VitalCom's technology offers in respect of compliance with new federal regulations governing wireless hospital products;

  . the compatibility of management of the two companies and the prospective management team for the combined company, including the need to enter into employment agreements with Mr. Frank Sample and Mr. Stephen Hannah of VitalCom and Mr. Michael Singer, Mr. Brad Harlow and Mr. Robert May of Data Critical;

  . on completion of the merger, Data Critical's board of directors will consist of eight members, six of whom will be from the existing Data Critical board, but only two of whom will be from the existing VitalCom board;

  . the tax and accounting treatment of the merger;

  . VitalCom's large number of hospital customers;

  . the price per share to be paid to VitalCom stockholders represented a 27% discount from the then current market price for VitalCom common stock based on the exchange ratio, as of the signing of the merger agreement;

  . the results of the business and legal due diligence investigation of VitalCom conducted by Data Critical's consultants, employees and counsel;

  . the presentation to the Data Critical board of directors, and opinion rendered orally by, U.S. Bancorp Piper Jaffray on March 12, 2001 that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in stated in the U.S. Bancorp Piper Jaffray written opinion, as of March 12, 2001, the merger consideration to be paid by Data Critical to VitalCom stockholders in the merger was fair, from a financial point of view, to Data Critical (the full text of the U.S. Bancorp Piper Jaffray opinion is attached as Appendix B to this joint proxy statement/prospectus);

  . a review with Data Critical's attorneys of the terms of the merger agreement, including the parties' mutual representations and warranties and closing conditions to the merger;

  . the belief that the terms of the merger agreement are reasonable;

  . the execution by stockholders representing approximately 61% of outstanding shares of VitalCom common stock of voting agreements, pursuant to which those VitalCom stockholders agreed:

   . not to sell their VitalCom shares prior to completion of the merger and in restricted circumstances after the merger;

   . to vote in favor of adoption of the merger agreement;

   . to vote against any other proposal for the sale, merger, consolidation or sale of all or substantially all of the assets of VitalCom; and

   . to grant an irrevocable proxy in favor of Data Critical to vote their VitalCom shares in favor of adoption of the merger agreement;

  . the VitalCom stockholder voting agreements described above effectively ensure that the required approval of the merger by VitalCom stockholders would be obtained regardless of whether or how other VitalCom stockholders vote their shares; and

  . the inclusion in the merger agreement of a breakup fee, pursuant to which either Data Critical or VitalCom could be required to pay the other a termination fee of $500,000 or, under certain circumstances following a termination at the fault of VitalCom, VitalCom could be required to pay additional fees to Data Critical up to $1,000,000 overall, and that such fees might discourage third parties from offering to acquire VitalCom.

   Data Critical's board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following:

  . VitalCom's longer sales cycle and the size, quality and likelihood of completion of VitalCom's sales pipeline;

  . VitalCom's dependence on a small number of customers for a substantial majority of its revenues, and on one supplier for the manufacture of a substantial majority of its products;

  . risks associated with the merger's impact on each company's customers and strategic partners, including the willingness of those customers and strategic partners to continue to do business with the combined company and any new terms demanded by such customers and strategic partners;

  . risks associated with the fact that VitalCom's products compete with the products of existing Data Critical customers and strategic partners;

  . differences in the revenue recognition accounting policies of the two companies;

  . the dilutive effect of the Data Critical common stock to be issued in the merger;

  . the risk that the market price of Data Critical's common stock might be adversely affected by consummation of the merger;

  . the risk that integration of the two companies' management and scientific cultures might not be accomplished quickly or smoothly;

  . the potential loss of key Data Critical employees who are important to the ongoing success of Data Critical and to the integration of VitalCom's operations and technology; and

  . other risks described under the heading "Risk Factors" beginning on page
    14.

   The preceding discussion of the information and factors considered by the Data Critical board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Data Critical board of directors. Each member of the Data Critical board of directors may have considered different factors and may have given different weights to different factors. In view of the variety of factors considered in connection with its evaluation of the merger, the Data Critical board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Recommendations of VitalCom's board; VitalCom's reasons for the merger

   The VitalCom board of directors has unanimously approved the merger and the merger agreement, and has determined that the terms of the merger are fair to, and in the best interests of, VitalCom and its stockholders. Accordingly, the VitalCom board of directors unanimously recommends that VitalCom's stockholders vote "FOR" adoption of the merger agreement. In the course of its deliberations, in addition the joint benefits of the merger discussed above, VitalCom's board of directors reviewed and considered a number of other factors relevant to the merger, including the following:

  . information regarding historical market prices and other information with respect to Data Critical common stock and VitalCom common stock, and the financial performance and condition, assets, liabilities, business operations, and prospects of each of Data Critical and VitalCom and their projected future values as separate entities and on a combined basis;

  . the current and prospective economic and competitive environment facing
    VitalCom;

  . the terms and conditions of the merger agreement, including the amount and nature of the consideration to be received by VitalCom's stockholders;

  . other transactions in the industry in consideration of the financial and strategic rationale for the transaction;

  . the VitalCom board's assessment of VitalCom's strategic alternatives to the merger, including remaining an independent company, acquiring other companies, licensing or otherwise transferring its rights to future discoveries, and merging or consolidating with a party other than Data Critical;

  . taking into account relevant financial, legal, business, marketplace and other considerations, the determination of VitalCom's board that it was unlikely that another transaction with any other corporation could be structured that would offer comparable value to VitalCom's stockholders;

  . the fixed nature of the exchange ratio and the possibility that, if there is an increase in the market price of Data Critical common stock prior to completion of the merger, the value to be received by VitalCom's stockholders would be increased;

  . the potential impact of the merger on the market price of Data Critical's common stock;

  . the tax and accounting treatment of the merger;

  . the products and sales prospects of Data Critical, both within its own product line, as well as with the synergies that may be created by combination with VitalCom;

  . the compatibility of management of the two companies and the prospective management team for the combined company, including the need to enter into employment agreements with Mr. Frank Sample and Mr. Stephen Hannah of VitalCom and Mr. Michael Singer, Mr. Brad Harlow and Mr. Robert May of Data Critical;

  . a review with VitalCom's attorneys of the terms of the merger agreement, including the parties' mutual representations and warranties and closing conditions to the merger;

  . the results of the business and legal due diligence investigation of Data
    Critical conducted by VitalCom's consultants, employees and counsel; and

  . the presentation of, and opinion rendered by, Pinnacle Partners orally to VitalCom's board of directors on March 12, 2001, and subsequently in writing, that as of such date, and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the analysis undertaken, the exchange ratio of 0.62 shares of Data Critical common stock for each share of VitalCom common stock was fair to VitalCom's stockholders from a financial point of view (the full text of the Pinnacle Partners opinion describes the basis for its opinions and is attached as Appendix C to this joint proxy statement/prospectus).

   VitalCom's board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following:

  . the loss of control over the future operations of VitalCom following the merger;

  . the fixed nature of the exchange ratio and the risk that, should there be a decrease in the market price of Data Critical common stock prior to completion of the merger, the value to be received by VitalCom's stockholders would be reduced;

  . the price per share to be paid to VitalCom stockholders represented a 27% discount from the then current market price for VitalCom common stock based on the exchange ratio, as of the signing of the merger agreement;

  . on completion of the merger, Data Critical's board of directors will consist of eight members, six of whom will be from the existing Data Critical board, but only two of whom will be from the existing VitalCom board;

  . risks associated with the merger's impact on each company's customers and strategic partners, including the willingness of those customers and strategic partners to continue to do business with the combined company and any new terms demanded by such customers and strategic partners;

  . the fact that the merger agreement provides that Data Critical has the right not to proceed with the transaction under certain circumstances, including in the event that greater than ten percent (10%) of VitalCom's stockholders elect to exercise their appraisal rights;

  . the fact that VitalCom will be effectively precluded from entering into any potentially superior merger or other acquisition transaction with a third party because Data Critical demanded that voting agreements be executed by a majority of VitalCom stockholders, thus effectively ensuring that the required approval of the merger by VitalCom stockholders will be obtained regardless of whether or how other VitalCom stockholders vote their shares;

  . the provisions of the merger agreement that prohibit VitalCom and it officers, directors, employees and representatives from soliciting or encouraging any alternate proposals, or, subject to the fiduciary duties of the VitalCom board, from negotiating with any third parties with respect to an alternate proposal;

  . the inclusion in the merger agreement of a breakup fee, pursuant to which either Data Critical or VitalCom could be required to pay the other a termination fee of $500,000 or, under certain circumstances following a termination at the fault of VitalCom, VitalCom could be required to pay additional fees to Data Critical up to $1,000,000 overall, and that such fees might discourage third parties from offering to acquire VitalCom; and

  . other risks described under the section entitled "Risk Factors" beginning on page 14.

   The preceding discussion of the information and factors considered by the VitalCom board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the VitalCom board of directors. Each member of the VitalCom board of directors may have considered different factors and may have given different weights to different factors. In view of the variety of factors considered in connection with its evaluation of the merger, the VitalCom board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Opinion of Data Critical's financial advisor

   Data Critical retained U.S. Bancorp Piper Jaffray to render to the board of directors of Data Critical an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Data Critical in the merger.

   U.S. Bancorp Piper Jaffray delivered to the board of directors of Data Critical on March 12, 2001, its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the consideration proposed to be paid by Data Critical in the proposed merger was fair, from a financial point of view, to Data Critical. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement/prospectus as Appendix B and is incorporated into this joint proxy statement/prospectus by reference.

   While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be paid by Data Critical in the proposed merger. Such consideration was determined through negotiations between VitalCom and Data Critical. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the Data Critical board of directors, addresses only the fairness to Data Critical, from a financial point of view, of the proposed consideration to be paid by Data Critical in the proposed merger. The opinion does not address Data Critical's underlying business decision to participate in the merger, and does not constitute a recommendation to any Data Critical stockholder as to how a stockholder should vote with respect to the merger.

   In arriving it its opinion, U.S. Bancorp Piper Jaffray's review included:

  . a draft dated March 10, 2001 of the merger agreement;

  . selected financial, operating and business information related to Data
    Critical and VitalCom;

  . publicly available market and securities data of Data Critical, VitalCom and of selected public companies deemed comparable to VitalCom and Data Critical;

  . to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger; and

  . internal financial information of VitalCom and Data Critical prepared for financial planning purposes and furnished by VitalCom and Data Critical management.

   In addition, U.S. Bancorp Piper Jaffray conducted discussions with members of senior management of VitalCom concerning the financial condition, current operating results and business outlook of VitalCom. U.S. Bancorp Piper Jaffray also conducted discussions with members of senior management of Data Critical concerning the financial condition, current operating results and business outlook of Data Critical, VitalCom and the combined company following the merger.

   In delivering its opinion to the board of directors of Data Critical, U.S. Bancorp Piper Jaffray prepared and delivered to the board of directors written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in the materials:

 Implied Consideration

   Giving effect to the exchange ratio, the resulting implied value of Data Critical stock consideration of $1.705 per share of VitalCom common stock (based on the closing trading price for Data Critical common stock on March 9, 2001 of $2.75) and the outstanding VitalCom common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock consideration payable in the transaction for VitalCom common stock to be approximately $13.9 million. U.S. Bancorp Piper Jaffray also calculated that stockholders of VitalCom would be issued an aggregate of 29.1% of the total Data Critical common stock and common stock equivalents outstanding after the merger.

 Market Analysis

   U.S. Bancorp Piper Jaffray analyzed the exchange ratio for this transaction against the "implied" exchange ratio based on historical stock prices for Data Critical. U.S. Bancorp Piper Jaffray examined the exchange ratios implied by the ten, thirty, sixty, ninety, and one hundred and eighty trading day mean and median stock prices for Data Critical and VitalCom. This analysis produced the following implied historical exchange ratios:

                                                 Historical Exchange Ratio
                                            ------------------------------------
                                            Transaction  Low  Mean  Median High
                                            ----------- ----- ----- ------ -----
10 Day Period..............................    0.62x    0.71x 0.77x 0.76x  0.86x

30 Day Period..............................    0.62x    0.45x 0.67x 0.68x  0.86x

60 Day Period..............................    0.62x    0.45x 0.68x 0.69x  0.96x

90 Day Period..............................    0.62x    0.45x 0.74x 0.72x  1.11x

180 Day Period.............................    0.62x    0.12x 0.49x 0.45x  1.11x

   U.S. Bancorp Piper Jaffray also presented selected price and volume distribution data of VitalCom.

 VitalCom Comparable Company Analysis

   U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to VitalCom to corresponding data and ratios from four publicly traded companies deemed comparable to VitalCom. This group included Card Guard, Data Critical, DataScope and Spacelabs Medical. This group was selected from companies that operate in the information technology, electromedical, patient monitoring and diagnostic segments of the healthcare industry and were companies otherwise deemed comparable by U.S. Bancorp Piper Jaffray.

   This analysis produced multiples of selected valuation data as follows:

                                         VitalCom        Comparable Companies
                                   -------------------- ----------------------
                                   Implied(1) Market(2) Low  Mean Median High
                                   ---------- --------- ---- ---- ------ -----
Company value to latest twelve
 months revenue...................    0.4x      0.7x    0.7x 5.0x  1.2x  16.6x
Company value to estimated
 calendar 2000 revenue............    0.4x      0.7x    0.7x 3.4x  1.2x  10.5x

--------
(1)Based on implied value of merger consideration.
(2)Based on market value as of March 9, 2001.

 Merger and Acquisition Analysis

   U.S. Bancorp Piper Jaffray reviewed nine merger and acquisition transactions that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  . transactions in which the target company operated in the information technology, electromedical, patient monitoring and diagnostic segments of the healthcare industry;

  . transactions with an equity value of greater than $15 million;

  . transactions in which the target company had revenue greater than $10 million;

  . transactions in which there was a change in control of the target company; and

  . transactions announced or completed between January 1, 1998 and March 9, 2001.

   U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for VitalCom derived from the implied value payable in the merger.

                                                       Comparable Transactions
                                                       ------------------------
                                              VitalCom  Low  Mean  Median High
                                              -------- ----- ----- ------ -----
Company value to latest twelve months
 revenue.....................................   0.4x    0.7x  1.7x  1.5x   2.3x
Company value to latest twelve months
 earnings before interest, taxes,
 depreciation and amortization...............  NM(1)    7.5x 12.7x 13.0x  18.6x
Company value to latest twelve months
 earnings before interest and taxes..........  NM(1)   16.1x 20.9x 17.9x  38.3x
Equity Value to latest twelve months net
 income......................................  NM(1)   23.0x 33.4x 26.4x  72.2x

--------
(1)Data is not meaningful.

 Premiums Paid Analysis

   U.S. Bancorp Piper Jaffray reviewed nine completed merger and acquisition transactions that it deemed comparable to the merger to determine the implied premiums payable in the mergers over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  . transactions in which the target company operated in the information technology, electromedical, patient monitoring and diagnostic segments of the healthcare industry;

  . transactions in which the target company had revenue greater than $10 million;

  . transactions in which there was a change in control of the target company; and

  . transactions completed between January 1, 1999 and March 9, 2001.

   The table below shows a comparison of those premiums to the premium that would be paid to VitalCom stockholders based on the implied value payable in the merger. The premium calculations for VitalCom stock are based upon an assumed announcement date of March 10, 2001:

                                                Implied Premium (Discount)
                                              ---------------------------------
                                                             Comparable
                                              VitalCom      Transactions
                                              --------  -----------------------
                                                        Low   Mean  Medium High
                                                        ----  ----  ------ ----
One day before announcement..................  (22.1)%   2.1% 35.7%  37.6% 78.0%
One week before announcement.................  (14.8)   10.6  37.2   44.9  56.6
Four weeks before announcement...............    1.0    27.4  43.8   43.7  58.7

 VitalCom Discounted Cash Flow Analysis

   U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for VitalCom in which it calculated the present value of the projected future cash flows of VitalCom using internal financial planning data prepared by VitalCom management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for VitalCom based on the net present value of its implied annual cash flows and a terminal value for VitalCom in 2003 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 20% to 30% and a range of terminal value multiples of 1.0x to 2.0x of forecasted 2003 revenue:

     Per Share Equity Value of VitalCom
     ----------------------------------
     Low.................................................................. $2.17
     Mid..................................................................  3.40
     High.................................................................  4.91

     Aggregate Equity Value of VitalCom
     ----------------------------------
     (in thousands)
     Low............................................................... $17,666
     Mid...............................................................  27,669
     High..............................................................  39,880

 Pro Forma Analyses

   U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share and projected cash earnings per share of the combined company at and for the four fiscal quarters in fiscal 2001 and for fiscal year ending December 31, 2001 using management estimates for VitalCom and publicly available estimates for Data Critical. U.S. Bancorp Piper Jaffray performed this analysis with and without taking into account operational synergies of approximately $1 million that management estimates the combined company may realize following consummation of the transaction. U.S. Bancorp Piper Jaffray determined that the transaction could be accretive for the full fiscal year ending 2001 to the projected stand-alone earnings per share and the projected cash earnings per share of Data Critical, both with and without taking into account operational synergies.

   U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of VitalCom and Data Critical to revenue and gross profit of the combined company for the four fiscal quarters in 2001, and the fiscal year ending December 31, 2001 based on the same forward looking information, without synergies and using April 30, 2001 as an assumed effective date of the merger, described above. The analysis indicated that during these periods VitalCom would contribute to the combined entity revenue of 38.0% and gross profit of 36.2%. VitalCom stockholders will receive an aggregate of approximately 29.1% of the shares of the combined company.

 Analysis of Data Critical Common Stock

   U.S. Bancorp Piper Jaffray reviewed general background information concerning Data Critical, including recent financial and operating results and outlook.

   U.S. Bancorp Piper Jaffray compared selected financial data and ratios for Data Critical to the corresponding data and ratios for the same comparable company group described above. The stock price used in the calculations was Data Critical's closing price of $2.75 on March 9, 2001. This analysis produced multiples of selected valuation data as follows:

                                                                   Comparable
                                                                    Companies
                                                                  -------------
                                                           Data     Range of
                                                         Critical   Multiples
                                                         -------- -------------
   Company value to latest twelve months revenue........   0.8x   0.7x to 16.6x
   Company value to estimated calendar 2000 revenue.....   0.8x   0.7x to 10.5x
   Company value to estimated calendar 2001 revenue.....   0.5x   0.5x to  4.9x
   Company value to estimated calendar 2002 revenue.....   0.2x   0.2x to  3.3x

   In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

   The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to VitalCom, Data Critical, or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which VitalCom and Data Critical were compared and other factors that could affect the public trading value of the companies.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by VitalCom and Data Critical or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of VitalCom and Data Critical that the information provided to it by VitalCom and Data Critical was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray also assumed that there have been no material changes in Data Critical's or VitalCom's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to U.S. Bancorp Piper Jaffray.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of VitalCom or Data Critical, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of VitalCom or Data Critical common stock have traded or at which the shares of VitalCom, Data Critical or the combined company may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

   U.S. Bancorp Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the transaction. The opinion does not address the relative merits of the transaction, on the one hand, or any alternative business strategies or alternative transactions that may be available, on the other hand.

   U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Data Critical board of directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the healthcare industry. U.S. Bancorp Piper Jaffray provides research coverage on and maintains a market in the common stock of Data Critical. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Data Critical for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

   Under the terms of U.S. Bancorp Piper Jaffray's engagement letter with Data Critical, Data Critical has agreed to pay U.S. Bancorp Piper Jaffray a customary fee upon consummation of the transaction for U.S. Bancorp Piper Jaffray's financial advisory services. Data Critical has agreed to pay U.S. Bancorp Piper Jaffray a customary fee for rendering its opinion, which will be credited against payment of the fee for financial advisory services. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that Data Critical would be unlikely to consummate the transaction unless it had received the opinion of U.S. Bancorp Piper Jaffray. Whether or not the transaction is consummated, Data Critical has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

Opinion of VitalCom's financial advisor

   VitalCom retained Pinnacle Partners, Inc. to act as its financial advisor to evaluate the financial terms of the merger with Data Critical and to render an opinion as to its fairness. On March 12, 2001, Pinnacle Partners rendered its oral opinion, which was subsequently confirmed in writing, to the VitalCom board of directors that the exchange ratio is fair from a financial point of view to the VitalCom stockholders.

   The full text of the Pinnacle Partners written opinion dated March 12, 2001, which sets forth in its entirety the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. This summary is qualified by reference to the full text of such opinion. Holders of VitalCom common stock are urged to read carefully the entire opinion. The engagement of Pinnacle Partners and its opinion are for the benefit of the VitalCom board of directors and its opinion was delivered to the VitalCom board of directors in connection with its consideration of the merger. The Pinnacle Partners opinion addresses only the fairness of the exchange ratio from a financial point of view to the VitalCom stockholders; it does not address any other aspect of the merger nor does it constitute a recommendation to any holder of VitalCom common stock as to how to vote with respect to the merger.

   In connection with the Pinnacle Partners opinion, Pinnacle Partners reviewed, among other things:

  . an executed copy of the merger agreement, dated as of March 12, 2001;

  . Annual Reports to stockholders and Annual Reports on Form 10-K for each of VitalCom and Data Critical for the three years ended December 31, 1999;

  . certain interim reports to stockholders and Quarterly Reports on Form 10-
    Q for each of VitalCom and Data Critical;

  . communications from VitalCom and Data Critical to their respective stockholders;

  . certain internal financial analyses and forecasts for VitalCom and Data
    Critical prepared by their respective managements; and,

  . certain internal financial analyses and pro forma consolidated forecasts
    (including certain projected cost savings and operating synergies) reflecting the combination of VitalCom and Data Critical prepared by their respective managements.

   In addition, Pinnacle Partners:

  . held discussions with members of the senior managements of VitalCom and Data Critical regarding the strategic rationale for, and potential benefits of, the merger and the past and current business operations, financial condition and future prospects of VitalCom and Data Critical;

  . reviewed the reported price and trading activity of the common stock of each of VitalCom and Data Critical;

  . compared certain financial and stock market information for VitalCom and Data Critical with similar information for other publicly traded companies;

  . reviewed the financial terms of certain business combinations in the healthcare monitoring and hospital equipment industries and in other industries generally; and

  . performed such other studies and analyses as it considered appropriate.

   In conducting its review and arriving at its opinion, Pinnacle Partners assumed and relied on the accuracy, completeness and fairness of information given to or reviewed by or discussed with it for the purpose of rendering its opinion, without independently verifying such information. Pinnacle Partners assumed, with VitalCom's consent, that the merger would be in accordance with the terms in the merger agreement, in the form reviewed by Pinnacle Partners and without VitalCom or Data Critical's waiver of any of the conditions to their obligations under the merger agreement. Pinnacle Partners did not independently evaluate or appraise the assets of VitalCom or Data Critical, nor was it given any such evaluations or appraisals. The Pinnacle Partners opinion is based on the information that it had and the facts and circumstances as they existed and were evaluated on its date.

   The following is a summary of the material analyses performed and factors considered by Pinnacle Partners in connection with rendering the Pinnacle Partners opinion.

 Analysis of Selected Publicly Traded Companies

   Pinnacle Partners reviewed and compared actual and forecast financial, operating and stock market information of selected public companies that were engaged in businesses that Pinnacle Partners believed to be generally comparable to the businesses of VitalCom and Data Critical. The companies that Pinnacle Partners evaluated were grouped in three general sectors: (1) the hospital monitoring and therapy equipment sector, (2) the hospital information systems sector and (3) the hospital consulting and outsourcing services sector. The companies analyzed are shown in below.

                       Publicly Traded Companies Analyzed

    Hospital Monitoring and                                        Hospital Consulting and
       Therapy Equipment         Hospital Information Systems        Outsourcing Services
-------------------------------  ---------------------------- ----------------------------------
Alaris Medical, Inc.             Eclipsys Corporation         DAOU Systems, Inc.
Criticare Systems, Inc.          IDX Systems Corporation      First Consulting Group
Datascope Corporation            Mediware Information Systems Per-Se Technologies, Inc.
Invivo Corporation               Sunquest Information Systems Superior Consultant Holdings Corp.
Novametrix Medical Systems Inc.
SpaceLabs Medical, Inc.
Zevex International, Inc.

   In analyzing the selected publicly traded companies, Pinnacle Partners deemed the businesses of the companies in the hospital monitoring and therapy equipment sector to be most comparable to the businesses of VitalCom and Data Critical. Pinnacle Partners also deemed the businesses of the companies in the hospital information systems and hospital consulting and outsourcing services sectors to be relevant in performing the analysis of publicly traded ompanies because certain aspects of the businesses of the companies in these two industry sectors were similar to certain aspects of the businesses of VitalCom and Data Critical.

   Pinnacle Partners analyzed the respective multiples of the enterprise value, which is defined as the aggregate market value of a company's publicly traded stock (derived by multiplying a company's total shares and common share equivalents outstanding by the latest closing stock price) plus the book value of total debt and redeemable preferred stock outstanding less the value of cash and cash equivalents on the company's latest available balance sheet), of these companies to their sales, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT, for the latest twelve months, or LTM; and the respective multiples of the equity value which is derived by multiplying a company's total shares and common share equivalents outstanding by the latest closing stock price, of these companies to their LTM net income and projected net income for each company's next fiscal year. A summary of this analysis is shown below.

           Summary Results of Analysis of Selected Public Companies--
                Hospital Monitoring and Therapy Equipment Sector

   Data Analyzed        Harmonic Mean Multiple     Low Multiple     High Multiple
--------------------    ----------------------     ------------     -------------
LTM Sales                       0.88x                 0.49x             1.56x
LTM EBITDA                       6.6x                  4.0x             13.1x
LTM EBIT                         7.9x                  4.9x             12.0x
LTM Net Income                   9.7x                  7.2x             17.9x
Projected Net Income            28.2x                 16.5x             95.7x

      Summary Results of Analysis of Selected Publicly Traded Companies--
                             All Companies Analyzed

   Data Analyzed        Harmonic Mean Multiple     Low Multiple     High Multiple
--------------------    ----------------------     ------------     -------------
LTM Sales                       0.71x                 0.16x             2.79x
LTM EBITDA                       6.2x                  4.0x             13.1x
LTM EBIT                         8.3x                  4.9x             13.5x
LTM Net Income                  11.2x                  7.2x             19.8x
Projected Net Income            36.0x                 16.5x            114.8x

   In deriving a mean statistic for a universe of valuation multiples, Pinnacle Partners used a harmonic mean, which is the reciprocal of the arithmetic mean of the reciprocals of a specified set of numbers, because it normalizes an assumed equal dollar investment in each individual security. Pinnacle Partners believes the harmonic mean is an appropriate statistic for evaluating the impact of relatively higher multiple securities within a given portfolio of securities.

   Pinnacle Partners then derived a range of imputed equity values per share for each of VitalCom and Data Critical by applying the multiples derived from the universe of publicly traded analyzed companies to the corresponding data for each of VitalCom and Data Critical. In applying the multiples derived from the universe of publicly traded analyzed companies to the corresponding data for each of VitalCom and Data Critical, Pinnacle Partners only applied multiples corresponding to sales data for each of VitalCom and Data Critical. Pinnacle Partners did not apply multiples derived from the analysis of the public companies corresponding to EBITDA, EBIT, net income or projected net income data to the corresponding data for each of VitalCom and Data Critical because:

  . each of VitalCom and Data Critical had generated operating and net losses throughout the historical periods reviewed;

  . VitalCom's internally prepared financial forecast showed an operating profit and a net profit for the fiscal year ending December 31, 2001, yet VitalCom's ability to actually generate an operating profit in the next fiscal year was uncertain given its historical financial performance and because VitalCom had not achieved its forecast in the previous fiscal year (primarily related to higher than expected research and development expenditures related to new product introductions); and

  . Data Critical's internally prepared financial forecasts projected both an operating loss and a net loss. Therefore, any imputed equity values that would be derived from the analysis based upon EBITDA, EBIT, net income or projected net income for either company would be negative and not meaningful.

   Using the multiples derived from the analysis of the publicly traded hospital monitoring and therapy equipment companies as applied to VitalCom's LTM sales resulted in mean, high and low imputed equity values per share of $2.63, $4.07 and $1.80, respectively, for VitalCom. Pinnacle Partners compared these values to the imputed transaction price per share of $1.32 (based on the closing price of Data Critical's common stock on March 12, 2001, the last trading day prior to announcing the merger, and the exchange ratio of 0.62x) and noted that the imputed transaction price per share represented mean, high and low discounts to the imputed equity values of approximately 50%, 68% and 27%, respectively.

   Using the multiples derived from the analysis of all of the analyzed publicly traded companies as applied to VitalCom's LTM sales resulted in mean, high and low imputed equity values per share of $2.27, $6.69 and $1.10, respectively, for VitalCom. Pinnacle Partners compared these values to the imputed transaction price per share of $1.32 and noted that the imputed transaction values represented mean and high discounts to the imputed equity values of approximately 42% and 80% for the mean and high multiples, respectively, and a premium of approximately 20% for the low multiple.

   Using the multiples derived from the analysis of the publicly traded hospital monitoring and therapy equipment companies as applied to Data Critical's LTM sales resulted in mean, high and low imputed equity values per share of $2.92, $3.91 and $2.35, respectively, for Data Critical. Pinnacle Partners compared these values to Data Critical's closing price per share of $2.13 on March 12, 2001 and noted that such price represented mean, high and low discounts to the imputed equity values of approximately 27%, 46% and 9%, respectively.

   Using the multiples derived from the analysis of all of the analyzed public companies as applied to Data Critical's LTM sales resulted in mean, high and low imputed equity values per share of $2.67, $5.70 and $1.87, respectively, for Data Critical. Pinnacle Partners compared these values to Data Critical's latest closing price per share of $2.13 as of March 12, 2001 and noted that share price represented mean and high discounts to the imputed equity values of approximately 20% and 63% for the mean and high multiples, respectively, and a premium of approximately 14% for the low multiple.

 Analysis of Selected Precedent Transactions

   Pinnacle Partners reviewed selected publicly available financial and transaction information related to seven business combination transactions and one attempted business combination transaction that involved target companies that were engaged in businesses that Pinnacle Partners deemed to be comparable to or relevant to the businesses of each of VitalCom and Data Critical. The eight transactions involved target companies that were engaged primarily in the healthcare monitoring and hospital equipment industries. All of the transactions occurred from 1995 and were valued at less than $2.5 billion. The transactions evaluated are described below.

           Summary Information Relating to the Transactions Analyzed

                                                                    Transaction
Target Company                             Acquiror Company            Date
--------------                             ----------------         -----------
SpaceLabs Medical, Inc.               Cardiac Sciences, Inc.         Withdrawn
Protocol Systems, Inc.                Welch Allyn Corporation          7/13/00
Shared Medical Systems Corporation    Siemens Corporation              6/30/00
Critikon Company                      Liberty Partners, L.P.           11/6/98
Physio Control Corporation            Medtronics, Inc.                 9/30/98
Nellcor Puritan-Bennett, Inc.         Mallinckrodt Inc.                7/23/97
Medical Data Enterprises, Inc.        Thermo Electron Corporation       8/1/96
Puritan-Bennett Corporation           Nellcor, Inc.                    8/25/95

   Pinnacle Partners analyzed the respective multiples of the transaction values for these transactions to the LTM sales, EBITDA, EBIT and latest available quarter's total assets for the target company in these transactions, and multiples of the purchase price of the equity for these transactions to the LTM net income and latest quarter's stockholders' equity (book value) for the target company in these transactions. A summary of the analysis is shown below.

         Summary Results of Analysis of Selected Precedent Transactions

                         Harmonic
 Data Analyzed         Mean Multiple             Low Multiple             High Multiple
 -------------         -------------             ------------             -------------
 LTM Sales                 1.52x                 0.84x                        3.04x
 LTM EBITDA                17.3x                 10.8x                        41.7x
 LTM EBIT                  21.7x                 16.5x                        34.6x
 Total Assets              1.80x                 0.76x                        4.69x
 LTM Net Income            32.9x                 18.4x                        55.7x
 Book Value                2.47x                 0.86x                        8.49x

   Pinnacle Partners then derived a range of imputed purchase price values per share for each of VitalCom and Data Critical by applying the multiples derived from the analysis of selected precedent transactions to the corresponding data for each of VitalCom and Data Critical. In applying the multiples derived from analyzing selected precedent transactions to the corresponding data for each of VitalCom and Data Critical, Pinnacle Partners only applied multiples corresponding to sales, total assets and book value data for each of VitalCom and Data Critical. Pinnacle Partners did not apply multiples derived from analyzing selected precedent transactions corresponding to EBITDA, EBIT and net income data to the corresponding data for each of VitalCom and Data Critical because each of VitalCom and Data Critical had generated operating and net losses throughout the historical periods reviewed; any imputed purchase price values that would be derived from the analysis based on EBITDA, EBIT or net income data for either company would be negative and not meaningful.

   Using the harmonic mean multiples derived from analyzing selected precedent transactions as applied to VitalCom's LTM sales and latest available quarter's total assets and stockholders' equity resulted in imputed purchase price values per share of $3.99, $3.84 and $3.88 based on sales, total assets and book value multiples, respectively, for VitalCom. Pinnacle Partners compared these values to the imputed transaction price per share of $1.32 (based on the closing price of Data Critical's common stock on March 12, 2001, the last trading day prior to announcing the merger, and the exchange ratio of 0.62x) and noted that the transaction price per share represented discounts to the imputed purchase prices per share of approximately 67%, 66% and 66%, respectively.

   Using the low multiples derived from the analysis of selected precedent transactions as applied to VitalCom's LTM sales and latest available quarter's total assets and stockholders' equity resulted in imputed purchase price values per share of $2.54, $2.06 and $1.85 based on sales, total assets and book value multiples, respectively, for VitalCom. Pinnacle Partners compared these values to the imputed transaction price per share of $1.32 and noted that the transaction price per share represented discounts to the imputed purchase prices per share of approximately 48%, 36% and 29%, respectively.

   Using the harmonic mean multiples derived from analyzing selected precedent transactions as applied to Data Critical's LTM sales and latest available quarter's total assets and stockholders' equity resulted in imputed purchase price values per share of $3.85, $8.06 and $8.88 based on sales, total assets and book value multiples, respectively, for Data Critical. Pinnacle Partners compared these values to the closing price per share of Data Critical's common stock of $2.13 on March 12, 2001 and noted that such price represented discounts to the imputed purchase prices per share of approximately 45%, 74% and 76%, respectively.

   Using the low multiples derived from analyzing selected precedent transactions as applied to Data Critical's LTM sales and latest available quarter's total assets and stockholders' equity resulted in imputed equity values per share of $2.86, $4.35 and $4.16 based on sales, total assets and book value multiples, respectively, for Data Critical. Pinnacle Partners compared these values to the closing price per share of Data Critical's common stock of $2.13 on March 12, 2001 and noted that such price represented discounts to the imputed purchase prices per share of approximately 26%, 51% and 49%, respectively.

   Pinnacle Partners noted that the imputed discounts of the stock prices in the transaction for each of VitalCom and Data Critical in the transaction when compared to the imputed purchase price values derived in the analysis were comparable.

 Discounted Cash Flow Analysis

   Pinnacle Partners performed a discounted cash flow analysis of the forecast free cash flows of each of VitalCom and Data Critical for the years ending December 31, 2001 through December 31, 2005, based on financial projections provided to Pinnacle Partners by the respective senior managements of VitalCom and Data Critical and based on assumptions made by Pinnacle Partners. A discounted cash flow analysis is generally used to ascribe a present value to an anticipated future stream of cash flows based on assumptions relating to, among other things, (1) prevailing market conditions, (2) costs of capital and
(3) terminal values for a company at the end of the forecast period. As part of its analysis, Pinnacle Partners assumed, among other things, discount rates of 21% to 23% and terminal multiples of sales of 0.70x to 0.90x to determine a range of terminal values for each of VitalCom and Data Critical. The discount rates used by Pinnacle Partners in the discounted cash flow analysis were based on an analysis of the weighted average cost of capital of each of VitalCom and Data Critical and incorporated a mean beta value derived from the universe of public traded companies. The tables below present selected information from the analysis.

   Discounted Cash Flow Analysis--Imputed Equity Value Per Share of VitalCom

                                                               Terminal Multiple
                                                                   of Sales
                                                               -----------------
   Discount Rate                                               0.70x 0.80x 0.90x
   -------------                                               ----- ----- -----
    21%....................................................... $3.12 $3.38 $3.64
    22%.......................................................  3.04  3.29  3.54
    23%.......................................................  2.96  3.20  3.44

 Discounted Cash Flow Analysis--Imputed Equity Value Per Share of Data Critical

                                                               Terminal Multiple
                                                                   of Sales
                                                               -----------------
   Discount Rate                                               0.70x 0.80x 0.90x
   -------------                                               ----- ----- -----
    21%....................................................... $4.05 $4.31 $4.58
    22%.......................................................  3.96  4.21  4.46
    23%.......................................................  3.87  4.11  4.36

   Pinnacle Partners noted that for each of VitalCom and Data Critical, the imputed equity values per share derived in the discounted cash flow analysis were higher than the closing prices of the common stock of each company on March 12, 2001. Based on the closing price of the common stock of Data Critical of $2.13 per share on March 12, 2001, the exchange ratio of 0.62x and the imputed equity value per share of VitalCom based upon a discount rate of 22% and a terminal sales multiple of 0.80x of $3.29, the imputed value per share as of March 12, 2001 to be received by the VitalCom stockholders represented a 60% discount to the imputed value per share derived in the discounted cash flow analysis of VitalCom. Based on the closing price of the common stock of Data Critical of $2.13 per share on March 12, 2001 and the imputed equity value per share of Data Critical based on a discount rate of 22% and a terminal sales multiple of 0.80x of $4.21, the latest closing stock price of Data Critical represented a 50% discount to the imputed value per share derived in the discounted cash flow analysis of Data Critical. Pinnacle Partners noted that the imputed discounts of the stock prices for each of VitalCom and Data Critical in the transaction when compared to the imputed values derived in the analysis were comparable. However, Pinnacle Partners did not place significant emphasis on the discounted cash analysis because such an analysis did not take into account, among other things, (1) the execution risk associated with implementing each company's forecast business plan and (2) limitations on the availability of capital to each of the companies to support their respective business plans.

 Exchange Ratio Analysis

   Pinnacle Partners reviewed the imputed exchange ratios based on the closing market prices of the common stock of each of VitalCom and Data Critical for the period November 19, 1999 (the first day of trading Data Critical's common stock following its initial public offering) through March 12, 2001. The table below presents a summary of the analysis.

                   Summary Results of Exchange Ratio Analysis

                                                               Average Exchange
   Trading Period                                                 Ratio for
      Analyzed                  Date Range Analyzed             Trading Period
---------------------           -------------------            ----------------
Last 30 trading days    January 29, 2001 to March 12, 2001          0.75x

Last 60 trading days    December 13, 2000 to March 12, 2001         0.68x

Last 90 trading days    October 31, 2000 to March 12, 2001          0.73x

Last 120 trading days   September 19, 2000 to March 12, 2001        0.71x

Last 180 trading days   June 23, 2000 to March 12, 2001             0.66x

Last 327 trading days   November 19, 1999 to March 12, 2001         0.55x

   Pinnacle Partners noted that the negotiated exchange ratio of 0.62 was lower than the average exchange ratio (based on closing market stock prices) for the periods analyzed of 180 trading days ended March 12, 2001 or less, and ranged from a discount of approximately 17% (when compared to 0.75x, the highest average exchange ratio of the trading periods analyzed) to approximately 6% (when compared to 0.66x, the lowest average exchange ratio of the trading periods analyzed). Pinnacle Partners noted that the negotiated exchange ratio of 0.62 was higher than the average exchange ratio for the 327 trading days ended March 12, 2001 by approximately 13%.

 Contribution Analysis

   Pinnacle Partners analyzed the financial contribution of each of VitalCom and Data Critical to the pro forma financial results of a combined company based on selected actual income statement and balance sheet data for the years ended December 31, 1998 and 1999 and based upon selected estimated and forecast income statement data for the years ending December 31, 2000 and 2001, respectively. The table below presents a summary of the analysis.

                    Summary Results of Contribution Analysis

                                       Approximate
                          Approximate  Contribution
Financial Data and        Contribution   by Data
Period Analyzed           by VitalCom    Critical
------------------        ------------ ------------
Sales for the year ended
 December 31, 1998......       83%          17%

Sales for the year ended
 December 31, 1999......       64%          36%

Sales for the year ended
 December 31, 2000......       49%          51%

Sales for the year
 ending December 31,
 2001...................       45%          55%

Gross profit for the
 year ended December 31,
 1998...................       83%          17%

Gross profit for the
 year ended December 31,
 1999...................       60%          40%

Gross profit for the
 year ended December 31,
 2000...................       45%          55%

Gross profit for the
 year ending December
 31, 2001...............       49%          51%

Operating loss for the
 year ended December 31,
 1998...................       28%          72%

Operating loss for the
 year ended December 31,
 1999...................       52%          48%

Operating loss for the
 year ended December 31,
 2000...................       35%          65%

Book value of total
 assets as of September
 30, 2000...............       24%          76%

Stockholders' equity as
 of September 30, 2000..       22%          78%

Cash and cash
 equivalents as of
 September 30, 2000.....       24%          76%

   Pinnacle Partners compared the financial contribution by VitalCom to the pro forma financial results of a combined company to the pro forma ownership of a combined company by the stockholders of VitalCom based on the exchange ratio of 0.62x. Based on the exchange ratio of 0.62x, the pro forma ownership of a combined company by the stockholders of VitalCom is approximately 27%. Pinnacle Partners noted that the financial contribution by VitalCom to a combined company was less than 27% for the balance sheet data analyzed and exceeded 27% for the income statement data analyzed.

   In preparing the analyses for its opinion, including the analyses described above, Pinnacle Partners noted that neither VitalCom nor Data Critical had generated an operating income or net income within the last three fiscal years and that Data Critical was not expected to generate an operating income or net income within the next fiscal year. Pinnacle Partners also noted that VitalCom and Data Critical had approximately $6.2 million and $19.9 million of cash and cash equivalents on their balance sheets as of December 31, 2000, respectively. Pinnacle Partners also noted that VitalCom had generated negative sales growth for the years ended December 31, 1998 and 1999.

   The summary set forth does not purport to be a complete description of all the analyses performed by Pinnacle Partners. Preparing a fairness opinion is a complex analytic process and is not readily susceptible to partial analysis or summary description. Pinnacle Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its fairness determination, Pinnacle Partners considered the results of all such analyses and did not assign relative weights to any of the analyses.

   Pinnacle Partners was not requested to, and did not, independently evaluate or appraised the assets or liabilities, contingent or otherwise, of VitalCom and Data Critical, and was not furnished with any such evaluations or appraisals.

   In its analyses, Pinnacle Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of VitalCom and Data Critical. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses are not appraisals and do not reflect the prices at which such businesses may actually be sold or the prices at which their securities may trade. As a result, the analyses and estimates described above are inherently subject to substantial uncertainty. No company or transaction used in the analyses as a comparison to VitalCom or Data Critical is identical to VitalCom or Data Critical or the contemplated transaction.

   Pinnacle Partners' opinion and financial analyses were not the only factors considered by the VitalCom board of directors in evaluating the merger, and should not be viewed as determinative of the views of VitalCom's board of directors or senior management.

   Under the terms of Pinnacle Partners' letter agreement with VitalCom, VitalCom has agreed to pay Pinnacle Partners a customary fee for rendering Pinnacle Partners' fairness opinion upon the delivery of the written fairness opinion to VitalCom's board of directors. If the merger is completed, VitalCom will also pay to Pinnacle Partners a customary fee. In addition to the fees provided for above, VitalCom agreed to reimburse Pinnacle Partners, upon request, for all of Pinnacle Partners' out-of-pocket expenses incurred in connection with preparing its opinion and in its role as financial advisor to VitalCom's board of directors. VitalCom also agreed to indemnify Pinnacle Partners and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons for certain losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements related to or arising out of rendering services under its engagement.

   VitalCom's board of directors retained Pinnacle Partners to serve as its financial advisor based on Pinnacle Partners' qualifications, reputation, experience and expertise in investment banking and mergers and acquisitions. Pinnacle Partners is a private investment bank and is continually engaged in valuing businesses and their securities in connection with mergers and acquisitions, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes.

Interests of VitalCom's officers and directors in the merger

   In considering the approval of the VitalCom board of directors and its recommendation with respect to adoption of the merger agreement, VitalCom stockholders should be aware that some members of VitalCom management and the VitalCom board of directors have interests in the merger that are different from, or are in addition to, the interests of VitalCom stockholders generally in connection with adoption of the merger agreement. In addition, both Frank T. Sample and Elizabeth H. Weatherman, who are both currently members of the VitalCom board of directors, will be appointed to the Data Critical board of directors after completion of the merger. The VitalCom board of directors was aware of these potential interests prior to approving the merger and recommending adoption of the merger agreement and considered them in its deliberations.

 Employment agreements

   On March 12, 2001, Data Critical entered into an employment agreement with Frank T. Sample, president and chief executive officer of VitalCom. Pursuant to the employment agreement, upon the effective date of the merger, Mr. Sample will become group president of VitalCom and vice chairman of the board of Data Critical and will no longer serve as the president and chief executive officer of VitalCom. The term of the employment agreement will begin on the effective date of the merger and will end on the earlier of Mr. Sample's termination of employment or December 31, 2001. Data Critical and Mr. Sample each have the right to terminate the employment agreement upon written notice. Under the employment agreement, Data Critical will pay Mr. Sample an annual base salary of $250,000 and grant him options to purchase 210,000 shares of Data Critical common stock on the effective date of the merger. These options will become fully vested and exercisable five years after the date of grant, except that vesting for some or all of the options may be accelerated if the VitalCom unit of Data Critical meets certain target direct sales revenues. If Data Critical terminates Mr. Sample's employment without cause (as defined in the employment agreement), Data Critical will pay him a severance payment of $250,000 in equal installments over a one-year period following his termination, and all options granted to Mr. Sample prior to the date of his termination (other than any unvested portion of the 210,000 options initially granted to him by Data Critical) will become fully vested and immediately exercisable upon his termination. In addition, Mr. Sample will receive full health and insurance benefits, at Data Critical's expense, for one year after his termination.

   Data Critical also entered into a letter agreement with Stephen E. Hannah, vice president of research and development and product management of VitalCom. Pursuant to the letter agreement, upon the effective date of the merger, Mr. Hannah will serve as the vice president of engineering of Data Critical, and will no longer serve as vice president of research and development and product management at VitalCom. The term of the letter agreement will begin upon the effective date of the merger and end on the earlier of Mr. Hannah's termination of employment or March 12, 2002. Data Critical and Mr. Hannah each have the right to terminate Mr. Hannah's employment at any time, except that Data Critical has agreed that it will not terminate Mr. Hannah's employment for any reason other than cause (as defined in the letter agreement) at any time prior to January 1, 2002. Under the letter agreement, Data Critical will pay Mr. Hannah an annual base salary of $180,000 and grant him options to purchase 20,000 shares of Data Critical common stock. These options will vest over a period of four years from the date of grant. Vesting of these options will accelerate upon a change of control of Data Critical. If Data Critical terminates Mr. Hannah's employment without cause at any time before March 12, 2002, Data Critical will pay him a severance payment of $90,000 in equal installments over a period of six months following his termination.

 Proposed payment to VitalCom chief executive officer

   Frank T. Sample, VitalCom's president and chief executive officer, entered into a letter agreement with Warburg, Pincus Ventures L.P., Vertical Fund Associates L.P., Vertical Life Sciences, L.P., and ABS Capital Partners L.P., major stockholders of VitalCom common stock. The letter agreement was entered into as an inducement to Mr. Sample to accept employment with Data Critical on terms different than those in his current employment agreement with VitalCom. Under the letter agreement, the stockholders will pay $125,000 to Mr. Sample at the closing of the merger. They will not make this payment, however, if on the closing date Mr. Sample has revoked, rescinded or breached his agreement with Data Critical.

 VitalCom stock options

   As of the close of business on March 12, 2001, VitalCom's directors and executive officers held stock options to purchase an aggregate of 1,165,234 shares of VitalCom common stock at exercise prices ranging from $0.60 to $4.00 per share. Under the terms of the merger agreement, all VitalCom options, including those held by directors and executive officers, outstanding immediately prior to the merger will be assumed by Data Critical and will be converted into options to purchase shares of Data Critical common stock (subject to adjustment of the number of shares and exercise price of these options by the exchange ratio).

 Data Critical stock options

   Under the terms of the Data Critical 1999 Directors' Stock Option Plan, Elizabeth H. Weatherman, as Warburg, Pincus Ventures, L.P.'s designee to Data Critical's board of directors, will be granted an option to purchase 15,000 shares of Data Critical common stock upon joining the Data Critical board of directors at the completion of the merger and to grant Ms. Weatherman additional options to purchase 5,000 shares of Data Critical common stock at each Data Critical annual meeting of stockholders after the 2001 annual meeting, provided that she has served continuously on the Data Critical Board of directors for six months prior to each such annual meeting.

 Indemnification and insurance

   In the merger agreement Data Critical agreed that, after the closing of the merger, it will:

  . fulfill in all respects the obligations of VitalCom under its current indemnification agreements with its directors and officers, as well as any indemnification provisions in VitalCom's certificate of incorporation or bylaws as in effect on the date of the merger agreement;

  . indemnify the directors and officers of VitalCom against losses, damages or liabilities incurred in connection with any claim that relates to the merger or any transactions related to the merger; and

  . maintain, for six years after the consummation of the merger, policies of directors' and officers' liability insurance comparable to those currently maintained by VitalCom, except that Data Critical is only obligated under the merger agreement to provide that level of insurance it can obtain for a premium of not more than 150% of the current premium paid by VitalCom.

Material U.S. federal income tax consequences

   No gain or loss will be recognized by Data Critical or its stockholders as a result of the merger. The following are the U.S. federal income tax consequences to VitalCom and its stockholders as a result of the merger. The following summary assumes that a stockholder holds his, her or its shares of VitalCom common stock as a capital asset. The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended, or the Code, and its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect. All of these are subject to change at any time, possibly with retroactive effect. This discussion is also subject to other assumptions, limitations, representations and covenants, including those contained in the tax representation letters addressed to Higham, McConnell & Dunning LLP, counsel to VitalCom, and Orrick, Herrington & Sutcliffe LLP, counsel to Data Critical. This discussion does not address all aspects of U.S. federal income taxation that may be important to each of VitalCom's stockholders in light of their particular circumstances, particularly if they are subject to special rules, such as rules relating to:

  . stockholders who are not citizens or residents of the United States;

  . stockholders that are financial institutions;

  . stockholders that are tax-exempt organizations;

  . stockholders that are insurance companies;

  . stockholders that are dealers in securities;

  . stockholders in whose hands the VitalCom common stock qualifies as qualified small business stock as described in section 1202 of the Code;

  . stockholders who are subject to the alternative minimum tax provisions of the Code;

  . stockholders who acquired their shares of VitalCom common stock by exercising employee stock options or rights or otherwise as compensation; and

  . stockholders who hold their shares of VitalCom common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction.

   On the date that the merger is completed (a) Higham, McConnell & Dunning LLP will deliver to VitalCom and (b) Orrick, Herrington & Sutcliffe LLP will deliver to Data Critical its opinion (subject to the qualifications discussed below) that the merger will constitute a "reorganization" within the meaning of section

368(a) of the Code for U.S. federal income tax purposes. Provided that the merger qualifies as a reorganization, the following federal income tax consequences will result:

  . No gain or loss will be recognized by VitalCom as a result of the merger;

  . No gain or loss will be recognized by VitalCom's stockholders when they exchange their VitalCom common stock solely for Data Critical common stock in the merger, except that gain or loss may be recognized with respect to cash received instead of a fractional share interest in Data Critical common stock;

  . The aggregate tax basis of the Data Critical common stock a VitalCom stockholder receives in the merger will be the same as their aggregate tax basis in the VitalCom common stock surrendered in the merger, except that the aggregate tax basis in Data Critical common stock will be reduced by the tax basis allocable to any fractional share interest in Data Critical common stock received in cash;

  . A VitalCom stockholder will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received instead of a fractional share interest in Data Critical common stock, measured by the difference between the amount of cash received and the portion of the tax basis of the shares of VitalCom common stock that is allocable to the fractional share interest in Data Critical common stock. This gain or loss will be capital gain or loss;

  . The tax holding period of the Data Critical common stock a VitalCom stockholder receives in the merger will include the period during which the VitalCom common stock was held before the merger; and

  . If any VitalCom stockholder successfully exercises their appraisal rights with respect to all of their shares of VitalCom common stock, they will recognize gain or loss for federal income tax purposes in respect of the cash payments they receive, provided the payment is neither essentially equivalent to a dividend within the meaning of section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Code. The gain or loss will be measured by the difference between the amount of cash received and the tax basis in the shares of VitalCom common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss for those shares of VitalCom common stock that have been held for more than one year at the time the merger is completed.

   The parties' obligations to complete the merger are conditioned on receipt of a tax opinion (1) by Data Critical from Orrick, Herrington & Sutcliffe LLP and (2) by VitalCom from Higham, McConnell & Dunning LLP, regarding the U.S. federal income tax treatment of the merger. The tax opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Data Critical and VitalCom, including representations in the certificates delivered to counsel by the management of Data Critical and VitalCom. The tax opinions are not binding on the Internal Revenue Service, or IRS, or the courts. Data Critical and VitalCom do not intend to request a ruling from the IRS with respect to the merger. Accordingly, neither Data Critical nor VitalCom can assure you that the IRS will not challenge the conclusions set forth in the tax opinions or that a court will not sustain such a challenge. Neither Data Critical nor VitalCom currently intends to waive the closing condition of receipt of a tax opinion.

   A successful IRS challenge to the status of the merger as a reorganization would result in VitalCom stockholders recognizing gain or loss with respect to each share of VitalCom common stock surrendered in the merger. This gain or loss would equal the difference between (i) the fair market value, as of the time of the merger, of the shares of Data Critical common stock received by a VitalCom stockholder in exchange for their VitalCom shares, including any cash received in lieu of a fractional share of Data Critical common stock; and (ii) the stockholder's tax basis in that share. In this event, a VitalCom stockholder's aggregate tax basis in the shares of Data Critical common stock received in the exchange would equal the fair market value of the Data Critical stock received, and the stockholder's holding period for those shares would begin the day after the closing date of the merger.

   A VitalCom stockholder that receives cash instead of a fractional share interest in Data Critical common stock may be subject to backup withholding at a rate of 31% on the cash payments. Backup withholding will not apply, however, if the stockholder is (1) an exempt recipient (such as a corporation or financial institution) or is otherwise exempt from backup withholding, (2) furnishes its taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter, or (3) provides a certificate of foreign status on Form W-8.

   This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the merger. Except as described herein, this summary does not address transactions effectuated prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a stockholder's individual circumstances. These circumstances include, for example, the fact that the stockholder holds options, warrants and/or other convertible securities issued by VitalCom which are assumed, exercised or converted in connection with the merger. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting treatment

   Data Critical intends to account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, Data Critical will allocate the purchase price among assets acquired and liabilities assumed based on their estimated fair values at the completion of the merger. Data Critical's results of operations will not include the results of VitalCom prior to the completion of the merger. Any excess of cost over the fair value of the net tangible assets of VitalCom acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Regulatory filings and approvals required to complete the merger

   Neither Data Critical nor VitalCom is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and filing the certificate of merger in accordance with applicable corporate law of Delaware.

   It is a condition to the closing of the merger that the shares of Data Critical common stock to be issued in the merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance. If the merger is completed, VitalCom common stock will be delisted from the Nasdaq Smallcap Market and will be deregistered under the Exchange Act.

Resale restrictions

   All shares of Data Critical common stock received by VitalCom stockholders in the merger will be unrestricted and freely transferable, other than shares of Data Critical common stock received by persons who are deemed to be affiliates (as that term is defined under the Securities Act) of VitalCom or Data Critical. Those stockholders will only be able to resell their shares in accordance with the resale, volume and other provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of VitalCom or Data Critical generally include individuals or entities that control, are controlled by, or are under common control with, VitalCom or Data Critical and may include certain officers and directors of VitalCom or Data Critical as well as its principal stockholders.

Voting agreements

   Certain officers and directors of VitalCom, together with certain entities affiliated with VitalCom directors, have signed voting agreements in their capacity as VitalCom stockholders covering a total of approximately 61% of the outstanding shares of VitalCom common stock. Pursuant to those voting agreements, these VitalCom stockholders agreed to:

  . vote in favor of adoption of the merger agreement;

  . vote against any other proposal for the sale, merger, consolidation or sale of all or substantially all of the assets of VitalCom; and

  . grant an irrevocable proxy in favor of representatives of Data Critical to vote their VitalCom shares in favor of adoption of the merger agreement.

   The voting agreements effectively ensure that the required approval by VitalCom stockholders will be obtained, regardless of whether or how other VitalCom stockholders vote their shares. This is true even if the VitalCom board of directors withdraws or modifies its unanimous recommendation that VitalCom stockholders vote in favor of adoption of the merger agreement.

   Additionally, in most cases, the voting agreements substantially restrict these VitalCom stockholders' ability to dispose of their shares of Data Critical common stock for a period of 90 days following the effective time of the merger. In the case of those VitalCom stockholders who are also VitalCom employees, this restriction will generally end earlier than 90 days if they do not continue to be employed by Data Critical after the merger.

   In Data Critical's voting agreement with Warburg, Pincus Ventures, L.P., Data Critical has agreed to ensure that, at the effective time of the merger, one person designated by Warburg, Pincus shall be elected or otherwise appointed to the Data Critical board of directors. Data Critical has also agreed that from and after the effective time of the merger, and for so long as Warburg, Pincus beneficially owns 10% or more of Data Critical's voting securities, Data Critical will nominate and solicit proxies for the re-election of the Warburg, Pincus director to the Data Critical board. If Warburg, Pincus' percentage ownership of Data Critical's voting securities falls below 10%, then the Warburg, Pincus director will immediately resign from the Data Critical board. Warburg, Pincus has agreed that if its director resigns from Data Critical's board within six months after the effective time of the merger and, at the time of such resignation, Warburg, Pincus beneficially owns less than 5% of Data Critical's voting securities, then Warburg, Pincus will not dispose of its shares of Data Critical common stock for a period of 180 days after such resignation.

                              TERMS OF THE MERGER

   The following is a brief summary of certain provisions of the merger agreement. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You are urged to read the merger agreement carefully. Although Data Critical and VitalCom believe that the description covers the material terms of the merger agreement, this summary may not contain all the information that is important to you. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The merger

   Pursuant to the merger agreement, and subject to the terms and conditions of the merger agreement, at the effective time of the merger:

  . Viper Acquisition Corp., or Viper, a wholly owned subsidiary of Data Critical, will merge with and into VitalCom;

  .  Viper will cease to exist as a corporation;

  . VitalCom will remain as the surviving corporation and as a wholly owned subsidiary of Data Critical; and

  . all property, rights, debts and liabilities of VitalCom will remain the property, rights, debts and liabilities of VitalCom.

Effective time of the merger

   The closing of the transactions contemplated by the merger agreement will take place no later than the third business day after the date on which all of the conditions to the merger are satisfied or waived, or at such other date as Data Critical and VitalCom agree.

   On the closing date, a certificate of merger will be filed with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The time at which the certificate of merger is filed in Delaware is referred to as the effective time.

Conversion of securities

   As a result of the merger, each share of VitalCom common stock issued and outstanding immediately prior to the effective time of the merger, except for shares held by dissenting stockholders who have properly exercised their appraisal rights and shares held directly or indirectly by VitalCom and Data Critical, will be automatically converted into 0.62 shares of Data Critical common stock. Based on the capitalization of VitalCom on March 12, 2001, approximately 5,125,180 shares of Data Critical common stock will be issued.

   Each holder of a certificate representing shares of VitalCom common stock will, upon completion of the merger, cease to have any rights with respect to such VitalCom common stock, except the right to receive, without interest, shares of Data Critical common stock and cash for fractional shares. If, prior to the effective time, Data Critical splits or combines the shares of its common stock, or pays a stock dividend or other stock distribution in, or in exchange of shares of, its common stock, or engages in any similar transaction, then the exchange ratio will be appropriately adjusted.

Employee plan and benefit arrangements

   Data Critical has agreed that all employees of VitalCom who continue employment with Data Critical after the effective time will be eligible to participate in Data Critical's health, vacation and other non-equity based benefit plans.

   Data Critical also has agreed that, to the extent permitted by Data Critical's non-equity plans or otherwise required by law, VitalCom employees who continue employment with Data Critical after the effective time will receive credit for all pre-merger service with VitalCom, but only to the extent that VitalCom credited this service for similar purposes prior to the merger. In addition, Data Critical will, to the extent permitted under its benefit plans and applicable law, waive any waiting periods and any pre-existing condition limitations and waiting periods, and will provide that any expenses incurred before the merger by those individuals will be taken into account under those plans for purposes of satisfying applicable deductible or copayment provisions already satisfied under VitalCom's current policies.

   VitalCom employees who become employees of Data Critical after the effective time of the merger also will be able to participate in Data Critical's equity-based benefit plans to the same extent as similarly situated Data Critical employees.

VitalCom stock options

   At the effective time of the merger, all options to purchase VitalCom common stock then outstanding under VitalCom's 1996 Stock Option Plan and 1993 Stock Option Plan will be assumed by Data Critical and will become options to purchase shares of Data Critical common stock. Each assumed option will be exercisable for that number of shares of Data Critical common stock that is equal to the number of shares of VitalCom common stock that were issuable upon exercise of the option immediately prior to the effective time of the merger, multiplied by the exchange ratio of 0.62, rounded down to the nearest whole number of shares of Data Critical common stock. As a result, Data Critical will be obligated to issue approximately 1,026,934 shares of Data Critical common stock upon exercise, if and when exercised, of all the VitalCom options that Data Critical will assume in the merger. The exercise price of the assumed options shall be equal to the former exercise price per share of such VitalCom stock option immediately prior to the effective time of the merger, divided by the exchange ratio, rounded up to the nearest whole cent.

   The assumed VitalCom stock options will continue to have the same terms and conditions as the VitalCom stock options immediately prior to the effective time of the merger.

   No more than thirty days after the effective time of the merger, Data Critical will file, if necessary, one or more registration statements on Form S-8 under the Securities Act, or amendments to its own existing registration statements on Form S-8, in order to register the shares of Data Critical common stock issuable upon exercise of the assumed VitalCom stock options.

Exchange of shares

   Promptly after the effective time of the merger, Data Critical's exchange agent will mail to each holder of record of VitalCom common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates representing shares of VitalCom common stock in exchange for certificates representing shares of Data Critical common stock and cash in lieu of fractional shares. Upon surrender of VitalCom stock certificates to the exchange agent together with a letter of transmittal, duly executed, the holder of a certificate will be entitled to receive a certificate representing the number of whole shares of Data Critical common stock, and a check representing the amount of cash in lieu of fractional shares, if any, and any dividends or distributions with a record date after the effective time of the merger, that such holder has the right to receive with respect to the certificates exchanged pursuant to the merger agreement.

  VitalCom stockholders should not send in their certificates until they receive a letter of transmittal from the exchange agent instructing them to do so.

   No fractional shares of Data Critical common stock will be issued pursuant to the merger. In lieu of fractional shares, cash will be paid in an amount, rounded to the nearest whole cent, equal to the product of the fractional share and the average of the last reported sales price of Data Critical common stock for the twenty consecutive trading days ending on the trading day immediately preceding the effective time of the merger.

   No dividends on shares of Data Critical common stock will be paid to persons entitled to receive certificates representing shares of Data Critical common stock until those persons surrender their certificates representing shares of VitalCom common stock. Upon such surrender, the person in whose name the certificates representing such shares of Data Critical common stock will be issued will also receive any dividends that have become payable with respect to such shares of Data Critical common stock between the effective time of the merger and the time of surrender. Any person entitled to receive dividends will not be entitled to receive interest on the dividends.

   If any certificates for shares of Data Critical common stock are to be issued in a name other than that in which the certificate representing VitalCom common stock surrendered in exchange therefor is registered, the person requesting such exchange must pay to the exchange agent any transfer or other taxes required by reason thereof, or establish that such tax has been paid or is not applicable.

   At the effective time of the merger, the stock transfer books of VitalCom will be closed and no further transfers of shares of VitalCom common stock will be made.

   Neither the exchange agent nor any party to the merger agreement is liable to a holder of shares of VitalCom common stock for any shares of Data Critical common stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   In the event that any certificate representing VitalCom common stock has been lost, stolen or destroyed, the person claiming such certificate to be lost, stolen or destroyed must make an affidavit of that fact. If required by Data Critical in its discretion, such person must also post a bond in such sum as Data Critical may direct as indemnity, or provide such other form of indemnity as Data Critical may reasonably direct, against any claim that may be made against Data Critical with respect to such certificate. Upon delivery of the affidavit of loss and the provision of indemnity, if any, the exchange agent will issue in exchange for such certificate the applicable number of whole shares of Data Critical common stock and cash in lieu of fractional shares into which the shares of VitalCom common stock represented by such certificate are converted in the merger, together with any dividends or distributions that have a record date after the effective time and that such holder has the right to receive with respect to such certificate.

Representations and warranties

   The merger agreement contains certain representations and warranties by VitalCom relating to, among other things:

  .  due organization, power and good standing of VitalCom;

  .  VitalCom's qualification to do business;

  .  VitalCom's certificate of incorporation and bylaws;

  .  VitalCom's capital structure;

  . authorization, execution and delivery of the merger agreement by, and enforceability of the merger agreement against, VitalCom;

  . consents and approvals required to be obtained by VitalCom in order to complete the merger;

  . the absence of breaches or violations of VitalCom's certificate of incorporation, bylaws, agreements and instruments, and applicable law;

  .  VitalCom's filings with the SEC;

  .  VitalCom's financial statements;

  .  absence of undisclosed liabilities of VitalCom;

  .  changes in VitalCom's business since September 30, 2000;

  .  litigation involving VitalCom;

  .  permits required to conduct VitalCom's business;

  .  VitalCom's compliance with regulatory matters;

  .  VitalCom's title to real and personal property;

  .  VitalCom's intellectual property rights;

  . environmental laws that apply to VitalCom and VitalCom's compliance with such laws;

  .  VitalCom's taxes;

  .  VitalCom's employee benefit plans;

  .  VitalCom's compliance with employment laws;

  .  matters relating to VitalCom's employees;

  .  VitalCom's material contracts;

  . indebtedness of VitalCom to its directors, officers and employers and such individuals' indebtedness to VitalCom;

  .  VitalCom's insurance policies;

  .  VitalCom's compliance with applicable laws;

  .  VitalCom's corporate minute books;

  . payments to be made by VitalCom for brokers' and finders' fees in connection with the merger;

  . accuracy of information supplied by VitalCom in this joint proxy statement/prospectus and the related registration statement filed by Data Critical;

  .  approval of the merger by the VitalCom board of directors;

  .  the fairness opinion received by VitalCom from Pinnacle Partners, Inc.;

  .  the inapplicability of anti-takeover restrictions to the merger;

  .  VitalCom's sales pipeline; and

  . the complete and true nature of VitalCom's representations and warranties.

   The merger agreement also contains representations and warranties by Data Critical relating to, among other things:

  .  due organization, power and good standing of Data Critical;

  .  Data Critical's qualification to do business;

  .  Data Critical's and Viper's certificate of incorporation and bylaws;

  .  Data Critical's capital structure;

  . authorization, execution and delivery of, and enforceability of the merger agreement against Data Critical and Viper;

  . consents and approvals required to be obtained by Data Critical to complete the merger;

  . the absence of breaches or violations of Data Critical's or Viper's certificate of incorporation, bylaws, agreements and instruments, and law;

  .  the fact that Viper is wholly and directly owned by Data Critical;

  . the fact that Viper was formed solely for the purpose of entering into the merger and has not conducted any operations;

  .  Data Critical's filings with the SEC;

  .  Data Critical's financial statements;

  .  absence of undisclosed liabilities of Data Critical;

  .  changes in Data Critical's business since September 30, 2000;

  .  litigation involving Data Critical;

  .  permits required to conduct Data Critical's business;

  .  Data Critical's compliance with regulatory matters;

  .  Data Critical's title to real and personal property;

  .  Data Critical's intellectual property rights;

  . environmental laws that apply to Data Critical and Data Critical's compliance with such laws;

  .  Data Critical's taxes;

  .  Data Critical's employee benefit plans;

  .  matters relating to Data Critical's employees;

  .  Data Critical's compliance with employment laws;

  .  Data Critical's material contracts;

  . indebtedness of Data Critical to its directors, officers and employers and such individuals' indebtedness to Data Critical;

  .  Data Critical's insurance policies;

  .  Data Critical's compliance with applicable laws;

  .  Data Critical's corporate minute books;

  . payments to be made by Data Critical for brokers' and finders' fees in connection with the merger;

  . accuracy of information supplied by Data Critical in this joint proxy statement/prospectus and the related registration statement filed by Data Critical;

  .  approval of the merger by Data Critical's board of directors;

  . the fairness opinion received by Data Critical from U.S. Bancorp Piper Jaffray;

  .  valid issuance of Data Critical common stock in the merger; and

  . the complete and true nature of Data Critical's representations and warranties.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Representations and Warranties of Target" and "Representations and Warranties of Acquiror."

Conduct of VitalCom's business prior to completion of the merger

   VitalCom has agreed to maintain its business and restrict its activities during the period between signing the merger agreement and the effective time of the merger. During that period, VitalCom has agreed that, except as otherwise provided in the merger agreement or consented to in writing by Data Critical in its sole discretion, VitalCom will carry on its business in the usual, regular and ordinary course in substantially the same manner as VitalCom did before the merger agreement was executed. Additionally, among other things, VitalCom has agreed to:

  . conduct its business in compliance with all applicable laws and regulations;

  . use its best efforts, consistent with its past practices and policies, to:

    .  preserve intact its present business organization,

    . keep available the services of its present officers and employees, and

    . preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with whom it has business dealings; and

  . promptly notify Data Critical of any event involving VitalCom's business or operations that VitalCom reasonably believes could have a material adverse effect on VitalCom, either prior to or after the effective time of the merger.

   In addition, VitalCom has also agreed that, except as otherwise permitted under the terms of the merger agreement or consented to in writing by Data Critical in its sole discretion, VitalCom will conduct its business in compliance with certain specific restrictions relating to the following:

  . changes to the terms of outstanding options to purchase shares of VitalCom common stock;

  .  the grant of any severance or termination pay;

  .  VitalCom's intellectual property;

  .  the issuance of dividends or other distributions;

  .  the issuance, repurchase or redemption of securities;

  .  modification of VitalCom's certificate of incorporation and bylaws;

  . the acquisition of assets or equity interests in other entities and the acquisition of other entities themselves;

  .  the sale or disposition of VitalCom's assets;

  .  the incurrence of indebtedness;

  .  employees and employee benefits;

  .  payments outside of the ordinary course of business;

  .  entrance into, modification or termination of material contracts;

  .  accounting policies and procedures;

  .  actions adversely impacting the merger;

  .  SEC filings;

  .  capital expenditures;

  .  entering into new agreements; and

  .  taxes.

   Before the effective time of the merger, however, VitalCom may continue negotiations and enter into commercial agreements with specified customers with Data Critical's consent. Data Critical may not unreasonably withhold its consent if the negotiations or agreements are not manifestly adverse to Data Critical or do not adversely impact Data Critical's commercial relationships. VitalCom may also negotiate and enter into a credit facility with Silicon Valley Bank. VitalCom has agreed to keep Data Critical actively and consistently apprised of all such negotiations and agreements.

   The agreements related to the conduct of VitalCom's business prior to the effective time of the merger are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Conduct of Business of Target."

Conduct of Data Critical's business prior to completion of the merger

   Data Critical has agreed to maintain its business and restrict its activities during the period between signing the merger agreement and the effective time of the merger. During that period, Data Critical has agreed that, except as provided in the merger agreement or consented to in writing by VitalCom, Data Critical will carry on its business in the usual, regular and ordinary course in substantially the same manner as Data Critical did before the merger agreement was executed. Additionally, Data Critical has agreed:

  . not to acquire or enter into agreements to acquire other entities or lines of business, if the aggregate consideration for the acquisition exceeds 10% of Data Critical's market capitalization at the time of such acquisition;

  . not to declare or pay any dividends or split or reclassify its capital stock;

  . not to issue, sell or encumber any securities or options to acquire securities, other than pursuant to existing contracts or in connection with the exercise of existing stock options;

  . to use its best efforts, consistent with its past practices and policies, to:

    .  preserve intact its present business organization; and

    . preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with whom it has business dealings; and

  . to promptly notify VitalCom of any event involving Data Critical's business or operations that Data Critical reasonably believes could have a material adverse effect on Data Critical.

   The agreements related to the conduct of Data Critical's business prior to the effective time of the merger are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Conduct of Business of Acquiror."

Covenants

   Data Critical and VitalCom also agreed that prior to the effective time of the merger they will, among other things:

  .  use commercially reasonable efforts to consummate the merger;

  . notify the other if any representation or warranty becomes untrue or inaccurate in any material respect;

  . use commercially reasonable efforts to obtain required consents to, and regulatory approvals of, the merger;

  . use commercially reasonable efforts to make all filings under applicable federal, state and foreign laws, including securities laws;

  .  provide each other reasonable access to certain information;

  . take all actions necessary to comply promptly with all legal requirements that may be imposed on each of them with respect to the merger and the transactions contemplated by the merger agreement, subject to the appropriate vote or consent of stockholders;

  . consult with each other before issuing any press release or making any public disclosure regarding the merger;

  . prepare and file this joint proxy statement/prospectus as promptly as practicable after the execution of the merger agreement; and

  . use their commercially reasonable efforts to have the registration statement filed by Data Critical declared effective under the Securities Act as promptly as practicable after such filing.

   VitalCom has agreed that, prior to the effectiveness of the merger, it will, among other things:

  . use its reasonable best efforts to deliver to Data Critical, as promptly as practicable after March 12, 2001, executed agreements from certain affiliates of VitalCom acknowledging resale restrictions;

  . take all action necessary to convene the VitalCom special meeting as promptly as practicable after the registration statement is declared effective by the SEC;

  . use its commercially reasonable efforts to solicit from its stockholders proxies in favor of adoption of the merger agreement; and

  .  terminate its 401(k) plan and its employee stock purchase plan.

   Data Critical has agreed that prior to the effectiveness of the merger, it will, among other things:

  . take all action necessary to convene the Data Critical special meeting as promptly as practicable after the registration statement is declared effective by the SEC;

  . use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of the issuance of Data Critical common stock in the merger;

  . file with Nasdaq a listing notice covering the shares of Data Critical common stock to be issued in connection with the merger; and

  . allocate and reserve severance and/or retention bonuses in a total amount not less than $250,000.

   The additional agreements and covenants made by the parties are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Additional Agreements."

No other negotiations involving VitalCom

   Under the terms of the merger agreement, VitalCom agreed that it will not, and it will not permit any of its officers, directors, employees or agents to, directly or indirectly:

  . solicit, initiate, knowingly encourage or induce any VitalCom Acquisition Proposal (as defined below);

  . participate in any discussions or negotiations regarding any VitalCom Acquisition Proposal;

  . furnish to any person any nonpublic information with respect to any VitalCom Acquisition Proposal;

  . take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any VitalCom Acquisition Proposal;

  .  approve, endorse or recommend any VitalCom Acquisition Proposal; or

  . enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any VitalCom Acquisition Transaction (as defined below).

   However, before the merger agreement has been adopted by the VitalCom stockholders, VitalCom may furnish nonpublic information regarding VitalCom to, and may enter into a confidentiality agreement or enter into discussions or negotiations with, any person in response to a VitalCom Superior Offer (as defined below) if:

  . neither VitalCom nor any VitalCom representative has violated any of the restrictions set forth above with respect to the solicitation of a VitalCom Acquisition Proposal in a manner that resulted in the making, submission or announcement of the VitalCom Superior Offer;

  . prior to furnishing any such nonpublic information to any person or group who makes a VitalCom Superior Offer, VitalCom gives Data Critical written notice of the identity of such person or group and of VitalCom's intention to furnish nonpublic information to, or enter into discussions with, such person or group; and

  . contemporaneously with furnishing any such nonpublic information to the same person or group, VitalCom furnishes the same nonpublic information to Data Critical (to the extent it has not been previously furnished by VitalCom to Data Critical).

   VitalCom also agreed to:

  . advise Data Critical, as promptly as practicable, orally and in writing of:

    . any request for nonpublic information which VitalCom reasonably believes would lead to a VitalCom Acquisition Proposal; or

    .  any VitalCom Acquisition Proposal; or

    . any inquiry with respect to or which VitalCom reasonably should believe would lead to any VitalCom Acquisition Proposal; and

  . provide Data Critical with at least the same notice as provided to the VitalCom board of directors of any meeting of the VitalCom board of directors at which the VitalCom board of directors is reasonably expected to:

    .  consider a VitalCom Acquisition Proposal or a VitalCom Superior
       Offer; or

    . approve, endorse or recommend a VitalCom Superior Offer to the stockholders of VitalCom.

   VitalCom may enter into negotiations, and may enter into an acquisition agreement, letter of intent or agreement in principle, for a VitalCom Superior Offer if:

  . VitalCom's board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for VitalCom's board of directors to comply with its fiduciary obligations to VitalCom's stockholders under applicable law;

  . prior to entering into such negotiations, acquisition agreement, letter of intent or agreement in principle, VitalCom has immediately notified Data Critical of receipt of any VitalCom Acquisition Proposal and of VitalCom's interest in such proposal;

  . at least five days before accepting a VitalCom Superior Offer, VitalCom delivers to Data Critical written notice that the VitalCom board of directors is prepared to accept the VitalCom Superior Offer;

  . if Data Critical chooses, VitalCom negotiates in good faith with Data Critical for five days in an attempt to modify the Data Critical-VitalCom merger agreement so as to enable Data Critical to proceed with the merger; and

  . the acquisition agreement, letter of intent or agreement in principle is subject to the terms of the Data Critical-VitalCom merger agreement and does not contain any termination, breakup or other punitive fee payable by VitalCom under any circumstances.

   If VitalCom enters into an acquisition agreement for a VitalCom Superior Offer after complying with the above restrictions and conditions, then the VitalCom board of directors may withdraw its unanimous recommendation that the VitalCom stockholder vote in favor of adoption of the merger agreement. However, even if this happens, VitalCom must comply with the terms of the merger agreement, including calling and conducting the VitalCom special meeting.

   A "VitalCom Acquisition Proposal" is any offer or proposal providing for any VitalCom Acquisition Transaction, other than an offer or proposal by Data Critical.

   A "VitalCom Acquisition Transaction" is any transaction or series of related transactions, other than the transactions contemplated in the merger agreement, involving any of the following:

  . any acquisition or purchase of more than a 20% interest in the total outstanding voting securities of VitalCom;

  . any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of VitalCom;

  . any merger or similar transaction pursuant to which the stockholders of VitalCom immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity;

  . any sale, lease outside the ordinary course of business, exchange, transfer or license, acquisition or disposition of more than 50% of the fair market value of the assets of VitalCom; or

  .  any liquidation or dissolution of VitalCom.

   A "VitalCom Superior Offer" is any:

  .  tender or exchange offer;

  . proposal for a merger, consolidation, amalgamation arrangement or other business combination or a recapitalization of, VitalCom or any of its subsidiaries; or

  . proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, VitalCom or any of its subsidiaries, other than the transactions contemplated by the merger agreement;

that the VitalCom board of directors determines in good faith to be more favorable to its stockholders than the transactions contemplated by the merger agreement, and for which financing is committed or for which, in the good faith judgment of the VitalCom board of directors, financing is reasonably capable of being obtained by the party making the proposal or offer.

No other negotiations involving Data Critical

   Under the terms of the merger agreement, Data Critical agreed that it will not, and it will not permit any of its officers, directors, employees or agents to, directly or indirectly:

  . solicit, initiate, knowingly encourage or induce any Data Critical Acquisition Proposal (as defined below);

  . participate in any discussions or negotiations regarding any Data Critical Acquisition Proposal;

  . furnish to any person any nonpublic information with respect to any Data Critical Acquisition Proposal;

  . take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Data Critical Acquisition Proposal;

  .  approve, endorse or recommend any Data Critical Acquisition Proposal; or

  . enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Data Critical Acquisition Transaction (as defined below).

   However, before approval of the issuance of Data Critical common stock in the merger by the Data Critical stockholders, Data Critical may furnish nonpublic information regarding Data Critical to, and may enter into a confidentiality agreement or enter into discussions or negotiations with, any person in response to a Data Critical Superior Offer (as defined below) if:

  . neither Data Critical nor any Data Critical representative shall have violated any of the restrictions set forth above with respect to the negotiation and solicitation of a Data Critical Acquisition Proposal;

  . prior to furnishing any such nonpublic information to any person or group who makes a Data Critical Superior Offer, Data Critical gives VitalCom written notice of the identity of such person or group and of Data Critical's intention to furnish nonpublic information to, or enter into discussions with, such person or group; and

  . contemporaneously with furnishing any such nonpublic information to the same person or group, Data Critical furnishes the same nonpublic information to VitalCom (to the extent it has not been previously furnished by Data Critical to VitalCom).

   Data Critical also agreed to:

  .  advise, as promptly as practicable, VitalCom orally and in writing of:

    . any request for nonpublic information which Data Critical reasonably believes would lead to a Data Critical Acquisition Proposal; or

    .  any Data Critical Acquisition Proposal; or

    . any inquiry with respect to, or which Data Critical reasonably should believe would lead to, any Data Critical Acquisition Proposal; and

  . provide VitalCom with at least the same notice as provided to the Data Critical board of directors of any meeting of the Data Critical board of directors at which the Data Critical board of directors is reasonably expected to:

    . consider a Data Critical Acquisition Proposal or a Data Critical Superior Offer; or

    . approve, endorse or recommend a Data Critical Superior Offer to the stockholders of Data Critical.

   The Data Critical board of directors may withhold, withdraw, amend or modify its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in connection with the merger if:

  .  a Data Critical Superior Offer is made and not withdrawn; and

  . the Data Critical board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Data Critical board of directors to comply with its fiduciary obligations to Data Critical's stockholders under applicable law.

   A "Data Critical Acquisition Proposal" is any offer or proposal relating to any Data Critical Acquisition Transaction, other than an offer or proposal by VitalCom.

   A "Data Critical Acquisition Transaction" is any transaction or series of related transactions, other than with VitalCom, involving any of the following:

  . any acquisition or purchase of more than a 50% interest in the total outstanding voting securities of Data Critical;

  . any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 50% or more of the total outstanding voting securities of Data Critical;

  . any merger or similar transaction pursuant to which the stockholders of Data Critical immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity;

  . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 50% of the assets of Data Critical; or

  .  any liquidation or dissolution of Data Critical.

   A "Data Critical Superior Offer" is any:

  .  tender or exchange offer;

  . proposal for a merger, consolidation, amalgamation arrangement or other business combination or a recapitalization of, Data Critical or any of its subsidiaries; or

  . proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Data Critical or any of its subsidiaries, other than the transactions contemplated or permitted by the merger agreement, that the Data Critical board of directors determines in good faith to be more favorable to its stockholders than the transactions contemplated by the merger agreement, and for which financing is committed or for which, in the good faith judgment of the Data Critical board of directors, financing is reasonably capable of being obtained by the party making the proposal or offer. Partnerships, joint ventures, virtual joint ventures and other similar arrangements entered into by Data Critical in the ordinary course of its business are not included in the definition of a Data Critical Superior Offer.

Indemnification

   Data Critical agreed that, after completion of the merger:

  . it will cause VitalCom to fulfill the obligations of VitalCom under the indemnification agreements between VitalCom and its directors and officers in existence immediately before the merger and any indemnification provisions in VitalCom's certificate of incorporation or bylaws as in effect on March 12, 2001;

  . the certificate of incorporation and bylaws of VitalCom will contain indemnification provisions at least as favorable as those in the certificate of incorporation and bylaws of VitalCom as in effect on March 12, 2001, and these provisions will not be amended, repealed or otherwise modified for six years after the merger in any manner that would adversely affect the rights of individuals who, immediately prior to the effectiveness of the merger, were directors, officers, employees or agents of VitalCom, unless the modification is required by law;

  . it will indemnify and hold harmless the directors and officers of VitalCom against losses incurred in connection with any claim that relates to the merger or any transaction that relates to the merger;

  . it will cause VitalCom to maintain in effect, if available, directors' and officers' liability insurance for those persons who were covered by VitalCom's directors' and officers' liability insurance on the date of the merger agreement, on terms comparable to those applicable to such persons and at premiums not to exceed 150% of those currently paid by VitalCom; and

  . in the event that Data Critical consolidates with, merges into, or transfers all or substantially all of its properties and assets to any person, it will make proper provision so that the successors and assigns of Data Critical assume the obligations with respect to directors' and officers' liability insurance set forth above.

Conditions

   The obligations of both Data Critical and VitalCom to complete the merger are contingent on the occurrence or waiver of the following events:

  . the required number of VitalCom stockholders vote for adoption of the merger agreement;

  . the required number of Data Critical stockholders vote to approve the issuance of Data Critical common stock in connection with the merger;

  . there is no law or pending or effective injunction or other restraint prohibiting the merger or that has the effect of making the merger illegal;

  . no stop order suspending the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part has been issued or threatened in writing by the SEC;

  . the shares of Data Critical common stock to be issued in the merger and upon exercise of the VitalCom stock options assumed by Data Critical are approved for listing on the Nasdaq National Market;

  . Data Critical and VitalCom each receives a written opinion from its tax counsel that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  . Data Critical and VitalCom each receives a final fairness opinion from its financial advisor, substantially identical in form and substance to the draft previously delivered.

   The obligations of VitalCom to effect the merger are subject to the satisfaction of additional conditions, any of which may be waived by VitalCom, including, among others, the following:

  . the representations and warranties of Data Critical and Viper are accurate in all respects where such representations and warranties are qualified by a reference to materiality or material adverse effect, and in all material respects where not so qualified;

  . Data Critical and Viper comply in all material respects with the covenants and obligations of Data Critical and Viper contained in the merger agreement;

  . Data Critical takes the corporate action necessary to elect Frank T. Sample and Elizabeth H. Weatherman to the board of directors of Data Critical;

  . Data Critical obtains the consent, approval or waiver of each person whose consent it is required to obtain under the merger agreement, except for consents that, if not obtained, would not have a material adverse effect on Data Critical; and

  . there has not occurred any material adverse effect on the financial condition, business or results of operations of Data Critical and its subsidiaries, taken as a whole, or the ability of Data Critical and Viper to perform their obligations under the merger agreement.

   The obligations of Data Critical and Viper to effect the merger are subject to the satisfaction of additional conditions, any of which may be waived by Data Critical, including, among others, the following:

  . the representations and warranties of VitalCom are accurate in all respects where such representations and warranties are qualified by a reference to materiality or material adverse effect, and in all material respects where not so qualified;

  . VitalCom complies in all material respects with the covenants and obligations of VitalCom as contained in the merger agreement;

  . Data Critical receives assurances from specific VitalCom customers regarding VitalCom's sales pipeline as represented to Data Critical on March 12, 2001;

  . each of Frank T. Sample, Stephen E. Hannah and at least four current VitalCom officers identified by Data Critical on March 12, 2001 are still serving as officers of VitalCom immediately before the merger becomes effective, and neither Mr. Sample nor Mr. Hannah has rescinded or breached his employment agreement with Data Critical;

  . Data Critical has received affiliate agreements from each VitalCom affiliate;

  . VitalCom's existing loan agreement with Silicon Valley Bank has been terminated or replaced;

  . VitalCom's employee stock purchase plan has terminated in all respects, and no purchase rights exist thereunder;

  . employees and consultants of VitalCom who were, as of the date of the merger agreement, party to employment or other agreements that entitled them to benefits or rights triggered by the termination of their employment have terminated those agreements;

  . the shares of VitalCom common stock for which stockholders have properly exercised their rights to appraisal do not represent, in the aggregate, more than 10% of the total number of shares of VitalCom common stock outstanding as of the record date for the VitalCom special meeting;

  . VitalCom obtains the consent, approval or waiver of each person whose consent it is required to obtain under the merger agreement, except for consents that, if not obtained, would not have a material adverse effect on VitalCom; and

  . there has not occurred any material adverse effect on the financial condition, business or results of operations of VitalCom and its subsidiaries, taken as a whole, or the ability of VitalCom to perform its obligations under the merger agreement.

   The conditions to which the merger is subject are complicated and not easily summarized. You are urged to carefully read the section in the merger agreement entitled "Conditions to the Merger."

Termination of the merger agreement

   At any time prior to the effectiveness of the merger, whether before or after the required approvals of the Data Critical and VitalCom stockholders, the merger agreement may be terminated and the merger may be abandoned:

  . by mutual consent of the boards of directors of each of VitalCom and Data Critical;

  . by either Data Critical or VitalCom, if, without fault of the terminating party, the merger has not been consummated on or before July 31, 2001;

  . by either Data Critical or VitalCom if any U.S. court or U.S. governmental entity has issued a final order, decree, ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger;

  . by either Data Critical or VitalCom if either of the required approval of the stockholders of Data Critical or VitalCom has not been obtained, and such failure to obtain stockholder approval has not been caused by the party that wishes to terminate;

  . by Data Critical, at any time prior to the adoption of the merger agreement by the required vote of the stockholders of VitalCom, if:

    . VitalCom's board of directors has withdrawn or amended or modified, in a manner adverse to Data Critical, its unanimous recommendation in favor of the adoption of the merger agreement;

    . VitalCom's board of directors fails to reaffirm its unanimous recommendation in favor of the approval of the merger within seven calendar days after Data Critical requests in writing that such recommendation be reaffirmed at any time following the public announcement of a VitalCom Acquisition Proposal;

    . VitalCom's board of directors has approved or publicly recommended any VitalCom Superior Offer;

    . VitalCom has entered into any letter of intent or similar document or any agreement, contract or commitment accepting any VitalCom Superior Offer; or

    . a tender or exchange offer relating to securities of VitalCom has been commenced by a person or entity unaffiliated with Data Critical, and VitalCom has not sent to its securityholders a statement disclosing that VitalCom recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given;

  . by VitalCom, at any time prior to the adoption of the merger agreement by the required vote of the stockholders of VitalCom, if:

    . Data Critical's board of directors shall for any reason have withdrawn or shall have amended or modified in a manner adverse to VitalCom its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in the merger;

    . Data Critical's board of directors fails to reaffirm its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in the merger within seven calendar days after VitalCom requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Data Critical Superior Offer;

    . Data Critical's board of directors has approved or publicly recommended any Data Critical Superior Offer that does not include consummation of the merger;

    . Data Critical has entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Data Critical Superior Offer that does not include consummation of the merger; or

    . a tender or exchange offer relating to securities of Data Critical has been commenced by a person or entity unaffiliated with VitalCom that does not include consummation of the merger, and Data Critical has not sent to its securityholders a statement disclosing that Data Critical recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given;

  . by Data Critical, at any time prior to the adoption of the merger agreement by the required vote of the stockholders of VitalCom, if VitalCom has breached its non-solicitation obligations described above under the heading "No other negotiations involving VitalCom";

  . by VitalCom, at any time prior to the required stockholder approval of the issuance of shares of Data Critical common stock in the merger, if Data Critical has breached its non-solicitation obligations described above under the heading "No other negotiations involving Data Critical";

  . by either VitalCom or Data Critical if the other party experiences a material adverse effect on its financial condition, business or results of operations, or its ability to perform its obligations under the merger agreement;

  . by Data Critical if its board of directors chooses to exercise its right to withhold, withdraw, amend or modify its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in the merger after receipt of a Data Critical Superior Offer;

  . by Data Critical if it has not received sufficient assurances regarding VitalCom's sales pipeline as required under the merger agreement;

  . by VitalCom, upon a breach of any representation, warranty, covenant or agreement on the part of Data Critical set forth in the merger agreement, or if any representation or warranty of Data Critical shall have become untrue, in either case subject to the ability of Data Critical to correct such breach, and only if Data Critical does not have a right to terminate the merger agreement as a result of any breach of representation, warranty or covenant or agreement on the part of VitalCom; or

  . by Data Critical, upon a breach of any representation, warranty, covenant or agreement on the part of VitalCom set forth in the merger agreement, or if any representation or warranty of VitalCom shall have become untrue, in either case subject to the ability of VitalCom to correct such breach, and only if VitalCom does not have a right to terminate the merger agreement as a result of any breach of representation, warranty, covenant or agreement on the part of Data Critical.

   The agreements of Data Critical and VitalCom relating to each company's ability to terminate the merger agreement are complicated and not easily summarized. You are urged to carefully read the section in the merger agreement entitled "Termination."

Expenses; Termination fees

   Subject to the following exceptions, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, including, among other things, filing fees and the fees and expenses of advisors, accountants and legal counsel, shall be paid by the party that incurred such expense. The parties shall equally bear all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses, incurred by Data Critical and VitalCom in relation to the printing and filing of the joint proxy statement/prospectus and the registration statement, including financial statements and exhibits and any amendments or supplements thereto, and the listing with Nasdaq of the shares of Data Critical common stock to be issued in the merger.

   VitalCom will be obligated to pay Data Critical a breakup fee of $500,000 and to reimburse Data Critical for the fees and expenses incurred by Data Critical in connection with the merger if the merger agreement is terminated by Data Critical because:

  . VitalCom's board of directors has withdrawn or amended or modified, in a manner adverse to Data Critical, its unanimous recommendation in favor of the approval of the merger;

  . VitalCom's board of directors has failed to reaffirm its unanimous recommendation in favor of the approval of the merger within seven calendar days after Data Critical requests in writing that such recommendation be reaffirmed at any time following the public announcement of a VitalCom Acquisition Proposal;

  . VitalCom's board of directors has approved or publicly recommended any VitalCom Superior Offer;

  . VitalCom has entered into any letter of intent or similar document or any agreement, contract or commitment accepting any VitalCom Superior Offer;

  . a tender or exchange offer relating to securities of VitalCom has been commenced by a person or entity unaffiliated with Data Critical, and VitalCom has not sent to its securityholders a statement disclosing that VitalCom recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given; or

  . VitalCom breaches its non-solicitation obligations described above under the heading "No other negotiations involving VitalCom."

   In addition, VitalCom will be obligated to pay Data Critical a fee of $1,000,000 (less any breakup fee already paid under the provision described above) if, within twelve months of Data Critical's termination of the merger agreement for any of the same reasons giving rise to payment by VitalCom of a breakup fee, VitalCom enters into a VitalCom Acquisition Transaction with a party other than Data Critical.

   Data Critical will be obligated to pay VitalCom a fee of $500,000 and to reimburse VitalCom for the fees and expenses incurred by VitalCom in connection with the merger if:

  . the merger agreement is terminated by Data Critical because Data Critical has chosen to exercise its right to withhold, withdraw, amend or modify its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in the merger, after receipt by Data Critical of a Data Critical Superior Offer; or

  .  the merger agreement is terminated by VitalCom because:

    . Data Critical's board of directors has withdrawn or amended or modified in a manner adverse to VitalCom its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in the merger;

    . Data Critical's board of directors fails to reaffirm its unanimous recommendation in favor of the issuance of shares of Data Critical common stock in the merger within seven calendar days after

       VitalCom requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Data Critical Superior Offer;

    . Data Critical's board of directors has approved or publicly recommended any Data Critical Superior Offer that does not include consummation of the merger;

    . Data Critical has entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Data Critical Superior Offer that does not include consummation of the merger;

    . a tender or exchange offer relating to securities of Data Critical has been commenced by a person or entity unaffiliated with VitalCom that does not include consummation of the merger, and Data Critical has not sent to its securityholders a statement disclosing that Data Critical recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given; or

    . Data Critical breaches its non-solicitation obligation(s) described above under the heading "No other negotiations involving Data Critical."

Amendment; Extension; Waiver

   Subject to applicable law, the merger agreement may be amended in writing by Data Critical and VitalCom at any time before or after the effective time of the merger, provided that no amendment may be made after adoption of the merger agreement by the VitalCom stockholders that reduces the amount or changes the form of consideration to be delivered to VitalCom stockholders in the merger, unless further approval of the VitalCom stockholders is obtained for such amendment. Additionally, at any time prior to the effective time of the merger, Data Critical and VitalCom may:

  . extend the other's time for the performance of any of the obligations or other acts under the merger agreement;

  . waive any inaccuracies in the other's representations and warranties contained in the merger agreement; and

  . waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combining financial information gives effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combining financial information should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of Data Critical and Elixis Corporation, which was acquired by Data Critical on April 3, 2000, and Paceart Associates, L.P., which was acquired by Data Critical on September 11, 2000 and the audited historical consolidated financial statements and related notes thereto of VitalCom. These acquisitions were all accounted for under the purchase method of accounting.

  . The audited consolidated financial statements and related notes thereto of Data Critical are included in its annual report on Form 10-K for the year ended December 31, 2000 which is attached as Appendix E to this joint proxy statement/prospectus.

  . The audited financial statements and notes thereto of Paceart Associates, L.P. are included in this joint proxy statement/prospectus.

  . The audited historical consolidated financial statements and related notes thereto of VitalCom are included in its annual report on Form 10-K for the year ended December 31, 2000 which is attached as Appendix F to this joint proxy statement/prospectus.

   The unaudited pro forma condensed combining balance sheet data as of December 31, 2000 gives effect to the merger of Data Critical and VitalCom as if it had occurred on December 31, 2000. The unaudited pro forma condensed combining statement of operations for the year ended December 31, 2000 is presented to give effect to the acquisitions of Elixis and Paceart by Data Critical and to the acquisition of VitalCom by Data Critical as if all of these transactions had occurred on January 1, 2000.

   The unaudited pro forma condensed combining financial statements are not necessarily indicative of the results of operations or the financial position which would have occurred had the VitalCom merger and the acquisitions of Elixis and Paceart been completed at those times, nor are they necessarily indicative of future results of operations or financial position. Management of Data Critical and VitalCom believe that additional synergies and operational improvements not reflected in the accompanying unaudited pro forma condensed combining statements of operations will be realized by the combined enterprise. These amounts cannot be reasonably quantified and, therefore, are not reflected in the unaudited pro forma condensed combining statements of operations.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                            As of December 31, 2000
                                 (in thousands)

                                     Data               Pro Forma     Pro Forma
                                   Critical  VitalCom  Adjustments    Combined
                                   --------  --------  -----------    ---------

             ASSETS
             ------

Current Assets:
  Cash and cash equivalents......  $ 19,948  $  3,657   $ (2,433)(a)  $ 21,172
  Restricted cash................       --      2,500        --          2,500
  Accounts receivable, net.......     2,785     3,829        --          6,614
  Inventories, net...............     2,113     1,644        --          3,757
  Prepaid expenses and other.....       742       134        --            876
                                   --------  --------   --------      --------
                                     25,588    11,764     (2,433)       34,919

Note receivable from officer.....       171       --         --            171
Investments in and advances to
 unconsolidated affiliates.......     3,274       --         --          3,274
Property, equipment and software,
 net.............................     2,463     1,709        --          4,172
Goodwill and intangibles, net....    11,487        76      3,069 (a)    14,632
Other assets, net................       687       390        --          1,077
                                   --------  --------   --------      --------
    Total assets.................  $ 43,670  $ 13,939   $    636      $ 58,245
                                   ========  ========   ========      ========

  LIABILITIES AND STOCKHOLDERS'
              EQUITY
  -----------------------------
Current Liabilities:
  Accounts payable...............  $  1,413  $  1,610   $    --       $  3,023
  Current portion of notes
   payable and capital leases....       147       --         --            147
  Deferred revenues..............     1,806       --         226 (a)     2,032
  Other current liabilities......     4,356     2,105        --          6,461
                                   --------  --------   --------      --------
                                      7,722     3,715        226        11,663
Notes payable and capital leases,
 net of current portions.........        70       --         --             70
                                   --------  --------   --------      --------
                                      7,792     3,715        226        11,733

Commitments and contingencies:

Stockholders' Equity
  Preferred stock................       --        --
  Common stock...................    77,823    38,161    (38,161)(b)
                                                          10,891 (a)
                                                           1,543 (a)    90,257
  Note receivable for common
   stock sales...................                 (31)        31 (b)       --
  Treasury stock.................    (1,909)     (740)       740 (b)    (1,909)
  Deferred compensation..........    (1,029)      --         --         (1,029)
  Accumulated deficit............   (39,007)  (27,166)    27,166 (b)
                                                          (1,800)(a)   (40,807)
                                   --------  --------   --------      --------
                                     35,878    10,224        410        46,512
                                   --------  --------   --------      --------
    Total liabilities and
     shareholders (deficit)
     equity......................  $ 43,670  $ 13,939   $    636      $ 58,245
                                   ========  ========   ========      ========

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                            STATEMENTS OF OPERATIONS
                      For the Year Ended December 31, 2000
                     (in thousands, except per share data)

                              Data Critical             Pro Forma
                              (from page 98) VitalCom  Adjustments   Pro Forma
                              -------------- --------  -----------   ---------
Revenue......................   $  21,214    $17,202        (451)(c) $ 37,965
Cost of revenue..............       8,763      8,513         226 (c)   17,050
                                ---------    -------     -------     --------
                                   12,451      8,689        (677)      20,915

Acquired in-process R&D......       2,800                               2,800
Research and development.....       5,930      7,220        (226)(d)   12,924
Sales and marketing..........       9,403      6,061        (109)(d)   15,355
General and administrative...       8,824      2,227        (161)(d)   10,890
Depreciation and
 amortization................       2,809        --          496 (d)
                                                             684 (e)    3,989
                                ---------    -------     -------     --------
    Loss from operations.....     (17,315)    (6,819)       (909)     (25,043)

Interest income (expense)....       1,689        479         --         2,168
                                ---------    -------     -------     --------
Loss before provision for
 income taxes................     (15,627)    (6,340)       (909)     (22,875)
Provision for income taxes...         --          36         --            36
                                ---------    -------     -------     --------
                                $(15,627)    $(6,376)    $  (909)    $(22,911)
                                =========    =======     =======     ========
Basic and diluted loss per
 share.......................   $   (1.31)   $ (0.79)
                                =========    =======
Pro forma net loss per
 share.......................                                        $  (1.34)
                                                                     ========
Shares used in calculating
 per share data..............      11,912      8,020      (2,895)(f)   17,037
                                =========    =======     =======     ========

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                            STATEMENTS OF OPERATIONS
                      For the Year Ended December 31, 2000
                     (in thousands, except per share data)

                          Historical
                         -------------                  Pro Forma    Pro Forma
                         Data Critical Elixis  Paceart Adjustments  (to page 97)
                         ------------- ------  ------- -----------  ------------
Revenue.................   $ 17,834    $  50   $3,330       --        $ 21,214
Cost of revenue.........      7,654       17    1,092       --           8,763
                           --------    -----   ------     -----       --------
                             10,180       33    2,238       --          12,451

Acquired in-process
 R&D....................      2,800                                      2,800
Research and
 development............      5,615      293      159      (137)(g)      5,930
Sales and marketing.....      8,438      242      723       --           9,403
General and
 administrative.........      7,198      317    1,338       (29)(g)      8,824
Depreciation and
 amortization...........      1,805      --       --        166 (g)
                                                            838 (h)      2,809
                           --------    -----   ------     -----       --------
    Loss from
     operations.........    (15,676)    (819)      18      (838)       (17,315)
Interest income
 (expense)..............      1,689       (8)      29       (21)(i)      1,689
                           --------    -----   ------     -----       --------
Loss before provision
 for income taxes.......   $(13,987)   $(827)  $   47     $(859)      $(15,627)
                           ========    =====   ======     =====       ========
Basic and diluted loss
 per share..............   $  (1.20)
                           ========
Pro forma net loss per
 share..................                                              $  (1.31)
                                                                      ========
Shares used in
 calculating per share
 data...................     11,650                         262 (j)     11,912
                           ========                       =====       ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINING FINANCIAL STATEMENTS

   (a) To record the issuance of 0.62 of a share of Data Critical common stock for each share of VitalCom common stock outstanding in connection with the merger of Data Critical and VitalCom as if the merger occurred on December 31, 2000. The actual number of shares of Data Critical common stock to be issued will be determined at the effective date of the merger based on the actual number of shares of VitalCom common stock outstanding at such date. The calculation of estimated purchase price and preliminary allocation to the net assets of VitalCom were determined as follows and are used for illustrative pro forma purposes only:

   Calculation of Estimated Purchase Price:
   Estimated number of shares to be issued........................    5,125,280
   Share price of Data Critical common stock on the day of the
    merger announcement...........................................  $     2.125
                                                                    -----------
   Fair value of estimated common stock to be issued..............  $10,891,007
   Fair value of VitalCom options to be assumed by Data Critical..    1,542,837
   Assumed liabilities............................................      225,500
   Estimated merger costs.........................................    2,432,500
                                                                    -----------
   Estimated purchase price.......................................  $15,091,844
                                                                    ===========
   Preliminary Allocation of Purchase Price:
   Net book value of VitalCom's pro forma net assets..............  $10,222,978
   Goodwill and other intangibles.................................    3,068,866
   In process research and development............................    1,800,000
                                                                    -----------
                                                                    $15,091,844
                                                                    ===========

   The allocation of the purchase price of VitalCom is preliminary and does not reflect the fair value adjustments to VitalCom's assets and liabilities, since those amounts have not been finalized and have been estimated at this time. The fair value of VitalCom's assets and liabilities will be determined as of the date of the acquisition through an independent appraisal, which will include appraisals of patents, trademarks and trade names, and other analyses.

   (b) To eliminate VitalCom's stockholders' Equity accounts.

   (c) To record the reduction of VitalCom revenue and cost of revenue for consistency with Data Critical revenue recognition policies.

   (d) To reclassify VitalCom depreciation of fixed assets and amortization of goodwill for consistency with Data Critical presentation.

   (e) To record amortization of goodwill and other intangibles related to the merger of $3,069,000 over three to five years ($684,000 per year).

   (f) To reflect the issuance of 5,125,280 shares of Data Critical common stock to VitalCom stockholders as if the merger occurred on January 1, 2000 and to eliminate the weighted average VitalCom shares outstanding.

   (g) To reclassify Elixis and Paceart depreciation of fixed assets and amortization of goodwill for consistency with Data Critical presentation.

   (h) To record amortization of the goodwill and other intangibles over seven and ten years for the Data Critical acquisitions of Elixis and Paceart, as if they occurred January 1, 2000.

   (i) To record the reduction of interest income and/or increase in interest expense.

   (j) To reflect the issuance of approximately 210,000 and 300,000 shares of Data Critical common stock to the Elixis and Paceart stockholders, respectively, as if the acquisitions occurred January 1, 2000 weighted through the date of acquisition by Data Critical and, for the dilutive calculation, to eliminate Data Critical's common stock equivalents due to the pro forma net loss.

                       COMPARISON OF RIGHTS OF HOLDERS OF
             DATA CRITICAL CAPITAL STOCK AND VITALCOM CAPITAL STOCK

   The following discussion summarizes the material differences between the holders of Data Critical common stock and holders of VitalCom common stock under the certificate of incorporation and bylaws of Data Critical and of VitalCom, and Data Critical's Preferred Share Rights Agreement. This summary is not complete and is qualified in its entirety by the provisions of each company's certificate of incorporation and bylaws, the Delaware General Corporation Law and Data Critical's Preferred Share Rights Agreement. Copies of Data Critical's charter documents and Data Critical's Preferred Share Rights Agreement are filed as exhibits to Data Critical's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part.

   After completion of the merger, the holders of VitalCom common stock will become stockholders of Data Critical. Because Data Critical and VitalCom are both Delaware corporations, the rights of former VitalCom stockholders will continue to be governed by Delaware law.

 Stockholder action without a meeting.

   Under Delaware law, any action required to be taken at an annual or special meeting of stockholders may also be taken without a meeting by written consent signed by all of the stockholders whose vote would be required if a vote were taken on the action at a meeting. A corporation may alter this provision in its certificate of incorporation. VitalCom's certificate of incorporation provides that stockholder action may be taken without a meeting by unanimous written consent. Under Data Critical's certificate of incorporation, no stockholder action may be taken without a meeting.

 Right to call a special meeting of stockholders.

   The Delaware General Corporation Law provides that special meetings of stockholders may be called by the board of directors and by persons specifically authorized in the corporation's certificate of incorporation or bylaws. Under VitalCom's bylaws, a special meeting of stockholders may be called by holders of at least 50% of VitalCom's outstanding capital stock. Data Critical's bylaws state that a special meeting may be called only by the board, the chairman or the president.

 Number and composition of the board of directors.

   The DGCL requires that a corporation's board of directors consist of at least one member, and provides that the specific number of directors be fixed by, or in the manner provided in, the bylaws. The VitalCom bylaws provide for a board of four to seven members. At the time of adoption of VitalCom's bylaws, the specific number of directors was four, which can only be changed by an amendment to the bylaws. Data Critical's bylaws set the number of directors at seven, which number can be changed at any time by a resolution of the board or stockholders.

   In addition, the DGCL states that a corporation may divide its directors into one, two or three classes in its certificate of incorporation or in a bylaw adopted by stockholders. Data Critical's certificate of incorporation, in an amendment adopted by its stockholders on May 17, 1999, divides its board of directors into three classes, as nearly equal in number as possible. The term of office of the first class of directors designated in that amendment expired at the 2000 annual meeting of stockholders; the term of the second class of directors will expire at the 2001 annual meeting, and the term of the third class will expire at the 2002 annual meeting. VitalCom's board of directors is not divided into classes.

 Data Critical series A participating preferred stock.

   Data Critical entered into a Preferred Share Rights Agreement dated June 15, 2000, with ChaseMellon Shareholder Services, L.L.C. as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement, which should be read carefully.

See "Where you can find more information" on page 4 for information about obtaining a copy of Data Critical's rights agreement.

   Under Data Critical's rights agreement, Data Critical's board of directors declared a dividend distribution of one right to purchase 1/1000 of a share of Data Critical's series A preferred stock for each outstanding share of Data Critical common stock. The rights attach to each share that was outstanding at the time of the adoption of the agreement, and all other common stock issued prior to:

  .  the earlier of the date that occurs:

    . 10 days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Data Critical common stock; and

    . 10 business days after the commencement of, or announcement of, an intention to make a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Data Critical common stock, which was or becomes outstanding prior to the distribution (the earlier of these dates is referred to as the Distribution Date);

  .  the expiration of the rights on July 21, 2010; and

  .  the date the rights are redeemed by the board of directors of Data
     Critical.

   The rights will attach to the Data Critical shares issued to the VitalCom stockholders in connection with the merger described in this registration statement.

   The rights do not become exercisable until the distribution date of the rights. Under the agreement, the distribution date will not occur as the result of any transaction that was previously approved by Data Critical's board of directors and stockholders, even if more than 20% of Data Critical's shares become owned by a person or group. As a result, the merger between Data Critical and VitalCom will not cause the distribution date to occur.

   Upon becoming exercisable, each right will entitle the holder to purchase one-thousandth of a share of Data Critical Series A participating preferred stock for the exercise price of the right. Additionally, if any person or group of persons actually acquires beneficial ownership of 20% or more of the outstanding shares of Data Critical common stock, each holder of a right-- other than the rights owned by the acquiring person or group--will also have the right to purchase that number of common shares of Data Critical having a market value equal to two times the exercise price of the right. The exercise price of the rights is $75.00, subject to the appropriate adjustments.

   In the event of a transaction with a publicly traded company where Data Critical is acquired or consolidated with that public company or sells or transfers either 50% or more of its assets or assets accounting for 50% of Data Critical's earning power to that public company, the rights will also entitle the holder to purchase for the exercise price that number of common shares of such public company having a market value equal to two times the exercise price.

   The rights are redeemable prior to the distribution date for $.01 per right. After the closing of any transaction initially giving rise to the distribution date, the board of directors of Data Critical can elect to exchange each right for one share of Data Critical common stock without payment of the exercise price.

   The Data Critical Series A participating preferred stock which can be purchased by exercise of the rights:

  .  will not be redeemable;

  . will be entitled to a minimum preferential quarterly dividend payment of 1000 times the dividend declared per common share, if any;

  . in the event of liquidation, will be entitled to a minimum preferential liquidation payment of $1,000 per share or 1,000 times the payment made per share of Data Critical common stock, whichever is greater;

  . will entitle the holder to vote with the common stock, but each share shall be entitled to 1,000 votes; and

  . will be entitled to 1,000 times the per share amount of any distribution received in respect of Data Critical common stock.

   The rights expire on July 21, 2010 unless they are redeemed earlier.

   The rights may have the effect of deterring takeovers. The rights will cause substantial dilution to a person or group that attempts to acquire Data Critical on terms not approved by the Data Critical board of directors. The rights should not interfere with any merger or other business combination approved by the Data Critical board of directors prior to the time that a person or group has acquired 20% beneficial ownership since the rights may be redeemed or amended by Data Critical until such time.

               THE ANNUAL MEETING OF DATA CRITICAL STOCKHOLDERS--
                                OTHER PROPOSALS

   Data Critical is providing this information to Data Critical stockholders in connection with the solicitation of proxies by the Data Critical board of directors for use at the Data Critical annual meeting and any adjournments or postponements of the annual meeting. For information about the Data Critical merger proposal, see the description above under "The annual meeting of Data Critical stockholders--Data Critical merger proposal" beginning on page 39.

Purpose of the annual meeting

   At the annual meeting, Data Critical stockholders will:

  . consider and vote on the Data Critical merger proposal as described above in this joint proxy statement/prospectus;

  . consider a proposal to amend the Data Critical 1999 Stock Option Plan to increase the total number of shares that can be issued under the plan (Proposal No. 2);

  . elect two Class II directors to hold office until the third annual meeting of stockholders following their election or until their successors are elected and qualified (Proposal No. 3);

  . be asked to ratify the board's appointment of Arthur Andersen LLP as Data Critical's independent public accountants for the 2001 fiscal year (Proposal No. 4); and

  . consider such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Recommendation of the Data Critical board of directors

   The Data Critical board recommends that Data Critical stockholders vote "FOR" amendment of the Data Critical 1999 Stock Option Plan, "FOR" election of each of the nominees for director and "FOR" the ratification of the board's appointment of Arthur Andersen LLP as Data Critical's independent public accounts.

Record date and voting power

   Only Data Critical stockholders of record at the close of business on the
record date of        , 2001 are entitled to notice of, and to vote at, the
annual meeting. As of this record date, there were         shares of Data
Critical common stock issued and outstanding and         holders of record of
Data Critical common stock. Each stockholder of record of Data Critical common stock is entitled to cast one vote per share on each matter submitted for stockholder approval.

Voting and revocation of proxies

   Votes may be cast in person or by a properly executed proxy on each matter properly submitted for the vote of the stockholders at the annual meeting. All properly executed proxies that are not revoked will be voted at the annual meeting in accordance with the instructions contained in the proxy.

   A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the annual meeting by:

  . executing and delivering to Data Critical's assistant secretary a proxy for the same shares but bearing a later date;

  . delivering to Data Critical's assistant secretary a written notice of revocation; or

  . attending the annual meeting and voting in person. Merely attending the annual meeting, however, will not in and of itself revoke a proxy--you must vote your shares in person in order for your previously-delivered proxy to be revoked.

Quorum; required vote

   The presence, in person or by proxy, at the annual meeting of holders of a majority of the shares of Data Critical common stock outstanding as of the close of business on the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will count toward establishing a quorum.

   Broker nonvotes will have no effect on any of the proposals to be considered at the annual meeting because they will not represent votes cast on any proposal. An abstention will have no effect on the election of directors, but will have the same effect as a vote against amending the Data Critical 1999 Stock Option Plan and the same effect as a vote against ratifying the board's appointment of Arthur Andersen LLP as Data Critical's independent public accountants.

   If you are a Data Critical stockholder and you sign, date and return your proxy without indicating how you wish to vote, your proxy will be counted as a vote "FOR" all the proposals submitted at the Data Critical annual meeting.

   On the record date for the annual meeting, the directors and officers of
Data Critical owned approximately         shares, or   % of the outstanding
shares of Data Critical common stock entitled to vote at the annual meeting.

Solicitation of proxies

   In addition to soliciting by mail, the directors, Data Critical's officers, employees and agents may solicit proxies from stockholders by personal interview, telephone, telegram or otherwise. Data Critical will bear the costs of soliciting proxies from its stockholders, except that Data Critical and VitalCom will each pay one-half of the cost of printing this joint proxy statement/prospectus. Data Critical will also arrange with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Data Critical common stock for forwarding solicitation materials to the beneficial owners of our common stock. Data Critical will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with forwarding solicitation materials. Data Critical has engaged Mellon Investor Services L.L.C. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in soliciting proxies from Data Critical stockholders for a fee of approximately $4,500 plus reasonable out-of-pocket expenses.

Other matters

   At the date of this joint proxy statement/prospectus, the Data Critical board of directors does not know of any business to be presented at the annual meeting other than the proposals described in the notice accompanying this joint proxy statement/prospectus. Should any other matter properly be brought before the annual meeting by Data Critical's board of directors, a supplement or amendment to this joint proxy statement/prospectus describing the matter will be sent to all Data Critical stockholders entitled to vote.

                                 PROPOSAL NO. 2

       AMENDMENT OF THE DATA CRITICAL CORPORATION 1999 STOCK OPTION PLAN

   At the annual meeting, Data Critical's stockholders will be asked to approve amendment of the Data Critical Corporation 1999 Stock Option Plan, or 1999 Plan, to reserve an additional 750,000 shares of common stock for a total of 2,700,937 reserved for issuance, including the previously approved annual increase for fiscal 2001. The previously approved annual increase in each of the fiscal years beginning in 2000 and ending in 2004 equals the lesser of (i) 250,000 shares, (ii) 2% of our outstanding stock on the last day of the immediately preceding fiscal year, or (iii) a lesser number of shares, as determined by Data Critical's board of directors.

   The following summary highlights the principal features of the 1999 Plan. This summary does not completely describe the plan or all of its provisions. A complete copy of the 1999 Plan is attached to this joint proxy statement/prospectus as Appendix G.

General

   Data Critical's board of directors adopted the 1999 Plan in May 1999. The board has reserved, subject to stockholder approval, 750,000 additional shares of common stock for issuance. The board believes that attracting qualified employees, officers and consultants and providing incentives to Data Critical's current employees, officers, non-employee directors and consultants requires grants of options to purchase Data Critical common stock. Accordingly, the board recommends that you vote "FOR" amendment of the 1999 Plan.

   Options granted under the 1999 Plan are either incentive stock options, or ISOs, within the meaning of the Code, or nonstatutory stock options, or NSOs. Information concerning the federal income tax treatment of both ISOs and NSOs is set forth below.

Purpose

   The purpose of the 1999 Plan is to attract and retain the best available personnel to Data Critical, to provide additional incentives to employees, officers, consultants and non-employee directors and to promote the success of Data Critical's business.

Administration

   Data Critical's board of directors or a committee of directors appointed by the board administers the 1999 Plan. The board may modify the committee's composition to satisfy applicable laws if it wishes to qualify options granted under the 1999 Plan as performance-based compensation under Section 162(m) of the Code or qualify those options for exemption under Rule 16b-3 of the Securities Exchange Act of 1934.

   Under the 1999 Plan, the administrator determines:

  .  who among the eligible persons will receive option grants;

  .  the size and type of each grant; and

  .  the terms and conditions of each grant.

   The administrator may delegate its authority to grant options to a Data Critical officer.

Eligibility

   Options may be granted to employees (including officers and directors who are also employees) and consultants (including non-employee directors) of Data Critical. Only Data Critical employees are eligible to receive ISO grants whereas employees, non-employee directors and consultants may receive NSO grants. The plan administrator selects the optionees and determines the number of shares and the exercise price of each option. The plan administrator makes this determination by accounting for the optionee's duties and responsibilities, the value of the optionee's services, the optionee's present and potential contribution to the Data Critical's success and other relevant factors. As of March 31, 2001, approximately 130 employees, officers, consultants and directors were eligible to participate in the 1999 Plan.

   The 1999 Plan also limits each optionee to an aggregate market value of $100,000 for all shares treated as ISOs during any calendar year. Any shares in excess of this amount will be deemed NSOs.

Additional information regarding the 1999 Plan

   The SEC's proxy rules require Data Critical to provide information regarding future participation in plans for which stockholder approval is required. Because awards under the 1999 Plan are discretionary, Data Critical cannot currently determine the size of grants, or the recipients of those grants, to be made under the 1999 Plan in 2001. The following table lists, for purposes of comparison, the options granted in 2000 under the 1999 Plan:

                               1999 PLAN BENEFITS

                        Name and Position                      Number of Shares
                        -----------------                      ----------------
   David E. Albert............................................      20,000
    Chief Scientist and Chairman Emeritus of the Board(1)
   Jeffrey S. Brown...........................................     100,000
    Chairman of the Board(2)
   Bradley R. Harlow..........................................      35,000
    Senior Vice President of Business Development
    and General Manager, Paceart Division
   Robert A. May..............................................      47,500
    Vice President of Hospital Operations
   Michael E. Singer..........................................      95,000
    Executive Vice President, Corporate Development
    and Chief Financial Officer
   Executive officers, as a group.............................     297,500
   Directors who are not executive officers, as a group.......      22,500
   Employees who are not executive officers, as a group.......     591,530

--------
(1)  Mr. Albert was the Chairman of the Board of Data Critical until February
     2001.

(2)  Mr. Brown was Chief Executive Officer of Data Critical until February
     2001.

   As of April 12, 2001, the price of Data Critical common stock was $    as
reported on the Nasdaq National Market.

Terms of options

   The plan administrator sets the terms of options granted under the 1999 Plan and the stock option agreement between Data Critical and the optionee. Each option is subject to the following additional terms and conditions:

   Exercise of the Option. Options vest and become exercisable during the optionee's service with Data Critical. The plan administrator sets the vesting schedule for each option. To exercise an option, an optionee must provide Data Critical with written notice of exercise that specifies the number of shares to be purchased. The optionee must also pay the purchase price by a method approved by the plan administrator.

   Exercise Price. The plan administrator sets the exercise price of options granted under the 1999 Plan. In the case of ISOs, the exercise price must be at least equal to the fair market value of the shares on the date of grant, based upon the closing price of Data Critical common stock on the Nasdaq National Market as of the date of grant. ISOs granted to stockholders who own more than 10% of the total combined voting power of all classes of Data Critical capital stock, are subject to the additional restriction that the exercise price on such options must equal at least 110% of the fair market value on the date of the grant. The exercise price of NSOs shall be determined by the plan administrator, provided, that, NSOs granted to a "covered employee" under Section 162(m) of the Code are subject to the additional restriction that the exercise price on those options must be at least 100% of the fair market value on the date of grant if the options are intended to qualify as performance-based compensation under the Internal Revenue Code.

   Nontransferability of Options. An optionee may not transfer an ISO, except in his or her will or under the laws of descent and distribution. An ISO many be exercised only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance. The plan administrator may allow transfers of NSOs at its discretion.

   Acceleration of Option. Upon a merger, consolidation or sale of all or substantially all of Data Critical's assets, except a merger or consolidation in which the holders of more than 50% of Data Critical capital stock continue to hold more than 50% of the voting stock in the merged corporation, an event referred to in the 1999 Plan as a change of control, each outstanding option will accelerate so that 50% of the unvested shares covered by each option, up to a maximum of 50% of all unvested shares covered by all options held by the optionee, shall become fully vested. 100% of the unvested portion of an option held by a Data Critical executive officer shall accelerate if, within 12 months after a change of control of Data Critical, the executive officer's employment is terminated by Data Critical other than for Cause (as defined in the 1999
Plan) or by the optionee for Good Reason (as defined in the 1999 Plan).

   The plan administrator also may automatically accelerate any outstanding options upon a change of control, but only if the acceleration does not interfere with pooling of interests accounting treatment of the transaction. The plan administrator shall either substitute or assume options by the successor corporation, give written notice of acceleration of the optionee's right to exercise his or her outstanding options in part or in full at any time within five days of the notice, or terminate each option in its entirety in exchange for cash, securities or other property.

Adjustments upon changes in capitalization

   If a change in Data Critical's capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification, results in an increase or decrease in the number of outstanding shares of common stock of Data Critical without Data Critical receiving any consideration for the additional shares, the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, and the number of shares available for issuance under the 1999 Plan shall be appropriately adjusted. Each option will terminate upon the proposed dissolution or liquidation of Data Critical, unless otherwise provided by the plan administrator.

Amendment and termination

   Data Critical's board of directors may amend the 1999 Plan at any time or may terminate it without approval of the stockholders except as required by applicable law or rules. However, no action by the board or the stockholders may alter or impair any option previously granted under the 1999 Plan without mutual agreement between the optionee and the board. The 1999 Plan terminates in May 2009, except that any options outstanding under the plan at that time shall remain outstanding until those options expire by their terms.

Federal income tax consequences

   The following briefly summarizes the U.S. federal income tax consequences of transactions under the 1999 Plan based on federal income tax laws in effect on the date of this registration statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. Data Critical advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the plan.

   Incentive Stock Options. In general, upon either the grant or the exercise of an ISO an employee will not realize taxable income nor will Data Critical realize an income tax deduction. In general, however, the excess of the fair market value of the shares of common stock acquired upon exercise of an ISO (determined at the time of exercise) over the exercise price of the ISO will be considered income for purposes of the alternative minimum tax. If the optionee does not sell the shares received pursuant to the exercise of the ISO before either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of those shares will result in long-term capital gain treatment to the optionee and no tax deduction to Data Critical.

   However, if the optionee disposes of those shares within either of the above mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the common stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price. In this case, Data Critical generally will be entitled to an income tax deduction equal to the amount the optionee must recognize as ordinary income. Any gain in excess of the amount the optionee must realize as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

   Nonqualified Stock Options. Upon grant of a NSO, an optionee generally will not realize any taxable income nor will Data Critical receive a deduction. Upon exercise of a NSO, the optionee generally will receive ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the optionee later sells the shares, he or she will recognize a short-term or long-term capital gain or loss depending upon the holding period. Data Critical generally may take a deduction equal to the amount of ordinary income recognized by the optionee.

   All Options. The following also applies to both ISOs and NSOs: (i) any entitlement of Data Critical to a tax deduction is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), and (ii) if the exercisability or vesting of any option accelerates because of a change of control, payments relating to the option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, under which excess amounts may be subject to excise taxes and a loss of deductibility for Data Critical or the resulting entity.

   In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation of more than $1,000,000 per year paid to its chief executive officer and the other named executive officers whose compensation is disclosed in its proxy statement, subject to specific exceptions. Options generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares that may be granted to any recipient during a specified period, if the plan under which the options are granted is approved by stockholders and the plan is administered by a compensation committee comprised exclusively of outside directors. Data Critical intends the 1999 Plan to satisfy these requirements.

Required vote

   Approval of the amendment of the 1999 Plan to reserve 750,000 additional shares for issuance requires the affirmative vote of the holders of a majority of the shares of Data Critical common stock present at the annual meeting in person or by proxy.

Recommendation of Data Critical's board of directors

   Data Critical's board of directors recommends that Data Critical stockholders vote "FOR" approval of the amendment of the 1999 Plan to increase the number of shares of common stock reserved for issuance under the 1999 Plan by 750,000.

                                 PROPOSAL NO. 3

                             ELECTION OF DIRECTORS

Nominees

   Data Critical's bylaws provide that its board of directors shall be composed of seven directors. Data Critical's board currently consists of seven directors and is divided into three classes so that there is as near an equal number of directors in each class as possible. Every director generally holds office for a three-year term and until the election and qualification of his or her successor.

   At the annual meeting, Data Critical's stockholders will elect two Class II directors each for a term of approximately three years ending at the 2004 annual meeting of stockholders or until his successor is elected and qualified. If any nominee becomes unavailable for any reason, the proxy holders intend to cast votes for a substitute nominee designated by the board or the proxy holders to fill such resulting vacancy, or in the alternative, the size of the board may be reduced in accordance with Data Critical's bylaws. If elected, Mr. Middlemas will serve until Data Critical's merger with VitalCom becomes effective; he will resign from the board if and on the date that the merger becomes effective. The Data Critical board has no reason to believe that the other nominee named below will be unable to serve if elected.

   Assuming a quorum is present at the annual meeting, the two nominees who receive the highest number of votes at the meeting will be elected. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in favor of the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

   The board recommends that you vote "FOR" the election of all nominees for director.

   The names of the nominees, their ages as of March 31, 2001 and certain other information about them and the other directors are set forth below.

                                                Offices held with
     Name of Nominee                        Age   Data Critical   Director since
     ---------------                        --- ----------------- --------------
     George M. Middlemas...................  54     Director           1995
     David B. Swedlow......................  54     Director           1998

Nominees--Terms will expire in 2004

   George M. Middlemas (age 54) has served as a director of Data Critical since February 1995. Since 1991, Mr. Middlemas has been a managing general partner of Apex Investment Partners, a Chicago-based venture capital firm that focuses on telecommunications, information technology and software investments.
Mr. Middlemas earned an M.B.A. from Harvard University and is a certified public accountant. Mr. Middlemas is a director of RSA Security, a computer network security products company, Tut Systems, Inc., a telecommunications products company, Online Resources Communications Corp., a provider of electronic banking transaction services, Qorus.com, Inc., an integrated messaging service provider, and Purecycle Corporation, a water resources development corporation and also serves as a director on the board of various private companies.

   David B. Swedlow (age 54) has served as a director of Data Critical since July 1998. Dr. Swedlow founded and has been a principal of The Swedlow Group, a medical technologies consulting firm, since April 1998. From 1987 to April 1998, Dr. Swedlow was senior vice president of medical affairs and technology development at Nellcor Puritan Bennett. Dr. Swedlow earned a B.S. from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School.

Continuing directors--Terms expire in 2002

   David E. Albert, M.D. (age 46) founded Data Critical in October 1992 and serves as chief scientist and chairman emeritus of the board of Data Critical. Prior to founding Data Critical, Dr. Albert served as a consultant to Hewlett-Packard's Cardiology Business Unit from 1990 to 1992. Dr. Albert was president and founder of Corazonix Corp. from 1984 to 1989, and from 1984 to 1987 served as a consultant to Quinton Instrument Co. in Seattle. Dr. Albert holds an A.B. degree from Harvard University and an M.D. from Duke University.

   Michael E. Singer (age 38) has served as executive vice president, corporate development and chief financial officer of Data Critical since June 1999. Mr. Singer has also served as a director of Data Critical since January 2001. Prior to joining Data Critical, from 1992 to 1999, Mr. Singer was an investment banker focusing on mergers, acquisitions and corporate financings for healthcare companies. During that period of time, Mr. Singer served as a principal at Banc of America/NationsBanc Montgomery Securities from 1998 to 1999, vice president at Alex, Brown & Sons from 1997 to 1998 and vice president at Wolfensohn & Co., Incorporated from 1992 to 1997. From 1990 to 1992, Mr. Singer worked at Union Bank of Switzerland in Zurich, Switzerland in global corporate and institutional banking, and in 1986 at the Commission of the European Communities in Brussels, Belgium. Mr. Singer holds a Ph.D. degree from the London School of Economics, a M.A. degree from the Maxwell School of Public Affairs, Syracuse University and a B.A. degree from Washington and Lee University.

Continuing directors--Terms expire in 2003

   John V. Atanasoff (age 65) has served as a director of Data Critical since January 2001, when he replaced Ronald H. Kase. Mr. Atanasoff most recently was president, chief executive officer and chairman of the board of Colorado MEDtech, Inc., where he was employed since June 1993. Prior to joining Colorado MEDtech, Mr. Atanasoff served as chief executive officer and chairman of the board of Cybernetics Products Inc. from October 1989 to April 1993 and as vice president and general manager of EG&G Seattle from October 1980 to April 1989. Mr. Atanasoff earned a B.S. in mechanical engineering from Iowa State University and an M.S. in mechanical engineering from the University of Rochester.

   Jeffrey S. Brown (age 41) served as president and chief executive officer of Data Critical from September 1994 to February 2001, at which time he joined RadioFrame Networks, Inc. as president and chief executive officer. Mr. Brown currently serves as chairman of the board of directors of Data Critical and has also served as a director of Data Critical since September 1994. Prior to joining Data Critical, he served as vice president of sales and marketing/business development for McCaw Wireless Data where he was responsible for the general management of this start-up business unit from January 1993 to September 1994. From June 1992 to January 1993, Mr. Brown was director of product development at McCaw Cellular Engineering where he was responsible for developing key wireless products, including packet and circuit switched data and advanced voice service products. From 1990 to June 1992, Mr. Brown was director of marketing operations and National Accounts at PacTel Cellular, a subsidiary of Pacific Telesys. Mr. Brown has also held sales and marketing positions at Pacific Bell, a subsidiary of Pacific Telesys, from 1984 to 1990, and at AT&T from 1982 to 1984. Mr. Brown earned a B.A. in political science from the University of California at Berkeley and an M.B.A. from Golden Gate University.

   Richard L. Earnest (age 58) has served as chief executive officer of Data Critical. He has also served as a director of Data Critical since May 1997. Since December 1998, Mr. Earnest has been the mayor of the city of Del Mar, California and currently serves on the Del Mar city council. From 1995 to 1997, Mr. Earnest served as chief executive officer of Tudor Publishing Company, a private educational software company. From 1993 to 1995, Mr. Earnest was chief executive officer at Demax Software, Inc., a VAX and UNIX security products company. From 1991 to 1993, Mr. Earnest was the chief executive officer at AdvantEDGE Systems Group, a software re-engineering company. From 1989 to 1991, Mr. Earnest was chief executive officer at Peregrine Systems. From 1983 to 1989, he was the president at VM Software, Inc. Mr. Earnest is a director of RSA

Security, a computer network security products company, and also serves as a director on the board of various private companies. Mr. Earnest holds a B.S. degree in engineering and a M.S. degree in management from the U.S. Naval Academy.

Committees and meetings of the Data Critical board of directors

   Data Critical has established two standing committees of its board of directors, the audit committee and the compensation committee. Each of these committees reports to the full board, and its activities are therefore subject to board approval. The functions performed by these committees are summarized below.

   Audit Committee. The audit committee reviews our corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies and financial reports to ensure that our assets are appropriately safeguarded and to ensure the quality and integrity of our financial records. In addition, the audit committee recommends to Data Critical's board the independent auditors to be retained by Data Critical. As of January 31, 2001, the date of the Audit Committee Report set forth below, the members of the audit committee were Richard L. Earnest, John V. Atanasoff and George M. Middlemas. From January 5, 2001 until February 26, 2001, the audit committee consisted of John V. Atanasoff, Richard L. Earnest and George
M. Middlemas. Each member of the audit committee was, during the period of his service, independent of management as defined in NASD Market Rule 4200(a)(14). On February 26, 2001, Mr. Earnest became Data Critical's chief executive officer and a result was no longer eligible to serve on the audit committee. As a result of Mr. Earnest's ineligibility, the only remaining member of the board who is not an employee of Data Critical and who meets the qualifications to serve on the audit committee is Jeffrey Brown. Mr. Brown served as president and chief executive officer of Data Critical until February 26, 2001. Consequently, Mr. Brown does not satisfy the "independence" NASD requirements for audit committee members. The NASD rules permit a listed company to appoint one non-independent member to its audit committee under certain circumstances.

   Because of (i) the lack of any other qualified members of the board of directors to serve on the audit committee, (ii) Mr. Brown's familiarity with the company's practices, procedures and auditors, (iii) Mr. Brown's financial and business expertise, (iv) the current need for a fully constituted audit committee, and (v) Mr. Brown's willingness to serve, the board of directors of Data Critical determined that it was required and in the best interest of Data Critical and its stockholders to appoint Mr. Brown to the audit committee. On April 13, 2001, the Data Critical board of directors so appointed Mr. Brown to the audit committee. The current members of the audit committee are Messrs. Atanasoff, Middlemas and Brown.

   The audit committee met four times during 2000. The report of the audit committee is set forth below and its charter is attached as Appendix H to this proxy statement/prospectus.

   Compensation Committee. The compensation committee establishes salaries, incentives and other forms of compensation for Data Critical's directors and executive officers. This committee also administers Data Critical's various incentive compensation and benefit plans, including stock option plans, and recommends the establishment of policies relating to the incentive compensation and benefit plans. The compensation committee also administers Data Critical's 1994 Stock Option Plan, 1999 Stock Option Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan. During the fiscal year ended December 31, 2000, the members of this committee were Ronald H. Kase, Richard
L. Earnest and George M. Middlemas. Effective after the annual meeting, the compensation committee will consist of Messrs. Atanasoff and Middlemas. The compensation committee met eleven times during 2000. The report of the compensation committee included in Data Critical's annual report on Form 10-K for the year ended December 31, 2000 which is attached as Appendix E to this joint proxy statement/prospectus.

   During the 2000 fiscal year, the Data Critical board of directors met eleven times. No director missed more than 25% of the aggregate number of meetings of the board and meetings of the committees of the board on which he serves.

   The Data Critical board of directors does not have a nominating committee or a committee performing the functions of a nominating committee. Data Critical's bylaws allow a nomination for a director to be made by stockholders in accordance with specific provisions contained in the bylaws. In order to nominate a director for election at the 2002 annual meeting of Data Critical stockholders, a stockholder must submit the nomination to the Assistant Secretary of Data Critical at the address of Data Critical's principal executive offices set forth above no less than 60 days or more than 90 days before the 2002 Data Critical stockholders meeting--unless less than 60 days' advance notice of the meeting is given, in which case the stockholder's nomination must be received by Data Critical by the tenth day following the mailing or announcement of the notice of stockholders meeting. Such nominations also must comply with the provisions set forth in our bylaws regarding director nominations.

                                 PROPOSAL NO. 4

                      RATIFICATION OF BOARD'S APPOINTMENT

                         INDEPENDENT PUBLIC ACCOUNTANTS

   At the annual meeting, Data Critical's stockholders will be asked to ratify the board of directors' appointment of Arthur Andersen LLP as Data Critical's independent public accountants. Arthur Andersen LLP has served as Data Critical's independent public accountants since 1995 and has been appointed by Data Critical's board of directors to continue as independent public accountants for the fiscal year ending December 31, 2001. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the annual meeting in person or by proxy, the Data Critical board of directors will reconsider its selection of auditors.

   A representative of Arthur Andersen LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

   The board recommends a vote "FOR" ratification of the appointment of Arthur Andersen LLP as Data Critical's independent auditors for the fiscal year ending December 31, 2001.

   The aggregate fees billed by Arthur Andersen LLP in the year 2000 for its audit of Data Critical's consolidated financial statements for the year 2000 and for its reviews of Data Critical's interim consolidated financial statements was $78,500. Arthur Andersen LLP billed no fees in 2000 for information technology consulting. The aggregate fees billed by Arthur Andersen LLP in 2000 for professional services other than audit and information technology consulting fees was $86,000. During 2000, none of the hours Arthur Andersen LLP expended on our financial audit were provided by persons other than Arthur Andersen LLP's full-time permanent employees.

   Data Critical's audit committee has determined that Arthur Andersen LLP's rendering of all other non-audit services is compatible with maintaining auditor independence.

                             AUDIT COMMITTEE REPORT

   As of the date of this report, the audit committee of the Data Critical board of directors was composed of three independent directors (Richard L. Earnest, John V. Atanasoff and George M. Middlemas) and operates under a written charter adopted by the board of directors (attached as Appendix H). From January 5, 2001 through the date of this report, the members of the audit committee were Mr. John V. Atanasoff and Messrs. Earnest and Middlemas.

   Data Critical's management is responsible for Data Critical's internal controls and financial reporting process. Data Critical's independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on its audit. The audit committee's responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors, subject to stockholder ratification, the selection of Data Critical's independent accountants.

   In this context, the audit committee has met and held discussions with management and the independent auditors. In addition, the members of the audit committee individually reviewed Data Critical's financial statements before their filing with the Securities and Exchange Commission in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that Data Critical's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

   In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Data Critical including the matters in the written disclosures required by the Independence Standards Board's Standard No. 1 "Independence Discussions with Audit Committees," and considered the compatibility of nonaudit services with the auditors' independence.

   Based on the audit committee's discussion with management and the independent accountants and its review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board select, subject to stockholder approval, Arthur Andersen LLP as Data Critical's independent auditors for the year ending December 31, 2001, and that the board include the audited consolidated financial statements in Data Critical's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

                                          January 31, 2001

                                          Audit Committee:
                                          Richard L. Earnest
                                          John V. Atanasoff
                                          George M. Middlemas

                                    EXPERTS

   The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts (or, as experts in accounting and auditing) in giving said reports.

   The financial statements of VitalCom Inc. and the related financial statement schedule incorporated in this prospectus by reference from VitalCom's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the Data Critical common stock issuable pursuant to the merger and other related legal matters will be passed upon for Data Critical by Orrick, Herrington & Sutcliffe LLP, Seattle, Washington. Higham, McConnell & Dunning LLP, Laguna Niguel, California is acting as counsel to VitalCom.

                             STOCKHOLDER PROPOSALS

   Under Rule 14a-8 of the Exchange Act, the deadline for stockholders to submit proposals to be considered for inclusion in Data Critical's proxy
statement for the 2002 annual meeting of stockholders is         , 2002, the
date that is 120 days prior to the anniversary of mailing of this joint proxy statement/prospectus. Such proposals may be included in the 2002 proxy statement and form of proxy if they comply with the rules and regulations of the SEC.

   VitalCom will hold a 2002 annual meeting of stockholders only if the merger is not completed.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          -----
Data Critical Corporation

Report of Independent Public Accountants................................   E-49

Consolidated Balance Sheets at December 31, 1999 and 2000...............   E-50

Consolidated Statements of Operations for the years ended December 31,
 1999 and 2000..........................................................   E-51

Consolidated Statements of Stockholders' Equity (Deficit) for the years
 ended December 31, 1998, 1999 and 2000.................................   E-52

Consolidated Statements of Cash Flows for the years ended December 31,
 1998, 1999 and 2000....................................................   E-53

Notes to consolidated financial statements..............................   E-54

VitalCom Inc.

Independent Auditors' Report............................................   F-27

Balance Sheets at December 31, 1999 and 2000............................   F-28

Statements of Operations for the years ended December 31, 1998, 1999 and
 2000...................................................................   F-29

Statements of Stockholders' Equity for the years ended December 31,
 1998, 1999 and 2000....................................................   F-30

Statements of Cash Flows for the years ended December 31, 1998, 1999 and
 2000...................................................................   F-31

Notes to Financial Statements...........................................   F-32

Paceart Associates, L.P.

Report of Independent Public Accountants................................  FIN-2

Balance Sheets as of December 31, 1999 and June 30, 2000 (unaudited)....  FIN-3

Statement of Income for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited).................................  FIN-4

Statement of Partners' Capital for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited).........................  FIN-5

Statement of Cash Flows for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited).................................  FIN-6

Notes to Financial Statements...........................................  FIN-7

                                     FIN-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Paceart Associates, L.P. :

   We have audited the accompanying balance sheets of Paceart Associates, L.P. (a New Jersey limited partnership) as of December 31, 1999 and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paceart Associates, L.P. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Anderson LLP

Seattle, WA
October 17, 2000

                                     FIN-2

                            PACEART ASSOCIATES, L.P.

                                 BALANCE SHEETS
                   AS OF DECEMBER 31, 1999 AND JUNE 30, 2000

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
                        ASSETS
                        ------

CURRENT ASSETS:
  Cash and cash equivalents...........................   $  597,589  $  766,534
  Accounts receivable, less allowance for doubtful
   accounts of $8,335 and $17,837, respectively.......      935,989     338,261
  Inventories.........................................      450,680     385,290
  Other current assets................................       14,043      44,226
                                                         ----------  ----------
    Total current assets..............................    1,998,301   1,534,311
FURNITURE AND EQUIPMENT, net of accumulated
 depreciation and amortization of $170,112 and
 $188,680, respectively...............................       46,383      27,815
PATENTS AND TRADEMARKS, net of accumulated
 depreciation and amortization of $49,317 and $52,680,
 respectively.........................................       44,833      41,471
OTHER ASSETS..........................................       10,083      10,083
                                                         ----------  ----------
    Total assets......................................   $2,099,600  $1,613,680
                                                         ==========  ==========

          LIABILITIES AND PARTNERS' CAPITAL
          ---------------------------------

CURRENT LIABILITIES:
  Accounts payable....................................   $  326,759  $  129,047
  Accrued expenses....................................      249,147     206,811
  Unearned income.....................................      438,138     498,417
                                                         ----------  ----------
    Total current liabilities.........................    1,014,044     834,275

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL.....................................    1,085,556     779,405
                                                         ----------  ----------
    Total liabilities and partners' capital...........   $2,099,600  $1,613,680
                                                         ==========  ==========


  The accompanying notes to financial statements are an integral part of these balance sheets.

                                     FIN-3

                            PACEART ASSOCIATES, L.P.

                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     AND THE SIX MONTHS ENDED JUNE 30, 2000

                                                                    Six Months
                                                        Year Ended     Ended
                                                       December 31,  June 30,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (unaudited)
REVENUES:
  Systems.............................................  $3,882,393  $1,549,623
  Service contracts...................................     837,549     529,007
  Other...............................................     213,265     141,709
                                                        ----------  ----------
    Total.............................................   4,933,207   2,220,339
COST OF REVENUES......................................   1,396,460     727,752
                                                        ----------  ----------
    Gross profit......................................   3,536,747   1,492,587
                                                        ----------  ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........   2,765,190   1,474,029
                                                        ----------  ----------
    Income (loss) from operations.....................     771,557     (18,558)
OTHER INCOME (EXPENSE):
  Interest income.....................................       3,634      18,813
  Write-off of investment in and advances to joint
   venture............................................    (116,115)        --
  Other income........................................      (4,126)        --
                                                        ----------  ----------
    Net income (loss).................................  $  654,950  $   37,371
                                                        ==========  ==========




  The accompanying notes to financial statements are an integral part of these financial statements.

                                     FIN-4

                            PACEART ASSOCIATES, L.P.

                        STATEMENTS OF PARTNERS' CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     AND THE SIX MONTHS ENDED JUNE 30, 2000

                                                                      Partners'
                                                                       Capital
                                                                      ---------
Balance as of January 1, 1999........................................ $ 430,606
  Net Income.........................................................   654,950
                                                                      ---------
Balance as of December 31, 1999...................................... 1,085,556
  Net Income (unaudited).............................................    37,371
  Distributions (unaudited)..........................................  (343,522)
                                                                      ---------
Balance as of June 30, 2000 (unaudited).............................. $ 779,405
                                                                      =========





  The accompanying notes to financial statements are an integral part of these financial statements.

                                     FIN-5

                            PACEART ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     AND THE SIX MONTHS ENDED JUNE 30, 2000

                                                       Year Ended  Six Months
                                                      December 31, Ended June
                                                          1999      30, 2000
                                                      ------------ -----------
                                                                   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................  $ 654,950    $  37,371
Adjustments to reconcile net income to net cash used
 in operating activities--
  Depreciation and amortization......................     24,757       21,930
  Allowance for doubtful accounts....................      8,335        9,502
  Loss on disposal...................................      4,126          --
  Write-off of investment in joint venture...........    116,115       13,500
  Changes in operating assets and liabilities--
    Accounts receivable..............................   (515,850)     588,226
    Inventories......................................   (218,925)      65,390
    Other current assets.............................     49,570      (30,183)
    Accounts payable.................................    242,428     (197,712)
    Accrued expenses.................................    106,857      (42,336)
    Unearned income..................................    103,788       60,279
                                                       ---------    ---------
      Net cash provided by operating activities......    576,151      525,967
                                                       ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment...............    (28,438)         --
  Proceeds from sale of vehicle......................      9,998          --
  Advances to joint venture..........................    (98,866)     (13,500)
                                                       ---------    ---------
      Net cash used in investing activities..........   (117,306)     (13,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions......................................        --      (343,522)
                                                       ---------    ---------
      Net increase in cash and cash equivalents......    458,845      168,945

CASH AND CASH EQUIVALENTS, beginning of period.......    138,744      597,589
                                                       ---------    ---------
CASH AND CASH EQUIVALENTS, end of period.............  $ 597,589    $ 766,534
                                                       =========    =========

  The accompanying notes to financial statements are an integral part of these financial statements.

                                     FIN-6

                            PACEART ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. THE PARTNERSHIP

   Paceart Associates, L.P. (the "Partnership") was formed in 1992 for the purpose of developing advanced computer technology for monitoring pacemaker, defibrillator and arrhythmia patients. The Partnership's technology is currently utilized in clinical, pharmaceutical research and consumer applications throughout the world.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration Risks

   The Partnership has cash balances that are held principally at one financial institution and may, at times, exceed insurable amounts. The Partnership believes it has mitigated its risk by investing in or through major financial institutions. Recoverability is dependent upon the performance of the institution.

   Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Partnership's customer base. The Partnership routinely assesses the financial strength of all of its customers.

 Revenue Recognition

   Revenue on system sales is recognized under the completed contract method which is based upon training or installation of the systems rather then shipment date. For systems not requiring installation or training, or sales of upgraded software; revenue is recognize based upon shipment date.

   Other revenue is derived from the sale of equipment consisting of phones, microphones, and various other equipment.

   Costs incurred prior to revenue recognition are capitalized as work in progress in accordance with the completed contract method.

 Capitalized Software Costs

   In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", the Partnership is required to capitalize certain computer software costs, which include product enhancements, after technological feasibility has been established. These costs are amortized using the greater of the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for the product or a maximum of three years using the straight line method beginning when the products are available for general release to customers. At December 31, 1999 and June 30, 2000, no software costs have been capitalized due to the fact that all costs incurred after technological feasibility of a product have been deemed to be immaterial by the Partnership.

 Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and convertible notes payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of outstanding borrowings approximate fair value.

                                     FIN-7

                            PACEART ASSOCIATES, L.P.

 Cash and Cash Equivalents

   The Partnership considers all short-term marketable securities having a maturity of three months or less to be cash equivalents.

 Inventories

   Inventories consist of parts used for system implementation and maintenance service and are stated at the lower of cost (determined on a first-in, first-out basis) or market.

 Furniture and Equipment

   Furniture and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The estimated useful life of furniture, machinery and equipment is 5 years.

 Other Current Assets

   Other current assets consists of costs of uncompleted contracts in excess of related billings.

 Patents and Trademarks

   Patents and trademarks are being amortized on the straight-line method over a period of fourteen years.

 Long-Lived Assets

   The Partnership periodically reviews its long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. The Partnership does not believe that any such changes have taken place to date. Impairment of long-lived assets exists if, at a minimum, the future expected cash flows (undiscounted and without interest charges) from its operations are less than the carrying value of these assets. If such assets were considered impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeds the underlying fair value of the assets. Management performed a review of its long-lived assets and determined that no impairment of the respective carrying values had occurred for any periods presented in these financial statements.

 Income Taxes

   The Partnership accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Comprehensive Income

   During 1999, the Partnership adopted SFAS No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and presenting information on comprehensive income and its components (revenues, expenses, gains, losses, and currency translation adjustments) in the financial statements. Although the adoption of this statement resulted in additional disclosure requirements, it did not have an effect on the Partnership's financial position or results of operations.

 Effects of Recent Accounting Pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs of start-up activities and organization costs be expensed

                                     FIN-8

                            PACEART ASSOCIATES, L.P.

as incurred. The Partnership has accounted for start-up activities and organization costs in accordance with SOP 98-5.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133", which amends SFAS 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. As the Partnership currently does not engage in derivative instruments or hedging activities, adoption of this accounting principle will not have a material impact on the Partnership's financial position or results of operations.

   In January 2000, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Statement No. 99-17, "Accounting of Barter Transactions," involving non-monetary exchanges of advertising. This EITF consensus does not impact the Partnership's operations, as the Partnership is not currently involved in any advertising barter transactions.

3. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following--

                                                       December 31,  June 30,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (unaudited)
   Machinery and Equipment............................  $ 178,719    $ 178,719
   Furniture and fixtures.............................     37,776       37,776
                                                        ---------    ---------
                                                          216,495      216,495
   Less--Accumulated depreciation and amortization....   (170,112)    (188,680)
                                                        ---------    ---------
                                                        $  46,383    $  27,815
                                                        =========    =========

   Depreciation and amortization expense related to property and equipment was $17,541 and $18,568 for the year ended December 31, 1999, and the six months ended June 30, 2000, respectively.

4. ACCRUED EXPENSES

   Accrued expenses consists of the following--

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Accrued officer bonus...............................   $ 33,000    $    --
   Accrued salaries and wages..........................     74,631      58,892
   Accrued vacation....................................     28,759      41,212
   Accrued professional fees...........................     60,000      42,085
   Customer Deposits...................................     36,694      42,679
   Accrued 401(k) fund.................................     11,593      18,103
   Other...............................................      3,840       3,840
                                                          --------    --------
                                                          $249,147    $206,811
                                                          ========    ========

                                     FIN-9

                            PACEART ASSOCIATES, L.P.

5. RELATED PARTY TRANSACTIONS

   In 1999 and for the six months ending June 30, 2000, the Partnership incurred management fees of $27,083 and $12,500 to an entity controlled by two partners of the Partnership for consulting services.

   The Partnership utilized J.H. Cohn L.P. to compile the Partnership's financial statements. A partner of the Partnership is also a partner with J.H. Cohn. In 1999 and for the six months ending June 30, 2000, the Partnership incurred $18,239 and $5,000 in accounting fees to J.H. Cohn for these services.

6. INCOME TAXES

   Income from the Partnership is included in the Federal taxable income of the separate partners in proportion to their interests. Certain items of expense are subject to special allocation among the partners under the applicable provisions of the Internal Revenue Code.

7. INVESTMENT IN JOINT VENTURE

   During 1997, the Partnership entered into a joint venture agreement (the "Agreement") with Pylon Medical Products, Inc., which subsequently changed its name to Baylor, Inc. ("Baylor"). Pursuant to the terms of the Agreement, Baylor agreed to market and sell the Partnership's products in China and the Partnership would provide equipment to Baylor in exchange for 50% of the Baylor's revenues. During 1999, the Partnership deemed the investment to have no future value and wrote the investment off.

8. COMMITMENTS AND CONTINGENCIES

 Operating Leases

   The Partnership has entered into two noncancellable operating leases for operating facilities. One lease expires in September 2001. The other commenced in January 2000 and expires in June 2002. These leases provide for minimum annual lease payments and additional operating expense charges.

   Approximate future minimum obligations under noncancellable operating leases are as follows--

                                                                   Total Minimum
   Year Ending                                                     Annual Lease
   December 31                                                       Payments
   -----------                                                     -------------
   2000...........................................................   $121,000
   2001...........................................................     96,000
   2002...........................................................     20,000
                                                                     --------
                                                                     $237,000
                                                                     ========

   Rent expense was approximately $83,000 and $61,000 for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

 Legal Proceedings

   From time to time, the Partnership may be involved in various legal proceedings and other matters arising in the normal course of business. The Partnership currently has no material outstanding legal proceedings.

                                     FIN-10

                            PACEART ASSOCIATES, L.P.

9. PARTNERS' CAPITAL

   On January 1, 2000, the Partnership adopted the Paceart Associates, L.P. Equity Appreciation Rights Plan (the "Plan") to motivate key employees to assist in the continued growth and profitability of the Partnership, to reward key employees for superior performance, and to attract new employees. All full-time employees of the Company (other than General Partners) may become Participants in the Plan. All participants in the Plan receive equity appreciation rights in the form of units at fair market value. Each unit shall be equivalent in value to a one hundredth of a percent of the outstanding Partnership Interests. So long as the Partnership Interests are not publicly traded, fair market value of the Partnership Interests are determined in accordance with the valuation adopted by the Partnership. The units granted shall vest fully on the fifth anniversary of the award date for each unit. In the event the Partnership terminates this Plan for any reason on or before December 31, 2000, no Participants shall be entitled to any increase in value or other benefits under this Plan. As of June 30, 2000, there were 150 units issued, none of which were vested. The Plan was terminated by the Partnership on September 1, 2000.

   During the six-months ending June 30, 2000, the Partnership distributed $343,522 in Partners' Capital to the Partners.

10. 401(k) RETIREMENT PLAN

   The Partnership maintains a 401(k) retirement plan which covers all employees who have completed one year of service from their date of hire. The plan requires the Partnership to make matching contribution up to 25% of the employees' first $5,000 of salary deferral, not to exceed $1,500 annually. The Partnership made contributions of $15,789 in 1999 and $16,061 in the six months ended June 30, 2000.

11. SUBSEQUENT EVENT

   On September 11, 2000, the Partnership entered into an agreement to be acquired by Data Critical Corporation for approximately $6,000,000 in cash, 300,000 shares of Data Critical Corporation common stock and an additional earnout for an additional cash payment of $400,000 if certain conditions are met in 2001.

                                     FIN-11

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           DATA CRITICAL CORPORATION

                            VIPER ACQUISITION CORP.

                                      AND

                                 VITALCOM INC.

                                  DATED AS OF

                                 March 12, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 SECTION ONE..............................................................   A-2

 1. THE MERGER............................................................   A-2

    1.1  The Merger.......................................................   A-2

    1.2  Closing; Effective Time..........................................   A-2

    1.3  Effect of the Merger.............................................   A-2

    1.4  Certificate of Incorporation; Bylaws.............................   A-2

    1.5  Directors and Officers...........................................   A-2

    1.6  Effect on Capital Stock..........................................   A-3

    1.7  Surrender of Certificates........................................   A-4

    1.8  No Further Ownership Rights in Target Common Stock...............   A-5

    1.9  Tax Consequences.................................................   A-6

    1.10 Accounting Treatment.............................................   A-6

    1.11 Taking of Necessary Action; Further Action.......................   A-6

    1.12 Withholding......................................................   A-6

    1.13 Lost, Stolen or Destroyed Certificates...........................   A-6

 SECTION TWO..............................................................   A-7

 2. REPRESENTATIONS AND WARRANTIES OF TARGET..............................   A-7

    2.1  Organization; Subsidiaries.......................................   A-7

    2.2  Certificate of Incorporation and Bylaws..........................   A-7

    2.3  Capital Structure................................................   A-7

    2.4  Authority and Enforceability.....................................   A-9

    2.5  No Conflicts; Required Filings and Consents......................   A-9

    2.6  SEC Filings; Target Consolidated Financial Statements............  A-10

    2.7  Absence of Undisclosed Liabilities...............................  A-10

    2.8  Absence of Certain Changes.......................................  A-11

    2.9  Litigation.......................................................  A-12

    2.10 Permits; Company Products; Regulation............................  A-12

    2.11 Title to Property................................................  A-13

    2.12 Intellectual Property............................................  A-14

    2.13 Environmental Matters............................................  A-16

    2.14 Taxes............................................................  A-17

    2.15 Employee Benefit Plans...........................................  A-19

    2.16 Employee Matters.................................................  A-20

    2.17 Material Contracts...............................................  A-21

    2.18 Books and Records................................................  A-22

    2.19 Customers and Suppliers; Warranty Obligations....................  A-22

    2.20 Interested Party Transactions....................................  A-23

                                                                            Page
                                                                            ----
    2.21 Insurance........................................................  A-23

    2.22 Compliance with Laws.............................................  A-23

    2.23 Minute Books.....................................................  A-23

    2.24 Brokers' and Finders' Fees.......................................  A-23

    2.25 Statements; Joint Proxy Statements/Prospectus....................  A-23

    2.26 Board Approval...................................................  A-24

    2.27 Opinion of Financial Advisor.....................................  A-24

    2.28 Takeover Restrictions Not Applicable.............................  A-24

    2.29 Sales Pipeline...................................................  A-24

    2.30 Representations Complete.........................................  A-24

 SECTION THREE............................................................  A-25

 3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR............................  A-25

    3.1  Organization; Subsidiaries.......................................  A-25

    3.2  Certificate of Incorporation and Bylaws..........................  A-25

    3.3  Capital Structure................................................  A-25

    3.4  Authority and Enforceability.....................................  A-26

    3.5  No Conflicts; Required Filings and Consents......................  A-27

    3.6  SEC Filings; Acquiror Consolidated Financial Statements..........  A-27

    3.7  Absence of Undisclosed Liabilities...............................  A-28

    3.8  Absence of Certain Changes.......................................  A-28

    3.9  Litigation.......................................................  A-29

    3.10 Permits; Company Products; Regulation............................  A-29

    3.11 Intellectual Property............................................  A-30

    3.12 Environmental Matters............................................  A-32

    3.13 Taxes............................................................  A-33

    3.14 Employee Benefit Plans...........................................  A-34

    3.15 Employee Matters.................................................  A-36

    3.16 Certain Contracts................................................  A-36

    3.17 Customers and Suppliers; Warranty Obligations....................  A-36

    3.18 Interested Party Transactions....................................  A-37

    3.19 Insurance........................................................  A-37

    3.20 Compliance with Laws.............................................  A-37

    3.21 Brokers' and Finders' Fees.......................................  A-37

    3.22 Statements; Joint Proxy Statements/Prospectus....................  A-37

    3.23 Board Approval...................................................  A-38

    3.24 Opinion of Financial Advisor.....................................  A-38

    3.25 Valid Issuance...................................................  A-38

    3.26 DGCL Section 203.................................................  A-38

    3.27 Representations Complete.........................................  A-38

                                                                           Page
                                                                           ----
 SECTION FOUR...........................................................   A-39

 4. CONDUCT PRIOR TO THE EFFECTIVE TIME.................................   A-39

    4.1  Conduct of Business of Target..................................   A-39

    4.2  Conduct of Business of Acquiror................................   A-41

 SECTION FIVE...........................................................   A-43

 5. ADDITIONAL AGREEMENTS...............................................   A-43

    5.1  Commercially Reasonable Efforts and Further Assurances.........   A-43

    5.2  Consents; Cooperation..........................................   A-43

    5.3  Access to Information..........................................   A-44

    5.4  Confidentiality................................................   A-45

    5.5  Joint Proxy Statement/Prospectus; Registration Statement; Other
         Filings........................................................   A-45

    5.6  Meeting of Target Stockholders.................................   A-46

    5.7  No Solicitation................................................   A-47

    5.8  Meeting of Acquiror Stockholders...............................   A-49

    5.9  Public Disclosure..............................................   A-50

    5.10 State Statutes.................................................   A-50

    5.11 Listing of Additional Shares...................................   A-50

    5.12 Target Affiliate Agreements....................................   A-50

    5.13 Indemnification................................................   A-51

    5.14 Filing of Form S-8.............................................   A-51

    5.15 Employment Matters.............................................   A-51

    5.16 No Inconsistent Actions........................................   A-52

    5.17 Board of Directors.............................................   A-53

    5.18 Certain Approvals..............................................   A-53

 SECTION SIX............................................................   A-54

 6. CONDITIONS TO THE MERGER............................................   A-54

    6.1  Conditions to Obligations of Each Party to Effect the Merger...   A-54

    6.2  Additional Conditions to Obligations of Target.................   A-54

    6.3  Additional Conditions to the Obligations of Acquiror and
         MergerSub......................................................   A-55

 SECTION SEVEN..........................................................   A-58

 7. TERMINATION, AMENDMENT AND WAIVER...................................   A-58

    7.1  Termination....................................................   A-58

    7.2  Notice of Termination; Effect of Termination...................   A-60

    7.3  Fees and Expenses..............................................   A-60

    7.4  Amendment......................................................   A-61

    7.5  Extension; Waiver..............................................   A-61

                                                                          Page
                                                                          ----
 SECTION EIGHT..........................................................  A-62

 8. GENERAL PROVISIONS..................................................  A-62

    8.1  No Survival of Representations, Warranties, Pre-Closing
         Covenants......................................................  A-62

    8.2  Notices........................................................  A-62

    8.3  Interpretation.................................................  A-62

    8.4  Counterparts...................................................  A-63

    8.5  Entire Agreement; Nonassignability; Parties in Interest........  A-63

    8.6  Severability...................................................  A-63

    8.7  Remedies Cumulative............................................  A-64

    8.8  Enforcement of Agreement.......................................  A-64

    8.9  Governing Law..................................................  A-64

    8.10 Rules of Construction..........................................  A-64

    8.11 No Personal Liability..........................................  A-64

                                    EXHIBITS

Exhibit A--Form of Certificate of Merger

Exhibit B--Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of March 12, 2001, by and among Data Critical Corporation, a Delaware corporation ("Acquiror"), Viper Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("MergerSub"), and VitalCom Inc., a Delaware corporation ("Target").

                                    RECITALS

   A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Acquiror, MergerSub and Target intend to enter into a business combination transaction pursuant to which MergerSub will merge with and into Target (the "Merger").

   B. The Board of Directors of Target has (i) determined that the Merger is advisable and fair to, and in the best interests of, Target and its stockholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) recommended the approval of this Agreement by the stockholders of Target.

   C. The Board of Directors of Acquiror has (i) determined that the Merger is advisable and fair to, and in the best interests of, Acquiror and its stockholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) recommended the approval of the issuance of the shares of Acquiror Common Stock (as defined below) in the Merger by the stockholders of Acquiror. The Board of Directors of MergerSub has determined that the Merger is advisable and fair to, and in the best interests of, MergerSub and its sole stockholder and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. The sole stockholder of MergerSub has approved this Agreement.

   D. Target, MergerSub and Acquiror each desire to make certain representations and warranties and other agreements in connection with the Merger.

   E. The parties intend, by executing this Agreement (i) to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and (iii) that the Merger be accounted for as a purchase for financial reporting purposes.

   F. In order to induce Acquiror and MergerSub to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of voting capital stock of Target are entering into voting agreements and proxies with Acquiror (the "Target Voting Agreements").

                                   AGREEMENT

   The parties hereby agree as follows. To the extent not otherwise defined herein, all capitalized terms and other recurrent words or phrases shall have the meanings and interpretations set forth in Section 8.3.

                                  SECTION ONE

1. The Merger.

   1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, MergerSub shall be merged with and into Target, the separate corporate existence of MergerSub shall cease and Target shall continue as the surviving corporation of the Merger. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, and in no event later than three (3) business days, after the satisfaction or waiver of all of the conditions set forth in Section 6 or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required officers' certificates, with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington 98104, or at such other location as the parties agree. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Acquiror, MergerSub and Target will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of MergerSub (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

     (b) At the Effective Time, the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

   1.5 Directors and Officers. At the Effective Time, the directors and officers of Target shall resign and the directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving orporation, and the officers of MergerSub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

   1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Target or MergerSub or any of their respective stockholders, the following shall occur at the Effective Time:

     (a) Conversion of MergerSub Common Stock. Each share of Common Stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation (the "Surviving Corporation Common Stock").

     (b) Conversion of Target Common Stock. Each share of Common Stock, par value $0.001 per share, of Target (the "Target Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(c)) shall be automatically converted into 0.62 shares of Common Stock, par value $0.001 per share, of Acquiror (the "Acquiror Common Stock") (such ratio of exchange being the "Exchange Ratio"). All shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock therefor and/or, to the extent provided herein or required under Delaware law, cash, in each case upon the surrender of such certificate in accordance with Section 1.7 and without interest.

     (c) Cancellation of Target Common Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and all shares of Target Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

     (d) Target Stock Options.

       (i) All options to purchase Target Common Stock issued and outstanding immediately prior to the Effective Time under the Target 1996 Stock Option Plan (the "1996 Plan"), the Target 1996 Director Option Plan (the "Director Plan") and the Target 1993 Stock Option Plan, as amended and restated as of April 1997, December 1997 and June 1999 (the "1993 Plan" and, together with the 1996 Plan and the Director Plan, the "Target Stock Option Plans"), and the Target Stock Option Plans, shall be assumed by Acquiror at the Effective Time (the options being assumed being referred to as the "Assumed Options") (it being understood that notwithstanding the assumption of the Assumed Options, Acquiror shall not be required to issue more shares pursuant to the exercise of the Assumed Options than are currently reserved under the Target Stock Option Plans, as such reserve shall be adjusted based on the Exchange Ratio). Upon the Effective Time, the Director Plan shall be terminated without further action required on the part of Acquiror or Target.

       (ii) At the Effective Time, the Assumed Options shall, by virtue of the Merger and without any further action at such time on the part of Target or the holder thereof, be assumed by Acquiror in accordance with this Section 1.6(d). Each such Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the respective Target Stock Option Plan and any applicable stock option agreement immediately prior to the Effective Time, except that such Assumed Option shall be converted to an option that (A) will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock and (B) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

       (iii) It is the intention of the parties that, to the extent practicable, the Assumed Options shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Assumed Options qualified as incentive stock options immediately prior to the Effective Time. As soon as practicable after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an Assumed Option, a written document evidencing the foregoing assumption and conversion of such Assumed Options by Acquiror pursuant to this Section 1.6(d).

       (iv) Other than the Assumed Options, all options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target or any Target Subsidiary is a party or by which Target or any Target Subsidiary is bound relating to the issued or unissued capital stock of Target or any Target Subsidiary or obligating Target or any Target Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or any Target Subsidiary or obligating Target or any Target Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, shall terminate as of the Effective Time.

     (e) Employee Stock Purchase Plan. Pursuant to the terms and conditions of the Target 1996 Employee Stock Purchase Plan (the "Target ESPP" and, together with the Target Stock Option Plans, the "Target Equity Plans"), Target's Board of Directors shall cause the offering period currently in effect as of the date hereof to be the last such offering period under the Target ESPP. All rights to purchase shares of Target Common Stock under the Target ESPP ("Purchase Rights") shall be exercised at the end of such offering period or the holders of such Purchase Rights shall otherwise withdraw from the Target ESPP in accordance with the terms thereof.

     (f) Adjustments. The Exchange Ratio shall be adjusted to reflect fully the effect of any forward stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring or having a record date after the date of this Agreement and prior to the Effective Time.

     (g) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the last reported sales prices of the Acquiror Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date.

     (h) Unvested/Restricted Shares. If any shares of Target Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Target, then the shares of Acquiror Common Stock issued in exchange for such shares of Target Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and the certificates representing such shares of Acquiror Common Stock may accordingly be marked with appropriate legends. Target shall take all steps necessary to assign such rights of repurchase to Acquiror with respect to such shares.

   1.7 Surrender of Certificates.

     (a) Exchange Agent. Mellon Investor Services, LLC shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(b) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Target Common Stock, the shares of which were converted into shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such customary form and have such other customary provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (d) No Liability. Notwithstanding anything to the contrary in this
  Section 1.7, none of the Exchange Agent, Acquiror, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date on or after the Effective Time, payable (but for the provisions of this Section 1.7(e)) with respect to such shares of Acquiror Common Stock.

     (f) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

   1.8 No Further Ownership Rights in Target Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

   1.9 Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Each party hereto and its affiliates agree to treat the Merger as a reorganization within the meaning of Section 368 of the Code. Each party has consulted with its own tax advisors with regard to the tax consequences of the Merger.

   1.10 Accounting Treatment. For accounting purposes, the business combination to be affected by the Merger is intended to be treated as a purchase.

   1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, Target agrees that the officers and directors of Target are fully authorized in the name of Target or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

   1.12 Withholding. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made.

   1.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to
Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                  SECTION TWO

2. Representations and Warranties of Target.

     (i) Except as disclosed with appropriate Section references in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"), each of which exceptions shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding Section reference, and which shall be deemed to be a representation and warranty as if set forth fully herein, and (ii) in order to induce Acquiror and MergerSub to enter into and perform this Agreement and the other agreements and certificates that are required to be completed and executed pursuant to this Agreement, Target represents and warrants to Acquiror and MergerSub as follows in this Section 2:

   2.1 Organization; Subsidiaries.

     (a) Target and each Subsidiary of Target ("Target Subsidiary"), if any,
  (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, (ii) has the requisite corporate or other power and authority and all necessary government approvals to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction set forth in Section 2.1 of the Target Disclosure Schedule, which jurisdictions are the only jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except to the extent that failure to qualify as a foreign corporation in any such jurisdiction will not have a Material Adverse Effect).

     (b) A true and complete list of all Target Subsidiaries is set forth in
  Section 2.1 of the Target Disclosure Schedule. Target is the owner of all outstanding shares of capital stock of each Target Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Target Subsidiary are owned by Target free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Target Subsidiary, or otherwise obligating Target or any Target Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. All outstanding shares of capital stock of each Target Subsidiary were issued in compliance with all applicable federal and state securities laws.

     (c) Neither Target nor any Target Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than Target's ownership of the Target Subsidiaries).

   2.2 Certificate of Incorporation and Bylaws. Target has delivered to Acquiror a true and correct copy of the Certificate of Incorporation, Bylaws and other charter documents, as applicable, of Target and each Target Subsidiary, each as amended to date and as currently in force full and effect. Neither Target nor any Target Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

   2.3 Capital Structure.

     (a) The authorized capital stock of Target consists of (i) Twenty-Five Million (25,000,000) shares of Common Stock, par value $.0001 per share, of which there were Eight Million, Ninety-Eight Thousand, Nine Hundred Three (8,098,903) shares issued and outstanding and One Hundred Ninety-Six Thousand, Thirty-Four (196,034) shares in treasury as of the close of business on December 31, 2000, and (ii) Five Million (5,000,000) shares of Preferred Stock (the "Target Preferred Stock" and, together with the Target Common Stock, the "Target Stock"), of which no shares are issued and outstanding. As of the date of this Agreement, there are no other outstanding shares of capital stock or voting securities of Target and no outstanding commitments to issue any shares of capital stock or voting securities of Target other than pursuant to the exercise of options and Purchase Rights outstanding as of the date hereof under the Target Equity Plans.

     (b) All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or the Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares of Target Common Stock and Target Preferred Stock were issued in compliance with all applicable federal and state securities laws.

     (c) As of February 16, 2001, Target had reserved (i) Two Million, Three Hundred Thirty-Nine Thousand, Eight Hundred Eighty-Five (2,339,885) shares of Target Common Stock for issuance to employees and consultants pursuant to the 1993 Plan, (ii) One Hundred Thousand (100,000) shares of Target Common Stock for issuance to employees and consultants pursuant to the 1996 Plan, (iii) Sixty-Thousand (60,000) shares of Target Common Stock under the Directors Option Plan, (iv) Four Hundred Fifty Thousand (450,000) shares of Target Common Stock for issuance to employees pursuant to the Target ESPP, and (v) Twenty Thousand (20,000) shares of Target Common Stock for issuance upon exercise of out-of-plan stock options. Between September 30, 2000 and the date of this Agreement, Target has not issued any additional shares or granted any additional options under the Target Equity Plans or other rights to purchase or receive appreciation or compensation in respect of or in relation to Target Stock. Section 2.3 of the Target Disclosure Schedule sets forth, as of the date of this Agreement, the number of outstanding options to purchase Target Common Stock, the maximum number of shares of Target Common Stock subject to Purchase Rights under the Target ESPP, and all other rights to acquire shares of Target Common Stock pursuant to the Target Equity Plans and the applicable exercise and/or purchase prices.
  Section 2.3 of the Target Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all holders of (i) outstanding options under each of the Target Stock Option Plans, including the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option, (ii) outstanding Purchase Rights under the Target ESPP, including the number of shares of Target Common Stock subject to each such Purchase Right, the next exercise date and the purchase price per share. On the Closing Date, Target shall deliver to Acquiror an updated
  Section 2.3 of the Target Disclosure Schedule that contains information of the type referred to in the preceding sentence that is current as of a date as close to the Closing Date as is reasonably practicable. All outstanding options to purchase Target Common Stock have been duly authorized by the Target Board of Directors or a committee thereof, are validly issued, and were issued in compliance with all applicable federal and state securities laws.

     (d) Target has not taken any action that would result in the accelerated vesting, exercisability or payment of any options to purchase Target Common Stock as a consequence of the execution of, or consummation of the transactions contemplated by, this Agreement. The Merger will not accelerate the vesting, exercisability or payment of Assumed Options or the shares of Acquiror Common Stock that will be subject to those options upon Acquiror's assumption of the Assumed Options in the Merger.

     (e) Except (i) for the rights created pursuant to this Agreement and
  (ii) for or with respect to rights granted under the Target Equity Plans, as of the date of this Agreement there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target or any Target Subsidiary is a party or by which Target or any Target Subsidiary is bound relating to the issued or unissued capital stock of Target or any Target Subsidiary or obligating Target or any Target Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or any Target Subsidiary or obligating Target or any Target Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     (f) As of the date of this Agreement, there are no contracts, commitments or agreements relating to rights of refusal, co-sale rights or registration rights granted by Target with respect to any shares of Target capital stock.

     (g) As of the date of this Agreement, there are no contracts, commitments or agreements relating to voting of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to the knowledge of Target, between or among any of Target's stockholders or between or among any of Target's stockholders and any third party, except for the stockholders delivering Irrevocable Proxies (as defined below). True and complete copies of all Target Stock Option Plans and forms of stock option agreements thereunder have been made available to Acquiror and such Target Stock Option Plans and agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Target Stock Option Plans and agreements in any case from the form publicly filed by Target on or prior to February 8, 2001.

   2.4 Authority and Enforceability. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject solely in the case of consummation of the Merger to the adoption of this Agreement by Target's stockholders. The execution and delivery of this Agreement and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject solely in the case of consummation of the Merger to the adoption of this Agreement by Target's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date set for the Target Stockholders' Meeting (as defined in Section 2.25), is the only vote of the holders of any of Target's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and, assuming due authorization, execution and delivery by Acquiror and MergerSub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

   2.5 No Conflicts; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Target does not, and the consummation by Target of the transactions contemplated hereby will not, conflict with, or result in a violation of, any provision of the Certificate of Incorporation or Bylaws of Target or any Target Subsidiary, as amended to date and as currently in full force and effect. The execution and delivery of this Agreement by Target does not, and the consummation by Target of the transactions contemplated hereby will not, conflict with, or result in a material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any Target Subsidiary or any of their properties or assets.
  Section 2.5 of the Target Disclosure Schedule lists all consents, waivers and approvals under any of Target's or any of the Target Subsidiaries' agreements, contracts, licenses, leases or other obligations in effect as of the date of this Agreement required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, self-regulatory body, securities exchange, commission or other governmental or quasi-governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made, at or prior to the Effective Time, by or with respect to Target or any Target Subsidiary in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
  Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities (or related) laws of any foreign country, including the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act, and (iii) such filings as may be required under the rules and regulations of Nasdaq. Target acknowledges and agrees that no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the antitrust laws of any foreign country.

   2.6 SEC Filings; Target Consolidated Financial Statements.

     (a) Target has filed all forms, reports, schedules, statements, shareholder communications and other documents required to be filed by it with the SEC on and after its initial public offering on February 14, 1996 (collectively, the "Target SEC Reports"), and has previously made available (including via the SEC Edgar system) to Acquiror all such Target SEC Reports. Target has also made available to Acquiror complete (i.e. unredacted) copies of each exhibit to the Annual Report on Form 10-K of Target for the year ended December 31, 1999 and any quarterly report and Form 8-K filed with the SEC thereafter and prior to the date of this Agreement. As of their respective dates, the Target SEC Reports (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto. As of their respective dates, the Target SEC Reports complied in all material respects with the published rules and regulations and mandatory policies of the Nasdaq, in each case with respect thereto.

     (b) No Target Subsidiary is required to file any form, report or other document with the SEC.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Target SEC Reports (collectively, the "Target Financials") was or will be prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Target and all Target Subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and the absence of certain footnote disclosures). Target's revenue recognition policies have been formulated and administered in accordance with GAAP, including but not limited to SAB 101 and AICPA Statement of Position 97-2, "Software Revenue Recognition," and such revenue recognition policies have been thoroughly reviewed and approved without modification or recommendation by Target's certified public accountants.

     (d) Target has previously furnished to Acquiror complete and correct copies of all amendments and modifications that have not been filed by Target with the SEC to all agreements, documents and other instruments that previously had been filed by Target with the SEC and are currently in effect.

   2.7 Absence of Undisclosed Liabilities.

     (a) Except as and to the extent set forth on the consolidated balance sheet of Target and the Target Subsidiaries for the period ended September 30, 2000 (such consolidated balance sheet, the "Target Balance Sheet" and such date, the "Target Balance Sheet Date"), neither Target nor any Target Subsidiary (i) had as of the Target Balance Sheet Date, or (ii) currently has, in each case any liability or obligation of any nature (whether accrued, absolute, matured or unmatured, fixed, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations disclosed in any Target SEC Report filed since the Target Balance Sheet Date and prior to the date hereof or incurred in the ordinary course of business consistent with past practice.

     (b) Since December 31, 1999 (i) there has not been, not occurred and not arisen any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Target or any revaluation by Target of any of its or any of its Subsidiaries' assets, except as required by GAAP or the rules and regulations promulgated by the SEC (the "Target Accounting Practice"), and (ii) the Target Balance Sheet was prepared in accordance and consistent with the Target Accounting Practice.

   2.8 Absence of Certain Changes. Except as disclosed in Target SEC Reports filed prior to February 8, 2001, since the Target Balance Sheet Date, there has not been, not occurred and not arisen any:

     (a) amendments or changes to the Certificate of Incorporation or Bylaws of Target or any Target Subsidiary;

     (b) capital expenditure or commitment by Target or any Target Subsidiary in any individual amount exceeding $100,000 or, in the aggregate, exceeding $500,000;

     (c) destruction of, damage to, or loss of any assets (including intangible assets), business or customer of Target or any Target Subsidiary, except to the extent covered by insurance and except for such as would not, individually or in the aggregate exceed $100,000;

     (d) write down of any asset of Target or any Target Subsidiary;

     (e) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock;

     (f) except as permitted pursuant to Section 4.1(k) below, (i) increase in the salary or other compensation payable or to become payable by Target or any Target Subsidiary to any of its respective officers or directors,
  (ii) increase in the salary or other compensation payable or to become payable by Target or any Target Subsidiary to any of its respective employees, (iii) the declaration, payment or commitment or obligation of any kind for the payment by Target or any Target Subsidiary of a bonus or other additional salary or compensation to any such person, except as otherwise contemplated by this Agreement, (iv) other than as set forth in
  Section 2.15, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights or performance awards), stock purchase or other employee benefit plan, (v) payment of severance, acceleration of options, or special arrangement or benefit not offered to all employees generally, or (vi) any agreement, contract, arrangement or understanding in respect of any of the foregoing;

     (g) sale, lease, license or other disposition of any of the assets or properties of Target or any Target Subsidiary, other than the sale of inventory or services in the ordinary course of business consistent with past practice;

     (h) entering into or termination or amendment of any material contract, agreement or license (including any distribution agreement) to which Target or any Target Subsidiary is a party or by which it is bound, or any customer contract or customer account for which such customer accounts for a material portion of the business or revenue of Target or any Target Subsidiary (each, a "Material Customer") (for purposes hereof, a material portion of business or revenues shall mean at least 3% of Target's consolidated revenues and "Material Customer" shall in any event include Quinton Instrument Company, Datascope Corporation, Nellcor Puritan Bennett Inc., Masimo Corp., Protocol Systems, Inc. (a.k.a. Welch Allyn), Nihon Kohden, Inc., and Critikon, Inc.);

     (i) (i) loan by Target or any Target Subsidiary to any person or entity, or guaranty by Target or any Target Subsidiary of any loan, in excess of $25,000, except for relocation, travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and trade payables not in excess of $100,000 in the aggregate that are incurred in the ordinary course of business, consistent with past practices, or (ii) the forgiveness or cancellation of any loans, indebtedness or other obligations owed to Target or any Target Subsidiary;

     (j) waiver or release of any right or claim of Target or any Subsidiary, in excess of $25,000 individually or $100,000 in the aggregate;

     (k) notice of any claim of ownership by a third party of Target Intellectual Property (as defined below) or of infringement by Target or any Target Subsidiary of any Third Party Intellectual Property Rights (as defined below);

     (l) change in pricing or royalties set or charged by Target or any Target Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target or any Target Subsidiary;

     (m) event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect on Target or the Surviving Corporation; or

     (n) agreement by Target or any Target Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (n) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

   2.9 Litigation. There is no private or governmental action, suit, proceeding or arbitration (or to the knowledge of Target, a governmental, administrative or regulatory investigation or inquiry) pending before any agency, commission, association, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened, against Target or any Target Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) which is reasonably likely to result in an injunction or damages payable by Target or any Target Subsidiary in excess of $100,000. There is no judgment, decree or order against Target or any Target Subsidiary or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. All litigation to which Target or any Target Subsidiary is a party (or, to the knowledge of Target, is threatened to become a party), is set forth in Section 2.9 of the Target Disclosure Schedule.

   2.10 Permits; Company Products; Regulation.

     (a) Each of Target and each Target Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals (including, without limitation, Food and Drug Administration ("FDA") approvals, licenses and permits, and any rights to use radio, television and other medium frequencies on a licensed or unlicensed basis) and orders necessary for Target or such Target Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Authorizations"), and no suspension, cancellation or substantial modification of any Target Authorization is pending or, to the knowledge of Target, threatened. Neither Target nor any Target Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to Target or any Target Subsidiary or by which any material property or asset of Target or any Target Subsidiary is bound or affected, (ii) any Target Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any Target Subsidiary is a party or by which Target or any Target Subsidiary or any property or asset of Target or any Target Subsidiary is bound or affected, except solely with respect to clauses (i) and (ii) to the extent that any such conflict, default or violation would not have a Material Adverse Effect on Target.

     (b) Except as disclosed in the Target SEC Reports filed prior to February 8, 2001, since January 1, 1998, Target has not received any written notices, citations or decisions by any governmental or regulatory body that any material product developed, produced, manufactured, marketed or distributed at any time by Target or any Target Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Target and each Target Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the development, design, manufacture, labeling, testing and inspection of the Products and the operation of manufacturing facilities promulgated by the FDA. Since January 1, 1998, there have been no recalls, field notifications or seizures ordered or, to the knowledge of Target, threatened by any such governmental or regulatory body with respect to any of the Products. Except as disclosed in the Target SEC Reports filed prior to February 8, 2001, since January 1, 1998, neither Target nor any Target Subsidiary has received a warning letter or Section 305 notice from the FDA.

     (c) Target has obtained, in all countries where either Target or a Target Subsidiary or any alliance partner thereof is manufacturing or marketing the Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products currently manufactured or marketed by Target or any Target Subsidiary or any corporate partner or sublicensee thereof in such countries. Target has made available for examination by Acquiror all information relating to regulation of the Products, including licenses, registrations, approvals, permits, device listings, inspections, recalls and product actions, audits and ongoing field tests and clinical studies.

     (d) To the knowledge of Target, there have been no adverse events in any field tests or clinical trials conducted by or on behalf of Target, any Target Subsidiary or any alliance partner or sublicensee of any of them, of such a nature that would be required to be reported to any applicable regulatory authority that have not been so reported to such authority.

     (e) There is no judgment, injunction, pronouncement, order or decree which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any Target Subsidiary, any acquisition of property by Target or any Target Subsidiary or the overall conduct of business by Target or any Target Subsidiary as currently conducted or as proposed to be conducted by Target or by any Target Subsidiary. Neither Target nor any Target Subsidiary has entered into any agreement under which Target or any Target Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (f) Neither Target nor any Target Subsidiary has made any sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing Products or to otherwise enhance the performance of its existing Products (other than beta or similar arrangements pursuant to which Target's customers from time to time test or evaluate products). The Products that Target and each Target Subsidiary have delivered to customers substantially comply with published specifications for such products and neither Target nor any Target Subsidiary has received material complaints from customers about its products that remain unresolved. Section 2.10(f) of the Target Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing Products).

   2.11 Title to Property.

     (a) Target and each Target Subsidiary has good and marketable title to all of its respective material properties, material interests in properties and material assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens related to current taxes not yet due and payable, and (ii) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties. The plants, property and equipment of Target and the Target Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Target and the Target Subsidiaries are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected.
  Section 2.11(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target and by each Target Subsidiary. Such leases are in good standing and are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default). True and correct copies of all such leases, together with all amendments and modifications thereto, have been filed in SEC Reports prior to February 8, 2001.

     (b) All equipment owned or leased by Target and the Target Subsidiaries (the "Equipment") is, taken as a whole, (i) adequate for the conduct of Target's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

   2.12 Intellectual Property.

     (a) Target and the Target Subsidiaries each owns all right, title and interest in and to all patents and patent applications and all registered trademarks and service marks, and applications therefor, and all domain names set forth on Section 2.12(b)(i) of the Target Disclosure Schedule ("Target Registered Intellectual Property") and all unregistered trademarks, trademark rights, trade names, trade name rights, domain names, service marks, copyrights, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other intangible proprietary information or material "Target Unregistered Intellectual Property") that are used in the business of Target or any Target Subsidiary as currently conducted by Target or any Target Subsidiary, including Target Third-Party Intellectual Property Rights (as such term is defined below) (collectively, the Target Registered Intellectual Property and the Target Unregistered Intellectual Property comprises the "Target Intellectual Property").

     (b) Section 2.12 (b)(i) of the Target Disclosure Schedule lists (i) all Target Registered Intellectual Property that is owned or purported to be owned by Target or any Target Subsidiary, including the jurisdictions in which each such item of Target Registered Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Section 2.12(b)(ii) of the Target Disclosure Schedule lists (ii) all licenses, sublicenses and other agreements as to which Target or any Target Subsidiary is a party and pursuant to which any person is authorized to use any Target Intellectual Property, excluding any "shrink-wrap" or similar licenses granted to end users of Target's products. Section 2.12 (b)(iii) of the Target Disclosure Schedule lists
  (iii) all licenses, sublicenses and other agreements as to which Target or any Target Subsidiary is a party and pursuant to which Target or any Target Subsidiary is authorized to use any third-party Intellectual Property, including software but excluding any shrink-wrap licenses for retail office software (third-party Intellectual Property, including software, being used by Target or any Target Subsidiary being referred to in this Agreement as "Target Third-Party Intellectual Property Rights"). Neither Target nor any Target Subsidiary nor, to the knowledge of Target, any third party is in material violation of any license, sublicense or agreement described in Sections 2.12(b)(ii) and (iii) of the Target Disclosure Schedule, nor to Target's knowledge has there been any claim by any party to such agreement of such material violation. The Target Intellectual Property is free and clear of any liens and, subject to the license agreements disclosed in the Target Disclosure Schedule, Target has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the enforcement thereof in connection with the services or products in respect of which such Target Intellectual Property is being used.

     (c) To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property rights, by any third party, including any employee or former employee of Target or any Target Subsidiary. Neither Target nor any Target Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Target Intellectual Property or products containing Target Intellectual Property arising in the ordinary course of business.

     (d) Neither Target nor any Target Subsidiary is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement described in Sections 2.12(b)(ii) and (iii) of the Target Disclosure Schedule, nor will any other party to any such license, sublicense or agreement be entitled to terminate or modify such license, sublicense or agreement.

     (e) The issued patents and trademark registrations of the Target Registered Intellectual Property held by Target or any Target Subsidiary are valid and subsisting and, to the knowledge of Target, there is no assertion or claim pending challenging the validity thereof. All provisional patent applications have been filed as full patent applications. Target has not and, to its knowledge, is not being, sued in any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor, to the knowledge of Target, is any such suit, action or proceeding being threatened against Target or any of the Target Subsidiaries, nor has Target or any Target Subsidiary received a cease-and-desist notice relating to such a claim. To the knowledge of Target, neither the conduct of the business of Target and each Target Subsidiary as currently conducted or contemplated to be conducted nor the development, manufacture, sale, licensing or use of any of the products of Target or any Target Subsidiary as now developed, manufactured, sold, licensed or used infringes on, in any way, any license, trademark, trademark right, trade name, trade name right, valid patent, valid patent right, industrial model, inventions, service mark, domain name or copyright of any third party. Except in defending the actions listed in
  Section 2.12(c) of the Target Disclosure Schedule, to the knowledge of Target, no third party is challenging the ownership by Target or any Target Subsidiary, or the validity or effectiveness of, any of the Target Intellectual Property. Neither Target nor any Target Subsidiary has brought or is bringing any action, suit or proceeding of infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending or, to the knowledge of Target, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target or any Target Subsidiary, except such as may have been commenced by Target or any Target Subsidiary. There is presently no breach or violation of or actual loss or, to the knowledge of Target, threatened loss of rights under any license agreement to which Target or any Target Subsidiary is a party.

     (f) Section 2.21(f) of the Target Disclosure Schedule sets forth a description of Target's policy in respect of the execution and delivery by Target's employees, consultants and independent contractors of intellectual property assignment agreements. Each Target Operational Employee (as defined below) has signed an intellectual property assignment agreement that legally, fully and effectively transfers to Target any and all right, title and interest which the named Target Operational Employee may have or acquire in and to the Target Intellectual Property. "Target Operational Employee" means any current or former non-clerical employee or consultant of Target.

     (g) Target has taken all commercially reasonable steps to protect and preserve the confidentiality of all Target Unregistered Intellectual Property ("Target Confidential Information"). Section 2.21(g) of the Target Disclosure Schedule sets forth a description of Target's policy in respect of the execution and delivery by Target's employees, consultants and independent contractors of proprietary information and confidentiality agreements and lists all current and, for the past three years, former employees, consultants and independent contractors of Target and each Target Subsidiary that have not executed such an agreement. All use, disclosure or appropriation of Target Confidential Information owned by Target or a

  Target Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Target or the applicable Target Subsidiary and such third party, and all use, disclosure or appropriation of Target Confidential Information not owned by Target or a Target Subsidiary has been pursuant to the terms of a written agreement between Target or a Target Subsidiary and the owner of such Target Confidential Information, or it is otherwise lawful.

   2.13 Environmental Matters.

     (a) The following terms shall be defined as follows:

       (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to ensure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; or that regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or that are intended to ensure the protection, safety and good health of employees, workers or other persons, including the public.

       (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products, including crude oil and any fractions thereof; natural gas, synthetic gas and any mixtures thereof; radon; and asbestos.

       (iii) "Target Property" shall mean all real property leased or owned by Target or any Target Subsidiaries either currently or in the past.

       (iv) "Target Facilities" shall mean all buildings and improvements on the Target Property of Target or any Target Subsidiaries.

     (b) Target represents and warrants as follows: (i) (x) to the knowledge of Target, prior to the term of Target's leases no methylene chloride or asbestos was used at or released from the Target Facilities, and (y) during the term of Target's leases on the Target Facilities, no methylene chloride or asbestos is contained in or has been used at or released from the Target Facilities; (ii) all Hazardous Materials and wastes utilized or generated by Target have been disposed of in accordance with all Environmental and Safety Laws; (iii) neither Target nor any Target Subsidiary has received any notice (verbal or written) of any noncompliance of the Target Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the knowledge of Target, threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) neither Target nor any Target Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) (x) to the knowledge of Target, prior to the term of Target's leases on the Target Facilities there has not been, and (y) during the term of Target's leases on the Target Facilities, there has not been and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Target Facilities or Target Property (including without limitation, soils and surface and ground waters); (vii) (x) to the knowledge of Target, prior to the term of Target's leases on the Target Facilities there has not been, and (y) to the best knowledge of Target, during the term of Target's leases on the Target Facilities, there has not been and are not now, any underground tanks or underground improvements at, on or under the Target Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) (x) to the knowledge of Target, prior to the term of Target's leases on the Target Facilities there have not been, and (y) during the term of Target's leases on the Target Facilities, there have not been and are not now, any polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Target Property or Target Facilities or any equipment on the Target Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Target Property or in the Target Facilities, nor any insulating material containing urea formaldehyde in the Target Facilities; (x) (i) during the term of Target's leases thereon, the Target Facilities and Target's and the Target Subsidiaries' uses and activities therein, and (ii) to Target's knowledge, prior to the term of Target's leases on the Target Facilities all other uses and activities therein, in each case have at all times complied with all Environmental and Safety Laws; (xi) Target and the Target Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and (xii) neither Target nor any Target Subsidiary is liable for any off-site contamination nor under any Environmental and Safety Laws.

   2.14  Taxes.

     (a) For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes of Target or any Target Subsidiary, the following definitions shall apply:

       (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in Clause (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in the foregoing clause (A) or (B) as a result of any obligations to indemnify another person.

       (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns, including any schedule or attachment thereto and any amendments thereof, required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

     (b) All Returns required to be filed by or on behalf of Target or any Target Subsidiary have been duly filed on a timely basis (including any extensions of due dates) and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target or any Target Subsidiary under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Target or any Target Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target and each Target Subsidiary has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of Target or any Target Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target or that Target Subsidiary is contesting in good faith through appropriate proceedings. Neither Target nor any Target Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired, other than a group of which Target is the parent corporation.

     (c) The amount of Target's and any of Target's Subsidiaries' liabilities for unpaid Taxes for all periods through the Target Balance Sheet Date do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Target Balance Sheet and the related Target Financials, and such Target Financials properly accrue, in accordance with GAAP, all liabilities for Taxes of Target and its Subsidiaries payable after the Target Balance Sheet Date attributable to transactions and events occurring prior to such date. No liability for Taxes of Target or any Target Subsidiary has been incurred (or prior to Closing will be incurred) between the Target Balance Sheet Date and the date of this Agreement other than in the ordinary course of business, and all accruals for Taxes are and will be sufficient to pay all unpaid Taxes as of the Closing Date.

     (d) Target has furnished or made available to Acquiror true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target or any Target Subsidiary relating to Taxes and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Target and its Subsidiaries for all periods since January 1, 1998. All material elections with respect to Taxes affecting Target or any Target Subsidiary as of the date hereof that are not reflected in such tax returns are set forth in Section 2.14 of the Target Disclosure Schedule.

     (e) No audit of the Returns of or including Target and its Subsidiaries by a Governmental Entity or taxing authority is in process, or, to the knowledge of Target, threatened (either in writing or verbally, formally or informally). No deficiencies exist or are being asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Target or any of its Subsidiaries and, since January 1, 1998, Target has not received written notice nor does it expect to receive any such notice that it or any of its Subsidiaries has not filed a Return or paid Taxes required to be filed or paid. Neither Target nor any Target Subsidiary is a party to any action or proceeding for assessment or collection of Taxes nor has such event been asserted or threatened (either in writing or verbally)against Target, any Target Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target or any Target Subsidiary. There are no Tax rulings, requests for rulings or closing agreements relating to Target or any Target Subsidiary that would reasonably be expected to affect the liability for Taxes or the amount of taxable income of Target or any Target Subsidiary for any period (or portion of a period) after the date hereof. Without limiting the representations and warranties set forth in clause (c) above, Target and each Target Subsidiary has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable state tax laws. Any adjustment of Taxes of Target or any Target Subsidiary made by the Internal Revenue Service (the "IRS") in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

     (f) Target and its Subsidiaries are not (nor have they ever been) parties to any tax sharing agreement. Since April 16, 1997, neither Target nor any Target Subsidiary has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

     (g) Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Neither Target nor any Target Subsidiary has entered into any compensatory agreements with respect to the performance of services, which payment thereunder would result in a nondeductible expense to Target or to such Subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither Target nor any Target Subsidiary has agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, and Target and each Target Subsidiary will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Target or such Target Subsidiary received the economic benefit prior to the Closing Date. Neither Target nor any Target Subsidiary is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of
  Section 6038A of the Code and the regulations thereunder. Since January 1, 1998, neither Target nor any Target Subsidiary has been a distributing corporation or a controlled corporation in a transaction described in
  Section 355(a) of the Code.

     (h) Target's books and records accurately reflect the designation of Target Options as incentive stock options or nonqualified stock options. All Target Options that Target has treated as incentive stock options under
  Section 421 of the Code meet the requirements of Section 422 of the Code.

     (i) All Assumed Options that Target has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

   2.15 Employee Benefit Plans.

     (a) Section 2.15(a) of the Target Disclosure Schedule sets forth a true and correct list, with a summary of each such plan's material terms, of each material deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement (other than employment letters with employees entered into in the ordinary course of business); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is (or, with respect to any pension plan that is or was subject to Title IV of ERISA, during any time in the last six years was) sponsored, maintained, participated in or contributed to or required to be contributed to (the "Target Employee Plans") by Target, any of the Target Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Target would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Target or any Target Subsidiary.

     (b) To the extent that Target has provided or made available any of the following documents to Acquiror, the copies so provided or made available were true and correct copies of such documents: (i) any Target Employee Plan document including all amendments thereto; (ii) any actuarial report for such Target Employee Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for any such Target Employee Plan; (iv) the most recent summary plan description and related summaries of modifications or (v) the most recent Form 5500 (including all schedules) filed with the IRS.

     (c) Each of the Target Employee Plans is in compliance with all applicable provisions of the Code and ERISA; each of the Target Employee Plans and related trusts intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred to cause the loss of such qualified status; no Target Employee Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; all contributions required to be made by Target or any Target Subsidiary to any Target Employee Plan have been made by the due date; neither Target nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Target Employee Plan pursuant to Title IV of ERISA (other than for premiums not yet due to the Pension Benefit Guaranty Corporation); to the knowledge of Target no proceedings have been instituted to terminate any Target Employee Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Target Employee Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a risk to Target of incurring a liability to or on account of a Target Employee Plan pursuant to Title IV of ERISA; no Target Employee Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Target Employee Plan is a multiple employer plan (as defined in Section 413 of the Code); except as required by Section 4980B of the Code or Part 6 of Title I of ERISA, no Target Employee Plan provides post-retirement welfare benefits and there are no pending, or to the knowledge of Target, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Target Employee Plans or any trusts related thereto or against Target, any Target Subsidiary or any individual or entity for which the Target Employee Plans, Target or any Target Subsidiary may have liability; all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in compliance with such applicable laws and the requirements of any trust deed or other document under which they are established or maintained.

     (d) With respect to each Target Employee Plan, Target and each Subsidiary has complied in all material respects with (i) the applicable health-care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable notice requirements under the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder.

     (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits (except as required under Section 411(d)(3) of the Code), or increase the amount of compensation due any such employee or service provider.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan that would increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to that Target Employee Plan for the most recent fiscal year included in the Target Financials.

     (g) (i) Target and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act") and, to the knowledge of Target, no fact or event exists as of the date of this Agreement that would reasonably be expected to give rise to liability under the WARN Act; (ii) no compensation paid or payable to any employee of Target or any Target Subsidiary has been, or will be, nondeductible by reason of application of
  Section 162(m) of the Code, and (iii) neither Target nor any of Target Subsidiary has any obligations under COBRA with respect to any former employees or their related qualifying beneficiaries.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any Target Subsidiary, (ii) materially increase any benefits otherwise payable by Target or any Target Subsidiary, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   2.16 Employee Matters. Target and each Target Subsidiary are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no material pending claims against Target or any Target Subsidiary under any workers compensation plan or policy or for long-term disability. There is no pending strike, lockout, work slowdown or work stoppage involving Target or any of its Subsidiaries and any of their respective employees. Neither Target nor any Target Subsidiary is a party to any collective bargaining agreement or other labor union contract nor does Target or any Target Subsidiary know of any activities or proceedings of any labor union or other group to organize any such employees. Section 2.16 of the Target Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

   2.17 Material Contracts.

     (a) Subsections (i) through (ix) of Section 2.17(a) of the Target Disclosure Schedule contain a list of all contracts and agreements to which Target or any Target Subsidiary is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target or any Target Subsidiary (such contracts, agreements and arrangements as are required to be set forth in Section 2.17(a) of the Partnership Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Except as set forth in Section 2.17(a) of the Target Disclosure Schedule, neither Target nor any of the Target Subsidiaries is a party to or bound by any contract or commitment (whether written or oral) (i) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Acquiror, Target, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee, contractor or consultant thereof, (ii) which is a Material Contract (as defined below), (iii) which materially increases any benefits otherwise payable under any Target compensation plan or other benefit arrangement, (iv) which requires Target to register any securities under the Securities Act or otherwise or (v) which materially restricts the conduct of any line of business by Target or any of the Target Subsidiaries. Target has previously delivered or made available to Acquiror true and correct copies of each Material Contract. "Material Contracts" shall include, without limitation, the following and shall be categorized in the Target Disclosure Schedule as follows:

       (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than three months) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target or any Target Subsidiary under the terms of which (A) Target or any Target Subsidiary paid or otherwise gave consideration or is obligated to pay or give consideration in excess of $20,000 in the aggregate since December 31, 1999 or (B) cannot be canceled by Target or any Target Subsidiary without penalty or further payment;

       (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target or any Target Subsidiary is a party and which involve consideration of more than $20,000 in the aggregate for any single customer;

       (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Target or any Target Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target or any Target Subsidiary is a party under the terms of which (A) Target or any Target Subsidiary paid or otherwise gave consideration or is obligated to pay or give consideration in excess of $20,000 in the aggregate since December 31, 1999 or (B) cannot be canceled by Target or any Target Subsidiary without penalty or further payment;

       (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which Target or any Target Subsidiary is a party and which involve consideration or more than $10,000;

       (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Target or any Target Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target or any Target Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

       (vi) all contracts and agreements that limit the ability of Target or any Target Subsidiary or, after the Closing Date, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

       (vii) all contracts and agreements between or among Target or any Target Subsidiary, on the one hand, and any affiliate of Target or any Target Subsidiary (other than a wholly owned subsidiary), on the other hand;

       (viii) all contracts and agreements to which Target or any Target Subsidiary is a party (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

       (ix) all other contracts or agreements not described above (A) which are material to Target or any Target Subsidiary or the conduct of their respective businesses or (B) the absence of which would have a Material Adverse Effect on Target or any Target Subsidiary, (C) which are believed by Target or any Target Subsidiary to be of unique value even though not material to the business of Target or any Target Subsidiary or (D) is a "material contract" under Item 601(b)(10) of Regulation S-K of the SEC.

     (b) Each Target or Target Subsidiary license, each Material Contract and each other material contract or agreement of Target or any Target Subsidiary which would have been required to be disclosed in Section 2.17(a) of the Target Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of such Material Contracts is in default by its terms or has been canceled by the other party; neither Target nor any Target Subsidiary is in receipt of any claim of default under any such agreement; and neither Target nor any Target Subsidiary anticipates any termination of or change to, or receipt of a proposal with respect to, any such agreement as a result of Target's execution and delivery of, or performance under, this Agreement or otherwise. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Material Contract.

   2.18 Books and Records. The books, records and accounts of Target and the Target Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years and (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of Target. Target has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (x) transactions are executed in accordance with management's general or specific authorization; and (y) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability of assets.

   2.19 Customers and Suppliers; Warranty Obligations.

     (a) Neither any Material Customer nor any supplier has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or any Target Subsidiary, or has at any time on or after the Target Balance Sheet Date decreased materially its services or supplies to Target or any Target Subsidiary in the case of any such supplier, or its usage of the services or products of Target or any Target Subsidiary in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or any Target Subsidiary or to decrease materially its services or supplies to Target or any Target Subsidiary or its usage of the services or products of Target or any Target Subsidiary, as the case may be. Neither Target nor any Target Subsidiary is in material breach of any contract with any Material Customer or supplier.

     (b) All warranty claims or similar claims made in respect of any Products since December 31, 1997 have been settled or otherwise are adequately covered by Target's warranty reserves. Target has delivered to Acquiror a true and correct copy of each standard form warranty used in connection with the sale of any Product, and Section 2.19(b) of the Target Disclosure Schedule sets forth any deviation from such standard form warranty since December 31, 1997.

   2.20 Interested Party Transactions. Neither Target nor any Target Subsidiary is indebted to any director, officer, employee or agent of Target or any Target Subsidiary or any affiliate or immediate family member of any of the foregoing (except for amounts due as normal salaries and bonuses and other employee benefits and in reimbursement of ordinary expenses), and no such person is indebted to Target or any Target Subsidiary. None of Target or any Target Subsidiary's officers or directors, or, to Target's knowledge, any affiliates or immediate family members of the foregoing, have any material interest in any firm or corporation with which Target or any Target Subsidiary is affiliated or with which Target or any Target Subsidiary has a business relationship, or any firm or corporation which competes with Target or any Target Subsidiary except that officers, directors and/or stockholders of Target or any Target Subsidiary may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Target or any Target Subsidiary. To Target's knowledge, none of Target or any Target Subsidiary's officers or directors, or any affiliates or immediate family members of the foregoing, are, directly or indirectly, interested in any Material Contract.

   2.21 Insurance. Schedule 2.21 sets forth a list of all insurance policies of Target and each Target Subsidiary and the limits of coverage thereunder. Target and each Target Subsidiary has or is a named beneficiary under policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and the Target Subsidiaries. All such casualty and property policies are "claims incurred" policies. There is no claim pending under any of such policies or bonds. All such policies are in full force and effect, and all premiums due and payable under all such policies and bonds have been paid and Target and the Target Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

   2.22 Compliance with Laws. Each of Target and the Target Subsidiaries has complied, is not in violation of, and, since January 1, 1998, has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation to which it is subject, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

   2.23 Minute Books. The minute books of Target and each of Target Subsidiary made available to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective Target Subsidiary through the date of this Agreement.

   2.24 Brokers' and Finders' Fees. Other than the fees payable to Pinnacle Partners, Inc. (the "Target Financial Advisor") as set forth in Schedule 2.24 of the Target Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. Target has previously furnished to Acquiror a complete and correct copy of all agreements between Target and the Target Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

   2.25 Statements; Joint Proxy Statements/Prospectus. The information supplied by Target for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Target for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Target and Acquiror in connection with the meeting of Target's stockholders to consider the adoption of this Agreement (the "Target

Stockholders' Meeting") and the meeting of Acquiror's stockholders to consider the adoption of this Agreement, the approval of the issuance of the shares of Acquiror Common Stock in connection with the Merger and the increase in the number of shares of Acquiror Common Stock reserved for issuance under Acquiror's stock option plans (the "Acquiror Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Target's stockholders or Acquiror's stockholders, respectively, or at the time of the Target Stockholders' Meeting or the Acquiror Stockholders' Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting or the Acquiror Stockholders' Meeting, respectively, which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Target or any of its affiliates, officers or directors should be discovered by Target that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Target shall promptly so inform Acquiror. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Acquiror that is contained in any of the foregoing documents.

   2.26 Board Approval. The Target Board of Directors (at a meeting duly and validly called and held) has duly and validly (a) unanimously determined that the Merger is advisable and in the best interests of the stockholders of Target and is on terms that are fair to such stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Target and unanimously approved this Agreement and the Merger, and (c) unanimously recommended that the stockholders of Target adopt this Agreement.

   2.27 Opinion of Financial Advisor. Target has received a written or verbal opinion of the Target Financial Advisor on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the stockholders of Target from a financial point of view. Target has, prior to execution of this Agreement by Acquiror, delivered a true and correct copy of the draft written opinion of the Target Financial Advisor to Acquiror for informational purposes only.

   2.28 Takeover Restrictions Not Applicable. The Target Board of Directors has adopted, approved and found advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and such adoptions, approvals and findings are sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of
Section 203 of Delaware Law and all related rights existing thereunder. No other "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation or similar law, stockholder rights agreement, or any other provision of Target's Certificate of Incorporation or Bylaws, applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

   2.29 Sales Pipeline. Section 2.29 of the Target Disclosure Schedule sets forth a true, accurate and complete copy of Target's sales pipeline and direct sales forecast (the "Pipeline") as of February 5, 2001 (the "Pipeline Date"). The Pipeline has been prepared by Target in good faith and accurately describes the status of contract negotiations as of the Pipeline Date. As of the date hereof, there has occurred no adverse change in or modification to the Pipeline nor any event, circumstance or other fact known to Target that could lead to an adverse change in or modification to the Pipeline.

   2.30 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.

                                 SECTION THREE

   3. Representations and Warranties of Acquiror.

   Except as disclosed with appropriate Section references in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), each of which exceptions shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding Section reference and any other representation or warranty to which the relevance of any such exception is reasonably apparent, and in order to induce Target to enter into and perform this Agreement and the other agreements and certificates that are required to be completed and executed pursuant to this Agreement, Acquiror and MergerSub represent and warrant to Target as follows in this Section 3:

   3.1 Organization; Subsidiaries.

     (a) Each of Acquiror and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, (ii) has the requisite corporate or other power and authority and all necessary government approvals to own, lease and operate its assets and property and to carry on its business as now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except to the extent that failure to qualify as a foreign corporation in any such jurisdiction will not have a Material Adverse Effect).

     (b) A true and complete list of all Subsidiaries of Acquiror is set forth in Section 3.1(b) of the Acquiror Disclosure Schedule. Acquiror is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of its Subsidiaries are owned by Acquiror free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any of its Subsidiaries, or otherwise obligating Acquiror or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. All outstanding shares of capital stock of each of its Subsidiaries were issued in compliance with all applicable federal and state securities laws.

     (c) MergerSub is a direct, wholly owned subsidiary of Acquiror, was incorporated on February 14, 2001 solely for the purpose of engaging in the transactions contemplated hereby. MergerSub has no contracts (other than this Agreement), material assets or liabilities, or employees. MergerSub has engaged in no business activities and has conducted no operations except as contemplated hereby. MergerSub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

   3.2 Certificate of Incorporation and Bylaws. Acquiror has delivered or otherwise made available to Target a true and correct copy of the Certificate of Incorporation, Bylaws and other charter documents, as applicable, of Acquiror and MergerSub, each as amended to date and as currently in force full and effect. Neither Acquiror nor MergerSub is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

   3.3 Capital Structure.

     (a) The authorized capital stock of Acquiror consists of Twenty-Five Million (25,000,000) shares of Acquiror Common Stock, of which there were Twelve Million, Seven Hundred Twenty-Six Thousand, Eight Hundred Sixty-Two (12,726,862) shares issued and outstanding as of December 31, 2000, and

  Three Million (3,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock" and, together with Acquiror Common Stock, the "Acquiror Stock"), of which no shares were issued and outstanding as of December 31, 2000. As of the date of this Agreement, there are no other outstanding shares of capital stock or voting securities of Acquiror and no outstanding commitments to issue any shares of capital stock or voting securities of Acquiror other than pursuant to the exercise of options and purchase rights outstanding as of the date hereof under Acquiror's 1994 Stock Option Plan, 1999 Stock Option Plan, 1999 Directors' Stock Option Plan (such plans being referred to in this Agreement as the "Acquiror Equity Plans") or as otherwise set forth in Section 3.3(d).

     (b) All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or the Bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. All outstanding shares of Acquiror Common Stock were issued in compliance with all applicable federal and state securities laws.

     (c) As of December 31, 2000, Acquiror had reserved sufficient shares of Acquiror Common Stock for issuance to employees, consultants and members of the board of directors pursuant to the Acquiror Equity Plans. Between September 30, 2000, and the date of this Agreement, Acquiror has not issued additional shares or granted additional options under the Acquiror Equity Plans except pursuant to the exercise of options outstanding as of September 30, 2000. All outstanding options to purchase Acquiror Common Stock have been duly authorized by the Acquiror Board of Directors or a committee thereof, are validly issued, and were issued in compliance with all applicable federal and state securities laws.

     (d) Except (i) for the rights created pursuant to this Agreement, (ii) for or with respect to rights granted under the Acquiror Equity Plans,
  (iii) for Acquiror's right to repurchase any unvested shares under the Acquiror Stock Option Plans, (iv) for the rights granted under the Rights Plan, dated June 15, 2000 between Acquiror and ChaseMellon Shareholder Services, LLC, and (v) as set forth in Section 3.3 of the Acquiror Disclosure Schedule or otherwise in this Section 3.3, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror is bound relating to the issued or unissued capital stock of Acquiror or any Subsidiary of Acquiror or obligating Acquiror or any Subsidiary of Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Acquiror or any Subsidiary of Acquiror or obligating Acquiror or any Subsidiary of Acquiror to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     (e) As of the date of this Agreement, there are no contracts, commitments or agreements relating to rights of refusal, co-sale rights or registration rights granted by Acquiror with respect to any shares of Acquiror capital stock.

     (f) As of the date of this Agreement, there are no contracts, commitments or agreements relating to voting of Acquiror's capital stock
  (i) between or among Acquiror and any of its stockholders and (ii) to the knowledge of Acquiror, between or among any of Acquiror's stockholders or between or among any of Acquiror's stockholders and any third party. True and complete copies of all Acquiror Stock Option Plans and forms of stock option agreements thereunder have been made available to Target and such Acquiror Stock Option Plans and agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Acquiror Stock Option Plans and agreements in any case from the form publicly filed by Acquiror on or prior to February 8, 2001.

   3.4 Authority and Enforceability. Acquiror and MergerSub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement and the Merger by the sole stockholder of MergerSub and the approval of the Merger and the issuance of the shares of Acquiror Common Stock in the

Merger by Acquiror's stockholders. The execution and delivery of this Agreement and the consummation by Acquiror and MergerSub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and MergerSub, subject only to the approval of this Agreement and the Merger by the sole stockholder of MergerSub and the approval of the Merger and the issuance of the shares of Acquiror Common Stock in the Merger by Acquiror's stockholders, and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the shares of Acquiror Common Stock, voting at the Acquiror Stockholders' Meeting (as defined in Section 2.25), is the only vote of the holders of any of Acquiror's capital stock necessary to approve the issuance of the shares of Acquiror Common Stock in the Merger, the increase in the number of shares of Acquiror Common Stock reserved for issuance under Acquiror's stock option plans and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and MergerSub and, assuming due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Acquiror and MergerSub enforceable against Acquiror and MergerSub in accordance with its terms, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

   3.5 No Conflicts; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Acquiror and MergerSub does not, and the consummation by Acquiror and MergerSub of the transactions contemplated hereby will not, conflict with, or result in a violation of, any provision of the Certificate of Incorporation or Bylaws of Acquiror or MergerSub, as amended to date and as currently in full force and effect. The execution and delivery of this Agreement by Acquiror and MergerSub does not, and the consummation by Acquiror and MergerSub of the transactions contemplated hereby will not, conflict with, or result in a material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any Subsidiary of Acquiror or any of their properties or assets, except as such termination, cancellation or acceleration could reasonably be expected not to have a Material Adverse Effect on Acquiror. Section 3.5(a) of the Acquiror Disclosure Schedule lists all consents, waivers and approvals under any of Acquiror's material agreements, contracts, licenses, leases or other obligations in effect as of the date of this Agreement required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained or made, at or prior to the Effective Time, by or with respect to Acquiror or any Subsidiary of Acquiror in connection with the execution and delivery of this Agreement by Acquiror or MergerSub or the consummation by Acquiror or MergerSub of the transactions contemplated hereby, except for
  (i) the filing of the Certificate of Merger as provided in Section 1.2,
  (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Exchange Act, the Securities Act, applicable state securities laws and the securities (or related) laws of any foreign country, including the filing of the Registration Statement with the SEC in accordance with the Securities Act,
  (iii) such filings as may be required under the rules and regulations of Nasdaq, and (iv) such other consents, authorizations, approvals and registrations that, if not obtained or made, could reasonably be expected not to have a Material Adverse Effect on Acquiror. Acquiror acknowledges and agrees that no filings are required under the HSR Act and the antitrust laws of any foreign country.

   3.6 SEC Filings; Acquiror Consolidated Financial Statements.

     (a) Acquiror has filed all forms, reports, schedules, statements, shareholder communications and other documents required to be filed by it with the SEC on and after its initial public offering on November 9, 1999 (collectively, the "Acquiror SEC Reports"), and has previously made available

  (including via the SEC Edgar system) to Target all such Acquiror SEC Reports. Acquiror has also made available to Target complete (i.e. unredacted) copies of each exhibit to the Annual Report on Form 10-K of Acquiror for the year ended December 31, 1999 and any quarterly report and Form 8-K filed by Acquiror with the SEC thereafter and prior to the date of this Agreement. As of their respective dates, the Acquiror SEC Reports (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto. As of their respective dates, the Acquiror SEC Reports complied in all material respects with the published rules and regulations and mandatory policies of the Nasdaq, in each case with respect thereto.

     (b) No Subsidiary of Acquiror is required to file any form, report or other document with the SEC.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports (collectively, the "Acquiror Financials") was or will be prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Acquiror and all Subsidiaries of Acquiror as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and the absence of certain footnote disclosures).

     (d) Acquiror has previously furnished to Target complete and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed by Acquiror with the SEC and are currently in effect.

   3.7 Absence of Undisclosed Liabilities.

     (a) Except as and to the extent set forth on the consolidated balance sheet of Acquiror and its Subsidiaries for the period ended September 30, 2000 (such consolidated balance sheet, the "Acquiror Balance Sheet" and such date, the "Acquiror Balance Sheet Date"), neither Acquiror nor any Subsidiary of it (i) had as of the Acquiror Balance Sheet Date, or (ii) currently has, in each case any liability or obligation of any nature (whether accrued, absolute, matured or unmatured, fixed, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations disclosed in any Acquiror SEC Report filed since the Acquiror Balance Sheet Date and prior to the date hereof or incurred in the ordinary course of business consistent with past practice.

     (b) Since December 31, 1999 (i) there has not been, not occurred and not arisen any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Acquiror or any revaluation by Acquiror of any of its or any of its Subsidiaries' assets, except as required by GAAP or the rules and regulations promulgated by the SEC (the "Acquiror Accounting Practice"), and (ii) the Acquiror Balance Sheet was prepared in accordance and consistent with the Acquiror Accounting Practice.

   3.8 Absence of Certain Changes. Except as contemplated by this Agreement or as disclosed in the Acquiror SEC Reports filed on or prior to February 8, 2001, since the Acquiror Balance Sheet Date, Acquiror has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred any:

     (a) amendments or changes to the Certificate of Incorporation or Bylaws of Acquiror or any of its Subsidiaries;

     (b) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its capital stock;

     (c) termination or material amendment relating to payments thereunder of any material contract, agreement or license (including any distribution agreement) between Acquiror and either of Medtronic Physio-Control, Inc. or Agilent Technologies Inc.;

     (d) notice of any claim of ownership by a third party of Acquiror Intellectual Property (as defined below) or of infringement by Acquiror or any of its Subsidiaries of Acquiror Third Party Intellectual Property Rights (as defined below);

     (e) event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror; or

     (f) agreement by Acquiror or any officer or employee of Acquiror on behalf of such entity to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

   3.9 Litigation. Except as disclosed in the Acquiror SEC Reports filed prior to February 8, 2001, there is no private or governmental action, suit, proceeding or arbitration (or to the knowledge of Acquiror, a governmental, administrative or regulatory investigation or inquiry) pending before any agency, commission, association, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened, against Acquiror or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) which is reasonably likely to result in an injunction or damages payable by Acquiror or any of its Subsidiaries in excess of $100,000. There is no judgment, decree or order against Acquiror or any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. All litigation to which Acquiror or any of its Subsidiaries is a party (or, to the knowledge of Target, is threatened to become a party), is set forth in Section 3.9 of the Acquiror Disclosure Schedule.

   3.10 Permits; Company Products; Regulation.

     (a) Each of Acquiror and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals (including, without limitation, FDA approvals, licenses and permits, and any rights to use radio, television and other medium frequencies on a licensed or unlicensed basis) and orders necessary for Acquiror or such Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Acquiror Authorizations"), and no suspension, cancellation or substantial modification of any Acquiror Authorization is pending or, to the knowledge of Acquiror , threatened. Neither Acquiror nor any of its Subsidiaries is in conflict with, or in default or violation of,
  (i) any laws applicable to Acquiror or any of its Subsidiaries or by which any material property or asset of Acquiror or any of its Subsidiaries is bound or affected, (ii) any Acquiror Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries or any property or asset of Acquiror or any of its Subsidiaries is bound or affected, except solely with respect to clauses (i) and (ii) to the extent that any such conflict, default or violation would not have a Material Adverse Effect on Acquiror.

     (b) Except as disclosed in the Acquiror SEC Reports filed prior to February 8, 2001, since January 1, 1998, Acquiror has not received any written notices, citations or decisions by any governmental or regulatory body that any material product developed, produced, manufactured, marketed or distributed at any time by Acquiror or any Subsidiary (the "Acquiror Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Acquiror and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the development, design, manufacture, labeling, testing and inspection of the Acquiror Products and the operation of manufacturing facilities promulgated by the FDA. None of the Acquiror Products is the subject of any pending, or to Acquiror's knowledge, threatened recall, field notifications or seizures by the FDA.

     (c) Acquiror has obtained, in all countries where either Acquiror or a Subsidiary or any alliance partner thereof is manufacturing or marketing the Acquiror Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Acquiror Products currently manufactured or marketed by Acquiror or any Subsidiary or any corporate partner or sublicensee thereof in such countries. Acquiror has made available for examination by Target all information relating to regulation of the Acquiror Products, including licenses, registrations, approvals, permits, device listings, inspections, recalls and Acquiror Product actions, audits and ongoing field tests and clinical studies.

     (d) To the knowledge of Acquiror, there have been no adverse events in any field tests or clinical trials conducted by or on behalf of Acquiror, any Subsidiary or, with respect to Acquiror Products, any alliance partner or sublicensee of any of them, of such a nature that would be required to be reported to any applicable regulatory authority that have not been so reported to such authority.

     (e) There is no judgment, injunction, pronouncement, order or decree which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Acquiror or any Subsidiary, any acquisition of property by Acquiror or any Subsidiary or the overall conduct of business by Acquiror or any Subsidiary as currently conducted or as proposed to be conducted by Acquiror or by any Subsidiary. Neither Acquiror nor any Subsidiary has entered into any agreement under which Acquiror or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (f) Neither Acquiror nor any Subsidiary has made any sales to customers that are contingent upon (x) providing future enhancements of existing products, (y) adding features not presently available on existing Acquiror Products or (z) otherwise enhancing the performance of its existing Acquiror Products (other than beta or similar arrangements pursuant to which Acquiror's customers from time to time test or evaluate products). The Acquiror Products that Acquiror and each Subsidiary have delivered to customers substantially comply with published specifications for such products and neither Acquiror nor any Subsidiary has received material complaints from customers about its products that remain unresolved.

   3.11 Intellectual Property.

     (a) Acquiror and each of its Subsidiaries each owns all right, title and interest in and to, or is licensed to use or otherwise possesses all rights under, all Intellectual Property used in the business of Acquiror or any of its Subsidiaries as currently conducted by Acquiror or such Subsidiaries, including Acquiror Third Party Intellectual Property Rights (as such term is defined below) (the "Acquiror Intellectual Property").

     (b) Section 3.11(b) of the Acquiror Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, and registered copyrights and domain names, included in the Acquiror Intellectual Property that are owned or purported to be owned by Acquiror or any of its Subsidiaries, including the jurisdictions in which each such Acquiror Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Acquiror or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Acquiror Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Acquiror or any of its Subsidiaries is a party and pursuant to which Acquiror or any of its Subsidiaries is authorized to use any third-party Intellectual Property, including software but excluding any shrink-wrap licenses for retail office software (third-party Intellectual Property, including software, being used by Acquiror or any of its

  Subsidiaries being referred to in this Agreement as "Acquiror Third-Party Intellectual Property Rights"). Neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any third party is in material violation of any license, sublicense or agreement described in
  Section 3.11 of the Acquiror Disclosure Schedule, nor to Acquiror's knowledge has there been any claim by any party to such agreement of such material violation. The Acquiror Intellectual Property is free and clear of any liens and, subject to the license agreements disclosed in the Acquiror Disclosure Schedule, Acquiror has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the enforcement thereof in connection with the services or products in respect of which such Acquiror Intellectual Property is being used.

     (c) To the knowledge of Acquiror, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Intellectual Property rights, by any third party, including any employee or former employee of Acquiror or any of its Subsidiaries. Neither Acquiror nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Acquiror Intellectual Property or products containing Acquiror Intellectual Property arising in the ordinary course of business.

     (d) Neither Acquiror nor any of its Subsidiaries is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement described in Sections 3.11 of the Acquiror Disclosure Schedule, nor will any other party to any such license, sublicense or agreement be entitled to terminate or modify such license, sublicense or agreement.

     (e) All issued patents, trademarks, service marks and copyrights held by Acquiror or any Subsidiary are valid and subsisting and, to Acquiror's knowledge, there is no assertion or claim pending challenging the validity thereof. Acquiror has not and, to its knowledge, is not being sued in any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor, to the knowledge of Acquiror, is any such suit, action or proceeding being threatened against Acquiror or any of its Subsidiaries, nor has Acquiror or any Subsidiary received a cease-and-desist notice relating to such a claim. To the knowledge of Acquiror, neither the conduct of the business of Acquiror and each Subsidiary as currently conducted or contemplated to be conducted nor the development, manufacture, sale, licensing or use of any of the products of Acquiror or any Subsidiary as now developed, manufactured, sold, licensed or used infringes on, in any way, any license, trademark, trademark right, trade name, trade name right, valid patent, valid patent right, industrial model, invention, service mark, domain name or copyright of any third party. No third party is challenging the ownership by Acquiror or any Subsidiary, or the validity or effectiveness of, any of the Acquiror Intellectual Property. Neither Acquiror nor any Subsidiary has brought or is bringing any action, suit or proceeding for infringement of Acquiror Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending or, to the knowledge of Acquiror, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Acquiror or any Subsidiary, except such as may have been commenced by Acquiror or any Subsidiary. There is presently no breach or violation of or actual loss or, to the knowledge of Acquiror, threatened loss of rights under any license agreement to which Acquiror or any Subsidiary is a party.

     (f) Each Acquiror Operational Employee (as defined below) has signed an intellectual property assignment agreement that legally, fully and effectively transfers to Acquiror any and all right, title and interest which the named Acquiror Operational Employee may have or acquire in and to the Acquiror Intellectual Property. "Target Operational Employee" means any current or former non-clerical employee or consultant of Acquiror.

     (g) Acquiror has taken all commercially reasonable steps to protect and preserve the confidentiality of all Acquiror Intellectual Property not otherwise protected by patents, patent applications or copyright

  ("Acquiror Confidential Information"). Each of Acquiror and each Subsidiary has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Acquiror's standard forms and all current and former employees, consultant and independent contractors of Acquiror and each Subsidiary have executed such an agreement. All use, disclosure or appropriation of Acquiror Confidential Information owned by Acquiror or a Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Acquiror or the applicable Subsidiary and such third party. All use, disclosure or appropriation of Acquiror Confidential Information not owned by Acquiror or a Subsidiary has been pursuant to the terms of a written agreement between Acquiror or a Subsidiary and the owner of such Acquiror Confidential Information, or is otherwise lawful.

   3.12 Environmental Matters.

     (a) The following terms shall be defined as follows:

       (i) "Acquiror Property" shall mean all real property leased or owned by Acquiror or any of its Subsidiaries either currently or in the past.

       (ii) "Acquiror Facilities" shall mean all buildings and improvements on the Acquiror Property.

     (b) Acquiror represents and warrants as follows: (i) (x) to the knowledge of Acquiror, prior to the term of Acquiror's leases on the Acquiror Facilities, and (y) during the term of Acquiror's leases on the Acquiror Facilities, no methylene chloride or asbestos is contained in or has been used at or released from the Acquiror Facilities; (ii) all Hazardous Materials and wastes utilized or generated by Acquiror have been disposed of in accordance with all Environmental and Safety Laws; (iii) neither Acquiror nor any of its Subsidiaries has received any notice (verbal or written) of any noncompliance of the Acquiror Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Acquiror's knowledge, threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) neither Acquiror nor any of its Subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) (x) to the knowledge of Acquiror, prior to the term of Acquiror's leases on the Acquiror Facilities there has not been, and (y) during the term of Acquiror's leases on the Acquiror Facilities there has not been and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Acquiror Facilities or Acquiror Property (including without limitation, soils and surface and ground waters); (vii) (x) to the knowledge of Acquiror, prior to the term of Acquiror's leases on the Acquiror Facilities there have not been, and (y) to the best knowledge of Acquiror, during the term of Acquiror's leases on the Acquiror Facilities there have not been and are not now, any underground tanks or underground improvements at, on or under the Acquiror Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) (x) to the knowledge of Acquiror, prior to the term of Acquiror's leases on the Acquiror Facilities there have not been, and (y) during the term of Acquiror's leases on the Acquiror Facilities there have not been and are not now, any polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Acquiror Property or Acquiror Facilities or any equipment on the Acquiror Property containing PCBs at levels in excess of 50 parts per million; (ix) (x) to the knowledge of Acquiror, prior to the term of Acquiror's leases on the Acquiror Facilities there has not been, and (y) during the term of Acquiror's leases on the Acquiror Facilities there has not been and is not now, any formaldehyde on the Acquiror Property or in the Acquiror Facilities, nor any insulating material containing urea formaldehyde in the Acquiror Facilities; (x) during the term of Acquiror's leases on the Acquiror Facilities, Acquiror's and its Subsidiaries' uses and activities therein, and to Acquiror's knowledge prior to the term of such leases all other uses and activities therein, have at all times complied with all Environmental and Safety Laws; (xi) Acquiror and its Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and
  (xii) neither Acquiror nor any of its Subsidiaries is liable for any off-site contamination nor under any Environmental and Safety Laws.

   3.13 Taxes.

     (a) For purposes of this Section 3.13 and other provisions of this Agreement relating to Taxes of Acquiror or any of its Subsidiaries, the following definitions shall apply:

       (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in Clause (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in the foregoing clause (A) or (B) as a result of any obligations to indemnify another person.

       (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns, including any schedule or attachment thereto and any amendments thereof, required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

     (b) All Returns required to be filed by or on behalf of Acquiror or any of its Subsidiaries have been duly filed on a timely basis (including any extensions of due dates) and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Acquiror or any of its Subsidiaries under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Acquiror or any of its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Acquiror and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of Acquiror or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Acquiror or any of its Subsidiaries is contesting in good faith through appropriate proceedings. Neither Acquiror nor any of its Subsidiaries has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired, other than a group of which Acquiror is the parent corporation.

     (c) The amount of Acquiror's and any of its Subsidiaries' liabilities for unpaid Taxes for all periods through the Acquiror Balance Sheet Date do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Acquiror Balance Sheet and the related Acquiror Financials, and such Acquiror Financials properly accrue, in accordance with GAAP, all liabilities for Taxes of Acquiror and its Subsidiaries payable after the Acquiror Balance Sheet Date attributable to transactions and events occurring prior to such date. No liability for Taxes of Acquiror or any of its Subsidiaries has been incurred (or prior to Closing will be incurred) between the Acquiror Balance Sheet Date and the date of this Agreement other than in the ordinary course of business, and all accruals for Taxes are and will be sufficient to pay all unpaid Taxes as of the Closing Date.

     (d) Acquiror has furnished or made available to Acquiror true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Acquiror or any of its Subsidiaries relating to Taxes and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Acquiror and its Subsidiaries for all periods since January 1, 1998.

     (e) No audit of the Returns of or including Acquiror and its Subsidiaries by a Governmental Entity or taxing authority is in process, or, to the knowledge of Acquiror, threatened (either in writing or verbally, formally or informally). No deficiencies exist or are being asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Acquiror or any of its Subsidiaries and, since January 1, 1998, Acquiror has not received written notice nor does it expect to receive any such notice that it or any of its Subsidiaries has not filed a Return or paid Taxes required to be filed or paid. Neither Acquiror nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes nor has such event been asserted or threatened (either in writing or verbally)against Acquiror, any Subsidiary of it or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Acquiror or any of its Subsidiaries. There are no Tax rulings, requests for rulings or closing agreements relating to Acquiror or any of its Subsidiaries that would reasonably be expected to affect the liability for Taxes or the amount of taxable income of Acquiror or any of its Subsidiaries for any period (or portion of a period) after the date hereof. Without limiting the representations and warranties set forth in clause (c) above, Acquiror and each Subsidiary of it has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable state tax laws. Any adjustment of Taxes of Acquiror or any of its Subsidiaries made by the Internal Revenue Service (the "IRS") in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

   3.14 Employee Benefit Plans.

     (a) Section 3.14(a) of the Acquiror Disclosure Schedule sets forth a true and correct list, with a summary of each such plan's material terms, of each material deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement (other than employment letters with employees entered into in the ordinary course of business); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is (or, with respect to any pension plan that is or was subject to Title IV of ERISA, during any time in the last six years was) sponsored, maintained, participated in or contributed to or required to be contributed to (the "Acquiror Employee Plans") by Acquiror, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Acquiror would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Acquiror or any of its Subsidiaries.

     (b) To the extent that Acquiror has provided or made available any of the following documents to Acquiror, the copies so provided or made available were true and correct copies of such documents: (i) any Acquiror Employee Plan document including all amendments thereto; (ii) any actuarial report for such Acquiror Employee Plan for each of the last two years,
  (iii) the most recent determination letter from the Internal Revenue Service for any such Acquiror Employee Plan; (iv) the most recent summary plan description and related summaries of modifications or (v) the most recent Form 5500 (including all schedules) filed with the IRS.

     (c) Each of the Acquiror Employee Plans is in compliance with all applicable provisions of the Code and ERISA; each of the Acquiror Employee Plans and related trusts intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred to cause the loss of such qualified status; no Acquiror Employee Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; all contributions required to be made by Acquiror or any Subsidiary of it to any Acquiror Employee Plan have been made by the due date; neither Acquiror nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of an Acquiror Employee Plan pursuant to Title IV of ERISA (other than for premiums not yet due to the Pension Benefit Guaranty Corporation); to the knowledge of Acquiror no proceedings have been instituted to terminate any Acquiror Employee Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Acquiror Employee Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a risk to Acquiror of incurring a liability to or on account of an Acquiror Employee Plan pursuant to Title IV of ERISA; no Acquiror Employee Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Acquiror Employee Plan is a multiple employer plan (as defined in Section 413 of the Code); except as required by Section 4980B of the Code or Part 6 of Title I of ERISA, no Acquiror Employee Plan provides post-retirement welfare benefits and there are no pending, or to the knowledge of Acquiror, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Employee Plans or any trusts related thereto or against Acquiror, any Subsidiary of it or any individual or entity for which the Acquiror Employee Plans, Acquiror or any Subsidiary of it may have liability; all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in compliance with such applicable laws and the requirements of any trust deed or other document under which they are established or maintained.

     (d) With respect to each Acquiror Employee Plan, Acquiror and each Subsidiary has complied in all material respects with (i) the applicable health-care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable notice requirements under the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder.

     (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Acquiror, any Subsidiary of it or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits (except as required under Section 411(d)(3) of the Code), or increase the amount of compensation due any such employee or service provider.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Acquiror, any Subsidiary of it or other ERISA Affiliate relating to, or change in participation or coverage under, any Acquiror Employee Plan that would increase the expense of maintaining such Acquiror Employee Plan above the level of expense incurred with respect to that Acquiror Employee Plan for the most recent fiscal year included in the Acquiror Financials.

     (g) (i) Acquiror and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act") and, to the knowledge of Acquiror, no fact or event exists as of the date of this Agreement that would reasonably be expected to give rise to liability under the WARN Act;
  (ii) no compensation paid or payable to any employee of Acquiror or any Subsidiary of it has been, or will be, nondeductible by reason of application of Section 162(m) of the Code; and (iii) neither Acquiror nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or their related qualifying beneficiaries.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Acquiror or any Subsidiary of it, (ii) materially increase any benefits otherwise payable by Acquiror or any Subsidiary of it, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   3.15 Employee Matters. Acquiror and each of its Subsidiaries are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no material pending claims against Acquiror or any Subsidiary of it under any workers compensation plan or policy or for long-term disability. There is no pending strike, lockout, work slowdown or work stoppage involving Acquiror or any of its Subsidiaries and any of their respective employees. Neither Acquiror nor any Subsidiary of it is a party to any collective bargaining agreement or other labor union contract nor does Acquiror or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees.

   3.16 Certain Contracts.

     (a) Except as set forth in Section 3.16(a) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to or bound by any contract or commitment (whether written or oral) (i) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Acquiror, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee, contractor or consultant thereof, (ii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Acquiror SEC Reports, (iii) which materially increases any benefits otherwise payable under any Acquiror compensation plan or other benefit arrangement, (iv) which requires Acquiror to register any securities under the Securities Act or otherwise or (v) which materially restricts the conduct of any line of business by Acquiror or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in clause (ii) of this Section 3.16(a), whether or not set forth in Section 3.16(a) of the Acquiror Disclosure Schedule, is referred to herein as a "Acquiror Contract." Acquiror has previously delivered or made available to target true and correct copies of each Acquiror Contract.

     (b) (i) Each Acquiror Contract is valid and binding and in full force and effect, (ii) neither Acquiror nor any of its Subsidiaries is in default in respect of its obligations under any Acquiror Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Acquiror or any of its Subsidiaries under any Acquiror Contract, and (iv) no other party to any Acquiror Contract is, to the knowledge of Acquiror, in default in any respect thereunder.

   3.17 Customers and Suppliers; Warranty Obligations.

     (a) Neither of Medtronic Physio-Control, Inc. or Agilent Technologies Inc., or any material supplier, has cancelled or otherwise terminated, or made any written threat to Acquiror to cancel or otherwise terminate its relationship with Acquiror, or has at any time on or after the Acquiror Balance Sheet Date decreased materially its services or supplies to Acquiror in the case of any such supplier, or its usage of the services or products of Acquiror in the case of such customer, and to Acquiror's knowledge, none of such parties intends to cancel or otherwise terminate its relationship with Acquiror or to decrease materially its services or supplies to Acquiror or its usage of the services or products of Acquiror; excluding, however, decreases pursuant to the terms of such parties' agreements upon the occurrence of certain events and conditions described therein. Acquiror is not in material breach of any contract with any such party.

     (b) All warranty claims or similar claims made in respect of any Acquiror Products since December 31, 1998 have been settled or otherwise are adequately covered by Acquiror's warranty reserves.

   3.18 Interested Party Transactions. Neither Acquiror nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Acquiror or any of its Subsidiaries of it or any affiliate or immediate family member of any of the foregoing (except for amounts due as normal salaries and bonuses and other employee benefits and in reimbursement of ordinary expenses), and no such person is indebted to Acquiror or any of its Subsidiaries. None of Acquiror's or any of its Subsidiaries' officers or directors, or, to Acquiror's knowledge, any affiliates or immediate family members of the foregoing, have any material interest in any firm or corporation with which Acquiror or any of its Subsidiaries is affiliated or with which Acquiror or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with Acquiror or any of its Subsidiaries except that officers, directors and/or stockholders of Acquiror or any of its Subsidiaries may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Acquiror or any of its Subsidiaries. To Acquiror's knowledge, none of Acquiror's or any of its Subsidiaries' officers or directors, or any affiliates or immediate family members of the foregoing, are, directly or indirectly, interested in any Acquiror Contract.

   3.19 Insurance. Acquiror and each of its Subsidiaries has or is a named beneficiary under policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Acquiror and its Subsidiaries. All such casualty and property policies are "claims incurred" policies. There is no claim pending under any of such policies or bonds. All such policies are in full force and effect, and all premiums due and payable under all such policies and bonds have been paid and Acquiror and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Acquiror has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

   3.20 Compliance with Laws. Each of Acquiror and its Subsidiaries has complied in all material respects with, is not in material violation of, and, since January 1, 1998, has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business.

   3.21 Brokers' and Finders' Fees. Other than the fees payable to U.S. Bancorp Piper Jaffrey and A.G. Edwards (collectively, the "Acquiror Financial Advisor") as set forth in Section 3.21 of the Acquiror Disclosure Schedule, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.22 Statements; Joint Proxy Statements/Prospectus. The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Acquiror for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Acquiror's stockholders or Target's stockholders, respectively, or at the time of the Acquiror Stockholders' Meeting or the Target Stockholders' Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acquiror Stockholders' Meeting or the Target Stockholders' Meeting, respectively, which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Acquiror shall promptly so inform Target. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by Target that is contained in any of the foregoing documents.

   3.23 Board Approval. The Acquiror Board of Directors (at a meeting duly and validly called and held) has duly and validly (a) unanimously determined that the Merger is advisable and in the best interests of the stockholders of Acquiror and is on terms that are fair to such stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Acquiror and unanimously approved this Agreement and the Merger, and (c) unanimously recommended that the stockholders of Acquiror approve the adoption of this Agreement, the approval of the issuance of the shares of Acquiror Common Stock in connection with the Merger and the increase in the number of shares of Acquiror Common Stock reserved for issuance under Acquiror's stock option plans.

   3.24 Opinion of Financial Advisor. Acquiror has received a written or verbal opinion of the Acquiror Financial Advisor on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Acquiror from a financial point of view. Acquiror has, prior to execution of this Agreement by Target, delivered a true and correct copy of the draft written opinion of the Acquiror Financial Advisor to Target for informational purposes only.

   3.25 Valid Issuance. The Acquiror Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement (a) will be validly issued, fully paid and nonassessable and (b) upon the filing of the Registration Statement with the SEC and its effectiveness under the Securities Act, will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 promulgated under the Securities Act.

   3.26 DGCL Section 203. The provisions of Section 203 of the Delaware General Corporation Law will not apply to Acquiror, this Agreement or the Merger or any of the transactions contemplated hereby or thereby.

   3.27 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.

                                  SECTION FOUR

4. Conduct Prior to the Effective Time.

   4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, and except (i) as contemplated or permitted by the terms of this Agreement, (ii) as provided in Section 4.1 of the Target Disclosure Schedule and (iii) to the extent otherwise previously consented to by Acquiror in writing (which consent shall be withheld or delayed in Acquiror's sole discretion), Target and each Target Subsidiary shall carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, and use its commercially reasonable efforts consistent with past practices and policies to (a) preserve intact its present business organization, (b) keep available the services of its present officers and employees and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Target will promptly notify Acquiror of any event that it reasonably believes could have a Material Adverse Effect on Target or the Surviving Corporation.

   In addition, except as contemplated or permitted by the terms of this Agreement and except as provided in Section 4.1 of the Target Disclosure Schedule, without the prior written consent of Acquiror (which consent shall be withheld or delayed in Acquiror's sole discretion), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target shall not do, cause or permit, and shall not permit its Subsidiaries to do, cause or permit any of the following:

     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted pursuant to any employee, consultant, director or other stock plans, including the Target Equity Plans, or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Grant any severance or termination pay, or other economic rights, to any officer or employee, except pursuant to written agreements outstanding or published policies existing on the date hereof and as previously disclosed in writing or made available to Acquiror, or adopt any new severance plan;

     (c) Transfer or license to any person or otherwise extend, amend or modify in any material respect any rights to, or enter into grants to future rights related to, any Target Intellectual Property, except non-exclusive licenses to end users in the ordinary course of business consistent with past practices;

     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than distributions from a Target Subsidiary to Target) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or the Target Subsidiaries, except repurchases of unvested shares at cost or lower in connection with the termination of the employment relationship with any employee pursuant to and in accordance with the express terms of a stock option purchase agreement or employment agreement in effect on the date hereof;

     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, including under any of the Target Equity Plans, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Target Common Stock pursuant to the exercise for cash of Target options or stock purchase rights outstanding under the Target Equity Plans as of the date of this Agreement;

     (g) Cause, permit or propose any amendments to the Certificate of Incorporation, Bylaws or similar organizational documents of Target or any Target Subsidiary;

     (h) Acquire, or propose or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or capital stock that is material, individually or in the aggregate, to the business of Target or the Target Subsidiaries or enter into any material joint ventures, strategic partnerships or alliances;

     (i) Sell, lease, license, pledge, encumber or otherwise dispose of any properties or assets of Target or the Target Subsidiaries, except in the ordinary course of business consistent with past practice, or enter into a new line of business;

     (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Target or any Target Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with Target's financing of ordinary-course trade payables consistent with past practice and not to exceed $2,000,000 in the aggregate (it being understood and agreed that Target shall not borrow, draw down upon, request any letters of credit or otherwise incur any indebtedness obligations under that certain Loan and Security Agreement dated February 26, 1993 (as amended) between Target and Silicon Valley Bank or any amendments, modifications, continuations or replacements thereto);

     (k) Except as set forth in Sections 1.6(d)(iv), 1.6(e) and 5.15(b), adopt, amend or terminate any employee benefit plan or employee stock purchase or employee stock option plan, including the Target Equity Plans, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" without severance), pay any special bonus or special remuneration to any director or executive officer, or except in the ordinary course of business consistent with past practice, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of, its directors, officers, employees or consultants, or change in any material respect any management policies or procedures;

     (l) Enter into, modify, amend or terminate any material contract or agreement to which Target or any Target Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

     (m) (i) Other than in the ordinary course of business and in each case after consultation with Acquiror (except in cases of closing out sales in the Pipeline in the ordinary course of business consistent with past practice), enter into any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Products or other products licensed by Target or any Target Subsidiary or (ii) enter into any agreement that provides for payments by Target in excess of $200,000;

     (n) Revalue any of its assets or, except as required by GAAP, change its accounting methods, principles or practices as in effect as of the Target Balance Sheet Date;

     (o) Engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to (i) delay in any material respect the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, or (ii) increase the likelihood that a Governmental Entity will seek to object to or challenge the consummation of any of the transactions contemplated by this Agreement;

     (p) Fail to make in a timely matter any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

     (q) Make any capital expenditure in excess of (i) $75,000 individually or (ii) $225,000 in the aggregate, taking into account all capital expenditures between the date of this Agreement and the Effective Time;

     (r) Make or change any Tax election, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes, or settle or compromise any Tax liability; or

     (s) Agree in writing to or otherwise take any of the actions described in Clauses (a) through (r) above.

     Notwithstanding the foregoing provisions of this Section 4.1, Target may:

     (t) Continue negotiations with the entities (other than Silicon Valley
  Bank) specifically listed in Section 2.8(i) of the Target Disclosure Schedule, and enter into commercial agreements with such entities in connection with such negotiations, in each case with the consent of Acquiror (such consent not to be unreasonably withheld so long as such commercial agreements do not contain terms and conditions (i) that are manifestly adverse to Target or (ii) that adversely impact or otherwise conflict with Acquiror's current distribution and partnership relationships); provided, that Target shall actively and consistently keep Acquiror apprised of the status of negotiations and shall promptly deliver to Acquiror all information in respect of such negotiations that is reasonably requested by Acquiror as well as a true and correct copy of any final executed documentation; and

     (u) Continue negotiations and enter into a credit facility with Silicon Valley Bank; provided, however, that such credit facility shall be on the terms and conditions as set forth in Exhibit 2.8(i) of the Target Disclosure Schedule or on terms and conditions that are not materially less favorable to Target; and provided further, that Target shall actively and consistently keep Acquiror apprised of the status of negotiations with Silicon Valley Bank and shall promptly deliver to Acquiror all information in respect of such negotiations that is reasonably requested by Acquiror as well as a true and correct copy of any final executed documentation.

   4.2 Conduct of Business of Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, and except as contemplated or permitted by the terms of this Agreement and except as provided in Section 4.2 of the Acquiror Disclosure Schedule:

     (a) Acquiror and each of its Subsidiaries shall not:

       (i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than distributions from a Subsidiary to Acquiror or a Subsidiary of Acquiror) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; or

       (ii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Acquiror Common Stock pursuant to any Acquiror Contract or the exercise for cash of Acquiror options or stock purchase rights outstanding under the Acquiror Equity Plans as of the date of this Agreement; and

     (b) Acquiror shall use its commercially reasonable efforts consistent with past practices and policies to:

       (i) Preserve intact its present business organization; and

       (ii) Preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; and

       (iii) Promptly notify Target of any event that it reasonably believes could have a Material Adverse Effect on Acquiror.

     (c) Acquiror and each of its Subsidiaries shall not acquire and/or enter into agreements to acquire, other corporate entities, lines of business and comparable concerns, for aggregate consideration exceeding ten percent (10%) of Acquiror's market capitalization as of the effective time of such acquisition, whether by stock purchase, asset purchase, merger or otherwise and whether for consideration consisting of cash, stock or a combination of the same; and nothing in this Agreement shall preclude Acquiror or any of its Subsidiaries from entering into such acquisitions or agreements to acquire so long as the aggregate consideration paid in such does not exceed ten percent (10%) of Acquiror's market capitalization as of the effective time of such acquisition.

                                  SECTION FIVE

5. Additional Agreements.

   5.1 Commercially Reasonable Efforts and Further Assurances.

     (a) Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby as promptly as practicable after the date hereof and to fulfill and cause to be fulfilled the conditions to closing under this Agreement as promptly as practicable after the date hereof. Each of the parties to this Agreement, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     (b) Target shall give prompt notice to Acquiror of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Target to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Acquiror shall give prompt notice to Target of any representation or warranty made by it or MergerSub or contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Acquiror or MergerSub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.2 Consents; Cooperation.

     (a) Each of Acquiror, MergerSub and Target shall use its commercially reasonable efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror, MergerSub or Target or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make or cooperate in the making of all necessary filings, and thereafter make or cooperate in the making of any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state, local or foreign laws or by any Governmental Entity.

     (b) Each of Acquiror, MergerSub and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror, MergerSub and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws.

     (c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened, action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or assets of Target or any Target Subsidiaries.

     (d) Each of Acquiror and Target shall give or cause to be given any required notices to third parties, and use its commercially reasonable efforts to obtain all consents, waivers and approvals from third parties
  (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or
  (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior to or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third-party consent, waiver or approval described in this Section 5.2(d), it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or that could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

     (e) Each of Acquiror and Target will, and will cause their respective Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed on such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     (f) It is agreed that notwithstanding the undertakings of the parties under this Section 5.2, Acquiror shall not be required to, and Target shall not without Acquiror's prior written consent, undertake any such action to attain such compliance or consent to the extent it requires the modification of any Material Contract or any Acquiror Contract, the discontinuance of any line of business of either Acquiror or Target or the expenditure of amounts, when aggregated between the parties, in excess of $150,000 (exclusive of transaction expenses for this Agreement and SEC registration fees).

   5.3 Access to Information.

     (a) Target shall afford Acquiror and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of its and its subsidiaries' properties, books, contracts, commitments and records and (ii) all other information concerning the business (including the status of the product development efforts), properties, results of operation and personnel (including information relating to all current and former employees' names, compensation rates, terminations and citizenship and immigration status) of its and its Subsidiaries as Acquiror may reasonably request. Target shall cooperate with Acquiror in formulating an integration plan and shall make such personnel and resources available as shall be reasonably required to commence implementation of such plan.

     (b) Acquiror shall afford Target and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to conduct reasonable confirmatory due diligence as Target may reasonably request.

     (c) From the date hereof until the Effective Time, Target shall confer with Acquiror on a regular and frequent basis to report operational matters of materiality to Target and the general status of ongoing operations to Target and the Target Subsidiaries.

     (d) No information or knowledge obtained by Acquiror or Target after the date hereof shall affect or be deemed to modify any representation or warranty of Target or Acquiror, respectively, contained herein or the conditions to the obligations of the parties to consummate the Merger. In the event Acquiror or Target obtains any such information that makes any representation or warranty of the other party contained herein materially untrue such that the conditions set forth in Section 6.2 or 6.3 would not be satisfied, then such party shall so notify the other party.

   5.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a confidentiality agreement dated as of July 24, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

   5.5 Joint Proxy Statement/Prospectus; Registration Statement; Other Filings.

     (a) As promptly as practicable after the execution of this Agreement, Target and Acquiror will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Acquiror will file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Acquiror and Target shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filings (as defined below). Without limiting the foregoing, Target shall as promptly as practicable provide to Acquiror upon its request all financial information pertaining to Target reasonably necessary or advisable in connection with the foregoing, including the necessary information to conform Target's financial information to Acquiror's accounting policies and reporting format.

     (b) As promptly as practicable after the date of this Agreement, each of Target and Acquiror will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws, rules or regulations of any Governmental Entity relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings").

     (c) Each of Target and Acquiror will respond to any comments of the SEC and any other Governmental Entity, and Acquiror will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act, as promptly as practicable after such filing. Each of Target and Acquiror will cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

     (d) Each of Target and Acquiror will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other Government Entity and of any request by the SEC or its staff or any other Government Entity for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other Government Entity, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing.

     (e) Each of Target and Acquiror will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.5 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Target and Acquiror, such amendment or supplement.

     (f) Subject to Section 7.1(g), Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting in accordance with this Section 5.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Target of any Target Acquisition Proposal (as defined in Section 5.7), or by any withdrawal, amendment or modification of the recommendation of the Target Board of Directors with respect to the Merger.

     (g) Subject to Sections 7.1(f) and 7.1(j), Acquiror's obligation to call, give notice of, convene and hold the Acquiror Stockholders' Meeting in accordance with this Section 5.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Acquiror of any Acquiror Superior Offer (as defined in Section 5.8(c)), or by any withdrawal, amendment or modification of the recommendation of the Acquiror Board of Directors with respect to the Merger.

     (h) Each party will give the other party a reasonable opportunity to participate in the defense of any shareholder litigation against such party and its directors relating to the transactions contemplated hereby; provided, however, that (i) the foregoing shall not require either party to take any such action which would be reasonably likely to jeopardize such party's attorney-client privilege and (ii) the party to this Agreement that is the defendant in such litigation shall control such litigation.

   5.6 Meeting of Target Stockholders.

     (a) Subject to Section 7.1, promptly after the date hereof, Target shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement. Subject to Section 7.1(f) and notwithstanding the withdrawal, amendment or modification by the Target Board of Directors in a manner adverse to Acquiror its unanimous recommendation in favor of the adoption of this Agreement in accordance with Section 5.6(c), Target shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Target may adjourn or postpone the Target Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Target's stockholders in advance of a vote with respect to adoption of this Agreement or, if as of the time for which Target Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Target Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Target Stockholders' Meeting. Target shall ensure that the Target Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.6(c), that all proxies solicited by Target in connection with the Target Stockholders' Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Target and Acquiror shall coordinate and cooperate with respect to the foregoing matters with a view toward, among other things, holding the respective meetings of each party's shareholders on the same day.

     (b) Subject to Section 5.6(c): (i) the Target Board of Directors shall unanimously recommend that Target's stockholders vote in favor of the adoption of this Agreement at the Target Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Target Board of Directors has unanimously recommended that Target's stockholders vote in favor of the adoption of this Agreement at the Target Stockholders' Meeting; and (iii) neither the Target Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the unanimous recommendation of the Target Board of Directors that Target's stockholders vote in favor of the adoption of this Agreement or cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement relating to a Target Acquisition Proposal.

     (c) Notwithstanding the foregoing, in the event that the Target Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Target Superior Offer it is necessary to do so in order to comply with its fiduciary duties to Target and to Target's stockholders under applicable law, the Target Board of Directors may participate in negotiations and/or may enter into an acquisition agreement, letter of intent or agreement in principle with respect to a Target Superior Offer (provided, however, that Target immediately notifies Acquiror of its receipt of any Target Acquisition Proposal and of Target's interest with respect thereto, and provided further, however, that any such acquisition agreement, letter of intent or agreement in principle shall be subject in all respects to this Agreement and shall not include any term or condition providing for payment of any termination, breakup or other punitive fee by Target under any circumstances), but only after the fifth day following Acquiror's receipt of written notice advising Acquiror that the Target Board of Directors is prepared to accept a Target Superior Offer, and only if, during such five-day period, if Acquiror so elects, Target and its advisors shall have negotiated in good faith with Acquiror to make such adjustments in the terms and conditions of this Agreement as would enable Acquiror to proceed with the transactions contemplated herein on such adjusted terms. In the event that Target enters into an acquisition agreement in accordance with this Section 5.6(c), then the Target Board of Directors may resolve to withdraw its unanimous recommendation that Target's stockholders vote in favor of adoption of this Agreement but Target shall in all respects otherwise comply with the terms of this Agreement, including, but not limited to, calling and conducting the Target Stockholders' Meeting for purposes of voting on the transactions contemplated hereby. For purposes of this Agreement, the term "Target Superior Offer" shall mean any tender or exchange offer, proposal for a merger, consolidation, amalgamation, arrangement or other business combination involving, or a recapitalization of, Target or any of the Target Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Target or any of the Target Subsidiaries other than the transactions contemplated or permitted by this Agreement, that the Board of Directors of Target determines in good faith to be more favorable to its stockholders than the transactions contemplated hereby, and for which financing is committed or for which, in the good faith judgment of the Board of Directors of Target, financing is reasonably capable of being obtained by such third party.

   5.7 No Solicitation.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 7, Target and each Target Subsidiary shall not, and shall not permit any of its directors, officers, employees or agents to, directly or indirectly:
  (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Target Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or that may reasonably be expected to lead to, any Target Acquisition Proposal, (iii) approve, endorse or recommend any Target Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Target Acquisition Transaction (as defined below); provided, however, that prior to the adoption of this Agreement by the required vote of Target's stockholders, nothing in this Section 5.7(a) or elsewhere in this Agreement shall prohibit Target or any of the Target Subsidiaries' officers, directors, employees or agents from furnishing nonpublic information regarding Target and the Target Subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person in response to a Target Superior Offer, but only if (A) neither Target nor any representative of Target or a Target Subsidiary shall have violated any of the restrictions set forth in this
  Section 5.7(a) in a manner which resulted in the making, submission or announcement of the Target Superior Offer, (B) prior to furnishing any such nonpublic information to such person, Target and the Target Board of Directors gives Acquiror notice of Target's intention to furnish nonpublic information to such person, and (C) contemporaneously with furnishing any such nonpublic information to such person, Target furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously furnished by Target to Acquiror). Target and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Target Acquisition Proposal. In addition to the foregoing:
  (1) Target shall as promptly as practicable advise Acquiror orally and in writing of any request for nonpublic information that Target reasonably believes would lead to a Target Acquisition Proposal, or any inquiry with respect to, or which Target reasonably believes would lead to, any Target Acquisition Proposal, and (2) Target shall provide Acquiror with at least the same notice as provided to the members of the Target Board of Directors of any meeting of the Target Board of Directors at which the Target Board of Directors is reasonably expected to consider a Target Acquisition Proposal or Target Superior Offer or to approve, endorse or recommend a Target Superior Offer to its stockholders.

     For purposes of this Agreement, "Target Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Acquiror or any of its affiliates) providing for any Target Acquisition Transaction. For the purposes of this Agreement, "Target Acquisition Transaction" shall mean any transaction or series of related transactions (other than with Acquiror or any of its affiliates) involving: (A) any acquisition or purchase from Target by any person of more than a twenty percent (20%) interest in the total outstanding voting securities of Target or any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than twenty percent (20%) of the total outstanding voting securities of Target or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the stockholders of Target immediately preceding such transaction would hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets representing in excess of fifty percent (50%) of the fair market value of Target's business immediately prior to such sale, lease, exchange, transfer, license, acquisition or disposition, or (C) any liquidation or dissolution of Target.

     (b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 7, Acquiror and each of its Subsidiaries shall not, and shall not permit any of its directors, officers, employees or agents to, directly or indirectly:
  (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquiror Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or that may reasonably be expected to lead to, any Acquiror Acquisition Proposal, (iii) approve, endorse or recommend any Acquiror Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquiror Acquisition Transaction (as defined below); provided, however, that prior to the adoption of this Agreement by the required vote of Acquiror's stockholders, nothing in this Section 5.7(b) or elsewhere in this Agreement shall prohibit Acquiror or any of its Subsidiaries' officers, directors, employees or agents from furnishing nonpublic information regarding Acquiror and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person in response to an Acquiror Superior Offer (as defined in Section 5.8(c) below), but only if (A) neither Acquiror nor any representative of Acquiror or a Subsidiary shall have violated any of the restrictions set forth in this Section 5.7(b) in a manner which resulted in the making, submission or announcement of the Acquiror Superior Offer, (B) prior to furnishing any such nonpublic information to such person, Acquiror and the Acquiror Board of Directors gives Target notice of Acquiror's intention to furnish nonpublic information to such person, and (C) contemporaneously with furnishing any such nonpublic information to such person, Acquiror furnishes such nonpublic information to Target (to the extent such nonpublic information has not been previously furnished by Acquiror to Target). Acquiror and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquiror Acquisition Proposal. In addition to the foregoing: (1) Acquiror shall as promptly as practicable advise Target orally and in writing of any request for nonpublic information that Acquiror reasonably believes would lead to an Acquiror Acquisition Proposal, or any inquiry with respect to, or which Acquiror reasonably believes would lead to, any Acquiror Acquisition Proposal, and (2) Acquiror shall provide Target with at least the same notice as provided to the members of the Acquiror Board of Directors of any meeting of the Acquiror Board of Directors at which the Acquiror Board of Directors is reasonably expected to consider an Acquiror Acquisition Proposal or Acquiror Superior Offer or to approve, endorse or recommend a Acquiror Superior Offer to its stockholders.

     For purposes of this Agreement, "Acquiror Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Target or any of its affiliates) providing for any Acquiror Acquisition Transaction. For the purposes of this Agreement, "Acquiror Acquisition Transaction" shall mean any transaction or series of related transactions (other than with Acquiror or any of its affiliates) involving: (A) any acquisition or purchase from Acquiror by any person of more than a fifty percent (50%) interest in the total outstanding voting securities of Acquiror or any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than fifty percent (50%) of the total outstanding voting securities of Acquiror or any merger, consolidation, business combination or similar transaction involving Acquiror pursuant to which the stockholders of Acquiror immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets representing in excess of fifty percent (50%) of the fair market value of Acquiror's business immediately prior to such sale, lease, exchange, transfer, license, acquisition or disposition, or (C) any liquidation or dissolution of Acquiror.

     (c) Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit (i) Target or its Board of Directors from complying with Rule 14d-9 or 14e-2 under the Exchange Act or from furnishing a copy or excerpts of this Agreement to any person that makes a Target Acquisition Proposal or that makes an inquiry that could lead to a Target Acquisition Proposal or (ii) Acquiror or its Board of Directors from complying with Rule 14d-9 or 14e-2 under the Exchange Act or from furnishing a copy or excerpts of this Agreement to any person that makes an Acquiror Acquisition Proposal or that makes an inquiry that could lead to an Acquiror Acquisition Proposal.

   5.8 Meeting of Acquiror Stockholders.

     (a) Subject to Section 7.1, promptly after the date hereof, Acquiror shall take all actions necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders' Meeting to be held as promptly as practicable. Acquiror shall cause Acquiror Stockholders' Meeting to be held on the same date and at the same time as the Target Stockholders' Meeting. Unless the Acquiror Board of Directors shall have withheld, withdrawn, amended or modified in a manner adverse to Target its unanimous recommendation in favor of the issuance of the shares of Acquiror Common Stock in the Merger in accordance with
  Section 5.8(c), Acquiror shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of the shares of Acquiror Common Stock in the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq and Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Acquiror may adjourn or postpone the Acquiror Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Acquiror stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Acquiror Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus ) there are insufficient shares of Acquiror Common Stock or Series A Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Acquiror Stockholders' Meeting. Acquiror shall ensure that the Acquiror Stockholders' Meeting is called, noticed, convened, held and conducted and that all proxies solicited by Acquiror in connection with the Acquiror Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (b) Subject to Section 5.8(c): (i) The Acquiror Board of Directors shall unanimously recommend that Acquiror's stockholders vote in favor the issuance of the shares of Acquiror Common Stock in the Merger at the Acquiror Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Acquiror Board of Directors has unanimously recommended that Acquiror's stockholders vote in favor of the issuance of the shares of Acquiror Common Stock in the Merger at the Acquiror Stockholders' Meeting; and (iii) neither the Acquiror Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Target, the unanimous recommendation of the Acquiror Board of Directors that Acquiror's stockholders vote in favor of the issuance of the shares of Acquiror Common Stock in the Merger.

     (c) Nothing in this Agreement shall prevent the Acquiror Board of Directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the issuance of the shares of Acquiror Common Stock in the Merger if (i) an Acquiror Superior Offer is made to Acquiror or its stockholders and is not withdrawn, and (ii) the Acquiror Board of Directors or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Acquiror Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Acquiror Board of Directors or any committee thereof to comply with its fiduciary obligations to Acquiror's stockholders under applicable law. For purposes of this Agreement, the term "Acquiror Superior Offer" shall mean any tender or exchange offer, proposal for a merger, consolidation, amalgamation, arrangement or other business combination involving, or a recapitalization of, Acquiror or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Acquiror other than the transactions contemplated or permitted by this Agreement (but excluding the entering into of partnerships, joint ventures, virtual joint ventures and other similar arrangements as part of the ordinary course business of Acquiror), that the Board of Directors of Acquiror determines in good faith to be more favorable to its stockholders than the transactions contemplated hereby, and for which financing is committed or for which, in the good faith judgment of the Board of Directors of Acquiror, financing is reasonably capable of being obtained by such third party.

   5.9 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with NASD.

   5.10 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, unless the Target Board of Directors or the Acquiror Board of Directors recommends a Superior Offer in accordance with Section 5.6(c) or Section 5.8(a), as applicable, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

   5.11 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the Assumed Options.

   5.12 Target Affiliate Agreements. Set forth in Section 5.12 of the Target Disclosure Schedule is a list of those persons who may be deemed to be, in Target's reasonable judgment, affiliates of Target within the meaning of Rule 145 promulgated under the Securities Act (each a "Target Affiliate"). Target will provide Acquiror with such information and documents as Acquiror reasonably requests for purposes of reviewing such list. Target will use its commercially reasonable efforts to deliver or cause to be delivered to Acquiror, as promptly as practicable on or immediately following the date hereof, from each Target Affiliate an executed Affiliate Agreement in substantially the form of Exhibit B (the "Affiliate Agreement"), which will be in full force and effect as of the Effective Time.

   5.13 Indemnification.

     (a) From and after the Effective Time, (i) Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target pursuant to any indemnification agreements between Target and any person who is a director or officer of Target or any of its Subsidiaries at any time between the date of this Agreement and the Effective Time (collectively, the "Indemnified Parties") and any indemnification provisions under Target's Certificate of Incorporation or Bylaws as in effect on the date hereof and (ii) Acquiror will indemnify and hold harmless each of the Indemnified Parties against and from any costs, expenses (including reasonable attorneys' fees), settlement payments, claims, demands, judgments, fines, penalties, losses, damages or liabilities incurred in connection with any claim, suit, action or proceeding that arises from or relates to the Merger or any of the other transactions contemplated by this Agreement. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Target as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Target, unless such modification is required by law.

     (b) For a period of six (6) years after the Effective Time, Acquiror will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are covered by Target's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Target; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by Target for such coverage (or such coverage as is available for such one hundred fifty percent (150%) of such annual premium).

     (c) In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 5.13.

     (d) This Section 5.13 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns and, shall be binding on all successors and assigns of Acquiror and the Surviving Corporation. Acquiror and the Surviving Corporation jointly and severally agree to pay all fees and expenses, including attorneys' fees, that may be incurred by any Indemnified Party who is the prevailing party in an action seeking to enforce the indemnity and other obligations provided for in this Section 5.13.

   5.14 Filing of Form S-8. As soon as practicable (but in no event later than thirty (30) calendar days) following the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Acquiror Common Stock subject to Assumed Options pursuant to Section 1.6, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding.

   5.15 Employment Matters.

     (a) Acquiror agrees that all employees of Target who continue employment with Acquiror or the Surviving Corporation after the Effective Time (the "Continuing Employees") shall be eligible to (i) continue to participate in the Acquiror or Surviving Corporation's (as determined by Acquiror) health, vacation and other non-equity based employee benefit plans; provided, however, that (A) nothing in this Section 5.15 or elsewhere in this Agreement shall limit the right of Acquiror or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time, and (B) if

  Acquiror or the Surviving Corporation amends or terminates any such health, vacation or other employee benefit plan, then, (1) subject to any necessary transition period, each Continuing Employee who immediately prior to the termination of such plan participated in such plan shall be eligible to participate in Acquiror's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Acquiror in similar positions and at similar grade levels, (2) to the extent permitted by such plan, Acquiror shall credit each such Continuing Employee's service with Target, to the same extent as such service was credited under the similar employee benefit plans of Target immediately prior to the Effective Time, for purposes of determining eligibility to participate in such employee benefit plan of Acquiror, and (3) to the extent permitted or required by such employee benefit plan of Acquiror and applicable law, Acquiror shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Acquiror and shall provide each such Continuing Employee with credit for any co-payments previously made and any deductibles previously satisfied, and (ii) participate in Acquiror's equity-based plans to the same extent as similarly situated employees of Acquiror. Nothing in this Section 5.15 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Acquiror or the Surviving Corporation and, subject to any other binding agreement between an employee and Acquiror or the Surviving Corporation, the employment with each Continuing Employee shall be "at will" employment. Acquiror shall review the health, vacation and other employee benefit plans of Target prior to the Effective Time in connection with its obligations under this Section 5.15(a).

     (b) Pursuant to the terms and conditions of the Target ESPP, Target's Board of Directors shall (i) cause the offering period currently in effect as of the date hereof to be the last such offering period under the Target ESPP, and (ii) cause all Purchase Rights to be exercised at the end of such offering period or otherwise ensure that the holders of such Purchase Rights have withdrawn from the Target ESPP in accordance with the terms thereof.

     (c) To the extent applicable, Acquiror and Target shall each take such reasonable steps as are required to cause the disposition and acquisition of equity securities (including derivative securities) pursuant to Section 1 in connection with the consummation of the Merger by each individual who is an officer or director of Target to qualify for exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

     (d) Prior to the Effective Time, Target shall take such action as is necessary to terminate its 401(k) Plan (the "Target 401(k) Plan") and also shall take all necessary action to ensure that each employee of Target or any Target Subsidiary is fully vested in his or her account balance under the Target 401(k) Plan. As soon as practicable following IRS approval of the termination of the Target 401(k) Plan or such earlier time as Acquiror may deem reasonably practicable, the assets thereof shall be distributed and Acquiror shall permit the Continuing Employees to roll such distributions over into Acquiror's 401(k) Plan. Each Continuing Employee shall be entitled to full credit for the length of his or her employment with Target in respect of the eligibility of such Continuing Employee to participate in Acquiror's 401(k) Plan and in respect of vesting requirements related to contributions made by Target to the Target 401(k) Plan prior to the Effective Time.

     (e) Acquiror, prior to the Closing Date, shall have allocated and reserved severance and/or retention bonuses in an aggregate amount of not less than $250,000 as agreed among a majority of Richard Earnest, Frank T. Sample and Michael E. Singer (including $5,000 payable in exchange for voluntary cancellation and/or termination of the Target out-of-plan stock options described in Section 2.3(c) by the holder thereof).

   5.16 No Inconsistent Actions. Subject to the terms and conditions hereof, neither Acquiror nor Target shall, nor shall they permit any of their respective Subsidiaries to, effectuate any transaction or enter into any agreement the effect of which would be to interfere with or otherwise impede consummation of the transactions contemplated hereby.

   5.17 Board of Directors. On the Closing Date, the Board of Directors of Acquiror shall consist of eight persons, six designated by the Board of Directors of Acquiror from among its current members and two designated by the Board of Directors of Target (one of whom shall be Frank T. Sample provided that he is employed by Acquiror effective as of the Effective Time, and the other of whom shall be a designee of Warburg, Pincus Ventures, L.P. or such fund's general partner). At the Effective Time, Jeffrey S. Brown will serve as Chairman of the Board of Directors.

   5.18 Certain Approvals. Target acknowledges and agrees that Acquiror shall have the right to review and approve in writing (such approval to be granted in Acquiror's sole discretion) any payments or compensation made or caused to be made by, from or on the account of Target or any third party to any employee or consultant of Target, unless such payments are specifically identified and permitted under such employee or consultant's employment contract (or agreement of a similar nature) with Acquiror. Target shall not make or cause to be made any such payment or compensation prior to such written approval being delivered by Acquiror to Target.

                                  SECTION SIX

6. Conditions to the Merger.

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

     (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote under applicable law and Nasdaq rules by the respective stockholders of Target and Acquiror.

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. court of competent jurisdiction preventing the consummation of the Merger shall be in effect; nor shall any proceeding brought by a U.S. administrative agency or commission or other U.S. Governmental Entity seeking any of the foregoing (which is reasonably likely to succeed) be pending; nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by a U.S. court of competent jurisdiction or U.S. Governmental Entity that makes the consummation of the Merger illegal.

     (c) Effectiveness of Registration Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

     (d) Nasdaq Listing. The shares of Acquiror Common Stock to be issued in the Merger and upon exercise of the Assumed Options shall have been approved for listing with Nasdaq, subject only to official notice of issuance.

     (e) Tax Opinion. Acquiror and Target each shall have received written opinions of their respective legal counsel, dated on or about the date of, and referred to in, the Joint Proxy Statement/Prospectus as first mailed to stockholders of each of Acquiror and Target to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and such opinions shall not have been withdrawn; provided, however, that if counsel to either Acquiror or Target does not render such opinion or renders and withdraws such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party and does not withdraw such opinion. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror and Target.

     (f) Fairness Opinions. Each of Acquiror and Target shall have received true and correct copies of the final fairness opinions substantially identical in form and substance to the draft opinions previously delivered in accordance with Sections 2.27 and 3.24 hereof.

   6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by Target:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and MergerSub contained in this Agreement shall be accurate (x) where such representation or warranty is qualified by reference to materiality or Material Adverse Effect, in all respects, and
  (y) in all other cases, in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (A) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and (B) any update of or modification to the Acquiror

  Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), and (ii) Acquiror and MergerSub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Acquiror and MergerSub as of the Effective Time.

     (b) Compliance Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) with respect to Acquiror and in Section 6.2(a) has been satisfied.

     (c) Board of Directors. Acquiror shall have taken such action as may required so that, upon the Effective Time, the persons who are designated to become directors of Acquiror in accordance with Section 5.18 shall become directors of Acquiror.

     (d) Third Party Consents. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1) whose consent to or approval of the Merger shall be required under any note, bond, mortgage, indenture, deed of trust, license, lease, loan or credit agreement or other agreement or other instrument or obligation to which Acquiror is a party, or by which they or any of their respective properties may be bound or affected shall have been obtained and shall remain in full force and effect, except where the failure to have obtained such consent, waiver or approval, or the failure of any such consent, waiver or approval to be in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

     (e) No Material Adverse Effect. There shall have occurred no Material Adverse Effect in respect of the Acquiror.

   6.3 Additional Conditions to the Obligations of Acquiror and MergerSub. The obligations of Acquiror to consummate the Merger and effect the other transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Effective Time of each of the following, any of which may be waived in writing by Acquiror:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Target contained in this Agreement shall be accurate (x) where such representation or warranty is qualified by reference to materiality or Material Adverse Effect, in all respects, and (y) in all other cases, in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (A) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and (B) any update of or modification to the Target Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Target as of the Effective Time.

     (b) Compliance Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) and with respect to Target and in Section 6.3(a) has been satisfied.

     (c) Affiliate Agreements. Acquiror shall have received from each of the Target Affiliates an executed Affiliate Agreement.

     (d) Availability of Executives.

       (i) Each of Frank T. Sample, Stephen E. Hannah and not less than four of the current officers of Target listed in Section 6.3(d)(1) of the Acquiror Disclosure Schedule shall be serving as officers of Target immediately prior to the Effective Time.

       (ii) None of the individuals listed in Section 6.3(d)(2) of the Acquiror Disclosure Schedule shall have revoked, rescinded or otherwise breached his respective employment and/or retention agreements with Acquiror, and such agreements shall be in full force and effect as of and upon the Effective Time.

     (e) Termination of SVB Loan Agreement. Target shall have terminated that certain Loan and Security Agreement dated February 26, 1993 (as amended) between Target and Silicon Valley Bank, or such agreement shall have otherwise expired and no longer be in force and effect, unless such agreement has been amended and restated, or has been replaced with a new agreement, in accordance with Section 4.1(u).

     (f) Termination of Certain Agreements.

       (i) All Target employees and consultants party to any severance or employment agreement or any other agreement with Target or any Target Subsidiary pursuant to which such person enjoys severance benefits or any other benefits or rights in respect of a termination of such person's employment relationship with Target or any Target Subsidiary or the Surviving Corporation shall have delivered an acknowledgement of termination of such agreement in form and substance reasonably satisfactory to Acquiror.

       (ii) All options, warrants, calls, rights, commitments, agreements or arrangements listed on Section 2.3(d) of the Target Disclosure Schedule (excluding, however, the Target Stock Option Plans and the Assumed Options) shall have been exercised or otherwise shall have terminated or expired as of the Effective Time.

     (g) Material Customer and Pipeline Confirmation. Acquiror shall have received assurances satisfactory to it from each Target customers classified under "Category A" in Section 2.29 of the Target Disclosure Schedule that (i) the Pipeline in respect of such Target customer was true, accurate and complete as of the Pipeline Date, and (ii) as of the date of execution of this Agreement, there had occurred no adverse change in or modification to the Pipeline in respect of such Target customer.

     (h) Dissenting Stockholders. The number of Target stockholders dissenting or otherwise voting against the Merger shall not exceed 10% of the aggregate number of shares outstanding of Target Common Stock.

     (i) Target Voting Agreements. Acquiror shall have received countersigned Target Voting Agreements from the persons listed on Section 6.3(i) of the Acquiror Disclosure Schedule; provided, that the aggregate shares held by such persons shall represent at least 51% of the aggregate number of shares outstanding of Target Common Stock.

     (j) Third Party Consents. The consent, approval or waiver of:

       (i) each person (other than the Governmental Entities referred to in Section 6.1) whose consent to or approval of the Merger shall be required under any note, bond, mortgage, indenture, deed of trust, license, lease, loan or credit agreement or other agreement or other instrument or obligation to which Target is a party, or by which they or any of their respective properties may be bound or affected, except where the failure to have obtained such consent, waiver or approval, or the failure of any such consent, waiver or approval to be in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Target; and

       (ii) each party to the contracts listed on Section 6.3(j) of the Target Disclosure Schedule whose consent, approval or waiver is required or advisable in accordance therewith;

   in each case shall have been obtained and shall remain in full force and effect.

     (k) Target ESPP. (i) All offering periods under the Target ESPP shall have expired in accordance with the terms of the Target ESPP, (ii) all Purchase Rights shall have been exercised at the end of the last such offering period or the holders of such Purchase Rights shall have otherwise withdrawn from the Target ESPP in accordance with the terms thereof, and
  (iii) Target's Board of Directors shall have terminated the Target ESPP in accordance with the terms thereof.

     (l) Certain Assurances. Acquiror shall have (i) received true and correct copies of all patents and patent applications set forth in Section 2.12(b)(i) of the Target Disclosure Schedule, and (ii) received from each named inventor for each patent and patent application set forth in Section 2.12(b)(i) of the Target Disclosure Schedule a true and correct copy of invention assignment agreements in form and substance substantially similar to Target's standard form.

     (m) No Material Adverse Effect. There shall have occurred no Material Adverse Effect in respect of Target.

                                 SECTION SEVEN

7. Termination, Amendment and Waiver.

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Target or of Acquiror:

     (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and of Target;

     (b) by either Target or Acquiror if the Merger shall not have been consummated by July 31, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by either Target or Acquiror if a U.S. Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (d) by either Target or Acquiror if (i) the Target Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the required approval of the stockholders of Target contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Target Stockholders' Meeting, or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Target where the failure to obtain stockholder approval of Target shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a breach by Target of this Agreement;

     (e) by either Target or Acquiror if (i) the Acquiror Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the required approval of the stockholders of Acquiror contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders' Meeting, or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this
  Section 7.1(e) shall not be available to Acquiror where the failure to obtain stockholder approval of Acquiror shall have been caused by the action or failure to act of Acquiror and such action or failure to act constitutes a breach by Acquiror of this Agreement;

     (f) by Acquiror (at any time prior to the adoption of this Agreement by the required vote of Target's stockholders) if a Target Triggering Event (as defined below) shall have occurred;

     (g) by Target (at any time prior to the approval of this Agreement and the issuance of the shares of Acquiror Common Stock in the Merger by the required vote of Acquiror's stockholders) if an Acquiror Triggering Event (as defined below) shall have occurred;

     (h) by Acquiror (at any time prior to the adoption of this Agreement by the required vote of Target's stockholders) if an Acquiror Termination Event (as defined below) shall have occurred;

     (i) by Target (at any time prior to the approval of this Agreement and the issuance of the shares of Acquiror Common Stock in the Merger by the required vote of Acquiror's stockholders) if a Target Termination Event (as defined below) shall have occurred;

     (j) by Acquiror or Target upon the occurrence of a Material Adverse Effect with respect to the other party;

     (k) by Acquiror if it exercises its rights under Section 5.8(c);

     (l) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement or if any representation or warranty of Acquiror shall have become untrue, in either case such that any condition set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Acquiror's representations and warranties or breach by Acquiror is curable by Acquiror through the exercise of its commercially reasonable efforts, then Target may not terminate this Agreement under this Section 7.1(l) for thirty (30) days after delivery of written notice from Target to Acquiror of such breach; provided further, however, that Acquiror continues to exercise commercially reasonable efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this Section 7.1(l) if it shall have materially breached this Agreement or if such breach by Acquiror is cured during such thirty (30) day period); provided further, however, that Target shall have no right to terminate under this Section 7.1(l) if there exists a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement or if any representation or warranty of Target shall have become untrue, in either case such that any condition set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;

     (m) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement or if any representation or warranty of Target shall have become untrue, in either case such that any condition set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Target's representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts, then Acquiror may not terminate this Agreement under this Section 7.1(m) for thirty (30) days after delivery of written notice from Acquiror to Target of such breach; provided further, however, that Target continues to exercise commercially reasonable efforts to cure such breach (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 7.1(m) if it shall have materially breached this Agreement or if such breach by Target is cured during such thirty (30) day period); provided further, however, that Acquiror shall have no right to terminate under this Section 7.1(m) if there exists a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement or if any representation or warranty of Acquiror shall have become untrue, in either case such that any condition set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; or

     (n) by Acquiror if any person does not provide the assurances described in Section 6.3(g).

   For the purposes of this Agreement, an "Acquiror Termination Event" shall be deemed to have occurred if Target shall have breached in any material respect its obligations under Section 5.7(a).

   For the purposes of this Agreement, a "Target Termination Event" shall be deemed to have occurred if Acquiror shall have breached in any material respect its obligations under Section 5.7(b).

   For the purposes of this Agreement, a "Target Triggering Event" shall be deemed to have occurred if: (i) the Target Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Acquiror its unanimous recommendation in favor of the adoption of this Agreement, (ii) Target shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Target Board of Directors in favor of the adoption of this Agreement, (iii) the Target Board of Directors fails to reaffirm its unanimous recommendation in favor of the adoption of this Agreement within seven (7) calendar days after Acquiror requests in writing that such recommendation be reaffirmed at any time following the public announcement of any Target Acquisition Proposal, (iv) the Target Board of Directors or any committee thereof shall have approved, endorsed or publicly recommended any Target Superior Offer, (v) Target shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Target Superior Offer, or (vi) a tender or exchange offer relating to securities of Target shall have been commenced by a person unaffiliated with Acquiror, and Target shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer.

   For the purposes of this Agreement, a "Acquiror Triggering Event" shall be deemed to have occurred if: (i) the Acquiror Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Target its unanimous recommendation in favor of the issuance of the shares of Acquiror Common Stock in the Merger, (ii) Acquiror shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Acquiror Board of Directors in favor of the issuance of the shares of Acquiror Common Stock in the Merger, (iii) the Acquiror Board of Directors fails to reaffirm its unanimous recommendation in favor of the issuance of the shares of Acquiror Common Stock in the Merger within seven (7) calendar days after Target requests in writing that such recommendation be reaffirmed at any time following the public announcement of any Acquiror Superior Offer, (iv) the Acquiror Board of Directors or any committee thereof shall have approved, endorsed or publicly recommended any Acquiror Superior Offer that does not include consummation of the Merger, (v) Acquiror shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquiror Superior Offer that does not include consummation of the Merger, or (vi) a tender or exchange offer relating to securities of Acquiror shall have been commenced by a person unaffiliated with Target that does not include consummation of the Merger, and Acquiror shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Section 8, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Acquiror and Target shall equally bear the payment of all fees and expenses incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, the listing of shares of Acquiror Common Stock contemplated under Section 5.11; provided further, however, that notwithstanding the foregoing such sharing of expenses shall not include each party's attorneys', accountants' and fairness opinion fees and expenses (which shall be borne wholly by the party incurring such expenses).

     (b) Termination Payments.

       (i) In the event that this Agreement is terminated (a) by Acquiror pursuant to Section 7.1(f) or 7.1(h), (b) by Acquiror pursuant to
    Section 7.1(k), or (c) by Target pursuant to Section 7.1(g) or 7.1(i), then Target (solely in the case of clause (a)) or Acquiror (solely in the case of clauses (b) and (c)), as the case may be, shall make a nonrefundable cash payment to the other party, in immediately available funds within two business days after such termination, in an amount equal to the sum of (A) the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Acquiror in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, and (B) a break-up fee (the "Break-up Fee") of Five Hundred Thousand Dollars ($500,000). In addition, in the event that Target, within twelve
    (12) months after any termination of this Agreement pursuant to Section 7.1(f) or 7.1(h), consummates or otherwise enters into an agreement providing for a Target Acquisition Transaction with a party other than Acquiror, then Target shall make a nonrefundable cash payment to Acquiror, in immediately available funds within two business days after such consummation or other agreement, in an amount equal to the sum of
    (x) One Million Dollars ($1,000,000) less (y) any Break-Up Fee paid by Target to Acquiror.

       (ii) Each party acknowledges and agrees that the agreement contained in this Section 7.3(b) is an integral part of the transactions contemplated in this Agreement, and that, without this agreement, neither party would enter into this Agreement; accordingly, if a responsible party fails promptly to pay the amounts due pursuant to this Section 7.3(b), then (i) such party shall reimburse the other for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 7.3(b), and (ii) such party shall pay to the other all interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Acquiror in full) at a rate per annum equal to the "prime rate" (as announced by The Chase Manhattan Bank or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

     (c) Payment Not in Lieu of Damages. Payment of the fees described in
  Section 7.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Acquiror and Target authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either Target or Acquiror; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Target stockholders hereunder other than as contemplated by this Agreement. Any amendment or waiver effected in accordance with this Section 7.4 shall be binding upon the parties and their respective successors and assigns.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 SECTION EIGHT

8. General Provisions.

   8.1 No Survival of Representations, Warranties, Pre-Closing Covenants. None of the representations, warranties and pre-closing covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice:

     (a) if to Acquiror, to:

       Data Critical Corporation
       19820 North Creek Parkway, Suite 100
       Bothell, WA 98
       Attention: Chief Financial Officer
       Facsimile No.: (425) 482-7010
       Telephone No.: (425) 482-7000

       with a copy to:

       Orrick, Herrington & Sutcliffe, LLP
       719 Second Avenue, Suite 900
       Seattle, WA 98104
       Attention: Scott J. Moore, Esq.
       Facsimile No.: (206) 839-4301
       Telephone No.: (206) 839-4300

     (b) if to Target, to:

       VitalCom Inc.
       15222 Del Amo Avenue
       Tustin, CA 92680
       Attention: Chief Executive Officer, President
       Facsimile No.: (714) 571-3945
       Telephone No.: (714) 546-0147

       with a copy to:

       Higham, McDonnell & Dunning LLP
       28202 Cabot Road, Suite 450
       Laguna Niguel, CA 92677-1250
       Attention: Douglas F. Higham, Esq.
       Facsimile No.: 949-365-5522
       Telephone No.: 949-365-5518

   8.3 Interpretation.

     (a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.

     (b) Any reference to a party's "knowledge" or "Knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

     (c) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     (d) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     (e) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to have a materially adverse effect on
  (x) the financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole, or (y) the ability of a party and its Subsidiaries to perform its obligations hereunder to otherwise consummate the Merger; provided, however, that "Material Adverse Effect" shall not include (a) changes in the trading price of such entity's common stock; or (b) any change attributable to or resulting from a change in general economic or capital market conditions or any change in GAAP.

     (f) The phrases "the date of this Agreement" and "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 12, 2001.

     (g) The term "person" as used in this Agreement shall be construed broadly to include any individual, entity, "group" (within the meaning of Rule 13d-3 under the Exchange Act) or Governmental Entity.

     (h) For purposes of this Agreement, an entity shall be deemed to be a "Subsidiary" of another person if such person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such entity.

     (i) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

   8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Target Disclosure Schedule and the Acquiror Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms; (b) except as specifically provided herein, are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; provided, however, that Acquiror shall have the right to assign this Agreement together with any related agreements and documents to any person or entity acquiring it or otherwise succeeding to its interest by merger, consolidation or otherwise.

   8.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith in order to maintain the economic position enjoyed by each party as close as possible to that in the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

   8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   8.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 5.4 of this Agreement and the terms and conditions of the Confidentiality Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.4 of this Agreement and the terms and conditions of the Confidentiality Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.9 Governing Law. his Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of New Castle County, Delaware. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

   8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.11  No Personal Liability.

     (a) No director or officer of Target shall have any personal liability whatsoever to Acquiror under this Agreement, or any other document delivered in connection with the Merger on behalf of Target.

     (b) No director or officer of Acquiror shall have any personal liability whatsoever to Target under this Agreement, or any other document delivered in connection with the Merger on behalf of Acquiror.

                            [Signature Page Follows]

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

   IN WITNESS WHEREOF, VitalCom Inc., Data Critical Corporation and Viper Acquisition Corp. have executed this Agreement as of the date first written above.

                                          VITALCOM INC.

                                                  /s/ Frank T. Sample
                                          By: _________________________________
                                                      Frank T. Sample
                                               President and Chief Executive
                                                          Officer

                                          DATA CRITICAL CORPORATION

                                                 /s/ Michael E. Singer
                                          By: _________________________________
                                                     Michael E. Singer
                                                Executive Vice President and
                                                  Chief Financial Officer

                                          VIPER ACQUISITION CORP.

                                                 /s/ Michael E. Singer
                                          By: _________________________________
                                                     Michael E. Singer
                                                Chief Financial Officer and
                                                         Secretary

                       [LOGO U.S. BANCORP PIPER JAFFRAY]
                                                                      APPENDIX B

800 Nicollet Mall
Minneapolis, MN 55402-7020

612-303-6000

March 12, 2001

Board of Directors
Data Critical Corporation
19820 North Creek Parkway, Suite 100
Bothell, WA 98011

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Data Critical Corporation ("Data Critical") of the consideration to be paid by Data Critical in the Transaction described below, pursuant to an Agreement and Plan of Merger (the "Purchase Agreement"), by and among Data Critical, VitalCom, Inc. ("VitalCom") and Viper Acquisition Corp., ("Acquisition"), a wholly owned subsidiary of Data Critical. The Purchase Agreement provides for the merger (the "Transaction") of Acquisition into VitalCom in which each of the outstanding shares (the "Shares") of common stock of VitalCom will be converted into the right to receive 0.62 shares of common stock of Data Critical.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated March 10, 2001 of the Purchase Agreement, (ii) certain publicly available financial operating and business information related to VitalCom, (iii) certain internal financial information, including forecasts and projections, of VitalCom prepared for financial planning purposes and furnished by VitalCom management, (iv) certain publicly available market and securities data of VitalCom, (v) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed transaction, (vi) certain publicly available financial and securities data of selected public companies deemed comparable to VitalCom,
(vii) certain publicly available financial, operating and business information related to Data Critical, (viii) certain internal financial information including forecasts and projections, of Data Critical on a stand-alone basis and as a combined company with VitalCom, prepared and furnished by Data Critical management, and (ix) certain publicly available market and securities data of Data Critical. We had discussions with members of the management of VitalCom concerning the financial condition, current operating results and business outlook for VitalCom. We also had discussions with members of the management of Data Critical concerning the financial condition and historical operating results for Data Critical, and the regulatory and business outlook for Data Critical and VitalCom on a stand-in basis and the combined company resulting from the Transaction and Data Critical's plans relating to such combined company.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by VitalCom, Data Critical or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurance of the management of VitalCom and Data Critical that the information provided to us by VitalCom and Data Critical, respectively, has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, is based on reasonable assumptions and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed that there have been no material changes in Data Critical's or

VitalCom's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us.

We have assumed with your consent that the final form of the Purchase Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions by VitalCom or Data Critical. We have assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Purchase Agreement, without any further amendments thereto and without waiver by either Data Critical or VitalCom of any of the conditions to its obligations thereunder.

Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies or alternative transactions that may be available to Data Critical, on the other hand. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Data Critical or VitalCom, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Data Critical Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Data Critical in connection with the Transaction and will receive a fee for our services which is contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion, which will be credited against the fee for our services. This opinion fee is not contingent upon the consummation of the Transaction. Data Critical has also agreed to indemnify us against certain liabilities in connection with our services. We provide research coverage on and make a market in the common stock of Data Critical. In the ordinary course of our business, we and our affiliates may actively trade securities of Data Critical for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is solely for the benefit of the Board of Directors of Data Critical in connection with its consideration of the Transaction and does not constitute a recommendation to any stockholder of Data Critical. This opinion shall not be otherwise relied upon, published or otherwise used, nor shall any public references to us be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be paid in the Transaction pursuant to the Purchase Agreement for the common stock of VitalCom is fair, from a financial point of view, to Data Critical as of the date hereof.

                                          Sincerely,

                                          /s/ U.S. Bancorp Piper Jaffray

                                          U.S. Bancorp Piper Jaffray Inc.

                                                                      APPENDIX C

PERSONAL AND CONFIDENTIAL

March 12, 2001

Board of Directors
VitalCom Inc.
15222 Del Amo Avenue
Tustin, California 92780

Dear Ladies and Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of VitalCom Inc., a Delaware corporation (the "Company"), of the exchange ratio of 0.62 shares of Common Stock, par value $0.001 per share (the "Data Critical Shares"), of Data Critical Corporation, a Delaware corporation ("Data Critical"), to be received for each Share (the "Exchange Ratio") by such holders pursuant to the Agreement and Plan of Merger, dated as of March 12, 2001, by and among Viper Acquisition Corp., a Delaware corporation ("Merger Corp."), Data Critical and the Company (the "Agreement"), pursuant to which Merger Corp., a wholly owned subsidiary of Data Critical (as described in the Agreement), will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation.

   Pinnacle Partners, Inc. ("Pinnacle Partners"), as part of its investment banking business, is continually involved in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to the Agreement.

   In connection with this opinion, we have reviewed, among other things:

  .  An execution copy of the Agreement, dated as of March 12, 2001;

  . Annual Reports to stockholders and Annual Reports on Form 10-K of the Company and Data Critical for the three years ended December 31, 1999;

  . Certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Data Critical;

  . Certain other communications from the Company and Data Critical to their respective shareholders;

  . Certain internal financial analyses and forecasts for the Company and Data Critical prepared by their respective managements; and,

  . Certain internal financial analyses and pro forma consolidated forecasts (including certain projected cost savings and operating synergies) reflecting the combination of Data Critical and the Company prepared by their respective managements.


                   PINNACLE PARTNERS, INC. INVESTMENT BANKERS
   444 BRICKELL AVENUE, SUITE 51-121, MIAMI, FL 33131 TELEPHONE: 877-445-0050
               FACSIMILE: 877-445-0054 WWW.PINNACLE-PARTNERS.COM

Board of Directors
VitalCom Inc.
March 12, 2001
Page 2 or 2

   We have also held discussions with members of the senior managements of the Company and Data Critical regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of the Company and Data Critical. In addition, we have reviewed the reported price and trading activity for the Shares and the Data Critical Shares; compared certain financial and stock market information for the Company and Data Critical with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain business combinations in the healthcare monitoring and hospital equipment industries and in other industries generally; and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed with your consent that the financial analyses, forecasts and pro forma consolidated forecasts, including the underlying assumptions, provided to us with respect to the Company, Data Critical and the Merger, including, without limitation, the projected cost savings and operating synergies expected to result from the Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the respective managements of the Company and Data Critical. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or Data Critical or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed, with your consent, that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion as expressed below does not imply any conclusion as to the likely trading range of Data Critical Shares following consummation of the Merger (if such shares are issued), which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

   Pinnacle Partners is acting as investment banker to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services that is contingent upon the closing of the Merger.

                                          Very truly yours,

                                          /s/ Marc A. Cabrera
                                          Managing Director
                                          Pinnacle Partners, Inc.

                                                                      APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(S) 262. Appraisal rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252 (S) 254 (S) 257 (S) 258 (S) 263 or (S) 264 of
this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-K

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    For the fiscal year ended December 31, 2000 or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    (for the transition period from                   to                  )
                                    -----------------    -----------------

                         Commission File No. 000-27855

                           DATA CRITICAL CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                       91-1901482
       (State or other jurisdiction of                        (I.R.S. Employer
       incorporation or organization)                      Identification Number)

                     19820 North Creek Parkway, Suite 100,
                           Bothell, Washington 98011
          (Address of principal executive offices, including zip code)

              Registrant's telephone number, including area code:
                                 (425) 482-7000

          Securities registered pursuant to Section 12(b) of the Act:

                                      None

          Securities registered pursuant to Section 12 (g) of the Act:
                    Common Stock, par value $.001 per share

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the closing price of common stock on March 28, 2001, as reported by Nasdaq, was approximately $12,099,514. Shares of voting stock held by each officer and director and by each person who owns 5% or more of the outstanding voting stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

   As of March 28, 2001, 12,745,332 shares of the registrant's common stock were outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

   Certain exhibits are incorporated by reference to prior filings of documents and reports required to be filed by Securities Act of 1933 and/or the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                  PART I

    ITEM 1.  BUSINESS...................................................    E-1

    ITEM 2.  PROPERTIES.................................................   E-20

    ITEM 3.  LEGAL PROCEEDINGS..........................................   E-20

    ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS........   E-20

                                 PART II

    ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED
              STOCKHOLDER MATTERS.......................................   E-21

    ITEM 6.  SELECTED FINANCIAL DATA....................................   E-23

    ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS.................................   E-23

    ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
              RISK......................................................   E-47

    ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA................   E-48

    ITEM 9   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
              AND FINANCIAL DISCLOSURES.................................   E-72

                                 PART III

    ITEM 10. EXECUTIVE OFFICERS AND DIRECTORS OF THE REGISTRANT.........   E-73

    ITEM 11. EXECUTIVE COMPENSATION.....................................   E-74

    ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
              MANAGEMENT................................................   E-82

    ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............   E-83

                                 PART IV

    ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
              FORM 8-K..................................................   E-85

                                     PART I

Forward-Looking Statements

   In this annual report on Form 10-K, the words "Data Critical," "the Company," "we," "us," and "our" refer to Data Critical Corporation and our wholly-owned subsidiaries. Some of our statements in this annual report on Form 10-K are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and future financial performance and other statements that are not historical facts. We use words such as anticipates, believes, expects, future and intends, and similar expressions, to identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. You should not unduly rely on these forward-looking statements, which apply only as of the date of this annual report. Data Critical assumes no obligation to update any forward-looking statements contained in this annual report. Our actual results could differ significantly from those anticipated in the forward-looking statements for many reasons, including the risks described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" in Part II, Item 7 of this annual report.

Trademarks

   StatView(R), AlarmView(R), FlexView(TM), ECGStat(TM), Wireless Telemedicine(R), WT(R), Paceart(R), CardioVoice(TM), Internet ECG(R), EKG Speaks(R), PocketChart(TM), unwiredDr(R), WebChart(TM), WebChart CardioVascular(TM), and the Data Critical Corporation name and corporate logo are all trademarks of Data Critical Corporation. We also have other trademarks that we use in our business. Any trademarks of third parties used herein are the property of their respective owners.

ITEM 1. BUSINESS

An Introduction to Data Critical

   Data Critical is a leader in the design, manufacture, marketing and support of wireless health information communications systems for use by hospitals and physicians. Our technology enables access to patient-specific vital signs and other diagnostic data. Our systems transmit complex and time-critical patient data over a wireless network and enables remote access through either our proprietary interactive device, a personal computer or the Internet. Our systems are designed to enhance the quality, cost, efficiency, safety and outcome of healthcare.

   Within the healthcare industry we focus on the hospital and physician markets. We derive substantially all of our revenue from two operating segments: Hospital Systems and Physician Systems.

   Hospital Systems. Our Hospital Systems utilize a wireless receiver or monitor to provide in-hospital caregivers with remote access and alarm notification of current patient monitoring information. A further description of our Hospital Systems can be found below in "Products and Services--Hospital Systems." As of December 31, 2000, we had received orders for, or scheduled installation of, our Hospital Systems in more than 800 hospitals and medical facilities. Our Hospital Systems accounted for approximately 90% of our revenue in 2000 and 100% of our revenue in 1999 and 1998.

   Physician Systems. Our Physician Systems provide physicians with remote and Internet access to comprehensive patient information through cell phones, pagers and handheld computers. A further description of our Physician Systems can be found below in "Products and Services--Physician Systems." As of December 31, 2000, we had approximately 4,500 licensed users of our Physician Systems.

   For financial information about these two operating segments, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7, as well as "Financial Statements and Supplementary Data" in Part II, Item 8 of this annual report.

 Industry Background

   Recent technological advances in wireless communications and the demands of an increasingly mobile workforce have resulted in the proliferation of wireless hand-held information communication devices. The capabilities of these devices--which include personal digital assistants, wireless receivers and smart phones, often with access to the Internet--are fostering the development of information-intensive applications that can result in greater caregiver productivity and efficiency. At the same time, healthcare facilities--including hospitals and extended care facilities--seek reduced costs and enhanced workforce productivity. These facilities aim to improve the response time, decision-making quality and overall efficiency of caregivers, including physicians and nurses, who treat patients in life-critical situations.

 The Data Critical Solution

   Our products extend the power of wireless technology to the healthcare industry by employing a suite of hardware and software systems that transmit complex time-critical patient data over wireless networks or through the Internet. We believe our systems improve communications and could enhance decision-making for physicians and nurses by delivering time-critical patient data to one or more caregivers rapidly and simultaneously and by providing remote access to patient information.

   Our Hospital Systems provide the following key benefits:

  . Increased Productivity and Work Efficiency. By using our Hospital
    Systems, in-hospital caregivers can remotely access patient monitoring information on a near-immediate basis, freeing them to monitor patients while performing multiple tasks throughout the hospital. Our Hospital Systems gather data from a broad array of primary patient monitoring and similar medical equipment, and distribute that data to a wireless communications device. Our Hospital Systems can alert caregivers when the primary monitoring equipment produces an alarm as a result of changes in a patient's condition. Alarms can be automatically and simultaneously transmitted to individual nurses, physicians or other caregivers. Our Hospital Systems also allow caregivers to monitor patient conditions from remote locations. Our Hospital Systems enable increased overall productivity with fewer personnel, a significant benefit given the current trend of declining caregiver-to-patient ratios.

  . Improved Quality of Care. Our Hospital Systems provide multiple caregivers with critical patient information on a near-immediate basis. As a result, caregivers can respond to patient events rapidly and armed with first-hand patient information. Our Hospital Systems enable hospitals and physicians to maintain and improve the quality of patient care by expanding the number of caregivers who can access patient monitoring information directly, thus reducing the role of miscommunication.

  . Reduced Costs. Most hospitals employ medical technicians to monitor patient data from central locations and nursing stations. Hospitals using such technicians generally employ one to two full time employees per nursing station. By increasing the productivity of existing hospital personnel, our Hospital Systems could produce cost savings and, if a hospital so chooses, could reduce the need to maintain large staffs of monitoring technicians.

  . Ease of Use. We design our wireless receivers based on input received from healthcare professionals. These professionals demand wireless information delivery systems that incorporate small, portable hand-held devices that are easy to use. Our products are designed to be easily understood by an end user without the need for extensive technical training. We believe that our product design allows our customers to quickly and easily deploy our Hospital Systems.

  . Open Architecture. We design our Hospital Systems to interface with medical equipment manufactured by numerous medical equipment suppliers. By providing a standard and scalable system, our Hospital Systems can interface with medical equipment already deployed in hospitals. In addition, our products can also be integrated into other companies' patient monitoring equipment, enabling us to partner with various medical device manufacturers.

  . Security and Confidentiality. Our Hospital Systems may include strict authentication methods and data encryption technology. These security features allow the exchange of confidential patient information without compromising that information. In addition, our Wireless Telemedicine
    (WT) Server software provides access to the proprietary network software of our strategic partners' monitoring systems.

   Our commercialized Physician Systems provide, and we continue to develop our non-commercialized Physician System to provide, the following key benefits:

  . Increased Billing Accuracy. Our Physician Systems generate a complete patient record for each patient visit and automatically calculate the correct evaluation and management code. This helps ensure that physicians bill correctly and have approximate documentation to support their medical billing.

  . Improved Data Capture for Outcomes Analysis. Our Physician Systems automatically collect data from patient charts for outcomes analysis, enabling easier participation in local, regional and national medical database initiatives.

  . Reduced Costs. Most physicians hire transcriptionists to transcribe their patient records. Physicians using our Physician Systems can eliminate these transcription costs which could result in substantial cost savings.

  . Security and Confidentiality. Our Physician Systems protect patients' records with some of the most advanced commercially available security devices, including unique usernames and passwords, 128-bit encryption and firewall security surrounding our secure server. All data is backed up regularly, stored offsite and restorable within 10 minutes of the last data entry in case of a computer system failure.

 The Data Critical Strategy

   We intend to be the industry leader in providing wireless health information communications systems to mobile caregivers who depend upon the interactive transmission of complex and time-critical data. The principal elements of our business strategy include the following:

  . Increase Hospital Penetration for our Hospital Systems. The initial target market for our Hospital Systems includes approximately 5,000 hospitals and 18,000 cardiology-related departments in the United States. Our Hospital Products can be installed in numerous departments throughout the hospital, including critical care units, step-down units, emergency rooms, telemetry units and obstetrics. Since commencing distribution of our Hospital Systems, we have installed our products in over 270 U.S. hospitals. In order to expand our direct distribution capabilities for our Hospital Systems, we recently entered into a strategic distribution alliance with Medtronic Physio-Control Corp., a major medical device distributor. We also distribute our Hospital Systems through our co-marketing relationships with leading vendors of complementary medical equipment.

  . Generate Follow-On Sales Opportunities for our Hospital Systems with
    Existing Customers. We also intend to increase our market penetration in major U.S. hospitals by building upon the existing installed base of products manufactured by our strategic alliance partners. Once we have introduced one of our Hospital Systems to a hospital and have demonstrated the benefits of our products to healthcare professionals in a particular practice group within a hospital, we plan to market our Hospital Systems to other areas of practice within that hospital.

  . Pursue Opportunities to License our Hospital Systems Technology to
    Strategic Partners. We have recently entered into a key licensing relationship with Agilent Technologies, Inc., a major medical device manufacturer. This strategic partner will integrate certain aspects of our Hospital Systems technology into its own patient monitoring systems. We intend to pursue additional, similar licensing relationships in order to leverage the value of our Hospital Systems technology. For example, we could integrate our AlarmView technology into stand-alone monitoring equipment such as pulse oximeters, multi-parameter monitors, ventilators, IV pumps and defibrillators.

  . Pursue Additional Strategic Alliances and Acquisitions, both for our
    Hospital Systems and our Physician Systems. We continue to pursue additional strategic alliances with original equipment manufacturers, or OEMs, to augment or expand the distribution channels and system offerings for both our Hospital Systems and Physician Systems. We may acquire other companies. We have recently entered into an agreement to acquire VitalCom Inc. If consummated, this acquisition will significantly expand our Hospital Systems product offerings. We expect to build upon the expertise we gain through our strategic alliances and acquisitions to facilitate additional alliances and to move into new markets. We will continue to review mutually beneficial opportunities to share new technologies, including cross-licensing opportunities.

  . Pursue Physician-Based Strategy of Wireless Connectivity for
    Healthcare. Our Physician Systems offer a set of applications for physicians that allow patient charting, billing, prescription filling, ordering of laboratory tests and reporting of test results over handheld wireless devices and the Internet. We will continue to add functionality and architecture to our Physician Systems.

  . Maintain and Build on Technology Leadership. We are a technology leader in the communication of complex healthcare data through wireless systems and networks. To strengthen and extend our wireless communications solutions, we plan to continue investing in research and development to expand the features and functionality of our Hospital Systems and Physician Systems. For example, we may develop products that extend our wireless communications network to other types of medical equipment, like infusion pumps, ventilators, incubators, medical information systems, smart beds, nurse call devices and home care devices.

  . Expand Use of the Internet to Link Physicians and At-Home Patients. We anticipate expanding our ability to rapidly provide complex data to both physicians and patients with our Physician Systems. We believe that many of our existing technologies for the efficient transmission of data, as well as technology obtained from our recent acquisitions, may have broad applications for hospitals, physicians and patients seeking to access and deliver information from and to remote locations through either wireless or wired devices linked to the Internet.

Products and Services

 Hospital Systems

   StatView. StatView is a local wireless system that alerts nurses when alarms from primary patient monitoring systems are triggered. StatView connects to an existing patient-monitoring network, collects alarm data from these monitors and transmits electrocardiograms, or ECGs, vital signs and other patient information. The information is transmitted graphically in the shape of waves through a dedicated wireless transmitter to a StatView receiver unit worn by the nurse. Alarm events can be transmitted automatically to individuals or groups and the appropriate caregivers can receive periodic updates. Nurses using StatView carry a compact graphic wireless receiver that sounds alarm tones or vibrates whenever a patient monitor generates an alarm. The receiver then displays bed number, patient name, diagnosis (i.e., ventricular tachycardia), heart rate and, with one button click, a six-second ECG graphic. By looking at the ECG, nurses can determine the urgency of the alarm and receive information before reaching a patient's bedside. StatView also:

  . uses hand-held units that alert caregivers on a near-immediate basis when alarms from patient primary monitors or other medical equipment are triggered;

  . generates reminder pages and periodic updates on patients being monitored;

  . enables caregivers to monitor waveforms and vital signs of patients while performing tasks elsewhere in the hospital; and

  . integrates with most patient monitoring and telemetry systems.

   AlarmView. AlarmView is a wireless system designed to create a virtual monitoring network through connections to stand-alone devices. AlarmView attaches to the back of non-networked primary patient monitors, infusion pumps and other intelligent devices and can deliver near-immediate alarms and other information to wireless receivers. The information from AlarmView transmitters can be sent to the same StatView receivers already worn by caregivers. AlarmView is designed to automatically communicate with other companies' medical devices immediately upon connection to those devices. Accordingly, AlarmView can be easily transferred between a number of devices without costly and time-consuming setup. AlarmView received approval by the FDA in November 1999, and we began commercial sales of AlarmView in 2000. AlarmView also:

  . connects stand-alone medical equipment to a wireless monitoring system;

  . delivers and records alarms and other information collected by stand-alone medical equipment;

  . allows rapid response to non-networked medical equipment; and

  . increases efficiency and flexibility at a low cost per unit.

   FlexView. FlexView is a low-cost clinical network system that allows caregivers to manage multiple patient devices from a single monitor located at a central station. FlexView combines disparate information from multiple stand-alone patient devices into a single patient view. With simple mouse clicks, a nurse can check alarms and device operational status, and can examine patient data and trends, including heart rate, blood oxygenation levels and other patient parameters. The system can link up to ten devices per patient for as many as 40 patients. Our FlexView system received clearance by the FDA in March 1998 and we began commercial sales of our FlexView system in 2000. FlexView also:

  . connects stand-alone medical equipment to a central monitoring station;

  . increases efficiency and flexibility at a low cost per unit; and

  . gives nurses substantial information they need about their monitored patients at a fraction of the cost of a central monitoring system in each unit.

   ECG Stat. ECG Stat transmits StatView data to caregivers at remote locations, usually outside of the hospital. ECG Stat uses digital wireless technology on a wide area network to provide caregivers with immediate remote access to critical patient information, including multiple ECGs, vital signs parameters and graphics and nurse notes. Caregivers can access this information through a portable, wireless hand-held device or through a website. We designed ECG Stat to work easily with a wide variety of monitoring equipment. ECG Stat also:

  . permits faster and better-informed clinical consultation and decision-making from remote locations;

  . delivers quality waveforms without faxes or phone lines;

  . transmits patient data securely;

  . integrates with StatView; and

  . provides a dial-up, wireless connection to the patient monitoring network.

   Paceart Systems. Our Paceart 2000 system offerings, including our Paceart Pacemaker Patient Follow-up and Paceart Arrhythmia Follow-up systems, are products acquired from our acquisition of Paceart. These systems offer PC-based software for managing the care of cardiac patients with implanted devices. These systems are compatible with almost any implanted devices and with virtually every brand pacemaker, implantable cardioverter-defibrillator, or ICD, transtelephonic transmitter or event recorder. They enable physicians to track patients' cardiac conditions wherever such patients may be, and whenever those patients experience an irregularity. Our Paceart systems are used by more than 800 universities, hospitals, clinics and physician offices throughout the United States. Our Paceart systems also:

  . capture and store clinical data from any patient location at any time;

  . provide all critical patient data, event information, past and present symptoms, medications and referring physicians in one easy-to-read summary report;

  . eliminate strip recorders and the need for manual cutting and pasting of data printouts;

  . support the latest implantable devices from major pacemaker and ICD manufacturers;

  . interface with most major manufacturers' programmers;

  . reduce records-processing time so a physician can see more patients without increasing staff;

  . page the physician as well as delivering fax or e-mail reports through optional interface to Paceart's CardioVoice System;

  . supply all necessary information for Medicare audits;

  . generate patient reminder letters, daily schedules and missed visit notifications; and

  . interface with Medtronic and Guidant products.

 Physician Systems

   PocketChart. We acquired PocketChart when we acquired the assets of Physix. PocketChart for the PocketPC is a handheld, wireless charting tool that allows physicians to document their daily patient appointments with greater precision and increased productivity. Physicians can write and edit extended signature prescriptions. Prescriptions and chart notes can also be saved and printed at a later time. This product is primarily designed for solo practitioners. PocketChart also :

  . allows customizable patient searches that benefit physicians who keep a large patient database on their PocketPC;

  . eliminates unnecessary paperwork; and

  . improves accuracy of the patient record.

   WebChart and WebChart CardioVascular. We acquired WebChart when we acquired Elixis. WebChart is a feature rich, Internet-based clinical documentation tool that provides physicians with the ability to chart patient information online. WebChart enables access to patient data from any Internet-connected computer or wireless device. WebChart gives physicians improved access to, and management of, patient data. For cardiologists, heart, thoracic and vascular surgeons, WebChart CardioVascular makes it easy to collect data in the format required by the Society of Thoracic Surgeons. WebChart CardioVascular also enables recordation of specialized data such as previous cardiovascular interventions, risk factors and more.

   UnwiredDr. UnwiredDr will allow physicians to prescribe medications, chart on line, dictate notes, check lab results, submit lab orders and perform other routine tasks, all via wireless devices. UnwiredDr is not yet commercially available. UnwiredDr will include the following key features:

  . a message center to pick up, read and respond to incoming messages;

  . a daily schedule to preview and track daily appointments; and

  . a daily charting feature to review pertinent information about the patients scheduled to visit.

Strategic Alliances

 Hospital Systems

   We have entered into strategic alliances for our Hospital Systems with medical device manufacturers and other companies to achieve our goals of:

  . increasing our revenue;

  . gaining access to proprietary technology;

  . increasing our market penetration;

  . providing important specialized industry experience; and

  . enhancing our system portfolio.

   Our strategic alliances for our Hospital Systems are as follows:

   Agilent Technologies, Inc. Formerly a division of Hewlett-Packard Company's Medical Product Group, Agilent is a worldwide manufacturer and supplier of clinical measurement and diagnostic equipment for the healthcare industry. In September 1997, we obtained a nonexclusive license to a patent from Agilent for the transmission of data over an alphanumeric paging network. This patent is used in ECG Stat. We also have an arrangement with Agilent to engage in joint sales and marketing programs and trade show presentations for StatView and ECG Stat. In November 2000, we granted Agilent a license to use certain of our StatView technology for integration into Agilent's patient monitoring system. Agilent recently announced that it has agreed to sell its Healthcare Solutions Group, with whom we do business, to Royal Philips Electronics, N.V., a Dutch company.

   GE Medical Systems Information Technologies. GE Medical Systems Information Technologies, or GEMS IT, is a subsidiary of GE Medical Systems Company. GEMS IT manufactures and supplies patient-monitoring products in more than 65 countries worldwide. In January 1997, we signed an agreement granting GEMS IT nonexclusive worldwide distribution rights to the StatView under the trade name IMPACT. We also granted GEMS IT the exclusive right to distribute customized StatView systems, subject to minimum GEMS IT purchase requirements. In January 2000, we signed an extension of this distribution and licensing agreement. Under this extension, GEMS IT will continue to distribute StatView under the trade name IMPACT to its customers globally. We will also directly sell and support the equivalent StatView product to existing GEMS IT customers. In addition, in March 2000, we entered into an agreement with CRITIKON Company, L.L.C., subsequently purchased by GEMS IT, to develop and distribute our AlarmView wireless alarm notification system with DINAMAP(R) monitoring products. Under the terms of the agreement, GEMS IT has agreed to sell a minimum number of AlarmView systems during the first two years of the agreement.

   Medtronic Physio-Control Corp. Medtronic Physio-Control, a subsidiary of Medtronic Corporation, manufactures and sells LIFEPAK(R) defibrillator/monitors and automated external defibrillators. In November 2000, we entered into an agreement with Medtronic Physio-Control that appoints Medtronic Physio-Control the exclusive non-OEM distributor of our wireless alarm notification systems for in-hospital use.

   Additionally, in June 2000, we entered into an agreement with Medtronic Physio-Control for sales, service and distribution of our wireless communication technology products in Europe, including our OEM products. In addition, we have agreed to interface our wireless technologies with Medtronic Physio-Control defibrillators and information systems, which Medtronic Physio-Control has agreed to exclusively distribute worldwide. As part of the technology development agreement, Medtronic Physio-Control's LIFENET(R) RS receiving station, a system which allows hospital-based physicians to view a 12-lead ECG transmission from the field prior to patient arrival, will be enhanced with our ECGStat technology. The system uses GSM cellular networks to transmit a 12-lead ECG to a physician's phone allowing remote physicians to view the data.

   Nellcor Puritan Bennett. Nellcor Puritan Bennett, a subsidiary of Tyco International Ltd., manufactures and sells a wide range of healthcare products, including pulse oximetry monitoring devices, in more than 100 countries worldwide. In February 1999, we entered into an agreement with Nellcor Puritan Bennett under which Nellcor Puritan Bennett paid us to integrate AlarmView with Nellcor Puritan Bennett's products. Nellcor Puritan Bennett also agreed to serve as a nonexclusive distributor of AlarmView. In October 2000, we entered into a distribution agreement with Tyco's Nellcor Puritan Bennett ventilator division. Under the new three-year distribution agreement, we have agreed to develop an interface to allow AlarmView to be used with Nellcor Puritan Bennett ventilators.

   Siemens Medical Systems, Inc. Siemens Medical Systems, a division of Siemens AG, manufactures and sells a wide variety of medical equipment, including life support, anesthesia, and electrocardiography products. In July 1998, we entered into an agreement with Siemens to integrate ECG Stat and StatView with Siemens' Infinity(TM) Patient Monitoring System.

   Welch Allyn Protocol (formerly Protocol Systems, Inc.). Welch Allyn Protocol designs, manufactures and markets patient monitoring instruments and systems in more than 80 countries worldwide and is a leading provider of portable patient monitor devices and systems. In March 1998, we entered into an agreement with Protocol under which Protocol paid us to integrate StatView with Protocol's Flexible Monitoring System. We also agreed to provide Protocol with an OEM system under joint labeling. In April 2000, we entered into a distribution agreement with Protocol for the development and distribution of AlarmView with Protocol's Propaq(R) monitoring products. The agreement enables us to provide a wireless alarm transmission system for hospitals using Protocol's Propaq(R) monitoring products.

 Physician Systems

   We have entered into strategic alliances for our Physician Systems with wireless service providers, medical device manufacturers and other companies to achieve our goals of:

  . increasing distribution of our wireless and Internet products;

  . providing additional back-end features for our product offerings; and

  . allowing for additional revenue opportunities such as transcription and transaction revenues.

   Our strategic alliances for our Physician Systems are as follows:

   Aether Systems, Inc. Aether is a leading provider of wireless data systems and services. In June 2000, we entered into an agreement with Aether for technology integration and development, strategic marketing programs. Under terms of the agreement, we are a preferred healthcare solutions partner for Aether, offering Aether access to our portfolio of wireless and medical products used in charting, prescriptions, and transmitting diagnostic data and vital signs. Aether is our exclusive wireless services provider in the United States, providing wireless network services, devices, and customer support. In addition, Aether works with us to provide wireless connectivity to support our suite of healthcare software solutions.

   Edwards Lifesciences Corporation. Edwards Lifesciences is a leading cardiovascular products and services group. In August 2000, Edwards Lifesciences agreed to pre-purchase licenses for WebChart and to make WebChart available to Edwards Lifesciences' cardiovascular customers.

   ePhones. ePhones is a leading provider of wireless products and services for wireless device fulfillment in healthcare. In August 2000, we entered into an agreement with ePhones to support the distribution of unwiredDr for physicians. Under the agreement, we are the exclusive provider of healthcare services to ePhones. ePhones is our exclusive online fulfillment provider for wireless phones and pagers.

   Laboratory Corporation of America (LabCorp). LabCorp is one of the nation's largest clinical laboratory networks. In October 2000, we entered into an agreement with LabCorp in which physicians will be able to order laboratory tests and receive results through unwiredDr.

   Metrocall, Inc. Metrocall is one of the largest wireless data and messaging companies in the United States. In March 2001, we entered into a licensing, distribution and technology integration agreement with Metrocall. Under the agreement, Metrocall will distribute unwiredDr to their healthcare professional customers, and we will be the exclusive provider of dictation services to those customers. Metrocall also agreed to meet minimum distribution and marketing requirements and we agreed to certain technology development obligations.

   Nextel Communications, Inc. Nextel is a leading provider of fully-integrated wireless communication systems. In December 2000, we entered into a distribution agreement with Nextel to distribute unwiredDr to healthcare professionals who are subscribers of Nextel's voice and data services. Co-marketed by both Data Critical and Nextel, the applications will be available to physicians and other health professionals on a low-cost subscription basis.

   PocketScript, Inc. PocketScript is a leading provider of wireless handheld e-prescribing systems. In September 2000, we entered into an agreement to distribute and develop integrated wireless systems that allow physicians to carry out a full range of clinical functions. Under the agreement, PocketScript agreed to purchase unwiredDr and PocketChart for distribution with PocketScript's handheld wireless devices to physicians nationwide. In addition, we agreed to share technology with PocketScript across clinical functions such as lab transactions and prescription writing so that physicians will be able to utilize all of these everyday functions through a single wireless device.

   Provider Select. Provider Select is an affiliate of Premier, Inc. In July 2000, we entered into an agreement with Provider Select to offer WebChart to member healthcare organizations and affiliated physicians. Under the agreement, our WebChart system will be available to the more than 14,000 non-acute care practices, representing over 44,000 physicians, within Provider Select's membership. The contract is part of Provider Select's larger service portfolio, designed to provide contemporary options to their membership.

   Speech Machines. Speech Machines is a leading speech-to-data Application Service Provider (ASP). In June 2000, we entered into a partnership that will integrate Speech Machines' DictationNet(TM) technology with WebChart, permitting physicians to dictate patient encounter notes directly into a web-based patient chart for the first time. The agreement gives us limited exclusivity within our product category in exchange for meeting minimum service volume requirements for Speech Machines' service offerings.

Customers and Markets

   We currently focus on the healthcare industry because of the particular need of healthcare professionals to have immediate access to time-critical patient data. Our target end user customers are hospitals and physicians in the United States and, to a lesser extent, Canada and Europe. We believe that these groups would benefit from using our Hospital Systems and Physician Systems through reduced costs and increased productivity. Our target markets also include aggregators of individual physicians, including large medical groups, independent practice associations, physician practice management companies and other large organized physician entities. We also target physicians who practice outreach telemedicine. Additionally, we believe that specialist physicians, who have patients requiring immediate medical attention upon sudden change in medical status--such as cardiologists, cardiac surgeons, urologists, nephrologists, obstetricians and gynecologists--would benefit from using our products. Below is a summary of our target markets:

  Hospital System                     Market
  ---------------                     ------
  StatView                            Departments in more than 5,800 hospitals
                                      in the United States.

  AlarmView                           Approximately one million stand-alone
                                      units, including multi-parameter
                                      monitors, pulse oximeters, ventilators,
                                      IV pumps and external defibrillators.

  FlexView Departments in more than 5,000 hospitals in the United States.

  ECG Stat                            Approximately 18,000 cardiovascular-
                                      related departments in U.S. hospitals.

  Paceart Pacemaker Patient Follow-up 7,000 cardiologists who perform pacemaker implants.

  Paceart Arrhythmia Follow-up        25,000 cardiologists and 100,000 general
                                      practitioners.

  Physician System                    Market
  ----------------                    ------
  PocketChart                         Small to medium physician practice groups
                                      and solo practitioners in the United
                                      States.

  WebChart                            30,000 cardiovascular specialists.

  UnwiredDr                           Physician practice groups and solo
                                      practitioners in the United States.

   Most of our direct sales of Hospital Systems were made to hospitals and other end users either concurrently with their new purchases of new Agilent monitoring equipment, or to hospitals that had already installed Agilent monitoring equipment. Sales to GEMS IT, an OEM customer, accounted for approximately 16% of our total revenue in 2000, approximately 19% in 1999 and approximately 55% in 1998. We expect that Agilent and Medtronic Physio-Control will each account for a substantial portion of our total revenue sources for the next 12 to 18 months. Loss of that revenue would harm our business.

Sales, Marketing and Customer Support

 Hospital Systems

   In November 2000, we entered into a strategic distribution alliance with Medtronic Physio-Control. Under this distribution alliance, Medtronic Physio-Control has become the exclusive non-OEM distributor of our wireless alarm notification systems for in-hospital use. In exchange for their exclusive rights, Medtronic Physio-Control agreed to make minimum quarterly payments to us during the first year of the agreement, and to distribute minimum numbers of our products to end users. We have agreed to negotiate new minimum payments and distribution targets for subsequent quarters based on actual historical sales of our products by Medtronic Physio-Control. In addition, as part of our agreement, Medtronic Physio-Control hired substantially all of our direct sales force and installation personnel.

   Medtronic Physio-Control has also agreed to:

  . integrate our old Hospital System sales force with Medtronic Physio-Control's existing sales force;

  . train the existing Medtronic Physio-Control sales force to sell our Hospital Systems, including StatView, AlarmView and FlexView;

  . market and distribute our products, including StatView, AlarmView and FlexView;

  .  include our products in international sales and marketing programs;

  . include our products in Medtronic Physio-Control's national accounts contracts, which provide access to large, national hospital chains;

  . include our products in the global healthcare exchange, an on-line marketplace for medical devices and healthcare products;

  .  provide installation and field services for our Hospital Systems; and

  .  meet minimum sales and end-user distribution levels.

   This new distribution alliance with Medtronic Physio-Control marks an important milestone in our history and signifies a major change in both our financial and business models. In the past, we relied on our own efforts to directly distribute our non-OEM wireless alarm notification systems. In the future, we must rely on a third party for this distribution--including distribution of our three key products, StatView, AlarmView and FlexView, which together accounted for approximately 68% of our Hospital Systems net sales in 2000. Because sales of our Hospital Systems generated approximately 81% of our total revenue in 2000, a substantial portion of our future revenues will depend on Medtronic Physio-Control's ability and efforts to sell our products.

   Our new relationship with Medtronic Physio-Control could expand our Hospital Systems revenues by significantly enhancing our distribution channels, and could augment our existing OEM relationships by providing broader installation and follow-up services than we alone can offer. The relationship could also increase our market penetration as a result of Medtronic Physio-Control's guaranteed minimum end-user distribution targets. However, these end-user distribution percentage targets were not met in the first quarter of 2001.

   In addition to our distribution through Medtronic-Physio-Control, we market and sell our Hospital Systems through cross-marketing and OEM relationships with our strategic partners. Our strategic partners provide field sales people who actively sell and market our Hospital Systems to their respective accounts. We carefully select our strategic partners and work closely with them throughout their sales process to increase our revenue potential.

   Also in November 2000, we agreed to license portions of our proprietary StatView technology to Agilent for the purpose of integrating StatView into Agilent's patient monitoring systems. In return for this three-year license, which grants Agilent certain exclusive rights in respect of product integration for at least the first two years, Agilent has agreed to minimum purchase obligations. This alliance with Agilent marks a new strategy of leveraging the value of our proprietary technology through incorporation into the monitoring products of larger, more well-established companies. We intend to seek similar, additional licensing agreements with other strategic partners.

   We also directly target nurses and nursing professional associations. We maintain an extensive online database of all U.S. hospitals. This database is a key source of sales information covering capital equipment purchase cycles, key decision makers and the status of all contacts made at the account.

   We attend and showcase our Hospital Systems at major trade shows, including those sponsored by the American College of Cardiology, the American Heart Association, the Association of Nurse Executives and the Society of Critical Care Medicine. At many of these trade shows, we co-promote our Hospital Systems in our strategic partners' booths. We also send direct mailings to potential customers promoting our Hospital Systems, and support the external research efforts of institutions that are reviewing technology uses within the healthcare industry.

   We believe that a high level of customer support is necessary to achieve wide acceptance of our Hospital Systems. We provide customer support services for our Hospital Systems twenty-four hours a day, seven days a week. We employ technical support personnel who work directly with our strategic partners and customers. We also provide training programs for our Hospital Systems customers and our strategic alliance partners.

 Physician Systems

   We market and sell our Physician Systems through an internal sales force and through strategic partners. Our strategic partners utilize their sales force to sell our Physician Systems to their current and prospective customers. In addition, we have joint marketing arrangements with the majority of our strategic partners that include shared booth space at medical trade shows, joint distribution of product literature and joint sponsorship of product fairs at medical centers and hospitals. Further, several of our strategic partners provide fulfillment services for our Physician Systems, including fulfilling orders, billing and collections. We believe that our strategic partners allow us to advance and accelerate the deployment of our products using new devices such as cell phones, pagers and personal digital assistants.

   Our sales, marketing and business development resources for our Physician Systems are located at our offices in Washington. Our internal sales force for our Physician Systems targets small physician practices, large medical groups and specialists within hospitals throughout the United States. Attendance at major trade shows, including the American Academy of Family Practice and the Society of Thoracic Surgeons, constitutes our major activity. We also promote our Physician Systems through direct mailings to prospective customers, advertisements in medical informatics journals and through our online store on our company website.

   We believe that attracting and retaining end-users of our Physician Systems requires effective customer service. Therefore, we provide a wide range of customer support services through our customer service personnel, e-mail help desk, telephone support desk and web-based support and training services.

Manufacturing

   Our Hospital Systems manufacturing operations consist primarily of final assembly and testing, quality assurance, packaging and shipping. Our current manufacturing facilities are located in Bothell, Washington and Fairfield, New Jersey. These facilities are regulated by the FDA and must undergo periodic audits for compliance with the FDA's quality system regulations. In September 1999, our Bothell facility qualified for ISO 9001 and EN46001 Certification to the U.S. Registrar Accreditation Board. In January 2001, our Fairfield facility was certified to the same standard. ISO 9001 is the highest level of certification for quality manufacturing in the United States and EN46001 Certification requires meeting additional quality standards in order to manufacture medical devices sold in Europe.

   We currently rely on outside contract manufacturers for certain components of our Hospital Systems. We purchase standard server hardware directly from third-party manufacturers and install our proprietary software on these servers. We rely on single-source suppliers for certain components of our Hospital Systems. We have developed a supplier selection procedure and approved vendor list to maintain quality. In addition, we monitor our suppliers' performance to ensure consistent quality, reliability and yield.

   Our Physician Systems consist solely of software products and do not involve significant material manufacturing operations.

Research and Development

   The emerging market for the use of wireless communications and the Internet in the healthcare industry is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. Advances in operating systems, radio frequency systems and hardware are enabling the rapid proliferation of new solutions.

   Through our research and development efforts, we strive to use the most current technology to ensure that our Hospital Systems and Physician Systems meet the needs of an ever-changing marketplace. We believe that our future success will depend in large part on our ability to continue to maintain and enhance our software applications, wireless technologies and other proprietary technology while simultaneously improving the performance, features and reliability of our Hospital Systems and Physician Systems.

   The success of our new product introductions, for both our Hospital Systems and our Physician Systems, will depend on several factors, including:

  . identification of a realizable market opportunity;

  . definition of new systems;

  . timely completion and introduction of new systems; and

  . market acceptance of our systems.

   To enable us to develop new Hospital Systems and Physician Systems more rapidly, we intend to leverage the ability of our technology to work easily with, and be incorporated into, the products of other companies. In addition, we intend to rely on our alliances with strategic partners for additional research and development resources to create integrated solutions with their products.

   For the twelve months ended December 31, 2000, 1999 and 1998, expenses attributable to research and development for our Hospital Systems totaled $3.5 million, $2.4 million and $2.1 million. For the twelve months ended December 31, 2000, expenses attributable to research and development for our Physician Systems totaled $2.1 million. Because we recently acquired the businesses that develop and market our Physician Systems, for the twelve months ended December 31, 1999 and 1998 there were no expenses attributable to research and development for our Physician Systems. We believe that the timely development of new and enhanced systems and technologies is necessary to remain competitive in the marketplace. Accordingly, we intend to continue recruiting and hiring experienced development personnel, as well as making other investments in research and development.

Competition

 Hospital Systems

   Our Hospital Systems compete primarily with traditional methods of patient monitoring, including direct patient oversight, monitoring through wired systems and voice communications. As we establish a market for our systems, additional entrants will likely be drawn into our market. In addition, one or more of our strategic partners or other medical equipment manufacturers may decide to develop products that directly compete with our systems. For example, in January 2000, SpaceLabs Medical, Inc. announced that it received notification of FDA clearance to market its new Ultraview Clinical Messenger(TM), a multi-parameter waveform wireless paging system. SpaceLabs has stated that it plans to sell the product to hospitals that have SpaceLabs patient monitors. Other potential competitors include traditional monitoring companies such as Agilent, Philips, GEMS IT, Siemens and Datascope. We may be unable to compete successfully with these companies because many of them may have longer operating histories, significantly greater resources, better name recognition and a larger installed base of products and technologies.

 Physician Systems

   Our Physician Systems are subject to competition from both traditional healthcare information system vendors, including IDX Corporation, McKesson/HBOC and Cerner Corporation as well as Internet healthcare companies, including Allscripts, Medscape, WebMD and others. The Internet healthcare industry is intensely competitive and subject to fragmentation, high growth and rapid technological change. Many of these companies have longer operating histories, significantly greater resources, better name recognition and a larger installed base of products and technologies. We may be unable to compete successfully against these organizations.

   Both our Hospital Systems and our Physician Systems compete on the basis of cost-efficiency, enhanced mobility, features, functionality and price. We believe we compete favorably with regard to each of these factors. To maintain and improve our competitive position, we must:

  . continue to prove the benefits of our systems;

  . develop new and improved technologies;

  . market to hospitals, healthcare professionals and consumers; and

  . maintain and continue to create alliances with key manufacturers of complementary medical equipment.

Patents and Intellectual Property Rights

   We rely on a combination of patent, copyright, trademark and trade secret laws and other agreements with employees and third parties to establish and protect our proprietary rights for both our Hospital Systems and our Physician Systems.

   We require each of our officers, employees and consultants to enter into standard agreements containing provisions requiring confidentiality of proprietary information and assignment to us of all inventions made during the course of their employment. We also enter into nondisclosure agreements and limit access to, and distribution of, our software, documentation and other proprietary information.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our systems or may independently develop technologies that are substantially equivalent to ours. Our patent applications may be disallowed or our existing patents may be ruled invalid and unenforceable by a court if we seek to enforce them. In addition, our employees or our commercial partners may breach confidentiality agreements or other contracts we have entered, and we may be unable to enforce our rights.

 Hospital Systems

   Currently, we own six U.S. patents covering claims for various aspects of our Hospital Systems. Subject to our paying maintenance fees, these patents will be in force for a number of years. One expires in 2008, three expire in 2013 and two expire in 2016. We have one pending patent application for which a notice of allowance has been granted.

   We license two patents, certain trade secrets and other intellectual property rights from third parties. We have an exclusive license to U.S. Patent 5,003,984, entitled Apparatus for Alerting a Doctor by Radio to Provide an Alarm for a Patient, from Fukuda Denshi Co., Ltd., a Japanese company. This license has a term of two years that automatically renews unless cancelled by us. The license also automatically terminates upon the occurrence of certain events, such as our filing for bankruptcy, our material breach of the license, or our undergoing a change of control that is adverse to Fukuda. We believe that the Fukuda patent covers claims for most wireless transmission of medical data waveforms, including ECG waveforms.

   We hold a number of registered and unregistered trademarks, service names and domain names that are used in our Hospital Systems business. Generally, federally registered trademarks offer protection for renewable terms of ten years so long as the mark continues to be used in commerce. Our strategic partners have also disclosed and/or licensed to us, for use in our Hospital Systems, source code or output protocols proprietary to their medical equipment and monitoring systems.

 Physicians Systems

   Currently, for our Physician Systems we hold one pending U.S. patent application. We hold a number of registered and unregistered trademarks, service names and domain names that are used in our Physicians Systems business. Our strategic partners have also disclosed and/or licensed to us proprietary technology for use in our Physician Systems.

Government Regulation

 Hospital Systems

   Federal Communications Commission. Our Hospital Systems are regulated by the Federal Communications Commission, or FCC. The FCC requires that wireless access devices meet various standards, including safety standards regarding human exposure to electromagnetic radiation and basic signal leakage. The FCC has approved our radio frequency system components. In addition, we currently hold an FCC license on 22 frequencies in the UHF spectrum. We are also regulated under the Telecommunications Act of 1996 and other federal, state and international laws and regulations.

   Food and Drug Administration. The Food and Drug Administration, or FDA, is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body.

   StatView, AlarmView, FlexView and ECG Stat are regulated by the FDA because they have been defined as medical devices used in the diagnosis and treatment of disease. Under FDA regulations, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness: Class I, Class II and Class
III. Class I requires only general controls, including labeling, pre-market notification and adherence to good manufacturing practices. Class II requires general and special controls, which may include general controls, special controls and pre-market approval performance standards and post-market surveillance. Class III requires pre-market approval and notification clearance by the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. In addition, changes to our systems may also require FDA review and clearance prior to marketing or sale in the United States. The FDA will typically grant 510(k) clearance if we can establish that our device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device for which the FDA has not yet required the submission of a pre-market approval application.

   StatView, then marketed as CardioPager, received FDA approval as a Class III product in early 1998. ECG Stat is currently classified as a Class II product, grandfathered under the Agilent PalmVue(TM) classification. AlarmView received FDA approval as a Class II product during November 1999. FlexView received initial FDA approval in March 1998 and was subsequently classified as a Class II product in March 2001. In addition, our Paceart products have received FDA approval and have been classified as Class II products.

   In 2000 we discovered a bug in embedded software used in our StatView receivers. We undertook a field action to replace the affected receivers with receivers with upgraded firmware fully remedying the performance issues. We notified the FDA of our action. Upon review, the FDA categorized the action as a Class II recall--meaning that the FDA requires periodic status reports and a certificate of completion. We are in the process of completing the field action.

   All our commercialized products that are defined as medical devices have received FDA approvals to the extent required by law, but we may nevertheless be required to obtain 510(k) clearance for new or modified products. The process of obtaining 510(k) clearance can be expensive and time-consuming, and may require the submission of extensive supporting data. If we fail to obtain 510(k) clearance for any of our new or modified systems, or if the 510(k) process is extended for a considerable length of time, the commencement of commercial sales of these systems will be delayed substantially or indefinitely. In addition continued compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could impair our ability to introduce new applications or services in a timely manner.

 Physician Systems

   Laws and Regulation of the Internet. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet, and none that we believe specifically regulate our Physician Systems. However, laws and regulations may be adopted that address issues such as online content, user privacy, pricing and characteristics and quality of applications and services. For example, although two key provisions of the act were held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of various types of information and content. Similarly, the Federal Trade Commission began enforcing requirements under the Children's Online Privacy Protection Act in April 2000, which imposed significant compliance burdens in connection with the online collection of personal information from children under 13.

   International regulations concerning the Internet, privacy and transborder data flows are considerably more developed than regulations in the United States. We intend to develop applications and services to be used on a worldwide basis and, consequently, will be required to comply with international regulations concerning the Internet and e-commerce, as well as with U.S. regulations. We have not evaluated the effect that these regulations would have on our business.

 Hospital Systems and Physician Systems

   Healthcare Regulations. Because we are a provider of healthcare related systems, extensive and frequently changing federal regulations also govern the licensing, conduct of operations and other aspects of our business. Federal certification and licensing programs establish standards for day-to-day operation of our research and manufacturing facilities. Regulatory agencies verify our compliance with standards through periodic inspections and testing. Although we have been found to be in compliance with all these standards to date, our facilities may fail future inspections conducted to ensure compliance with federal or any other applicable licenses or certification laws.

   Patient Medical Record Confidentiality Laws. The confidentiality of patient records and the circumstances under which records may be released for transmission through our systems are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of confidential patient information to implement security measures that could require substantial expenditures. Changes to state or federal laws could materially restrict the ability of healthcare providers to transmit information from patient records using our systems.

   Health Insurance Portability and Accountability Act of 1996. We also must comply with the Health Insurance Portability and Accountability Act of 1996, or HIPAA. In December 2000, a final rule was promulgated by the FDA pursuant to HIPAA, which regulates the use and disclosure of individually identifiable information in any form, whether written, oral or electronic, by health plans, providers and clearinghouses. Under certain circumstances, HIPAA requires patient consent from health plans, healthcare providers, and clearing houses prior to the disclosure of protected identifiable health information. HIPAA also establishes rules about individuals' rights to access or amend their own or someone else's medical information, and to receive written notice of information practices, including uses of such information by health plans, providers and clearinghouses. Such organizations, as well as the companies or other persons they do business with, will need to establish procedures and systems that will help achieve this and to accommodate individuals' requests.

HIPAA and various state laws, in relation to the concern about patient record confidentiality, require holders of medical records to implement security and other necessary measures, which may prove to be expensive and restrict healthcare providers from utilizing our products for the transmission of medical records.

   Because of our relationships with organizations covered by the HIPAA privacy regulations, we will need to provide contractual assurances to those organizations that our products and services are consistent with applicable requirements of the regulations. The regulations will become effective in early 2003, and we are already receiving inquiries from customers about HIPAA compliance. WebChart and our handheld products already contain many features that can assist customers in achieving HIPAA compliance. We intend for all of our products and services to meet applicable HIPAA requirements by the time those regulations become effective.

   The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are also subject to other state and federal laws. These laws require holders of medical records to implement security measures that may require substantial expenditures by us or materially restrict the ability of healthcare providers to submit information from patient records using our applications. Congress is also likely to consider legislation that would establish rules about individuals' rights to access their own or someone else's medical information within legislation known as a "patient bill of rights". This legislation, if enacted, would likely define what is to be considered protected health information and outline steps to ensure the confidentiality of this information. Any additional federal or state legislation addressing these issues could negatively affect the way in which we are allowed to conduct business, especially those aspects that involve the collection or use of personal information. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

Recent Acquisitions and Other Events

   Elixis Corporation. In April 2000, we acquired Elixis by statutory merger into datacritical.com Inc., our wholly-owned subsidiary. Under the terms of the agreement, we issued 209,991 shares of our common stock. We also paid Elixis' option holders approximately $110,000 in exchange for cancellation of all outstanding Elixis stock options, and we assumed Elixis liabilities of approximately $1,327,000. We believe that Elixis' technology, when combined with the technology we acquired from Physix, will accelerate our ability to create wireless, Internet-based clinical systems. We also plan to take advantage of Elixis' distribution partnerships with leading healthcare companies, such as Edwards Lifesciences, as well as its hospital customers, such as the University of Washington Medical Center and the University of Pennsylvania Health System.

   Paceart Associates, L.P. In September 2000, we acquired all of the outstanding limited partnership interests of Paceart Associates, L.P. and all the outstanding capital stock of its corporate general partner, Paceart G.P., Inc. We paid the former owners of Paceart an aggregate purchase price of $6,162,000 in cash, 300,000 shares of our common stock and a contingent earn-out payment of up to $400,000. Paceart is a leader in the design, manufacture, sales and support of pacemaker-monitoring and arrhythmia-monitoring systems. The Paceart systems offer PC-based software for managing the care of cardiac patients with implanted devices. We believe that Paceart will enhance our access to the overall cardiology market. We expect to leverage Paceart's substantial installed base of cardiologists through our distribution partnerships for unwiredDr and WebChart.

   Agilent Technologies, Inc. In November 2000, we agreed to license portions of our proprietary StatView technology to Agilent for the purpose of incorporation into Agilent's patient monitoring products. In return for this three-year license, which grants Agilent certain exclusive rights in respect of product integration for at least the first two years, Agilent has agreed to significant minimum purchase obligations for the first two years of the agreement.

   Medtronic Physio-Control Corp. In November 2000, we entered into a strategic distribution alliance with Medtronic Physio-Control. Under this distribution alliance, Medtronic Physio-Control has become the exclusive non-OEM distributor of our wireless alarm notification systems for in-hospital use. In exchange for these exclusive rights, Medtronic Physio-Control agreed to make substantial minimum quarterly payments to us during the first year of the agreement, and to negotiate new minimums for subsequent quarters based on their actual historical sales of our products. In addition, as part of our agreement, Medtronic Physio-Control hired substantially all of our direct sales force and installation personnel. See "Sales, Marketing and Customer Support," beginning on page E-10.

   Stock Repurchase Program. On November 9, 2000, we announced that our board of directors had approved a stock repurchase program. Under the program, our management is authorized to repurchase on the open market up to 10% of outstanding shares of our common stock from time to time through December 2001. Any shares so repurchased will be held as treasury shares to be used for general corporate purposes, including employment benefit plans, acquisitions and other purposes. On January 23, 2001, we announced that we had filed notice with the National Association of Securities Dealers that our total outstanding shares had declined by 5% as a result of the stock repurchase program.

   Fukuda Denshi Co., Ltd. On February 1, 2001, an amendment to our existing license agreement with Fukuda became effective. Under this amendment, we obtained exclusive rights in the United States to use Fukuda's patented technology to produce and manufacture certain wireless alarm notification devices for the healthcare industry.

   VitalCom Inc. In March 2001, we agreed to acquire VitalCom, a leading provider of wireless patient monitoring systems. Under terms of the agreement, stockholders of VitalCom will receive 0.62 shares of our common stock for each share of VitalCom common stock held. VitalCom will merge with, and will become, our wholly owned subsidiary. Consummation of the merger is conditioned on approval by the stockholders of both companies, as well as certain other events, but the merger is expected to close in June 2001. We believe the proposed merger, if completed, will integrate the technologies of two in-hospital wireless product market leaders and will result in a broader alarm notification and networking portfolio of wireless products for our company, partners and customers. VitalCom develops and manufactures PatientNet(TM), a wireless infrastructure technology that integrates patient information from various manufacturers' monitoring and bedside devices into a single network, making patient information available in real-time. VitalCom's large-scale wireless networks are capable of supporting up to 1,000 patients, and have been installed in more than 100 hospitals throughout the country, including well-known facilities such as Columbia Presbyterian Hospital, Barnes Jewish Hospital and Montefiore Medical Center. We believe that VitalCom's new PatientNet(TM) system, introduced in December 2000, provides high-end, centralized networking and wireless systems. Our strategy will be to leverage VitalCom's PatientNet(TM) technology to integrate our products with VitalCom's products and to help expand sales of PatientNet(TM) through our distribution channels. As a result, we expect to reach a significantly broader market.

Executive Officers

   The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed and qualified.

 Name                                      Age Position
 ----                                      --- --------
 Richard L. Earnest......................  58  Chief Executive Officer and
                                                Director

 David E. Albert, M.D. ..................  46  Chief Scientist, Chairman
                                                Emeritus and Director

 Michael E. Singer.......................  38  Executive Vice President,
                                                Corporate Development and Chief
                                                Financial Officer and Director

 Bradley R. Harlow.......................  43  Senior Vice President of
                                                Business Development and
                                                General Manager, Paceart
                                                Division

 Robert A. May...........................  46  Vice President of Hospital
                                                Operations

   Richard L. Earnest (age 58) has served as chief executive officer of Data Critical. He has also served as a director of Data Critical since May 1997. Since December 1998, Mr. Earnest has been the mayor of the city of Del Mar, California and currently serves on the Del Mar city council. From 1995 to 1997, Mr. Earnest served as chief executive officer of Tudor Publishing Company, a private educational software company. From 1993 to 1995, Mr. Earnest was chief executive officer at Demax Software, Inc., a VAX and UNIX security products company. From 1991 to 1993, Mr. Earnest was the chief executive officer at AdvantEDGE Systems Group, a software re-engineering company. From 1989 to 1991, Mr. Earnest was chief executive officer at Peregrine Systems. From 1983 to 1989, he was the president at VM Software, Inc. Mr. Earnest is a director of RSA Security, a computer network security products company, and also serves as a director on the board of various private companies. Mr. Earnest holds a B.S. degree in engineering and a M.S. degree in management from the U.S. Naval Academy.

   David E. Albert, M.D. (age 46) founded Data Critical in October 1992 and serves as chief scientist and chairman emeritus of the board of Data Critical. Prior to founding Data Critical, Dr. Albert served as a consultant to Hewlett-Packard's Cardiology Business Unit from 1990 to 1992. Dr. Albert was president and founder of Corazonix Corp. from 1984 to 1989, and from 1984 to 1987 served as a consultant to Quinton Instrument Co. in Seattle. Dr. Albert holds an A.B. degree from Harvard University and an M.D. from Duke University, and is the holder of ten U.S. patents.

   Michael E. Singer (age 38) has served as executive vice president, corporate development and chief financial officer of Data Critical since June 1999. Mr. Singer has also served as a director of Data Critical since January 2001. Prior to joining Data Critical, from 1992 to 1999, Mr. Singer was an investment banker focusing on mergers, acquisitions and corporate financings for healthcare companies. During that period of time, Mr. Singer served as a principal at Banc of America/NationsBanc Montgomery Securities from 1998 to 1999, vice president at Alex, Brown & Sons from 1997 to 1998 and vice president at Wolfensohn & Co., Incorporated from 1992 to 1997. From 1990 to 1992, Mr. Singer worked at Union Bank of Switzerland in Zurich, Switzerland in global corporate and institutional banking, and in 1986 at the Commission of the European Communities in Brussels, Belgium. Mr. Singer holds a Ph.D. degree from the London School of Economics, a M.A. degree from the Maxwell School of Public Affairs, Syracuse University and a B.A. degree from Washington and Lee University.

   Bradley R. Harlow (age 43) joined Data Critical as vice president and general manager in August 1997 and became senior vice president of business development and general manager of Paceart Division in September 2000. Prior to joining Data Critical, he served as vice president of worldwide sales and marketing at Instromedix, Inc., a producer of ambulatory products that transmit data over phone lines, from 1991 until 1997. From 1989 to 1991, he served as general manager of the avionics/marine department at Icom America Communications Company. Mr. Harlow also held management positions at Spacelabs/ATL Ultrasound from 1982 to 1989 and at Kaiser Industries from 1979 to 1982. Mr. Harlow holds a B.S. in accounting from Oregon State University and an M.B.A. from the Albers School of Business at Seattle University. Mr. Harlow also serves as a director of Prevention Concepts Incorporated, a private ultrasound cardiac risk analysis company.

   Robert A. May (age 46) has served as vice president of hospital operations of Data Critical since November 1999. Prior to joining Data Critical, he served as vice president of manufacturing of Mackie Designs, a professional audio equipment company, from 1997 until 1999. Prior to his role at Mackie Designs, Mr. May held various positions at Medtronic-Physio Control, a developer of medical devices, from 1990 until 1997, including serving as vice president of manufacturing from 1995 until 1997. Mr. May holds both a M.S. degree in Administration and a B.S. degree in biology and psychology from the University of Oregon.

Employees

   During 2000, the number of our employees grew significantly from 86 to 153 employees. As of December 31, 2000, we had 17 employees in manufacturing, 37 in sales and marketing, 22 in services and support, 35 in research and development, 10 in regulatory affairs and 32 in general and administrative functions. In early January 2000, approximately 25 of our employees--mostly in sales and marketing--were-hired by Medtronic Physio-Control as part of our strategic distribution alliance. None of our employees is a member of a labor union or is covered by a collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees.

ITEM 2. PROPERTIES

   Our principal executive offices and principal Hospital Systems assembly and testing facilities are located in Bothell, Washington, where we lease approximately 17,000 square feet under a lease that expires in June 2004. We also maintain a facility for our Hospital Systems used primarily as an advanced development laboratory in approximately 8,400 square feet of space in Oklahoma City, Oklahoma under a lease that expires in December 2006. Our Paceart division of our Hospital System business operates out of 7,500 square feet of office space in Fairfield, New Jersey under a lease that expires in 2004.

   Our Physician Systems business uses approximately 10,600 square feet of office space in Houston, Texas under a lease that expires in March 2004, and 7,257 square feet of office space in Seattle, Washington under a lease expiring in 2005.

   We own substantially all of the equipment used in our Hospital Systems and Physician Systems facilities, except equipment held under capitalized lease arrangements.

   We believe that our existing Hospital Systems and Physician Systems facilities are adequate to meet our immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

ITEM 3. LEGAL PROCEEDINGS

   As of the date hereof, we are not party to any material pending legal proceedings. No such proceedings were terminated during the fourth quarter of the 2000 fiscal year.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   No matters were submitted to a vote of security holders for the fourth quarter of our 2000 fiscal year.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock; Holders; Dividends

   Our common stock has been traded on the Nasdaq National Market under the symbol "DCCA" since November 9, 1999, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
     1999:
     Fourth Quarter (from November 9, 1999)...................... $16.73 $ 9.00

     2000:
     First Quarter .............................................. $50.75 $12.50
     Second Quarter ............................................. $23.94 $ 5.50
     Third Quarter .............................................. $15.75 $ 7.25
     Fourth Quarter ............................................. $10.19 $ 1.25

   We had approximately 192 stockholders of record as of March 28, 2001. Because many shares are held by brokers and other institutions on behalf of our stockholders, we are unable to estimate the actual number of stockholders represented by these record holders.

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and therefore do not anticipate paying any cash dividends in the foreseeable future.

Recent Sales of Unregistered Securities During 2000

   During 2000, we issued 167,293 shares of common stock pursuant to the exercise of warrants at a weighted average exercise price of $3.00 per share.

   On April 3, 2000, we acquired Elixis by merger with and into our wholly-owned subsidiary, datacritical.com Inc. The merger was accomplished pursuant to an agreement and plan of merger dated as of March 12, 2000, as amended on March 30, 2000. As a result of the merger, each share of Elixis common stock was converted into 0.0407847 shares of our common stock. All of Elixis' stock option plans were terminated prior to completion of the merger, and we paid an aggregate of approximately $110,000 to Elixis' option holders in exchange for cancellation of all outstanding Elixis stock options. A total of 209,991 shares of our common stock were issued to former Elixis shareholders in the merger. In connection with this issuance of our common stock, we granted the former Elixis shareholders certain demand and piggyback registration rights in respect of the shares of our common stock issued to them.

   On June 5, 2000, we completed the sale of 1,230,770 shares of our common stock for approximately $10 million to Aether pursuant to a common stock purchase agreement dated June 2, 2000. In addition, we granted Aether a nine-month option to purchase shares of our common stock worth $10 million. This option expired unexercised in March 2001. We intend to use the proceeds of the sale for general corporate purposes, including, without limitation, for product development, marketing and distribution enhancement. In connection with this sale of our common stock and the grant of the related option, we granted Aether certain demand and piggyback registration rights in respect of shares of our common stock that Aether purchased.

   On September 11, 2000, our wholly-owned subsidiary, datacritical.com Inc., acquired all of the outstanding interests of Paceart pursuant to a limited partnership interest and stock purchase agreement, dated as of August 31, 2000. Under the terms of the purchase agreement, the former owners of Paceart were paid an aggregate cash purchase price of $6,162,000 in exchange for their ownership interests in Paceart. The stockholders of Paceart's corporate general partner also were issued 300,000 shares of our common stock. A portion of the cash consideration payable to the former owners of Paceart was withheld and placed in an escrow account for 18 months following the closing of the acquisition. In connection with this issuance of our common stock, we granted the stockholders of Paceart's corporate general partner certain demand and piggyback registration rights in respect of the shares of our common stock issued to them.

   The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and/or Regulation D promulgated thereunder, or other applicable exemption of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in the transactions. All recipients had adequate access through their relationships with Data Critical to information about Data Critical.

   As of December 31, 2000, we had repurchased, under our stock repurchase program, 763,500 shares of our common stock on the open market at an average purchase price of $2.71. Of these repurchased shares, on November 29, 2000 we granted Michael E. Singer 44,500 shares at $2.9375 per share, which grant was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) and Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering. In addition, on November 29, 2000 and December 22, 2000, we granted 9,000 and 2,833 of these repurchased shares to certain of our employees at $2.9375 and $1.8125 per share, respectively, for which there may not be any applicable exemption from registration under the Securities Act. We may be subject to a claim for rescission of such grants by the employee recipients of the shares. Under such a claim for rescission, we may be required to make an aggregate payment of approximately $31,572 plus interest from the date of grant. There is no assurance that we will not otherwise be subject to possible additional penalties or fines relating to those grants.

Stockholder Rights Plan

   Pursuant to a rights plan dated June 15, 2000 between ChaseMellon Shareholder Services, L.L.C. and ourselves, on July 21, 2000, we issued a dividend to our common stockholders of approximately 12,245,829 rights (one right for each outstanding share of common stock) to purchase 1/1000 of a share of our Series A participating preferred stock at a price of $75.00 (subject to adjustment) for each 1/1000 of such share. The issuance of the rights was registered under Section 12(g) of the Exchange Act using Form 8-A promulgated thereunder.

Report of Offering of Securities and Use of Proceeds Therefrom

   In November 1999, we completed a firm commitment underwritten initial public offering of 4,025,000 shares of our common stock, including 525,000 shares related to the underwriter's over-allotment option, at a price of $10.00 per share. These shares were registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-1 (No. 333-78059), which was declared effective on November 8, 1999. The public offering was underwritten by a syndicate of underwriters led by Donaldson Lufkin & Jenrette (now Credit Suisse First Boston), U.S. Bancorp Piper Jaffray, Warburg Dillon Read LLC and DLJ Direct, Inc. (now CSFB Direct, Inc.). After deducting underwriting discounts and commissions of $2,817,500 and expenses of approximately $932,500, we received net proceeds of approximately $36,500,000 from the offering.

   Through December 31, 2000, net proceeds from the initial public offering of approximately $3.2 million were used to complete mergers and acquisitions, approximately $17.7 million were used for general operating purposes and a net balance of approximately $15.6 million was invested in short-term investments at December 31, 2000.

   As of March 1, 2001, we have invested the net proceeds from our initial public offering in short and long-term investments in order to meet anticipated cash needs for future working capital. We invested our available cash principally in high-quality corporate issuers and in debt instruments of the U.S. Government and its agencies. The use of proceeds from the offering does not represent a material change in the use of proceeds described in the Registration Statement. None of the net proceeds of the offering were paid directly or indirectly to any director, officer, general partner of Data Critical or their associates, persons owning 10 percent or more of any class of equity securities of Data Critical, or an affiliate of Data Critical.

ITEM 6. SELECTED FINANCIAL DATA

   This summary should be read together with the consolidated financial statements, notes to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this annual report on Form 10-K. Historical results of operations are not necessarily indicative of future results.

                                         Year Ended December 31,
                                ---------------------------------------------
                                 1996     1997      1998     1999      2000
                                -------  -------  --------  -------  --------
Selected Financial Data:
Revenues....................... $   190  $   471  $  4,137  $ 9,538  $ 17,834
Net loss attributed to common
 stock.........................  (2,004)  (4,002)   (7,048)  (8,032)  (13,987)
Basic and diluted net loss per
 common share(1)...............   (2.44)   (4.28)    (5.03)   (2.92)    (1.20)
Total assets...................   3,311    1,788     5,625   41,051    43,670
Long-term obligations..........     --     1,641       151    1,169        70
Convertible redeemable
 preferred stock...............   8,282    8,927    19,248      --        --
  Total shareholders equity....  (5,189)  (9,226)  (16,218)  35,565    35,878

--------
(1) For a description of the computation of the net loss per common share see note 1 of the notes to the consolidated financial statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   We commenced operations in April 1993 to develop communications solutions for individuals needing immediate notification of, and response to, time-critical data. From 1993 through 1996, the majority of our effort focused on expanding our research and development efforts, refining our business plan and developing industry and strategic plans.

   The commercial launch of StatView occurred in early 1998. StatView provided our primary source of revenue for 1998, 1999 and 2000, and we anticipate that it will continue to represent a substantial portion of our revenue for the next 18 to 24 months. We commercially launched AlarmView and FlexView in 2000.

   In 2000, we reorganized into two strategic business unit groups offering products and services tailored for particular market segments. Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires us to describe our reportable segments and provide data consistent with the data that our management uses when allocating resources and assessing performance.

   Our segments are composed of divisions that offer different products and services. Our reportable segments are as follows:

  . Hospital Systems--which design, manufacture, market and service technologies designed primarily for use within the hospital environment; and

  . Physician Systems--which design, manufacture, market and service hand-held and Internet-based wireless technologies for use by physicians and other healthcare professionals.

   In addition, pursuant to our strategic distribution alliance with Medtronic Physio-Control, we have changed our method of Hospital Systems distribution. For the year ended December 31, 2000, substantially all our Hospital Systems revenues were derived either through:

  .  direct sales by our sales and marketing force (approximately 80%); and

  .  sales with OEM and strategic partner alliances (approximately 16.8%).

   In the future, as a result of our distribution alliance with Medtronic Physio-Control, most of our Hospital Systems revenues will be generated by our strategic partners. Although we plan to market and directly distribute our Paceart systems, we nevertheless will be substantially dependent upon the efforts and success of our strategic partners for a majority of our Hospital Systems revenues.

 Technology from the Physix Acquisition

   In December 1999, we acquired substantially all the assets of Physix, including Physix's developmental technologies and the hiring of approximately fifteen employees. In the fourth quarter of 1999, we wrote off approximately $1.8 million of in-process research and development acquired in connection with the Physix acquisition.

   In connection with the Physix acquisition, we conducted a valuation of the assets acquired from Physix, including core technology, assembled workforce and in-process research and development, utilizing the following major assumptions: the revenue and margin contribution of each technology (in-process and future yet-to-be defined); the percentage of carryover of technology from products under development and products scheduled for development in the future; the expected life of the technology; anticipated module development and module introduction schedules; revenue forecasts, including expected aggregate growth rates for the business as a whole and expected growth rates for the Internet content provider industry; forecasted operating expenses, including selling, general and administrative expenses, as a percentage of revenues; and a rate of return of 50% utilized to discount to present value the cash flows associated with the in-process technologies.

   As of the acquisition date, Physix's significant ongoing research and development projects included development of new wireless Internet-based physician tool technologies, including subscription-based e-commerce functionality. At the time of the acquisition, these projects had an estimated aggregate completion percentage of approximately 38% and an anticipated product completion date range from 6 to 12 months.

   In January 2000, shortly after completion of the Physix acquisition, we estimated the cost to complete initial development and integration of this technology to be approximately $883,000. The magnitude of development efforts needed to complete these initial developments is periodically reviewed by us.

 Technology from the Elixis Acquisition

   In April 2000, we acquired Elixis, including Elixis' developmental technologies and the hiring of approximately 27 employees. In the second quarter of 2000, we wrote off approximately $2.8 million of in-process research and development acquired in connection with the Elixis acquisition.

   In connection with the Elixis acquisition, we conducted a valuation of the assets acquired from Elixis, including core technology, assembled workforce and in-process research and development, utilizing the following major assumptions: the revenue and margin contribution of each technology (in-process and future yet-to-be defined); the percentage of carryover of technology from products under development and products scheduled for development in the future; the expected life of the technology; anticipated module development and module introduction schedules; revenue forecasts, including expected aggregate growth rates for the business as a whole and expected growth rates for the Internet content provider industry; forecasted operating expenses, including selling, general and administrative expenses, as a percentage of revenues; and a rate of return of 45% utilized to discount to present value the cash flows associated with the in-process technologies.

   As of the acquisition date, Elixis' significant ongoing research and development projects included development of new Internet-based physician tool technologies, including subscription-based e-commerce functionality. At the time of the acquisition, these projects had an estimated aggregate completion percentage of approximately 65% and an anticipated product completion date range from 4 to 8 months.

   In May 2000, shortly after completion of the Elixis acquisition, we estimated the cost to complete initial development and integration of this technology to be approximately $430,000. The magnitude of development efforts needed to complete these initial developments is periodically reviewed by us.

 Technology from the Paceart Acquisition

   In September 2000, we acquired Paceart, including Paceart's core technology and the hiring of approximately 35 employees. We recorded no write-off of in-process research and development in connection with the Paceart acquisition.

   In connection with the Paceart acquisition, we conducted a valuation of the assets acquired from Paceart, including core technology and assembled workforce, utilizing the following major assumptions: the revenue and margin contribution of each technology; the percentage of carryover of technology from products under development and products scheduled for development in the future; the expected life of the technology; revenue forecasts, including expected aggregate growth rates for the business as a whole and expected growth rates for the pacemaker, defibrillator and arrhythmia patient management system industry; and forecasted operating expenses, including selling, general and administrative expenses, as a percentage of revenues.

 Acquisition Risks

   As a part of the valuations discussed above, management estimates and assumptions were made. While we believe that the assumptions were made in good faith and were reasonable when made, such assumptions remain largely untested, as some of the technology is not yet in service and the other products have been in service for only a limited period of time. Accordingly, our assumptions may prove to be inaccurate, and we may not realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

   Significant technology development efforts may be necessary before any one of these products can successfully be completed and integrated into our wireless communication products. The wireless Internet-based physician tool technology must be developed in a manner compatible with the changing protocols and standards that are emerging in the wireless industry, and will be greatly influenced by emerging trends, protocols and standards.

   The direct impact of the wireless Internet-based physician tool technology on current and future results of operations, liquidity and capital resources is not known. While we are positioning ourselves for, and are expending considerable resources in anticipation of, wireless Internet medical transaction revenues, we may not be able to timely or successfully develop Internet-based physician tool technology, which could harm our business.

   We anticipated receiving a number of synergies as a result of the Physix, Elixis and Paceart acquisitions, including gaining knowledgeable staff and acquiring products and services--in some cases at least partially developed-- which together may reduce time-to-market for subsequent wireless Internet product development and implementation. We anticipate that any successful wireless Internet products or services will, when generating material revenues, yield economies of scale in company-wide selling, general and administrative expenses. We anticipate that any successful products or services will, when generating material revenues, yield economies of scale in company-wide selling, general and administrative expenses. However, there can be no assurance that we will realize any of such benefits.

 Recent Developments

   On March 12, 2001, we entered into an agreement and plan of merger to acquire VitalCom. Pursuant to the merger agreement, and subject to the approvals of both our and VitalCom's stockholders, among other conditions, a newly-formed, wholly-owned subsidiary owned by us will merge with and into VitalCom. VitalCom will be the surviving corporation and will become our wholly-owned subsidiary. At the effective time of the merger, each outstanding share of VitalCom common stock will be exchanged for 0.62 shares of our common stock. In addition, outstanding VitalCom employee options to purchase VitalCom common stock will be assumed by us and will become options to purchase shares of our common stock. The exercise price and number of shares subject to such employee options will be appropriately adjusted to reflect the 0.62 exchange ratio. On March 16, 2001 there were 8,266,419 shares of VitalCom common stock outstanding.

 Results of Operations

   The following table sets forth for the periods indicated the percentage of revenue of certain line items included in our statement of operations data:

                                     Year Ended
                                    December 31,
                                 ----------------------
                                  1998    1999    2000
                                 ------   -----   -----
   Revenue.....................   100.0 % 100.0 % 100.0 %
   Cost of revenue.............    44.5 %  37.9 %  42.9 %
                                 ------   -----   -----
       Gross margin............    55.5 %  62.1 %  57.1 %
   Operating expenses:
     Acquired in-process
      research and
      development..............            18.4 %  15.7 %
     Research and development..    50.9 %  25.3 %  31.5 %
     Sales and marketing.......    84.4 %  45.2 %  47.3 %
     General and
      administrative...........    59.8 %  42.1 %  40.4 %
     Depreciation and
      amortization.............     4.9 %   2.9 %  10.1 %
                                 ------   -----   -----
       Total operating
        expenses...............   200.0 % 133.9 % 145.0 %
                                 ------   -----   -----
       Loss from operations....  (144.4)% (71.8)% (87.9)%
   Interest income (expense),
    net........................     3.7 %   0.4 %   9.5 %
                                 ------   -----   -----
       Net loss................  (140.7)% (71.4)% (78.4)%
                                 ======   =====   =====

Years Ended December 31, 1998, 1999 and 2000

 Revenues

   The following table presents our total revenues for each of the three years ended December 31, 1998, 1999 and 2000 (in millions, except percentages).

                                                  Year Ended December 31,
                                            ------------------------------------
                                               1998        1999         2000
                                            ----------- ----------- ------------
   Revenues
   Hospital Systems........................ $4.1 100.0% $9.5 100.0% $16.0  89.9%
   Physician Systems.......................   --   0.0%   --   0.0%   1.8  10.1%
                                            ----        ----        -----
      Total Revenues.......................  4.1 100.0%  9.5 100.0% $17.8 100.0%
                                            ====        ====        =====

   We achieved record total revenues in 2000, as total revenues increased 87.4% over 1999 and 334.1% over 1998. This increase represents continued progress in our efforts to grow revenues by expanding operations and introducing new products. The contribution that each business segment made to this growth is discussed below.

 Hospital Systems Revenues

   Through December 31, 2000, we primarily sold our Hospital Systems through a national direct field sales force, co-marketing alliances with strategic partners and OEM arrangements. Our direct sales force regularly worked together with the sales teams of our strategic partners, in particular Agilent, Siemens and Welch Allyn Protocol. Effective January 1, 2001, Medtronic Physio-Control is the exclusive non-OEM distributor of our wireless alarm notification systems for in-hospital use. Our agreement with Medtronic Physio-Control significantly changes our business model from a strategy of direct distribution of our hospital alarm notification products to a heavy reliance on third-party distribution. This change does not affect our continued ability to sell our alarm notification products through our OEM relationships.

   Revenues from direct sales of our Hospital Systems are generally recognized upon installation; revenue from OEM sales of our Hospital Systems is generally recognized upon shipment; revenue generated from installation and training fees is recognized upon completion of the related services; and revenue from annual software maintenance fees is deferred and recognized over the term of the applicable agreement. These revenue recognition principles are consistent with Statement of Position 97-2, Software Revenue Recognition, as amended by Statements of Position 98-4 and 98-9. We will generally recognize revenue upon shipment of Hospital Systems sold through Medtronic Physio-Control.

   For the year ended December 31, 2000, Hospital Systems and related support revenues increased from $9.5 million to $16.0 million, or approximately 68.4% over the year ended December 31, 1999. Of this increase, continued sales of our StatView system through both direct and OEM channels comprised $4.7 million. The remaining $1.8 million of increased Hospital Systems revenue was from new product offerings associated with our year 2000 acquisitions.

   For the year ended December 31, 1999, total Hospital Systems and related support service revenues increased from $4.1 million to $9.5 million, or approximately 131.7%, over the year ended December 31, 1998. This increase resulted primarily from an increase in the average selling price of our products, as well as an increase in overall volume from our OEM arrangement with GEMS IT, combined with sales by our direct sales force and co-marketing activities with our strategic partners.

 Physician Revenues

   Revenues from our Physician Systems consist primarily of software license sales of our WebChart product and secondly from our wireless and hand-held applications, which include PocketChart. For our WebChart product, our direct sales force regularly worked together with the sales teams of our strategic partner Edwards Lifesciences. Service and support fees consist of installation services and support contracts for our Physician Systems. Subscription fees consist of recurring charges primarily from users of our Internet-based, wireless and ASP products.

   2000 was the first year in which we obtained sales in this business segment. The sales are from our PocketChart and WebChart products, which we obtained in the Physix and Elixis acquisitions. Sales from these products in 2000 were $1.8 million, of which PocketChart sales accounted for approximately $1.3 million. Because of the competitive pressures and start-up nature of the Physician Systems technologies, operating margins were $0.9 million.

 Deferred Revenues

   Deferred revenue was $0.4 million, $1.3 million and $1.8 million at December 31, 1998, 1999 and 2000. This deferred revenue resulted primarily from the recognition of systems shipped but not installed and software maintenance fees. We recognize revenue that had been deferred upon shipment when the system is installed and recognize revenue from software maintenance agreements generally over one year terms. We expect that deferred revenue from software maintenance agreements will represent a decreasing percentage of revenue in future periods. We expect deferred revenue from these types of contracts to vary as a percentage of revenue from quarter to quarter.

Operating Expenses

   The following table and related discussion highlights our operating expenses for the years ended December 31, 1998, 1999, and 2000 (in thousands, except percentages).

                                                 Year Ended December 31,
                                          -------------------------------------
                                             1998         1999         2000
                                          ----------- ------------ ------------
Revenue.................................. $4,137 100% $ 9,538 100% $17,834 100%
Cost of revenue..........................  1,841  45%   3,612  38%   7,654  43%
                                          ------      -------      -------
    Gross margin.........................  2,296  55%   5,926  62%  10,180  57%
                                          ------      -------      -------
Operating expenses:
  Acquired in-process research and
   development...........................               1,758  18%   2,800  16%
  Research and development...............  2,104  51%   2,410  25%   5,615  32%
  Sales and marketing....................  3,490  84%   4,312  45%   8,438  47%
  General and administrative.............  2,475  60%   4,016  42%   7,198  40%
  Depreciation and amortization..........    201   5%     281   3%   1,805  10%
                                          ------      -------      -------
    Total operating expenses.............  8,270 200%  12,777 134%  25,856 145%
                                          ------      -------      -------

Cost of Revenue

   Cost of revenue for our Hospital Systems includes cost of purchased components, cost of contract manufacturing, labor for assembly and installation, and overhead. Although a number of the components used in our Hospital Systems are readily available, some of these components are specifically manufactured for us. Due to the significant investment in capital equipment that would be necessary to manufacture these items in-house and the relatively low volumes we require, we have chosen to utilize contract-manufacturing firms to manufacture these components. We generally purchase these components under contracts that provide for fixed unit costs with incentives for process and design improvements that result in future manufacturing cost savings.

   Cost of revenue for our Physician Systems includes costs associated with building, maintaining, installing and upgrading our physician applications and data centers and purchased hardware.

   For the year ended December 31, 2000, the combined cost of revenues for our Hospital Systems and our Physician Systems increased from $3.6 million to $7.7 million, or approximately 114% over the year ended December 31, 1999, and increased as a percentage of total revenues from approximately 38% to approximately 43%. The increase in cost of revenues was primarily attributable to additional expenses for companies acquired during the year. As we continue to experience increases in consumer adoption of our Physician Systems, we expect costs of revenues to increase in connection with anticipated increases in revenues.

   For the year ended December 31, 1999, the combined cost of revenues for our Hospital Systems and our Physician Systems increased from $1.8 million to $3.6 million, or approximately 100.0%, over the year ended December 31, 1998, and decreased as a percentage of total revenue from approximately 45% to approximately 38%. The increase in costs of revenues in absolute dollars was primarily as a result of increased revenue from the sales of our Hospital Systems.

Research and Development

   Research and development expenses consist primarily of costs incurred for new application development, software application upgrades, and for enhancements to and maintenance of our product offerings. These costs consist primarily of personnel, travel and contract engineering services. We believe research and development costs will continue to increase in absolute dollars as we expand our product offerings.

   For the year ended December 31, 2000, combined research and development expenses for our Hospital Systems and our Physician Systems increased from $2.4 million to $5.6 million, or approximately 133% over the year ended December 31, 1999. The increase in research and development expenses was primarily due to the inclusion of related costs from companies acquired during 2000, as well as an increase in the number of technical employees required to support additional growth of our products and services.

   For the year ended December 31, 1999, combined research and development expenses for our Hospital Systems and our Physician Systems increased from $2.1 million to $2.4 million, or approximately 14% over the year ended December 31, 1998. The $0.3 million increase in research and development expenses for the year ended 1999 was a result of our continued developmental focus on our Hospital Systems.

Sales and Marketing

   Sales and marketing expenses include costs to acquire and retain users of our products, the operating expenses associated with our company-wide ongoing sales and marketing efforts, and other general marketing costs to support our multiple products and services. Typical expenses consist of personnel, sales commissions, trade show and advertising expenses, telecommunications costs and consulting fees. We believe sales and marketing expenses will modestly decline in connection with the change in our Hospital Systems business model to a third-party distribution model. However, we our obligated to comply with various co-marketing agreements in both our Hospital Systems and Physician Systems business segments.

   For the year ended December 31, 2000, combined sales and marketing expenses for our Hospital Systems and our Physician Systems increased from $4.3 million to $8.4 million, or approximately 95% over the year ended December 31, 1999, and increased from approximately 45% to approximately 47% as a percentage of total revenues. The increase in sales and marketing expenses for the year ended December 31, 2000 was primarily due to the addition of costs from companies acquired during 2000, sales commissions related to Hospital Systems volume increases, and advertising and promotion costs associated with our Physician Systems brand-building and marketing strategy initiatives.

   For the year ended December 31, 1999, combined sales and marketing expenses for our Hospital Systems and our Physician Systems increased from $3.5 million to $4.3 million, or approximately 23% over the year ended 1998, and decreased as a percentage of total revenues from approximately 60% to approximately 42%. Sales and marketing expenses for the year ended December 31, 1999 increased primarily from costs related to additional direct and indirect workforce requirement to promote and launch new products and an increase in trade shows appearances and public relations and advertising efforts in support of our products and services.

General and Administrative

   General and administrative expenses consist primarily of costs related to the finance, administrative and other personnel functions necessary to support our business and our strategic initiatives. We believe general and administrative expenses will continue to increase slightly as we expand staff and incur expenses associated with being a public company.

   For the year ended December 31, 2000, combined general and administrative expenses for our Hospital Systems and our Physician Systems increased from $4.0 million to $7.2 million, or approximately 80% over the year ended December 31, 1999. The increase in general and administrative costs primarily resulted from the addition of expenses from companies acquired during 2000, as well as increases in fees for director and officer liability insurance, investor relations programs, professional accounting, finance, and legal services associated with compliance with public reporting requirements and other strategic initiatives.

   For the year ended December 31, 1999, combined general and administrative expenses for our Hospital Systems and our Physician Systems increased from $2.5 million to $4.0 million, or approximately 60% over the year ended December 31, 1998. The increase in general and administrative costs for the year ended December 31, 1999 resulted from the addition of administrative personnel and the use of contractors to support the growth of our business and increases in salary and bonuses for existing personnel.

Depreciation and Amortization

   Combined depreciation and amortization expense for our Hospital Systems and our Physician Systems increased to $1.8 million for the year ended December 31, 2000 compared to $0.3 million for the year ended December 31, 1999 and $0.2 million for the year ended December 31, 1998. The increase during 2000 resulted primarily of goodwill amortization from the Elixis and Paceart acquisitions, completed in April and September 2000, respectively.

Interest Income (Expense), Net

   For the year ended December 31, 2000, interest income (expense), net increased from $0.04 million to $1.7 million over the year ended December 31, 1999 from the increase in investment income from cash equivalents and short-term investments purchased with proceeds of our initial public offering. Interest income (expense), net decreased from $0.2 million in 1998 to $0.04 million in 1999. The decrease from 1998 to 1999 in interest income (expense), net is primarily attributable to a decrease in interest earned on cash and cash equivalents and short-term investments from issuance of preferred stock in 1998 used in operations through 1999 until our initial public offering in November 1999.

Provision for Income Taxes

   Due to our history of net operating losses, we currently pay no federal or state income tax. As of December 31, 2000, we had approximately $10.5 million of net operating loss carry forwards for federal income tax purposes, which expire beginning in 2008, and approximately $0.5 million of research and experimentation credits. Federal and state law restrictions, including those related to ownership changes in our voting stock, as defined in the Internal Revenue Code, will limit our ability to use these net operating losses to offset future income tax obligations in any one year.

Liquidity and Capital Resources

   The following table calculates the net operating loss before depreciation and amortization (in thousands):

                                                   Year Ended December 31,
                                                  ---------------------------
                                                    1998     1999      2000
                                                  --------  -------  --------
   Net operating loss............................  $(5,974) $(6,851) $(15,676)
   Depreciation and amortization.................      201      281     1,805
                                                  --------  -------  --------
   Net operating loss before depreciation and
    amortization.................................  $(5,773) $(6,570) $(13,871)
                                                  ========  =======  ========

   The following table and related discussion highlights our cash flows for the year ended December 31, 1998, 1999 and 2000 (in thousands):

                                                   Year Ended December 31,
                                                  ---------------------------
                                                    1998     1999      2000
                                                  --------  -------  --------
   Net cash used in operating activities......... $ (5,341) $(4,299)  $(8,045)
   Net cash used in investing activities.........     (394)  (2,236)  (11,693)
   Net cash provided by financing activities.....    7,923   37,458     5,710

   As of December 31, 2000, we had $19.9 million of cash and cash equivalents, down from $34.0 million at December 31, 1999. As of December 31, 1998 we had cash and cash equivalents of $3.1 million. As of December 31, 2000, our principal commitments consisted of obligations outstanding under capital and operating leases. Since inception, we have satisfied our liquidity needs primarily from the net proceeds of approximately $64.7 million generated through private and public sales of common and preferred stock and, to a lesser extent, from bank borrowings and advance deposits received from customers on open orders.

   Net cash used in operating activities was $8.0 million in the twelve months ended December 31, 2000, $4.3 million in 1999 and $5.3 million in 1998. Net cash used in operating activities for each of these periods primarily consisted of net losses as well as increases in accounts receivable, prepaid expenses and inventories partially offset by increases in accounts payable and other current liabilities, net deferred revenue and depreciation and amortization. Working capital decreased to $17.9 million at December 31, 2000 from $33.1 million at December 31, 1999, primarily due to $11.7 million used in investing activities and net losses from operating activities, offset somewhat by proceeds of $10.0 million from issuance of common stock. Working capital increased to $33.1 million at December 31, 1999 from $2.3 million at December 31, 1998, primarily due to net proceeds of $36.5 million received from the sale of our common stock, offset by net losses from operating activities.

   Net cash used in investing activities was $11.7 million in the twelve months ended December 31, 2000, $2.2 million in 1999 and $0.04 million in 1998. Net cash used in investing activities in the twelve months ended December 31, 2000 consisted of $6.0 million used for our acquisition of Paceart, $3.1 used for our investment in PocketScript, Inc, $1.7 million for purchases of equipment and $0.8 million for loans and other assets. In 1999, $1.5 million was used for our acquisition of the assets of Physix and $584,000 for purchases of equipment and systems, while 1998 primarily consisted of purchases of equipment and systems, including computer equipment.

   Net cash provided by financing activities was $5.7 million for the twelve months ended December 31, 2000, $37.5 million in 1999 and $7.9 million in 1998. Net cash provided by financing activities during 2000 included proceeds of $10.1 million from the issuance of common stock, principally to Aether, offset by $2.0 million used to purchase treasury stock and $2.4 million used for payment on notes payable and lines of credit. Net cash provided by financing activities during 1999 consisted of net proceeds of $36.5 million from the sale of our common stock and net proceeds of $2.2 million issuance of notes payable and lines of credit, partially offset by $1.2 million in notes payable and lines of credit repayments. Net cash provided by financing activities during 1998 was primarily due to the issuance of $539,000 of convertible notes, net proceeds of $7.0 million from the issuance of preferred stock, and proceeds from the issuance of $450,000 of debt obligations.

   From January 1, 1998 through December 31, 2000, we have invested a total of approximately $2.7 million in fixed assets, consisting primarily of computer equipment, software, production test and demonstration equipment, leasehold improvements and office furniture. We expect to spend an additional $400,000 over the next 12 months for additional fixed assets, principally for computer equipment and software.

   Our common stock price is near its historical low. As a result, our stock options have become a less attractive element of compensation. Cash payments may become a greater percentage of compensation, which would affect our liquidity.

   In November 2000, we initiated a stock repurchase program. We have repurchased approximately 5% of our outstanding stock at an aggregate purchase price of approximately $2.1 million. We may continue to make repurchases pursuant to the program, which would affect our liquidity and earnings per share.

   We currently anticipate that we will continue to experience growth in our operating expenses as we enter new markets for our products and services, increase our marketing activities, increase our research and development spending, develop new distribution channels, expand our infrastructure, and improve our operational and financial systems. These operating expenses will consume a significant amount of our cash resources. Management believes that our current cash balances, our net proceeds from financing activities during 2000 and our anticipated revenue growth will be sufficient to meet our anticipated cash needs for working capital and capital expenditures throughout 2001. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Factors that may affect our future liquidity requirements include, among others, our decreased stock option value and purchases made pursuant to our stock repurchase program. In addition, some of our investments may decline in value, which might impact our liquidity requirements or cause us to issue additional equity or debt securities. If current cash and cash that may be generated from future operations are insufficient to satisfy our liquidity requirements, we may need to seek additional funds through public or private equity financing, or from other sources, including the sale of certain of our assets. However, there is no certainty that we may be able to obtain adequate or favorable financing, and any financing we obtain may dilute the ownership interest of our shareholders prior to the financing. In addition, we may, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services and technologies, which might impact our liquidity requirements or cause us to issue additional equity or debt securities.

   Another factor that may affect our revenue and our revenue growth is our reliance on third parties for sales of our product. We expect to derive a substantial portion of our revenue in 2001 from our new agreements with Medtronic Physio-Control and Agilent. If either of these parties fail to perform as expected, our revenue will decrease and our cash flow will be negatively affected. In such event, we may be required to drastically reduce our planned capital expenditures, such as for research and development, sell some or all of our assets, or cease doing business.

Lines of Credit; Notes Payable

   We have two standby letters of credit of approximately $170,000 each, secured by certificates of deposit. As of December 31, 2000, no outstanding borrowings against these lines of credit exist. The instruments were issued to provide collateral for our Bothell facility lease. These certificates automatically renew annually in March and December for as long as the letters of credit are in place and we maintain adequate cash reserves for collateralization.

   We have a lease line of credit for up to $1.0 million, comprised of $800,000 to finance equipment and $200,000 to finance equipment, leasehold improvements and software. Advances under the lease line are no longer available. Each advance was payable over 36 months in equal installments. We had outstanding borrowings of $161,000 and $100,000 as of December 31, 1999 and 2000, respectively. As part of this lease line, the lender received a warrant to purchase 12,500 shares of Series D preferred stock at an exercise price of $4.00 per share. This warrant, which became exercisable for 12,500 shares of our common stock upon completion of our initial public offering, expires upon the earlier of April 27, 2006 or five years after our initial public offering.

   In April 1999, we established a subordinated debt facility totaling $1.5 million. The six-month lending term expired in October 1999. Loans made under this debt facility were secured by substantially all of our assets, subordinated to commercial bank loans. Advances under this debt facility were limited to $500,000 or more per advance. 11.0% interest-only payments were payable for the first 12 months followed by 24 months of interest plus equal monthly principal payments. As of December 31, 1999, $987,000 was outstanding under this debt facility. This entire outstanding balance was repaid in January 2000. In connection with this debt facility, the lender received an option to purchase up to 105,000 shares of Series D preferred stock at a purchase price of $5.00 per share. The lender exercised this option in full on October 25, 1999.

   Additionally in April 1999, we established a non-cancelable statutory finance lease facility totaling $214,000. The finance lease agreements were funded in three installments from April to August 1999 and were secured by the leased property. The leases are payable in 36 equal installments plus 16.6% interest on the declining balances. We had outstanding borrowings of $179,000 and $114,000 as of December 31, 1999 and 2000, respectively.

   Although it is difficult for us to predict future liquidity requirements with certainty, we believe that the net proceeds from our initial public offering, together with our existing liquidity sources and anticipated funds from operations, will satisfy our cash requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek additional funds through public or private equity or debt financings or from other sources. There can be no assurance that additional financing will be available to us or that, if available, the financing will be available on terms favorable to us and our stockholders.

Recent Accounting Pronouncements

   We encourage you to read the consolidated financial statements included in this annual report on Form 10-K.

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. Statement No. 137 defers the effective date of Statement No. 133 for one year. Statement No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Because we currently hold no material derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

   In December 1999, SEC Staff Accounting Bulletin: No. 101--"Revenue Recognition in Financial Statements" (SAB 101) was issued. This pronouncement summarizes certain of the SEC Staff's views on applying generally accepted accounting principles to revenue recognition. We are required to adopt SAB 101 for the year ended December 31, 2000. We believe our practices are in conformity with this guidance.

   In March 2000, FASB released FASB interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non compensatory plan and the accounting consequences of various modifications of the terms of a previously fixed stock option or award. We believe that our practices are in conformity with this guidance, and therefore interpretation No. 44 will have no impact on our financial statements.

   In March 2000, the EITF reached a consensus on EITF Issue 00-3. This consensus indicates that a software element covered by AICPA SOP 97-2 is only present in a software hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. Therefore, SOP 97-2 only applies to hosting arrangements in which the customer has such an option. Arrangements that do not give the customer such an option are service contracts and are outside the scope of SOP 97-2. The Task Force observed that hosting arrangements that are service arrangements may include multiple elements that affect how revenue should be attributed. We recognize revenue related to software hosting as service is provided, therefore this consensus is not expected to have any material effect on our results of operations or our financial position.

Factors That May Affect Our Business, Our Results of Operations and Our Stock Price

 We have incurred losses since inception and may never be profitable, which could result in a decline in the value of our common stock and a loss of your investment.

   We expect to continue to incur operating losses for at least the next 12 to 18 months, and possibly longer. We experienced net losses of $8.6 million from inception through December 31, 1997, $5.8 million in 1998,

$6.8 million in 1999 and an additional $13.9 million in 2000. As of December 31, 2000, our accumulated deficit was approximately $39.0 million. We anticipate incurring significant marketing, product development and general and administrative expenses and, as a result, we will need to generate significantly higher revenue to achieve and sustain profitability. We may never earn profits and, if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the market price of our stock may decrease.

 Our inability to maintain or expand sales of StatView or our other Hospital Systems will reduce our revenue.

   During 1998 and 1999, all of our revenue was derived from sales of our Hospital Systems, a substantial portion of which were attributable to sales of StatView. During 2000, approximately 90% of our total revenue was derived from sales of our Hospital Systems and approximately 76% of our total revenue was attributable to sales of StatView. We expect our Hospital Systems will continue to represent a substantial portion of our total revenue for at least the next 18 to 24 months. Any factors that reduce the pricing of, demand for or market acceptance of our Hospital Systems or StatView, including competition or technological change, could significantly reduce our revenue and harm our business.

 Our business may fail if Medtronic Physio-Control or Agilent do not successfully perform their agreements with us.

   By entering into our distribution agreement with Medtronic Physio-Control and our new license agreement with Agilent, we now rely on these two companies for sales and installations of most of our Hospital Systems. Prior to this change, direct sales of our three key products--StatView, AlarmView and FlexView--accounted for the majority of the total sales of our Hospital Systems. These sales equalled 68% of total sales for 2000. Consistent with our new distribution model, we transferred substantially our entire Hospital Systems sales and installation force to Medtronic Physio-Control.

   Pursuant to our agreement with Medtronic Physio-Control, Medtronic Physio-Control has agreed to:

  . integrate our old Hospital System sales force with Medtronic Physio-Control's existing sales force;

  . train the existing Medtronic Physio-Control sales force to sell our Hospital Systems, including StatView, AlarmView and FlexView;

  . market and distribute our products, including StatView, AlarmView and FlexView;

  .  include our products in international sales and marketing programs;

  . include our products in Medtronic Physio-Control's national accounts contracts, which provide access to large, national hospital chains;

  . include our products in the global healthcare exchange, an on-line marketplace for medical devices and healthcare products;

  .  provide installation and field services for our Hospital Systems; and

  .  meet minimum sales and end-user distribution levels.

   If Medtronic Physio-Control and Agilent do not successfully perform, we will need to rebuild our direct sales and installation forces or find a new distributor to sell our products. If we are unsuccessful finding alternate means to distribute our products, our business may fail.

 Because our existing capital resources may be insufficient to fund our product and business development efforts, we may have to curtail or cease operations.

   Although we expect that our current cash resources are sufficient to meet our planned capital requirements for at least the next 12 months, we may need to raise additional capital sooner than presently anticipated to:

  .  support expansion;

  .  develop new or enhanced systems;

  .  respond to competitive pressures;

  .  acquire complementary businesses or technologies; or

  .  take advantage of other unanticipated opportunities.

   If cash generated from operations is insufficient to satisfy our working capital and capital expenditure requirements, we may be required to sell additional equity or debt securities or obtain additional credit facilities. Additional capital, if needed, may be unavailable on satisfactory terms, or not at all. Our failure to raise additional capital on acceptable terms when needed would require us to scale back our operations, reduce our work force and sell or license to others technology we would otherwise seek to develop or commercialize ourselves. Our inability to raise adequate additional capital in a timely manner could force us to forgo business opportunities, curtail our development or even cease operations.

 Our competing methods of distributing our Hospital Systems may cause conflicts among our partners and distributors and confusion of the end-user, resulting in harm to our business.

   Our Hospital Products are distributed both through our distribution partners and our OEM partners. In some cases these two channels are competing for sales to the same end customers. These conflicts can potentially result in disputes between our partners, disputes between us and our partners and confusion of the end customer. Failure to manage these issues adequately could cause substantial harm to our distribution process and reduce our revenues.

 If Agilent or Medtronic Physio-Control fail to distribute our products to their customers, we could receive reduced minimum payment guaranties or our relationships with those companies could end, resulting in significant harm to our business.

   Under their agreements with us, Medtronic Physio-Control and Agilent guaranty us minimum quarterly revenues. If either company fails to meet those minimums through sales to its customers in any quarter, it is obligated to meet its minimums by purchasing product from us for its own account.

   Under our license agreement with Agilent, we have agreed to the amount of the minimums for each quarter of 2001 and 2002. The parties have agreed to renegotiate minimums annually thereafter. If the parties fail to agree on minimums for any subsequent period, the license arrangement may cease to be exclusive and the guarantied payment obligation will be terminated.

   Under the Medtronic Physio-Control distribution agreement, the guarantied obligations are renegotiated annually for periods after 2001 to levels reflective of actual historical sales by Medtronic Physio-Control to its customers. The Medtronic Physio-Control agreement allows us to terminate the agreement in the event that Medtronic Physio-Control fails to sell a specified percentage of its minimum sales obligations to its customers in two consecutive quarters. This minimum end-user distribution percentage target was not met in the first quarter of 2001.

   Pursuant to these agreements, the minimum payment obligations of Agilent and Medtronic Physio-Control may be reduced or, in the case of Medtronic Physio-Control, the agreement terminated. If this happens and we are unable to find an alternate means to distribute our products and services, our business will be substantially harmed.

 If our relationships with our strategic corporate partners are not successful, our business will be harmed.

   We are dependent upon several of our partners for key functions, such as sales and distribution of our products. Our key distribution partners, such as Medtronic Physio-Control, Agilent, Edwards Lifesciences and

Tyco have substantially more resources than we do. In most cases, we are more dependent on these relationships than are our partners. Because of these disparities, we may be:

  . unable to fully enforce our rights under our agreement with our partners;

  . forced to renegotiate key terms of our agreements, such as pricing and minimum sales requirements; and

  . unable to replace services provided to us by our corporate partners if these relationships fail.

   If we are unable to successfully manage our relationships with our corporate partners, our business will be unsuccessful.

 Our quarterly financial results are likely to fluctuate and are a poor indication of our future performance.

   Our revenue in any quarter depends significantly on the timing of systems shipped and installations completed. Any unexpected delays or cancellations of shipments or installations at the end of a quarter could substantially reduce revenue in that quarter, hurt our revenue and impair our business in future periods. Because we do not know when, or if, our potential customers will place orders, finalize contracts and permit installation, we cannot accurately predict revenue and profitability for future quarters. In addition, the mix of sales between distribution channels will have a significant impact on quarterly and annual revenue and profitability because we receive higher revenue and gross margin on direct sales, including those made through our alliances with strategic partners, than we do on original equipment manufacturer sales.

   Because the market for our Hospital Systems and Physician Systems are new and evolving, it is very difficult to predict future financial results. We plan to significantly increase our marketing, research and development and general and administrative expenses in 2001. Our expenses are partially based on our expectations regarding future revenues, and are largely fixed in nature, particularly in the short term. As a result, if our revenues in a period do not meet our expectations, our stock price will likely suffer.

   As a result of our distribution alliances with Medtronic Physio-Control and Agilent, and the significant role each company plays in the distribution of our product, our quarterly financial results are likely to fluctuate based on the performance by these companies in their sales of our products.

   We believe that quarter-to-quarter comparisons of our financial statements are not meaningful. It is likely that in future quarters our revenue and earnings may be below the expectations of securities analysts and investors and, as a result, the price of our common stock may fall. Our revenue and earnings have varied in the past, and we expect that they will continue to vary significantly from quarter to quarter.

 Our business will be unsuccessful if our technology and products are rejected by the marketplace.

   Our Hospital Systems' success depends upon hospitals accepting our products. The marketplace may reject our Hospital Systems' methods of wirelessly transmitting time-critical patient data through networked or non-networked monitoring equipment. The wireless transmission of time-critical patient data is new to the marketplace. The marketplace may be reluctant to use our information delivery systems because of negative assumptions or perceptions regarding the reliability, accuracy, security and safety of transmitting complex and time-critical patient data over wireless devices. If we are unable to create or maintain a market for our products, our business will fail.

   Additionally, acceptance of our Physician and Hospital Systems, such as those developed by our Paceart division, requires a fundamental change in the way personal medical information is communicated and managed by doctors and patients. Patients may be unwilling to store personal medical information on our Internet databases. Physicians may be unwilling to administer healthcare remotely or to integrate our products into their daily office workflow. The marketplace may reject the use of the Internet or wireless technology to transmit personal or sensitive patient information. If this happens, our business may suffer.

   We believe the acceptance of our products is dependent on increased visibility of our products throughout the market. Our business will fail if we fail to distribute our products sufficiently to facilitate market acceptance and validate our technology.

 We are dependent on third party single-source and limited-source suppliers for necessary components for our Hospital Systems which could impede our ability to supply product and harm our revenue and business.

   We use third party suppliers and manufacturers to purchase necessary components and to manufacture and test key parts of our Hospital Systems, including the StatView receiver and the AlarmView transmitter. Certain components, including the bitmap display, are presently only available from a single source. Other parts and components that we rely on are available from limited sources. Because our choice of suppliers is limited, we may be unable to obtain key components in sufficient quantities, if at all, or at commercially reasonable prices. If this happens, then:

  .  our manufacturing costs could increase;

  .  our delivery of finished product could be delayed;

  .  customers could delay payment or cancel orders;

  .  our production process could become economically unfeasible; and

  .  our revenues could decline.

 Our business will be harmed if we are unable to keep pace with technological innovation in our industry.

   The industries in which we operate are characterized by rapid technological change, changes in end user preferences and the emergence of new industry standards and practices that could render our existing systems and proprietary technology obsolete. Our success depends, in part, on our ability to continue to enhance our existing systems and to develop new systems that meet the changing needs of our customers. If we are unable to develop and introduce in a timely manner new and enhanced systems that incorporate the latest developments in medical equipment and wireless communications technologies, our sales will be harmed. The pace of change in information-dependent markets, such as the healthcare industry, is rapid and there are frequent new product introductions and evolving industry standards. We may be unsuccessful in responding to technological developments and changing customer needs. In addition, our systems may become obsolete due to the adoption of new technologies or standards by our customers or competitors. We have experienced development delays in the past and may experience similar or more significant delays in the future. Difficulties in system development could materially delay or even prevent the successful introduction or marketing of new or enhanced systems could substantially harm our business. Our inability to successfully develop, introduce and market new or enhanced products or services may harm business.

 If we are unable to successfully integrate the companies and businesses that we have acquired or may in the future acquire, our business may suffer.

   We acquired the businesses of Physix in 1999, Elixis and Paceart in 2000, and in March 2001 agreed to acquire VitalCom. We may make additional acquisitions in the future. Acquisitions entail numerous risks, including:

  . integration of the operations, products, management and employees of the companies involved;

  .  retention of key employees;

  .  diversion of our management's attention; and

  . uncertainties in our ability to maintain key business relationships the acquired entities have established.

   In addition, if we undertake future acquisitions, we may issue dilutive securities, assume or incur additional debt obligations, incur large one-time expenses, and acquire intangible assets that would result in significant future expense. Also, the Financial Accounting Standards Board, or FASB, is contemplating the elimination of pooling of interests accounting for acquisitions and has voted to eliminate the immediate write-off of acquired in-process research and development. The effect of these changes would be to increase the portion of the purchase price for any future acquisitions that must be charged to our cost of revenues and operating expenses in the periods following any such acquisitions. Any of these events could substantially harm our business.

 Our investments in other companies may decline in value, which would negatively impact our earnings and liquidity.

   We have in the past, and may in the future, make investments in other companies in the e-commerce healthcare market. The value of those investments may decline. If this happens, we could be required to write off some or all of those investments, and our earnings and liquidity would suffer.

 Our infrastructure may be unable to keep pace with, and as a result hinder, our growth.

   We have rapidly and significantly expanded our operations and expect this expansion to continue. Our revenue grew from $471,000 in 1997, to $4.1 million in 1998, to $9.5 million in 1999 to $17.8 million in 2000. Upon stockholder approval, our agreement to acquire VitalCom will result in significant expenses arising out of the integration of VitalCom into our company and operations. We expect to face increasing daily operational challenges as our business continues to grow, and we may fail to properly manage our growth and, as a result, could face substantially reduced revenue, and earnings.

 Our Hospital Systems and Physician Systems businesses may not be able to effectively compete in their respective markets, which would harm our growth and revenues.

   Our Hospital Systems business faces competition from a number of companies, including SpaceLabs Medical, Inc. Many other companies selling products using traditional methods of patient monitoring, including direct patient oversight and monitoring through wired systems and voice communications, are well positioned to compete with our Hospital Systems business. If these companies enter our market, we may be unable to effectively compete and our growth and revenues may suffer.

   In addition, the Internet healthcare industry in which our Physician Systems business competes is intensely competitive and subject to fragmentation, high growth and rapid technological change. We may face significant competition from traditional healthcare information system vendors and Internet healthcare companies as they expand their product offerings. Many of these companies have significantly greater financial resources, well-established brand names and large installed customer bases. We may be unable to compete successfully against these organizations and our growth and revenues may suffer. Furthermore, the physician market is extremely difficult to access or to obtain significant market share. As a result, we are uncertain of the prospects of success of our Physician Systems, particularly our unwiredDr product line.

   Many of our potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition and a larger installed base of customers. Many of our potential competitors may also have well-established relationships with our existing and prospective customers. Due to these and other advantages, our potential competitors may develop products comparable or superior to our systems or adapt more quickly to new technologies, evolving industry standards, new product introductions or changing customer requirements. In addition, there is the possibility that one or more of our strategic partners or other medical equipment manufacturers may decide to develop products that directly compete with our systems. We also expect that competition will increase as a result of medical equipment, wireless and software industry consolidation. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could cause our revenues to decline.

 Failure to continue to expand and adapt our network infrastructure to accommodate increased use by our customers could make it difficult to successfully implement our Physician Systems business model and could harm our business.

   To successfully implement our Physician Systems business model, we must continue to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. Our infrastructure may not accommodate increased use while maintaining acceptable overall performance. To date, we have processed a limited number and variety of Internet-based transactions. In addition, our Physician Systems have only been used by a limited number of physicians and healthcare consumers. An unexpectedly large increase in the volume or pace of traffic on our web site, the number of physicians using our Physician Systems or our other Internet-based products and services, or orders placed by customers may require us to expand and further upgrade our technology. Failure to expand or upgrade this technology could result in poor product performance, customer dissatisfaction and limitations on growth of the business, which could harm revenues and our business.

 If we lose members of our senior management team, or if we do not timely hire a permanent chief executive officer, we may be unable to successfully manage our business or achieve our objectives.

   Our success will depend significantly on the continued contributions of our senior management team, many of whom would be difficult to replace. In particular, we believe that our future success depends on Jeffrey Brown, chairman of the board; Dr. David Albert, chief scientist and chairman emeritus of the board; and Michael Singer, executive vice president of corporate development and chief financial officer.

   We currently have a new, interim chief executive officer who has held that position since February 2001. We are currently conducting a search for a permanent Chief Executive Officer. Our search may be hindered by a number of factors outside our control, including limitations on the number of qualified candidates, hiring competition from similarly-situated companies and/or the unwillingness of qualified candidates to relocate near our business headquarters. If we do not hire a permanent Chief Executive Officer in a timely manner, or are unable to find a qualified candidate, we may be unable to manage our business successfully or otherwise achieve our objectives, which would harm our business.

 We may not be able to hire and retain the personnel necessary to support our expanding business, which could threaten our future growth.

   We believe our future success will depend in large part on our ability to identify, attract and retain engineering, marketing, and customer service and support personnel. Because of the complexity of our systems and technologies, we need to retain and hire engineers with high levels of experience in designing complex systems like ours. In addition, although we have recently entered into a strategic distribution alliance with an intent to enhance our product distribution capabilities, we may need to nevertheless substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of our systems. Our systems require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. Furthermore, we will need to increase our customer service and support organization to support new customers and the expanding needs of existing customers.

   There are a limited number of people with the necessary technical skills we require. We have to compete with many other companies for these personnel, and we cannot assure you that we will be able to hire and retain them in sufficient numbers. Failure to hire and retain the personnel necessary to support our expanding business could threaten our future growth and harm our business.

 Our patents and proprietary technology may not provide us with any benefit and the patents of others may prevent us from commercializing our products which could harm our business.

   Our ability to compete effectively will depend in part on our ability to develop, maintain and/or license proprietary aspects of our technology, and to operate without infringing the proprietary rights of others. Our patents may not adequately protect our technology from the competing use of others. In addition, patent applications we file may not result in the issuance of any patents.

   Our products may incorporate technologies that are the subject of patents issued to, or patent applications filed by, others. We have obtained licenses for some technologies and may negotiate to obtain other licenses for technologies patented by others. However, we may not be able to obtain licenses for technology patented by others on commercially reasonable terms, or at all, or develop alternative technology. Our current and future proprietary technology and licenses of technology may not be adequate for the operation of our business. The failure to obtain necessary patents and licenses or to identify and implement alternative approaches would prevent us from commercializing some of our products under development and would substantially harm our business.

 Litigation or enforcement of claims of intellectual property infringement could require us to spend substantial amounts of money and could impair our operations.

   We may become subject to infringement claims and litigation or interference proceedings to determine the right to use, sell or license intellectual property rights. We have received correspondence from other parties asserting ownership of intellectual property which is or may be incorporated in our products and products under development. In addition, we have notified other parties of the existence of patents or trademarks owned or licensed by us that we believe may cover intellectual property which is or may be incorporated in such parties' products. Some of this correspondence has included offers to negotiate the licensing of the intellectual property. These matters may result in litigation to determine the enforceability, scope, and validity of the intellectual property. Litigation, if initiated and successful against us, could seek to recover damages as a result of any sales of the products and to enjoin further sales of such products, either of which could cause substantial harm to our business.

   Litigation may result in significant expenses to us and significant diversion of effort by our technical and management personnel, regardless of the outcome. Litigation could result in our patent or trademark applications not having priority over others' applications, or, if issued, our patents or trademarks not offering protection against competitors with similar intellectual property. Any patents or trademarks issued to us may be challenged, invalidated or circumvented in the future and the rights created thereunder may not provide a competitive advantage. The outcome of litigation is inherently uncertain and there can be no assurance that a court would not find the third-party claims valid and that we had no successful defense to such claims. An adverse outcome in litigation or the failure to obtain a necessary license could subject us to significant liability and could prevent us from selling our products, which could have a significant adverse effect on our business.

   We also rely upon trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, and we may be unable to protect our trade secrets or our rights to our trade secrets which could have a significant adverse effect on us.

 If our existing licensing relationship with the licensor of key wireless technology is terminated, our potential revenues and business would be significantly reduced.

   We currently hold an exclusive license from a third-party licensor of key wireless technology that allows us to manufacture and produce a significant portion of our wireless monitoring and networking devices based on certain portions of the licensor's patented technology. In exchange for this exclusive license, we must pay royalties to the licensor for each device manufactured incorporating the licensor's patented technology.

   Our ability to successfully develop, manufacture and market our products depends significantly on our ability to maintain our relationship and license terms with this licensor. Our license agreement with this licensor may be terminated early on short notice by the licensor under certain circumstances, including the breach of a material term by us or a change in control of our company that is materially adverse to the licensor. Additionally, if we fail to pay royalty payments to this licensor or otherwise fail to perform our obligations under our license agreement, the licensor can terminate the license. If the licensor were to terminate its agreement with us, we would have limited means to commercialize our products and our revenues would be significantly reduced. The early termination of our license would harm our business and significantly adversely impact our financial condition.

 Federal and state legislation and regulation affecting the healthcare industry could severely restrict our ability to operate our business and harm our revenues.

   We are subject to federal and state legislation and regulation affecting the healthcare industry. The federal and state governments extensively regulate the confidentiality and release of patient records. Additional legislation governing the distribution of medical records and health information has been proposed and, in some cases, enacted, at both the federal and state level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records or health information electronically.

   Other legislation currently being considered at the federal level could also negatively affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, and prescribed security measures and other provisions to take effect in 2003. Because we intend to market some of our services as meeting these regulatory requirements, our success will also depend on other healthcare participants complying with these regulations.

   A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend the acquisition of healthcare products or services. Another federal law, commonly known as the Stark law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. The application and interpretation of these laws are complex and difficult to predict and could constrain our financial and marketing relationships.

   These laws and other existing or newly enacted laws and regulations applicable to the healthcare industry could restrict our ability to operate our business and harm our revenues.

 State restrictions on the practice of medicine may negatively affect our activities and reduce our revenues.

   The laws in some states prohibit some business entities, such as Data Critical, from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." These laws generally prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. Some states have similar prohibitions on corporate practice and licensure requirements for other regulated healthcare professions (for example, nurse practitioners or pharmacists). These laws restrict our activities and the extent to which we can provide medical advice to consumers and physicians. If challenged, our activities may not be found to be in compliance with these laws. To the extent we expand internationally, we may face similar restrictions on our activities outside the United States. These laws and other existing or newly enacted laws and regulations applicable to the healthcare industry could restrict our ability to operate our business and harm our revenues.

 The Internet is subject to many legal uncertainties and potential government regulations that may decrease demand for our systems, increase our cost of doing business or otherwise substantially harm our revenues and business operations.

   Our Physician Systems business model is subject to evolving government regulation of the Internet. Existing as well as new laws and regulations could severely restrict our ability to operate our business. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our Physician Systems, increase our cost of doing business and substantially harm our revenues and business operations.

   Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. For example, although it was held unconstitutional, in part, the Communications Decency Act of 1996 prohibited the transmission over the Internet of various types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers.

   The United States or foreign nations may adopt legislation aimed at protecting Internet users' privacy. This legislation could increase our cost of doing business and negatively affect our financial results. For example, the Federal Trade Commission began enforcing requirements under the Children's Online Privacy Protection Act in April 2000. The act applies to the online collection of personal information from children under 13, and imposes significant compliance burdens and potential penalties on operators of web sites that collect covered information. Similarly, European nations have implemented a European Union Data Privacy Directive regulating the transmission and storage of personal information and data. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States. In some cases, such as the European Directive, these comprehensive privacy proposals include special rules that provide added protections for sensitive information, including information about health and medical conditions.

   The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is also uncertain and may take years to resolve. Demand for our Physician Systems may be negatively affected by additional regulation of the Internet in these areas.

 Compliance with state and federal laws that protect individual health information may limit our plans to collect, use and disclose that information, restrict our growth and add substantial cost which could adversely impact our results of operations.

   If we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, this failure could have a substantial adverse effect on our business, operating results and financial condition.

   Consumers sometimes enter private health information about themselves or their family members when using our services. Physicians or other healthcare professionals who use our products will directly enter health information about their patients, including information that constitutes a medical record under applicable law, that we will store on our computer systems. Also, our systems record use patterns when consumers access our databases that may reveal health-related information or other private information about the user. Numerous federal and state laws and regulations, the common law, and contractual obligations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

  .  state privacy and confidentiality laws;

  .  our contracts with customers and partners;

  . state laws regulating healthcare professionals, such as physicians, pharmacists and nurse practitioners;

  .  Medicaid laws;

  . the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

  . Health Care Financing Administration standards for Internet transmission of health data.

   The U.S. Congress has considered proposed legislation that would establish a new federal standard for protection and use of health information. In addition, the laws of other countries also govern the use of and disclosure of health information. Any failure by us or our personnel or partners to comply with any of these legal and other requirements could result in material liability. Although we have systems in place for safeguarding patient health information from unauthorized disclosure, these systems may not preclude successful claims against us for violation of applicable law or other requirements. Other third-party sites or links that consumers access through our web sites also may not maintain systems to safeguard this health information, or may circumvent systems we put in place to protect the information from disclosure. In some cases, we may place our content on computers that are under the physical control of others, which may increase the risk of an inappropriate disclosure of health information. For example, we currently contract out the hosting of our websites to third parties. In addition, future laws or changes in current laws may necessitate costly adaptations to our systems.

   In 2000, the Department of Health and Human Service finalized proposed regulations at the federal level authorized under the Health Insurance Portability and Accountability Act of 1996. These regulations, codified at 45 CFR (S)164.502(e), establish a new federal standard for privacy of health information. These regulations, which will not be effective until two years from finalization, may directly regulate some aspects of our business. Achieving compliance with these regulations could cost us significant amounts or delay or prevent implementation of our business model, and any noncompliance by us could result in civil and criminal penalties. In addition, development of related federal and state regulations and policies on confidentiality of health information could restrict our activities, add substantial costs of compliance and negatively affect our business.

   We intend to develop medical information systems and market research services that we will use to collect, analyze and report aggregate medical care, medical research, outcomes and financial data pertaining to items such as prescribing patterns and usage habits. Some states have enacted legislation regulating the aggregation of health information and the manipulation, use and ownership of that aggregated data, even when this data does not reveal the patient's identity. Because this area of the law is rapidly changing, our collection, analysis and reporting of aggregate healthcare data maintained in our database may not at all times and in all respects comply with laws or regulations governing the ownership, collection and use of this data. Future laws or changes in current laws governing the ownership, collection and use of aggregate healthcare data may necessitate costly adaptations to our systems or limit our ability to use this data which would cause substantial harm to the results of our operations.

   Furthermore, we may expand sales of our systems to international markets. An expansion would require us to comply with a wide variety of foreign laws and practices, tariffs and other trade barriers. If we fail to obtain the necessary regulatory approvals in foreign markets on a timely basis, our revenue could be significantly reduced.

 We may experience substantial delays or difficulties in obtaining required governmental approvals which would hinder our ability to provide our existing systems or introduce future systems and could reduce our sales and stock price.

   As a manufacturer of wireless telecommunications systems, we are regulated under the Communications Act of 1934, as amended, the Telecommunications Act of 1996 and Federal Communications Commission regulations, as well as the applicable laws and regulations of the various states administered by state public service commissions. Regulatory requirements affecting our operations may change. Any changes may hurt our business by hindering our ability to compete with other wireless telecommunications product manufacturers, to continue providing our existing systems or to introduce future systems or system enhancements.

   Most of our Hospital Systems are also considered medical devices and are regulated by the FDA. Before we can market such products, we must obtain pre-market notification clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. In addition, changes to our systems may also require FDA review and clearance prior to marketing or sale in the United States. The process of obtaining 510(k) clearance can be expensive and time-consuming, and may require the submission of extensive supporting data. If the 510(k) process is extended for a considerable length of time for any of our new systems, the commencement of commercial sales of our new systems will be delayed substantially or indefinitely.

   Because we are a provider of healthcare related systems, extensive and frequently changing federal regulations govern the licensing, conduct of operations, and other aspects of our business. Federal certification and licensing programs establish standards for day-to-day operation of our research and manufacturing facilities. Regulatory agencies verify our compliance with these standards through periodic inspections. Although we have been found to be in compliance with all these standards to date, our facilities may fail future inspections conducted to ensure compliance with federal or any other applicable licensing or certification laws.

 FDA and FTC regulations on advertising and promotional activities may be burdensome and may negatively affect our ability to provide some applications or services, which could lead to higher than anticipated costs or lower than anticipated revenue.

   Complying with FDA and FTC regulations may be time consuming, burdensome and expensive and could negatively affect our ability to continue providing some of our internet systems, or to introduce new internet systems in a timely manner. This may result in higher than anticipated costs or lower than anticipated revenues.

   Any current or future regulatory requirements that the FDA or the FTC impose on us or our advertisers and sponsors could harm us by:

  . making it harder to persuade pharmaceutical, biotechnology and medical device companies to advertise or promote their products on our web sites, or to sponsor programs that we offer to healthcare professionals and the public;

  . restricting our ability to continue to provide some of our services or content, or to introduce new services or content in a timely manner; or

  . making it more expensive and time-consuming to comply with new requirements.

   As a consequence of these harms, we might lose advertising or sponsorship revenue, spend significant amounts of our limited resources on regulatory experts in the area of FDA or FTC compliance, or receive adverse publicity that negatively affects share value. In addition to existing FDA and FTC regulation of advertising and promotion by pharmaceutical, biotechnology and medical device companies, our business faces a potential risk of increased FDA and FTC regulation of these activities in an online context.

 Changes in existing FDA regulatory requirements or policies, or our failure to comply with current or future requirements or adoption of new requirements could increase the cost of both our Hospital Systems and Physician Systems business models and cause our revenues to decline.

   We face potential FDA regulation of software that we develop for use with our Hospital Systems and/or our Physician Systems. Some computer applications and software are considered medical devices and are subject to regulation by the FDA. To the extent that FDA regulations are applicable to any of our software products and services, complying with those regulations will be time consuming, burdensome and expensive and could delay or prevent introduction of new software products or services.

   While the FDA's policies regarding the regulation of software are evolving, based on the FDA's informal policy statements regarding the scope of its regulation of stand-alone software, we do not believe that our current Physician Systems are subject to FDA regulation as medical devices because they do not meet the statutory definition of a device. However, the FDA may take the view that some of our current or future

Physician Systems do in fact meet the definition of a medical device and, therefore, are subject to regulation, or the FDA may change its policies or regulations with respect to regulation of software or Internet technologies. Also, we may expand our Internet-based system offerings into areas that subject us to FDA regulation. If the FDA finds that our software is subject to regulation as a medical device, the applicable regulatory controls could include both premarket and postmarket requirements which could be costly, time consuming and could significantly harm revenues and our business.

 Political, economic and regulatory changes and consolidation in the healthcare industry could force us to make costly modifications to how we price and sell our systems which could substantially reduce revenues and negatively affect our business.

   The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause us to make unplanned modifications to our systems or result in delays or cancellations of orders. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing or postponing investment decisions, including investments in our systems. We do not know what effect these proposals would have on our business. Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for our systems. If we are forced to reduce our prices, our revenues and earnings may be substantially harmed.

 Our activities may expose us to malpractice and other liability inherent in healthcare delivery which could substantially harm our business.

   We may be exposed to malpractice or other liability against which we may not be adequately insured, resulting in a substantial harm to our business. Our systems provide data for use by physicians, consumers and other healthcare participants. This data may be obtained from our physician customers, strategic partners, other third parties or, with patient consent, from the aggregation of patient health records. Claims for injuries relating to the use of this data may be made in the future. Also, patients who file lawsuits against doctors often name as defendants all persons or companies with any relationship to the doctors. As a result, patients may file lawsuits against us based on treatment provided by physicians who use our systems. In addition, a court or government agency may take the position that our delivery of health information directly, including through licensed physicians, or delivery of information by a third-party site that a consumer accesses through our web sites, exposes us to malpractice or other personal injury liability for wrongful delivery of healthcare services or erroneous health information. The amount of insurance we maintain with insurance carriers may be insufficient to cover all of the losses we might incur from these claims and legal actions. In addition, insurance for some risks is difficult, impossible or too costly to obtain and, as a result, we may be unable to purchase insurance for some types of risks.

 If our customers experience system defects, delays in transmission or security breaches with our systems, we could face damage to our business reputation and potential legal liability.

   Our customer satisfaction and our reputation could be harmed if we or our customers experience any system defects, delays, failures or loss of data. We depend on the efficient operation of wireless networks and the Internet for communication. A major catastrophic event or other event beyond our control, including a major security breach in the transmission of data on our systems or a well-publicized compromise of Internet security, could cause loss of revenue and market share, damage our reputation and result in liability to us. In addition, our systems may be vulnerable to computer viruses, programming errors, attacks by third parties or similar disruptive problems. Furthermore, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. We have experienced defects in our products in the past, including our StatView receivers which were the subject of a field action. We may experience defects in the future. Our contracts attempt to limit our liability arising from our errors; however, these provisions may not be enforceable and may not protect us from future liability. While we have general liability and product liability insurance, including coverage for errors and omissions, we may be unable to maintain this insurance on reasonable terms in the future. In addition, our insurance may be insufficient to cover large claims, and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim, or if our premiums increase significantly, our growth, earnings and business could be substantially harmed.

 We may have significant product liability exposure which could adversely affect the viability of our business.

   The testing, manufacturing and marketing of medical devices entails an inherent risk of product liability claims. We have experienced defects in our products in the past, including our StatView receivers which were the subject of a field action. We may experience defects in the future. These defects could potentially result in liability to us. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Our existing insurance may not be renewable at a cost and level of coverage comparable to that presently in effect, or at all. In the event that we are held liable for a claim against which we are not indemnified or for damages exceeding the limits of our insurance coverage, that claim could exceed our total assets and could adversely affect the viability of our business.

 Significant fluctuations in the market price of our common stock could result in securities class action claims against us, which could seriously harm our business.

   The trading price of our common stock has been and may continue to be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may decrease the trading price of our common stock, regardless of our actual operating performance, and may make it difficult for you to resell your shares at or above the price at which you purchased it. Securities class action claims have been brought against companies in the past where volatility of the market price of that company's securities has taken place. This kind of litigation could be very costly and could divert our management's attention and resources. Any negative determination in this litigation could also subject us to significant liabilities, any or all of which could seriously harm our cash position.

 State laws, our certificate of incorporation, our shareholder rights plan and certain provisions in our important contracts may inhibit potential acquisition bids that could be beneficial for stockholders.

   Delaware law and Washington law may inhibit potential acquisition proposals. We are restricted by the anti-takeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents us from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder.

   For purposes of Delaware law, a business combination includes a merger or consolidation or the sale of more than 10% of our assets. In general, Delaware law defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by the entity or person. Under Delaware law, a Delaware corporation may opt out of the antitakeover provisions. We do not intend to opt out of these antitakeover provisions of Delaware law. The laws of Washington, where our principal executive offices are located, also impose restrictions on some transactions between foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with exceptions, from engaging in significant business transactions with an acquiring person for a period of five years after the acquisition, unless the transaction or acquisition of the shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. A corporation may not "opt out" of this statute and, therefore, we anticipate this statute will apply to us. Depending upon whether we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control of us.

   In addition, we have adopted provisions in our certificate of incorporation that may discourage potential acquisition proposals and delay or prevent a change in control of our company. These provisions include the following:

  . our board of directors may issue up to three million shares of preferred stock and determine the applicable powers, preferences and rights and the qualifications, limitations or restrictions of the stock, including voting rights, without any vote or further action by stockholders;

  .  our directors are elected to staggered three-year terms;

  .  stockholders cannot call special meetings;

  . the nomination of a director or the taking of certain actions requires advance notice; and

  .  stockholders cannot take action by written consent.

   In accordance with the above-described provisions, our board of directors adopted a shareholder rights plan on June 14, 2000 pursuant to which each holder of our common stock received a dividend of one right per share of common stock held by such holder for the purchase of 1/1000th of a share of our Series A Participating Preferred Stock for a price of $75.00 (as adjusted for stock adjustments, the "Exercise Price"). The rights will become exercisable on the earliest of (i) 10 days after a public announcement that a person has acquired 20% or more of the outstanding shares of our common stock or (ii) the close of business 10 days after the commencement of a, or public announcement of a, tender offer for our common stock which would result in a person owning 20% or more of our common stock. Upon any person so acquiring 20% or more of our common stock (other than in a transaction approved by the board of directors), the rights would further entitle the holders (other than the acquiring holder) to acquire (by paying the then current Exercise Price) shares of our common stock having a market value equal to twice the then current Exercise Price. If after the rights become exercisable and we are subsequently acquired by another company or person, the rights would further entitle the holder to acquire shares of the common stock of the acquiring entity (by payment of the Exercise Price) again having a market value of twice then current Exercise Price. At any time prior to their becoming exercisable, the rights may be redeemed the board of directors. The rights plan has been filed as an exhibit to our Registration Statement dated July 12, 2000 and should be referred to for the complete terms and conditions of the plan and the rights.

   Finally, we have entered into commercial agreements containing change-of-control provisions that may inhibit potential acquisitions of our company. A change of control in our company may result in the loss or material modification of some of our commercial agreements, including agreements that provide us with significant amounts of revenue or access to material technology. The loss of such contracts would make our company less valuable, and thus less attractive to potential acquirors.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of any interest expense we must pay with respect to outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of its invested principal funds by limiting default risk, market risk and investment risk. We plan to mitigate default risk by investing in low-risk securities. At December 31, 2000, we had an investment portfolio of money market funds, commercial securities and U.S. Government securities of $19.9 million. We had notes payable and capital leases outstanding of $0.2 million at December 31, 2000. If market interest rates were to increase immediately and uniformly by 10% from levels as of December 31, 2000, the decline of the fair market value of the fixed income portfolio and loans outstanding would not be material.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                           DATA CRITICAL CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................  E-49

Data Critical Corporation Consolidated Balance Sheets at December 31,
 1999 and 2000...........................................................  E-50

Data Critical Corporation Consolidated Statements of Operations for the
 Years Ended December 31, 1998, 1999 and 2000............................  E-51

Data Critical Corporation Consolidated Statements of Stockholders' Equity
 (Deficit) for the Years Ended December 31, 1998, 1999 and 2000..........  E-52

Data Critical Corporation Consolidated Statements of Cash Flows for the
 Years Ended December 31, 1998, 1999 and 2000............................  E-53

Data Critical Corporation Notes to Financial Statements..................  E-54

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Data Critical Corporation:

   We have audited the accompanying consolidated balance sheets of Data Critical Corporation, a Delaware corporation (the "Company"), and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Critical Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Seattle, Washington
January 31, 2001 (except with
respect to the matter discussed in
Note 14, as to which the date is
March 12, 2001)

                           DATA CRITICAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                             At December 31,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
                          ASSETS
Current Assets:
  Cash and cash equivalents................................ $ 33,976  $ 19,948
  Accounts receivable, net of allowance of $149 and 283,
   respectively............................................    2,223     2,785
  Inventories, net.........................................      863     2,113
  Prepaid expenses and other...............................      377       742
                                                            --------  --------
    Total current assets...................................   37,439    25,588
Note receivable from officer...............................       45       171
Investments in and advances to unconsolidated affiliates...      215     3,274
Property, equipment and software, net......................    1,492     2,463
Goodwill and intangibles, net..............................    1,322    11,487
Other assets, net..........................................      538       687
                                                            --------  --------
    Total assets........................................... $ 41,051  $ 43,670
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of notes payable and capital leases...... $    268  $    147
  Accounts payable.........................................    1,224     1,413
  Deferred revenues........................................    1,304     1,806
  Other current liabilities................................    1,521     4,356
                                                            --------  --------
    Total current liabilities..............................    4,317     7,722
Notes payable and capital leases, net of current portion...    1,169        70
                                                            --------  --------
    Total liabilities......................................    5,486     7,792
                                                            --------  --------
Commitments and contingencies (Note 11):
Stockholders' Equity:
  Undesignated preferred stock, $0.001 par value; 3,000,000
   authorized, 0 issued and outstanding....................      --        --
  Common stock and additional paid-in capital, $.001 par
   value, 25,000,000 shares authorized; 10,564,789 and
   12,019,695 shares issued and outstanding, respectively..   61,912    77,823
  Treasury stock at cost; 0 and 707,167 shares,
   respectively............................................      --     (1,909)
  Deferred compensation....................................   (1,327)   (1,029)
  Accumulated deficit......................................  (25,020)  (39,007)
                                                            --------  --------
    Total stockholders' equity.............................   35,565    35,878
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 41,051  $ 43,670
                                                            ========  ========

      The accompanying notes are an integral part of these balance sheets.

                           DATA CRITICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                   Years Ended December 31,
                                                   --------------------------
                                                    1998     1999      2000
                                                   -------  -------  --------
Revenue........................................... $ 4,137  $ 9,538  $ 17,834
Cost of revenue...................................   1,841    3,612     7,654
                                                   -------  -------  --------
Gross margin......................................   2,296    5,926    10,180
                                                   -------  -------  --------
Operating expenses:
  Acquired in-process research and development....     --     1,758     2,800
  Research and development........................   2,104    2,410     5,615
  Sales and marketing.............................   3,490    4,312     8,438
  General and administrative......................   2,475    4,016     7,198
  Depreciation and amortization...................     201      281     1,805
                                                   -------  -------  --------
    Total operating expenses......................   8,270   12,777    25,856
                                                   -------  -------  --------
    Loss from operations..........................  (5,974)  (6,851)  (15,676)
Interest income, net..............................     152       35     1,689
                                                   -------  -------  --------
Net loss.......................................... $(5,822) $(6,816) $(13,987)
                                                   =======  =======  ========
Preferred stock dividends and accretion of
 mandatory redemption obligations.................   1,226    1,216       --
                                                   -------  -------  --------
Net loss attributable to common stock............. $(7,048) $(8,032) $(13,987)
                                                   -------  -------  --------
Basic and diluted net loss per share.............. $ (5.03) $ (2.92) $  (1.20)
                                                   =======  =======  ========
Weighted average shares used to calculate basic
 and diluted loss per common share................   1,402    2,749    11,650
                                                   =======  =======  ========



        The accompanying notes are an integral part of these statements.

                           DATA CRITICAL CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (In thousands, except share amounts)

                             Common Stock
                            and Additional
                           Paid-in Capital                                       Stockholders'
                          ------------------- Treasury    Deferred   Accumulated    Equity
                            Shares    Amount   Stock    Compensation   Deficit     (Deficit)
                          ----------  ------- --------  ------------ ----------- -------------
Balance, December 31,
 1997...................   1,402,246  $   713 $   --      $   --      $ (9,939)    $ (9,226)
Common stock options and
   warrants exercised...         593        1     --          --           --             1
Stock warrants issued
 for consulting
 services...............         --         2     --          --           --             2
Deferred stock
 compensation...........         --       605     --         (605)         --           --
Amortization of deferred
 stock compensation.....         --       --      --           53          --            53
Accretion of mandatory
 redemption
 obligations............         --       --      --          --           (52)         (52)
Series B, C and D
 mandatorily redeemable
 Preferred stock
 dividend accruals......         --       --      --          --        (1,174)      (1,174)
Net loss................         --       --      --          --        (5,822)      (5,822)
                          ----------  ------- -------     -------     --------     --------
Balance, December 31,
 1998...................   1,402,839    1,321     --         (552)     (16,987)     (16,218)
Common stock options and
 warrants exercised.....      19,761       33     --          --           --            33
Common stock issued in
 initial public
 offering...............   4,025,000   36,468     --          --           --        36,468
Common stock issued to
 employees..............       7,500       77     --          --           --            77
Common stock issued for
 acquisition of
 Physix, Inc............     100,000    1,331     --          --           --         1,331
Conversion of redeemable
 preferred stock........   5,009,689   20,990     --          --           --        20,990
Deferred stock
 compensation...........         --     1,316     --       (1,316)         --           --
Amortization of deferred
 stock compensation.....         --       --      --          541          --           541
Accretion of mandatory
 redemption
 obligations............         --       --      --          --           (53)         (53)
Series B, C and D
 mandatorily redeemable
 Preferred stock
 dividend accruals......         --       --      --          --        (1,164)      (1,164)
Warrants issued in
 exchange for services..         --         1     --          --           --             1
Warrants issued in
 conjunction with the
 issuance of certain
 credit facilities......         --       375     --          --           --           375
Net loss................         --       --      --          --        (6,816)      (6,816)
                          ----------  ------- -------     -------     --------     --------
Balance, December 31,
 1999...................  10,564,789   61,912     --       (1,327)     (25,020)      35,565
Common stock options and
 warrants exercised.....     321,312      474     --          --           --           474
Common stock issued and
 stock purchase option,
 net....................   1,230,770    9,907     --          --           --         9,907
Common stock issued in
 acquisitions...........     609,991    5,213     --          --           --         5,213
Common stock purchased
 for treasury...........    (707,167)     --   (1,909)        --           --        (1,909)
Deferred stock
 compensation...........         --       317     --         (317)         --           --
Amortization of deferred
 stock compensation.....         --       --      --          615          --           615
Net loss................         --       --      --          --       (13,987)     (13,987)
                          ----------  ------- -------     -------     --------     --------
Balance, December 31,
 2000...................  12,019,695  $77,823 $(1,909)    $(1,029)    $(39,007)    $ 35,878
                          ==========  ======= =======     =======     ========     ========



        The accompanying notes are an integral part of these statements.

                           DATA CRITICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1998      1999      2000
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................... $ (5,822) $ (6,816) $(13,987)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization................      208       307     2,087
    Amortization of deferred stock compensation..       53       541       615
    Issuance of common stock for compensation....      --         76       399
    Acquired in-process research and
     development.................................      --      1,758     2,800
    Non cash interest charge.....................      --        136       164
    Issuance of warrants for consulting
     services....................................        2         1       --
    Loss on disposal of assets...................      --        --        134
  Changes in assets and liabilities:
    Accounts receivable..........................   (1,108)     (883)      (70)
    Inventories, net.............................      (92)     (582)     (804)
    Prepaid expenses.............................     (263)     (106)     (333)
    Accounts payable and other current
     liabilities.................................    1,245       907     1,196
    Deferred revenues............................      436       362      (246)
                                                  --------  --------  --------
      Net cash used in operating activities......   (5,341)   (4,299)   (8,045)
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Issuance of notes receivable to officers.......      --        --     (1,303)
  Repayment of loans from officers...............      --        --      1,200
  Loan to Elixis Corporation.....................      --        --       (200)
  Loans to unconsolidated affiliate..............      --        --     (1,500)
  Repayment of loans from unconsolidated
   affiliate.....................................      --        --      1,500
  Cash paid in the acquisition of Elixis, net of
   cash acquired.................................      --        --        (85)
  Cash paid in the acquisition of Physix, net of
   cash acquired.................................      --     (1,531)      --
  Cash paid in the acquisition of Paceart, net of
   cash acquired.................................      --        --     (6,015)
  Investment in and advances to unconsolidated
   affiliate.....................................      --        --     (3,055)
  Purchases of property and equipment............     (380)     (584)   (1,731)
  Other assets...................................      (14)     (121)     (504)
                                                  --------  --------  --------
      Net cash used in investing activities......     (394)   (2,236)  (11,693)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net....        1    36,501    10,142
  Proceeds from issuance of mandatorily
   redeemable preferred stock, net...............    6,975       --        --
  Purchase of treasury stock.....................      --        --     (2,068)
  Proceeds from line of credit...................      250     2,150       --
  Payments on lines of credit....................      --       (900)     (151)
  Proceeds from notes payable and capital lease
   obligations...................................      200       --        --
  Payment on notes payable and capital leases....      (42)     (293)   (2,213)
  Issuance of convertible notes..................      539       --        --
                                                  --------  --------  --------
      Net cash provided by financing activities..    7,923    37,458     5,710
                                                  --------  --------  --------
  Net increase (decrease) in cash and cash
   equivalents...................................    2,188    30,923   (14,028)
  Cash and cash equivalents at beginning of
   year..........................................      865     3,053    33,976
                                                  --------  --------  --------
  Cash and cash equivalents at end of year....... $  3,053  $ 33,976  $ 19,948
                                                  ========  ========  ========

        The accompanying notes are an integral part of these statements.

                           DATA CRITICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies:

 Nature of Business

   Data Critical Corporation, together with its subsidiaries, designs, manufactures, markets, installs and supports communication and information systems, using wireless and internet technology and proprietary software to allow access to health information, including patient vital signs and other diagnostic data. The Company's systems provide for information retrieval from remote sources, both inside and outside the hospital environment, and are integrated and coordinated through either a wireless network utilizing an interactive device, a personal computer or the internet. The Company's focus within healthcare is on the hospital, physician and at-home consumer markets.

   On November 9, 2000, the Company announced a distribution agreement with Medtronic Physio-Control Corp. that appoints Medtronic Physio-Control the exclusive non-OEM distributor of the Company's wireless alarm notification systems for in-hospital use. Under the agreement, beginning January 1, 2001, the parties expect that Medtronic Physio-Control will hire approximately 25 employees of the Company's current hospital sales and implementation staff for positions in Medtronic Physio-Control's sales and service network, and Medtronic will undertake a significant portion of the Company's direct product distribution.

 Principles of Consolidation

   The Company's consolidated financial statements include the assets, liabilities and results of operations of majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Financial Statement Preparation

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform with the current year presentation.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity when purchased of 90 days or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market investments.

 Inventories

   The Company's primary medical product is made up of the Company's proprietary software applications which it integrates with hardware that is acquired from third parties as well as hardware made by third parties to the Company's specifications. Inventories consist primarily of the Company's hardware product, components to make the product and other third-party equipment, all of which is stated at the lower of cost or market, using the first-in, first-out method.

 Property, Equipment and Software

   Property, equipment and software are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five

                           DATA CRITICAL CORPORATION
years. Ordinary repairs and maintenance and purchases of less than $750 are expensed as incurred. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the asset.

 Other Assets

   Other assets include licensed intellectual and property rights which are stated at historical cost less accumulated amortization provided on a straight-line basis over the estimated useful lives of the asset, generally seven years. Other assets also include capitalized legal expenses associated with patent applications. These costs will be amortized over their estimated useful lives upon patent issuance by the U.S. Patent and Trademark Office. Amortization expense on other assets was $19,000, $17,000, and $104,000 in 1998, 1999 and
2000, respectively. Accumulated amortization was $47,000, $64,000, and $168,000 at December 31, 1998, 1999 and 2000, respectively.

 Goodwill and Intangibles

   Goodwill and intangibles includes technology purchased in the Physix, Elixis and Paceart acquisitions (see Note 10), which are stated at their fair market values at the acquisition date less accumulated amortization provided on a straight-line basis over three to ten years. Amortization expense on goodwill and intangibles was $0, $17,000 and $1,177,000 in 1998, 1999 and 2000,
respectively.

 Software Development Costs

   Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Under this standard, capitalization of software development costs generally begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of the software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Through December 31, 2000, the Company had not capitalized any software development costs.

   Internal use software development costs are accounted for in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally five years.

 Revenue Recognition

   The Company's revenue recognition policies are in conformity with AICPA
SOP 97-2 "Software Revenue Recognition" as amended. License revenue is earned when delivery has occurred, the fee is fixed and determinable, evidence of an arrangement exists, collection of the receivable is probable and no significant post-delivery obligations remain. For sales to end users, revenue is recognized upon installation. For sales to distributors, revenue is recognized upon delivery. Maintenance and support revenue is recognized over the term of the agreement.

   The Company recognizes revenue from software development contracts involving significant production, modification or customization of software, based on performance milestones specified in the contract where these milestones fairly reflect progress toward contract completion.

                           DATA CRITICAL CORPORATION

 Deferred Revenue

   Deferred revenue was $1.3 million and $1.8 million at December 31, 1999 and 2000, respectively. This deferred revenue resulted primarily from the recognition of systems shipped but not installed and software maintenance fees. The Company recognizes revenue that had been deferred upon shipment when the system is installed and recognizes revenue from software maintenance agreements generally over one year terms.

 Major Customers

   In January 1997, the Company signed a distribution and license agreement with GE Marquette Medical Systems, Inc. (now GEMS IT) for the non-exclusive licensing and distribution of a medical wireless data product. Approximately 54.5%, 18.5%, and 16.1% of the Company's revenues for the years ended
December 31, 1998, 1999 and 2000, respectively, is attributable to GEMS IT. Approximately 44.7%, 72.1%, and 4.5% of the Company's revenue for the years ended December 31, 1998, 1999 and 2000, respectively, is attributable to Agilent Technologies, Inc. pursuant to a 1994 license agreement which provided Agilent exclusive distribution rights to a specific implementation of the Company's medical wireless data technology.

 Warranty Obligations

   The Company generally provides product warranties for 12 months after date of purchase. Estimated warranty obligations are provided at the time of the sale of the Company's products.

 Royalty Expense

   During 1997 and 1998, the Company entered into two nonexclusive licenses to sell products using patented technology. In exchange for the licenses the Company is required to make quarterly royalty payments based on the number of products invoiced. Amounts charged to cost of revenue for the two nonexclusive licenses were $142,000, $144,000, and $236,000 for the years ended 1998, 1999 and 2000, respectively.

 Research and Development Costs

   The Company's accounting policy is to capitalize eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. The amount of eligible costs to be capitalized has not been material and accordingly, the Company has charged all software development costs to research and development in the accompanying statements of operations.

 Advertising Costs

   Costs related to advertising the Company's products are expensed in the period incurred. Advertising costs incurred during the years ended December 31, 1998, 1999 and 2000 were $67,000, $49,000 and $366,000 respectively.

 Income Taxes

   Deferred income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. To date, the Company has fully reserved for its net deferred tax assets.

                           DATA CRITICAL CORPORATION

 Stock Options

   The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected the disclosure only provisions related to employee stock options and follows the provisions of Accounting Principals Board Opinion No. 25 (APB 25) in accounting for stock options issued to employees. Under APB 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

   The Company discloses the pro forma effect on net income as if it had accounted for option grants to employees under the "fair value" method prescribed by SFAS No. 123. The fair-value based model values stock options using an acceptable valuation model. Pro forma compensation cost is measured at the grant date based upon the fair value of the award and is recognized over the service period, which is typically the vesting period.

   Warrants and options granted to non-employees are accounted for under the fair value provisions of SFAS No. 123 and EITF 96-18.

 Concentrations of Credit Risk

   Financial instruments which subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The risk for cash and cash equivalents is limited by the Company's policy of maintaining cash and equivalents in multiple, highly rated, liquid investments. The Company has credit risk regarding trade accounts receivables as most of these receivables are with healthcare institutions or with distributors to healthcare institutions. To mitigate this risk, the Company has a credit policy under which it verifies the creditworthiness of its customers.

 Fair Value of Financial Instrument

   The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases and notes payable approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

 Investments in and Advances to Unconsolidated Affiliates

   Investments in corporate entities with less than a 20 percent voting interest are generally accounted for using the cost method. The Company uses the equity method to account for investments in corporate entities in which it has a voting interest of 20 percent to 50 percent, or which it otherwise has the ability to exercise significant influence, and for less than 50.1 percent ownership in partnerships. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the Company's investment in, advances to and financial guarantees for the investee.

 Loss Per Share

   In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic loss per share is computed by dividing net loss attributable to common stock (net loss less preferred stock redemption obligation

                           DATA CRITICAL CORPORATION
accretion and dividend requirements) by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss attributable to common stock by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares of common stock issuable upon the conversion of the mandatorily redeemable preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation as their effect is antidilutive. Accordingly, basic and diluted loss per share are equivalent. The Company has not had any issuances or grants for nominal consideration as defined under U.S. Securities and Exchange Commission Staff Accounting Bulletin 98.

   The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive.

                                                    Years Ended December 31,
                                                    -------------------------
                                                     1998    1999     2000
                                                    ------- ------- ---------
   Shares issuable under stock options and
    warrants....................................... 502,243 844,516 1,040,325

 Comprehensive Income

   The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in consolidated financial statements. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. The Company has no material components of other comprehensive loss.

 Segment Reporting

   The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," during 1998. SFAS No. 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it has two reportable segments, Hospital Systems and Physician Systems.

 Future Accounting Requirements

   In June 1998, the Financial Accounting Standards Board, (FASB), issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." Statement No. 137 defers the effective date of Statement No. 133 for one year. Statement No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Because the Company currently holds no material derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

   In December 1999, SEC Staff Accounting Bulletin: No. 101 "Revenue Recognition in Financial Statements" was issued. This pronouncement summarizes certain of the SEC Staff's views on applying generally accepted accounting principles to revenue recognition. SAB No. 101 is required to be adopted by the Company for the year ended December 31, 2000. We believe the Company's practices are in conformity with this guidance.

                           DATA CRITICAL CORPORATION

   In March 2000, FASB released FASB interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25", which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non compensatory plan and the accounting consequences of various modifications of the terms of a previously fixed stock option or award. We believe that the Company's practices are in conformity with this guidance, and therefore interpretation No. 44 has no impact on the Company's financial statements.

   In March 2000, the Emerging Issues Task Force (EITF) reached a consensus, on EITF Issue 00-3. This consensus indicates that a software element covered by AICPA SOP 97-2 is only present in a software hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. Therefore, AICPA SOP 97-2 only applies to hosting arrangements in which the customer has such an option. Arrangements that do not give the customer such an option are service contracts and are outside the scope of AICPA SOP 97-2. The Task Force observed that hosting arrangements that are service arrangements may include multiple elements that affect how revenue should be attributed. The Company recognizes revenue related to software hosting as service is provided, therefore this consensus has not had any material effect on the Company's results of operations or its financial position.

 Supplemental Disclosure of Noncash Investing and Financing Activity

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1998     1999    2000
                                                        ------- -------- -------
                                                             (In thousands)
   Cashless exercise of warrants to purchase
    mandatorily redeemable preferred stock............  $ 2,120 $    525     --
   Cash paid for interest.............................  $    72 $    161 $    64
   Equipment acquired through capital lease
    arrangements......................................      --  $    392     --
   Conversion of preferred stock to common stock......      --  $ 20,990     --
   Issuance of warrants to purchase common stock in
    connection with certain financing arrangements....      --  $    375     --
   Common stock issued to acquire Elixis Corporation..                   $ 2,441
   Common stock issued to acquire Paceart Associates,
    L.P. and Paceart G.P., Inc........................                   $ 2,634
   Common stock issued to acquire the assets of
    Physix, Inc.......................................      --  $  1,331 $   138

2. Inventories, net:

                                                                  December 31,
                                                                 ---------------
                                                                  1999    2000
                                                                 ---------------
                                                                 (In thousands)
   Purchased components......................................... $  842 $  2,065
   Finished goods...............................................     21       48
                                                                 ------ --------
                                                                 $  863 $  2,113
                                                                 ====== ========

                           DATA CRITICAL CORPORATION

3. Property, Equipment and Software:

                                                                 December 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------  -------
                                                                (In thousands)
   Computers, equipment and purchased software................. $1,840  $ 3,307
   Furniture and fixtures......................................    343      564
   Leasehold improvements......................................    156      191
                                                                 2,339    4,062
   Less: Accumulated depreciation..............................   (847)  (1,599)
                                                                ------  -------
                                                                $1,492  $ 2,463
                                                                ======  =======

   Depreciation expense was $189,000, $273,000 and $765,000 in 1998, 1999 and
2000, respectively.

4. Other Current Liabilities:

                                                                  December 31,
                                                                  -------------
                                                                   1999   2000
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
   Accrued expenses.............................................. $  341 $  748
   Accrued royalties.............................................    224    410
   Customer deposits.............................................    179    247
   Accrued product warranties....................................    518    877
   Accrued payroll and benefits..................................    259  2,074
                                                                  ------ ------
                                                                  $1,521 $4,356
                                                                  ====== ======

5. Debt Obligations:

 Line of Credit

   The Company had a secured bank line of credit with maximum available borrowings of $1.5 million and with a variable borrowing base of 60% to 75% of accounts receivable based on maintaining certain minimum financial covenants. The line bore interest at the bank's prime rate plus 0.75%. The Company had outstanding letters of credit of $340,000 and $340,000, as of December 31, 1999 and 2000, respectively, but no outstanding borrowings against this line of credit. The Company was required to comply with various financial covenants including tangible net worth, liquidity ratios and maximum quarterly operating losses. This line of credit expired in April 2000 and was not renewed.

 Notes Payable

   In April 1999, the Company established a subordinated debt facility totaling $1.5 million. The six-month lending term expired in October 1999. Loans made under this facility were secured by substantially all of the Company's assets, subordinated to the commercial bank loans. Advances under the subordinated debt agreement were limited to $500,000 or more per advance. 11.0% interest-only payments were payable for the first 12 months followed by 24 months of interest plus equal monthly principal payments. As of December 31, 1999, $987,000 was outstanding under this debt facility. This entire outstanding balance was repaid in January 2000. In connection with this debt facility, the lender received an option to purchase up to 105,000 shares of Series D preferred stock at a purchase price of $5.00 per share. The lender exercised this option in full on October 25, 1999.

                           DATA CRITICAL CORPORATION

   The same lender has also provided a lease line of credit for up to $1.0 million, comprised of $800,000 to finance equipment and $200,000 to finance equipment, leasehold improvements and software. Advances under the lease line were available for 12 months beginning in April 1999 and became unavailable in April 2000. Each advance was payable over 36 months in equal installments. The Company had outstanding borrowings of $161,000 and $100,000 as of December 31, 1999 and 2000, respectively. As part of this lease line, the lender received a warrant to purchase 12,500 shares of Series D preferred stock at an exercise price of $4.00 per share.

   The determination of fair value of the warrants issued in connection with the Company's various financing arrangements were made using the Black-Scholes option pricing model and an effective borrowing rate of the Company.

   In April 1999, the Company established a non-cancelable statutory finance lease facility totaling $214,000. The finance lease agreements were funded in three installments from April to August 1999 and secured by the leased property. The leases are payable in 36 equal installments plus 16.6% interest on the declining balances. The Company had outstanding borrowings of $179,000 and $114,000 as of December 31, 1999 and 2000, respectively.

6. Capital Structure:

 Common Stock

   On November 9, 1999 the Company completed its initial public offering of common stock. The Company issued 4,025,000 shares, including the underwriters over-allotment, at $10.00 per share for a gross offering of $40,250,000.

   On June 5, 2000, the Company completed the sale of 1,230,770 shares of common stock to a private investor, ("Investor"). The Company raised $10 million in the sale of its shares to the Investor. In addition, the Company granted the Investor a nine-month option (the "Option") to purchase shares of its common stock worth $10 million at a purchase price of $15.00 per share (if the Option is exercised within 135 days of June 5, 2000) or $20.00 per share (if the Option is exercised more than 135 days after June 5, 2000). This Option expired unexercised in March 2001.

   In November 2000, the Company initiated a stock repurchase program. As of December 31, 2000, the Company had repurchased 765,500 shares of its common stock on the open market at an average purchase price of $2.71 per share. Of these repurchased shares, the Company reissued 56,333 to company employees at an average price of $2.88 per shares.

 Preferred Stock and Preferred Stock Purchase Rights Plan

   The Company has 3,000,000 shares of preferred stock authorized for issue in one or more series, at a par value of $0.001. In July 2000 the Board of Directors implemented a Preferred Share Purchase Rights Plan ("Rights Plan") to protect stockholders' rights in the event of a proposed takeover of the Company. Under the Rights Plan, the Company declared a dividend on each share of outstanding common stock of one right (a "Right") to purchase one one-thousandth of a share of preferred stock for each share of the Company's common stock outstanding. Similar rights will generally be issued in respect to common stock subsequently issued. Pursuant to the Rights Plan, each Right entitles the registered holder to purchase from the Company a one one-thousandth of a share of the Company's Series A Participating Preferred Stock, $0.001 par value per share, at a purchase price of $75.00 subject to certain adjustments under the plan. The rights are exercisable only if a person or group (an "Acquiring Person") acquires beneficial ownership of 20 percent or more of the Company's outstanding shares of common stock. Upon exercise, holders, other than the Acquiring Person, will

                           DATA CRITICAL CORPORATION
have the right, subject to termination, to receive the Company's common stock or other securities, cash or other assets having a market value, as defined equal to twice such purchase price. The Rights, which expire on July 21, 2010, are redeemable in whole, but not in part, at the Company's option at any time for a price of $0.01 per Right.

 Warrants

   The Company has issued warrants to purchase common stock in connection with its stock and debt offerings. A summary of warrant activity follows:

                                                                  Warrants
                                                                Outstanding
                                                             -------------------
                                                                        Weighted
                                                                        Average
                                                              Number    Exercise
                                                             of Shares   Price
                                                             ---------  --------
   Balance, December 31, 1997...............................  320,936     2.48
     Issued.................................................   50,535     1.60
     Exercised..............................................      --       --
                                                             --------    -----
   Balance, December 31, 1998...............................  371,471     2.34
     Issued.................................................   12,500     4.00
     Exercised..............................................      --       --
                                                             --------    -----
   Balance, December 31, 1999 ..............................  383,971    $2.40
     Exercised.............................................. (167,293)    3.00
     Canceled...............................................  (36,938)    3.20
                                                             --------    -----
   Balance, December 31, 2000 ..............................  179,740    $1.67
                                                             ========    =====

   These warrants generally expire within five years from grant. The warrants were recorded as a component of additional paid-in capital at their estimated fair value at the date of issuance using a Black-Scholes model.

7. Employee Benefit Plans:

 Employee Savings and Retirement Plan

   The Company has a 401(k) plan that allows eligible employees to contribute up to 15 percent of their salary subject to annual limits. The Company currently does not match any portion of the employees' contribution but may, at its discretion, make matching contributions in the future.

 Stock Option Plans

   The Company has three stock option plans, the 1994 Stock Plan, the 1999 Stock Plan and the 1999 Directors Stock Plan (collectively, the "Plans"). The 1994 and 1999 Stock Plans provide for the grant of incentive and nonstatutory stock options to employees, directors and consultants. The 1999 Directors Stock Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. Options generally terminate if unexercised within 90 days after the employee leaves the company or, in the case of the 1999 Directors Stock Plan, 90 days after the director ceases to be a director of the Company.

   Under the 1994 and 1999 Stock Plans, options generally become exercisable at the rate of 25% of the total number of shares underlying the options 12 months after the vesting commencement date, and 25% every 12 months thereafter. Options generally expire no later than ten years after grant, or five years in the case of an incentive stock option granted to a 10% stockholder.

                           DATA CRITICAL CORPORATION

   Options granted under the 1999 Directors Stock Plan are fully vested at the date of grant and expire 10 years after they are granted.

   Under the 1994 Stock Plan, 950,000 shares of common stock were reserved for issuance. No further options will be granted under the 1994 Stock Plan. Under the 1999 Stock Plan, 1,000,000 shares plus an annual increase in each of the next five years equal to the lesser of 250,000 shares or two percent of the outstanding shares of common stock on the last day of the preceding fiscal year of common stock have been reserved for issuance. In addition, the stockholders of the Company approved in 2000 an increase of 500,000 in shares reserved for issuance under the 1999 Stock Plan. Under the 1999 Directors Stock Plan, 100,000 shares of common stock have been reserved for issuance.

   The 1999 Directors Plan generally provides that each person who is or becomes a nonemployee director of the Company will be granted a nonstatutory stock option to purchase 15,000 shares of common stock on the date on which the option holder first becomes a nonemployee director of the Company. Thereafter, on the date of the Company's annual stockholders' meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock if, on that date, he or she has served on the Company's board of directors for at least six months.

   Incentive options are granted at not less than the fair value of common stock on the date of grant, and nonqualified options are granted at not less than 50% of fair value on the date of grant. Options generally expire between seven and ten years from the date of grant.

   Information relating to stock options outstanding under the Plans is as follows:

                                                                Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
   Options outstanding, December 31, 1997...........   528,873       $ 0.92
     Options granted................................   317,987         2.33
     Options exercised..............................      (593)        0.97
     Options canceled...............................    (9,845)        1.65
                                                     ---------       ------
   Options outstanding, December 31, 1998...........   836,422         1.45
     Options granted................................   765,962         8.54
     Options exercised..............................   (19,760)        1.67
     Options canceled...............................   (58,625)        2.82
                                                     ---------       ------
   Options outstanding, December 31, 1999 .......... 1,523,999         4.96
     Options granted................................ 1,265,748        10.06
     Options exercised..............................  (180,262)         .92
     Options canceled...............................  (436,240)        9.67
                                                     ---------       ------
   Options outstanding, December 31, 2000........... 2,173,245       $ 7.32
                                                     =========       ======

   At December 31, 1998, 1999 and 2000, options to purchase 339,624, 556,292,
766,820 shares were exercisable, respectively.

   Under the Plans, options to purchase 223,524 shares of common stock were available for future grant. As of December 31, 2000, the 2,173,245 options outstanding under the 1994, 1999 and Director Stock Plan have exercise prices between $0.80 and $38.75 and a weighted-average remaining contractual life of
7.63 years. During 1999 and 2000, the Company recorded $1,316,000 and $317,000, respectively, of deferred compensation from the issuance of stock options with exercise prices less than the fair value of common stock. This deferred compensation is recognized as expense ratably over the vesting period of the options. In 1999 and 2000, the Company recognized $541,000 and $615,000, respectively, of expense related to this deferred compensation. Up to the Company's initial public offering, the fair value of common stock on the dates of

                           DATA CRITICAL CORPORATION
stock option grants was determined by management using recent sales of preferred stock, consideration of significant milestones achieved by the Company and other market considerations. The following table summarizes information regarding stock options outstanding and exercisable as of December 31, 2000:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                                Weighted
                                      Weighted   Average               Weighted
                                      Average   Remaining              Average
          Range of          Number    Exercise Contractual   Number    Exercise
      Exercise Prices     Outstanding  Price      Life     Exercisable  Price
      ---------------     ----------- -------- ----------- ----------- --------
   $ 0.80-$ 0.80.........    251,496   $ 0.80     1.44       245,621    $ 0.80
   $ 1.20-$ 2.40.........    283,352   $ 2.11     4.43       168,511    $ 2.04
   $ 2.44-$ 2.94.........    277,326   $ 2.85     9.92        71,985    $ 2.81
   $ 3.20-$ 6.00.........    316,755   $ 5.55     8.01       160,141    $ 5.59
   $ 6.75-$ 8.78.........    254,293   $ 8.66     9.65        37,596    $ 8.47
   $ 8.88-$ 8.88.........    148,500   $ 8.88     9.26         8,125    $ 8.88
   $ 8.94-$10.00.........    104,301   $ 9.29     9.28        14,000    $10.00
   $10.31-$11.13.........    131,638   $10.60     9.26        37,591    $10.90
   $12.00-$12.00.........    163,000   $12.00     8.96        23,250    $12.00
   $15.88-$38.75.........    242,584   $19.41     9.08           --        --
                           ---------   ------     ----       -------    ------
   $ 0.80-$38.75.........  2,173,245   $ 7.32     7.63       766,820    $ 3.72
                           =========   ======     ====       =======    ======

   Included in these options tables are 73,468 of options granted to consultants in 2000. These options resulted in $226,000 of compensation expense in 2000.

 Accounting for Stock-Based Compensation

   For purposes of pro forma disclosure, the estimated fair value of each option grant is estimated on the date of grant using the minimum value method (prior to going public), which considers the time-value of money, with the following assumptions for grants in 1998, 1999 and 2000: risk-free interest rates of 6.25% to 6.50%; expected lives of five years; and no dividends. The weighted average fair value of options granted in 1998, 1999 and 2000 were $0.58, $7.38 and $6.47, respectively. The volatility number used for those options granted between December 9, 1999 and December 31, 2000 was 0.70. The pro forma effect upon net loss and net loss per share, taking into account only the additional compensation expense that would be recognized using the fair value method, are as follows (in thousands, except per share data):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
Net loss........................................... $(5,822) $(6,816) $(13,987)
Pro forma net loss.................................  (5,865)  (7,054)  (16,223)
Basic and diluted loss per share...................   (5.03)   (2.92)    (1.20)
Pro forma basic and diluted loss per share.........   (5.06)   (3.01)    (1.39)

 Employee Stock Purchase Plan

   The Company has an employee stock purchase plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first day or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 20% of their compensation during any offering period, subject to certain limitations. The Company's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by the stockholders in May 1999. 100,000 shares plus an annual increase in each of the next five years equal to the lesser of 150,000 shares or one percent of the outstanding shares of

                           DATA CRITICAL CORPORATION
common stock on the last day of the preceding fiscal year of common stock have been reserved for issuance under the Purchase Plan. During 1999 and 2000, shares totaling 0 and 7,928 were issued under the plans at an average price of $8.82. As of December 31, 2000, 197,719 shares were reserved for future issuances.

8. Income Taxes:

   At December 31, 2000, the Company had net operating loss carryforwards of approximately $28,800,000. The Company may be limited in its ability to utilize certain of its future carryforwards in any year due to previous sales of its stock. Management believes that, based on a number of factors, the available objective evidence creates significant uncertainty regarding the realization of the net deferred tax assets. Accordingly, a valuation allowance has been provided for the net deferred tax assets of the Company. This valuation allowance increased in 1998, 1999 and 2000 by $2,232,000, $2,662,000 and
$4,125,000 respectively. These carryforwards, which may provide future tax benefits, expire from 2008 to 2020.

   The difference between the statutory tax rate of approximately 36.5% (34% federal and 2.5% state, net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation against its net deferred tax assets. In addition, the Company has research and development tax credit carryforwards of approximately $500,000.

   The components of the deferred tax asset and liabilities were as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1999      2000
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carryforward......................... $ 7,014  $ 10,512
     Other...................................................     561     1,188
                                                              -------  --------
   Deferred tax assets.......................................   7,575    11,700
   Valuation allowance.......................................  (7,575)  (11,700)
                                                              -------  --------
       Total................................................. $   --   $    --
                                                              =======  ========

9. Related Party Transactions:

 Investments in and Advances to Unconsolidated Affiliates

   On July 10, 1996, the Company loaned Nomadics, Inc. $50,000 in exchange for a promissory note, which matures on July 10, 2000. The note is convertible into approximately a 3.6% equity interest in Nomadics, Inc., at the earlier of July 10, 2000 or upon an initial public offering of the Company's stock. Interest accrues at 8.0% per year. On November 7, 1996, the Company acquired Nomadics, Inc. common stock representing a 10.8% interest for a cash payment of $151,000. As of December 31, 2000 the Company continues to extend the terms of the interest-bearing note.

 Notes Receivable from Officers

   The Company loaned a senior executive $45,000 on July 18, 1997, in exchange for a promissory note, which matures on July 17, 2001. Interest of 6.7% on the unpaid principal balance is due annually. On December 8, 2000 the promissory note was amended to extend the maturity date to September 30, 2001, increasing the interest rate to 8.5% and agreeing to forgive the note, including accrued interest and a gross-up payment for all federal income taxes payable on such forgiven amounts, if the senior executive remains in the employ of the Company through September 30, 2001.

                           DATA CRITICAL CORPORATION

   On November 20, 2000 the Company accepted a Secured Promissory Note ("Note") in the amount of $1,303,000 with an interest rate of 15% from a Company officer. The Note was originally due and payable in full on the earliest of (a) December 4, 2000, (b) the termination of the officers employment or (c) the date of any sale of pledged security. The Note was originally, but is no longer, secured by both the officer's principal residence and all shares of common stock of the Company and common stock of the Company underlying certain stock option grants held by the officer and his wife. The officer is responsible for reimbursement of all Company expenses incurred in the execution and administration of the Note. In the event the payment principal on the Note is delinquent for a period of 10 days or more, the Company shall have the right to collect from the officer an amount equal to one percent (1%) of the then outstanding principal balance. In December 2000 the Note was amended deleting the late fee provisions and extending the maturity. In December 2000 the borrower made a payment of $1,200,000 to the Company while in January 2001 the Company received a payment of approximately $52,000.

10. Acquisitions:

 Physix, Inc.

   On December 17, 1999, the Company acquired substantially all of the business, assets and rights of Physix, Inc. Under the terms of the agreement the Company issued 200,000 shares of common stock, all of which were placed in escrow. Of these 200,000 shares, 100,000 shares were to be released if not required to satisfy Physix indemnification obligations, and the other 100,000 shares (the "Contingency Shares") were only to be released upon the achievement of certain milestone obligations. If these performance milestones were not met within one year, the number of Contingency Shares to be released to Physix were to be reduced on a sliding scale, up to the total 100,000 shares, and the unreleased shares were to be returned to the Company for retirement. The Company also paid approximately $1.5 million in cash to repay certain Physix obligations and assumed certain other Physix liabilities amounting to approximately $600,000. In December 2000 the Company consented to the release of all 100,000 Contingency Shares from escrow and accounted for the release with an approximate fair value of $138,000 as additional purchase price.

   This acquisition was accounted for as a purchase and, accordingly, the financial statements reflect valuation of all assets, including identifiable intangibles, at their estimated fair market values. Physix's results of operations are included in the accompanying statements of operations from the date of the acquisition.

   Under the purchase method of accounting, the purchase price is allocated to the net assets acquired based on their estimated fair value. The following represents the purchase price allocation for Physix (in thousands).

   Book value of net assets acquired.................................... $  502
   Core technology......................................................  1,340
   Cost in excess of net assets acquired................................    169
   In-process research and development..................................  1,758
                                                                         ------
     Fair value of assets acquired...................................... $3,769
                                                                         ======

   Cash paid............................................................ $1,500
   Fair value of shares issued..........................................  1,469
   Liabilities assumed..................................................    600
   Acquisition costs....................................................    200
                                                                         ------
     Purchase price..................................................... $3,769
                                                                         ======

                           DATA CRITICAL CORPORATION

   The following unaudited pro forma information has been prepared assuming Physix had been acquired as of January 1, of each year presented. The pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of January 1, of each year presented. In addition, the pro forma information is not intended to be a projection of future results.

                                                        Year Ended December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------- -----------
                                                         (In thousands, except
                                                          per share amounts)
   Pro forma information (Unaudited)
   Revenue............................................. $     5,379 $    11,240
   Net loss............................................      13,279      16,570
   Loss per common share basic and diluted.............        8.02        5.82

 Elixis Corporation

   On April 3, 2000, the Company acquired Elixis Corporation, by the statutory merger of Elixis with and into datacritical.com inc., a wholly-owned subsidiary of the Company.

   As a result of the merger, the separate corporate existence of Elixis ceased and the Company became the owner of all of the business and assets of Elixis and assumed all of the debt and liabilities of Elixis. Each share of Elixis common stock was converted into 0.0407847 shares of the Company's common stock which represented 209,991 shares. All of Elixis' stock option plans were terminated prior to completion of the merger, and the Company paid approximately $110,000 to Elixis' option holders in exchange for cancellation of all outstanding Elixis options. The Company also forgave its note receivable from Elixis in the amount of $200,000 issued prior to the transaction and assumed certain other liabilities amounting to approximately $1.3 million.

   This acquisition was accounted for as a purchase and, accordingly, the financial statements reflect valuation of all assets, including identifiable intangibles, at their estimated fair market values. Elixis' results of operations are included in the accompanying statements of operations from the date of the acquisition.

   Under the purchase method of accounting, the purchase price is allocated to the net assets acquired based on their estimated fair value. The following represents the purchase price allocation for Elixis (in thousands).

   Book value of net assets acquired.................................... $  150
   Core technology......................................................  1,100
   Assembled workforce..................................................    200
   Cost in excess of net assets acquired................................    530
   In-process research and development..................................  2,800
                                                                         ------
     Fair value of assets acquired...................................... $4,780
                                                                         ======

   Cash paid............................................................ $  309
   Fair value of shares issued..........................................  2,441
   Liabilities assumed..................................................  1,330
   Acquisition costs....................................................    700
                                                                         ------
     Purchase price..................................................... $4,780
                                                                         ======

                           DATA CRITICAL CORPORATION

 Paceart

   On September 11, 2000, the Company's wholly-owned subsidiary acquired all of the outstanding limited partnership interests of Paceart Associates, L.P. and all the outstanding capital stock of Paceart G.P., Inc. (collectively, "Paceart"). Under the terms of the purchase agreement, the limited partners and the stockholders of Paceart were paid an aggregate cash purchase price of $6,162,000 in exchange for their limited partnership interests in the limited partnership and shares of common stock of the corporate general partner, respectively. The stockholders of Paceart corporate general partner also were issued 300,000 shares of the Company's common stock. The Company also assumed certain other liabilities amounting to approximately $473,000.

   In addition, if, and only to the extent that, the division or subsidiary of the Company or its acquiring subsidiary comprised of the operations of the former Paceart after the acquisition achieves sales revenues of more than $5,000,000 during the fiscal year ending December 31, 2001, the Company will pay an additional $400,000 in cash to the former owners of Paceart, which would be accounted for as additional purchase price when paid.

   Under the purchase method of accounting, the purchase price is allocated to the net assets acquired based on their estimated fair value. The following represents the purchase price allocation for Paceart (in thousands).

   Book value of net assets acquired.................................... $  624
   Cost in excess of net assets acquired................................  9,195
                                                                         ------
     Fair value of assets acquired...................................... $9,819
                                                                         ======

   Cash paid............................................................ $6,162
   Fair value of shares issued..........................................  2,634
   Liabilities assumed..................................................    473
   Acquisition costs....................................................    550
                                                                         ------
     Purchase price..................................................... $9,819
                                                                         ======

 Pro Forma

   The following unaudited pro forma information has been prepared assuming Physix, Elixis and Paceart had been acquired as of January 1, of each year presented. The pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of January 1, of each year presented. In addition, the pro forma information is not intended to be a projection of future results.

                                                        Year Ended December 31,
                                                        -----------------------
                                                           1999        2000
                                                        ----------- -----------
                                                         (In thousands, except
                                                          per share amounts)
   Pro forma information (Unaudited)
   Revenue............................................. $    16,642 $    21,215
   Net loss............................................      11,272      13,446
   Loss per common share basic and diluted.............        3.36        1.11

                           DATA CRITICAL CORPORATION

11. Commitments And Contingencies:

 Purchase Obligations

   The Company has certain agreements with certain suppliers to purchase certain components, and estimates noncancelable obligations under these agreements of approximately $550,000 in 2001 and $550,000 in 2002. The Company also has a commitment to purchase airtime charges for approximately $300,000 through 2001 and $300,000 in 2002 from one of the Company's shareholders.

 Operating Leases

   The Company leases office space under lease agreements which expire over the next four years. In December 1998, the Company entered into a lease for a new facility which will expire five years after the scheduled June 1999 occupancy. The leases require minimum monthly payments over the term of the lease. The Company's rent expense during 1998, 1999, and 2000 was $243,000, $319,000 and $690,000, respectively. Future minimum payments required under non-cancelable leases as of December 31, 2000, are as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
   2001.......................................................     965      76
   2002.......................................................     885      48
   2003.......................................................     844     --
   2004.......................................................     544     --
   2005.......................................................     384     --
   Thereafter.................................................     --      --
                                                                ------    ----
                                                                $3,622     124
                                                                ======
   Amounts representing interest..............................             (7)
                                                                          ----
                                                                           117
   Current portion lease obligations..........................            (70)
                                                                          ----
                                                                          $ 47
                                                                          ====

12. Investments in and Advances to Other Entities:

   On November 2, 2000, the Company accepted an unsecured promissory note from PocketScript, Inc., a privately held company. PocketScript borrowed $1,500,000 in 2000. Principal accrued interest at the rate of the prime plus two percent (2%). In December 2000 the note was repaid in full.

   In December 2000, the Company paid $3 million to purchase 2,054,795 shares of Series B-1 Preferred Stock in PocketScript representing an approximate 13% ownership interest. As a part of the share purchase, the Company received two board of director seats and also rights to purchase an additional number of shares of Series B Preferred Stock in an amount sufficient to increase the Company's percentage of ownership of PocketScript to 19.9% on a fully-diluted basis. The aggregate purchase price of the additional shares shall be for the greater of ten dollars ($10.00) or the aggregate par value of the additional shares. In February 2001 the Company paid a total of $10.00 to exercise its purchase option. During 2000, revenue from Company sales to PocketScript was approximately 5.6% of total revenues.

13. Segment Reporting:

   During the year 2000, the Company's operations and corresponding organizational structures were organized into two strategic business unit groups that offer products and services tailored for particular market

                           DATA CRITICAL CORPORATION
segments. In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company is required to describe its reportable segments and provide data that is consistent with the data made available to the Company's management to allocate resources and assess performance. Information for prior periods has been reclassified to conform to the current year presentation.

   The Company is organized on the basis of products and services. The Company's segments are divisions that offer different products and services. Reportable segments are as follows:

     Hospital Systems-designs, manufactures, and markets systems and services using technologies for use primarily within the hospital environment.

     Physician Systems-designs, manufactures, and markets systems and services using hand-held and internet-based wireless technologies primarily for physician use.

   The Company measures the performance of its operating segments based on segment operating income, which includes sales and marketing expenses, research and development costs, and other overhead charges directly attributable to the operating segment. Certain expenses that are managed outside of the operating segments are excluded from segment operating income. These consist primarily of corporate charges, including other income and expense items, unallocated shared expenses and taxes. Asset information by operating segment is not reported since the Company does not identify assets by segment. The accounting policies of the segments are the same as those used in the preparation of the Company's consolidated financial statements.

   The Company does not have material revenues or assets outside the United States. Approximately 99.2%, 90.6%, and 20.6% of the Company's revenues for the years ended December 31, 1998, 1999 and 2000, respectively, is attributable to sales to GE Marquette Medical Systems, Inc. (now GEMS IT) and sales co-marketed with Agilent Technologies, Inc.

   The Company evaluates the performance of its segments based on earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA includes the allocation of certain corporate expenses to the segments. Segment data includes intersegment revenues. The table below presents information about reported segments for the years ending December 31, 1998, 1999, and 2000 (in thousands).

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
   Hospital Systems
     Revenue....................................... $ 4,137  $ 9,538  $ 16,009
     Operating loss................................  (5,773)  (6,570)   (3,675)

   Physician Systems
     Revenue.......................................     --       --      1,825
     Operating loss................................                     (6,569)

   Consolidated and Other
     Revenue.......................................     --       --        --
     Operating loss................................                     (3,627)
                                                    -------  -------  --------
   Consolidated Segment Totals
     Revenue.......................................   4,137    9,538    17,834
     Operating loss................................ $(5,773) $(6,570) $(13,871)
                                                    =======  =======  ========

                           DATA CRITICAL CORPORATION

   The following table reconciles consolidated segment operating loss to the Company's consolidated net loss.

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
   Consolidated segment operating loss............. $(5,773) $(6,570) $(13,871)
   Unallocated interest income, net................     152       35     1,689
   Depreciation and amortization...................    (201)    (281)   (1,805)
                                                    -------  -------  --------
     Net........................................... $(5,822) $(6,816) $(13,987)
                                                    =======  =======  ========

14. Subsequent Events:

   On March 12, 2001, the Company entered into an agreement and plan of merger by and among the Company, VitalCom Inc., a Delaware corporation, and Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company. Pursuant to the merger agreement and subject to the conditions set forth in the merger agreement (including approval of the merger agreement by the stockholders of VitalCom, approval of the issuance of shares of common stock by the stockholders of the Company, and other customary closing conditions), Viper Acquisition Corp. will merge with and into VitalCom. VitalCom will be the surviving corporation and will become a wholly-owned subsidiary of the Company. At the effective time of the merger, each outstanding share of VitalCom common stock will be exchanged for 0.62 shares of the Company common stock. In addition, outstanding options to purchase VitalCom common stock will be assumed by the Company, and the exercise price and number of shares subject to such option will be appropriately adjusted to reflect the common stock exchange ratio.

   In connection with the execution of the merger agreement, stockholders of VitalCom who beneficially own in the aggregate approximately 60% of VitalCom's voting capital stock entered into voting agreements, by which they agreed to vote their shares in favor of the merger. Upon closing, the company plans to account for the merger as a purchase.

15. Summarized Quarterly Data (Unaudited):

   The following financial information reflects all normal recurring adjustments which are in the opinion of management, necessary for a fair statement of the results of interim periods. Summarized quarterly data for fiscal 2000 and 1999 is as follows (in thousands, except per share data).

   2000                                      Q1       Q2       Q3       Q4
   ----                                    -------  -------  -------  -------
   Revenues............................... $ 3,705  $ 4,616  $ 5,286  $ 4,227
   Gross profit(1)........................   2,233    2,893    3,234    1,820
   Operating loss.........................  (2,298)  (5,600)  (2,557)  (5,221)
   Net loss...............................  (2,021)  (5,095)  (2,025)  (4,846)
   Basic and diluted net loss per common
    share(2)..............................   (0.19)   (0.45)   (0.16)   (0.39)

   1999                                      Q1       Q2       Q3       Q4
   ----                                    -------  -------  -------  -------
   Revenues............................... $ 1,758  $ 1,827  $ 2,321  $ 3,632
   Gross profit(1)........................   1,098    1,070    1,442    2,316
   Operating loss.........................  (1,252)  (1,275)  (1,209)  (3,115)
   Net loss...............................  (1,235)  (1,286)  (1,259)  (3,036)
   Basic and diluted net loss per common
    share(2)..............................   (1.13)   (1.15)   (1.13)   (0.47)

--------
(1) Gross profit is calculated by subtracting cost of revenues from total revenues.

(2) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

                           DATA CRITICAL CORPORATION

16. Valuation and Qualifying Amounts:

                                Balance at Charged to               Balance at
                                Beginning  costs and                  end of
   Description                  of period   expenses  Deductions(1)   period
   -----------                  ---------- ---------- ------------- ----------
                                                (in thousands)
   Allowance for doubtful
    accounts
   December 31, 1998...........      6         15           --          21
   December 31, 1999...........     21        128           --         149
   December 31, 2000...........    149        171          (37)        283

--------
(1) Amounts include write-offs of accounts receivable deemed uncollectable.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

   We had no change in, or disagreements with, our accountants for the year ended December 31, 2000.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors

   Our bylaws provide that our board of directors shall be composed of seven directors, or such other number that is fixed by resolution of the board of directors or by vote of our stockholders. We currently have seven directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. Every director elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified.

   At our 2001 annual meeting, two Class II directors are to be elected, each to hold office for an approximate three-year term ending at the 2004 annual meeting of stockholders or until his successor is elected and qualified.

   The names of our directors, their ages as of March 29, 2001 and certain other information about them are set forth below.

 Nominees -- Terms Will Expire in 2004

   George M. Middlemas (age 54) has served as a director of Data Critical since February 1995. Since 1991, Mr. Middlemas has been a managing general partner of Apex Investment Partners, a Chicago-based venture capital firm that focuses on telecommunications, information technology and software investments.
Mr. Middlemas earned an M.B.A. from Harvard University and is a certified public accountant. Mr. Middlemas is a director of RSA Security, a computer network security products company, Tut Systems, Inc., a telecommunications products company, Online Resources Communications Corp., a provider of electronic banking transaction services, Qorus.com, Inc., an integrated messaging service provider, and Purecycle Corporation, a water resources development corporation and also serves as a director on the board of various private companies.

   David B. Swedlow (age 54) has served as a director of Data Critical since July 1998. Dr. Swedlow founded and has been a principal of The Swedlow Group, a medical technologies consulting firm, since April 1998. From 1987 to April 1998, Dr. Swedlow was senior vice president of medical affairs and technology development at Nellcor Puritan Bennett. Dr. Swedlow earned a B.S. from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School.

 Continuing Directors -- Terms Expire in 2002

   David E. Albert, M.D. (age 46) and Michael E. Singer (age 38). For a description of the background and experience of these directors, please see the descriptions set forth in "Executive Officers" in Part I, Item 1 above.

 Continuing Directors -- Terms Expire in 2003

   John V. Atanasoff (age 65) has served as a director of Data Critical since January 2001, when he replaced Ronald H. Kase. Mr. Atanasoff most recently was president, chief executive officer and chairman of the board of Colorado MEDtech, Inc., where he was employed since June 1993. Prior to joining Colorado MEDtech, Mr. Atanasoff served as chief executive officer and chairman of the board of Cybernetics Products Inc. from October 1989 to April 1993 and as vice president and general manager of EG&G Seattle from October 1980 to April 1989. Mr. Atanasoff earned a B.S. in mechanical engineering from Iowa State University and an M.S. in mechanical engineering from the University of Rochester.

   Jeffrey S. Brown (age 41) served as president and chief executive officer of Data Critical from September 1994 to February 2001, at which time he joined RadioFrame Networks, Inc. as president and chief executive officer. Mr. Brown currently serves as chairman of the board of directors of Data Critical and has also served as a director of Data Critical since September 1994. Prior to joining Data Critical, he served as vice president of sales and marketing/business development for McCaw Wireless Data where he was responsible for the general management of this start-up business unit from January 1993 to September 1994. From June 1992 to January 1993, Mr. Brown was director of product development at McCaw Cellular Engineering where he was responsible for developing key wireless products, including packet and circuit switched data and advanced voice service products. From 1990 to June 1992, Mr. Brown was director of marketing operations and National Accounts at PacTel Cellular, a subsidiary of Pacific Telesys. Mr. Brown has also held sales and marketing positions at Pacific Bell, a subsidiary of Pacific Telesys, from 1984 to 1990, and at AT&T from 1982 to 1984. Mr. Brown earned a B.A. in political science from the University of California at Berkeley and an M.B.A. from Golden Gate University.

   Richard L. Earnest (age 58). For a description of the background and experience of this director, please see the description set forth in "Executive Officers" in Part I, Item 1 above.

Executive Officers

   For a description of the background and experience of Richard L. Earnest, David E. Albert, M.D., Michael E. Singer, Bradley R. Harlow and Robert A. May, please see the descriptions set forth in "Executive Officers" in Part I, Item 1 above.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during our fiscal year ended December 31, 2000, all Reporting Persons complied with all applicable filing requirements except as follows:

   David E. Albert, M.D. failed to file one Form 4 on a timely basis reporting four transactions that occurred in April 2000.

   George M. Middlemas failed to file one Form 4 on a timely basis reporting one transaction that occurred in October 2000.

ITEM 11. EXECUTIVE COMPENSATION

Compensation of Directors

   Our directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the board. Our 1999 directors stock option plan provides that each person who becomes a non-employee director of Data Critical will be granted a nonstatutory stock option to purchase 15,000 shares of our common stock on the date on which the optionee first becomes a non-employee director. Thereafter, on the date of each annual meeting of our stockholders, each such non-employee director shall be granted an additional option to purchase 5,000 shares of our common stock if, on that date, he or she has served on our board for at least six months.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   We have entered into an employment agreement, dated March 1, 2001, with Richard L. Earnest, our chief executive officer and a member of our board of directors. The term of the agreement is one year. Pursuant to the agreement, Mr. Earnest is paid a salary of $8,333.33 per month over a period of six months, subject to customary withholding, and an allowance of $15.00 per hour for 40 hours per week towards the actual cost incurred of an administrative assistant. Mr. Earnest was granted an option to purchase 50,000 shares of our common stock. This option vests monthly over a period of six months, with an initial vesting date of March 31,

2001 and a final vesting date of August 31, 2001. This option is subject to the terms and conditions of our 1999 stock option plan, except that the option will be exercisable for five years after the termination of Mr. Earnest's employment for any reason. Mr. Earnest also is eligible for benefits available to our employees generally. Mr. Earnest's employment is at will and may be terminated by us or by him at any time, without severance payments or other similar benefits. In addition, Mr. Earnest has agreed to voluntarily resign his position as our chief executive officer at the request of a majority of our board of directors. The agreement also contains a non-competition agreement, which prohibits Mr. Earnest from competing with us or soliciting our customers or employees for a period of one year after his employment is terminated.

   We have entered into a retention agreement dated March 8, 2001 with Jeffrey
S. Brown, the chairman of our board of directors. The term of the agreement is concurrent with Mr. Brown's current term as a member of our board of directors. Pursuant to the agreement, Mr. Brown is to be granted twice the standard amount of options to purchase shares of our common stock otherwise granted to independent directors. These options will be subject to the terms and conditions of our 1999 stock option plan, except that the options vest immediately upon grant. Mr. Brown also is eligible for benefits available to our directors generally. In addition, Mr. Brown has agreed to resign voluntarily from our board of directors at the request of a majority of the other members of the board. The agreement also contains a non-competition agreement, which prohibits Mr. Brown from competing with us or soliciting our customers or employees for a period of one year after the termination of Mr. Brown's current term as a member of our board of directors.

   We have entered into an employment agreement dated June 14, 1999, as amended on February 24, 2000 and on March 11, 2001, with Michael E. Singer, our executive vice president of corporate development, chief financial officer and a member of our board of directors. The term of the agreement is five years. Pursuant to the agreement, Mr. Singer currently is paid an annual base salary of $228,000, with increases and bonuses determined at the discretion of our board of directors, in each case, subject to customary withholding. In addition, when we agreed to acquire VitalCom, Mr. Singer earned a bonus of $275,000 to be paid in equal monthly installments commencing on the last day of the month in which such acquisition occurs and ending on December 31, 2001, unless Mr. Singer's employment is terminated for any reason, in which case Mr. Singer will receive the balance of the bonus on the last day of his employment. Pursuant to the agreement, we granted Mr. Singer 7,500 shares of our common stock and also granted him options to purchase a total of 175,000 shares of our common stock, which options vest in part on an annual and quarterly basis and in part on the basis of a formula related to the fair market value of acquisitions made by us during the term of Mr. Singer's employment, except that all such options will vest immediately upon the earlier of Mr. Singer's death or disability or a change of control of Data Critical occurs by way of merger, stock or asset purchase, or otherwise. In addition, pursuant to the most recent amendment, we granted Mr. Singer an option to purchase 75,000 shares of our common stock, which option will vest in full on (and not until) August 24, 2001 if Mr. Singer is still employed by us on that date. If Mr. Singer's employment terminates for any reason, any unvested options shall immediately expire and terminate. If Mr. Singer is still employed by us on August 24, 2001, then, notwithstanding any provisions to the contrary in our 1999 stock option plan or the terms of any agreement under which such options were granted, all options granted to Mr. Singer by us through such date (whether or not pursuant to the agreement) that are vested at the time of the termination of Mr. Singer's employment will remain exercisable until the earlier to occur of the stated expiration date of each such option or the fourth anniversary of the date on which Mr. Singer no longer qualifies as an "Employee" or "Consultant" as such terms are defined in our 1999 stock option plan. Mr. Singer also is eligible for benefits available to our employees generally.

   Prior to August 24, 2001, we may only terminate Mr. Singer's employment for cause. Thereafter, either party may terminate the agreement without cause upon 30 days' prior written notice. If Mr. Singer voluntarily terminates his employment, dies or becomes disabled, or is terminated for cause in each case prior to August 24, 2001, then he will be paid his salary and unpaid vacation to the extent accrued through the date of termination, and will be entitled to the continuation of benefits available to our employees generally to the extent provided by law, but will not be entitled to any other severance payments or similar benefits. If

Mr. Singer is terminated without cause or is constructively terminated in each case prior to August 24, 2001, or his employment terminates for any reason after August 24, 2001, then he will be paid his salary and unpaid vacation to the extent accrued through the date of termination, will be entitled to the continuation of benefits available to our employees generally to the extent provided by law, and will remain entitled to his $275,000 bonus and the extended exercise of his vested options as described above, but will not be entitled to any other severance payments or similar benefits. In addition, if Mr. Singer remains employed by us through August 24, 2001, then we will provide him with fully paid health coverage under our group health plan for one year after the subsequent termination of his employment for any reason other than a termination for cause.

   Mr. Singer has agreed to resign voluntarily from our board of directors at the request of a majority of the other members of the board if his employment is terminated for any reason. We have agreed that so long as Mr. Singer is either our employee or a member of our board of directors, he will serve on any selection committee formed for the purpose of selecting a new chief executive officer. We have also agreed to reimburse Mr. Singer for any federal excise "parachute" taxes imposed upon him as a result of compensation he may receive in connection with a merger, acquisition or other change of control of Data Critical. The agreement also contains a non-competition agreement, which prohibits Mr. Singer from competing with us or soliciting our customers or employees for a period of one year after his employment at Data Critical terminates.

   We have entered into a retention agreement dated March 7, 2001, with Bradley
R. Harlow, our senior vice president having primary responsibility in business development, sales and marketing. The term of the agreement is one year. Pursuant to the agreement, Mr. Harlow is paid an annual base salary of $187,500 and, assuming Mr. Harlow remains our employee through December 31, 2001, a minimum year-end cash bonus of $30,000, in each case subject to customary withholding. Mr. Harlow will also be paid one-time cash bonus of $20,000 (subject to customary withholding) if our acquisition of VitalCom becomes effective and Mr. Harlow successfully oversees the execution of a new, revenue-generating commercial agreement with one of our strategic partners. Mr. Harlow also is eligible for benefits available to our employees generally.
Mr. Harlow's employment is at will and may be terminated by us or by him at any time without severance payments or other similar benefits, except that Mr. Harlow is entitled to a severance payment in the amount of six months' salary if he is terminated without cause. Pursuant to the agreement, we granted Mr. Harlow an option to purchase 20,000 shares of our common stock under our 1999 stock option plan. The agreement also contains a non-competition agreement, which prohibits Mr. Harlow from competing with us or soliciting our customers or employees for a period of one year after his employment is terminated.

   We also accepted from Mr. Harlow on July 18, 1997 a promissory note in the amount of $43,537. On December 8, 2000, we extended the term of the note to September 30, 2001, increased the interest rate to 8.5%, and agreed to forgive all outstanding principal and interest due under the note if Mr. Harlow's employment with Data Critical continues through September 30, 2001. In the event of such forgiveness of principal and interest due under the note, we agreed to make a gross-up payment to Mr. Harlow for all federal income taxes payable on these forgiven amounts. As part of Mr. Harlow's employment agreement, we reaffirmed our agreement to forgive these amounts on the foregoing terms.

   We have entered into an employment agreement dated November 11, 1999, as amended on March 11, 2001, with Robert A. May, our senior vice president of operations. The term of the agreement expires on March 6, 2002. Pursuant to the agreement, Mr. May is paid an annual base salary of $162,500 and an annual bonus targeted at 20% of his annual compensation based on meeting certain objectives, in each case subject to customary withholding. Mr. May will also be paid one-time cash bonus of $50,000 (subject to customary withholding) if our acquisition of VitalCom becomes effective and Mr. May successfully integrates and migrates the manufacturing operations of both companies in and to a single location. Mr. May also is eligible for benefits available to our employees generally. Mr. May's employment is at will and may be terminated by us or by him at any time without severance payments or other similar benefits, except that Mr. May is entitled to a severance payment in the amount of six months' salary if he is terminated without cause during the term of the agreement or if we require him to relocate to Tustin, California and rather than do so, he voluntarily terminates his employment. The agreement also contains a non-competition agreement, which prohibits Mr. May from competing with us or soliciting our customers or employees for a period of 90 days after his employment is terminated.

Executive Compensation

   The following table shows the compensation earned during 2000, 1999 and 1998 by our chief executive officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                           Annual               Long-Term
                                        Compensation       Compensation Awards
                                     ------------------   --------------------------
                                                          Restricted      Securities
                              Fiscal                        Stock         Underlying
Name & Principal Position      Year  Salary($) Bonus($)    Award($)       Options(#)
-------------------------     ------ --------- --------   ----------      ----------
David E. Albert, M.D.(1).....  2000   165,000   90,750(3)      --           20,000
  Chief Scientist and          1999   150,000   35,000         --              --
   Chairman of the Board       1998   121,042   25,000         --              --

Jeffrey S. Brown(2)..........  2000   210,000      --          --          100,000
  President and Chief          1999   189,167   76,000(4)      --           75,000
   Executive Officer           1998   180,000   59,000         --           41,168

Michael E. Singer............  2000   174,583      --      130,719(5)(7)    95,000
  Executive Vice President,    1999    87,897   40,000      55,425(6)(7)   175,000
   Corporate Development       1998       --       --          --              --
   and Chief Financial Officer

Bradley R. Harlow............  2000   150,000   85,000(3)      --           35,000
  Senior Vice President of     1999   150,000   45,000         --              --
   Business Development        1998   141,875   12,731         --           75,000
   and General Manager of
   Paceart Division

Robert A. May................  2000   125,000   37,500(3)      --           47,500
  Vice President of            1999    14,263   22,920         --           50,000
   Operations                  1998       --       --          --              --

--------
(1) On February 26, 2001, Dr. Albert was appointed chairman emeritus of Data Critical and ceased serving as chairman of the board.

(2) On February 26, 2001, Mr. Brown was appointed chairman of the board of Data Critical and ceased serving as our president and chief executive officer.

(3) Includes bonuses earned in 2000 and paid in 2001. Excludes bonuses paid in 2000 but earned in 1999.

(4) Includes bonuses earned in 1999 and paid in 2000. Excludes bonuses paid in 1998 but earned in 1998.

(5) On November 29, 2000, Mr. Singer received a grant of 44,500 shares of restricted Data Critical common stock, in which he became 100% vested upon grant.

(6) On August 10, 1999, Mr. Singer received a grant of 7,500 shares restricted Data Critical common stock subject to forfeiture had Mr. Singer terminated his employment with Data Critical before December 31, 1999.

(7) As of December 31, 2000, Mr. Singer held 52,000 shares of restricted Data Critical common stock with a fair market value on that date of $128,378.

Option/SAR Grants in Last Fiscal Year

   The following table provides information regarding options granted to the Named Executive Officers during 2000.

                       Option Grants in Last Fiscal Year

                                        Individual Grants                     Potential
                          ---------------------------------------------- Realizable Value at
                                       Percent of                          Assumed Annual
                          Number of   Total Options                        Rates of Stock
                            Shares     Granted to                        Price Appreciation
                          Underlying  Employees in  Exercise             for Option Term(3)
                           Options     Last Fiscal    Price   Expiration -------------------
Name                      Granted(1)     Year(2)    ($/Share)    Date     5%($)     10%($)
----                      ----------  ------------- --------- ---------- -------- ----------
David E. Albert, M.D. ..    20,000(4)    1.7097      $15.875    1/21/10  $199,674 $  506,013

Jeffrey S. Brown........    80,000(4)    6.8389      $15.875    1/21/10  $789,716 $2,024,053
                            20,000(5)    1.7097      $ 2.469    12/8/10  $ 31,055 $   78,699

Michael E. Singer.......    30,000(4)    2.5646      $15.875    1/21/10  $299,511 $  759,020
                            30,000(4)    2.5646      $ 9.125    5/17/10  $172,160 $  436,287
                            35,000(6)    2.9920      $ 2.938   11/29/10  $ 64,669 $  163,885

Bradley R. Harlow.......    10,000(4)     .8549      $15.875    1/21/10  $ 99,387 $  253,007
                            10,000(6)     .8549      $ 2.938   11/29/10  $ 18,477 $   46,824
                            15,000(7)    1.2823      $ 2.438   12/15/10  $ 22,999 $   58,283

Robert A. May...........    22,500(4)    1.9235      $15.875    1/21/10  $224,633 $  569,265
                            25,000(6)    2.1372      $ 2.938   11/29/10  $ 46,192 $  117,060

--------
(1) Options are granted at the fair market value on the date of grant. Specified changes in control of Data Critical can trigger accelerated vesting of stock options and rights to related payments.

(2) We granted options to purchase 1,169,780 shares of common stock to our employees during 2000.

(3) The dollar amounts under these columns are calculated based on assumed rates of appreciation of 5% and 10% and are not intended to forecast future appreciation. The Named Executive Officers will realize no value if our stock price does not exceed the exercise price of the options.

(4) Option vests over 4 years, with 25% of the grant vesting annually, beginning 12 months after the date of grant.

(5)  Option vested 100% upon grant.

(6) Option vests 25% upon grant, vesting quarterly thereafter over the next 2 years.

(7) Option vests over 1 year, with 25% of the grant vesting quarterly, beginning 3 months after the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2000. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 2000, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 2000.

                                                    Number of
                                                   Unexercised
                                                    Options at
                                                   Fiscal Year        Value of Unexercised
                           Shares                     End(#)        In-the-Money Options at
                         Acquired on    Value      Exercisable/        Fiscal Year End($)
Name                     Exercise(#) Realized($) Unexercisable(1) Exercisable/Unexercisable(2)
----                     ----------- ----------- ---------------- ----------------------------
David E. Albert.........      --      $    --        -- / 20,000       $    -- /$    --
Jeffrey S. Brown........      --           --    297,028/127,792        377,959/  11,531
Michael E. Singer.......      --           --     95,760/174,240            -- /     --
Bradley R. Harlow.......   75,000      685,350    40,000/ 70,000          2,588/   3,053
Robert A. May...........      --           --     18,750/ 78,750            -- /     --

--------
(1)  No stock appreciation rights (SARs) were outstanding during fiscal 2000.

(2) Based on the $2.4688 per share closing price of our common stock on the Nasdaq Stock Market on December 29, 2000, less the exercise price of the options.

Compensation Committee Report on Executive Compensation

   The following is a report of the compensation committee of our board of directors describing the compensation policies applicable to our executive officers during the fiscal year ended December 31, 2000. The compensation committee is responsible for establishing and monitoring the general compensation policies and compensation plans of Data Critical, as well as the specific compensation levels for executive officers. It also makes recommendations to the board of directors concerning the granting of options under our 1999 stock option plan. During the year 2000, the following directors and former directors of Data Critical served on our compensation committee: Richard L. Earnest, Ronald H. Kase and George M. Middlemas. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

 General Compensation Policy

   Under the supervision of the board of directors, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the board of directors to have a portion of each executive's compensation contingent upon the performance of Data Critical as well as upon the personal performance of the executive officer. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain company-performance goals that the board of directors establishes from time to time and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between our executive officers and our stockholders.

   The summary below describes in more detail the factors that the board of directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

 Base Salary

   The level of base salary is established by considering the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies competing with Data Critical for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to account for the individual's performance and to maintain a competitive salary structure. Our corporate performance does not play a significant role in the determination of base salary.

 Cash-Based Incentive Compensation

   Cash bonuses are awarded on a discretionary basis to executive officers based on their success in achieving designated individual goals as well as specific company-wide goals, such as sales generation, customer retention, revenue growth and earnings growth.

 Long-Term Incentive Compensation

   We have utilized our stock option plan to provide executives and other key employees with incentives to maximize long-term stockholder values. Under this plan our board of directors grants stock options designed to give the recipient a significant equity stake in Data Critical and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual's position in Data Critical, his or her performance and responsibilities, and internal comparability considerations. In addition, our board has established certain general guidelines for granting options to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with Data Critical and his or her existing holdings of unvested options. However, our board of directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant.

   Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with Data Critical. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term.

 Compensation of the Chief Executive Officer

   Jeffrey S. Brown served as our president and chief executive officer from September 1994 to February 2001. The factors discussed above in "Base Salaries," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Mr. Brown's salary and stock option grant. Significant factors in establishing Mr. Brown's compensation were the comparable salary and stock option grants of similarly situated executives, the closing of the initial public offering and his performance in sales of our StatView products. In 2000 Mr. Brown received a base salary of $210,000 and grants of 100,000 options in the aggregate. The compensation committee awarded Mr. Brown no cash bonus for 2000.

 Deductibility of Executive Compensation

   The compensation committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation we paid to each of our executive officers is expected to be below $1 million and the compensation committee believes that options granted under our 1994 stock option plan and 1999 stock option plan to these officers will meet the requirements for qualifying as performance-based, the compensation committee believes that
Section 162(m) will not affect the tax deductions available to us with respect to the compensation of its executive officers. To the extent reasonable, the compensation committee's policy is to qualify our executive officers' compensation for deductibility under applicable tax law. However, from time to time we may pay compensation to our executive officers that may not be deductible.

                                          Compensation Committee:

                                          John V. Atanasoff
                                          George M. Middlemas

Compensation Committee Interlocks and Insider Participation

   The compensation committee of our board of directors currently consists of John V. Atanasoff and George M. Middlemas. No member of the compensation committee or executive officer of Data Critical has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Stock Performance Graph

   The following graph compares cumulative total stockholder return for Data Critical, the Nasdaq Stock Market Total Return Index and the JP Morgan H & Q Healthcare Information Services Index. Because there exists no widely recognized standard industry group comprised of Data Critical and peer companies, the graph compares our stock performance against indices that we believe contains companies that either compete with Data Critical or that we believe analysts have used to compare with an investment in Data Critical. The graph compares the value of $100 invested in our common stock on November 9, 1999, the date of our initial public offering, to that of $100 invested in each index described above on October 31, 1999, including reinvestment of dividends.

                COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN*
                        AMONG DATA CRITICAL CORPORATION

                              [PERFORMANCE GRAPH]

                                              Cumulative Total Return
                                   --------------------------------------------
                                   11/19/99    11/99    12/99     1/00     2/00
DATA CRITICAL CORPORATION            100.00   140.00   148.75   153.75   395.00

NASDAQ STOCK MARKET (U.S.)           100.00   112.17   136.83   131.76   156.79

JP MORGAN H & Q HEALTHCARE
  INFORMATION SERVICES               100.00   112.35   123.79   119.70   129.42


                                                Cumulative Total Return
                                   --------------------------------------------
                                       3/00     4/00     5/00     6/00     7/00
DATA CRITICAL CORPORATION            144.38   116.25    67.50   130.00   103.75

NASDAQ STOCK MARKET (U.S.)           153.57   129.17   113.58   133.51   126.28

JP MORGAN H & Q HEALTHCARE
  INFORMATION SERVICES                74.00    53.58    47.73    48.87    43.67

                                                Cumulative Total Return
                                   --------------------------------------------
                                       8/00     9/00    10/00    11/00    12/00
DATA CRITICAL CORPORATION             90.00    73.75    51.25    29.69    24.69

NASDAQ STOCK MARKET (U.S.)           141.20   122.85   112.72    86.90    82.33

JP MORGAN H & Q HEALTHCARE
  INFORMATION SERVICES                52.28    45.99    45.31    36.57    34.68

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

   The following table provides information with respect to the beneficial ownership of shares of our common stock as of March 28, 2001 by

  . each person that we know beneficially owns more than 5% of our common stock;

  .  each of our directors;

  . each of the "Named Executive Officers" set forth in the summary compensation table on page E-77; and

  .  all of our directors and executive officers as a group.

   The percentage ownership data is based on 12,038,165 shares of our common stock outstanding as of March 28, 2001. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the business mailing address of each stockholder listed below is: 19820 North Creek Parkway, Suite 100, Bothell, Washington 98011.

                                                                    Percent of
                                             Amount and Nature of     Common
   Name and Address of Beneficial Owner     Beneficial Ownership(1) Stock(1)(2)
   ------------------------------------     ----------------------- -----------
   Aether Systems, Inc. ..................         1,230,770           10.2%
    11460 Cronridge Drive
    Owing Mills, MD 21117
   Special Situations Fund III, L.P.
   Special Situations Cayman Fund, L.P.
    c/o Austin W. Marxe and David
     Greenhouse(3)........................         1,123,000            9.3%
    153 East 53rd Street
    New York, NY 10022
   Oshkim Limited Partners,
   Kimberlin Family Partners, L.P.,
   Spencer Trask Holdings, Inc.(4)........           942,981            7.8%
    c/o Kevin Kimberlin
    535 Madison Ave., 18th Floor
    New York, NY 10022
   Apex Investment Fund II, L.P.(5).......           715,475            5.9%
    c/o George Middlemas
    233 South Wacker Dr., Suite 9500
    Chicago, IL 60606
   Dimension Fund Advisors, Inc. .........           660,300            5.5%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, CA 90401
   David E. Albert, M.D.(6)...............           530,937            4.4%
   Jeffrey S. Brown(7)....................           350,676            2.8%
   Michael E. Singer(8)...................           195,153            1.6%
   Bradley R. Harlow(9)...................            48,125             *
   Richard L. Earnest(10).................            36,041             *
   Robert A. May(11)......................            29,062             *
   David Swedlow(12)......................            26,125             *
   John Atanasoff(13).....................             2,500             *
   All directors and executive officers as
    a group (10 persons)(14)..............         1,930,864           15.2%

--------
  *   Less than 1%.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 28, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 843, 800 shares held by Special Situations Fund III, L.P. and 279,200 shares held by Special Situations Cayman Fund, L.P.

 (4) Includes 582,906 shares and immediately exercisable warrants to purchase 93,750 shares held by Kimberlin Family Partners, L.P.; 218,875 shares and immediately exercisable warrants to purchase 8,388 shares held by Oshkim Limited Partners, L.P. and 39,062 shares held by Oshkim Family Partners.

 (5) Includes 663,393 shares and immediately exercisable warrants to purchase 28,332 shares held by Apex Investment Fund II, L.P. and 6,250 shares and 17,500 shares subject to options exercisable and vested within 60 days of March 28, 2001 held by Mr. Middlemas. George Middlemas, a director, is a general partner of Apex Management Partnership, G.P., a general partner of Apex Investment Fund II, L.P., and as such may be deemed to share voting and investment power with respect to such shares. Mr. Middlemas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

 (6) Includes 5,000 shares subject to options exercisable and vested within 60 days of March 28, 2001 and 65,700 shares held equally in 4 separate irrevocable trusts in the following names; Luke Douglas Mark Albert; Michael Harmon Albert; Kathryn Marie Albert; and Carl David Albert.

 (7) Includes 347,208 shares subject to options exercisable and vested within 60 days of March 28, 2001.

 (8) Includes 118,208 shares subject to options exercisable and vested within 60 days of March 28, 2001 and 52,100 shares held by Michael and Ellen Singer Trust and 12,500 shares held equally in two separate irrevocable trusts in the names of Scott Singer and Abigail Singer.

 (9) Includes 50,520 shares subject to options exercisable and vested within 60 days of March 28, 2001.

(10) Includes 36,041 shares subject to options exercisable and vested within 60 days of March 28, 2001.

(11) Includes 26,718 shares subject to options exercisable and vested within 60 days of March 28, 2001.

(12) Includes 26,125 shares subject to options exercisable and vested within 60 days of March 28, 2001.

(13) Includes 2,500 shares subject to options exercisable and vested within 60 days of March 28, 2001.

(14) Includes 599,820 shares subject to options exercisable and vested within 60 days of March 28, 2001. Includes 1,272,712 shares and immediately exercisable warrants to purchase 28,332 shares held by entities affiliated with certain directors as described in footnote (5).

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

   Pursuant to our employment agreement with Michael E. Singer, our executive vice president for corporate development, chief financial officer and director, Mr. Singer from time to time receives accelerated vesting of options to purchase 75,000 shares of our common stock based upon the fair market value of acquisitions of other companies by us during the term of Mr. Singer's employment. In April 2000, we acquired Elixis. The approximate fair market value of this transaction was $4.78 million. As a result of the Elixis acquisition, Mr. Singer received accelerated vesting with respect to 5,972 shares. In September 2000, we acquired Paceart.

The approximate fair market value of this transaction was $10.2 million. As a result of the Paceart acquisition, Mr. Singer received accelerated vesting with respect to 12,791 shares. In December 2000, we purchased Series B shares of PocketScript. The fair market value of this transaction was $3.0 million. As a result of the PocketScript transaction, Mr. Singer received accelerated vesting with respect to 3,750 shares. In March 2001, we announced that we intend to acquire VitalCom. Based on the last reported closing price of our common stock prior to our announcement, the approximate fair market value of this transaction, if consummated, will be $10.9 million plus transaction costs. As a result of the VitalCom acquisition, if consummated, Mr. Singer will receive accelerated vesting with respect to at least 13,625 shares.

   In addition, our employment agreement with Mr. Singer provides that he will receive a bonus of $275,000 (subject to customary withholding) based on our agreement to acquire VitalCom. This bonus accrued on the day we entered into the agreement with VitalCom, and will be paid on a monthly basis starting on the last day of the month in which the acquisition is completed and ending on the earlier of December 31, 2001 or the last day of his employment.

   Pursuant to our employment agreement with Bradley R. Harlow, our senior vice president having primary responsibility in business development, sales and marketing, if our acquisition of VitalCom becomes effective and Mr. Harlow successfully oversees the execution of a new, revenue-generating commercial agreement with one of our strategic partners, then Mr. Harlow will be paid one-time cash bonus of $20,000 (subject to customary withholding).

   Pursuant to our employment agreement with Robert A. May, our senior vice president of operations, if our acquisition of VitalCom becomes effective and Mr. May successfully integrates and migrates the manufacturing operations of both companies in and to a single location, then Mr. May will be paid a one-time cash bonus of $50,000 (subject to customary withholding).

Indebtedness of Management

   We entered into a secured loan agreement and related agreements, dated as of November 20, 2000 and amended as of December 18, 2000 with Dr. David Albert, our chief scientist and a member of the our board of directors, and Elizabeth Albert, his wife. Pursuant to the loan documents, we provided a loan to the Alberts in the amount of $1,303,000 at an interest rate of 15% per annum. The loan was originally, but is no longer, secured by a pledge of our common stock held by the Alberts and certain of their real estate holdings. The Alberts agreed to reimburse us for expenses incurred in issuing and documenting the loan. On December 18, 2000 the Alberts repaid $1,200,000 of the outstanding principal balance and we released our liens on the Alberts' stock and real estate. As of February 28, 2001, a balance of approximately $51,347 remained outstanding under the Loan Documents.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

   (a) The following documents are filed as a part of this report:

     (1) Financial Statements

                                                                         Page(s)
                                                                         in 10-K
                                                                         -------
Report of Independent Public Accountants...............................   E-49

Data Critical Corporation Consolidated Balance Sheets at December 31,
 1999 and 2000.........................................................   E-50

Data Critical Corporation Consolidated Statements of Operations for the
 years ended December 31, 1998, 1999 and 2000..........................   E-51

Data Critical Corporation Consolidated Statements of Shareholders'
 Equity for the years ended December 31, 1998, 1999 and 2000...........   E-52

Data Critical Corporation Consolidated Statements of Cash Flows for the
 years ended December 31, 1998, 1999 and 2000..........................   E-53

Data Critical Corporation Notes to Financial Statements................   E-54

     (2) Financial Statement Schedules

   All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

     (3) Exhibits

 Number                               Description
 ------                               -----------
  2.1(B) Asset Purchase Agreement, dated December 8, 1999, between Data
          Critical Corporation and Physix, Inc.

  2.2(B) Registration Rights Agreement dated December 8, 1999 between Data
          Critical Corporation and Physix, Inc.

  2.3(G) Limited Partnership Interest and Stock Purchase Agreement, dated
          August 31, 2000, among Data Critical Corporation, datacritical.com, inc., Paceart Associates, L.P., the limited partners of Paceart
          Associates, L.P., Paceart G.P., Inc., the stockholders of Paceart
          G.P., Inc. and Dr. Michael N. Bergelson, as Sellers' Agent

  2.4(L) Agreement and Plan of Merger, dated March 12, 2001, by and among Data
          Critical Corporation, Viper Acquisition Corp. and VitalCom Inc.

  3.1(A) Second Amended and Restated Certificate of Incorporation of Data
          Critical Corporation

  3.2(A) Amended and Restated Bylaws of Data Critical Corporation

  3.3(D) Certificate of Designations of Rights, Preferences and Privileges of
          Series A Participating Preferred Stock of Data Critical Corporation

  3.4(H) Amendment No. 1 to Amended and Restated Bylaws of Data Critical
          Corporation (Exhibit 3.4)

  4.1(A) Specimen Stock Certificate

  4.2(A) Amended and Restated Registration Rights Agreement dated February 22,
          1995, as amended

  Number                                Description
  ------                                -----------
  4.3(A)   Warrant Agreement, dated April 13, 1995, between Data Critical
            Corporation and Spencer Trask Securities Incorporated with Form of
            Common Stock Purchase Warrant issued in connection with the Series
            B and Series C Preferred Stock financings

  4.4(A)   Form of Common Stock Purchase Warrant issued in connection with the bridge loan financings

  4.5(A)   Common Stock Purchase Warrant, dated July 10, 1996, issued by Data
            Critical Corporation in favor of Nomadics, Inc.

  4.6(A)   Common Stock Purchase Warrant, dated July 10, 1996, issued by Data
            Critical Corporation in favor of Colin Cumming

  4.7(E)   Registration Rights Agreement, dated June 2, 2000, between Data
            Critical Corporation and Aether Systems, Inc.

  4.8(F)   Rights Agreement, dated June 15, 2000, between Data Critical
            Corporation and ChaseMellon Shareholder Services, L.L.C.

  4.9(H)   Omnibus Consent and Amendment to Registration Rights Agreement,
            dated as of the Effective Date (as defined therein), by and among
            Data Critical Corporation, Aether Systems, Inc. and the persons listed as Demand Holders on the signature pages thereto

  4.10(G)  Registration Rights Agreement, dated August 31, 2000, by and among
            Data Critical Corporation, Dr. Michael N. Bergelson, Richard W.
            Schurig, Richard Puzo, Wayne Casebolt, Eric Reidman and Anthony
            Marchesini

 10.1(A)*  Termination and Patent License Agreement, dated September 16, 1997, between Data Critical Corporation and Hewlett-Packard Company

 10.2(A)** Distribution and License Agreement, dated January 23, 1997, between
            Data Critical Corporation and Marquette Medical Systems, Inc.

 10.3(A)** Addendum to Marquette Distribution and License Agreement, dated
            September 14, 1998, between Data Critical Corporation and Marquette
            Medical Systems, Inc.

 10.4(A)   Employment Agreement, dated June 14, 1999, between Data Critical
            Corporation and Michael E. Singer

 10.5(C)   Amendment to Employment Agreement, dated February 24, 2000, between
            Data Critical Corporation and Michael E. Singer

 10.6(B)   Employment Agreement, dated December 8, 1999, between Data Critical
            Corporation and Thomas Giannulli

 10.7(A)   Facility Lease, dated December 21, 1998, between Data Critical
            Corporation and S/I Northcreek II, L.L.C.

 10.8(A)   Amendment, dated March 30, 1999, to the Facility Lease, dated
            December 21, 1998, between Data Critical Corporation and S/I
            Northcreek II, L.L.C.

 10.9(C)   Lease Contract, dated October 2, 1996, between Data Critical
            Corporation, as successor in interest to Physix, Inc., and Greenway
            Plaza Ltd.

 10.10(C)  First Amendment of Lease Contract, dated April 23, 1998, between
            Data Critical Corporation, as successor in interest to Physix, Inc., and Crescent Real Estate Funding III, L.P.

 10.11(A)  Form of Indemnification Agreement between Data Critical Corporation and each of its Officers and Directors

   Number                               Description
   ------                               -----------
 10.12(A)   1999 Stock Option Plan (adopted May 7, 1999)

 10.13(A)   1999 Directors' Stock Option Plan (adopted May 7, 1999)

 10.14(A)   1999 Employee Stock Purchase Plan (adopted May 7, 1999)

 10.15(A)   1994 Stock Option Plan (dated December 19, 1994)

 10.16(C)** Second Amendment to Distribution and License Agreement, dated
             January 19, 2000, between Data Critical Corporation and GE
             Marquette Medical Systems, Inc.

 10.17(E)   Common Stock Purchase Agreement, dated June 2, 2000, between Data
             Critical Corporation and Aether Systems, Inc.

 10.18(E)   Option Agreement, dated June 5, 2000, between Data Critical
             Corporation and Aether Systems, Inc.

 10.19(G)   Employment Agreement, dated August 31, 2000, between Data Critical
             Corporation and Dr. Michael N. Bergelson

 10.20(I)** Distribution Agreement, dated November 9, 2000, between Data
             Critical Corporation and Medtronic Physio-Control Corp.

 10.21(J)** Distribution Agreement, dated November 22, 2000, between Data
             Critical Corporation and Agilent Technologies, Inc.

 10.22(K)** Amendment to Patent License Agreement, dated September 30, 2000, between Data Critical Corporation and Fukuda Denshi Co., Ltd., a
             Japanese corporation

 10.23(K)** Patent License Agreement, dated August 31, 1998, between Data
             Critical Corporation and Fukuda Denshi Co., Ltd., a Japanese corporation

 10.24(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and ABS Capital Partners, L.P.

 10.25(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Warren J. Cawley

 10.26(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Stephen E. Hannah

 10.27(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Cheryl L. Isen

 10.28(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Frank T. Sample

 10.29(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Vertical Fund Associates, L.P.

 10.30(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Vertical Life Sciences, L.P.

 10.31(L)   Voting Agreement, dated March 12, 2001, between Data Critical
             Corporation and Warburg, Pincus Ventures, L.P.

 10.32(L)   Employment Agreement, dated March 12, 2001, between Data Critical
             Corporation and Stephen E. Hannah

  Number                               Description
  ------                               -----------
 10.33(L) Employment Letter Agreement, dated March 12, 2001, between Data
           Critical Corporation and Frank T. Sample

 10.34(M) Employment Letter Agreement, dated March 7, 2001, between Data
           Critical Corporation and Richard L. Earnest

 10.35(M) Employment Letter Agreement, dated March 7, 2001, between Data
           Critical Corporation and Bradley R. Harlow

 10.36(M) Second Amendment to Agreement, dated March 11, 2001, between Data
           Critical Corporation and Michael E. Singer
 10.37(C) Employment Letter Agreement, dated November 11, 1999, between Data
           Critical Corporation and Robert A. May

 10.38    Amendment No. 1 to Employment Agreement, dated March 6, 2001, between
           Data Critical Corporation and Robert A. May

 10.39    Letter Agreement, dated March 8, 2001, between Data Critical
           Corporation and Jeffrey S. Brown

 10.40    Fifth Amendment to Office Building Lease, dated May 5, 2000, between
           Data Critical Corporation and Liberty Real Estate Company

 21.1     List of Subsidiaries

 23.1     Consent of Arthur Andersen LLP

 24.1     Power of Attorney (included in signature page to Registration
           Statement).

--------
 *  Confidential treatment granted by order of the SEC.

**  Confidential treatment requested.

(A) Incorporated by reference to Data Critical's registration statement on Form S-1, as amended (File No. 333-78059) filed with the SEC on May 7, 1999.

(B) Incorporated by reference to Data Critical's current report on Form 8-K, as amended filed with the SEC on December 22, 1999.

(C) Incorporated by reference to Data Critical's annual report on Form 10-K for the year ended December 31, 1999, as amended.

(D) Incorporated by reference to Data Critical's quarterly report on Form 10-Q for the period ended June 30, 2000.

(E) Incorporated by reference to Data Critical's current report on Form 8-K, filed with the SEC on June 22, 2000.

(F) Incorporated by reference to Data Critical's registration statement on Form 8-A, filed with the SEC on July 12, 2000.

(G) Incorporated by reference to Data Critical's current report on Form 8-K, filed with the SEC on September 21, 2000.

(H) Incorporated by reference to Data Critical's quarterly report on Form 10-Q for the period ended September 30, 2000.

(I) Replacing an incorrect version of the exhibit inadvertently included with Data Critical's quarterly report on Form 10-Q for the period ended September 30, 2000.

(J) Incorporated by reference to Data Critical's current report on Form 8-K, filed with the SEC on January 16, 2001.

(K) Incorporated by reference to Data Critical's current report on Form 8-K, filed with the SEC on February 9, 2001.

(L) Incorporated by reference to Data Critical's current report on Form 8-K, filed with the SEC on March 27, 2001.

(M) Incorporated by reference to Data Critical's current report on Form 8-K, filed with the SEC on March 27, 2001.

   (b) Reports on Form 8-K

   On November 9, 2000 we filed an amended current report on Form 8-K to provide the financial statements of Physix, Inc. required by Item 7(a) of Form 8-K and the pro forma financial statements required by Item 7(b) of Form 8-K.

   On January 16, 2001 we filed a current report on Form 8-K reporting our November 30, 2000 license agreement with Agilent Technologies, Inc.

   On January 23, 2001 we filed a current report on Form 8-K reporting our filing with NASD of a decrease of 5% or greater in the total number of outstanding shares of our capital stock as a result of share repurchases pursuant to our stock repurchase plan.

   On February 9, 2001 we filed a current report on Form 8-K reporting the effectiveness of our September 30, 2000 license agreement with Fukuda Denshi Co., Ltd.

   On February 27, 2001 we filed a current report on Form 8-K reporting the resignation of Jeffrey S. Brown as president and chief executive officer and Mr. Brown's becoming chairman of the board.

   On March 27, 2001 we filed a current report on Form 8-K reporting our entering into an employment agreement with Richard L. Earnest, a retention agreement with Bradley R. Harlow, and a second amendment to our employment agreement with Michael E. Singer.

   On March 27, 2001 we filed a current report on Form 8-K reporting our March 12, 2001 agreement to acquire VitalCom Inc. and certain other agreements related to that transaction.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          DATA CRITICAL CORPORATION

                                                 /s/ Michael E. Singer
                                          By: _________________________________
                                                     Michael E. Singer
                                                 Executive Vice President,
                                                Corporate Development, Chief
                                               Financial Officer and Director

Dated: March 30, 2001

                               POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes and appoints Michael Singer with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons in the capacities indicated below on the 30th day of March, 2001.

              Signature                         Title                 Date
              ---------                         -----                 ----

       /s/ David E. Albert            Director, Chairman         March 30, 2001
 ____________________________________ Emeritus and Chief
        David E. Albert, M.D.         Scientist

        /s/ John Atanasoff            Director                   March 30, 2001
 ____________________________________
            John Atanasoff

       /s/ Jeffrey S. Brown           Director and Chairman      March 30, 2001
 ____________________________________
           Jeffrey S. Brown

       /s/ Richard Earnest            Director and Chief         March 30, 2001
 ____________________________________ Executive Officer
           Richard Earnest

     /s/ George M. Middlemas          Director                   March 30, 2001
 ____________________________________
         George M. Middlemas

      /s/ Michael E. Singer           Director, Executive Vice   March 30, 2001
 ____________________________________ President, Corporate
          Michael E. Singer           Development and Chief
                                      Financial Officer

        /s/ David Swedlow             Director                   March 30, 2001
 ____________________________________
            David Swedlow

                                                                      APPENDIX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ----------------

                                   FORM 10-K
(Mark One)
[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
   OF 1934

   For the fiscal year ended December 31, 2000

                                       OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

   For the transition period from         to

                         Commission File Number 0-27588

                               ----------------

                                 VITALCOM INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                     3662                33-0538926
                                  (Primary standard
 (State or other jurisdiction of      industrial          (I.R.S. Employer
                                 classification code
 incorporation or organization)        number)         Identification Number)

         15222 Del Amo Avenue Tustin, California 92780 (714) 546-0147 (Address and telephone number of principal executive offices)

                               ----------------

          Securities registered pursuant to Section 12(b) of the Act:

                                      None

          Securities registered pursuant to Section 12(g) of the Act:

                   Common Stock, Par Value $0.0001 Per Share

                               ----------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or any amendment to this Form 10-K. [X]

   The aggregate market value of the stock held by non-affiliates of the Registrant, based upon the closing sale price of the common stock on March 16, 2001 as reported on the Nasdaq Small Cap Market, was approximately $4,196,895. Shares of common stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

 As of March 16, 2001, there were 8,266,419 shares outstanding of the issuer's common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 VITALCOM INC.

                               TABLE OF CONTENTS

                                                                           Page
                                        PART I                             ----

    Item 1.  Business...................................................   F-3

    Item 2.  Properties.................................................   F-14

    Item 3.  Legal Proceedings..........................................   F-14

    Item 4.  Submission of Matters to a Vote of Security Holders........   F-14

                                       PART II

    Item 5.  Market for the Registrant's Common Equity and Related
             Stockholder Matters........................................   F-15

    Item 6.  Selected Financial Data....................................   F-16

    Item 7.  Management's Discussion and Analysis of Results of
             Operations and Financial Condition.........................   F-17

    Item 7A. Quantitative and Qualitative Disclosures about Market
             Risk.......................................................   F-25

    Item 8.  Financial Statements and Supplementary Data................   F-26

    Item 9.  Changes in and Disagreements with Accountants on Accounting
             and Financial Disclosure...................................   F-42

                                       PART III

    Item 10. Directors and Executive Officers of the Registrant.........   F-43

    Item 11. Executive Compensation.....................................   F-45

    Item 12. Security Ownership of Certain Beneficial Owners and
             Management.................................................   F-48

    Item 13. Certain Relationships and Related Transactions.............   F-49

                                       PART IV

    Item 14. Exhibits, Financial Statement Schedules, and Reports on
             Form 8-K...................................................   F-50

    Signatures...........................................................  F-53

                                     PART I

   This report on Form 10-K contains forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements using terminology such as "may", "will", "expects", "plans", "estimates" or "anticipates" or the negative thereof or other terminology regarding beliefs, plans, expectations, or intentions regarding the future. These forward-looking statements involve risks and uncertainties, and it is important to be aware that the Company's actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors contained under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. All forward-looking statements and risk factors contained in this report on Form 10-K are made as of the date of this report, based on information that is available to us as of the date of this report, and we assume no obligation to update any forward-looking statement or risk factor. You should also carefully review the risk factors and other information set forth in other documents and reports that we file from time to time with the Securities and Exchange Commission.

ITEM 1. BUSINESS

General

   Our solutions provide information that help large healthcare organizations improve care quality and more efficiently manage the care process, helping to reduce care-related expenditures. Our solutions include an advanced technical infrastructure based upon three fundamentals: (1) collection of time critical patient information through an open, wireless network; (2) data analysis using sophisticated software to reduce false alarms, provide a common look/feel and patient history analysis; and (3) real-time data distribution using LAN, WAN, wireless, and Internet based technologies. In addition to creating the technical infrastructure, we use information gathered from a clinical assessment process to recommend care process changes that optimize the value of the technology and help to standardize monitoring quality across the health system, and improve the flow of critical patient information to care providers. The result is faster access to information critical to making informed care decisions, and an improved ability to manage patient flow problems including bottlenecks and transfers, which can lead to improved care satisfaction, and reduced costs.

   Our solution called PatientNet(TM), collects patient monitoring or life support data from our proprietary ECG monitors and other manufacturers' bedside devices, sending the data over a RF network to a mission control-style central surveillance room. Trained technicians manning the mission control central surveillance room evaluate information acquired from ambulatory and point-of-care monitors for 48 to 56 patients each. In case of a patient emergency or other significant event, technicians use an integrated paging system to immediately contact the appropriate caregiver. Because the networks continuously distribute real-time patient information to patient viewers located throughout the healthcare enterprise, caregivers have immediate access to a patient's status. We believe that our PatientNet system enables hospitals to shorten patient stays in costly intensive care units, increase medical staff productivity, reduce costly patient transfers and improve facility utilization. Since its introduction in 1991, our Enterprise-wide Monitoring Systems have been installed in more than 100 acute care facilities, with the largest network providing central surveillance of up to 300 patients located in multiple buildings. Our direct sales force sells the PatientNet system to large acute care hospitals and integrated health delivery networks ("IHDNs").

   Our original equipment manufacturer ("OEM") channel sells central monitoring systems as well as individual components for use in equipment manufacturers' and/or integrators' monitoring products. OEM products that we offer acquire data from our ambulatory ECG monitor and from the OEM customer's bedside monitoring devices or life support equipment. The central monitoring system and display software for each OEM customer is developed specifically to meet the specifications of a client.

Pending Acquisition of Vitalcom by Data Critical Corporation

   On March 12, 2001, we entered into a definitive agreement to merge with a wholly owned subsidiary of Data Critical Corporation, a leading provider of wireless patient monitoring systems. Under the merger agreement, VitalCom will become a wholly owned subsidiary of Data Critical, and our shareholders will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock held. This exchange ratio is fixed, and will not be adjusted to reflect any increase or decrease in the market value of our common stock, or any increase or decrease in the market value of Data Critical's common stock, that may occur between the date on which the merger agreement was signed and the effective date of the merger. Consummation of the merger is conditioned on approval by the respective stockholders of both companies, as well as certain other events. However, certain of our stockholders, who hold an aggregate of approximately 61% of our outstanding common stock, have entered into voting agreements with Data Critical. Under these voting agreements they have agreed to vote in favor of the proposed merger. These stockholders have also granted Data Critical irrevocable proxies to vote their shares in favor of the merger.

   We believe the proposed merger, if completed, will integrate the technologies of two hospital wireless market leaders and will result in a broader alarm notification and networking portfolio of products for the combined companies and their partners and customers. The proposed merger involves certain significant risks. (See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Risk Factors" below)

Industry Background

   Market-driven and governmental reform initiatives have produced significant pressures on healthcare providers to control costs, resulting in managed care and provider capitation arrangements that shift the economic risk of healthcare delivery from payors to providers. In order to manage this risk, healthcare providers are changing the way in which they operate and are increasingly focusing on controlling the cost of delivering care.

   These cost control pressures are forcing hospitals to find ways to deliver care with fewer resources. Additionally, as an increasing number of patients receive care in lower-cost, outpatient settings the overall acuity level of patients remaining in the hospital increases. Consequently, acute care hospitals and IHDNs are faced with delivering quality care to more acutely ill patients using fewer resources. In response, hospitals are increasingly turning to technological innovation for assistance.

   Historically, specific technological solutions have included patient bedside monitors and life support equipment to assist in caring for acutely ill patients. In high-acuity departments such as intensive care units ("ICUs"), coronary care units ("CCUs") or "step-down" units, this equipment is typically hard-wired to a central monitoring station. This departmental approach can be very costly to establish and maintain, and creates a reliance on a single vendor's monitoring hardware. In addition, dedicating equipment to individual departments necessitates that patients be transferred in and out of the monitored beds that are available, creating additional transfer costs and disrupting the continuity of patient care. Lastly, the departmental approach completely bypasses the opportunity for enterprise-wide resource sharing and consolidation.

   Outside of these specialty departments, remote bedside equipment is used to monitor and support patients. In this setting, a patient's physiological information is only available at the patient bedside, rather than where that information can be readily available to caregivers. Additionally, caregivers in these areas are subject to high patient/caregiver ratios, have limited time to observe patient monitors and are often required to respond to false alarms that result in the unproductive and costly use of the medical staff's time. We believe that these existing patient monitoring solutions do not sufficiently address the needs of hospitals to manage their increasing patient acuity in a cost-effective manner.

The Vitalcom Solution

   Our PatientNet system enables large acute care hospitals and IHDNs to respond to cost control pressures in the healthcare industry by reengineering labor-intensive care delivery processes to reduce costs and to raise care quality levels with enterprise-wide monitoring care standards. Principal benefits of the our solution include:

  . reducing patient stays in costly ICU and CCU departments through central surveillance of patients in less labor-intensive settings.

  . increasing productivity of medical staff through the use of technicians located in a centralized monitoring room. Technicians are trained to monitor up to 48 to 56 patients each and notify caregivers when patients experience a medically significant event, through standard paging technology.

  . standardizing quality across the health system by having all patients monitored 24 x 7 by trained technicians in the mission control-style monitoring room.

  . distributing patient physiological information to patient viewing stations throughout the facility for convenient and immediate access by caregivers.

  . reducing costly patient transfers and improving overall facility utilization by allowing flexible bed configurations using wireless technology.

  . improving asset utilization with our wireless OpenNet application interfacing to third party products through programmable interfaces. Our OpenNet application includes interfaces with monitoring devices from Agilent ("Agilent" formerly Hewlett Packard, Inc.), Protocol Systems, Inc., ("Protocol") Datascope Corporation ("Datascope") and Critikon Inc. ("Critikon") and life support equipment from the Nellcor Puritan Bennett division of Mallincrodt Inc. ("Mallincrodt").

  . facilitating the implementation of telemedicine with our SiteLink(TM) application which allows a tertiary hospital to link its PatientNet system to remote facilities located even hundreds of miles away.

Products

   Enterprise-wide Monitoring Solutions Our PatientNet system provides the basic infrastructure for current and future product offerings. In 1991, we introduced our computer network for ECG data providing acquisition, interpretation and distribution of patient ECG information. The OpenNet application introduced in the first half of 1996 expanded our network capability to multi-parameter applications by wirelessly collecting patient information from other manufacturers' patient monitoring and life support equipment. In November 1997, we introduced our SiteLink application, which allows a tertiary hospital to link its PatientNet system to one at a remote facility via fractional T-1 lines or other common wide area network infrastructures. In July 2000, we announced a new patent pending suite of products--the "PatientNet Wireless Network(TM)", to be sold by our direct sales force and through our OEM channels. These new products utilize elements of micro-cellular telephone technology and wireless LAN technology to obtain physiological data from patients in a highly secure and reliable data link and transport that data back to a central control center using standard Ethernet protocols and architecture. In addition, the wireless network transmits in the 608-614 WMTS (Wireless Medical Telemetry Service) protected medical band, which the FCC in 2000 dedicated for exclusive use by medical telemetry and radio astronomy.

   Our PatientNet system utilizes the following key components: RF technology; personal computer-based central station and proprietary display software; proprietary clinical analysis software and a proprietary network including real-time remote display and paging. Our RF technology collects patient physiological data from our proprietary ECG ambulatory transmitters and other manufacturers' multi-parameter bedside monitoring equipment and other manufacturers' life support equipment and transmits that data in real-time to the mission control-style monitoring room for interpretation and distribution. A central surveillance station consists of multiple, networked personal computers and color monitors. The central surveillance station is capable of simultaneously displaying up to several hundred patients' physiological data. One trained technician is capable of monitoring up to six or seven personal computers, each of which receives, interprets and displays real-time physiological patient data, alarm settings and equipment status for up to eight patients using our proprietary software. In the event that our proprietary software detects a medically significant event, it responds with an audio or visual alarm and prompts the technician to issue a pager call to the responsible caregiver. Our proprietary software also stores up to 24 hours of real-time physiological patient information for subsequent review.

   ECG Applications. Our PatientNet system interprets and distributes patient information acquired from an ambulatory digital telemetry transmitter, approximately the size of a television remote control, that collects the information through sensors attached to the patient's chest. Our proprietary analysis software displays patient ECG information, including heart rate and waveform, alarm settings and equipment status for interpretation by a trained technician. In addition, our proprietary clinical analysis software includes algorithms to analyze patient cardiac arrhythmia, such as asystole and ventricular fibrillation. The most recent version of our analysis software received clearance from the Food and Drug Administration ("FDA") in January 1995.

   Multi-Parameter OpenNet Applications. Our OpenNet application uses programmable interfaces and wireless technology to acquire, interpret and distribute multi-parameter physiological patient information, such as blood/oxygen saturation, respiration, temperature, end-tidal CO2 and blood pressure from patient monitoring and life support equipment of other vendors. The software and wireless component of the OpenNet technology have been available since March 1996. Our OpenNet application includes interfaces with bedside monitoring devices from Agilent (Hewlett Packard), GE Marquette Medical Systems, Inc., Protocol, Datascope and Critikon. In November 1997 we received FDA approval for additional OpenNet connections to other bedside monitors and to ventilators. The ventilator feature allows clinicians to receive, display, interpret, distribute and archive respiratory data of ventilated patients, with the first interface to Mallincrodt's Series 7200 Ventilator.

   SiteLink(TM) Application. Our SiteLink application allows a tertiary hospital to link its PatientNet system to a remote facility, even hundreds of miles away, in real-time, using standard wide-area networking technology. Monitoring technicians at the tertiary facility provide 24-hour surveillance for their own site in addition to surveillance at the remote site. The tertiary facility pages caregivers if a patient at the remote facility is in distress and then can also provide clinical consultations (telemedicine) to caregivers at the remote site. Physicians can receive access to their patients from either location. We received FDA clearance in November 1997 for our SiteLink application, which currently is installed and running in five different locations.

   NetServer Interconnectivity Application. In 1998 we placed into market acceptance testing our first connection to the clinical patient record database of a healthcare information system. A healthcare information system is comprised of centralized and departmental systems for financial, practice, resource, enterprise and clinical management that includes a repository for patient history. Our PatientNet system obtains admit and discharge information, such as name and patient identification number, from the healthcare information system and also transfers clinical patient information in numeric form from our own ECG transmitters and other manufacturers' monitoring and ventilator equipment to the healthcare information system.

   PatientBrowser Application. In March 2000, we introduced PatientBrowser(TM), which allows physicians and caregivers to access waveforms and retrospective physiological information for one patient at a time from virtually any location. The patient information accessible via this web-based application is password protected, encrypted and/or binary encoded to ensure confidentiality of patient information and enables caregivers to view current and retrospective patient information via a dial up connection to the Internet, or directly via the hospital's Intranet.

   The PatientNet Wireless Network. In July 2000 we announced a new patent pending suite of products--the "PatientNet Wireless Network(TM)". These new products utilize elements of micro-cellular telephone technology and wireless LAN technology to obtain physiological data from patients in a highly secure and reliable data link and transport that data back to a central control center using standard Ethernet protocols and architecture. The wireless suite of products transmit in the 608-614 WMTS protected medical band and include these components:

   The DT-4500 Ambulatory ECG and Instrument transceiver: The DT-4500 is a small, waterproof, lightweight, self-contained dual function ambulatory ECG and medical device interface transceiver worn by the patient. It is capable of bi-directional data communication. This provides the capability to remotely control the DT-4500 (and other interfaced devices which support remote control) from the central station, interactive remote viewing terminals (IRVS) and other VitalCom wireless hand held PDA's (Personal Data Assistants). The DT-4500 provides true multi-parameter capabilities, including ambulatory ECG data and other medical device data in real time directly to the central station where it is analyzed for arrhythmia, stored for full disclosure and distributed in real-time throughout the enterprise to wherever it is needed.

   The DT-7000 Multiport Instrument Transceiver: The DT-7000 is a small, lightweight instrument transceiver, which wirelessly communicates patient information from a variety of medical devices to the central station. The DT-7000 is capable of bi-directional data communication, providing the capability to remotely control third party medical devices (which support remote control) from the central station, interactive remote viewing terminals (IRVS) and other wireless hand held PC's.

   The WMTS Low Profile Access Point Antenna and DR-10000 Access Point: The Low Profile Access Point is an omni-directional antenna is used in conjunction with our DR-10000 Access Point to form the PatientNet Real-Time Wireless Local Area Network infrastructure. Antennas can be scaled from small patient care wards to enterprise-wide coverage. Each access point continuously monitors the incoming signal from the antenna for signal drop out or fade, and automatically adjusts either power output of the DT-4500 Ambulatory or DT-7000 Instrument Transceiver and/or switches to an antenna that offers a stronger and more stable signal. The WMTS Low Profile Access Point Antenna, together with the DR-10000 Access Point, support signal roaming similar to micro-cellular phone technology, thus allowing a seamless movement of the patient throughout the hospital while maintaining good signal presentation.

OEM Products

   Our OEM products are sold on a private-label basis to equipment manufacturers and integrators, many of which manufacture patient monitoring or medical devices and have multi-year working relationships with us. Our OEM products are typically used in the emergency room, post-surgical, cardiac rehabilitation and other discrete care units within a hospital. These departmental products are custom programmed to provide specialized analysis or display formats required by a particular department specialty and to allow equipment manufacturers and integrators to deliver a product that satisfies the patient monitoring and reporting requirements of their customers. The OEM products use many of the same components that are used in our Enterprise-wide Monitoring Systems, allowing for economies of scale in development, manufacturing and inventory management. When our OEM customers offer networks, they are typically smaller in size than the Enterprise-wide Monitoring System networks sold by our direct sales force.

   Our OEM products include central workstations, proprietary analysis software, RF products and network solutions, but currently do not include the ability to accept multi parameter information from other vendors' systems. During 1998, we expanded our product offering to one OEM customer to include the hardware and software capable of real-time distribution on an enterprise-wide basis. This OEM can sell the redistribution capability in the small (under 200 beds) hospital market. We believe that our work with OEM customers helps us better understand the clinical procedures and technical protocols used to create the OpenNet connections with our OEM customers and other vendors.

Customers

   We sell our PatientNet system to large acute care hospitals and IHDNs throughout the United States through our direct sales force. We estimate that our potential customer base includes more than 5,200 acute care hospitals and IHDNs in the United States. As of December 31, 2000, we had direct sale installations of our Enterprise-wide Monitoring Systems in more than 100 such hospitals and IHDNs. In addition, we sell our OEM products to leading patient monitoring device companies. In 1999, Quinton and Datascope accounted for approximately
24.0 % and 34.0%, respectively, of our total revenues and in 2000 Quinton and Datascope accounted for approximately 13.9% and 27.7%, respectively, of our total revenues. The loss of or a significant reduction in sales to either of these customers could have a material adverse effect on our business, operating results and financial condition.

Sales and Marketing

   Our sales force is organized by region and targets key hospitals and IHDNs within each region. The sales cycle for Enterprise-wide Monitoring Systems has typically been nine to eighteen months from initial contact to receipt of a purchase order and generally involves multiple sales calls on hospital purchasing, information technology, administrative and clinical personnel, product demonstrations at select reference sites and on-site evaluations. We market our PatientNet system through direct sales calls, product demonstrations at select reference sites, on-site product evaluations, participation in trade shows and advertising in trade publications.

   Due to the long sales cycle and the fixed costs related to direct sales expenses, a failure of such direct sales efforts to create an offsetting increase in revenues and earnings would have a material adverse effect on our business, operating results and financial condition. In addition, during our long sales cycle for Enterprise-wide Monitoring Systems, we may expend substantial time, effort and funds preparing a contract proposal or negotiating a purchase order without any guarantee that we will complete the transaction. Significant or ongoing failure to reach definitive agreements with direct sales customers, which we have experienced in the past, would have a material adverse effect on our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General".

   We sell our OEM products to leading patient monitoring device companies, many of whom have had long-term working relationships with us. Our OEM sales team has significant experience in the healthcare industry. We market our OEM products to our customers through expansion of existing product offerings, sales calls and participation in trade shows.

Customer Support

   We provide a wide range of support services to purchasers of our PatientNet system. Our support program includes pre-installation assistance in network design and planning; a training and maintenance program for clinical and other hospital staff prior to installation and follow-up on-site training after installation; 24-hour telephone technical support and a consignment program during the product warranty period for systems of 24 channels or more providing for the consignment of one central station, including one spare transmitter per eight beds. We provide a one or three-year warranty on the equipment and software components of our PatientNet system. We will repair or replace at no charge any device or software which we find to be defective during the warranty period. We offer post warranty support programs for an annual fee including extended hardware warranty, software maintenance and hardware and software maintenance and upgrade programs.

Technology

   We believe that we have developed expertise in the following core technologies: R.F. communication products, real-time application software, clinical software algorithms and networking software. We benefit from the expertise of our research and development staff and our investment in these core technologies. These core technologies allow our networks to acquire, interpret and distribute physiological patient information throughout the facility in real-time.

   Radio Frequency Communication Products. Our proprietary radio frequency communication products transmit real-time physiological information from the patient to the central surveillance station. These communication products operate in four radio bands: VHF (174MHz to 216 MHz, shared with TV channels 7-13); UHF (450 MHz to 470 MHz shared with land mobile users); the 900 MHz radio band (902 MHz to 928 MHz licensed for spread spectrum operations); and WMTS (608-614 MHz band dedicated to medical telemetry use). We have developed over-sampling, interleaving and digital packet algorithms providing a deterministic method for reliable radio frequency transmissions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Factors".

   Real-time Application Software. We have a substantial investment in real-time application software. This includes modules for displaying physiological patient information such as real-time patient waveforms, the continuous storage of patient information, trending of physiological parameters, event storage and reporting, a pager interface and alarm handling. This software enables the display of physiological data at the central station as well as on standard desktop computer resources connected to a hospital's Intranet or connected to a web server via Internet.

   Clinical Software Algorithms. We have invested substantial energy in developing clinical analysis software to evaluate ECG information received from our transmitters and other patient monitors to report clinically significant events. The heart beat detector uses three types of sophisticated analysis techniques to differentiate the patient's heartbeat from various sources of noise. These include linear digital filtering, nonlinear transforms and decision rule algorithms. These algorithms detect and classify each heartbeat for every patient on the system and detect cardiac arrhythmia events such as asystole or ventricular fibrillation. Our clinical software has received all required FDA approvals.

   Real-time Networking Software. We have invested in developing proprietary network algorithms that enable simultaneous viewing of real-time physiological patient information on multiple remote viewing stations. These algorithms provide a deterministic method of handling network data collisions as well as providing the minimal latency required for real-time physiological patient information. Our implementation allows for the use of industry standard network interface controllers, hubs and routers.

Product Development

   Our research and development strategy is to focus on expanding the capabilities of existing products and developing new products. We introduced our first OpenNet applications in 1996, permitting information from other manufacturers' multi-parameter patient monitoring to be displayed and distributed on our Enterprise-wide Monitoring System. Interfaces with bedside monitoring devices from Protocol, Datascope and Critikon were introduced in 1996. In November 1997 we received FDA clearance for additional OpenNet connectors to bedside monitors not covered in a previous FDA clearance and connections to ventilators. The ventilator connection allows clinicians to receive, display, interpret, distribute and archive respiratory data of ventilated patients. The first ventilator interface is to Mallincrodt's Series 7200 Ventilator. We received FDA clearance in November 1997 for a product application, SiteLink(TM), which enables our Enterprise-wide Monitoring Systems at a tertiary hospital to be linked to remote facilities, even hundreds of miles away, in real-time, via a dedicated T-1 phone line. Monitoring technicians at the tertiary hospital provide 24-hour surveillance to the remote site, paging caregivers if a patient at the remote facility is in distress. During 1998, we placed into market acceptance testing our first connection between Enterprise-wide Monitoring System and a hospital's clinical patient record software. We introduced our new RF communications product in 2000, which is a microcellular spread-spectrum system. This system enables us to provide a product that is scaleable and can provide wireless monitoring throughout an entire enterprise. The system operates in the 608-614 MHz protected spectrum. Additionally, we have introduced data access products that allow users to view patient physiological data in near real-time via Internet, or Intranet.

   We continually evaluate trends in the healthcare industry and, based on our perceptions of market requirements, may outsource development of selected products or technologies or may accelerate development of certain products while deferring or canceling development of others. The completion of the development of new or enhanced products involves significant expenditures without knowing whether such products will achieve the intended benefits of cost reductions and productivity gains or whether such products will receive market acceptance.

   For the years ended December 31, 2000, 1999 and 1998, total research and development expenditures were approximately $7.2 million, $5.7 million and $4.7 million, respectively, and represented 42.0%, 35.2% and 22.5% of revenues, respectively. We expect to continue to allocate significant resources to these efforts. There can be no assurance, however, that such research and development efforts will be successful. Any failure of our OpenNet technology or other products under development, including other Health Care Information System "HCIS" connectivity products, to achieve their intended benefits or market acceptance would have a material adverse effect on our business, operating results and financial condition.

Backlog

   Our backlog as of December 31, 2000, 1999 and 1998 was $2.9 million, $3.4 million and $1.1 million, respectively. Backlog consists of purchase orders for products and services deliverable within twelve months and represents orders from both hospitals and OEM customers. Purchase orders from our OEM customers are generally cancelable at any time without penalty. Our backlog is not large enough to assure that our revenue targets for a particular quarter will be met. Therefore, we do not consider backlog to be a significant indication of future performance, and sales in any quarter are dependent on orders booked and shipped during that quarter and are not predictable with any degree of certainty.

Manufacturing

   Our manufacturing operations consist primarily of final assembly and test and quality control of materials, components, subassemblies and systems. We rely on subcontractors for printed circuit board and component assembly. We obtained and maintain ISO 9001/EN 29001 certification and are required to operate under the Quality System Regulation (previously called the Good Manufacturing Practices) of the FDA. Some of our products utilize components available in the short term from only a single or limited number of sources. Certain of these components, such as some devices manufactured by Intel, Burr-Brown Corporation, Motorola Semiconductor Products, Inc. and Maxim Integrated Products, Inc., have been available only on an allocation basis in the past and could be in scarce supply again in the future. In addition, from time to time, certain components, subassemblies and systems used by us are discontinued by manufacturers, requiring us to replace the component, subassembly or system with an equivalent product, or if no such equivalent can be identified to modify and re-validate the product design. While such allocation restrictions and discontinuances have not had a significant adverse effect on us to date, any inability to obtain such components on a timely basis or at commercially reasonable prices or to redesign the product in a timely manner could have a material adverse effect on our business, operating results and financial condition until alternative sources could be developed or design and manufacturing changes could be completed. We do not have long-term supply agreements with our component suppliers or subcontractors. Our manufacturing facility is located at our headquarters in Tustin, California.

Intellectual Property

   We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, circuitry documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We have several patents on certain aspects of the transmitter technology used in our products. We cannot assure that any of our proprietary products or technologies can be patented, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business. Despite our efforts to protect our proprietary rights, unauthorized parties might attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Restricting unauthorized use of our products is difficult, and although we are unable to determine the extent to which unauthorized copying of our software products exists, such copying could be a potential problem. We believe, however, that we lead our competitors in certain technological developments, and that this lead affords us some protection due in part to regulatory requirements related to technological advances. Nevertheless, we cannot assure that our protective measures for proprietary rights will be adequate or that our competitors will not independently develop similar or superior technology, duplicate our products or otherwise circumvent our intellectual property rights.

Competition

   Our Enterprise-wide Monitoring Systems compete with systems offered by a number of competitors, including Seimans Medical (formerly Agilent, formerly part of the Hewlett-Packard Company), SpaceLabs, Inc., GE Marquette Medical Systems, Inc. and Protocol, substantially all of which have significantly greater financial, technical, research and development and marketing resources than those available to us. In addition, many of these competitors have long-standing relationships with acute care hospitals and IHDNs. Furthermore, consolidation in the healthcare industry and the emergence of IHDNs has resulted in larger healthcare providers that consolidate their purchasing with a small number of preferred vendors with whom they have had long-standing relationships. There can be no assurance that we will be able to sell to such hospitals or IHDNs or that we will be able to compete successfully with such vendors, and any inability to do so would have a material adverse effect on our business, operating results and financial condition.

   Our OpenNet connections may face competition in the future from patient monitoring companies, life support device companies and general-purpose data network providers. Such potential competitors may elect to enter this market and compete with us using significantly greater financial, technical, research and development and marketing resources than are available to us. In addition, our success in selling our multi-parameter OpenNet connections to hospitals and IHDNs will depend to a large extent on its ability to interface with patient monitoring and life support devices of other vendors. Any action on the part of such other vendors to make such interfacing more difficult or impossible could have a material adverse effect on our business, operating results and financial condition.

   The market for our OEM products is also intensely competitive. Our OEM customers are patient monitoring and life support device companies, many of which have significantly greater financial, technical, research and development and marketing resources than those available to us. There can be no assurance that current OEM customers will not elect to design and manufacture patient monitoring and system components currently supplied by us or elect to contract with other OEM suppliers. Any such election by one or more of such companies would have a material adverse effect on our business, operating results and financial condition.

   In addition, we may in the future elect to incorporate in our OEM products the hardware and software for larger networks and expand the number of OEM customers with the hardware and software required for real-time redistribution of information to remote viewing stations for use in specialty departments of hospitals for which our OEM customers design and sell their products. Although we believe that our OEM customers would not compete with our Enterprise-wide Monitoring Systems because the Enterprise-wide Monitoring Systems are sold to hospitals and IHDNs who elect to install larger, more dispersed systems, we could face competition with our OEM customers to the extent hospitals forego purchasing our facility-wide Enterprise-wide Monitoring Systems for the smaller departmental systems of our OEM customers.

   We believe that the principal competitive factors in our markets are system features, product reliability, customer service and support, FDA regulatory compliance expertise, existing relationships with hospitals and IHDNs, company reputation, price and effectiveness of sales and marketing efforts. In addition, we believe that the ability to identify the evolving needs of the healthcare industry and the ability to develop innovative products to meet such needs are important competitive factors. We believe that we compete favorably with respect to these factors but there can be no assurance that we will continue to compete favorably.

Government Regulation

   Certain of our products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act and require implementing regulations and pre-market notification clearance or approval by the FDA prior to commercialization. In addition, certain material changes or modifications to the intended use, labeling or manufacturing of cleared or approved medical devices are also subject to FDA clearance or approval. The FDA regulates the development, testing, safety, labeling, storage, record keeping, advertising, production and distribution of medical devices in the United States. Noncompliance with applicable requirements can result in civil or criminal penalties, recall or seizure of products, or total or partial suspension of production.

   Generally, before a new medical device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance by filing a 510(k) pre-market notification or obtaining approval of a pre-market approval ("PMA") application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed device for which the FDA has not called for PMA's, the manufacturer or distributor may seek clearance from the FDA to market the device by filing a 510(k) pre-market notification. The 510(k) pre-market notification may need to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA.

   If a manufacturer or distributor of a medical device cannot establish substantial equivalence, the proposed device must be approved through a PMA application, which must be supported by statistical analysis of clinical data. The PMA application approval process can be expensive, uncertain and lengthy. To date we have received clearance on all of our products under the 510(k) process and have not been required to file a PMA application. The FDA has published a proposed rule that would require over forty devices, including those using arrhythmia software produced by our competitors, and us following a notice period, to receive PMA approvals or be discontinued for sale. A petition has been filed by some industry participants, including us, in response to the notice, to formally request that the FDA reclassify arrhythmia software devices from Class III devices to Class II devices. This petition is currently under FDA review. If the FDA reclassifies arrhythmia software devices to Class II, our products will not require any additional clearances. However, if the FDA does not reclassify the arrhythmia software devices and publishes its final rule, such software devices would be subject to the lengthy and expensive PMA process, which could interrupt or terminate the sales of our and/or our competitors' arrhythmia software devices. Any such interruption or termination could have a material adverse effect on our business, financial condition and results of operations. We are required to adhere to applicable FDA regulations including the new Quality System Regulations (previously called the Good Manufacturing Practices), which include testing, control, and documentation requirements and the Medical Device Reporting Regulations. Failure to receive or delays in receipt of FDA clearance or approvals, including the need for extensive clinical trials or additional data as a prerequisite to clearance or approval, would have a material adverse effect on our business, operating results and financial condition. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay required regulatory approvals of our products.

   Our RF transmitter devices are subject to regulation by the Federal Communication Commission ("FCC"), and applicable approvals must be obtained before shipment of such products. We believe that all of our products designated for sale in the United States meet applicable FCC regulations, including those pertaining to electromagnetic emissions. The FCC approval process starts with the collection of test data that demonstrates that a product meets the requirements stated in the FCC regulations. This data is then included as part of a report and application that is submitted to the FCC requesting approval. The FCC may grant approval, request additional information, or withhold approval. Any failure of our products to conform to governmental regulations or any delay or failure to obtain required FCC approvals in the future, if any, could cause the delay or loss of sales of our products and therefore have a material adverse effect on our business, financial condition and result of operations.

   Our proprietary communication products transmit real-time physiological information from the patient to the central surveillance station. These communication products currently operate in the following radio bands:

UHF 608 MHz to 614 MHz band; VHF (174 MHz to 216 MHz, shared with TV channels 7-13); UHF (450 MHz to 470 MHz, shared with land mobile users); and the 900 MHz radio band (902 MHz to 928 MHz licensed for spread spectrum operation). The majority of our RF products use the vacant television frequencies in the VHF band. The FCC is requiring all television stations to implement digital broadcasting transmission for High Definition Television (HDTV). Some major metropolitan areas were required to implement HDTV by December 31, 1998 and other markets will be required to implement by December 31, 2006. In order to implement HDTV the FCC has granted each TV channel an additional 6 MHz channel for digital broadcasting until the transition period ends, at which time the broadcaster would return one of the two channels. As TV stations use the additional 6 MHz channel for the digital broadcasting transition, which may take years, they may overlap into the radio spectrum which has been used for medical RF applications. Customers of our lower power RF communication products may begin seeing more interference in the future. This interference may result in us having to re-tune our RF transmitters to other channels in order to reduce interference. In the event of high interference our customers may need to purchase equipment to transmit in the UHF frequency range. In 1998 the FCC expanded the usable UHF frequencies for medical RF from the licensed 450 MHz to 470 MHz band to the previously unlicensed 470 MHz to 668 MHz frequency range. With VHF frequency ranges available for medical RF use potentially becoming more limited and the UHF frequency ranges expanding, our competitors who have historically focused their RF products in what was the more limited UHF band, may now have a competitive advantage compared to us, until such time as we expand our UHF RF product offerings. Any such competitive advantage of our competitors and any additional development costs associated with expanding our UHF RF product offerings could have a material adverse effect on our business, operating results and financial condition. Additionally, future regulatory changes could significantly affect our operations by diverting our development efforts, making current products obsolete or increasing the opportunity for additional competition which could have a material adverse effect on our business, operating results and financial condition.

   During 1998 we joined a task force created by the American Hospital Association (AHA) and the FDA called the Medical Telemetry Task Force (the "Task Force") along with other medical RF users, organizations, and vendors, including certain of our competitors. The purpose of the Task Force was to respond to potential interference problems from HDTV, land mobile users and low power television to wireless patient monitoring devices by recommending both rule making language and specific spectrum allocation to the FCC. The Task Force's mission was to identify protected spectrum candidates for future medical telemetry use, evaluate use and make recommendations to the FCC. As such the Task Force petitioned the FCC to allocate the UHF 608 MHz to 614 MHz band, currently reserved for radio astronomy, for medical use on a primary basis. In June 2000 the FCC approved this new rule which recommends that hospitals and independent health care networks evaluate whether or not their medical telemetry systems are at risk and take appropriate measures to reduce that risk. The FCC also recommends that the best way to accomplish this is to use telemetry systems operating in the new WMTS frequency bands. We have spent considerable amounts on research and development of this new product. If hospitals and independent health care networks decide not to move their wireless telemetry systems to the new band, this could have a material adverse effect on our business, operating results and financial condition. In addition, development of RF transmitter and receiver products is expensive and is diverting research and development resources from other projects resulting in higher costs and delayed projects. Any resulting competitive advantage of our competitors and any additional development costs associated with expanding our UHF RF product offerings could have a material adverse effect on our business, operating results and financial condition. Additionally, future regulatory changes could significantly affect our operations by diverting our development efforts, making current products obsolete or increasing the opportunity for additional competition, which could have a material adverse effect on our business, operating results and financial condition.

Employees

   As of December 31, 2000, we had approximately 131 full-time employees, of which 29 were in customer service, marketing and sales, 36 were in research and development, 52 were in manufacturing, quality assurance and regulatory affairs and 14 were in administration. None of our employees is covered by a collective bargaining agreement, we have experienced no work stoppages and we believe that its relationship with its employees is good.

ITEM 2. PROPERTIES

   Our headquarters are located in Tustin, California and consist of approximately 46,000 square feet. We lease these facilities under a lease expiring in June 2005, with an option to extend through June 2010. We believe that this facility will be adequate to satisfy our anticipated business requirements.

ITEM 3. LEGAL PROCEEDINGS

   We are not a party to any material legal proceedings. No such proceedings were terminated during the fourth quarter of 2000.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   Not applicable.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   Market and Market Price for Common Stock. Our common stock is traded over the counter under the symbol "VCOM". Since September 28, 1999, our common stock has been quoted on the Nasdaq Small Cap Market. Prior to that time, our common stock was quoted on the Nasdaq National Market.

   The following table sets forth, for the periods indicated, the high and low sales prices of our common stock, as reported by the Nasdaq National Market up until September 27, 1999, and thereafter as reported by the Nasdaq Small Cap Market.

                                                   Three Months Ended
                                        ----------------------------------------
                                                  June
                                        March 31   30   September 30 December 31
                                        -------- ------ ------------ -----------
1999
  High ................................  $3.000  $2.250    $2.375      $3.500
  Low..................................   1.156   1.063     1.750       0.750
2000
  High.................................   8.375   3.375     3.250       5.250
  Low..................................   1.563   1.125     1.313       1.000

   Holders. As of March 16, 2001, the approximate number of holders of record of our common stock, according to the records of our transfer agent, was 43.

   Dividends. We have never paid cash dividends on our common stock and do not currently have any plans to pay such dividends in the foreseeable future. Our dividend policy is reviewed from time to time by our Board of Directors in light of the Company's earnings and financial condition and such other business considerations as the Board of Directors considers relevant.

Unregistered Sales of the Registrant's Equity Securities During Last Fiscal
Year

   Common Stock Contributions to 401(k) Plan. At December 31, 2000 the Company was obligated to issue 167,516 shares of Common Stock to employees as a matching contribution to the 401(k) Plan for the year 2000. This stock match was made in the first quarter of 2001 in the Company's treasury stock.

ITEM 6. SELECTED FINANCIAL DATA

   The selected financial data set forth below for the periods and the dates indicated is derived from the audited financial statements of the Company. The statement of operations data for each of the three fiscal years in the period ended December 31, 2000, and the balance sheet data at December 31, 1999 and 2000, has been derived from the audited financial statements included herein which have been audited by Deloitte and Touche LLP Independent auditors. The Company's statements of operations data for the fiscal years ended December 31, 1996 and 1997 and balance sheet data as of December 31, 1996, 1997 and 1998, have been derived from audited financial statements, not included herein, also audited by Deloitte and Touche LLP, independent auditors. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this report on Form 10-K. Historical results of operations are not necessarily indicative of future results.

                                        Year Ended December 31,
                              ------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------  --------  --------  --------  --------
                                 (In thousands, except per share data)
Statements of Operations Da-
 ta:
Revenues....................  $ 18,372  $ 21,794  $ 20,859  $ 16,290  $ 17,202
Cost of revenues ...........     9,680    11,477     9,562     7,589     8,513
                              --------  --------  --------  --------  --------
Gross profit................     8,692    10,317    11,297     8,701     8,689
                              --------  --------  --------  --------  --------
Operating expenses:
  Sales and marketing.......     9,515     8,562     6,794     6,128     6,061
  Research and development
   .........................     5,434     4,816     4,698     5,729     7,220
  General and
   administrative...........     2,507     2,536     2,158     2,358     2,227
  Restructuring charges.....       481
                              --------  --------  --------  --------  --------
    Total operating
     expenses...............    17,937    15,914    13,650    14,215    15,508
                              --------  --------  --------  --------  --------
Operating loss..............    (9,245)   (5,597)   (2,353)   (5,514)   (6,819)
                              --------  --------  --------  --------  --------
Other income, net...........       975       973       890       759       479
                              --------  --------  --------  --------  --------
Loss before provision
 (benefit) for Income
 taxes......................    (8,270)   (4,624)   (1,463)   (4,755)   (6,340)
Provision (benefit) for
 income taxes...............    (1,902)       26        25        36        36
                              --------  --------  --------  --------  --------
Net loss ...................  $ (6,368) $ (4,650) $ (1,488) $ (4,791) $ (6,376)
                              --------  --------  --------  --------  --------
Net loss per basic common
 share(1)...................  $  (0.90) $  (0.58) $  (0.18) $  (0.60) $  (0.79)
                              --------  --------  --------  --------  --------
Net loss per diluted common
 share(1)...................  $  (0.90) $  (0.58) $  (0.18) $  (0.60) $  (0.79)
                              --------  --------  --------  --------  --------
Weighted average basic
 common shares(1)...........     7,084     8,001     8,148     8,046     8,020
                              --------  --------  --------  --------  --------
Weighted average diluted
 common shares(1)...........     7,084     8,001     8,148     8,046     8,020
                              --------  --------  --------  --------  --------

                                              December 31,
                              ------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------  --------  --------  --------  --------
                                             (In thousands)
Balance Sheet Data:
Cash equivalents and short-
 term investments...........  $ 20,120  $ 18,157  $ 15,830  $ 12,380  $  3,657
Working capital.............    23,980    19,965    19,249    14,144     8,049
Total assets................    31,921    26,708    24,223    18,686    13,939
Long-term debt, excluding
 current portion............        82        60        32
Total stockholders' equity..    26,973    22,521    21,462    16,105    10,224

--------
(1) See Note 1 of the Notes to the Financial Statements for a description of shares used in calculating net loss per share.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

   The following table sets forth the percentage of total revenues represented by certain items from our statements of operations for the periods indicated:

                                    Year Ended
                                   December 31,
                                 ---------------------
                                 1998    1999    2000
                                 -----   -----   -----
   Revenue.....................  100.0 % 100.0 % 100.0 %
   Cost of revenues............   45.8    46.6    49.5
                                 -----   -----   -----
   Gross profit................   54.2    53.4    50.5
                                 -----   -----   -----
   Operating expenses:
     Sales and marketing.......   32.6    37.6    35.2
     Research and development..   22.5    35.2    42.0
     General and
      administrative...........   10.3    14.5    12.9
                                 -----   -----   -----
       Total operating
        expenses...............   65.4    87.3    90.1
                                 -----   -----   -----
   Operating loss..............  (11.2)  (33.9)  (39.6)
   Other income, net...........    4.3     4.7     2.8
                                 -----   -----   -----
   Loss before provision for
    income taxes...............   (6.9)  (29.2)  (36.8)
   Provision for income taxes..    0.1     0.2     0.2
                                 -----   -----   -----
   Net loss....................   (7.0)% (29.4)% (37.0)%
                                 =====   =====   =====

   Total Revenues. Total revenues consist of revenue from sales of Enterprise-wide Monitoring Systems and support, and OEM products, together with fees for installation and servicing of Enterprise-wide Systems. Total revenues increased 5.6% to $17.2 million in 2000 from $16.3 million in 1999. Total revenues decreased 21.9% to $16.3 million in 1999 from $20.9 million in 1998. Revenues from Enterprise-wide Monitoring Systems increased 59.8% to $8.2 million in 2000 from $5.1 million in 1999. Revenues from Enterprise-wide Monitoring Systems decreased 41.4% to $5.1 million in 1999 from $8.8 million in 1998. Revenues from OEM products decreased 19.0% to $8.1 million in 2000 from $11.1 million in 1999. Revenues from OEM products decreased 7.7% to $11.1 million in 1999 from $12.1 million in 1998. The increase in Enterprise-wide Monitoring Systems revenues in 2000 was primarily due to two new large hospital customers who purchased our newly developed WMTS wireless network product. The decrease in Enterprise-wide Monitoring Systems revenues in 1999 was primarily due to delays in the signing of sales agreements with hospitals, as hospitals diverted their capital spending to address other vendors' Year 2000 issues. Additionally, these delays were caused by the extended analysis of our new product offerings and after-sales support programs by prospective customers. The decrease in OEM product revenues in 2000 was due to a continued slow down of a large OEM customer as they reorganized their cardiac rehabilitation sales force, and our later than expected roll-out of our new WMTS wireless network products which created some year-end product shipment delays. The decrease in OEM product sales in 1999 resulted from a shift in sales strategy by a large OEM customer following its sale to new investors.

   Gross Profit. Cost of goods sold includes material, direct labor, overhead and, for Enterprise-wide Monitoring Systems, installation expenses. Our overall gross margin during any given period depends on our sales mix during that period, as certain products generate a higher gross margin than do others. Gross margins were 50.5%, 53.4%, and 54.2% in 2000, 1999 and 1998, respectively. The decrease in gross margin in 2000 compared to 1999 was due primarily to the greater than expected costs related to the shipment and installation of our new WMTS wireless network products in the third and fourth quarters. The inability to control these costs in the future would have a material adverse effect on our business, operating results and financial condition. The decrease in gross margin in 1999 compared to 1998 was due to the lower percentage of

Enterprise-wide Monitoring Systems in the sales mix, which historically have generated higher gross margins than OEM products.

   Sales and Marketing Expenses. Sales and marketing expenses include payroll, commissions and related personnel costs attributable to Enterprise-wide Monitoring Systems and OEM sales and marketing personnel, travel and entertainment expenses, and other promotional expenses. Sales and marketing expenses decreased 1.1% to $6.06 million in 2000 from $6.1 million in 1999. Sales and marketing expenses decreased 9.8%, to $6.1 million in 1999 from $6.8 million in 1998. The decrease in sales and marketing expenses in 2000 from 1999 was primarily due to a reduction in sales support. The decrease in sales and marketing expenses in 1999 from 1998 was primarily due to lower sales personnel salaries associated with the reduction in the number of direct sales representatives, as well as reduced commissions and travel expenses resulting from the reduced revenue volumes in 1999.

   Research and Development Expenses. Research and development expenses include payroll and related costs attributable to research and development personnel, prototyping expenses and other costs. Research and development expenses increased 26.0% to $7.2 million in 2000 from $5.7 million in 1999. Research and development expenses increased 22.0% to $5.7 million in 1999 from $4.7 million in 1998. Research and development expenses increased in 2000 from 1999 due to a continued increase in third party contractor expenses related to the development and introduction of the Company's new WMTS wireless technology products which began shipping in the third and fourth quarters of 2000. Research and development expenses increased in 1999 from 1998 due to higher third party contractor expenses related to our development of prototype hardware products.

   General and Administrative Expenses. General and administrative expenses include accounting, finance, MIS, human resources, general administration, executive officers and professional fee expenses. General and administrative expenses decreased 5.5% to $2.2 million in 2000 from $2.4 million in 1999. General and administrative expenses increased 9.2% to $2.4 million in 1999 from $2.2 million in 1998. The decrease in general and administrative expenses in 2000 from 1999 was primarily due to a reduction in headcount of one person. The increase in general and administrative expenses in 1999 in comparison to 1998 was primarily due to higher salaries and employee benefits expenses related to an increased headcount, as well as increased professional fees.

   Other Income, Net. Other income, net consists primarily of interest income earned on short-term investments and cash equivalents, net of payments for outstanding indebtedness. Other income, net decreased 36.8% to $479,216 in 2000 from $758,555 in 1999. Other income, net, in 1999 decreased 14.7% to $758,555 compared to $889,621 in 1998. The decrease in both years was due to lower income derived from the decline in short-term investments and cash in comparison to the prior year.

   Provision for Income Taxes. We paid minimal state taxes in 2000, 1999 and 1998 due to our net loss position. Our utilization of our credit carry forwards depends upon future income and may be subject to an annual limitation, required by the Internal Revenue Code of 1986 and similar state provisions (see Note 9 of the Notes to the Financial Statements).

Liquidity and Capital Resources

   We have financed our operations (including capital expenditures) through net proceeds from our February 1996 initial public offering, a bank line of credit and long-term debt. We issued 2,300,000 shares of common stock in our February 1996 initial public offering, raising $25.6 million, net of expenses. At December 31, 2000, we had $6.2 million in cash, cash equivalents, and restricted cash, compared to $12.4 million at December 31, 1999.

   At December 31, 2000, our principal sources of liquidity consisted of $6.2 million of cash, cash equivalents, and restricted cash and $5.0 million of available credit facilities. In March 2000, the Company renewed a secured lending arrangement (the "Agreement") with Silicon Valley Bank, providing for up to $5.0 million in total borrowings bearing interest at the bank's prime rate plus .50%. As a compensating balance, we have agreed to maintain at least $2,500,000 in a money market fund designated by the bank. The bank does not have a security interest in any of our assets until we borrow under the line of credit. The Agreement, which would have expired in March 2001, has been extended for an additional 60 days while we arrange to secure a new lending arrangement with the bank. The Agreement imposes financial covenants that require that we maintain minimum liquidity levels and total liabilities to tangible net worth ratios, as well as specified annual and quarterly net loss (after taxes) amounts. We had no outstanding borrowings with the bank under the Agreement as of December 31, 2000 and, as of that date, we were in compliance with all covenants under the Agreement except for a profitability covenant for which we have received a waiver.

   We used $5.7 million of cash in operating activities in 2000, compared to $2.3 million and $2.2 million in 1999 and 1998, respectively, primarily resulting from net losses in 2000, 1999, and 1998 of $6.4 million, $4.8 million, and $1.5 million, respectively. During 2000, accounts receivable increased $1.4 million due to shipments in the fourth quarter, while accounts payable increased $1.0 million to purchase inventory related to those shipments. During 1999, the net loss of $4.8 million and the uses of cash were partially offset by the $2.3 million decrease in account receivable. During 1998, the net loss of $1.5 million and uses of cash were partially offset by the $735,338 in non-cash adjustments provided by depreciation and amortization of fixed assets and intangible assets, and $420,600 through the reduction in inventories.

   We generated a net of $1.8 million in cash from investing activities in 2000, compared to cash used of $385,604 and cash generated of $347,293 in 1999 and 1998, respectively. The net amount generated in 2000 resulted from $5.3 million provided by the sale of short-term investments, offset by an increase in restricted cash of $2.5 million and $925,998 used for the purchase of capital equipment and other assets, the majority of which were purchased for use in the development and production of our new suite of WMTS wireless network products. The cash used in 1999 and 1998 was primarily for the purchase of capital equipment, and the purchases of short-term investments.

   We generated a net of $432,727 of cash in financing activities in 2000. Cash generated from financing activities was primarily due to $461,523 in net proceeds from (i) the exercise of stock options, and (ii) common stock sold through our employee stock purchase plan. We used $665,021 and generated $144,949 of cash from financing activities in 1999 and 1998, respectively. The primary use of cash from financing activities in 1999 was the repurchase of 363,550 shares of our common stock at a total cost of $740,154. The primary source of cash from financing activities in 1998 was the net proceeds from the issuance of common stock to our employee stock purchase plan.

   Our principal commitment at December 31, 2000 consisted of our lease of our office and manufacturing facility in Tustin, California.

   We believe that existing cash resources, cash flows from operations, if any, and line of credit facilities will be sufficient to fund our operations for at least the next twelve months.

New Accounting Pronouncements

   Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were formerly considered derivatives may now meet the definition of a derivative. We have adopted SFAS 133 effective January 1, 2001. The adoption of SFAS 133 did not have a significant impact on our financial position, results of operations, or cash flows.

   In December 1999, Staff Accounting Bulletin No. 101 ("SAB 101") was issued to provide the view of the staff of the Financial Accounting Standards Board ("FASB") concerning the application of generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We adopted this statement during the fourth quarter of the year ended December 31, 2000. The adoption of the statement did not have a material impact on our results of operations.

   In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation. FIN 44 is an interpretation of Accounting Principal Board's Opinion No. 25 Accounting for Stock Issued to Employees (APB 25). Among other matters, FIN 44 clarifies the application of APB 25 regarding the definition of employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as non-compensatory and the accounting consequences of modifications to the terms of previously issued stock options or similar awards. We adopted the provisions of FIN 44 in the third quarter of 2000. The adoption of FIN 44 did not have a material impact on the Company's results of operations.

European Monetary Union

   Within Europe, the European Economic and Monetary Union (the "EMU") introduced a new currency, the euro, on January 1, 1999. The new currency is in response to the EMU's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange and to promote the free flow of capital, goods and services.

   On January 1, 1999, the participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges and non-cash transactions such as banking. The existing local currencies, or legacy currencies, will remain legal tender through January 1, 2002. Beginning on January 1, 2002, euro-denominated bills and coins will be issued for cash transactions. For a period of up to six months from this date, both legacy currencies and the euro will be legal tender. On or before July 1, 2002, the participating countries will withdraw all legacy currencies and exclusively use the euro.

   Our transactions are recorded in U.S. Dollars and we do not currently anticipate future transactions being recorded in the Euro. Based on the lack of transactions recorded in the Euro, we do not believe that the Euro will have a material effect on our financial position, results of operations or cash flows. In addition, we have not incurred and do not expect to incur any significant costs from the continued implementation of the Euro, including any currency risk, which could materially affect our business, financial condition or results of operations.

Risk Factors

   Dependence on Increased Market Acceptance of Enterprise-wide Monitoring Systems. Since 1995, our sales levels for our Enterprise-wide Monitoring Systems have been lower than expected, which, together with investments and expense levels that are incurred based on the expectation of higher sales, has resulted in net losses in each year since 1995 and has had a material adverse effect on our business, operating results and financial condition. If we are not successful in increasing sales levels of our Enterprise-wide Monitoring Systems in future periods, our business, operating results and financial condition will continue to be materially adversely affected. In addition, although our Enterprise-wide monitoring products have been installed in more than 100 hospitals, there is no assurance that our products will achieve the hospital penetration necessary to increase sales.

   Fixed Exchange Ratio in Proposed Merger with Data Critical. On March 12, 2001, we agreed to merge with Data Critical. Under the terms of the merger agreement, upon effectiveness of the merger, our stockholders will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock held. This exchange ratio is fixed, and will not be adjusted to reflect any increase or decrease in the market value of our common stock, or any increase or decrease in the market value of Data Critical's common stock, that may occur between the date on which the merger agreement was signed and the effective date of the merger. As a result, pending the completion of the merger, the market price of our common stock will be significantly impacted by the market value of Data Critical's common stock, as it may fluctuate from time to time.

   Risks Related to the Proposed Merger with Data Critical is Not
Completed. The completion of the proposed merger with Data Critical is subject to the satisfaction of a number of conditions, including approval by our stockholders and the stockholders of Data Critical. Accordingly, there can be no assurance that the proposed merger will be completed. The proposed merger has required and, until completion of the merger will continue to require, substantial time and effort on the part of our management, which has diverted, and will continue to divert, some of their attention from their normal duties. In addition, it is possible, in light of the public announcement of our proposed merger with Data Critical, that some of our customers, prospective customers and/or employees may feel uncertain concerning our plans for the future in the event that the merger is not completed. The diversion of management time and attention caused by the proposed merger, and any uncertainty pertaining to our future plans in the minds of our customers, prospective customers and/or employees as the result of the failure to complete the merger following its public announcement, could have a material adverse effect on our business, financial condition and results of operations. Moreover, we have incurred and, pending completion of the merger will continue to incur, substantial accounting, legal and other expenses related to the merger. In the event that the merger is not completed, except under certain limited circumstances, we will not be able to recover any portion of those expenses. Additional information concerning the proposed merger and its related risks will be contained in a joint proxy statement/prospectus that we intend to prepare with Data Critical and send to our stockholders prior to the special meeting of our stockholders at which approval of the merger will be sought.

   Introduction of New Product. WMTS PatientNet Wireless Network in the UHF 608-614 MHz band for the e-Hospital. During 1998 we joined a task force created by the American Hospital Association (AHA) and the FDA called the Medical Telemetry Task Force (the "Task Force") along with other medical RF users, organizations, and vendors, including certain of our competitors. The purpose of the Task Force was to respond to potential interference problems from HDTV, land mobile users and low power television to wireless patient monitoring devices by recommending both rule making language and specific spectrum allocation to the FCC. The Task Force's mission was to identify protected spectrum candidates for future medical telemetry use, evaluate use and make recommendations to the FCC. As such the Task Force petitioned the FCC to allocate the UHF 608 MHz to 614 MHz band, currently reserved for radio astronomy, for medical use on a primary basis. In June 2000 the FCC approved this new rule which recommends that hospitals and independent health care networks evaluate whether or not their medical telemetry systems are at risk and take appropriate measures to reduce that risk. The FCC also recommends that the best way to accomplish this is to use telemetry systems operating in the new WMTS frequency bands. We have spent considerable amounts on research and development of this new product. If hospitals and independent health care networks decide not to move their wireless telemetry systems to the new band, this could have a material adverse effect on our business, operating results and financial condition. In addition, development of RF transmitter and receiver products is expensive and is diverting research and development resources from other projects resulting in higher costs and delayed projects. Any resulting competitive advantage of our competitors and any additional development costs associated with expanding our UHF RF product offerings could have a material adverse effect on our business, operating results and financial condition. Additionally, future regulatory changes could significantly affect our operations by diverting our development efforts, making current products obsolete or increasing the opportunity for additional competition, which could have a material adverse effect on our business, operating results and financial condition.

   Customer Concentration. Our OEM product sales, which represented approximately, 57.9%, 68.6%, and 52.2% of our total net revenues in 1998, 1999 and 2000, respectively, have historically been to a small number of OEM customers. In 1998, Quinton Instrument Company ("Quinton") and Datascope Corporation ("Datascope") accounted for approximately 19.7% and 22.6%, respectively, of our total revenues. In 1999, Quinton and Datascope accounted for approximately 24.0% and 34.0%, respectively. In 2000, Quinton and Datascope accounted for approximately 13.9% and 27.7% respectively. The loss of, or a reduction in sales to, either of these customers would have a material adverse effect on our business, operating results and financial condition.

   Fluctuations in Quarterly Results. Our quarterly operating results have fluctuated in the past and may fluctuate significantly from quarter to quarter in the future as a result of a number of factors, including, but not limited to, the size and timing of orders; the length of the sales cycle; our success in expanding our sales and marketing programs and the effects of changes in sales force alignment; the ability of our customers to obtain budget allocations for the purchase of our products; changes in pricing policies or price reductions by us or our competitors; mix of sales between Enterprise-wide Monitoring Systems and OEM products; the timing of new product announcements and introductions by us or our competitors; deferrals of customer orders in anticipation of new products or product enhancements; our ability to develop, introduce and market new products and product enhancements; market acceptance of new products or product enhancements; our ability to control costs; the availability of components; costs associated with responding to software "bugs" or errors; regulatory compliance and timing of regulatory clearances; changes in government regulations and other regulatory developments; and general economic factors.

   Our products are generally shipped as orders are received and, accordingly, we have historically operated with limited backlog. As a result, sales in any quarter are dependent on orders booked and shipped in that quarter and are not predictable with any degree of certainty. Further, a large percentage of any quarter's shipments have historically been booked in the last weeks of the quarter. In addition, a significant portion of our expenses is relatively fixed, and the amount and timing of increases in such expenses are based in large part on our expectations for future revenues. If revenues are below expectations in any given quarter, the adverse effect may be magnified by our inability to maintain gross margins and to decrease spending to compensate for the revenue shortfall. This dynamic has contributed to our net losses in the past. Further, we have sometimes experienced seasonal variations in operating results, with sales in the first quarter being lower than in the preceding fourth quarter due to customer budget cycles and sales remaining relatively flat during the third quarter.

   Transfer of Securities from the Nasdaq National Market to the Nasdaq SmallCap Market and Possible Delisting of Securities from the Nasdaq Small Cap Market. Our common stock was traded on the Nasdaq National Market from the date of our initial public offering until September 27, 1999. On September 28, 1999, trading was moved to the Nasdaq Small Cap Market because the Company did not meet the National Market continued listing requirement that the market value of publicly held shares must be at least $5 million. The Nasdaq Small Cap Market's continued listing standards require the Company to have (i) at least 500,000 shares publicly held; (ii) a market value of publicly held shares of at least $1 million; (iii) net tangible assets of at least $2 million; (iv) at least 300 shareholders of round lots; (v) at least two market makers, and (vi) a minimum bid price of at least $1 per share. If we fail to comply with these listing standards, trading of our common stock on the Nasdaq Small Cap Market could be terminated, which could adversely affect the ability or willingness of investors to purchase our securities and therefore would severely adversely affect the market liquidity for our securities.

   Lengthy Sales Cycle. The decision by a healthcare provider to replace or substantially upgrade its clinical information systems typically involves a major commitment of capital and an extended review and approval process, and this review and approval process is becoming more complex, more financially oriented and increasingly subject to overall integration into the hospital's information systems planning. The sales cycle for our Enterprise-wide Monitoring Systems has typically been nine to eighteen months from initial contact to receipt of a purchase order. During this period, we expend substantial time, effort and funds preparing a contract proposal and negotiating a purchase order without any guarantee that we will complete the transaction. Any significant or ongoing failure to reach definitive agreements with customers has in the past and may in the future have a material adverse effect on our business, operating results and financial condition.

   Competition. Our Enterprise-wide Monitoring Systems compete with systems offered by a number of competitors, including Agilent, SpaceLabs, Inc. and GE Marquette Medical Systems, Inc., all of which have significantly greater financial, technical, research and development and marketing resources than those available to us. In addition, many of these competitors have longstanding relationships with acute care hospitals and IHDNs. There can be no assurance that we will be able to sell to such hospitals or IHDNs or that we will be able to compete successfully with such vendors and any inability to do so could have a material adverse effect on our business, operating results and financial condition. While we are not aware of any competitive open system multi-parameter Enterprise-wide Monitoring Systems currently available, our OpenNet applications may face significant competition in the future from HCIS providers, patient monitoring companies, life support device companies and general purpose data network providers. Such potential competitors may elect to enter this market and compete with us using significantly greater financial, technical, research and development and marketing resources than are available to us. In addition, our success in selling our multi-parameter OpenNet networks to hospitals and IHDNs will depend to a large extent on our ability to interface with patient monitoring and life support devices of other vendors. Any action on the part of such other vendors to make such interfacing more difficult or impossible could have a material adverse effect on our business, operating results and financial condition. The market for our OEM products is also intensely competitive. We sell to a range of patient monitoring and life support device companies, many which have significantly greater financial, technical, research and development and marketing resources than those available to the Company. There can be no assurance that current OEM customers will not elect to design and manufacture patient monitoring and system components currently supplied by us or elect to contract with other OEM suppliers. Any such election by one or more of such companies could have a material adverse effect on our business, operating results and financial condition.

   In addition, we may in the future elect to incorporate in our OEM products the hardware and software for larger networks and expand the number of OEM customers with the hardware and software required for real-time redistribution of information to remote viewing stations for use in specialty departments of hospitals for which our OEM customers design and sell their products. Although we believe that our OEM customers would not compete with our Enterprise-wide Monitoring Systems because the Enterprise-wide Monitoring Systems are sold to hospitals and IHDNs who elect to install larger, more dispersed systems, we could face competition with our OEM customers to the extent hospitals forego purchasing our facility-wide Enterprise-wide Monitoring Systems for the smaller departmental systems of our OEM customers.

   Technological Change; Need to Develop New Products. Many aspects of the medical equipment industry are undergoing rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. Historically, we derived substantially all of our revenue from sales of our Enterprise-wide Monitoring Systems and OEM products. We believe that, as the market for these products matures, our future success will depend upon our ability to develop and introduce on a timely basis new products and product enhancements that keep pace with technological developments and that address the increasingly sophisticated needs of acute care hospitals and IHDNs. In addition, the introduction of competing products embodying new technologies and the emergence of new industry standards could render our existing products unmarketable or obsolete. If we are unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or customer requirements, or if our new products or product enhancements, such as SiteLink, do not achieve market acceptance, our business, operating results and financial condition will be materially adversely affected.

   Uncertainty and Consolidation in Healthcare Industry. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many healthcare providers are consolidating to create larger hospitals and IHDNs. This consolidation reduces the number of potential customers for our products, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for our products. These larger hospitals and IHDNs may concentrate their purchases on a small number of preferred vendors with whom they have had longstanding relationships. There can be no assurance that we will be able to sell to such hospitals or IHDNs or that we will be able to compete successfully with such vendors. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on our business, operating results and financial condition.

   Government Regulation. The manufacturing, marketing and sales of medical devices, including our products, are subject to extensive regulation by numerous governmental authorities. In the United States, our products are subject to regulation by the FDA. We have received clearance from the FDA to market our current products through the 510(k) pre-market notification process. There can be no assurance that a similar 510(k) clearance for any future product or enhancement of an existing product will be granted or that the process will not be lengthy. If we cannot establish that a product is "substantially equivalent" to certain legally marketed devices, or if FDA regulatory changes currently under consideration with respect to arrhythmia software are adopted, the 510(k) clearance procedure will be unavailable and we will be required to utilize the longer and more expensive pre-market approval ("PMA") process. Failure to receive or delays in receipt of FDA clearances or approvals, including the need for extensive clinical trials or additional data as a prerequisite to clearance or approval, could have a material adverse effect on our business, operating results and financial condition. Sales of medical devices and components outside of the United States are subject to international regulatory requirements that vary from country to country.

   Our radio frequency transmitter devices are subject to regulation by the Federal Communication Commission ("FCC"), and applicable approvals must be obtained before shipment of those products. We believe that all of our products designated for sale in the United States meet applicable FCC regulations, including FCC regulations pertaining to electromagnetic emissions. The FCC approval process starts with the collection of test data that demonstrates that a product meets the requirements stated in the FCC's regulations. This data is then included as part of a report and application that is submitted to the FCC requesting approval. The FCC may grant approval, request additional information, or withhold approval. Any failure of our products to conform to governmental regulations or any delay in obtaining, or failure to obtain, required FCC approvals in the future, if any, could cause the delay or loss of sales of our products and therefore have a material adverse effect on our business, financial condition and result of operations.

   Limited Intellectual Property Protection. We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. We seek to protect our software, circuitry documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure that our protective measures for proprietary rights will be adequate or that our competitors will not independently develop similar or superior technology, duplicate our products or otherwise circumvent our intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by us with respect to current or future products or proprietary rights. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, delay or prevent product shipments or require us to enter into costly royalty or licensing agreements. The impact of any of these developments could have a material adverse effect on our business, operating results and financial condition.

   Risk of Product Liability Claims. Certain of our products provide applications that relate to patient physiological status or other clinically critical information. Any failure by our products to provide accurate and timely information could result in product liability and warranty claims against us by our customers or their patients. We maintain insurance against claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage or outside the scope of our insurance coverage could have a material adverse effect on our business, operating results and financial condition. Even unsuccessful claims could result in the expenditure of funds in litigation and diversion of management time and resources.

   Dependence on Sole Source Components; Component, Assembly & Systems Obsolescence. Certain of our products utilize components that are available in the short term only from a single or a limited number of sources, have been available only on an allocation basis in the past and could be in scarce supply again in the future. Any inability to obtain components in the amounts needed on a timely basis or at commercially reasonable prices could result in delays in product introductions, interruption in product shipments or increases in product costs, which could have a material adverse effect on our business, operating results and financial condition until alternative sources could be developed or design and manufacturing changes could be completed. In addition, from time to time, certain components, subassemblies and systems used by us are discontinued by manufacturers, requiring us to replace the components, subassembly or system with an equivalent product, or if no such equivalent can be identified, to modify and re-validate the product design. Any inability to obtain such components on a timely basis or at commercially reasonable prices or to redesign the product in a timely manner could have a material adverse effect on our business, operating results and financial condition until alternative sources could be developed or design and manufacturing changes could be completed.

   Risks Associated With Recent Management Changes. In recent years, we have had a number of changes in our management team. These changes included our Chief Executive Officer in 1997, Vice President, Research and Development in 1998, Vice President, Sales and Chief Financial Officer in 1999, and Vice President, Sales in 2000. These management changes have caused disruptions in our day-to-day operations, have interrupted continuity in customer relationships and have created delays in sales cycles and product release schedules. Although we believe that our existing senior management will be successful in improving our business, operating results and financial condition, there can be no assurance that such changes will not have a material adverse effect on our business, operating results and financial condition in future periods.

   Dependence on Key Personnel. Our success depends to a large extent on our ability to attract and retain key personnel. The loss of the services, either temporarily or permanently, of any of the members of senior management or other key employees, particularly in sales and marketing and research and development, could have a material adverse effect on our business, operating results and financial condition. In addition, our future success depends to a large extent on our ability to attract and retain additional key management, sales and marketing and research and development personnel. Competition for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

   Volatility of Stock Price. Due to all of the foregoing factors, it is likely that without advance warning or notice, in some future quarter our operating results will be below the expectations of market analysts and investors. This may cause the market price of our common stock to fall. These risks are impossible to fully determine at present, and should be considered in evaluating our financial prospects and future growth.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Our current policy is to not use derivative financial instruments. We do not currently have any significant foreign currency exposure because we do not transact business in foreign currencies. Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investments, if any, and on the increase or decrease in the amount of interest expense we must pay on our outstanding debt obligations. However, the risk associated with fluctuating interest expense is limited to the exposure related to those debt obligations and credit facilities that are tied to market rates. We do not believe that this risk is material.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

Item                                                                       Page
----                                                                       ----
Independent Auditors' Report.............................................  F-27

Balance Sheets at December 31, 1999 and 2000.............................  F-28

Statements of Operations for the Years Ended December 31, 1998, 1999 and
 2000....................................................................  F-29

Statements of Stockholders' Equity for the Years Ended December 31, 1998,
 1999 and 2000...........................................................  F-30

Statements of Cash Flows for the Years Ended December 31, 1998, 1999 and
 2000....................................................................  F-31

Notes to Financial Statements............................................  F-32

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of VitalCom Inc.,

   We have audited the accompanying balance sheets of VitalCom Inc. (the Company) as of December 31, 1999 and 2000 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in Item 14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of VitalCom Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          Deloitte & Touche LLP

Costa Mesa, California
February 10, 2001
(Except for Note 10, for which the date is March 12, 2001)

                                 VITALCOM INC.

                                 BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1999          2000
                                                    ------------  ------------
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents ....................... $  7,107,420  $  3,657,100
  Restricted cash .................................          --      2,500,000
  Short-term investments ..........................    5,273,037           --
  Accounts receivable, net of allowance for
   doubtful accounts and returns of $346,079 and
   $248,551 in 1999 and 2000, respectively ........    2,309,392     3,828,821
  Inventories (Note 2) ............................    1,504,952     1,644,181
  Prepaid expenses ................................      530,833       134,396
                                                    ------------  ------------
    Total current assets ..........................   16,725,634    11,764,498
Property:
  Machinery and equipment .........................    1,560,013     1,777,578
  Office furniture and computer equipment .........    2,558,815     2,266,527
  Leasehold improvements ..........................      181,778       200,419
                                                    ------------  ------------
                                                       4,300,606     4,244,524
  Less accumulated amortization and depreciation ..   (2,831,090)   (2,536,061)
                                                    ------------  ------------
    Property, net .................................    1,469,516     1,708,463
Other assets ......................................       68,237        75,872
Goodwill, net (Note 1) ............................      423,025       390,485
                                                    ------------  ------------
Total assets ...................................... $ 18,686,412  $ 13,939,318
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
  Accounts payable ................................ $    508,322  $  1,609,559
  Accrued payroll and related costs ...............      959,862       999,488
  Accrued warranty costs ..........................      516,297       532,898
  Accrued liabilities (Note 7) ....................      568,336       573,395
  Current portion of capital lease obligations ....       28,796           --
                                                    ------------  ------------
    Total current liabilities .....................    2,581,613     3,715,340

Commitments and contingencies (Note 4)

Stockholders' equity (Notes 6 and 8):
  Common stock, including paid-in-capital, $0.0001
   par value; 25,000,000 shares authorized;
   8,462,453 shares issued and 8,098,903 shares
   outstanding at December 31, 2000; 8,281,112
   shares issued and
   7,917,563 shares outstanding at December 31,
    1999 ..........................................   37,665,468    38,160,751
  Note receivable for common stock sales ..........      (30,590)      (30,590)
  Treasury stock, at cost .........................     (740,154)     (740,154)
  Accumulated deficit .............................  (20,789,925)  (27,166,029)
                                                    ------------  ------------
    Total stockholders' equity ....................   16,104,799    10,223,978
                                                    ------------  ------------
Total liabilities and stockholders' equity ........ $ 18,686,412  $ 13,939,318
                                                    ============  ============

                       See notes to financial statements.

                                 VITALCOM INC.

                            STATEMENTS OF OPERATIONS

                                            Years ended December 31,
                                     ----------------------------------------
                                         1998          1999          2000
                                     ------------  ------------  ------------
Revenues ........................... $ 20,858,926  $ 16,289,617  $ 17,202,482
Cost of revenues ...................    9,561,471     7,588,487     8,513,194
                                     ------------  ------------  ------------
Gross profit .......................   11,297,455     8,701,130     8,689,288
Operating expenses:
  Sales and marketing ..............    6,793,879     6,128,233     6,061,432
  Research and development .........    4,697,750     5,729,148     7,220,144
  General and administrative .......    2,158,558     2,357,687     2,227,032
                                     ------------  ------------  ------------
    Total operating expenses .......   13,650,187    14,215,068    15,508,608
                                     ------------  ------------  ------------
Operating loss .....................   (2,352,732)   (5,513,938)   (6,819,320)
Other income, net ..................      889,621       758,555       479,216
                                     ------------  ------------  ------------
Loss before provision for income
 taxes .............................   (1,463,111)   (4,755,383)   (6,340,104)
Provision for income taxes .........       25,200        36,000        36,000
                                     ------------  ------------  ------------
Net loss ........................... $ (1,488,311) $ (4,791,383) $ (6,376,104)
                                     ============  ============  ============
Net loss per basic and diluted
 common share ......................      $ (0.18)      $ (0.60)      $ (0.79)
                                     ============  ============  ============
Weighted average basic and diluted
 common shares .....................    8,148,085     8,045,998     8,020,263
                                     ============  ============  ============





                       See notes to financial statements.

                                 VITALCOM INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              For the Years Ended December 31, 1998, 1999 and 2000

                              Common Stock          Treasury Stock     Note Receivable                  Total
                          ----------------------  -------------------    For Common    Accumulated   Stockholders
                           Shares      Amount      Shares    Amount      Stock Sales     Deficit        Equity
                          ---------  -----------  --------  ---------  --------------- ------------  ------------
Balances, January 1,
 1998...................  8,038,547  $37,226,125                          $(194,960)   $(14,510,231) $22,520,934
Stock options
 exercised..............     28,250       24,549                                                          24,549
Note receivable for
 common stock sales.....     10,000       30,600                            (30,600)
Cash collections on note
 receivable.............                                                         10                           10
Cancellation of note
 receivable for common
 stock..................    (40,000)    (194,960)                           194,960
Stock issued pursuant to
 employee stock purchase
 plan...................     52,703      145,264                                                         145,264
Stock issued pursuant to
 401(k) plan employer
 match..................     73,471      259,985   259,985
Net loss................                                                                 (1,488,311)  (1,488,311)
                          ---------  -----------  --------  ---------     ---------    ------------  -----------
Balances, December 31,
 1998...................  8,162,971   37,491,563                            (30,590)    (15,998,542)  21,462,431
Stock options
 exercised..............     16,750       14,639                                                          14,639
Acquisition of treasury
 stock..................                          (363,550)  (740,154)                                  (740,154)
Stock issued pursuant to
 employee stock purchase
 plan...................     74,334       88,240                                                          88,240
Stock issued pursuant to
 401(k) plan employer
 match..................     27,057       71,026                                                          71,026
Net loss................                                                                 (4,791,383)  (4,791,383)
                          ---------  -----------  --------  ---------     ---------    ------------  -----------
Balances, December 31,
 1999...................  8,281,112   37,665,468  (363,550)  (740,154)      (30,590)    (20,789,925)  16,104,799
Stock options
 exercised..............    101,320      336,489                                                         336,489
Compensation costs
 related to stock
 options issued to non-
 employee...............                  33,760                                                          33,760
Stock issued pursuant to
 employee stock purchase
 plan...................     80,021      125,034                                                         125,034
Net loss................                                                                 (6,376,104)  (6,376,104)
                          ---------  -----------  --------  ---------     ---------    ------------  -----------
Balances, December 31,
 2000...................  8,462,453  $38,160,751  (363,550) $(740,154)    $ (30,590)   $(27,166,029) $10,223,978
                          =========  ===========  ========  =========     =========    ============  ===========


                       See notes to financial statements.

                                 VITALCOM INC.

                            STATEMENTS OF CASH FLOWS

                                               Years Ended December 31,
                                          -------------------------------------
                                             1998         1999         2000
                                          -----------  -----------  -----------
Cash flows used in operating activities:
  Net loss..............................  $(1,488,311) $(4,791,383) $(6,376,104)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
    Depreciation and amortization.......      735,338      693,027      681,239
    Provision for doubtful accounts and
     sales returns......................       79,934       (4,068)     (97,529)
    Common stock contribution to 401(k)
     plan...............................      259,985       71,026          --
    Compensation costs related to stock
     options to non-employee............          --           --        33,760
    Loss on disposal of property........        1,311        7,004       38,352
  Changes in operating assets and
   liabilities:
    Accounts receivable.................     (842,163)   2,309,971   (1,421,900)
    Inventories.........................      420,600     (113,053)    (139,229)
    Prepaid expenses....................      128,815     (390,186)     396,437
    Other assets........................      (81,959)      65,657       (7,635)
    Accounts payable....................     (155,757)      78,335    1,101,237
    Accrued payroll and related costs...     (393,168)     154,975       39,626
    Accrued warranty costs..............     (210,797)    (241,151)      16,601
    Accrued liabilities.................     (642,420)    (142,919)       5,059
                                          -----------  -----------  -----------
    Net cash used in operating
     activities.........................   (2,188,592)  (2,302,765)  (5,730,086)
Cash flows from investing activities:
  Purchases of property and equipment...     (283,494)    (481,780)    (925,998)
  Proceeds from sale of short-term
   investments..........................      630,787       96,176    5,273,037
  Increase in restricted cash...........          --           --    (2,500,000)
                                          -----------  -----------  -----------
    Net cash provided by (used in)
     investing activities...............      347,293     (385,604)   1,847,039
Cash flows from financing activities:
  Repayment of capital lease
   obligation...........................      (24,874)     (27,746)     (28,796)
  Cash collections on note receivable...           10          --           --
  Net proceeds from issuance of common
   stock................................      169,813      102,879      461,523
  Acquisition of treasury stock.........          --      (740,154)         --
                                          -----------  -----------  -----------
    Net cash provided by (used in)
     financing activities...............      144,949     (665,021)     432,727
Net decrease in cash and cash
 equivalents............................   (1,696,350)  (3,353,390)  (3,450,320)
Cash and cash equivalents, beginning of
 year...................................   12,157,160   10,460,810    7,107,420
                                          -----------  -----------  -----------
Cash and cash equivalents, end of year..  $10,460,810  $ 7,107,420  $ 3,657,100
                                          ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
  Interest paid.........................  $    12,136  $     4,182  $    19,293
                                          ===========  ===========  ===========
  Income taxes paid.....................  $    19,861  $    26,365  $    25,172
                                          ===========  ===========  ===========
Supplemental schedule of noncash
 transactions:
  Notes receivable for stock sales......  $    30,600
  Cancellation of note receivable for
   stock................................  $   194,460

                       See notes to financial statements.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   General and Nature of Operations--VitalCom Inc. (the Company) provides computer networks and related communications products that acquire, interpret and distribute real-time patient monitoring information. The Company's computer and radio networks acquire physiological data generated by its own proprietary ECG monitors and other manufacturers' bedside equipment located throughout a healthcare facility. The Company's products are sold through a direct sales force to acute care hospitals and integrated healthcare delivery networks ("IHDNs") and on an Original Equipment Manufacturer ("OEM") basis to patient monitoring equipment manufacturers primarily located in the United States.

   Management's Plans--For the year ended December 31, 2000, the Company incurred a net loss of $6,376,104 and experienced a significant decrease in working capital. The Company's cost structure and operating results were negatively impacted by both continued increases in research and development expenses and the delay in the release of its Patient Net Wireless Network (Patient Net) product. The Patient Net product was released during the third quarter of 2000. The Company believes that the release of its Patient Net product will enable the Company to improve its operating performance during fiscal 2001. The Company plans to significantly reduce research and development expenses in fiscal 2001, and is presently re-negotiating the terms of its line of credit arrangement to release the restriction on cash. However, if management is unable to execute its business plan, the Company may need to obtain additional financing or restructure its operations. The Company believes that existing cash resources, cash flows from operations and line of credit facility will be sufficient to fund the Company's operations for at least the next twelve months.

   Fair Value of Financial Instruments--The Company's balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities. The Company considers the carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities in the financial statements to approximate fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization.

   Cash Equivalents--Cash equivalents include highly liquid investments purchased with an original maturity date of three months or less. At December 31, 2000, the Company's cash equivalents were held primarily with two financial institutions.

   Restricted Cash--The Company has $2,500,000 in restricted cash included in a money market account pursuant to a secured lending arrangement with Silicon Valley Bank (Note 3).

   Short-Term Investments--The Company's short-term investments are classified as available for sale. The Company's short-term investments consist of commercial paper, money market funds and debt securities. Investments classified as available for sale are required to be recorded at fair value and any temporary difference between an investment's cost and its fair value is recorded as a separate component of stockholders' equity. As of December 31, 1999, the fair value of investments approximates investment cost. On
December 31, 2000, the company had no short-term investments.

   Inventories--Inventories are stated at the lower of FIFO cost or market. The Company periodically reviews inventory quantities on hand and provides for excess and obsolete inventory based primarily on current production requirements and forecasted product demand.

   Property--Property is stated at cost. Depreciation is provided using the straight-line method and the double declining balance method over the estimated useful lives of the related assets, generally three to eight years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the related improvements or the related lease term.

                                 VITALCOM INC.

   Long-Lived Assets--The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed. The Company periodically reviews the carrying value of long-lived assets based on an undiscounted cash flow analysis to determine whether or not impairment to such value has occurred and has determined that there was no impairment at December 31, 2000.

   Goodwill--Goodwill represents the excess purchase cost over the net assets acquired and is amortized over 20 years using the straight-line method. The Company periodically evaluates the recoverability of goodwill based on an undiscounted cash flow analysis related to its product sales and has determined that there was no impairment of goodwill at December 31, 2000.

   Revenue Recognition--Revenues from both Enterprise-Wide Monitoring Systems and OEM products, which consist of both hardware and software, are recognized in accordance with Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, which was later amended in part by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Recognition (SOP 98-4). As of April 1, 1998, the Company adopted SOP 97-2, as amended by SOP 98-4. SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supercedes the guidance contained in SOP 91-1, which the Company had previously been following. The Company generates a portion of its revenues from licensing rights to use its software products directly to end-users. The Company also generates revenues from sales of hardware and third party software, and implementation, training, and post contract support (maintenance) services performed for customers who license its products. A typical system contract contains multiple elements of two or more of the above items. In accordance with SOP 97-2, revenue is allocated to each element of the contract based on vendor specific evidence of each element's fair market value. Provided the fees are fixed and determinable and collection is considered probable, revenue from licensing rights and sales of hardware and third party software is recognized upon shipment. Revenue from implementation, training and software customization services is recognized as the corresponding services are performed. Maintenance revenue is recognized ratably over the contractual maintenance period.

   Warranties--The Company offers warranties of various lengths depending on the product and negotiated terms of purchase agreements with its customers. An estimate for warranty related costs based on historical experience are recorded at the time of sale.

   Software Development Costs--Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized as of December 31, 1999 or 2000.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 (SFAS No. 109), Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

                                 VITALCOM INC.

   Loss Per Share--Basic and diluted loss per share (EPS) is computed using the weighted average number of common shares outstanding. Common stock equivalents were excluded from the calculation of diluted EPS because their effect was antidilutive.

   Comprehensive Loss--In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. SFAS 130 establishes standards for the reporting and disclosure of comprehensive income (revenues, expenses, gains and losses) in a full set of general purpose financial statements. For the years ended December 31, 1998, 1999, and 2000 there was no difference between comprehensive loss and net loss as reported in the Company's financial statements.

   Recent Accounting Pronouncements--Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 effective January 1, 2001. The adoption of SFAS 133 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

   In December 1999, Staff Accounting Bulletin No. 101 (SAB 101) was issued to provide the Security and Exchange Commission's view in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company has adopted this statement during the fourth quarter of the year ended December 31, 2000. The adoption of SAB 101 did not have a material impact on the Company's results of operations.

   In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation. FIN 44 is an interpretation of Accounting Principal Board's Opinion No. 25 Accounting for Stock Issued to Employees (APB 25). Among other matters, FIN 44 clarifies the application of APB 25 regarding the definition of employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as non compensatory and the accounting consequences of modifications to the terms of a previously issued stock options or similar awards. The Company adopted the provisions of FIN 44 in the third quarter of fiscal 2000. The adoption of FIN 44 did not have a material impact on the Company's results of operations.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain Risks and Concentrations.

   Customer Concentrations--The Company's OEM revenues, which represented 57.9%, 68.6% and 52.2% of the Company's total revenues in 1998, 1999 and 2000 respectively, have historically been concentrated in a small number of OEM customers. Approximately 46.0%, 60.9%, and 45.1% of 1998, 1999 and 2000 total revenues, respectively, were to three customers. Accounts receivable from these three customers accounted for 52.0%, 71.5%, and 58.7% of the Company's total accounts receivable at December 31, 1998, 1999, and 2000, respectively. The Company performs limited credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The loss of or a reduction in sales to, any such OEM customers would have a material adverse effect on the Company's business, operating results and financial

                                 VITALCOM INC.

condition. Further, sales of the Company's OEM products are dependent to a large extent upon the Company's OEM customers selling patient monitoring devices that include the Company's OEM products as necessary components. Any inability of such OEM customers to sell such systems, or any election by such OEM customers not to include the Company's products as components therein, could have a material adverse effect on the Company's business, operating results and financial condition.

   Supplier Concentration--Certain of the Company's products utilize components that are available in the short term only from a single or a limited number of sources. Certain of these components, such as semiconductor devices, have been available only on an allocation basis in the past and could be in scarce supply again in the future. Any inability to obtain components in the amounts needed on a timely basis or at commercially reasonable prices could result in delays in product introductions or interruption in product shipments or increases in product costs, which could have a material adverse effect on the Company's business, operating results and financial condition until alternative sources could be developed or design and manufacturing changes could be completed. Any such design or manufacturing changes or increased costs could result in delayed shipments and significant expenses in a particular quarter and therefore could materially adversely affect operating results for any such quarter or other period.

   Reclassifications--Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

2. INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of the following at December 31:

                                                              1999       2000
                                                           ---------- ----------
   Raw materials ......................................... $  903,294 $1,187,185
   Work-in-process .......................................     20,047     81,514
   Finished goods ........................................    581,611    375,482
                                                           ---------- ----------
                                                           $1,504,952 $1,644,181
                                                           ========== ==========

3. REVOLVING LINE OF CREDIT

   During the year ended December 31, 2000, the Company had a secured lending arrangement (the "Agreement") with Silicon Valley Bank, providing for a $5.0 million revolving line of credit agreement bearing interest at the bank's prime (9.5% at December 31, 2000) plus 0.5%. The bank does not have a security interest in any of the Company's assets until the Company is borrowing under the line of credit. In March 2001, the Company and the bank entered into a letter of commitment to extend the Agreement for 60 days. The extension to the Agreement included restrictive financial covenants that required the Company to maintain minimum liquidity levels, a $2.5 million restriction on cash and total liabilities to tangible net worth ratios, as well as specified annual and quarterly net loss (after taxes) amounts. At December 31, 2000, there were no borrowings outstanding under the Agreement and the Company was in compliance with all covenants under the agreement, except for a profitability covenant for which they have received a waiver. The Company has $5.0 million of cash availability under the extended terms of the Agreement.

4. COMMITMENTS AND CONTINGENCIES

   The Company leases its facilities and certain equipment under non-cancelable operating leases expiring at various dates through 2005.

                                 VITALCOM INC.

   Future minimum lease payments under noncancelable operating leases are as follows:

                                                                      Operating
                                                                        Lease
                                                                      ----------
   Year ending December 31:
     2001............................................................ $  473,418
     2002............................................................    615,312
     2003............................................................    610,618
     2004............................................................    621,588
     2005............................................................    310,794
     Thereafter......................................................        --
                                                                      ----------
                                                                      $2,631,730
                                                                      ==========

   The Company's rent expense was $349,832, $375,543, and $492,898 for the years ended December 31, 1998, 1999 and 2000, respectively.

   The Company, in the normal course of business, is subject to various legal matters. Although it is too early to determine the ultimate outcome, in the opinion of management, the resolution of these matters will not have a material adverse effect on the financial statements of the Company.

5. SEGMENT REPORTING

   Utilizing the management approach, the Company has broken down its business based upon sales through its two distribution channels. The Company does not allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only net sales, cost of sales and gross profit.

   Selected information regarding the Company's product sectors is as follows:

                                                        Enterprise-
                                                           Wide
                                                OEM     Monitoring
                                             Products    Products      Total
                                            ----------- ----------- -----------
   Year ended December 31, 1998
     Net Sales............................. $12,071,380 $8,787,546  $20,858,926
     Cost of Sales.........................   6,052,828  3,508,643    9,561,471
                                            ----------- ----------  -----------
     Gross Profit ......................... $ 6,018,552 $5,278,903  $11,297,455
                                            =========== ==========  ===========
   Year ended December 31, 1999
     Net Sales............................. $11,144,445 $5,145,172  $16,289,617
     Cost of Sales.........................   5,545,323  2,043,164    7,588,487
                                            ----------- ----------  -----------
     Gross Profit ......................... $ 5,599,122 $3,102,008  $ 8,701,130
                                            =========== ==========  ===========
   Year ended December 31, 2000
     Net Sales............................. $ 8,980,769 $8,221,713  $17,202,482
     Cost of Sales.........................   4,539,826  3,973,368    8,513,194
                                            ----------- ----------  -----------
     Gross Profit ......................... $ 4,440,943 $4,248,345  $ 8,689,288
                                            =========== ==========  ===========

                                 VITALCOM INC.

6. STOCKHOLDERS' EQUITY

   During the year ended December 31, 1998, the Company issued 52,703 shares of its common stock under its Employee Stock Purchase Plan for net proceeds of $145,264; 73,471 shares of its common stock issued under the VitalCom Employee Stock 401(k) and Profit Sharing Plan for the employer match valued at $259,985 and 28,250 shares of its common stock for exercises of stock options under the 1993 Stock Option Plan for net proceeds of $24,549. During the year ended December 31, 1998, the Company also cancelled 40,000 shares of its common stock that were issued during 1997 under interest bearing, non-recourse notes for $194,960. The cancellations were due to the purchasers' forfeiting their right to purchase the shares. In addition, the Company also issued 10,000 shares of its common stock, under an interest-bearing, nonrecourse note in the amount of $30,600 and received net proceeds of $10 during 1998.

   During the year ended December 31, 1999, the Company issued 74,334 shares of its common stock under its Employee Stock Purchase Plan for net proceeds of $88,240; 27,057 shares of its common stock issued under the VitalCom Employee Stock 401(k) and Profit Sharing Plan for the employer match valued at $71,026 and 16,750 shares of its common stock for exercises of stock options under the 1993 Stock Option Plan for net proceeds of $14,639.

   In April 1999, the Company implemented a stock repurchase program whereby up to 800,000 shares of its Common Stock could be purchased in the open market from time to time. In October 1999 the Company terminated its stock repurchase program. The Company repurchased 363,550 shares of Common Stock at a total aggregate price of $740,154.

   During the year ended December 31, 2000, the Company issued 80,021 shares of its common stock under its Employee Stock Purchase Plan for net proceeds of $125,034 and 101,320 shares of its common stock for exercises of stock options under its 1993 and 1996 Stock Option Plans for net proceeds of $336,489. The Company also recorded compensation cost of $33,760 for stock options granted to a non-employee in exchange for services performed. This cost was calculated using the Black Scholes-option-pricing model using the following assumptions; expected volatility of 247%, risk free interest rate of 6%, no dividend yield and expected life of 10 years.

7. 401(k) AND PROFIT SHARING PLAN

   The Company has a 401(k) and Profit Sharing Plan (Plan) which covers substantially all of its employees. Effective July 1, 1993, the Company amended its profit-sharing plan to include a 401(k) provision. The 401(k) provisions in the Plan allow eligible employees to contribute up to 15% of their income on a tax-deferred basis, subject to IRS discrimination and maximum dollar deferral rules. The Company, at its sole election, may make matching contributions to the Plan. The Board of Directors approved a discretionary employer matching contribution of $0.50 for each $1.00 the employee contributes on the first 12% of compensation deposited as elective contributions, subject to 401(k) Plan limitations and IRS regulations, for calendar years 1998, 1999, and 2000. The Company's matching contributions vest to employees at 25% per year for each full year of continuous service. The Company's 401(k) matching expense was $356,006, $336,116, and $303,265 for the years ended December 31, 1998, 1999 and 2000, respectively. For the year ended December 31, 2000 the Company's employer matching contribution was made in the Company's treasury stock after the end of 2000. For the year ended December 31, 1999 the Company's employer matching contribution was made in cash. For the year ended December 31, 1998 the Company's employer matching contribution was made in the Company's common stock at the end of each calendar quarter (Note 6).

   The 401(k) and Profit Sharing Plan provides for an annual discretionary contribution to a self-directed employee trust in an amount to be determined by the Board of Directors, but limited to the amount allowable

                                 VITALCOM INC.

for income tax purposes. The Company's discretionary contributions vest to the employees at 10% per year for the first four years and 20% per year for years five through seven for each full year of continuous service, and are allocated based on employee compensation. The Company had no profit-sharing expense for the years ended December 31, 1998, 1999 and 2000.

8. STOCK BASED COMPENSATION PLANS

   At December 31, 2000 the Company had three stock option plans and an employee stock purchase plan, which are described below. The Company accounts for these plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company has chosen to continue to account for its stock-based compensation plans under APB 25 and provide the expanded disclosures specified in SFAS 123. No compensation expense has been recognized for its stock-based compensation plans.

   Had compensation costs for the stock-based compensation plans been determined for the stock option plans and employee stock purchase plan using the provisions of SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                           1998         1999         2000
                                        -----------  -----------  -----------
   Net loss................ As reported $(1,488,311) $(4,791,383) $(6,376,104)
                            Pro forma    (2,728,095)  (6,253,899)  (7,975,048)

   Net loss per basic and
    diluted share.......... As reported $     (0.18) $     (0.60) $     (0.79)
                            Pro forma   $     (0.33) $     (0.78) $     (0.99)

   For purposes of estimating the compensation cost of the Company's option grants and employee stock purchase plan in accordance with SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in the years 1998, 1999 and 2000, respectively: expected volatility of 80%, 120%, and 247%; risk free interest rates of 6.25% in 1998, 6.33% in 1999, and 6.0% in 2000; no dividend yield; and expected lives of 10 years for the 1993 Stock Option Plan and the 1996 Stock Option Plan.

   In November 1998, the Company's Board of Directors approved a proposal allowing the Company's employees and officers to surrender for cancellation any existing stock option grants and have a new stock option issued for the equivalent number of shares with one half at a new exercise price of $3.00 per share and the other half at a new exercise price of $4.00 per share. The new options vest over the Company's standard four year vesting period, with the vesting period starting six months later than the vesting commencement date of the surrendered option. A total of 447,763 options were cancelled with exercise prices ranging from $4.00 to $6.00 per share.

   The Company has reserved an aggregate of 100,000 shares of Common Stock for issuance under its 1996 Stock Option Plan (the "1996 Plan") to permit employees and consultants to the Company to participate in ownership of the Company. The 1996 Plan was adopted by the Board of Directors in October 1996. The 1996 Plan is administered by a committee consisting of two or more non-employee directors of the Company. Each option agreement includes a provision requiring the optionee to consent to the terms of the 1996 Plan. The Option Plan provides for the grant of nonqualified options.

                                 VITALCOM INC.

   The following table summarizes activity under the 1993 Option Plan and 1996 Option Plan, as amended.

                                                  Weighted             Weighted
                                                  Average   Number of  Average
                         Number of      Price     Exercise   Options   Exercise
                           Shares     Per Share    Price   Exercisable  Price
                         ----------  ------------ -------- ----------- --------
Balance, January 1,
 1998...................  1,674,178  $0.60-$15.75  $4.74     301,692    $5.09
Granted.................  1,642,970   2.63-  4.44   3.66
  Exercised.............    (28,250)  0.60-  1.41   0.87
  Canceled.............. (1,800,801)  1.28-  6.00   4.60
                         ----------
Balance, December 31,
 1998...................  1,488,097   0.60-  4.00   3.46     343,774     3.46
Granted.................    424,040   1.50-  3.00   2.29
  Exercised.............    (16,750)  0.60-  1.28   0.87
  Canceled..............   (215,271)  0.60-  5.72   3.73
                         ----------
Balance, December 31,
 1999...................  1,680,116   0.60-  6.00   3.18     601,094     3.42
Granted.................    352,675   1.63-  2.47   2.13
  Exercised.............   (101,320)  1.50-  4.00   3.32
  Canceled..............   (275,845)  1.50-  6.00   2.74
                         ----------
Balance, December 31,
 2000...................  1,655,626  $0.60-$ 4.75  $3.02     858,449    $3.30
                         ==========

   At December 31, 2000, 770,259 options were available for grant under the 1993 Option Plan and 1996 Option Plan.

   The weighted average fair market value of each option granted under the 1993 Stock Option Plan and the 1996 Stock Option Plan in 1998, 1999 and 2000 was $3.49, $1.81 and $1.97, respectively.

   The following table summarizes information about stock options outstanding under the 1993 Option Plan and the 1996 Option Plan at December 31, 2000:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                                       Remaining  Average              Average
                            Number    Contractual Exercise   Number    Exercise
Range of Exercise Prices  Outstanding    Life      Price   Exercisable  Price
------------------------  ----------- ----------- -------- ----------- --------
$0.60-$2.00..............    366,827   8.4 years   $1.84      84,386    $1.66
$2.38-$2.63..............    140,713   9.6 years    2.46         438     2.63
$3.00-$4.75..............  1,148,086   7.3 years    3.47     773,625     3.48
                           ---------                         -------
                           1,655,626   7.7 years   $3.02     858,449    $3.30
                           =========                         =======

   The Company has reserved an aggregate of 450,000 shares of Common Stock for issuance under its 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP was adopted by the Board of Directors in January 1996 and approved by the Company's stockholders prior to the consummation of the Company's initial public offering in February 1996. The ESPP is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended, and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 10% of their compensation provided that no employee may purchase more than $25,000 worth of stock in any calendar year. The ESPP was implemented by an offering period commencing on February 14, 1996 and ending on the last business day in the period ending October 31, 1996. Each subsequent offering period (an "Offering Period") commences on the day following the end of the prior Offering Period and has a duration of six months. The price of Common Stock purchased under the ESPP is

                                 VITALCOM INC.

85% of the lower of the fair market value of the Common Stock on the first or last day of each offering period. The ESPP will expire in the year 2006. In the years ended December 31, 1998, 1999 and 2000 the Company issued 52,703, 74,334, and 80,021 shares of Common Stock, respectively under the ESPP for $145,264, $88,240, and $125,034, respectively. At December 31, 2000, $24,476 had been withheld from employee earnings for stock purchases under the ESPP.

   The Company has reserved an aggregate of 60,000 shares of Common Stock for issuance under its 1996 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in February 1996. The Director Plan provides for the grant of an option to purchase a number of shares of Common Stock (the "First Option") to be determined by the incumbent Board of Directors to each non-employee director who first becomes a non-employee director after the effective date of the Director Plan. Annually, each outside director shall automatically be granted an option to purchase 4,000 shares (a "Subsequent Option"), provided he or she is then a non-employee director and, as of such date, he or she shall have served on the Board for at least the preceding six months. Each non-employee director will be eligible to receive a Subsequent Option, regardless of whether such non-employee director was eligible to receive a First Option. First Options and each Subsequent Option will have a term of ten years. One-quarter of the shares subject to a First Option will vest one year after their date of grant and an additional one-quarter will vest at the end of each year thereafter, provided that the optionee continues to serve as a director on such dates. Similarly, one-quarter of the shares subject to a Subsequent Option will vest one year after the date of the option grant and an additional one-quarter will vest at the end of each year thereafter, provided that the optionee continues to serve as a director on such date. The exercise prices of the First Option and each Subsequent Option will be 100% of the fair market value per share of the Company's Common Stock on the date of the grant of the option. At December 31, 1998, 1999 and 2000 there were no options outstanding and 60,000 shares were available for issuance.

9. INCOME TAXES

   The Company accounts for income taxes under the provisions of SFAS No. 109-- Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled.

   The provision for income taxes is as follows:

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1999         2000
                                          -----------  -----------  -----------
   Current:
     Federal............................. $       --   $       --   $       --
     State...............................      25,200       36,000       36,000
                                          -----------  -----------  -----------
                                               25,200       36,000       36,000
                                          -----------  -----------  -----------
   Deferred:
     Federal.............................    (804,805)  (1,496,320)  (1,850,117)
     State...............................    (304,624)    (221,938)    (248,039)
                                          -----------  -----------  -----------
                                           (1,109,429)  (1,718,258)  (2,098,156)
                                          -----------  -----------  -----------
   Change in valuation allowance.........   1,109,429    1,718,258    2,098,156
                                          -----------  -----------  -----------
                                          $    25,200  $    36,000  $    36,000
                                          ===========  ===========  ===========

                                 VITALCOM INC.

   A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate (35%) to loss before provision for income taxes is as follows:

                                Year Ended
                               December 31,
                             ---------------------
                             1998    1999    2000
                             -----   -----   -----
   Income tax expense at
    statutory rate.........  (35.0)% (35.0)% (35.0)%
   State tax expense, net
    of federal benefit.....    1.1     0.5     3.5
   Research and development
    credits................    --      --      --
   Change in valuation
    allowance..............   32.5    34.3    29.2
   Other...................    3.1     1.0     2.9
                             -----   -----   -----
                               1.7 %   0.8 %   0.6 %
                             =====   =====   =====

   Deferred tax assets and liabilities at December 31 are as follows:

                                            1998         1999         2000
                                         -----------  -----------  -----------
Current:
  Accrued compensation and related
   costs................................ $   161,281  $   108,255  $   144,020
  Warranty reserves.....................     324,491      259,887      228,294
  Sales returns and bad debt allowance..     127,298      148,260      106,479
  Inventory reserves....................     294,622      272,685      290,833
  Other.................................    (331,465)      69,309       54,675
                                         -----------  -----------  -----------
                                             576,227      858,396      824,301
Long-term:
  Amortization and depreciation.........    (170,558)    (115,200)    (110,637)
  Net operating loss carryforward.......   2,591,947    4,358,387    6,587,997
  Tax credit carryforward...............   1,244,799    1,185,273    1,252,975
  Deferred state taxes and other........         --      (326,183)    (495,808)
                                         -----------  -----------  -----------
                                           3,666,188    5,102,277    7,234,527
                                         -----------  -----------  -----------
  Valuation allowance...................  (4,242,415)  (5,960,673)  (8,058,828)
                                         -----------  -----------  -----------
                                         $       --   $       --   $       --
                                         ===========  ===========  ===========

   As of December 31, 2000, a valuation allowance of $8,058,828 has been provided based upon the Company's assessment of the future realizability of certain deferred tax assets, as it is more likely than not that sufficient taxable income will not be generated to realize these temporary differences.

   At December 31, 2000, the Company had federal and state net operating loss carry forwards of approximately $17,000,000 and $8,000,000, respectively, which begin to expire in the years 2013 and 2002, respectively. At December 31, 2000, the Company had tax credit carry forwards for federal and state purposes of approximately $645,000 and $610,000, respectively, which will begin to expire in the years 2011 and 2012, respectively.

                                 VITALCOM INC.

10. SUBSEQUENT EVENT

   On March 12, 2001, the Company entered into a definitive agreement to merge with a wholly owned subsidiary of Data Critical Corporation, a leading provider of wireless patient monitoring systems. Under the merger agreement, VitalCom will become a wholly owned subsidiary of Data Critical, and VitalCom's shareholders will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock held. This exchange ratio is fixed, and will not be adjusted to reflect any increase or decrease in the market value of the Company's common stock, or any increase or decrease in the market value of Data Critical's common stock, that may occur between the date on which the merger agreement was signed and the effective date of the merger. Consummation of the merger is conditioned on approval by the respective stockholders of both companies, as well as certain other events. However, certain of VitalCom's stockholders, who hold an aggregate of approximately 61% of the Company's outstanding common stock, have entered into voting agreements with Data Critical. Under these voting agreements they have agreed to vote in favor of the proposed merger. These stockholders have also granted Data Critical irrevocable proxies to vote their shares in favor of the merger. The Company believes the proposed merger, if completed, will integrate the technologies of two hospital wireless market leaders and will result in a broader alarm notification and networking portfolio of products for the combined companies and their partners and customers.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

   Set forth below is certain information concerning the members of our Board of Directors:

                                                                    Director
     Name of Director      Age      Position with the Company        Since
     ----------------      ---      -------------------------       --------
 Frank T. Sample..........  55 President, Chief Executive Officer     1997
                                and Chairman of the Board of
                                Directors
 Elizabeth H. Weatherman..  40 Director                               1995
 Jack W. Lasersohn........  48 Director                               1995
 Timothy T. Weglicki......  48 Director                               1995

   Frank T. Sample joined us in October 1997 as our President and Chief Executive Officer and as a member of our Board of Directors. Before joining us, Mr. Sample served as Executive Vice President of IDX Systems Corporation (Nasdaq symbol "IDXC"). From 1990 to July 1997, when PHAMIS, Inc. was merged into IDX, he was President and Chief Executive Officer at PHAMIS, Inc., a provider of patient-centered medical record information systems. Prior to joining PHAMIS, he held executive management positions at TRW, Inc., Information Systems & Services Division and the Healthcare Services Group of Control Data Corporation. Mr. Sample holds a B.A. degree in Business Administration from Cleveland State University.

   Elizabeth H. Weatherman has served as a member of our Board of Directors since August 2000. She is a Managing Director of E.M. Warburg, Pincus & Co., LLC where she has been a member of the Healthcare Group since 1988. Ms. Weatherman is responsible for Warburg Pincus' medical device investment activities. Ms. Weatherman currently also serves on the Board of Directors of American Medical Systems Holdings, Inc., a public company, as well as Wright Medical Group, Inc., Kyphon Inc., SURx, Inc. and EndiCOR Medical, Inc., all privately-held companies.

   Jack W. Lasersohn has served as a member of our Board of Directors since June 1995. He has been a General Partner of The Vertical Group, L.P., a private venture capital firm, since its formation in 1989 by former principals of F. Eberstadt & Co., Inc. From 1981 to 1989, he was a Vice President and later a Managing Director of the venture capital division of F. Eberstadt & Co., Inc. Mr. Lasersohn also serves as a director of Masimo Corporation and of a number of privately held healthcare companies. He holds a B.S. and an M.A. from Tufts University, and a J.D. from Yale University.

   Timothy T. Weglicki has served as a member of our Board of Directors since June 1995. Since December 1993, he has been principally employed as a Managing Member of ABS Partners, L.P., the General Partner of ABS Capital Partners, L.P., a private equity fund. Prior to that date, he was principally employed as a Managing Director of Alex Brown & Sons Incorporated where he established and headed its Capital Markets Group. Mr. Weglicki is a director of SciQuest, a provider of supply chain solutions for leading research enterprises, and a number of privately held information technology solutions and services companies. Mr. Weglicki holds an M.B.A. from the Wharton Graduate School of Business and a B.A. from The Johns Hopkins University.

Board Meetings and Committees

   Our Board of Directors held a total of nine (9) meetings during fiscal 2000. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and an Executive Compensation Committee.

   The Audit Committee was established in June 1995 and is responsible for reviewing the results and scope of the audit and other services provided by our independent auditors. The Audit Committee currently consists of directors Timothy T. Weglicki, Jack W. Lasersohn and Elizabeth H. Weatherman. The Audit Committee met six (6) times in fiscal 2000.

   The Compensation Committee is responsible for the administration of our 1993 Stock Option Plan, our 1996 Stock Option Plan, our 1996 Director Option Plan and any future option plans that may be established, as well as determining which persons are to be granted options under such plans and the number of shares subject to such options. The Compensation Committee consists of directors Elizabeth H. Weatherman and Timothy T. Weglicki. The Compensation Committee met five (5) times in fiscal 2000.

Director Compensation

   Our directors do not receive any fees for serving as such, nor do any directors receive any fees for serving on any committee of the Board of Directors. Directors are reimbursed by the Company for their out-of-pocket expenses in connection with attending any board or committee meeting. In addition, the directors participate in our 1996 Director Option Plan (the "Director Plan"). The Director Plan provides for the grant of an option to purchase a number of shares of common stock to be determined by the incumbent Board of Directors to each non-employee director, and each such director is automatically granted an option to purchase 4,000 shares of common stock each year, provided he or she is then a non-employee director and he or she has served on the Board of Directors for at least the preceding six months. The fist options and each subsequent option have terms of ten years. One quarter of the shares subject to a first option will vest one year after its date of grant and an additional one-quarter will vest at the end of each year thereafter, provided that the optionee continues to serve as a director. Similarly, one-quarter of the shares subject to a subsequent option will vest one year after the date of grant and an additional one-quarter will vest at the end of each year thereafter, provided that the optionee continues to serve as a director. The exercise price of such options will be 100% of the fair market value per share of the Company's common stock on the date of grant.

Executive Officers

   In addition to Mr. Sample, the following persons are our executive officers:

          Name         Age Position
          ----         --- --------
   Warren J. Cawley...  59 Vice President, Client Services Organization
   John R. Graham.....  54 Vice President, Corporate Alliances
   Stephen E. Hannah..  41 Vice President, Research and Development/Product
                           Management
   Cheryl L. Isen ....  39 Vice President, Corporate Communications/Marketing
   Scott E. Lamb......  38 Senior Director of Finance, Controller

   Warren J. Cawley, Vice President Client Services Organization--Mr. Cawley joined us in 1985 and has also served as Vice President of Direct Sales and Vice President of OEM Sales, prior to assuming his current position of Vice President of Client Services Organization. Mr. Cawley's experience in marketing products to the medical community spans 25 years. He has held sales and management positions, launching successful products in pharmaceutical and laboratory diagnostics with SmithKline Beechman, disposable products with Bergen Brunswig and electronics with Cavitron. Mr. Cawley holds both M.B.A. and B.S. degrees from the University of Southern California.

   John R. Graham, Vice President Corporate Alliances--Mr. Graham joined us in 1989 as the Vice President of Corporate Alliances and has increased OEM Sales almost four fold since then. Prior to joining us, Mr. Graham founded and managed a medical device company that produced innovative VHF telemetry anesthesiology devices. He has also held several management positions with Electronics for Medicine/Honeywell and other electronics firms and medical institutions. Mr. Graham holds a M.S. degree in Bioengineering from Columbia University, New York and a B.S.E.E. degree from Northeastern University, Boston.

   Stephen E. Hannah, Vice President, Research and Development/Product Management--Mr. Hannah joined us in December 1998 as Vice President, Research and Development/Product Management. Prior to joining us, Mr. Hannah led Product Development, Systems Engineering at Sony Trans Com Inc. Prior to Sony, Mr. Hannah developed hardware and software products and managed large development projects at Hughes Aircraft Company. Mr. Hannah holds a B.S. degree in Computer Engineering from the University of Michigan.

   Cheryl L. Isen, Vice President, Corporate Communications/Marketing--Ms. Isen joined us in January 1998 as Senior Director of Corporate Communications and was promoted to Vice President, Corporate Communications/Marketing in January 1999. Prior to joining us, Ms. Isen served as Senior Director of Corporate Communications at PHAMIS, Inc., which merged with IDX Systems in 1997, where she was responsible for company-wide communications. Prior to PHAMIS, Inc., Ms. Isen was Manager of Marketing Communications for the Target Marketing Services division of TRW. Ms. Isen holds a B.A. degree in Journalism and Marketing from San Diego State University.

   Scott E. Lamb, Senior Director of Finance, Controller--Mr. Lamb joined us in July 2000 as Senior Director of Finance and Corporate Controller. Before joining us, Mr. Lamb served as Controller at Iteris, Inc., a start-up company that delivers critical information to motorists. Prior to Iteris, Mr. Lamb was a Division Controller from 1995 to 1999 for Datum Inc., a manufacturer of synchronization equipment for the telecommunications industry, and held various other positions at the company from 1990 to 1995. Mr. Lamb holds a B.A. degree in International Business Finance from California State University Fullerton and a M.B.A. degree in Business Administration from the University of Redlands.

ITEM 11. EXECUTIVE COMPENSATION

   The following table sets forth the compensation earned by (i) the Company's Chief Executive Officer, and (ii) the four most highly compensated other executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to VitalCom during the years ended December 31, 1998, 1999 and 2000:

                           Summary Compensation Table

                                                                         Long-term
                                         Annual                     Compensation Awards
                                      Compensation                ------------------------
                                    ---------------- Other Annual Securities   All Other
                                     Salary   Bonus  Compensation Underlying  Compensation
 Name and Principal Position   Year  ($)(4)  ($)(1)     ($)(2)    Options (#)     $(5)
 ---------------------------   ---- -------- ------- ------------ ----------- ------------
 Frank T. Sample.............  2000 $292,595 $   --       --           --        $1,898
  President, Chief Executive   1999  291,764     --       --           --         2,592
   Officer and Chairman of     1998  294,958  20,000      --           --         2,112
   the Board

 Warren J. Cawley............  2000  144,810     --       --           --         1,241
  Vice President, Client       1999  146,977     --       --         7,500        3,229
   Services                    1998  144,810     --       --         8,500        1,842

 Stephen E. Hannah...........  2000  162,026     --       --        40,000        1,366
  Vice President, R&D/Product  1999  140,512  25,000      --        60,000          275
  Management                   1998      --      --                    --           --

 John R. Graham..............  2000  152,209  11,232      --        30,000        1,278
  Vice President, Corporate    1999  145,651  19,391      --        10,000        2,070
   Alliances                   1998  145,000  18,764      --        12,000        1,325

 Cheryl L. Isen..............  2000  132,458     --       --        30,000        1,132
  Vice President, Corporate    1999  117,240     --       --        15,000          202
  Communications/Marketing(3)  1998  110,410   7,500      --        25,000          245

--------
(1) Represents amounts paid or accrued under our Management Bonus Plan for which senior management is eligible. The amount of a particular employee's bonus varies depending on salary level, position with the Company and the operating results.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of prerequisites and other personal benefits has been omitted in those cases where the aggregate amount of such prerequisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(3) Ms. Isen became an officer of the Company in February 1999.

(4) Amounts include contributions paid by the Company under its 401(k) and Profit Sharing Plan.

(5) Represents premiums paid by the Company on insurance policies for the benefit of the Named Executive Officer.

                             Option Grants in 2000

   The following table sets forth information with respect to stock options granted to each of the Named Executive Officers during the year ended December 31, 2000.

                                        Individual Grants
                   ------------------------------------------------------------
                     Number of     % of Total
                     Securities   Options/SARs
                     Underlying    Granted to
                    Options/SARs  Employees in Exercise or Base
Name               Granted (#)(1)   2000 (%)     Price ($/sh)   Expiration Date
----               -------------- ------------ ---------------- ---------------
Frank T. Sample...        --           --              --                --
John R. Graham....     30,000          8.5%        $1.9375        04/27/2010
Stephen E.
 Hannah...........     40,000         11.3%        $1.9375        04/27/2010
Cheryl L. Isen....     30,000          8.5%        $1.9375        04/27/2010

--------
(1) All of these stock option grants were pursuant to our 1993 Stock Option Plan, as amended, and are subject to the terms of that plan. These options were granted at exercise prices equal to the fair market value of our common stock as determined by our Board of Directors on the date of grant. Unless otherwise indicated, options granted vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to 6.25% of the shares subject to the option quarterly thereafter.

                      Aggregated Option Exercises in 2000
                           and Year-End Option Values

   The following table sets forth information with respect to exercises of stock options during the year ended December 31, 2000 by each of the Named Executive Officers, the number of options held at year end and the aggregate value of the "in-the-money" options held at December 31, 2000.

                           Shares               Number of Securities         Value of Unexercised
                         Acquired on  Value     Underlying Options at    In-The-Money Options at Year-
                          Exercise   Realized       Year-End (#)                      End
          Name               (#)       ($)    Exercisable/Unexercisable Exercisable/Unexercisable(1)($)
          ----           ----------- -------- ------------------------- -------------------------------
Frank T. Sample.........      --        --         536,250/243,750                 $    0/$0
Warren J. Cawley........      --        --          51,910/ 15,207                 $2,925/$0
John R. Graham..........      --        --          62,507/ 50,610                 $2,925/$0
Stephen E. Hannah.......      --        --          25,625/ 74,375                 $    0/$0
Cheryl L. Isen .........      --        --          19,687/ 50,313                 $    0/$0

--------
(1) The closing price of our common stock on December 31, 2000 was $1.25 per share.

Compensation Committee Interlocks

   The Compensation Committee was formed in December 1997 and the members of the Compensation Committee are Ms. Weatherman and Mr. Weglicki. Neither of these individuals was at any time during the year ended December 31, 2000, or at any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 16, 2001 as to (i) each person known by us to own beneficially more than five percent of the outstanding shares of our common stock, (ii) each of our directors, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each stockholder is care of VitalCom Inc, 15222 Del Amo Avenue, Tustin, California 92780.

                                                             Shares
                                                          Beneficially
                                                              Owned
                                                       -----------------
          Name and Address                              Number    Percent
          ----------------                             ---------  -------
   Warburg, Pincus Ventures, L.P.(1).................  3,915,181  44.1%
    466 Lexington Avenue, 10th Floor
    New York, NY 10017
   ABS Capital Partners, L.P.(2).....................    457,062   5.2
    One South Street
    Baltimore, MD 21202
   Frank T. Sample(3)................................    623,971   7.0
   Elizabeth H. Weatherman(4)........................  3,915,181  44.1
   Jack W. Lasersohn (5).............................    274,141   3.1
   Timothy T. Weglicki(6)............................    457,062   5.2
   Warren J. Cawley(7)...............................    122,956   1.4
   John R. Graham(8).................................    215,040   2.4
   Stephen E. Hannah(9)..............................     43,673     *
   Cheryl L. Isen(10)................................     38,914     *
   Scott E. Lamb.....................................        --      *
   All executive officers and
    directors as a Group (9 persons)(11).............  5,690,938  64.1

--------
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of April 2, 2001 are deemed outstanding for computing the percentage of the person holding such option but are not outstanding for purposes of computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

  *  Less than one percent of the outstanding common stock.

 (1) The sole general partner of Warburg, Pincus Ventures, L.P. ("Ventures") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Ventures. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of Ventures as the general partner, and also owns approximately 1.5% of the limited partnership interests in Ventures. Elizabeth H. Weatherman, one of our directors, is a Managing Director and a member of EMW LLC and a general partner of WP. As such, Ms. Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Ventures and WP. See Note 4 below.

 (2) The sole general partner of ABS Capital Partners, L.P. ("ABS Capital") is ABS Partners, L.P. ("ABS Partners"). Timothy T. Weglicki, one of our directors, is a general partner of ABS Partners. See Note 6 below.

 (3) Includes 585,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2001.

 (4) All of the shares indicated as owned by Ms. Weatherman are owned directly by Ventures and are included because of her affiliation with Ventures. Ms. Weatherman disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 1 above.

 (5) Of the shares indicated as owned by Mr. Lasersohn, one of our directors, 9,700 are owned directly by Vertical Life Sciences, L.P., of which Vertical is the sole general partner, and 264,441 are owned directly by Vertical Fund, and all of such shares are included because of Mr. Lasersohn's affiliation with those entities. Because of that affiliation, Mr. Lasersohn may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Vertical Life Sciences, L.P., Vertical Fund and Vertical. Mr. Lasersohn disclaims "beneficial ownership" of these shares within the meaning of Rule l3d-3 under the Exchange Act.

 (6) All of the shares indicated as owned by Mr. Weglicki are owned directly by ABS Capital and are included because of his affiliation with that entity. Because of that affiliation, Mr. Weglicki may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by ABS Capital and ABS Partners. Mr. Weglicki disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 2 above.

 (7) Includes 54,786 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2001.

 (8) Includes 73,882 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2001.

 (9) Includes 39,375 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2001.

(10) Includes 29,689 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2001.

(11) Includes 782,732 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2001 and 3,915,181, 457,062, 264,441 and 9,700 shares owned directly by Ventures, ABS, Vertical Fund and Vertical Life Sciences, L.P., respectively. See notes 4, 5 and 6 above.

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Exchange Act ("Section 16(a)") requires our executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal 2000, all reporting persons complied with all Section 16(a) filing requirements applicable to them.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In October 1997 and renewed in October 2000, the Company entered into an employment agreement with Mr. Sample in connection with his appointment as President and Chief Executive Officer. The agreement provides for a three-year employment term, subject to early termination in the event of the death or disability of Mr. Sample or as otherwise provided therein. The Company may terminate Mr. Sample's employment with or without "Just Cause" (as defined in the employment agreement), but in the event such termination is without "Just Cause", Mr. Sample will be entitled to receive severance pay at his then current salary for a period of twelve months following such termination.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

   (a) The following documents are filed as part of this Form 10-K:

    (1) Our Financial Statements and the related Report of Deloitte and Touche LLP (See Item 8)

    (2) Financial Statement Schedules.

   The following financial statement schedule of VitalCom is filed as part of this report and should be read in conjunction our Financial Statements.

                 Schedule II--Valuation and Qualifying Accounts

                                      Balance
                                        at     Charged to             Balance
                                     Beginning Costs and               End of
Description                          of Period  Expenses  Deductions   Period
-----------                          --------- ---------- ----------  --------
Allowance for Doubtful Accounts and
 Sales Returns:
  December 31, 1998................. $270,213   $ 79,934  $     --    $350,147
  December 31, 1999.................  350,147        --      (4,068)   346,079
  December 31, 2000.................  346,079        --     (97,528)   248,551
Allowance for Excess and Obsolete
 Inventory:
  December 31, 1998 ................ $728,738   $263,640  $(304,651)  $687,727
  December 31, 1999 ................  687,727     32,389    (83,597)   636,519
  December 31, 2000 ................  636,519    265,093   (222,729)   678,883

     All other schedules are omitted because they are inapplicable or because the requested information is shown in our financial statements or in the related notes thereto.

    (3) Exhibits (numbered in accordance with Item 601 of Regulation S-K)

   (b) Reports on Form 8-K:

     Not applicable

   (c) Exhibits

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  3.1    Amended and Restated Certificate of Incorporation of the Registrant,
         as currently in effect.(1)

  3.2 Amended and Restated Bylaws of the Registrant, as currently in effect.(1)

  4.1    Specimen Common Stock Certificate.(1)

  4.2    Form of Voting Agreement among the Registrant, Warburg, Pincus
         Ventures, L.P., ABS Capital Partners, L.P. and Donald W. Judson.(1)

 10.1 Registrant's 1993 Stock Option Plan, as amended, and forms of agreement thereunder.(7)

 10.2    Registrant's 1996 Employee Stock Purchase Plan.(8)

 10.3    Lease dated July 28, 1995 between Catellus Development Corporation as
         Landlord and Registrant as Tenant.(1)

 10.4 Warburg Securities Purchase Agreement dated as of June 1, 1995 by and among the Registrant, Warburg, Pincus Ventures, L.P., ABS Capital
         Partners, L.P., Vertical Fund Associates, L.P., Vertical Partners,
         L.P. and BT Capital Partners, Inc.(1)

 10.5 Form of Indemnification Agreement between the Registrant and its executive officers and directors.(1)

 10.6 Form of Employment Agreement between the Registrant and certain of its executive officers.(1)

 10.7 Form of Employee Severance Agreement with certain of the Registrant executive officers.(1)

 10.8    Registrant's 1996 Director Option Plan.(1)

 10.9    Registrant's 1996 Stock Option Plan and related agreements.(9)

 10.10   Promissory Note Secured by Deed of Trust dated October 17, 1996 of
         David L. Schlotterbeck in favor of the Registrant.(2)

 10.11   Loan Agreement between the Registrant and Silicon Valley Bank dated
         February 26, 1993, as amended through August 6, 1996.(1)

 10.12   Common Stock Purchase Agreement dated July 14, 1998 between the
         Registrant and Irwin & Browning, Inc.(10)

 10.13   Silicon Valley Bank Amendment to Loan Agreement.(6)

 10.14   Second amendment to lease dated August 30, 1999 between Catellus
         Finance 1, L.L.C. as Landlord and Registrant as Tenant.(*)

 10.15 Agreement and Plan of Merger dated as of March 12, 2001 among the Registrant, Data Critical Corporation and Viper Acquisition Corp.(*)

 23.1    Independent Auditors' Consent.(*)

 24.1    Power of Attorney (Included on page F-53 hereof).

--------
 (*) Filed herewith.

 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-00268-LA) in the form in which it was declared effective on February 13, 1997.

 (2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

 (3) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 (4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 (5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 (6) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

 (7) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-47173).

 (8) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-67109).

 (9) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-33901).

(10) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          VitalCom Inc.

                                                  /s/ Frank T. Sample
                                          By: _________________________________
                                                      Frank T. Sample
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank T. Sample as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant on March 29, 2001 in the capacities indicated.

                  Signature                    Title
                  ---------                    -----

           /s/ Frank T. Sample                 Chairman of the Board, President and Chief
 ____________________________________________   Executive Officer (Principal Executive
               Frank T. Sample                  Officer)

            /s/ Scott E. Lamb
 ____________________________________________  Senior Director of Finance, Controller
                Scott E. Lamb                   (Principal Financial and Accounting Officer)

       /s/ Elizabeth H. Weatherman             Director
 ____________________________________________
           Elizabeth H. Weatherman

         /s/ Jack W. Lasersohn                 Director
 ____________________________________________
              Jack W. Lasersohn

        /s/ Timothy T. Weglicki                Director
 ____________________________________________
             Timothy T. Weglicki

                                                                      APPENDIX G

                           DATA CRITICAL CORPORATION
                             1999 STOCK OPTION PLAN

   1. Purposes of the Plan. The purposes of this 1999 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company's business. Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder.

   2. Definitions. As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

     (b) "Affiliate" means an entity other than a Subsidiary (as defined below) in which the Company owns a significant interest, directly or indirectly, as determined in the discretion of the Committee, or which, together with the Company, is under common control of a third person or entity.

     (c) "Applicable Laws" means the legal requirements relating to the administration of stock option plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time; provided, however, that to the extent permitted under such laws, rules, regulations and requirements, the rights of any participant under the Plan shall be determined in accordance with the law of the State of California, without giving effect to principles of conflict of law.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Change of Control" means a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

     (f) "Code" means the Internal Revenue Code of 1986, as amended.

     (g) "Committee" means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with
  Section 4 below.

     (h) "Common Stock" means the Common Stock of the Company.

     (i) "Company" means Data Critical Corporation, a Delaware corporation.

     (j) "Consultant" means any person, including an advisor, who renders services to the Company or any Parent, Subsidiary or Affiliate and is compensated for such services, and any Director of the Company whether compensated for such services or not.

     (k) "Continuous Service" means the absence of any interruption or termination of service as an Employee or Consultant to the Company or a Parent, Subsidiary or Affiliate. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company, its Parent(s), Subsidiaries, Affiliates or their respective successors.

  Unless otherwise determined by the Administrator or the Company, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of Continuous Service Status.

     (l) "Corporate Transaction" means a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

     (m) "Director" means a member of the Board.

     (n) "Employee" means any person (including, if appropriate, any Named Executive, Officer or Director) employed by the Company or any Parent, Subsidiary or Affiliate of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by the Administrator in its discretion, subject to any requirements of the Code. The payment by the Company of a director's fee to a Director shall not be sufficient to constitute "employment" of such Director by the Company.

     (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (p) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

       (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange on the date of determination (or if no trading or bids occurred on the date of determination, on the last trading day prior to the date of determination), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

       (ii) If the Common Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the date of determination (or if no bids occurred on the date of determination, on the last trading day prior to the date of determination); or

       (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

     (q) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

     (r) "Listed Security" means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

     (s) "Named Executive" means any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

     (t) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

     (u) "Officer" means a person who is an officer of the Company within the meaning of Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

     (v) "Option" means a stock option granted pursuant to the Plan.

     (w) "Option Agreement" means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

     (x) "Option Exchange Program" means a program approved by the Administrator whereby outstanding Options are exchanged for Options with a lower exercise price.

     (y) "Optioned Stock" means the Common Stock subject to an Option.

     (z) "Optionee" means an Employee or Consultant who receives an Option.

     (aa) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (bb) "Participant" means any holder of one or more Options, or the Shares issuable or issued upon exercise of such Options, under the Plan.

     (cc) "Plan" means this 1999 Stock Option Plan.

     (dd) "Reporting Person" means an Officer, Director or greater than 10% stockholder of the Company within the meaning of Rule 16a-2 of the Exchange Act, who is required to file reports pursuant to Rule 16a-3 of the Exchange Act.

     (ee) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

     (ff) "Share" means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

     (gg) "Stock Exchange" means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

     (hh) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (ii) "Ten Percent Holder" means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

   3. Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of shares that may be sold under the Plan is 1,750,000 Shares of Common Stock, plus an annual increase on the first day of each of the Company's fiscal years beginning in 2002, 2003, 2004, 2005 and 2006 equal to the lesser of (i) 250,000 Shares, (ii) two percent (2%) of the Shares outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of Shares as is determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

   If an Option expires or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan has been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock that are retained by the Company upon exercise of an Option in order to satisfy the exercise or purchase price for such Option or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan. Notwithstanding any other provision of the Plan, Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right that the Company may have shall not be available for future grant under the Plan.

   4. Administration of the Plan.

     (a) General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by the Applicable Laws, the Board may authorize one or more officers (who may (but need not) be Officers) to grant Options to Employees and Consultants.

     (b) Administration with respect to Reporting Persons. With respect to Options granted to Reporting Persons and Named Executives, the Plan may (but need not) be administered so as to permit grants of

  Options to Reporting Persons to qualify for the exemption set forth in Rule 16b-3 and to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Code, and otherwise so as to satisfy the Applicable Laws.

     (c) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan pursuant to Section 4(b) above, to the extent permitted or required by Rule 16b-3 and Section 162(m) of the Code.

     (d) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

       (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan;

       (ii) to select the Employees and Consultants to whom Options may from time to time be granted;

       (iii) to determine whether and to what extent Options are granted;

       (iv) to determine the number of Shares of Common Stock to be covered by each such Option granted;

       (v) to approve forms of agreement for use under the Plan;

       (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Optioned Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

       (vii) to determine whether and under what circumstances an Option may be settled in cash under Section 10(f) instead of Common Stock;

       (viii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted and to make any other amendments or adjustments to any Option that the Administrator determines, in its discretion and under the authority granted to it under the Plan, to be necessary or advisable, provided however that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

       (ix) to initiate an Option Exchange Program;

       (x) to construe and interpret the terms of the Plan and awards granted under the Plan; and

       (xi) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

     (e) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.

   5. Eligibility.

     (a) Recipients of Grants. Nonstatutory Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided however that Employees of Affiliates shall not be eligible to receive Incentive Stock Options. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted additional Options.

     (b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date of grant of such Option. In the event any Option designated as an Incentive Stock Option fails to meet the requirements set forth in this Plan for an Incentive Stock Option or as required to qualify as an incentive stock option within the meaning of Code Section 422, such Option shall not be void but instead shall be deemed a Nonstatutory Stock Option.

     (c) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

   6. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

   7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided however that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of such Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

   8. Limitation on Grants to Employees. Subject to adjustment as provided in
Section 12 below, the maximum number of Shares which may be subject to Options granted to any one Employee under this Plan for any fiscal year of the Company shall be 1,000,000.

   9. Option Exercise Price and Consideration.

     (a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

       (i) In the case of an Incentive Stock Option

         (A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; and

         (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

       (ii) In the case of a Nonstatutory Stock Option

         (A) granted to a person who, at the time of the grant of such Option, is a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant if such Option is intended to qualify as performance-based compensation under Section 162(m) of the Code; and

         (B) granted prior to the date on which the Common Stock becomes a Listed Security to a person who is at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator; and

         (C) granted prior to the date on which the Common Stock becomes a Listed Security to any person other than a Ten Percent Holder, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant if required by Applicable Law and, if not so required, shall be such price as is determined by the Administrator.

       (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a Corporate Transaction.

       (b) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) delivery of Optionee's promissory note with such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate (subject to provisions of Applicable Law); (4) cancellation of indebtedness; (5) surrender of other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender (or such other period as may be required to avoid a charge to the Company's earnings) or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised; (6) authorization by the Optionee for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised; (7) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect exercise of the Option and prompt delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable withholding taxes; (8) any combination of the foregoing methods of payment; or (9) such other consideration and method of payment for the issuance of Shares to the extent permitted under the Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider whether acceptance of such consideration may be reasonably expected to benefit the Company, and the Administrator may refuse to accept a particular form of consideration at the time of any Option exercise if, in its sole discretion, acceptance of such form of consideration is not in the best interests of the Company at such time.


   10. Exercise of Option.

     (a) Vesting. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan, and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided however that in the absence of such determination, vesting of Options shall be tolled during any such leave.

     (b) Procedure for Exercise. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (c) Rights as a Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
  Section 15 of the Plan.

     (d) Termination of Status as an Employee or Consultant. In the event of termination of an Optionee's Continuous Service Status, such Optionee may, but only within three (3) months (or such other period of time, not less than thirty (30) days, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise the Option to the extent so entitled within the time specified above, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. Unless otherwise determined by the Administrator or the Company, no termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

     (e) Disability of Optionee. Notwithstanding Section 10(b) above, in the event of termination of an Optionee's Continuous Service Status as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), such Optionee may, but only within twelve (12) months (or such other period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise the Option to the extent so entitled within the time specified above, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan.

     (f) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within 30 days following termination of the Optionee's Continuous Service Status, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) by such Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death or, if earlier, the date of termination of the Optionee's Continuous Service Status. To the extent that the Optionee was not entitled to exercise the Option at the date of death or termination, as the case may be, or if the Optionee does not exercise such Option to the extent so entitled within the time specified above, the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan.

     (g) Extension of Exercise Period. The Administrator shall have full power and authority to extend the period of time for which an Option is to remain exercisable following termination of an Optionee's Continuous Service Status from the periods set forth in Sections 10(d), 10(e) and 10(f) above or in the

  Option Agreement to such greater time as the Administrator shall deem appropriate, provided that in no event shall such Option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

     (h) Buy-Out Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time such offer is made.

   11. Taxes.

     (a) As a condition of the exercise of an Option granted under the Plan, the Participant (or in the case of the Participant's death, the person exercising the Option) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of Option and the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

     (b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option.

     (c) This Section 11(c) shall apply only after the date, if any, upon which the Common Stock becomes a Listed Security. In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the "Tax Date").

     (d) At the discretion of the Administrator, a Participant may satisfy his or her tax withholding obligations arising in connection with an Option by one or some combination of the following methods: (i) cash payment; (ii) payroll deduction out of the Optionee's current compensation; or (iii) if permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option by surrendering to the Company Shares that (A) in the case of Shares previously acquired from the Company, have been owned by the Participant for more than six (6) months on the date of surrender, and (B) have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld.

     (e) Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 11(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 11(d) above must be made on or prior to the applicable Tax Date.

     (f) In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

   12. Non-Transferability of Options. Options may not be transferred or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a domestic relations order (as defined by the Code or the rules thereunder); provided that, after the date, if any, upon which the Common Stock becomes a Listed Security, the Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying (i) the manner in which such Nonstatutory Stock Options are transferable and (ii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the holder of Option, only by such holder or a transferee permitted by this Section 12.

   13. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such later date as is determined by the Administrator; provided however that in the case of an Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee's employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

   14. Adjustments Upon Changes in Capitalization, Corporate Transactions and Certain Other Transactions.

     (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of Shares set forth in Sections 3 and 8 above, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock (including any change in the number of Shares of Common Stock effected in connection with a change of domicile of the Company), or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option.

     (b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company that is not a Corporate Transaction, each outstanding Option shall terminate immediately upon the consummation of such dissolution or liquidation, unless otherwise provided by the Administrator.

     (c) Acceleration of Vesting Upon a Change of Control.

       (i) In the event of a Change in Control, the vesting of each outstanding Option shall automatically be accelerated so that fifty percent (50%) of the unvested shares of Common Stock covered by such Option shall be fully vested upon the consummation of the Change in Control; provided, however, that the vesting of such Option shall only be accelerated to the extent that a maximum of fifty percent (50%) of the total unvested shares of Common Stock covered by all options held by Optionee (including options issued pursuant to the Company's 1994 Stock Option Plan and shares of Common Stock issued upon exercise of options that are subject to a Company right of first refusal) are accelerated and become fully vested as a result of the Change in Control.

       (ii) The vesting of each outstanding Option held by an Optionee shall be accelerated completely so that one hundred percent (100%) of the shares of Common Stock covered by such Option are fully vested and exercisable in the event that (A) such Optionee is an Executive Officer (as defined below) immediately prior to the consummation of a Change of Control and (B) within twelve (12) months of the consummation of such Change of Control, such Optionee's employment by the Company is either terminated by the Company other than for Cause (as defined below) or terminated by the Optionee for Good Reason (as defined below).

   For purposes of this Section 14c)(ii), "Executive Officer" means any officer of the Company designated as Vice President or any title senior thereto.

   For purposes of this Section 14c)(ii), "Cause" means fraud, misappropriation or embezzlement on the part of the Optionee which results in material loss, damage or injury to the Company, the Optionee's conviction of a felony involving moral turpitude, or the Optionee's gross neglect of duties.

   For purposes of this Section 14c)(ii), "Good Reason" means a material reduction in compensation or a relocation of the Optionee's principal worksite to a location more than 50 miles from the Optionee's pre-Change of Control worksite or a material reduction in responsibilities or authority as in effect before the Change of Control.

       (iii) The Administrator shall have the authority, in the Administrator's sole discretion, to provide for the automatic acceleration of any outstanding Option upon the occurrence of a Change in Control, but only to the extent that such acceleration does not interfere with any "pooling of interests" accounting treatment used in connection with the Change in Control.

     (d) Corporate Transactions; Change of Control. In the event of a Corporate Transaction, including a Change of Control, the Administrator shall, as to outstanding Options, either (i) provide that such Options shall be assumed by the by the successor corporation or a Parent or Subsidiary of such successor corporation (such entity, the "Successor Corporation") or that the Successor Corporation shall substitute with respect to such Options equivalent options; (ii) provide upon notice to Optionees that all Options, to the extent then exercisable or to be exercisable as a result of the Change of Control, must be exercised on or before a specified date (which date shall be at least five (5) days from the date of the notice), after which the Options shall terminate; or (iii) terminate each Option in its entirety in exchange for a payment of cash, securities and/or other property equal to the excess of the Fair Market Value of the Shares with respect to which the Option is vested and exercisable immediately prior to the consummation of the transaction over the aggregate exercise price thereof. In the event of a Change of Control, all conditions and restrictions with respect to shares of restricted stock shall lapse, except to the extent such conditions and restrictions are assigned to the successor corporation (or its Parent) in connection with the Change of Control.

   For purposes of this Section 14d), an Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each holder of an Option would be entitled to receive upon exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the Option at such time (after giving effect to any adjustments in the number of Shares covered by the Option as provided for in this Section 14; provided however that if the consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the Option to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

     (e) Certain Distributions. In the event of any distribution to the Company's stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option to reflect the effect of such distribution.

   15. Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend, discontinue or terminate the Plan, but no amendment, alteration, suspension, discontinuance or termination (other than an adjustment made pursuant to Section 14 above) shall be made that would materially and adversely affect the rights of any Optionee under any outstanding grant, without his or her consent. Such consent shall be evidenced in writing signed by such Optionee or holder and the Company. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such as degree as required.

   16. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

   As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by Applicable Laws.

   17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   18. Agreements. Options shall be evidenced by Option Agreements in such form(s) as the Administrator shall from time to time approve.

   19. Stockholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

   20. Information and Documents to Optionees and Purchasers. Prior to the date upon which the Common Stock becomes a Listed Security and if required by the Applicable Laws, the Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

                                                                      APPENDIX H

   DATA CRITICAL CORPORATION CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF
                                   DIRECTORS

Purpose

   The purpose of the Audit Committee established by this charter will be to oversee the corporate financial reporting process and the internal and external audits of Data Critical Corporation (the "Company"). The Audit Committee will undertake those specific duties, responsibilities and processes listed below, and such other duties as the Board of Directors (the "Board") from time to time may prescribe. It fulfilling this role, the Audit Committee will ensure that there is effective communication among the Board, management and outside auditors. In this way, it will help the Board fulfill its oversight responsibility to the stockholders and the investment community relating to the Company's financial statements and financial reporting process.

Charter Review

   The Audit Committee will review and reassess the adequacy of this charter at least once a year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's annual meeting of stockholders, but may be conducted at any time the Audit Committee desires to do so. In addition, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), the Audit Committee will cause the Company to publicly file this charter (as then constituted).

Membership

   The Audit Committee will be comprised of at least three members of the Board. The members will be appointed by and serve at the pleasure of the Board. The members of the Audit Committee will not be officers or employees of the Company. Each member of the Audit Committee will be an "independent director," as defined by and to the extent required by the rules of the National Association of Securities Dealers, Inc. ("NASD").

   Each member of the Audit Committee also must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Responsibilities

   The responsibilities of the Audit Committee include:

     1. Recommending outside auditors for approval by the Board and, if necessary, the termination of the outside auditors presently engaged;

     2. Reviewing the plan for the audit and related services at least annually;

     3. Reviewing audit results and annual and interim financial statements and discussing the audited financial statements with both the Company's outside auditors and the Company's management prior to any public filing of those reports;

     4. Reviewing any significant disputes between management and the outside auditors that arise in connection with the preparation of the audited financial statements;

     5. Reviewing major issues regarding accounting principles and practices that could significantly impact the Company's financial statements;

     6. Discussing with the Company's outside auditors the quality of accounting principles applied in the Company's financial statements and the other matters required by SAS 61 (including amendments or supplements), such as management judgments and accounting estimates that affect financial statements, significant new accounting policies and disagreements with management;

     7. Ensuring the receipt of, and reviewing, a formal written statement from the Company's outside auditors delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1;

     8. Reviewing and actively discussing with the Company's outside auditors the auditor's independence, including any disclosed relationship or service that may impact the objectivity and independence of the outside auditor;

     9. Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

     10. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the outside auditors management letters or summaries on such internal accounting controls;

     11. Overseeing the Company's procedures for preparing published annual statements and management commentaries;

     12. Overseeing the effectiveness of the internal audit function;

     13. Overseeing the Company's compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities; and

     14. Ensuring that the Company make any appropriate certifications required by the NASD.

   In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it.

   Finally, the Audit Committee will ensure that the outside auditors understand both (i) their ultimate accountability to the Board and to the Audit Committee, as representatives of the Company's stockholders, and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate in the exercise of their business judgment, replace the Company's outside auditors (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

Meetings

   The Audit Committee will meet separately with the President and Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the Company's outside auditors upon the completion of the annual audit (which meeting may be held without the presence of management), and at such other times as it deems appropriate, to review the outside auditors' examination and management report.

Reports

   The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee also will prepare and sign a report for inclusion in the Company's proxy statement for its annual meeting of stockholders.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

   The Registrant's policy is to enter into indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (viii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

   The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors, may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a)

 Exhibit
 Number                          Description                          Reference
 -------                         -----------                          ---------
   2.1   Agreement and Plan of Merger dated as of March 12, 2001 by and between Data Critical Corporation, Viper Acquisition
         Corp. and VitalCom Inc.                                          (A)
   3.1   Second Amended and Restated Certificate of Incorporation
         of Data Critical Corporation
   3.2   Amended and Restated Bylaws of Data Critical Corporation,
         and amendment dated June 14, 2000
   3.3   Certificate of Designations of Rights, Preferences and
         Privileges of Series A Participating Preferred Stock of
         Data Critical Corporation
   5.1   Opinion of Orrick, Herrington & Sutcliffe LLP regarding
         legality of the securities being issued
   8.1   Form of Opinion of Higham, McConnell & Dunning LLP
         regarding certain federal income tax consequences of the
         merger
   8.2   Form of Opinion of Orrick, Herrington & Sutcliffe LLP
         regarding certain federal income tax consequences of the
         merger
   9.1   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         ABS Capital Partners, L.P.                                       (A)
   9.2   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Warren J. Cawley                                                 (A)
   9.3   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Stephen E. Hannah                                                (A)
   9.4   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Cheryl L. Isen                                                   (A)
   9.5   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Frank T. Sample                                                  (A)
   9.6   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Vertical Fund Associates, L.P.                                   (A)
   9.7   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Vertical Life Sciences, L.P.                                     (A)
   9.8   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and Warburg, Pincus Ventures, L.P.          (A)
   9.9   Voting Agreement, dated March 12, 2001, by and among Data
         Critical Corporation,
         John R. Graham and the Graham Family Trust, John Robert
         Graham and Linda VanHeusen Graham, Trustees
  10.1   Employment Agreement, dated March 12, 2001, between Data
         Critical Corporation and Frank T. Sample                         (A)
  10.2   Employment Agreement, dated March 12, 2001, between Data
         Critical Corporation and Stephen E. Hannah                       (A)
  10.3   Employment Letter Agreement, dated March 7, 2001, between
         Data Critical Corporation and Bradley Harlow                     (C)
  10.4   Second Amendment to Employment Agreement, dated March 11,
         2001, between Data Critical Corporation and Michael E.
         Singer                                                           (C)
  10.5   Amendment No. 1 to Employment Agreement, dated March 6,
         2001, between Data Critical Corporation and Robert A. May        (B)
  21.1   Subsidiaries of Data Critical Corporation                        (B)

 Exhibit
 Number                          Description                           Reference
 -------                         -----------                           ---------
  23.1   Consent of Orrick, Herrington & Sutcliffe LLP (included in
         Exhibits 5.1 and 8.2)
  23.2   Consent of Higham, McConnell & Dunning LLP
  23.3   Consent of Arthur Andersen LLP, independent public
         accountants (regarding Data Critical Corporation's
         financial statements)
  23.4   Consent of Arthur Andersen LLP, independent public
         accountants (regarding Paceart Associates, L.P. financial
         statements)
  23.5   Consent of Deloitte & Touche LLP, Independent Auditors
         (regarding VitalCom Inc.'s financial statements)
  23.6   Consent of U.S. Bancorp Piper Jaffray Inc.
  23.7   Consent of Pinnacle Partners, Inc.
  24.1   Power of Attorney (contained on signature page)
  99.1   Form of Data Critical Corporation proxy card
  99.2   Form of VitalCom Inc. proxy card
  99.3   Consent of Frank T. Sample (to be named a director)
  99.4   Consent of Elizabeth H. Weatherman (to be named a director)

--------
(A) Incorporated by reference to Data Critical Corporation's Current Report on Form 8-K filed March 27, 2001.
(B) Incorporated by reference to Data Critical Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.
(C) Incorporated by reference to Data Critical Corporation's Current Report on Form 8-K filed March 27, 2001.

   (b) FINANCIAL STATEMENT SCHEDULES

   All financial schedules are omitted because they are inapplicable or the requested information is shown in the registrant's consolidated financial statements or in the related notes to the consolidated financial statements.

   (c) REPORT, OPINION OR APPRAISAL.

   None.

ITEM 22. UNDERTAKINGS

   A. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, or the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, state of Washington, on April 13, 2001.

                                          Data Critical Corporation

                                                 /s/ Richard L. Earnest
                                          By: _________________________________
                                                     Richard L. Earnest
                                                Chief Executive Officer and
                                                          Director

                               POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes and appoints Richard L. Earnest and Michael E. Singer, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 13, 2001.

                 Signature                                     Title
                 ---------                                     -----

        /s/ Richard L. Earnest              Chief Executive Officer and Director
___________________________________________  (Principal Executive Officer)
            Richard L. Earnest

         /s/ Michael E. Singer              Executive Vice President, Corporate
___________________________________________  Development, Chief Financial Officer and
             Michael E. Singer               Director (Principal Financial Officer)

          /s/ David E. Albert               Director
___________________________________________
           David E. Albert, M.D.

         /s/ Jeffrey S. Brown               Director
___________________________________________
             Jeffrey S. Brown

        /s/ George M. Middlemas             Director
___________________________________________
            George M. Middlemas

         /s/ John V. Atanasoff              Director
___________________________________________
             John V. Atanasoff

         /s/ David B. Swedlow               Director
___________________________________________
          David B. Swedlow, M.D.

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description                          Reference
 -------                         -----------                          ---------
   2.1   Agreement and Plan of Merger dated as of March 12, 2001 by and between Data Critical Corporation, Viper Acquisition
         Corp. and VitalCom Inc.                                          (A)
   3.1   Second Amended and Restated Certificate of Incorporation
         of Data Critical Corporation
   3.2   Amended and Restated Bylaws of Data Critical Corporation,
         and amendment dated June 14, 2000
   3.3   Certificate of Designations of Rights, Preferences and
         Privileges of Series A Participating Preferred Stock of
         Data Critical Corporation
   5.1   Opinion of Orrick, Herrington & Sutcliffe LLP regarding
         legality of the securities being issued
   8.1   Form of Opinion of Higham, McConnell & Dunning LLP
         regarding certain federal income tax consequences of the
         merger
   8.2   Form of Opinion of Orrick, Herrington & Sutcliffe LLP
         regarding certain federal income tax consequences of the
         merger
   9.1   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         ABS Capital Partners, L.P.                                       (A)
   9.2   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Warren J. Cawley                                                 (A)
   9.3   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Stephen E. Hannah                                                (A)
   9.4   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Cheryl L. Isen                                                   (A)
   9.5   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Frank T. Sample                                                  (A)
   9.6   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Vertical Fund Associates, L.P.                                   (A)
   9.7   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and
         Vertical Life Sciences, L.P.                                     (A)
   9.8   Voting Agreement, dated March 12, 2001, between Data
         Critical Corporation and Warburg, Pincus Ventures, L.P.          (A)
   9.9   Voting Agreement, dated March 12, 2001, by and among Data
         Critical Corporation,
         John R. Graham and the Graham Family Trust, John Robert
         Graham and Linda VanHeusen Graham, Trustees
  10.1   Employment Agreement, dated March 12, 2001, between Data
         Critical Corporation and Frank T. Sample                         (A)
  10.2   Employment Agreement, dated March 12, 2001, between Data
         Critical Corporation and Stephen E. Hannah                       (A)
  10.3   Employment Letter Agreement, dated March 7, 2001, between
         Data Critical Corporation and Bradley Harlow                     (C)
  10.4   Second Amendment to Employment Agreement, dated March 11,
         2001, between Data Critical Corporation and Michael E.
         Singer                                                           (C)
  10.5   Amendment No. 1 to Employment Agreement, dated March 6,
         2001, between Data Critical Corporation and Robert A. May        (B)
  21.1   Subsidiaries of Data Critical Corporation                        (B)
  23.1   Consent of Orrick, Herrington & Sutcliffe LLP (included in
         Exhibits 5.1 and 8.2)

 Exhibit
 Number                          Description                           Reference
 -------                         -----------                           ---------
  23.2   Consent of Higham, McConnell & Dunning LLP
  23.3   Consent of Arthur Andersen LLP, independent public
         accountants (regarding Data Critical Corporation's
         financial statements)
  23.4   Consent of Arthur Andersen LLP, independent public
         accountants (regarding Paceart Associates, L.P. financial
         statement)
  23.5   Consent of Deloitte & Touche LLP, Independent Auditors
         (regarding VitalCom Inc.'s financial statements)
  23.6   Consent of U.S. Bancorp Piper Jaffray Inc.
  23.7   Consent of Pinnacle Partners, Inc.
  24.1   Power of Attorney (contained on signature page)
  99.1   Form of Data Critical Corporation proxy card
  99.2   Form of VitalCom Inc. proxy card
  99.3   Consent of Frank T. Sample (to be named a director)
  99.4   Consent of Elizabeth H. Weatherman (to be named a director)

--------
(A) Incorporated by reference to Data Critical Corporation's Current Report on Form 8-K filed March 27, 2001.
(B) Incorporated by reference to Data Critical Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.
(C) Incorporated by reference to Data Critical Corporation's Current Report on Form 8-K filed March 27, 2001.